As filed with the United States Securities and Exchange Commission on May 12, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AURORA TECHNOLOGY ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1624542
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Aurora Technology Acquisition Corp.

4 Embarcadero Center

Suite 1449

San Francisco, California 94105

(650) 550-0458 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Zachary Wang

3rd Floor, One Capital Place, PO Box 10190

George Town, Grand Cayman, KY1-1002

Cayman Islands

(345) 745-5000 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Ilan Katz, Esq. Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 (212) 768-6700	Mathew J. Saur, Esq. Woolery & Co. PLLC 1 Pier 76 408 12th Ave New York, NY 10018 (212) 287-7377	Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (“Securities Act”), or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Aurora Technology Acquisition Corp. may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY - SUBJECT TO COMPLETION, DATED MAY 12, 2023

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF AURORA TECHNOLOGY ACQUISITION CORP.

PROSPECTUS FOR

52,078,123 SHARES OF CLASS A COMMON STOCK AND 26,670,000 WARRANTS OF

AURORA TECHNOLOGY ACQUISITION CORP.

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED AS DIH HOLDING US INC. IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN)

The board of directors of Aurora Technology Acquisition Corp., a Cayman Islands exempted company (which will migrate to and domesticate as a Delaware corporation (the “Domestication”) prior to the closing (the “Closing”) of the Business Combination ) (“ATAK”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of February 26, 2023 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ATAK, Aurora Technology Merger Sub Corp., a Nevada corporation and a direct, wholly-owned subsidiary of ATAK (“ATAK Merger Sub”), and DIH Holding US, Inc., a Nevada corporation (“DIH”), a copy of which is attached to this proxy statement/prospectus as Annex A. As described in this proxy statement/prospectus, ATAK’s shareholders are being asked to consider and vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New DIH” refers to ATAK after giving effect to the consummation of the Domestication and the Business Combination.

In connection with the Domestication: (i) each of the then issued and outstanding Class B ordinary shares of ATAK, par value $0.0001 per share (each a “Class B Ordinary Share”) will convert automatically, on a one-for-one basis, into a share of Class B common stock, par value $0.0001 per share, of ATAK (after the Domestication) (the “Domesticated Class B Common Stock”); (ii) each of the then issued and outstanding Class A ordinary shares of ATAK, par value $0.0001 per share (each a “Class A Ordinary Share”) will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of ATAK (after the Domestication) (the “New DIH Class A Common Stock”); (iii) each of the then issued and outstanding warrants, each two warrants representing the right to purchase one Class A Ordinary Share will convert automatically into warrants to acquire shares of New DIH Class A Common Stock pursuant to the related warrant agreement (each warrant, a “New DIH Warrant”); (iv) each of the then issued and outstanding rights, each ten rights representing the right to receive one Class A Common Share will convert automatically into rights to receive shares of New DIH Class A Common Stock (each right, a “New DIH Right”); and (v) each of the then issued and outstanding units of ATAK will be canceled and each holder will be entitled to one share of New DIH Class A Common Stock, one New DIH Warrant and one New DIH Right.

Immediately prior to the Business Combination, each of the then issued and outstanding shares of Domesticated Class B Common Stock will convert automatically, on a one-for-one basis, into a share of New DIH Class A Common Stock (the “Sponsor Share Conversion”).

Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain closing conditions set forth therein, at the Closing, ATAK will acquire all of the outstanding equity interests of DIH, and stockholders of DIH will receive $250,000,000 in aggregate consideration (the “Aggregate Base Consideration”) in the form of newly-issued shares of New DIH Class A Common Stock, calculated based on a price of $10.00 per share. In addition to the Aggregate Base Consideration, DIH stockholders may be entitled to receive up to 6,000,000 additional shares of New DIH Class A Common Stock (the “Earnout Shares”), as additional consideration upon satisfaction of the following milestones, during the period beginning on the Closing Date and expiring on the fifth anniversary of the Closing Date (the “Earnout Period”): (i) 1,000,000 Earnout Shares if the VWAP (as defined in the Business Combination Agreement) of New DIH Class A Common Stock is equal to or exceeds $12.00 for any 20 Trading Days (as defined in the Business Combination Agreement) during the Earnout Period; (ii) 1,333,333 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $13.50 for any 20 Trading Days during the Earnout Period; (iii) 1,666,667 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $15.00 for any 20 Trading Days during the Earnout Period; and (v) 2,000,000 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $16.50 for any 20 Trading Days during the Earnout Period.

The Class A Ordinary Shares ATAK Units, ATAK Public Warrants and ATAK Rights are currently listed on the Nasdaq Stock Market, LLC (the “Nasdaq”) under the symbols “ATAK”, “ATAKU”, “ATAKW” and “ATAKR”, respectively. ATAK will apply for listing, to be effective at the time of the Closing of the Business Combination, of New DIH Class A Common Stock and the New DIH Warrants on the Nasdaq under the proposed symbols “DHAI” and “DHAIW”, respectively. It is a condition of the consummation of the Business Combination that ATAK receive confirmation from Nasdaq that the shares of New DIH to be issued in connection with the Business Combination have been listed or approved for listing on Nasdaq, subject only to official notice of issuance thereof, but there can be no assurance such listing condition will be met or that ATAK will obtain such approval from Nasdaq. If such listing condition is not met or if such approval is not obtained, the Business Combination will not be consummated unless the stock exchange approval condition set forth in the Business Combination Agreement is waived by the applicable parties.

The accompanying proxy statement/prospectus provides shareholders of ATAK with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of ATAK. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 44 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated     , 2023, and is first being mailed to ATAK’s shareholders on or about     , 2023.

Aurora Technology Acquisition Corp.

4 Embarcadero Center

Suite 1449

San Francisco, California 94105

Dear Aurora Technology Acquisition Corp. Shareholders:

You are cordially invited to attend an Extraordinary General Meeting of Aurora Technology Acquisition Corp., a Cayman Islands exempted company (“ATAK”), which will be held on     , 2023 at     , Eastern Time, at the offices of Dentons US LLP located at 1221 Avenue of the Americas, New York, New York 10020, and via a virtual meeting at https://www.cstproxy.com/         , or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned (the “Shareholder Meeting”).

On February 26, 2023, ATAK, Aurora Technology Merger Sub Corp., a Nevada corporation and a direct, wholly-owned subsidiary of ATAK (“ATAK Merger Sub”), and DIH Holding US, Inc., a Nevada corporation (“DIH”), entered into a business combination agreement (as it may be amended from time to time, the “Business Combination Agreement”), contemplating several transactions in connection with which ATAK will become the parent company of DIH.

As further described in the accompanying proxy statement/prospectus, prior to the Effective Time of the Merger, ATAK will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the state of Delaware (the “Domestication”) and at the Effective Time and after the Domestication, ATAK Merger Sub will merge with and into DIH with DIH as the surviving company of the Merger and becoming a wholly owned subsidiary of ATAK. In connection with the Merger, ATAK will be renamed as “DIH Holding US, Inc.” We refer to all of the transactions contemplated by the Business Combiantion Agreement as the “Business Combination.”)

As a result, (i) each of the then-issued and outstanding Class A ordinary shares, par value $0.0001 per share of ATAK (the “Class A Ordinary Shares”), will be converted, on a one-for-one basis, into a share of common stock of the post-Domestication Delaware corporation (“New DIH Class A Common Stock”), (ii) each of the then-issued and outstanding Class B ordinary shares, par value $0.0001 per share of ATAK (the “Class B Ordinary Shares”), will be converted, on a one-for-one basis, into a share of Domesticated Class B Common Stock, and (iii) each of the then issued and outstanding warrants, each two warrants representing the right to purchase one Class A Ordinary Share will convert automatically into warrants to acquire shares of New DIH Class A Common Stock at an exercise price of $11.50 on the terms and conditions set forth in the Warrant Agreement, dated as of February 7, 2022, by and between ATAK and Continental Stock Transfer & Trust Company (as amended or amended and restated from time to time).

Concurrently with the Domestication, (i) the governing documents of ATAK will be replaced by governing documents for the Delaware corporation and (ii) ATAK will change its name to “DIH Holding US, Inc.”

At the Shareholder Meeting, ATAK shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby (the “Business Combination”).

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

(a)	On the Closing Date (as such term is defined in the accompanying proxy statement/prospectus), prior to the Effective Time, (A) ATAK will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which ATAK will change its name to “DIH Holding US, Inc.” (“New DIH”) (for further details, see the section titled “Proposal No. 2 - The Domestication Proposal” in the accompanying proxy statement/prospectus); (B) each issued and outstanding Class A Ordinary Share will be converted, on a one-for-one basis, into one share of New DIH Class A Common Stock; (C) each issued and outstanding Class B Ordinary Share will be converted, on a one-for-one basis, into one share of Domesticated Class B Common Stock; (D) each issued and outstanding ATAK Public Warrant, ATAK Private Warrant and ATAK Right will be converted, on a one-for-one basis, into a New DIH Public Warrant, New DIH Private Warrant and New DIH Right, respectively; and (E) the governing documents of ATAK will be replaced by governing documents for the Delaware corporation.

(b)	On the Closing Date, following the Domestication, ATAK will acquire all of the outstanding equity interests of DIH, and stockholders of DIH will receive $250,000,000 in aggregate consideration (the “Aggregate Base Consideration”) in the form of newly-issued shares of New DIH Class A Common Stock, calculated based on a price of $10.00 per share. In addition to the Aggregate Base Consideration, DIH stockholders may be entitled to receive up to 6,000,000 additional shares of New DIH Class A Common Stock (the “Earnout Shares”), as additional consideration upon satisfaction of the following milestones, during the period beginning on the Closing Date and expiring on the fifth anniversary of the Closing Date (the “Earnout Period”): (i) 1,000,000 Earnout Shares if the VWAP (as defined in the Business Combination Agreement) of New DIH Class A Common Stock is equal to or exceeds $12.00 for any 20 Trading Days (as defined in the Business Combination Agreement) during the Earnout Period; (ii) 1,333,333 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $13.50 for any 20 Trading Days during the Earnout Period; (iii) 1,666,667 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $15.00 for any 20 Trading Days during the Earnout Period; and (v) 2,000,000 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $16.50 for any 20 Trading Days during the Earnout Period.

In connection with the execution of the Business Combination Agreement, the Sponsor and certain members and affiliates of the Sponsor (the “Sponsor Parties”) entered into a Sponsor Support Agreement with ATAK and DIH (the “Sponsor Support Agreement”), pursuant to which the Sponsor Parties agreed, among other things, to vote all shares of ATAK common stock beneficially owned by the Sponsor Parties in favor of each of the proposals at a meeting of the stockholders of ATAK related to the Business Combination, and against any proposal that would impede the Business Combination. The Sponsor Support Agreement also provides that the Sponsor Parties will not redeem any shares of ATAK common stock. The Sponsor Parties also agreed not to transfer any shares of ATAK common stock held by them during the period beginning on the date of the Sponsor Support Agreement and ending at the Effective Time (as defined in the Business Combination Agreement).

Additionally, and also in connection with the execution of the Business Combination Agreement, DIH and certain stockholders and affiliates of DIH (the “DIH Parties”) entered into a Stockholder Support Agreement with ATAK and the Sponsor (the “DIH Support Agreement” and together with the Sponsor Support Agreement, the “Support Agreements”), pursuant to which the DIH Parties agreed, among other things, to vote all shares of DIH common stock beneficially owned by the DIH Parties in favor of each of the proposals at a meeting of the stockholders of DIH (the “DIH Meeting”) related to the Business Combination, and against any proposal that would impede the Business Combination. The DIH Parties also agreed not to transfer any shares of DIH common stock held by them during the period beginning on the date of the DIH Support Agreement and ending at the Effective Time (as defined in the Business Combination Agreement).

In addition to the Business Combination Proposal, ATAK shareholders are being asked to consider and vote upon (a) a proposal to approval the Domestication (the “Domestication Proposal”), , (b) a proposal to approve the proposed certificate of incorporate and bylaws of ATAK upon Domestication, attached as Annex B and Annex C, respectively, and each of the amended and restated certificate of incorporation of New DIH upon closing of the Business Combination (the “Domesticated Governance Documents”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex D (the “Proposed Certificate of Incorporation”), and the proposed amended and restated bylaws of New DIH upon the closing of the Business Combination, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E (the “Proposed Bylaws”) (the “Governing Documents Proposal”), (c) on a non-binding advisory basis, proposals related to material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws (the “Advisory Governing Documents Proposals”), (d) a proposal to approve the issuance of shares of New DIH Class A Common Stock in connection with the Business Combination (the “Listing Proposal”), (e) a proposal to approve and adopt the DIH Holding US, Inc. 2023 Stock Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex G (the “Stock Incentive Plan Proposal”) (f) a proposal to elect each of the       directors named in the proxy statement/prospectus to serve on the board of directors of New DIH until their respective successors are duly elected and qualified (the “Director Election Proposal”), and (g) a proposal to adjourn the Shareholder Meeting to a later date or dates to the extent necessary (the “Adjournment Proposal”). The Domesticated Governance Documents shall be effective at the Domestication and the Proposed Certificate of Incorporation and Proposed Bylaws shall be effective at the Business Combination, replacing the Domesticated Governance Documents in their entirety.

The Business Combination proposal, the Domestication Proposal, the Governing Documents Proposal, the Listing Proposal, the Stock Incentive Plan Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) are each conditioned on the approval and adoption of each of the other Condition Precedent Proposals, and the Business Combination will be consummated only if each of the Condition Precedent Proposals is approved by the shareholders. The Advisory Governing Documents Proposals will be presented to the shareholders for a vote only if the Business Combination Proposal is approved. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal asks shareholders to approve an adjournment of the Shareholder Meeting to a later date or dates if necessary to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient ATAK ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or to approve the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Stock Incentive Plan Proposal, or the Director Election Proposal.

In connection with the Business Combination, certain related agreements have been entered into, or will be entered into on or prior to the Closing Date, including the Sponsor Support Letter Agreement, DIH Support Agreements and the Amended and Restated Registration Rights Agreement (as defined in the accompanying proxy statement/prospectus). See the section titled “Proposal No. 1 - The Business Combination Proposal - Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Governing Documents, a holder of ATAK’s Class A Ordinary Shares (such holder, a “Public Shareholder” and such shares, the “Public Shares”) may request that ATAK redeem all or a portion of such Class A Ordinary Shares for cash if the Business Combination is consummated. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company (“Continental”) in order to validly redeem its shares. Public Shareholders may elect to redeem their Class A Ordinary Shares even if they vote “For” the Business Combination Proposal. If the Business Combination is not consummated, the Class A Ordinary Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Class A Ordinary Shares that it holds and timely delivers its shares to Continental, ATAK will redeem such Class A Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the ATAK IPO (as such term is defined in the accompanying proxy statement/prospectus), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of        , 2023, the record date for the Shareholder Meeting, this would have amounted to approximately $       per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Class A Ordinary Shares for cash and will no longer own Class A Ordinary Shares. See “Shareholder Meeting - Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Class A Ordinary Shares for cash. Holders must complete the procedures for electing to redeem their Class A Ordinary Shares in the manner described in the accompanying proxy statement/prospectus prior to 5:00 p.m., Eastern Time, on     , 2023 (two business days before the Shareholder Meeting) in order for their shares to be redeemed.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the outstanding Class A Ordinary Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the outstanding Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

The Sponsor Holders have, pursuant to the Sponsor Support Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the Shareholder Meeting and waive their anti-dilution rights with respect to their Class B Ordinary Shares in connection with the consummation of the Business Combination and the related transactions. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor Holders own approximately 46% of the issued and outstanding ordinary shares.

ATAK is providing the accompanying proxy statement/prospectus and accompanying proxy card to ATAK’s shareholders in connection with the solicitation of proxies to be voted at the Shareholder Meeting and at any postponements or adjournments of the Shareholder Meeting. Information about the Shareholder Meeting, the Business Combination and other related business to be considered by ATAK’s shareholders at the Shareholder Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Shareholder Meeting, all of ATAK’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 44 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of ATAK has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to ATAK’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of ATAK, you should keep in mind that ATAK’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections titled “Proposal No. 1 - The Business Combination Proposal - Interests of Certain Persons in the Business Combination,” “Proposal No. 1 - The Business Combination Proposal - Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Stock Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Your vote is very important. Whether or not you plan to attend the Shareholder Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Shareholder Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Shareholder Meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the Shareholder Meeting. Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals will be presented to the shareholders for a vote only if the Business Combination Proposal is approved.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Shareholder Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Shareholder Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Shareholder Meeting but will otherwise not have any effect on whether the proposals are approved. If you are a shareholder of record and you attend the Shareholder Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR CLASS A ORDINARY SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ATAK’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SHAREHOLDER MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. See “Shareholder Meeting- Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Class A Ordinary Shares for cash.

On behalf of ATAK’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Zachary Wang

Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated    , 2023 and is first being mailed to the shareholders of ATAK on or about    , 2023.

AURORA TECHNOLOGY ACQUISITION CORP.

4 Embarcadero Center

Suite 1449

San Francisco, California 94105

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON     , 2023

To the Shareholders of Aurora Technology Acquisition Corp.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of Aurora Technology Acquisition Corp., a Cayman Islands exempted company (“ATAK”), will be held on     , 2023 at     , Eastern Time, at the offices of Dentons US LLP located at 1221 Avenue of the Americas, New York, New York 10020, and via a virtual meeting at https://www.cstproxy.com/           , or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned (the “Shareholder Meeting”).

You are cordially invited to attend the Shareholder Meeting to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:

1.	Proposal No. 1 - The Business Combination Proposal - RESOLVED, as an ordinary resolution, that ATAK’s entry into the Business Combination Agreement, dated as of February 26, 2023 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ATAK, Aurora Technology Merger Sub Corp., a Nevada corporation and a direct, wholly-owned subsidiary of ATAK (“ATAK Merger Sub”), and DIH Holding US, Inc., a Nevada corporation (“DIH”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of ATAK as an exempted company in the Cayman Islands and the transfer by way of continuation and domestication of ATAK as a corporation in the State of Delaware Merger Sub will be merged with and into DIH, with DIH being the surviving entity and continuing as a direct, wholly-owned subsidiary of ATAK, and the transactions contemplated thereby (collectively, the “Business Combination”), be approved, ratified and confirmed in all respects.

2.	Proposal No. 2 – The Domestication Proposal – RESOLVED, as a special resolution, that ATAK be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, ATAK be continued and domesticated as a corporation under the laws of the State of Delaware and, conditional upon, and with effect from, the registration of ATAK as a corporation in the State of Delaware, the name of ATAK be changed from “Aurora Technology Acquisition Corp.” to “DIH Holding US, Inc.”

3.	Proposal No. 3 – The Governing Documents Proposal – RESOLVED, as a special resolution, that the amended and restated memorandum and articles of association of ATAK currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the certificate of incorporation and bylaws (attached as Annex B and Annex C, respectively), and the proposed new amended and restated certificate of incorporation and proposed new bylaws (copies of each of which are attached to the proxy statement/prospectus as Annex D and Annex E, respectively), including, without limitation, the authorization of the change in authorized share capital as indicated therein and the change of name to “DIH Holding US, Inc.” The Domesticated Governance Documents shall be effective at the Domestication and the Proposed Certificate of Incorporation and Proposed Bylaws shall be effective at the Business Combination, replacing the Domesticated Governance Documents in their entirety.

4.	Proposal No. 4 - The Advisory Governing Documents Proposals

●	Advisory Governing Documents Proposal 4A - RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the New DIH Board to issue any or all shares of New DIH Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New DIH Board and as may be permitted by the Delaware General Corporation Law.

●	Advisory Governing Documents Proposal 4B - RESOLVED, as an ordinary resolution, on an advisory non-binding basis, to adopt Delaware as the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless New DIH consents in writing to the selection of an alternative forum.

●	Advisory Governing Documents Proposal 4C - RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that any action required or permitted to be taken by the shareholders of New DIH must be effected at a duly called annual or special meeting of shareholders of New DIH and may not be effected by any consent in writing by such shareholders.

●	Advisory Governing Documents Proposal 4D - RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that, subject to the rights of holders of preferred stock of New DIH, any director or the entire New DIH Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of New DIH entitled to vote in the election of directors, voting together as a single class.

●	Advisory Governing Documents Proposal 4E - RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the amendment provisions in the Proposed Certificate of Incorporation and Proposed Bylaws, which set forth the voting standards by which shareholders of New DIH may approve certain amendments to the Proposed Certificate of Incorporation and Proposed Bylaws, respectively.

●	Advisory Governing Documents Proposal 4F - RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the Proposed Certificate of Incorporation provide for a classified board of directors.

●	Advisory Governing Documents Proposal 4G - RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the removal of provisions in ATAK’s existing amended and restated memorandum and articles of association related to its status as a blank check company that will no longer apply upon the consummation of the Business Combination.

5.	Proposal No. 5 - The Listing Proposal - RESOLVED, as an ordinary resolution, the issuance of shares of New DIH Class A Common Stock in connection with the Business Combination (as such terms are defined in the proxy statement/prospectus) be approved.

6.	Proposal No. 6 – The Stock Incentive Plan Proposal - RESOLVED, as an ordinary resolution, that ATAK’s adoption of the DIH Holding US, Inc. Stock Incentive Plan be approved, ratified and confirmed in all respects.

7.	Proposal No. 7 - The Director Election Proposal - RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the New DIH board of directors upon the consummation of the Business Combination to serve initial terms as provided in the proposed new certificate of incorporation.

Name of Director	Class of Directorship

8.	Proposal No. 8 - The Adjournment Proposal - RESOLVED, as an ordinary resolution, that the adjournment of the Shareholder Meeting to a later date or dates if necessary, to permit further solicitation and votes of proxies if, based upon the tabulated votes at the time of the Shareholder Meeting, there are insufficient ATAK ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or to approve the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Stock Incentive Plan Proposal or the Director Election Proposal be approved, ratified and confirmed in all respects.

Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Listing Proposal, the Stock Incentive Plan Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals will be presented to the shareholders for a vote only if the Business Combination Proposal is approved.

The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. You are urged to read carefully and in its entirety the accompanying proxy statement/prospectus, including the Annexes thereto and accompanying financial statements of ATAK and DIH.

The record date for the Shareholder Meeting for ATAK shareholders is          , 2023. Only ATAK shareholders at the close of business on that date may vote at the Shareholder Meeting or any postponement or adjournment thereof. ATAK shareholders are entitled to one vote at the Shareholder Meeting for each ATAK Ordinary Share held of record as of the record date.

ATAK is providing the accompanying proxy statement/prospectus and accompanying proxy card to ATAK’s shareholders in connection with the solicitation of proxies to be voted at the Shareholder Meeting and at any postponements or adjournments of the Shareholder Meeting. Information about the Shareholder Meeting, the Business Combination and other related business to be considered by ATAK’s shareholders at the Shareholder Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Shareholder Meeting, all of ATAK’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the sections titled “Risk Factors” beginning on page 44 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of ATAK has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to ATAK’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of ATAK, you should keep in mind that ATAK’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Proposal No. 1 - The Business Combination Proposal - Interests of Certain Persons in the Business Combination,” “Proposal No. 1 - The Business Combination Proposal - Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a holder of ATAK’s Class A Ordinary Shares (such holder, a “Public Shareholder” and such shares, the “Public Shares”) may request that ATAK redeem all or a portion of such Class A Ordinary Shares for cash if the Business Combination is consummated. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company (“Continental”) in order to validly redeem its shares. Public Shareholders may elect to redeem their Class A Ordinary Shares even if they vote “For” the Business Combination Proposal. If the Business Combination is not consummated, the Class A Ordinary Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Class A Ordinary Shares that it holds and timely delivers its shares to Continental, ATAK will redeem such Class A Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the ATAK IPO (as such term is defined in the accompanying proxy statement/prospectus), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of       , 2023, the record date for the Shareholder Meeting, this would have amounted to approximately $      per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Class A Ordinary Shares for cash and will no longer own Class A Ordinary Shares. See “Shareholder Meeting - Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Class A Ordinary Shares for cash. Holders must complete the procedures for electing to redeem their Class A Ordinary Shares in the manner described in the accompanying proxy statement/prospectus prior to 5:00 p.m., Eastern Time, on     , 2023 (two business days before the Shareholder Meeting) in order for their shares to be redeemed.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the outstanding Class A Ordinary Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the outstanding Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

The Sponsor Holders have, pursuant to the Sponsor Support Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the Shareholder Meeting and waive their anti-dilution rights with respect to their Class B Ordinary Shares in connection with the consummation of the Business Combination and the related transactions. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor Holders own approximately 46% of the issued and outstanding ordinary shares.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.

The approval of each of the Domestication Proposal and the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Stock Incentive Plan Proposal the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. The Advisory Governing Documents Proposals are voted upon on a non-binding advisory basis only. Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Your vote is very important. Whether or not you plan to attend the Shareholder Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Shareholder Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Shareholder Meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Shareholder Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Shareholder Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Shareholder Meeting but will otherwise not have any effect on whether the proposals are approved.

Your attention is directed to the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Okapi Partners LLC (“Okapi”), our proxy solicitor, by calling (855) 208-8903 (toll free), or banks and brokers can call (212) 297-0720, or by emailing info@okapipartners.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Aurora Technology Acquisition Corp.,

Zachary Wang

Chairman of the Board of Directors

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by ATAK (File No. 333-   ), constitutes a prospectus of ATAK under Section 5 of the Securities Act of 1933, as amended, with respect to certain securities of ATAK to be issued in connection with the Business Combination described below. This document also constitutes a notice of meeting and a proxy statement of ATAK under Section 14(a) of the Securities Exchange Act of 1934, as amended, for the Shareholder Meeting of ATAK to be held in connection with the Business Combination and related matters and at which ATAK shareholders will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the Business Combination and the Domestication, among other matters.

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning ATAK, without charge, by written request to Aurora Technology Acquisition Corp., 4 Embarcadero Center, Suite 1449, San Francisco, California 94105; or Okapi Partners LLC (“Okapi”), our proxy solicitor, by calling (855) 208-8903 (toll free), or banks and brokers can call (212) 297-0720, or by emailing info@okapipartners.com, or from the SEC through the SEC website at https://www.sec.gov.

In order for ATAK’s shareholders to receive timely delivery of the documents in advance of the Shareholder Meeting to be held on    , 2023, you must request the information no later than    , 2023 (five business days prior to the date of the Shareholder Meeting).

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “ATAK” refer to Aurora Technology Acquisition Corp. The terms “New DIH,” “Company”, “combined company” and “post-Business Combination company” refer to DIH Holding US, Inc. and its subsidiaries following the consummation of the Business Combination.

In this proxy statement/prospectus, references to:

“Adjournment Proposal” means the proposal as an ordinary resolution, to approve the adjournment of the Shareholder Meeting to a later date or dates if necessary to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient ATAK Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or to approve Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Stock Incentive Plan Proposal, or the Director Election Proposal.

“Advisory Governing Documents Proposals” mean the proposals as ordinary resolutions and on a non-binding advisory basis, to approve certain material differences between the Existing Governing Documents and the Proposed Governing Documents.

“Articles of Association” means the amended and restated memorandum and articles of association of ATAK.

“ATAK” means Aurora Technology Acquisition Corp., a Cayman Islands exempted company, prior to the consummation of the Domestication.

“ATAK Board” means ATAK’s board of directors.

“ATAK Initial Shareholder” means the Sponsor.

“ATAK IPO” means ATAK’s initial public offering of its units, ordinary shares, warrants and rights pursuant to its registration statement on Form S-1 declared effective by the SEC on February 7, 2022 (SEC File No. 333-261753).

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“ATAK Merger Sub” means Aurora Technology Merger Sub Corp., a Nevada corporation.

“ATAK Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares.

“ATAK Parties” means ATAK, ATAC Sponsor and ATAK Merger Sub.

“ATAK Private Placement Warrants” means the 6,470,000 warrants held by the Sponsor that were issued in a private placement at the time of the ATAK IPO, each two ATAK Private Placement Warrants being exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share.

“ATAK Public Units” means the units issued in the ATAK IPO, consisting of one Class A Ordinary Share, one ATAK Public Warrant and one ATAK Right.

“ATAK Public Warrants” means warrants to acquire Class A Ordinary Shares, issued as part of units in the ATAK IPO, each two ATAK Public Warrants being exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share.

“ATAK Rights” means rights to acquire one-tenth of one Class A Ordinary Share, issued as part of units in the ATAK IPO.

“ATAK Warrant Agreement” means that certain warrant agreement, dated as of February 7, 2022, by and between ATAK and Continental (as amended or amended and restated from time to time).

“ATAK Warrants” means the ATAK Private Placement Warrants and the ATAK Public Warrants.

“Available Closing Acquiror Cash” means the aggregate cash proceeds from ATAK’s Trust Account after deducting any amounts paid to Public Shareholders that exercise their redemption rights in connection with the Business Combination.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the business combination agreement, dated as of February 26, 2023 by and among ATAK, ATAK Merger Sub and DIH, as it may be amended and supplemented from time to time. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

“Business Combination Proposal” means the proposal as an ordinary resolution, that the Business Combination Agreement, and the consummation of the transactions contemplated thereby be approved, ratified and confirmed in all respects.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

“Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of ATAK.

“Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of ATAK.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Listing Proposal, the Stock Incentive Plan Proposal, and the Director Election Proposal, each of which is conditioned on the approval and adoption of each of the others.

“Continental” means Continental Stock Transfer & Trust Company.

“DGCL” means the Delaware General Corporation Law, as amended.

“DIH” means DIH Holding US, Inc., a Nevada corporation.

“DIH Board” means the board of directors of DIH.

“DIH Common Stock” means the common stock of DIH, par value $0.00001 per share.

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“Director Election Proposal” means the proposal as an ordinary resolution to elect                 (          ) directors, effective upon the Closing, to serve staggered 3-year terms on the New DIH Board as set forth in the Proposed Certificate of Incorporation, and until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

“Domesticated Bylaws” means the proposed bylaws of New DIH, to be effective upon the Domestication, a form of which is attached to this proxy statement/prospectus as Annex C.

“Domesticated Certificate of Incorporation” means the proposed certificate of incorporation of New DIH, to be effective upon the Domestication, a form of which is attached to this proxy statement/prospectus as Annex B.

“Domesticated Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Company.

“Domesticated Governance Documents” means the Domesticated Certificate of Incorporation and the Domesticated Bylaws.

“Domesticated Right” means rights to acquire one-tenth of one share of New DIH Class A Common Stock following the Domestication on the same contractual terms and conditions as the ATAK Rights.

“Domesticated Unit” means the units of the Company following the Domestication, with each such unit representing one share of New DIH Class A Common Stock, one New DIH Public Warrant and one Domesticated Right.

“Domestication” means the transfer by way of continuation and deregistration of ATAK as an exempted company incorporated in the Cayman Islands and the continuation and domestication of ATAK as a corporation incorporated in the State of Delaware.

“Domestication Proposal” means the proposal as a special resolution, that the Domestication be approved, ratified and confirmed in all respects.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Effective Time” means the time at which the Merger becomes effective.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Governing Documents” means the Articles of Association.

“Founder Shares” means the aggregate 5,050,000 Class B Ordinary Shares that are currently owned by the ATAC Sponsor, and the shares of New DIH Class A Common Stock that will be issued upon the automatic conversion at the time of the Business Combination as described herein.

“GAAP” means U.S. generally accepted accounting principles.

“Governing Documents Proposal” means the proposal as a special resolution, that upon the Domestication, the Existing Governing Documents be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Listing Proposal” means the proposal as an ordinary resolution to approve the issuance of more than 20% of our issued and outstanding common stock in connection with the Business Combination.

“Merger” means following the Domestication, the merger of ATAK Merger Sub with and into DIH, with DIH being the surviving entity and continuing as a direct, wholly-owned subsidiary of ATAK.

“Nasdaq” means The Nasdaq Stock Market LLC.

“New DIH” or “Company” means DIH Holding US, Inc. (f.k.a. Aurora Technology Acquisition Corp.) after the Domestication.

“New DIH Board” means the board of directors of New DIH.

“New DIH Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of ATAK (after the Domestication).

“New DIH Private Placement Warrants” means warrants representing the right to purchase shares of New DIH Class A Common Stock following the Domestication on the same contractual terms and conditions as the ATAK Private Placement Warrants.

“New DIH Public Warrants” means the warrants representing the right to purchase shares of New DIH Class A Common Stock following the Domestication on the same contractual terms and conditions as the ATAK Public Warrants.

“New DIH Warrants” means the New DIH Private Placement Warrants and the New DIH Public Warrants.

“Okapi” means Okapi Partners LLC, ATAK’s proxy solicitor.

“Proposed Bylaws” means the proposed amended and restated bylaws of New DIH, to be effective upon the Merger, a form of which is attached to this proxy statement/prospectus as Annex E.

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“Proposed Certificate of Incorporation” means the proposed amended and restated certificate of incorporation of New DIH to be effective upon the Merger, a form of which is attached to this proxy statement/prospectus as Annex D.

“Proposed Governing Documents” means the Proposed Certificate of Incorporation and the Proposed Bylaws.

“Public Shareholders” means the holders of Class A Ordinary Shares that were sold in the ATAK IPO (whether they were purchased in the ATAK IPO or thereafter in the open market).

“Record Date” means    , 2023.

“Redemption” means the redemption of Class A Ordinary Shares for the Redemption Price.

“Redemption Deadline” means 5:00 p.m., Eastern Time, on    , 2023 (two business days before the Shareholder Meeting).

“Redemption Price” means the per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to ATAK to pay ATAK’s taxes, divided by the number of then outstanding Class A Ordinary Shares.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Meeting” means the Shareholder Meeting of ATAK at     a.m., Eastern Time, on    , 2023, at the offices of Dentons US LLP located at 1221 Avenue of the Americas, New York, New York 10020, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

“Sponsor” means ATAC Sponsor LLC, a Delaware limited liability company.

“Stock Incentive Plan” means the DIH Holding US, Inc. Equity Incentive Plan, a form of which is attached hereto as Annex H.

“Stock Incentive Plan Proposal” means the proposal as an ordinary resolution to approve and adopt the Stock Incentive Plan.

“Transfer Agent” means Continental.

“Trust Account” means the trust account established at the consummation of the ATAK IPO that holds the proceeds of the ATAK IPO and is maintained by Continental, acting as trustee.

TRADEMARKS

This proxy statement/prospectus includes references to the trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. ATAK does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

MARKET AND INDUSTRY INFORMATION

Information contained in this proxy statement/prospectus concerning the market and the industry in which DIH or ATAK compete, including their market positions, general expectations of market opportunities and market sizes, are based on information from various third-party sources, publicly available information, various industry publications, internal data and estimates, and assumptions made by DIH or ATAK as the case may be based on such sources and DIH’s or ATAK’s knowledge of their respective markets. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which DIH or ATAK operate and DIH’s or ATAK’s management’s understanding of their respective industry conditions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such sources have been obtained from sources believed to be reliable. Although we believe that such information is reliable, there can be no assurance as to the accuracy or completeness of such information. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. We have not independently verified any third-party information and each publication speaks as of its original publication date (and not as of the date of this proxy statement/prospectus). In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. The industry in which DIH operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement/prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding ATAK’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement/prospectus in relation to DIH has been provided by DIH and DIH’s management team, and forward-looking statements include statements relating to the expectations of DIH’s management team’s beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

●	ATAK’s ability to complete the Business Combination, or, if ATAK does not consummate the Business Combination, any other initial business combination;
●	ATAK’s ability to obtain financing to complete the Business Combination;
●	the expected benefits of the Business Combination;
●	New DIH’s expansion plans and opportunities; and
●	New DIH’s future financial and operating performance after the Business Combination.
●	the occurrence of any event, change or other circumstance that could delay, impede or prevent the Business Combination or give rise to the termination of the Business Combination Agreement;
●	the occurrence of any event that would impact DIH’s ability to rely on its key product lines;
●	any global, regional or local economic weakness that could affect DIH’s demand for products;
●	war, geopolitical factors and foreign exchange fluctuations;
●	the availability of sufficient funds for future operating needs;
●	the growth of the market for robotics and VR-enabled smart rehabilitation systems;
●	the safety of our products;
●	the training of the users of our products;
●	consumer satisfaction;
●	the continued availability of our sole-source providers;
●	the success of our collaboration agreements or other similar transactions;
●	our ability to successfully integrate product lines;
●	any difficulty managing growth
●	any inability to obtain the requisite regulatory approvals we need in each jurisdiction in which we operate;
●	any adverse medical device reporting that could result in enforcement actions;
●	compliance with US and international data privacy laws;
●	failure to obtain the requisite regulatory approvals; and
●	our ability to obtain and maintain protection for the intellectual property relating to or incorporated into our products.
●	other risks and uncertainties discussed elsewhere in this proxy statement/prospectus, including in the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Before a shareholder grants its proxy or instructs how its votes should be cast or vote on the proposals set forth in this proxy statement/prospectus, it should be aware that the occurrence of the events described in the section titled “Risk Factors” and elsewhere in this proxy statement/prospectus may adversely affect ATAK or DIH.

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Shareholder Meeting, including the Business Combination Proposal, you should read this entire document carefully and in its entirety, including the Annexes and accompanying financial statements of ATAK and DIH. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is attached hereto as Annex A and is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Proposal - The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Parties to the Business Combination

ATAK

ATAK is a blank check company incorporated as a Cayman Islands exempted company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Our Class A Ordinary Shares, ATAK Units, ATAK Public Warrants and ATAK Rights are currently listed and traded on the Nasdaq under the symbols “ATAK”, “ATAKU”, “ATAKW” and “ATAKR”, respectively. In connection with the Domestication, the units will automatically separate into their component securities and, as a result, will no longer trade as an independent security. Upon the Domestication, we will become a Delaware corporation, and upon the consummation of the Business Combination, our name will change from “Aurora Technology Acquisition Corp.” to “DIH Holding US, Inc.”. We intend to list the New DIH Class A Common Stock and New DIH Public Warrants on Nasdaq under the symbols “DHAI” and “DHAIW”, respectively.

Our executive offices are located at 4 Embarcadero Center Suite 1449, San Francisco, California 94105.

Merger Sub

ATAK, Aurora Technology Merger Sub Corp. is a Nevada corporation and a direct, wholly-owned subsidiary of ATAK formed on February 17, 2023. In connection with the Business Combination, Merger Sub will merge with and into DIH, with DIH continuing as the surviving company. Merger Sub’s principal executive offices are located at 4 Embarcadero Center Suite 1449, San Francisco, California 94105.

DIH

DIH Holding US, Inc., a Nevada corporation, is a global solution provider in blending innovative robotic and virtual reality (“VR”) technologies with clinical integration and insights. Built through the mergers of global-leading niche technologies providers including HOCOMA, a Switzerland-based global leader in robotics for rehabilitation, and MOTEK, a Netherlands-based global leader in sophisticated VR-enabled movement platform powered by real-time integration. DIH is positioning itself as a transformative total smart solutions provider and consolidator in a largely fragmented and manual-labor-driven industry.

DIH’s principal executive offices are located at 77 Accord Park Drive; Suite D-1, Norwell, MA 02061.

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Summary of the Business Combination Agreement

Upon the terms and subject to the conditions of the Business Combination Agreement, in accordance with the DGCL, and other applicable laws, Merger Sub will be merged with and into DIH, with DIH being the surviving entity and continuing as a direct, wholly-owned subsidiary of ATAK.

Consideration Received under the Business Combination Agreement

Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain closing conditions set forth therein, at the Closing, ATAK will acquire all of the outstanding equity interests of DIH, and stockholders of DIH will receive $250,000,000 in aggregate consideration (the “Aggregate Base Consideration”) in the form of newly-issued shares of New DIH Class A Common Stock, calculated based on a price of $10.00 per share.

In addition to the Aggregate Base Consideration, DIH stockholders may be entitled to receive up to 6,000,000 additional shares of New DIH Class A Common Stock (the “Earnout Shares”), as additional consideration upon satisfaction of the following milestones, during the period beginning on the Closing Date and expiring on the fifth anniversary of the Closing Date (the “Earnout Period”): (i) 1,000,000 Earnout Shares if the VWAP (as defined in the Business Combination Agreement) of New DIH Class A Common Stock is equal to or exceeds $12.00 for any 20 Trading Days (as defined in the Business Combination Agreement) during the Earnout Period; (ii) 1,333,333 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $13.50 for any 20 Trading Days during the Earnout Period; (iii) 1,666,667 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $15.00 for any 20 Trading Days during the Earnout Period; and (v) 2,000,000 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $16.50 for any 20 Trading Days during the Earnout Period.

For additional information regarding the consideration payable under the Business Combination Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Consideration to be Received in the Business Combination.”

Organizational Structure

Pursuant to the terms of the Business Combination Agreement and subject to receipt of shareholder approval, prior to the Effective Time, ATAK change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation under the laws of the state of Delaware. At the Effective Time of the Business Combination, Merger Sub, a wholly owned subsidiary of ATAK, will merge with and into DIH with DIH as the surviving corporation of the Business Combination, making DIH a wholly-owned subsidiary of ATAK. Upon the Effective Time, ATAK will be renamed to DIH Holding US, Inc., a Delaware corporation, which we refer to herein as New DIH. Upon completion of the Business Combination, DIH’s subsidiaries will remain as direct wholly-owned subsidiaries of DIH and will become indirect subsidiaries of New DIH.

Conditions to Completion of the Business Combination Agreement

The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others:

●	required shareholder approvals of ATAK and DIH;
●	the absence of laws or governmental orders prohibiting the Domestication or the Business Combination;
●	effectiveness of the registration statement of which this proxy statement/prospectus is a part;
●	the listing or approval for listing on Nasdaq of the New DIH Class A Common Stock;
●	the completion of the Domestication;
●	the accuracy of the representations and warranties of DIH and ATAK as of the date of the Business Combination Agreement and as of the Closing (subject to customary materiality qualifiers);
●	each of the covenants and agreements of DIH and ATAK to be performed or complied with under the Business Combination Agreement prior to the Closing have been performed or complied with in all material respects;
●	no Company Material Adverse Effect (as such time is defined in this proxy statement/prospectus) on the part of DIH, or SPAC Material Adverse Effect (as such term is defined in this proxy statement/prospectus) on the part of ATAK occurring after the date of the Business Combination Agreement and continuing at the Effective Time; and
●	other customary de-SPAC deal conditions including the execution and exchange of certain closing documents.

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For additional information regarding the conditions to the completion of the Business Combination Agreement, see the section in this proxy statement entitled “The Business Combination Proposal – Conditions to the Closing of the Business Combination.”

Effect of the Domestication on Existing ATAK Equity in the Business Combination

The Domestication will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:

●	each issued and outstanding Class A Ordinary Share will be converted, on a one-for-one basis, into one share of New DIH Class A Common Stock;
●	each issued and outstanding Class B Ordinary Share will be converted, on a one-for-one basis, into one share of Domesticated Class B Common Stock;
●	each issued and outstanding ATAK Public Warrant, ATAK Private Warrant and ATAK Right will be converted, on a one-for-one basis, into a New DIH Public Warrant, New DIH Private Warrant and New DIH Right, respectively;
●	each ATAK Unit will be converted, on a one-for-one basis, into one Domesticated Unit; and
●

the governing documents of ATAK will be replaced by the Proposed Certificate of Incorporation and Proposed Bylaws, as described in this proxy statement/prospectus, and ATAK’s name will change to DIH Holding US, Inc.

Related Agreements

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and certain members and affiliates of the Sponsor (the “Sponsor Parties”) entered into a Sponsor Support Agreement with ATAK and DIH (the “Sponsor Support Agreement”), pursuant to which the Sponsor Parties agreed, among other things, to vote all shares of ATAK common stock beneficially owned by the Sponsor Parties in favor of each of the proposals at a meeting of the stockholders of ATAK related to the Business Combination, and against any proposal that would impede the Business Combination. The Sponsor Support Agreement also provides that the Sponsor Parties will not redeem any shares of ATAK common stock. The Sponsor Parties also agreed not to transfer any shares of ATAK common stock held by them during the period beginning on the date of the Sponsor Support Agreement and ending at the Effective Time (as defined in the Business Combination Agreement).

DIH Stockholder Support Agreement

In connection with the execution of the Business Combination Agreement, DIH and certain stockholders and affiliates of DIH (the “DIH Parties”) entered into a Stockholder Support Agreement with ATAK and the Sponsor (the “DIH Support Agreement” and together with the Sponsor Support Agreement, the “Support Agreements”), pursuant to which the DIH Parties agreed, among other things, to vote all shares of DIH common stock beneficially owned by the DIH Parties in favor of each of the proposals at a meeting of the stockholders of DIH (the “DIH Meeting”) related to the Business Combination, and against any proposal that would impede the Business Combination. The DIH Parties also agreed not to transfer any shares of DIH common stock held by them during the period beginning on the date of the DIH Support Agreement and ending at the Effective Time (as defined in the Business Combination Agreement).

Equity Ownership Upon Closing

The following table summarizes the pro forma ownership of New DIH Class A Common Stock following the Business Combination under the no redemptions, 50% redemptions and maximum redemptions scenarios:

	Assuming No Redemptions (1)		Assuming 50% Redemptions (2)		Assuming Maximum Redemptions (3)
	Shares	%	Shares	%	Shares	%
Existing DIH equity holders (4)	25,700,000	66%	25,700,000	71%	25,700,000	78%
ATAK public shareholders (5)	7,690,123	20%	4,855,062	13%	2,020,000	6%
ATAK founder shareholders	5,050,000	13%	5,050,000	14%	5,050,000	15%
ATAK representative	303,000	1%	303,000	1%	303,000	1%
Total shares at close (6)	38,743,123	100%	35,908,062	100%	33,073,000	100%

(1)	Assumes no Class A Ordinary Shares are redeemed by Public Shareholders (after giving effect to the Extension Amendment Redemptions).

(2)	Assumes that approximately 2,835,062 Class A Ordinary Shares outstanding are redeemed for an aggregate payment of approximately $28.8 million (based on the estimated per share redemption price of approximately $10.15 per share) from the Trust Account.

(3)	Assumes that approximately 5,670,123 Class A Ordinary Shares outstanding are redeemed for an aggregate payment of approximately $57.6 million (based on the estimated per share redemption price of approximately $10.15 per share) from the Trust Account.

(4)	Excludes 6,000,000 shares of New DIH Class A Common Stock (under all scenarios) in estimated potential Earnout Shares as the price threshold for each tranche has not yet been triggered and includes 700,000 shares of New DIH Class A Common Stock to be issued to Maxim pursuant to financial advisory fees

(5)	Includes the issuance of 2,020,000 shares of New DIH Class A Common Stock (under all scenarios) pursuant to the public rights

(6)	Excludes 3,894,444, 3,610,938, and 3,327,432 shares of New DIH Class A Common Stock under the no redemptions scenario, 50% redemptions scenario and maximum redemptions scenario, respectively, that are available for issuance pursuant to the Stock Incentive Plan

Proposals to be Submitted at the Shareholder Meeting

The following is a summary of the proposals to be presented to shareholders at the Shareholder Meeting of ATAK and certain transactions contemplated by the Business Combination Agreement. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the Shareholder Meeting. Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals will be presented to the shareholders for a vote only if the Business Combination Proposal is approved. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

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The Business Combination Proposal

ATAK is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the date of the Closing, following the consummation of the Domestication and the Merger, DIH shall become a wholly-owned subsidiary of New DIH.

For more information about the transactions contemplated by the Business Combination Agreement, we encourage shareholders to carefully consider the information set forth below under “Proposal No. 1 – The Business Combination Proposal” and the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

The Domestication Proposal

ATAK is asking its shareholders to approve by special resolution the Domestication Proposal. The consummation of the Domestication is a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement. The Domestication Proposal, if approved, will authorize a change of ATAK’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ATAK is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New DIH will be governed by the DGCL.

For more information about the Domestication Proposal, we encourage shareholders to carefully consider the information set forth below under “Proposal No. 2 – The Domestication Proposal.”

The Governing Documents Proposal

ATAK is asking its shareholders to approve by special resolution the Governing Documents Proposal. ATAK will ask its shareholders to approve the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Certificate of Incorporation and Proposed Bylaws, under the DGCL, including the authorization of the change in authorized share capital as indicated therein and the change of name of ATAK to “DIH Holding US, Inc.”

For more information about the Governing Documents Proposal, we encourage shareholders to carefully consider the information set forth below under “Proposal No. 3 – The Governing Documents Proposal” and the full text of the Domesticated Certificate of Incorporation and Domesticated Bylaws of New DIH attached hereto as Annex B and C, respectively, and the Proposed Certificate of Incorporation and Proposed Bylaws of New DIH attached hereto as Annex D and Annex E, respectively.

The Advisory Governing Documents Proposals

ATAK is asking its shareholders to approve, by ordinary resolutions and on a non-binding advisory basis, the following governance proposals in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Governing Documents, under the DGCL.

●	Advisory Governing Documents Proposal A – A proposal to authorize the New DIH Board to issue any or all shares of New DIH Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New DIH Board and as may be permitted by the DGCL.

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●	Advisory Governing Documents Proposal B – A proposal to adopt Delaware as the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless New DIH consents in writing to the selection of an alternative forum.
●	Advisory Governing Documents Proposal C – A proposal to require that any action required or permitted to be taken by the shareholders of New DIH must be effected at a duly called annual or special meeting of shareholders of New DIH and may not be effected by any consent in writing by such shareholders.
●	Advisory Governing Documents Proposal D – A proposal to require that, subject to the rights of holders of preferred stock of New DIH, any director or the entire New DIH Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of New DIH entitled to vote in the election of directors, voting together as a single class.
●	Advisory Governing Documents Proposal E – A proposal to approve the amendment provisions in the Proposed Certificate of Incorporation and Proposed Bylaws, which set forth the voting standards by which shareholders of New DIH may approve certain amendments to the Proposed Certificate of Incorporation and Proposed Bylaws, respectively.
●	Advisory Governing Documents Proposal F – A proposal to provide for a classified board of directors in the Proposed New Certificate of Incorporation.
●	Advisory Governing Documents Proposal G – A proposal to remove provisions in ATAK’s current Existing Governing Documents related to ATAK’s status as a blank check company that will no longer apply upon the consummation of the Business Combination.

For more information about the Advisory Governing Documents Proposals, we encourage shareholders to carefully consider the information set forth below under “Proposal No. 4 – The Advisory Governing Documents Proposals” and the full text of the Domesticated Certificate of Incorporation and Domesticated Bylaws of New DIH attached hereto as Annex B and C, respectively, and the Proposed Certificate of Incorporation and Proposed Bylaws of New DIH attached hereto as Annex D and Annex E, respectively.

The Listing Proposal

ATAK is asking its shareholders to approve by ordinary resolution the Listing Proposal. We are seeking shareholder approval for the issuance of New DIH Class A Common Stock in connection with the Business Combination.

For more information about the Listing Proposal, we encourage shareholders to carefully consider the information set out below under “Proposal No. 5 – The Listing Proposal.”

The Stock Incentive Plan Proposal

ATAK is asking its shareholders to approve by ordinary resolution the Stock Incentive Plan Proposal. Pursuant to the Stock Incentive Plan, a number of shares of New DIH Class A Common Stock equal to ten percent (10%) of the shares of New DIH Class A Common Stock that are issued and outstanding as of the Effective Time will be reserved for issuance under the Stock Incentive Plan, subject to annual increase and recycling provisions described in more detail in the Stock Incentive Plan Proposal and in the Stock Incentive Plan.

For more information about the Stock Incentive Plan Proposal, we encourage shareholders to carefully consider the information set out under “Proposal No. 6 – The Stock Incentive Plan Proposal” and the full text of the Stock Incentive Plan attached hereto as Annex H.

The Director Election Proposal

ATAK is asking its shareholders to approve by ordinary resolution the Director Election Proposal.

For more information about the Director Election Proposal, we encourage shareholders to carefully consider the information set out in the section under “Proposal No. 7 – The Director Election Proposal.”

The Adjournment Proposal

ATAK is asking its shareholders to approve by ordinary resolution the Adjournment Proposal to adjourn the Shareholder Meeting to a later date or dates, if necessary, to permit further solicitation and votes of proxies if, based upon the tabulated ATAK Ordinary Shares voted at the time of the Shareholder Meeting, there are insufficient ATAK Ordinary Shares represented (either in person or by proxy) to constitute a quorum or to approve the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Stock Incentive Plan Proposal or the Director Election Proposal.

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For more information about the Adjournment Proposal, we encourage shareholders to carefully consider the information set out under “Proposal No. 8 – The Adjournment Proposal.”

The Shareholder Meeting

Date, Time and Place of the Shareholder Meeting

The Shareholder Meeting of ATAK will be held on         , 2023 at     , Eastern Time, at the offices of Dentons US LLP located at 1221 Avenue of the Americas, New York, New York 10020, and via a virtual meeting at https://www. cstproxy.com/    , or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

Registering for the Shareholder Meeting

If you are a registered shareholder, you will receive a proxy card from the Transfer Agent. The form contains instructions on how to attend the virtual Shareholder Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact the Transfer Agent at     , or email proxy@continentalstock.com.

You can pre-register to attend the virtual Shareholder Meeting starting        , 2023 at     , Eastern Time (three business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/    , and enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Shareholder Meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Shareholder Meeting.

Shareholders who hold their investments through a bank or broker, will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Shareholder Meeting you will need to have a legal proxy from your bank or broker or, if you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. Either way you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to the Internet, you can listen only to the meeting by dialing      (or          if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number    . Please note that you will not be able to vote or ask questions at the Shareholder Meeting if you choose to participate telephonically.

Voting Power; Record Date

ATAK shareholders will be entitled to vote or direct votes to be cast at the Shareholder Meeting if they owned ATAK Ordinary Shares at the close of business on        , 2023, which is the “record date” for the Shareholder Meeting. Shareholders will have one vote for each ATAK Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Neither the ATAK Warrants nor the ATAK Rights have voting rights. As of the close of business on the record date, there were        ATAK Ordinary Shares issued and outstanding, of which         were issued and outstanding Class A Ordinary Shares.

Quorum and Vote of ATAK Shareholders

A quorum of ATAK shareholders is necessary to hold a valid meeting. A quorum will be present at the Shareholder Meeting if the holders of a majority of the issued and outstanding ATAK Ordinary Shares are present (in person or by proxy) or, being a non-natural person, duly represented in person or by proxy at the Shareholder Meeting. Abstentions will be counted as present for purposes of determining a quorum. As of the Record Date for the Shareholder Meeting,          ATAK Ordinary Shares would be required to achieve a quorum.

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The ATAK Initial Shareholders have, pursuant to the Sponsor Support Letter Agreement, agreed to, among other things, vote all of their ATAK Ordinary Shares in favor of the proposals being presented at the Shareholder Meeting. As of the date of this proxy statement/prospectus, the ATAK Initial Shareholders own approximately 46% of the issued and outstanding ATAK Ordinary Shares. As a result, as of the Record Date, 461,562 additional ATAK Ordinary Shares held by Public Shareholders would be required to be present at the Shareholder Meeting to achieve a quorum. The following table reflects the number of Public Shares required to approve each proposal.

		Number of Additional Public Shares Required To Approve Proposal
Proposal	Approval Standard	If Only Quorum is Present and All Present Shares Cast Votes	If All Shares Are Present and All Present Shares Cast Votes
Business Combination Proposal	Ordinary Resolution[2]	0	461,562
Domestication Proposal	Special Resolution[1]	0	2,298,749
Governing Documents Proposal	Special Resolution[1]	0	2,298,749
Each Advisory Governing Documents Proposal	Ordinary Resolution[2]	0	461,562
Listing Proposal	Ordinary Resolution[2]	0	461,562
Stock Incentive Plan Proposal	Ordinary Resolution[2]	0	461,562
Director Election Proposal	Ordinary Resolution[2]	0	461,562
Adjournment Proposal	Ordinary Resolution[2]	0	461,562

1	Under Cayman law, a special resolution requires the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
2	Under Cayman law, an ordinary resolution requires the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

See “Proposal No. 1 – The Business Combination Proposal - Related Agreements - The Sponsor Support Letter Agreement” for more information related to the Sponsor Support Letter Agreement.

The proposals presented at the Shareholder Meeting require the following votes:

(i)	Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
(ii)	Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
(iii)	Governing Documents Proposal: The approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

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(iv)	Advisory Governing Documents Proposal: The approval of each of the Advisory Governing Documents Proposals, on a non-binding advisory basis, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
(v)	Listing Proposal: The approval of the Listing Proposal requires an ordinary resolution under Cayman Islands laws, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
(vi)	Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
(vii)	Stock Incentive Plan Proposal: The approval of the Stock Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
(viii)	Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

Redemption Rights

Holders of Class A Ordinary Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any shareholder holding Class A Ordinary Shares may demand that ATAK redeem such shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $10.47 per share as of April 30, 2023), calculated as of two business days prior to the Shareholder Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, ATAK will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination. Additional terms and conditions apply. See the section entitled “Shareholder Meeting – Redemption Rights” of this proxy statement/prospectus for additional information.

Appraisal Rights

ATAK Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. ATAK has engaged Okapi to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Shareholder Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Shareholder Meeting – Revoking Your Proxy.”

Recommendation of the Board

The ATAK Board believes that the Business Combination Proposal and the other proposals to be presented at the Shareholder Meeting are in the best interests of ATAK and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Governing Documents Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Listing Proposal, “FOR” the Stock Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Shareholder Meeting.

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The existence of financial and personal interests of one or more of ATAK’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ATAK and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1 – The Business Combination Proposal – Interests of Certain Persons in the Business Combination”, “Proposal No. 1 – The Business Combination Proposal – Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

The ATAK Board’s Reasons for the Approval of the Business Combination

The ATAK Board, in evaluating the transaction with DIH, consulted with ATAK’s management, Newbridge Securities Corporation (“Newbridge” or “Newbridge Securities”) and Dentons US LLP (“Dentons”) In reaching its unanimous resolution (a) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and Domestication, are advisable, fair to and in the best interests of ATAK and its shareholders and (b) to recommend that the shareholders approve the transactions contemplated by the Business Combination Agreement, the ATAK Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the ATAK Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The ATAK Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. Individual members of the ATAK Board may have given different weight to different factors. This explanation of the reasons for the ATAK Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the ATAK Board reviewed the results of the due diligence conducted by ATAK’s management and advisors, which included:

●	extensive meetings and calls with DIH management to understand and analyze DIH’s businesses;
●	review of diligence materials and interviews conducted by Newbridge, Dentons and ATAK’s other advisors;
●	review of contracts, material liabilities and other material matters;
●	consultation with ATAK’s management and legal counsel and financial advisor;
●	review of the fairness opinion delivered by Newbridge;
●	review of DIH’s combined financial statements;
●	research on industry trends;
●	research on comparable companies;
●	research on comparable transactions; and
●	reviews of certain projections provided by DIH.

In the course of its deliberations, the ATAK Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination including, but not limited to the following:

●	the risk that the potential benefits of the Business Combination and Domestication may not be fully achieved, or may not be achieved within the expected timeframe and the significant fees, expenses and time and effort of management associated with completing the Business Combination and Domestication;
●	the risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of our shareholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination;
●	the risk that the cost savings and growth initiatives of DIH’s long-term growth strategy may not be fully achieved or may not be achieved within the expected timeframe;

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●	the risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the business benefits anticipated to result from the Business Combination;
●	the potential that a significant number of ATAK’s shareholders elect to redeem their Class A Ordinary Shares prior to the consummation of the Business Combination pursuant to the Existing Governing Documents, which would potentially make the Business Combination more difficult or impossible to complete;
●	the risks and costs to ATAK if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in ATAK being unable to effect an initial business combination by August 9, 2023;
●	competition in DIH’s industry is intense and, as a result, DIH may fail to attract and retain users, which may negatively impact DIH’s operations and growth prospects;
●	economic downturns and market conditions beyond DIH’s control, including a reduction in spending which could adversely affect DIH’s business, financial condition, results of operations and prospects;
●	economic downturns and market conditions beyond DIH’s control, including a reduction in spending which could adversely affect DIH’s business, financial condition, results of operations and prospects;
●	DIH’s business may be subject to regulatory scrutiny;
●	New DIH may invest in or acquire other businesses, or may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or which may not yield a return, and New DIH’s business may suffer if it is unable to successfully integrate acquired businesses into its company or otherwise manage the growth associated with multiple acquisitions; and
●	DIH’s history of net losses in combination with the fact that the pro forma expectation that New DIH would be cash flow positive.

In addition to considering the factors described above, the ATAK Board also considered other factors including, without limitation:

●	the Sponsor, members of the ATAK Board and other executive officers of ATAK and the Sponsor have interests in the Business Combination Proposal, the other Proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, those of ATAK shareholders generally. For more information on this discussion, see sections entitled “Proposal No. 1 – The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Proposal No. 1 – Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” of this proxy statement/prospectus; and
●	the various risks associated with the Business Combination, the business of DIH and the business of ATAK, as described in the section entitled “Risk Factors” of this proxy statement/prospectus.

After considering the foregoing potentially negative and potentially positive reasons, the ATAK Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination, Domestication and the other related transactions outweighed the potentially negative reasons.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the ATAK Board to vote in favor of approval of the Business Combination Proposal, you should keep in mind that the ATAK Initial Shareholders, including ATAK’s officers and directors, have interests in such proposal that are different from, or in addition to, those of ATAK shareholders generally. These interests include, among other things, the interests listed below:

●	the fact that the Sponsor and ATAK’s directors and officers have agreed not to redeem any ATAK Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the Sponsor is obligated to vote in favor of the Business Combination;

●	the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in ATAK’s organizational documents, or any other anti-dilution or similar adjustment rights to which the Sponsor may otherwise be entitled related to or arising from the Business Combination;

●	the fact that the Sponsor paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 5,050,000 shares of New DIH Class A Common Stock in accordance with the terms of ATAK’s organizational documents and such securities will have a significantly higher value at the time of the Business Combination;

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●	the fact that the Sponsor paid $6,470,000 for 6,470,000 ATAK Private Placement Warrants, each of which is exercisable commencing on the later of 12 months from the closing of the ATAK IPO and 30 days following the Closing for one Class A Ordinary Share at $11.50 per share; if we do not consummate an initial business combination by August 9, 2023, then the proceeds from the sale of the ATAK Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by our Sponsor will be worthless;

●	the fact that the Sponsor and ATAK officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

●	the fact that the ATAK Initial Shareholders including the Sponsor (and ATAK’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other ATAK shareholders experience a negative rate of return in New DIH;

●	the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to ATAK in an aggregate amount of up to $1,500,000 may be converted into ATAK Private Placement Warrants in connection with the consummation of the Business Combination;

●	the fact that the Sponsor and ATAK’s officers and directors will lose their entire investment in ATAK and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by August 9, 2023. Other than as disclosed elsewhere in this proxy statement/prospectus, there are no loans extended, fees due or outstanding out-of-pocket expenses for which the Sponsor and ATAK’s officers and directors are awaiting reimbursement;

●	the fact that if the Trust Account is liquidated, including in the event ATAK is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify ATAK to ensure that the proceeds in the Trust Account are not reduced below $10.00 per ATAK Class A Ordinary Share, or such lesser per ATAK Class A Ordinary Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which ATAK has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ATAK, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

●	the fact that ATAK may be entitled to distribute or pay over funds held by ATAK outside the Trust Account to Sponsor or any of its affiliates prior to the Closing; and

●	the fact that, from February 2023 to May 2023, ATAK issued unsecured promissory notes to the Sponsor, with an aggregate principal amount equal to $830,000 (the “Extension and Working Capital Notes”), for the purpose of making extension payments, repaying the Sponsor or any other person with respect to funds loaned to the Company for the purpose of paying Extension Payments, and providing ATAK with additional working capital. For more information on the Extension and Working Capital Notes, see sections entitled “Information About ATAK - Extension and Working Capital Notes.”

Certain Other Interests in the Business Combination

In addition to the interests of ATAK’s directors and officers in the Business Combination, shareholders should be aware that Maxim has financial interests that are different from, or in addition to, the interests of our shareholders.

Maxim was the sole underwriter in the ATAK IPO, and, upon consummation of the Business Combination, Maxim is entitled to $7.1 million of deferred underwriting commission. Maxim has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event ATAK does not complete an initial business combination within 18 months of the closing of the ATAK IPO (as such date may be extended by approval of the ATAK shareholders). Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and ATAK is therefore required to be liquidated, the underwriter of the ATAK IPO, will not receive any of the deferred underwriting commission and such funds will be returned to ATAK’s Public Shareholders upon its liquidation.

As described further below, Maxim is also providing certain services to DIH in connection with the Business Combination and will receive compensation in connection therewith. Maxim’s receipt of the deferred underwriting commission of $7.1 million is not dependent on its provision of such services but instead is only conditioned on the completion of an initial business combination within 18 months of the closing of the ATAK IPO (as such date may be extended by approval of the ATAK shareholders).

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Pursuant to an amended letter agreement between DIH and Maxim, DIH will pay a success fee to Maxim at the closing of the Business Combination equal to $1.0 million, plus 2.8% of the $250 million enterprise value ascribed to DIH, assuming no net debt outstanding at the closing of the Business Combination. Based on this, Maxim will be entitled to a success fee of $8.0 million, of which $1.0 million will be paid in cash and $7.0 million will be paid from shares of New DIH Class A Common Stock issuable to the DIH stockholders at the closing of the Business Combination.

In addition, under the terms of Maxim’s engagement, DIH agreed to reimburse Maxim for its reasonable out-of-pocket expenses, including the fees and disbursements of its outside attorneys, and to indemnify Maxim and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to its respective engagements.

Maxim therefore has an interest in ATAK completing a business combination that will result in the payment of the deferred underwriting commission to Maxim as the underwriter of the ATAK IPO and the payment of financial advisory fees, which total $15.1 million. In considering approval of the Business Combination, our shareholders should consider the different roles of Maxim in light of the deferred underwriting commission Maxim is entitled to receive if the Business Combination is consummated within 18 months of the closing of the ATAK IPO (or such later date as may be approved by ATAK’s shareholders).

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination, assuming (i) none of the Class A Ordinary Shares held by the Public Shareholders are redeemed in connection with the Business Combination (after giving effect to the Extension Amendment Redemptions) (ii) 50% of the Class A Ordinary Shares held by the Public Shareholders are redeemed in connection with the Business Combination and (iii) all of the outstanding Class A Ordinary Shares are redeemed in connection with the Business Combination. Where actual amounts are not known or knowable, the figures below represent ATAK’s good faith estimate of such amounts. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

(in millions)	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Existing Equity Rollover	$250.0	$250.0	$250.0
Cash and Cash Equivalents Held in Trust Account (1)	57.6	57.6	57.6
Total Sources	$307.6	$307.6	$307.6
Uses
Existing Equity Rollover	$250.0	$250.0	$250.0
Shareholder Redemptions	-	28.8	57.6
Cash to DIH Balance Sheet	40.5	11.7	-
Estimated Transaction Expenses (2)	17.1	17.1	-
Total Uses	$307.6	$307.6	$307.6

(1)	As of December 31, 2022
(2)	For each scenario, the $7.0 million equity fee portion of the Maxim success fee is excluded because it will be paid from shares of New DIH Class A Common Stock. Under the maximum redemption scenario, estimated transaction expenses are reclassified from cash to accrued expenses and other current liabilities therefore these expenses are excluded from the maximum redemption scenario

Certain Material United States Federal Income Tax Considerations

As discussed more fully under “Certain Material United States Federal Income Tax Considerations,” the Domestication generally should qualify as an F Reorganization. However, ATAK has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a contrary position. Accordingly, each U.S. Holder of our securities is urged to consult its tax advisor with respect to the particular tax consequences of the Domestication to such U.S. Holder. If the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in “Certain Material United States Federal Income Tax Considerations — U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication, as well as the “passive foreign investment company,” or PFIC, rules of the Code (discussed in the section entitled “Certain Material United States Federal Income Tax Considerations — U.S. Holders — PFIC Considerations” below).

Furthermore, even if the Domestication qualifies as an F Reorganization, a U.S. Holder of Class A Ordinary Shares or public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Class A Ordinary Shares or public warrants under the PFIC rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging public warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of New DIH received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Class A Ordinary Shares or ATAK public warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because ATAK is a blank check company with no current active business, ATAK takes the position that it is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Class A Ordinary Shares or ATAK public warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of New DIH pursuant to the Domestication, unless, in the case of only common stock, such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Class A Ordinary Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of ATAK. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Certain Material United States Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ATAK will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of DIH issuing stock for the net assets of ATAK accompanied by a recapitalization. The net assets of DIH will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of DIH. See the section entitled “Proposal 1 – The Business Combination Proposal” for additional information.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder (the “HSR Act”) and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless certain specified information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is not subject to these requirements.

Private parties may seek to take legal action under the antitrust laws under certain circumstances. ATAK cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, ATAK cannot assure you as to its result.

None of ATAK and DIH are aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

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Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page 44 of this proxy statement/prospectus. Some of these risks are summarized below. References in the summary under the subheadings to “we,” “us,” “our,” and “DIH” generally refer to DIH in the present tense or New DIH from and after the Business Combination.

Risks Related to Our Business and Our Industry

●	We are substantially dependent on the commercial success of our current key product lines

●	We rely on sales from certain key products and markets, any disruptions to those products or markets due to change of market environment, regulatory requirements, or personal and sales practices, could generate adverse effects to our sales and business performance.

●	Global, regional, and local economic weakness and uncertainty could adversely affect our demand for our products and services and our business and financial performance.

●	War, geopolitical factors, and foreign exchange fluctuations could adverse effect the performance of our business

●	We may not have sufficient funds to meet certain future operating needs or capital requirements, which could impair our efforts to develop and commercialize existing and new products, and as a result, we may in the future consider one or more capital-raising transactions, including future equity or debt financings, strategic transactions, or borrowings which may also dilute our shareholders.

●	The market for robotics and VR-enabled smart rehabilitation systems, are in the early growth stage, and important assumptions about the potential market for our current and future products may not be realized.

●	Currently, most of our products are purchased by customers as capital equipment, funded by our customers’ own capital budgets, government grants, or charitable organizations’ donations. There is a risk that such grants or donations may not be secured timely or at all or capital budgets reduced; which could adversely impact our sales forecasts.

●	If we are unable to train customers on the safe and appropriate use of our products, we may be unable to achieve our expected growth.

●	If customers misuse our products, we may become subject to prohibitions on the sale or marketing of our products, significant fines, penalties, sanctions, or product liability claims, and our image and reputation within the industry and marketplace could be harmed.

●	If we are unable to educate clinicians on the safe, effective and appropriate use of our products, we may experience increased claims of product liability and may be unable to achieve our expected growth.

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●	As an emerging leader in a fragmented industry, we need time and efforts to develop talent, expertise, competencies, process and infrastructure; if we lose key employees or fail to replicate and leverage our sales, marketing, and training infrastructure, our growth would suffer adverse effects.

●	The health benefits of our products have not yet been substantiated by long-term large randomized clinical data, which could limit sales of such products.

●	For certain of our products, we rely on sole source third parties to manufacture and supply certain raw materials. If these manufacturers are unable to supply these raw materials or products in a timely manner, or at all, we may be unable to meet customer demand, which would have a material adverse effect on our business.

●	We utilize independent distributors who are free to market other products that compete with our products for sales.

●	We may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances, business acquisitions or partnerships with third parties that may not result in the development of commercially viable products, the generation of significant future revenue, or consistent realization of deal economics.

Risks Related to Government Regulation

●	We are subject to extensive and dynamic medical device regulation, which may impede or hinder the approval or sale of our products and, in some cases, may ultimately result in an inability to obtain approval of certain products or may result in the recall or seizure of previously approved products.

●	Due to the fact that more than 95% of our revenue comes from health-regulated medical device products, if we do not obtain or maintain necessary regulatory clearances or approvals, or if clearances or approvals for future medical products or modifications to existing medical products are delayed or not issued, our commercial operations and sales targets would be adversely affected

●	We may be subject to adverse medical device reporting obligations, voluntary corrective actions or agency enforcement actions.

●	Legislative or regulatory healthcare reforms in the United States and other countries may make it more difficult and costly for us to obtain regulatory clearance or approval of any future product candidates and to produce, market, and distribute our products after clearance or approval is obtained.

●	United States and foreign privacy and data protection laws and regulations may impose additional liabilities on us.

●	Changes in law or regulation could make it more difficult and costly for DIH and its subsidiaries to manufacture, market and distribute its products or obtain or maintain regulatory approval of new or modified products.

●	We may fail to comply with regulations of the United States and foreign regulatory agencies which could delay, or prevent entirely, and the commercialization of our products.

●	If we fail to obtain or maintain the necessary ISO 13485 certification or the certification according to (EU) 2017/745 (MDR), our commercial operations in the EU and some other countries will be harmed.

●	Modifications to our products may require re-registration, new 510(k) clearances or premarket approvals, or may require us to renew existing registrations in non-European Union countries.

●	The innovative development of our products may lead to the application of new laws, regulations, standards, etc. not considered until now.

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Risks Related to Our Intellectual Property and Information Technology

●	We depend on computer and information systems we do not own or control and failures in our systems or a cybersecurity attack or breach of our IT systems or technology could significantly disrupt our business operations or result in sensitive information being compromised which would adversely affect our reputation and/or results of operations.

●	Our success depends in part on our ability to obtain and maintain protection for the intellectual property relating to or incorporated into our products.

●	We are not able to protect our intellectual property rights in all countries.

●	We may be subject to patent infringement claims, especially for products acquired through acquisitions, which could result in substantial costs and liability and prevent us from commercializing such acquired products.

Risks Related to Ownership of New DIH Class A Common Stock

●	Future sales of a substantial number of shares of New DIH Class A Common Stock by us or our large stockholders, certain of whom may have registration rights, or dilutive exercises of a substantial number of warrants by our warrant holders could adversely affect the market price of our Class A Common Stock.

●	Future grants of shares of New DIH Class A Common Stock under our equity incentive plan to our employees, non-employee directors and consultants, or sales by these individuals in the public market, could result in substantial dilution, thus decreasing the value of your investment in New DIH Class A Common Stok. In addition, stockholders will experience dilution upon the exercise of outstanding warrants.

●	We will be an emerging growth company and a “smaller reporting company” and the reduced reporting requirements applicable to such companies may make our New DIH Class A Common Stock less attractive to investors.

●	The price of our Class A Common Stock may be volatile, and you may lose all or part of your investment.

General Risks

●	Exchange rate fluctuations between the U.S. dollar, the Euro and the Swiss Franc may negatively affect our revenue and earnings.

●	We are highly dependent on the knowledge and skills of our global leadership team, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

●	DIH’s management team has limited experience managing a public company.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Shareholder Meeting and the proposals to be presented at the Shareholder Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to ATAK shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:	ATAK is proposing to consummate a business combination with DIH. ATAK, ATAK Merger Sub and DIH have entered into the Business Combination Agreement, the terms of which are described in this proxy statement/prospectus. You are being asked to consider and vote on the Business Combination. The Business Combination Agreement, among other things, provides for the Domestication and the Merger of ATAK Merger Sub with and into DIH, with DIH being the surviving company and continuing as a direct, wholly-owned subsidiary of ATAK. ATAK will hold the Shareholder Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Business Combination Agreement and you are receiving this proxy statement/prospectus in connection with such meeting. See the section entitled “Proposal No. 1 – The Business Combination Proposal” of this proxy statement/prospectus for additional information. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to care-fully read this proxy statement/prospectus and the Business Combination Agreement in their entirety.

ATAK is sending this proxy statement/prospectus to its shareholders to help them decide how to vote their ATAK Ordinary Shares with respect to the matters to be considered at the Shareholder Meeting. The Business Combination cannot be completed unless ATAK’s shareholders approve the Condition Precedent Proposals set forth in this proxy statement/prospectus. Information about the Shareholder Meeting, the Business Combination and the other business to be considered by shareholders at the Shareholder Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement and a prospectus of ATAK. It is a proxy statement because the ATAK Board is soliciting proxies from its shareholders using this proxy statement/prospectus. It is a prospectus because ATAK, in connection with the Business Combination, is offering shares of New DIH Class A Common Stock in exchange for the ATAK Ordinary Shares and certain of the shares of DIH Common Stock outstanding as of the relevant times as described in this proxy statement/prospectus. See the section entitled “Proposal No. 1 – The Business Combination Proposal - The Business Combination Agreement - Consideration to be Received in the Business Combination” of this proxy statement/prospectus for additional information.

YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	Why is ATAK proposing the Business Combination?

A:	ATAK is a blank check company incorporated as a Cayman Islands exempted company on August 6, 2021. ATAK was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities.

The ATAK IPO was completed on February 9, 2022. A total of $204,020,000 was placed in the Trust Account. On February 6, 2023, holders of an aggregate of 14,529,877 Class A Ordinary Shares elected to redeem their shares for cash, in connection with an extraordinary general meeting of ATAK shareholders held on February 3, 2023 to, among other things, extend the date by which ATAK has to consummate the business combination (the “Extension Amendment Redemptions”). Following the Extension Amendment Redemptions, a total of approximately $59.1 million remains in the Trust Account as of April 30, 2023. Since the ATAK IPO, ATAK’s activity has been limited to the evaluation of business combination candidates.

DIH Holding US, Inc., a Nevada corporation, is a global solution provider in blending innovative robotic and virtual reality (“VR”) technologies with clinical integration and insights. Built through the mergers of global-leading niche technologies providers including HOCOMA, a Switzerland-based global leader in robotics for rehabilitation, and MOTEK, a Netherlands-based global leader in sophisticated VR-enabled movement platform powered by real-time integration. DIH is positioning itself as a transformative total smart solutions provider and consolidator in a largely fragmented and manual-labor-driven industry. Based on its due diligence investigations of DIH and the industry in which it operates, including the financial and other information provided by DIH in the course of their negotiations in connection with the Business Combination Agreement, ATAK believes that DIH aligns well with the objectives laid out in its investment thesis.

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See “Proposal No. 1 – The Business Combination Proposal – Interests of Certain Persons in the Business Combination” and “Proposal No. 1 – The Business Combination Proposal – The ATAK Board’s Reasons for the Approval of the Business Combination.”

Q:	What will DIH equity holders receive in return for the acquisition of DIH by ATAK?

A:	Pursuant to the Business Combination Agreement, the aggregate consideration payable or issuable by ATAK in exchange for all of the outstanding equity interests of DIH is $250,000,000 in aggregate consideration (the “Aggregate Base Consideration”) in the form of newly-issued shares of New DIH Class A Common Stock, calculated based on a price of $10.00 per share.

In addition to the Aggregate Base Consideration, DIH stockholders may be entitled to receive up to 6,000,000 additional shares of New DIH Class A Common Stock (the “Earnout Shares”), as additional consideration upon satisfaction of the following milestones, during the period beginning on the Closing Date and expiring on the fifth anniversary of the Closing Date (the “Earnout Period”): (i) 1,000,000 Earnout Shares if the VWAP (as defined in the Business Combination Agreement) of New DIH Class A Common Stock is equal to or exceeds $12.00 for any 20 Trading Days (as defined in the Business Combination Agreement) during the Earnout Period; (ii) 1,333,333 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $13.50 for any 20 Trading Days during the Earnout Period; (iii) 1,666,667 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $15.00 for any 20 Trading Days during the Earnout Period; and (v) 2,000,000 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $16.50 for any 20 Trading Days during the Earnout Period. For further details, see the section titled “Proposal No. 1 – The Business Combination Proposal – The Business Combination Agreement – Consideration to be Received in the Business Combination.”

Q:	Did the ATAK Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

Yes. Although the Existing Governance Documents do not require the ATAK Board to seek a third-party valuation or fairness opinion in connection with a business combination unless the target is affiliated with the Sponsor or ATAK’s directors or officers, on February 24, 2022, at a meeting of the ATAK Board held to evaluate the Business Combination, Newbridge delivered to the ATAK Board an oral opinion, which was confirmed by delivery of a written opinion, dated February 26, 2022 (the “Newbridge Opinion”), to the effect that, as of the date of the Newbridge Opinion and based on and subject to various assumptions and limitations described in its written opinion, the merger consideration (as such term is used in this section, the “Merger Consideration”) to be paid to the stockholders of DIH is fair, from a financial point of view, to ATAK’s shareholders.

For more information about our decision-making process, see the section entitled “Proposal No. 1 – The Business Combination Proposal – Opinion of ATAK’s Financial Advisor.”

See also the sections titled “Proposal No. 1 – The Business Combination Proposal – Interests of Certain Persons in the Business Combination”, “Proposal No. 1 – The Business Combination Proposal – Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

Q:	What equity stake will current ATAK shareholders and DIH shareholders hold in New DIH immediately after the consummation of the Business Combination?

A:	As of the date of this proxy statement/prospectus (and after giving effect to the Extension Amendment Redemptions), there are (i) 5,973,123 Class A Ordinary Shares issued and outstanding and (ii) 5,050,000 Class B Ordinary Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there are outstanding 6,470,000 ATAK Private Placement Warrants held by the Sponsor and 20,200,000 ATAK Public Warrants. Each two warrants entitles the holder thereof to purchase one Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of New DIH Class A Common Stock. There are also 20,200,000 ATAK Rights outstanding with each Right entitling the holder to one-tenth of one Class A Ordinary Share. Each ten Rights will convert into one share of New DIH Class A Common Stock. Therefore, as of the date of this proxy statement/prospectus (assuming that none of the Class A Ordinary Shares are redeemed in connection with the Business Combination), ATAK’s fully-diluted share capital (after giving effect to the exercise of all of the ATAK Private Placement Warrants and all of the ATAK Public Warrants and the conversion of the Rights) would be 26,383,123 ATAK Ordinary Shares.

The following table illustrates varying ownership levels in New DIH Class A Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Shareholders and the following additional assumptions: (i) 25,700,000 shares of New DIH Class A Common Stock are issued to the DIH shareholders at Closing (including 700,000 shares to Maxim as partial payment of its financial advisory fee) in both a no redemption scenario and a maximum redemption scenario (including earn-out shares); (ii) no New DIH Public Warrants or New DIH Private Placement Warrants issued in connection with the Business Combination to purchase New DIH Class A Common Stock that will be outstanding immediately following Closing have been exercised; and 2,020,000 shares of New DIH Class A Common Stock have been issued in exchange for the ATAK Rights.

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Based on these assumptions, and assuming that no outstanding Class A Ordinary Shares are redeemed in connection with the Business Combination, there would be approximately 58,083,123 shares of New DIH Class A Common Stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New DIH will be different.

For example, there are currently outstanding an aggregate of 26,670,000 ATAK Warrants to acquire our Class A Ordinary Shares, which are comprised of 6,470,000 ATAK Private Placement Warrants and 20,200,000 ATAK Public Warrants sold as part of the ATAK Public Units sold in the ATAK IPO. Each outstanding ATAK Warrant would be exercisable as a New DIH Warrant commencing 30 days following the Closing for one-half of one share of New DIH Class A Common Stock. If we assume that each outstanding warrant is exercised and one share of New DIH Class A Common Stock is issued for every two warrants as a result of such exercise, with payment to New DIH of the exercise price of $11.50 per warrant for one half of one share, our fully-diluted share capital would increase by a total of 3,335,000 shares, with $11.50 per share paid to New DIH to exercise the warrants.

	Share Ownership in New DIH
	No Redemptions(1)	Maximum Redemptions(2)
ATAK Public Shareholders	7,690,123	2,020,000
ATAK Founder Shareholders	5,050,000	5,050,0000
Existing DIH Equity Holders	25,700,000	25,700,000
ATAK Representative	303,000	303,000
Total Shares at Close	38,743,123	33,073,000

(1)	Assumes that no Class A Ordinary Shares are redeemed by Public Shareholders (after giving effect to the Extension Amendment Redemptions).
(2)	Assumes that approximately 5,670,123 Class A Ordinary Shares outstanding are redeemed for an aggregate payment of approximately $57.6 million (based on the estimated per share redemption price of approximately $10.15 per share) from the Trust Account.

The numbers of shares set forth above have been presented for illustrative purposes only and do not necessarily reflect what New DIH’s share ownership will be after the Closing. For more information about the consideration to be received in the Business Combination, these scenarios and the underlying assumptions, see “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 1-The Business Combination Proposal-The Business Combination Agreement-Consideration to be Received in the Business Combination.”

Q.	What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.	Our Public Shareholders are not required to vote “AGAINST” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

If a Public Shareholder exercises its redemption rights, such exercise will not result in the loss of any Public Warrants or Public Rights that it may hold. Assuming that all 5,973,123 Class A Ordinary Shares held by Public Shareholders were redeemed, the public warrant holders will retain the 20,200,000 ATAK Public Warrants (including the ATAK Public Warrants retained by Public Shareholders who exercised their redemption rights in connection with the Extension Articles Amendment). The outstanding ATAK Public Warrants (which will become New DIH Public Warrants following the Closing) would have a value of approximately $0.023 per warrant based on the closing price of the ATAK Public Warrants on the Nasdaq on April 28, 2023. If a substantial number of, but not all, Public Shareholders exercise their redemption rights, and the holders of the 20,200,000 New DIH Public Warrants choose to exercise their Public Warrants, any non-redeeming shareholders would experience dilution after the Business Combination to the extent such warrants are exercised. In addition, upon the Closing, the outstanding ATAK Rights will convert into 2,020,000 shares of New DIH Class A Common Stock regardless of whether the holder has chosen to redeem its shares.

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Additionally, as a result of redemptions, the trading market for the New DIH Class A Common Stock may be less liquid than the market for the Class A Ordinary Shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for the Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into New DIH’s business will be reduced.

The below sensitivity table shows the potential impact of redemptions on the pro forma book value per share of the shares owned by non-redeeming shareholders in a no redemptions scenario, a 50% redemptions scenario, and a maximum redemptions scenario. The second sensitivity table below also sets forth (x) the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario, and (y) the third table shows the effective deferred underwriting fee percentage incurred in connection with the ATAK IPO in each redemption scenario.

	Assuming No Redemptions(1)		Assuming 50% Redemptions(2)		Assuming Maximum Redemptions(3)
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
DIH Shareholders(4)	25,700,000	66%	25,700,000	71%	25,700,000	78%
ATAK Public Shareholders(5)	7,690,123	20%	4,855,062	13%	2,020,000	6%
ATAK Founder Shareholders(6)	5,050,000	13%	5,050,000	14%	5,050,000	15%
ATAK Representative	303,000	1%	303,000	1%	303,000	1%
Total Shares Outstanding Excluding “Additional Dilution Sources”	38,743,123	100%	35,908,062	100%	33,073,000	100%
Total Pro Forma Equity Value Post-Redemptions(7)	387,431,230		359,080,620		330,730,000
Pro Forma Book Value Per Share	$10.00		10.00		10.00

The following table summarizes additional potential sources of dilution:

	Assuming No Redemptions(1)		Assuming 50% Redemptions(2)		Assuming Maximum Redemptions(3)
Additional Dilution Sources(9)	Ownership in shares	Equity %(10)	Ownership in shares	Equity %(10)	Ownership in shares	Equity %(10)
New DIH Public Warrants	10,100,000	17%	10,100,000	19%	10,100,000	19%
New DIH Private Placement Warrants	3,235,000	7%	3,235,000	6%	3,235,000	6%
Earnout Shares	6,000,000	10%	6,000,000	11%	6,000,000	11%
Total Additional Dilution Sources	19,335,000	13%	19,335,000	36%	19,335,000	37%
Total Shares, Fully Diluted	58,078,123	100%	54,243,062	100%	52,408,000	100
Pro Forma Book Value Per Share, Fully Diluted	$6.67		6.62		7.31

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	Assuming No Redemption(1)		Assuming 50% Redemption(2)		Assuming Maximum Redemption(3)
Deferred Discount	Amount ($)	% of Gross IPO Proceeds remaining in Trust Account(12)	Amount ($)	% of Gross IPO Proceeds remaining in Trust Account(12)	Amount ($)	% of Gross IPO Proceeds remaining in Trust Account(12)
Effective Deferred Discount	7.1 million	12.33%	7.1 million	25.6%	7.1 million	N/A	%

(1)	This scenario assumes that no Class A Ordinary Shares are redeemed by the Public Shareholders (after giving effect to the Extension Amendment Redemptions; amounts may not sum due to rounding.
(2)	Assumes that approximately 2,835,062 Class A Ordinary Shares outstanding are redeemed for an aggregate payment of approximately $28.8 million (based on the estimated per share redemption price of approximately $10.15 per share) from the Trust Account.
(3)

Assumes that approximately 5,670,123 Class A Ordinary Shares outstanding are redeemed for an aggregate payment of approximately $57.6 million (based on the estimated per share redemption price of approximately $10.15 per share) from the Trust Account.

(4)	Includes 700,000 shares of New DIH Class A Common Stock to be issued to Maxim pursuant to financial advisory fees prior to the Closing.
(5)	Includes 2,020,00 shares of New DIH Class A Common Stock to be issued pursuant to the Public Rights
(6)	Includes 5,050,000 shares held by the ATAK Founder Shareholders originally acquired prior to or in connection with the ATAK IPO.
(7)	Pro forma equity value shown at $10.00 per share in the no redemptions scenario, the 50% redemptions scenario and the maximum redemptions scenario.
(7)	Calculated as number of shares to be outstanding at Closing assuming a $10.00 value
(8)	Analysis does not account for exercise price to be paid in connection with the exercise of warrants.
(9)	Reflects balance of the Trust Account following the payment of the Extension Amendment Redemptions of $57.6 million in the no redemption scenario and pro forma balance of $27.8 million in the 50% redemption scenario and 0 in the maximum redemption scenario.

Q:	Why is ATAK proposing the Domestication?

The ATAK Board believes that it would be in the best interest of ATAK and the continuing company to effect a change of our domicile to Delaware. The ATAK Board believes that Delaware provides a recognized body of corporate law that will facilitate corporate governance by the officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures ATAK is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to corporate legal affairs. For more information, see “Proposal No. 2 – The Domestication Proposal – Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purpose of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Domestication Proposal as a matter of Cayman Islands law.

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Q:	How will the Domestication affect my ordinary shares, warrants, rights and units?

A:	In connection with the Domestication, on the Closing Date and prior to the Effective Time, (i) all of the then issued and outstanding ATAK Ordinary Shares will be converted into shares of New DIH Class A Common Stock on a one-for-one basis, (ii) each issued and outstanding warrant exercisable for one Class A Ordinary Share will be converted into a warrant exercisable for one-half of one share of New DIH Class A Common Stock at an exercise price of $11.50 per whole share on the terms and conditions set forth in the Warrant Agreement, (iii) each issued and outstanding Right to receive one-tenth of one ATAK Class A Ordinary Share will be converted into one Right to receive one-tenth of one share of New DIH Class A Common Stock, and (iv) each issued and outstanding ATAK Public Unit that has not been previously separated into the underlying Class A Ordinary Share, underlying ATAK Public Warrant and underlying ATAK Right will be separated and will entitle the holder thereof to the component securities. See “Proposal No. 2 – Domestication Proposal.”

Q:	What interests do the ATAK Initial Shareholders, our current officers, directors and advisors, and DIH’s current owners have in the Business Combination?

A:	In considering the recommendation of our board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors and officers, our advisers, and DIH’s current owners have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:

●	the fact that the Sponsor and ATAK’s directors and officers have agreed not to redeem any ATAK Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the Sponsor is obligated to vote in favor of the Business Combination;

●	the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in ATAK’s organizational documents, or any other anti-dilution or similar adjustment rights to which the Sponsor may otherwise be entitled related to or arising from the Business Combination;

●	the fact that the Sponsor paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 5,050,000 shares of New DIH Class A Common Stock in accordance with the terms of ATAK’s organizational documents and such securities will have a significantly higher value at the time of the Business Combination;
●	the fact that the Sponsor paid $6,470,000 for 6,470,000 ATAK Private Placement Warrants, each of which is exercisable commencing on the later of 12 months from the closing of the ATAK IPO and 30 days following the Closing for one Class A Ordinary Share at $11.50 per share; if we do not consummate an initial business combination by August 9, 2023, then the proceeds from the sale of the ATAK Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by our Sponsor will be worthless;

●	the fact that the Sponsor and ATAK officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

●	the fact that the ATAK Initial Shareholders including the Sponsor (and ATAK’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other ATAK shareholders experience a negative rate of return in New DIH;

●	the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to ATAK in an aggregate amount of up to $1,500,000 may be converted into ATAK Private Placement Warrants in connection with the consummation of the Business Combination;

●	the fact that the Sponsor and ATAK’s officers and directors will lose their entire investment in ATAK and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by August 9, 2023. Other than as disclosed elsewhere in this proxy statement/prospectus, there are no loans extended, fees due or outstanding out-of-pocket expenses for which the Sponsor and ATAK’s officers and directors are awaiting reimbursement;

●	the fact that if the Trust Account is liquidated, including in the event ATAK is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify ATAK to ensure that the proceeds in the Trust Account are not reduced below $10.10 per ATAK Class A Ordinary Share, or such lesser per ATAK Class A Ordinary Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which ATAK has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ATAK, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

●	the fact that ATAK may be entitled to distribute or pay over funds held by ATAK outside the Trust Account to Sponsor or any of its affiliates prior to the Closing.

The ATAK Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for ATAK’s IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by New DIH with any other target business or businesses, and (iii) the Sponsor will hold equity interests in New DIH with value that, after the Closing, will be based on the future performance of New DIH Class A Common Stock. In addition, ATAK’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the ATAK Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the forgoing considerations, the ATAK Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the ATAK shareholders will receive as a result of the Business Combination. The ATAK Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

For more information about the factors the ATAK Board considered in evaluating and recommending the Business Combination to the ATAK shareholders, see sections entitled “Proposal No. 1 – The Business Combination Proposal – The ATAK Board’s Reasons for the Approval of the Business Combination”, “Proposal No. 1 – The Business Combination Proposal – Interests of Certain Persons in the Business Combination” and “Proposal No. 1 – The Business Combination Proposal – Conflicts of Interest and Waiver of Corporate Opportunity Doctrine.”

Sponsor Group Beneficial Ownership of ATAK Prior to Closing

	Securities held by Sponsor Group	Sponsor Cost at ATAK’s Initial Public Offering
Class A Ordinary Shares	-	-
Founder Shares	5,050,000	$25,000
ATAK Private Placement Warrants	6,470,000	$6,470,000
Total		$6,495,000

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Sponsor Group Beneficial Ownership of New DIH Following the Closing

	Securities held by Sponsor Group at Closing	Value per Security as of , 2023	Sponsor Group Cost at Closing		Total Value
New DIH Class A Common Stock Issued to Holders of Founder Shares	5,050,000	$		-	$
New DIH Private Placement Warrants	6,470,000	$		-	$
Total			$		$

In addition, the Sponsor, ATAK’s executive officers and directors, and any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on ATAK’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. ATAK’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, ATAK’s executive officers or directors, or ATAK’s or their affiliates. Any such payments prior to an initial business combination are made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, ATAK does not have any additional controls in place governing ATAK’s reimbursement payments to ATAK’s directors and executive officers for their out-of-pocket expenses incurred in connection with ATAK’s activities on ATAK’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by ATAK to the Sponsor, ATAK’s executive officers and directors, or any of their respective affiliates, prior to completion of its initial business combination. As of the date of this proxy statement/prospectus, no out-of-pocket expenses have been incurred and remain outstanding by ATAK’s executive officers and directors. See “Proposal No. 1 – The Business Combination-Interests of Certain Persons in the Business Combination” “Proposal No. 1 – The Business Combination Proposal – Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a more detailed discussion of how the ATAK Initial Shareholders and ATAK’s other current officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of the Public Shareholders generally.

Such interests may influence the ATAK Board in making its recommendation that you vote in favor of the approval of the Business Combination.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:	As of April 30, 2023 (after giving effect to the Extension Amendment Redemptions), there were investments and cash held in the Trust Account of approximately $59.1 million. These funds will not be released until the earlier of the completion of our initial business combination or the redemption of our Class A Ordinary Shares if we are unable to complete an initial business combination by August 9, 2023, although we may withdraw the interest earned on the funds held in the Trust Account to pay taxes.

Q:	What conditions must be satisfied to complete the Business Combination?

A:	The Closing is subject to certain customary conditions, including, among other things: (i) approval by ATAK’s shareholders of the Business Combination Agreement, the Business Combination and certain other actions related thereto; (ii) approval by DIH’s stockholders of the Business Combination Agreement, the Business Combination and certain other actions related thereto; (iii) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (iv) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and no stop order in connection therewith; (v) the absence of any material adverse effect that is continuing with respect to DIH or ATAK, between the date of the Merger Agreement and the date of the Closing; (vi) the shares of the New DIH Class A Common Stock to be issued in connection with the Business Combination having been approved for listing by the Nasdaq Stock Market LLC subject only to official notice of issuance thereof; (vii) the accuracy of representation and warranties made by the parties subject to the materiality and other standards set forth in the Business Combination Agreement; and (viii) the exchange of certain specified closing documents.

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Q:	What happens if the Business Combination is not consummated?

A:	ATAK will not complete the Business Combination unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If we are not able to complete the Business Combination or another initial business combination by August 9, 2023 (or such later date that shareholders may approve an extension to), we will cease all operations except for the purpose of winding up and redeeming our Class A Ordinary Shares and liquidating the Trust Account, in which case our Public Shareholders may only receive approximately $10.47 per share and the ATAK Warrants and ATAK Rights will expire worthless.

Q:	When do you expect the Business Combination to be completed?

A:	It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Shareholder Meeting, which is set for , 2023; however, (i) such meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the Shareholder Meeting and we elect to adjourn the Shareholder Meeting to a later date or dates to permit further solicitation and votes of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient ATAK Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or to approve any of the Proposals, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see “Proposal No. 1 – The Business Combination Proposal – The Business Combination Agreement – Conditions to the Closing of the Business Combination.”

Q:	What proposals are shareholders being asked to vote upon?

A:	At the Shareholder Meeting, ATAK shareholders will be asked to consider and vote upon the following proposals:

1.	the Business Combination Proposal;
2.	the Domestication Proposal;
3.	the Governing Documents Proposal;
4.	the Advisory Governing Documents Proposals;
5.	the Listing Proposal;
6.	the Stock Incentive Plan Proposal;
7.	the Director Election Proposal; and
8.	the Adjournment Proposal.

ATAK will hold the Shareholder Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Shareholder Meeting. Shareholders should read it carefully.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination will not be consummated.

For more information, please see “Proposal No. 1 – The Business Combination Proposal,” “Proposal No. 2 – The Domestication Proposal,” “Proposal No. 3 – The Governing Documents Proposal,” “Proposal No. 4 – The Advisory Governing Documents Proposals,” “Proposal No. 5 – The Listing Proposal,” “Proposal No. 6 – The Stock Incentive Plan Proposal,” “Proposal No. 7 – The Director Election Proposal” and “Proposal No. 8 – The Adjournment Proposal.”

After careful consideration, the ATAK Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, each of the Advisory Governing Documents Proposals, the Listing Proposal, the Stock Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are in the best interests of ATAK and its shareholders and unanimously recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of ATAK and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1 – The Business Combination Proposal – Interests of Certain Persons in the Business Combination,” “Proposal No. 1 – The Business Combination Proposal – Conflicts of Interest and Waiver of Corporate Opportunity Doctrine,” “Risk Factors,” “Certain Relationships and Related Person Transactions,” “Executive and Director Compensation – Director Compensation” and “Beneficial Ownership of Securities” for a further discussion of these considerations.

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THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	Are the proposals conditioned on one another?

A:	The Closing is conditioned upon the approval of the Condition Precedent Proposals. Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals will be presented to the shareholders for a vote only if the Business Combination Proposal is approved. The Adjournment Proposal are not conditioned upon the approval of any other proposal.

It is important for you to note that in the event that any of the Condition Precedent Proposals do not receive the requisite vote for approval, then ATAK will not consummate the Business Combination.

If ATAK does not consummate the Business Combination and fails to complete an initial business combination by August 9, 2023, ATAK will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such Trust Account to its Public Shareholders, unless a further extension is approved by shareholders.

Q:	Do I have redemption rights?

A:	If you are a holder of Class A Ordinary Shares, you have the right to request that ATAK redeem all or a portion of your Class A Ordinary Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of such Public Shareholder’s Class A Ordinary Shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the Class A Ordinary Shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question, “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a holder of Class A Ordinary Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the outstanding Class A Ordinary Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the outstanding Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

The ATAK Initial Shareholders entered into the Sponsor Support Letter Agreement, pursuant to which they have agreed, for no consideration, to waive their redemption rights with respect to their Founder Shares and Class A Ordinary Shares in connection with the completion of a business combination.

The consummation of the Business Combination is conditioned upon, among other things, approval by ATAK’s shareholders of the Condition Precedent Proposals. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated.

Q:	How do I exercise my redemption rights?

A:	If you are a holder of Class A Ordinary Shares and wish to exercise your right to redeem your Class A Ordinary Shares, you must:
(i)	(a) hold Class A Ordinary Shares or (b) hold Class A Ordinary Shares through ATAK Public Units and elect to separate your units into the underlying Class A Ordinary Shares and ATAK Public Warrants prior to exercising your redemption rights with respect to the Class A Ordinary Shares; and
(ii)	prior to 5:00 p.m., Eastern Time, on , 2023 (two business days prior to the vote at the Shareholder Meeting) (a) submit a written request to the Transfer Agent that ATAK redeem your Class A Ordinary Shares for cash and (b) deliver your Class A Ordinary Shares to the Transfer Agent, physically or electronically through DTC.

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The address of the Transfer Agent is listed under the question “Who can help answer my questions?” below.

Holders of ATAK Public Units must elect to separate the underlying Class A Ordinary Shares and ATAK Public Warrants and Rights prior to exercising redemption rights with respect to the Class A Ordinary Shares. If holders hold their ATAK Public Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the ATAK Public Units into the underlying Class A Ordinary Shares, ATAK Public Warrants and ATAK Rights, or if a holder holds ATAK Public Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.

Any holder of Class A Ordinary Shares will be entitled to request that their Class A Ordinary Shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Class A Ordinary Shares. As of April 30, 2023, this would have amounted to approximately $10.47 per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Public Shareholders, regardless of whether such Public Shareholders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. We anticipate that the funds to be distributed to Public Shareholders electing to redeem their Class A Ordinary Shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of Class A Ordinary Shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the Transfer Agent and later decide prior to Closing not to elect redemption, you may request that ATAK instruct the Transfer Agent to return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent prior to the deadline for exercising redemption requests and, thereafter, with our consent, prior to Closing. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the Transfer Agent by 5:00 p.m., Eastern Time, on          , 2023 (two business days prior to the date of the Shareholder Meeting).

If a holder of Class A Ordinary Shares properly makes a request for redemption and the Class A Ordinary Shares are delivered as described above, then, if the Business Combination is consummated, New DIH will redeem Class A Ordinary Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. If you are a holder of Class A Ordinary Shares and you exercise your redemption rights, it will not result in the loss of any ATAK Public Warrants or Rights that you may hold.

Q:	Will how I vote on the Business Combination proposal affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights irrespective of whether you vote your Class A Ordinary Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their Class A Ordinary Shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of or Nasdaq.

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Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:	No. Holders of outstanding ATAK Public Units must elect to separate the units into the underlying Class A Ordinary Shares, ATAK Public Warrants and Rights prior to exercising redemption rights with respect to the Class A Ordinary Shares. If you hold your ATAK Public Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying Class A Ordinary Shares, ATAK Public Warrants and Rights, or if you hold ATAK Public Units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. If you fail to cause your Class A Ordinary Shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on , 2023 (two business days prior to the date of the Shareholder Meeting), you will not be able to exercise your redemption rights with respect to your Class A Ordinary Shares.

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “Certain Material United States Federal Income Tax Considerations,” the Domestication generally should qualify as an F Reorganization. However, ATAK has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a contrary position. Accordingly, each U.S. Holder of our securities is urged to consult its tax advisor with respect to the particular tax consequences of the Domestication to such U.S. Holder. If the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in “Certain Material United States Federal Income Tax Considerations — U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication, as well as the “passive foreign investment company,” or PFIC, rules of the Code (discussed in the section entitled “Certain Material United States Federal Income Tax Considerations — U.S. Holders — PFIC Considerations” below).

Furthermore, even if the Domestication qualifies as an F Reorganization, a U.S. Holder of Class A Ordinary Shares or public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Class A Ordinary Shares or public warrants under the PFIC rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging public warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of New DIH received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Class A Ordinary Shares or ATAK public warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because ATAK is a blank check company with no current active business, ATAK takes the position that it is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Class A Ordinary Shares or ATAK public warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of New DIH pursuant to the Domestication, unless, in the case of only common stock, such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Class A Ordinary Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of ATAK. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Certain Material United States Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”

For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Certain Material United States Federal Income Tax Considerations.”

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	We expect that a U.S. Holder that exercises its redemption rights to receive cash from the Trust Account in exchange for its Public Shares will generally be treated as selling such Public Shares, which, subject to the application of the “passive foreign investment company,” or PFIC, rules of the Code (discussed in the section entitled “Certain Material United States Federal Income Tax Considerations – U.S. Holders – PFIC Considerations”), would result in the recognition of capital gain or loss, which will generally be long-term capital gain or loss if the U.S. Holder’s holding period for such redeemed Public Shares exceeds one year at the time of the redemption. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Public Shares that such U.S. Holder owns or is deemed to own (including through the ownership of ATAK Public Warrants) prior to and following the redemption.

Q:	Do I have appraisal rights in connection with the proposed Business Combination?

A:	No. Neither our shareholders nor our warrant holders have appraisal rights in connection with the Domestication under the Cayman Islands Companies Act or in connection with the Business Combination under the DGCL.

Q:	What do I need to do now?

A:	ATAK urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or warrant holder of ATAK. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:	If you were a holder of record of ATAK Ordinary Shares on , 2023, the record date for the Shareholder Meeting, you may vote with respect to the proposals in person or virtually at the Shareholder Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Shareholder Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Shareholder Meeting so that your shares will be voted if you are unable to attend the Shareholder Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on        , 2023.

Voting Electronically. You may attend, vote and examine the list of shareholders entitled to vote at the Shareholder Meeting by visiting https://www.cstproxy.com/     and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

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Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to ATAK or by voting online at the Shareholder Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Shareholder Meeting are “non-routine” matters and therefore, ATAK does not expect there to be any broker non-votes at the Shareholder Meeting.

If you are an ATAK shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Stock Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal or the Adjournment Proposal. Accordingly, your bank, broker, or other nominee can vote your shares at the Shareholder Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law.

Q:	When and where will the Shareholder Meeting be held?

A:	The Shareholder Meeting will be held on , 2023 at , Eastern Time, at the offices of Dentons US LLP located at 1221 Avenue of the Americas, New York, New York 10020, and via a virtual meeting at https://www.cstproxy.com/ , or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

Q:	How do I attend the virtual Shareholder Meeting?

A:	If you are a registered shareholder, you will receive a proxy card from the Transfer Agent. The form contains instructions on how to attend the virtual Shareholder Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact the Transfer Agent at , or email proxy@continentalstock.com.

You can pre-register to attend the virtual Shareholder Meeting starting         , 2023 at     , Eastern Time (three business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/    , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Shareholder Meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Shareholder Meeting.

Shareholders who hold their investments through a bank or broker, will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Shareholder Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. In either case you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to Internet, you can listen only to the meeting by dialing      (or      if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number     . Please note that you will not be able to vote or ask questions at the Shareholder Meeting if you choose to participate telephonically.

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Q:	Who is entitled to vote at the Shareholder Meeting?

A:	ATAK has fixed , 2023 as the record date for the Shareholder Meeting. If you were a shareholder of ATAK at the close of business on the Record Date, you are entitled to vote on matters that come before the Shareholder Meeting. However, a shareholder may only vote his or her shares if he or she is present in person (which would include presence at the virtual Shareholder Meeting) or is represented by proxy at the Shareholder Meeting.

Q:	How many votes do I have?

A:	Our shareholders are entitled to one vote at the Shareholder Meeting for each ATAK Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date, there were outstanding ATAK Ordinary Shares, of which were Class A Ordinary Shares. Under the terms of the Existing Governing Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors to the ATAK Board.

Q:	What constitutes a quorum?

A:	A quorum of our shareholders is necessary to hold a valid meeting. The presence (which would include presence at the virtual Shareholder Meeting), in person or by proxy, of shareholders holding a majority of the ATAK Ordinary Shares entitled to vote at the Shareholder Meeting constitutes a quorum at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum. The ATAK Initial Shareholders, own approximately % of the issued and outstanding ATAK Ordinary Shares as of the Record Date. As a result, as of the Record Date, in addition to the shares of the ATAK Initial Shareholders, additional ATAK Ordinary Shares, held by Public Shareholders would be required to be present at the Shareholder Meeting to achieve a quorum. Because all of the proposals to be voted on at the Shareholder Meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed, so ATAK does not expect there to be any broker non-votes at the Shareholder Meeting. In the absence of a quorum, the chairman of the Shareholder Meeting has power to adjourn the Shareholder Meeting.

Q:	What vote is required to approve each proposal at the Shareholder Meeting?

A:	The following votes are required for each proposal at the Shareholder Meeting:

●	Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
●	Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
●	Governing Documents Proposal: The approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
●	Advisory Governing Documents Proposals: The approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Each of the Advisory Governing Documents Proposals will be voted upon on a non-binding advisory basis only.
●	Listing Proposal: The approval of the Listing Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
●	Stock Incentive Plan Proposal: The approval of the Stock Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
●	Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
●	Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

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Q:	What are the recommendations of the Board?

A:	The Board believes that the Business Combination Proposal and the other proposals to be presented at the Shareholder Meeting are in the best interests of ATAK’s shareholders and unanimously recommends that our shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Governing Documents Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Listing Proposal, “FOR” the Stock Incentive Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Shareholder Meeting.

The existence of financial and personal interests of ATAK’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of ATAK and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by August 9, 2023 and shareholders do not approve an extension of this deadline, we may be forced to liquidate, and the 5,050,000 Founder Shares owned by the Sponsor Holders and 6,470,000 Private Placement Warrants owned by our Sponsor, of which our directors and officers are members, would be worthless. See the sections titled “Proposal No. 1 – The Business Combination Proposal – Interests of Certain Persons in the Business Combination,” “Proposal No. 1 – The Business Combination Proposal – Conflicts of Interest and Waiver of Corporate Opportunity Doctrine,” “Risk Factors,” “Certain Relationships and Related Person Transactions,” “Executive and Director Compensation – Director Compensation” and “Beneficial Ownership of Securities” for more information.

Q:	How do the ATAK Initial Shareholders intend to vote their shares?

A:	Pursuant to the terms of the Sponsor Support Letter Agreement, the ATAK Initial Shareholders have agreed to vote their Founder Shares and any Class A Ordinary Shares purchased by them, in favor of the Business Combination Proposal and all of the other proposals. As of the date of this proxy statement/prospectus, the ATAK Initial Shareholders own an aggregate of 5,050,000 ATAK Ordinary Shares, which in the aggregate represents approximately 46% of our total outstanding shares on the date of this proxy statement/prospectus.

Q:	May our Sponsor and the other ATAK Initial Shareholders purchase Class A Ordinary Shares or ATAK Public Warrants prior to the Shareholder Meeting?

A:	At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding ATAK or our securities, ATAK’s Initial Shareholders, DIH and/or their respective affiliates may purchase shares from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of ATAK Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. In addition, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

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Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. ATAK will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which ATAK has received redemption requests.

Q:	What happens if I sell my Class A Ordinary Shares before the Shareholder Meeting?

A:	The record date for the Shareholder Meeting is earlier than the date of the Shareholder Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Class A Ordinary Shares after the Record Date, but before the Shareholder Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Shareholder Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	How has the announcement of the Business Combination affected the trading price of ATAK’s Class A Ordinary Shares, ATAK Public Units, ATAK Public Warrants and the Rights?

A:	On February 24, 2023, the last trading date before the public announcement of the Business Combination, the Class A Ordinary Shares, ATAK Public Warrants, ATAK Public Units and the Rights closed at $10.32, $0.017, $10.37 and $0.1052, respectively. On , the trading date immediately prior to the date of this proxy statement/prospectus, the Class A Ordinary Shares, ATAK Public Warrants, ATAK Public Units, and the Rights were priced at $ , $ , $ and $ , respectively.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Shareholders may send a later-dated, signed proxy card to ATAK at 4 Embarcadero Center, Suite 1449, San Francisco, California 94105 so that it is received by ATAK prior to the vote at the Shareholder Meeting (which is scheduled to take place on , 2023) or attend the Shareholder Meeting in person (which would include presence at the virtual Shareholder Meeting) and vote. Shareholders also may revoke their proxy by sending a notice of revocation to ATAK’s Secretary, which must be received by ATAK’s Secretary prior to the vote at the Shareholder Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the Shareholder Meeting?

A:	If you fail to take any action with respect to the Shareholder Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of New DIH. If you fail to take any action with respect to the Shareholder Meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of ATAK. However, if you fail to take any action with respect to the Shareholder Meeting, you will nonetheless be able to elect to redeem your Class A Ordinary Shares in connection with the Business Combination, provided you follow the instructions in this proxy statement for redeeming your shares.

Q:	What should I do with my stock certificates, warrant certificates and/or unit certificates?

A:	Shareholders who exercise their redemption rights must deliver their stock certificates to the Transfer Agent (either physically or electronically) prior to 5:00 p.m., Eastern Time, on , 2023 (two business days prior to the date of the Shareholder Meeting). ATAK warrant holders should not submit the certificates relating to their ATAK Warrants. Public Shareholders who do not elect to have their Class A Ordinary Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Class A Ordinary Shares.

Upon effectiveness of the Business Combination, holders of ATAK Ordinary Shares, ATAK Public Warrants and Rights will receive New DIH Class A Common Stock and New DIH Public Warrants without needing to take any action and accordingly such holders do not need to submit the certificates relating to their ATAK Ordinary Shares and warrants. In addition, before the Closing, each outstanding ATAK Public Unit will be separated into its component Class A Ordinary Share, one ATAK Public Warrant and one ATAK Right. Each holder of Rights in increments of 10 will receive one share of New DIH Class A Common Stock for each 10 Rights. No fractional shares of New DIH Class A Common Stock will be issued and Rights representing less than one share will expire worthless.

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Q:	What should I do if I receive more than one set of voting materials?

A:	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ATAK Ordinary Shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (855) 208-8903

email: info@okapipartners.com

You also may obtain additional information about ATAK from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a holder of Class A Ordinary Shares and you intend to seek redemption of your shares, you will need to deliver your Class A Ordinary Shares (either physically or electronically) to the Transfer Agent at the address below prior to 5:00 p.m., Eastern Time, on  , 2023 (two business days prior to the date of the Shareholder Meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

E-mail:

36

SUMMARY HISTORICAL FINANCIAL INFORMATION OF ATAK

The following tables contain summary historical financial data for ATAK. Such data as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from August 6, 2021 (inception) through December 31, 2021 has been derived from the audited financial statements of ATAK included elsewhere in this proxy statement/prospectus.

The information below is only a summary and should be read in conjunction with ATAK’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ATAK.” ATAK’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

		For the Period
		From August 6,
	For the	2021 (Inception)
	Year Ended	Through
Statement of Operations Data	December 31, 2022	December 31, 2021
Formation and operating costs	$1,705,315	$9,963
Loss from operations	(1,705,315)	(9,963)
Other income:
Change in fair value of warrant liability	5,191,127	—
Gain on extinguishment of over-allotment liability	258,440	—
Dividend income on marketable securities held in Trust Account	2,859,903	—
Other income, net	8,309,470	—
Net income (loss)	$6,604,155	$(9,963)
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	18,041,644	—
Basic and diluted net income per share, Class A ordinary shares subject to redemption	$0.28	$—
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	5,315,282	5,000,000
Basic and diluted net income (loss) per share, non-redeemable ordinary shares	$0.28	$(0.00)

	As of
Condensed Balance Sheet Data	December 31, 2022	December 31, 2021
Total assets	$207,355,603	$372,775
Total liabilities	$8,096,578	$357,738
Class A ordinary shares subject to possible redemption; $0.0001 par value; 500,000,000 shares authorized; 20,200,000 and no shares issued and outstanding subject to possible redemption at December 31, 2022 and 2021, at redemption value of $10.24 and $0 per share, respectively	$206,879,903	$—
Class A ordinary shares; $0.0001 par value; 500,000,000 shares authorized; 303,000 and no shares issued and outstanding (excluding 20,200,000 and no shares subject to possible redemption) at December 31, 2022 and 2021, respectively	$30	$—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,050,000 and 5,750,000 shares issued and outstanding at December 31, 2022 and 2021, respectively	$505	$575
Total Shareholders’ (Deficit) Equity	$(7,620,878)	$15,037

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SUMMARY HISTORICAL COMBINED FINANCIAL INFORMATION OF DIH

INFORMATION OF DIH

The selected historical combined statements of operations data of DIH for the years ended March 31, 2022 and 2021 and the historical combined balance sheet data as of March 31, 2022 and 2021 are derived from DIH’s audited combined financial statements included elsewhere in this proxy statement/prospectus. The selected historical combined statements of operations data of DIH for the nine months ended December 31, 2022 and 2021 and the historical combined balance sheet data as of December 31, 2022 are derived from DIH’s unaudited interim combined financial statements included elsewhere in this proxy statement/prospectus.

You should read the following selected combined historical financial data together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DIH” and DIH’s financial statements and related notes included elsewhere in this proxy statement/prospectus. DIH’s historical results are not necessarily indicative of the results that may be expected in the future and DIH’s results for the nine months ended December 31, 2022 are not necessarily indicative of the results that may be expected for the full year ended March 31, 2023 or any other period.

	Nine Months Ended		Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	March 31, 2022	March 31, 2021
Revenue	$33,168	$34,159	$48,979	$47,516
Cost of sales	14,983	13,854	22,750	19,290
Gross profit	18,185	20,305	26,229	28,226
Operating expenses:
Selling, general, and administrative expense	18,270	21,154	27,633	31,972
Research and development	5,959	5,724	7,956	6,691
Total operating expenses	24,229	26,878	35,589	38,663
Operating loss	(6,044)	(6,573)	(9,360)	(10,437)
Other income (expense):
Interest expense	(575)	(419)	(517)	(346)
Other income (expense), net	690	343	(382)	(57)
Total other income (expense)	115	(76)	(899)	(403)
Loss before income taxes	(5,929)	(6,649)	(10,259)	(10,840)
Income tax expense	770	594	696	11
Net loss	$(6,699)	$(7,243)	$(10,955)	$(10,851)

	As of December 31,	As of March 31,
	2022	2022	2021
	(in thousands)	(in thousands)
Balance sheet data:
Total assets	$33,826	$34,729	$38,778
Total liabilities	65,824	60,336	54,963
Total deficit	(31,998)	(25,607)	(16,185)

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” to give effect to the Business Combination and related transactions (collectively, the “Transactions”).

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ATAK will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of DIH issuing stock for the net assets of ATAK, accompanied by a recapitalization. The net assets of DIH will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of DIH.

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of ATAK and the historical financial statements of DIH, as adjusted to give effect to the Transactions. The fiscal year-end of DIH, which is March 31, has been conformed to the fiscal year-end of ATAK, which is December 31, for purposes of presenting the unaudited pro forma condensed combined financial information, pursuant to Rule 11-02I(3) of Regulation S-X, given the most recent fiscal years differed by more than 93 days. Following the consummation of the Business Combination, New DIH will have a March 31 fiscal year-end. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 gives pro forma effect to the Transactions as if they had been consummated on January 1, 2022. The selected unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. ATAK and DIH have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

This information should be read together with ATAK’s and DIH’s historical financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “DIH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “ATAK’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

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Unaudited Pro Forma
Year Ended December 31, 2022
Assuming No Redemptions, 50% Redemptions and Maximum Redemptions Scenario
(in thousands, except share and per share amounts)
Combined Statement of Operations data:
Revenue	$47,989
Cost of sales	23,879
Total operating expenses	39,334
Net income (loss)	$(25,510)
Net loss per share – Assuming No Redemptions:
Weighted average shares outstanding of Class A Common stock – basic and diluted	38,743,123
Net loss per Class A Common Stock – basic and diluted	$(0.66)
Net loss per share – Assuming 50% Redemptions:
Weighted average shares outstanding of Class A Common stock – basic and diluted	35,908,062
Net loss per Class A Common Stock – basic and diluted	$(0.71)
Net loss per share – Assuming Maximum Redemptions:
Weighted average shares outstanding of Class A Common stock – basic and diluted	33,073,000
Net loss per Class A Common Stock – basic and diluted	$(0.77)

	As of December 31, 2022
	Assuming No Redemptions Scenario	Assuming 50% Redemptions Scenario	Assuming Maximum Redemptions Scenario
	(in thousands)
Combined Balance Sheet data:
Total assets	$74,714	$45,935	$31,854
Total liabilities	$66,133	$66,133	$80,831
Total stockholders’ equity (deficit)	$8,581	$(20,198)	$(48,977)

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COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA

PER SHARE FINANCIAL INFORMATION

The following table sets forth the historical per share information of ATAK and DIH, on a standalone basis, and the unaudited pro forma condensed combined per share information after giving effect to the Business Combination and related transactions (collectively, the “Transactions”), assuming no redemptions, 50% redemptions and maximum redemptions, for the year ended December 31, 2022. The pro forma net loss per common share data for the year ended December 31, 2022 is presented as if the Transactions occurred on January 1, 2022. The pro forma book value per share information is presented as if the Transactions occurred on December 31, 2022. The information provided in the table below is unaudited.

The historical per share information of ATAK was derived from the audited financial statements as of and for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus. The historical financial information of DIH was derived from the unaudited condensed combined financial statements as of and for the nine months ended December 31, 2022 and from the audited combined financial statements as of and for the year ended March 31, 2022, included elsewhere in this proxy statement/prospectus. This information should be read together with the audited financial statements and related notes, the unaudited interim financial statements and related notes, the section titled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

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	Historical				Pro Forma Combined (3)
	ATAK		DIH (2)		Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions

As of and for the year ended December 31, 2022
Net income per Class A ordinary share subject to possible redemption – basic and diluted		$0.28	$	N/A	$	N/A	$	N/A	$	N/A
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption – basic and diluted		18,041,644		N/A		N/A		N/A		N/A
Net income per non-redeemable ordinary share – basic and diluted		$0.28	$	N/A	$	N/A	$	N/A	$	N/A
Weighted average shares outstanding of non-redeemable ordinary shares – basic and diluted		5,315,282		N/A		N/A		N/A		N/A
Net loss per Class A Common Stock – basic and diluted	$	N/A	$	N/A		$(0.66)		$(0.71)		$(0.77)
Weighted average shares outstanding of Class A Common stock – basic and diluted		N/A		N/A		38,743,123		35,908,062		33,073,000
Book value per share (1)		$(0.33)	$	N/A		$0.22		$(0.56)		$(1.48)

(1)	Book value per share is computed as shareholders’ equity divided by outstanding shares.

(2)	DIH’s historical combined financial statements have been prepared on a “carve-out basis,” and therefore historical EPS information for DIH is not presented.

(3)	Net loss per Class A Common Stock – basic and diluted and book value per share in these columns are computed on a pro forma combined basis assuming no redemptions (after giving effect to the Extension Amendment Redemptions), 50% redemptions or maximum redemptions. See section titled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus for calculation of pro forma net loss per Class A Common Stock – basic and diluted, pro forma common shares outstanding, and pro forma shareholders’ equity.

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TICKER SYMBOLS AND DIVIDEND INFORMATION

ATAK

Units, Common Stock, Warrants and Rights

The Units, Class A Ordinary Shares, ATAK Public Warrants and ATAK Rights are currently listed on the Nasdaq under the symbols “ATAKU,” “ATAK,” “ATAKW” and “ATAKR,” respectively. The units will automatically separate into their component securities upon consummation of the Domestication and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “Aurora Technology Acquisition Corp.” to “DIH Holding US, Inc.” We intend to apply for listing, to be effective at the time of the Business Combination, of the New DIH Class A Common Stock and the New DIH Public Warrants on the Nasdaq under the proposed symbols “DHAI” and “DHAIW.”

Holders

As of       , 2023, the record date for the Shareholder Meeting, there were         holders of record of ATAK Public Units,         holders of record of Class A Ordinary Shares, one holder of record of Class B Ordinary Shares,         holders of record of ATAK Public Warrants,        holders of record of ATAK Rights and         holders of record of ATAK Private Placement Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose ATAK Public Units, Class A Ordinary Shares, ATAK Warrants and ATAK Rights are held of record by banks, brokers and other financial institutions.

Dividend Policy

ATAK has not paid any cash dividends on the ATAK Ordinary Shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New DIH’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New DIH Board at such time.

DIH

There is no public market for DIH’s equity securities.

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RISK FACTORS

You should carefully consider all of the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of ATAK and DIH.

Throughout this section, references to the “Company” refer to the Company and its consolidated subsidiaries subsequent to the Business Combination as the context so requires.

For the purposes of this section, “we,” “us” and “our” refers, as applicable, to DIH prior to the Business Combination and to the Company subsequent to the Business Combination.

Risks Related to Our Business and Our Industry

We are substantially dependent on the commercial success of our current key product lines

Our success is substantially dependent on our ability to continue to generate and grow revenue from the sales of our current key product lines, LokoMat, Aemeo, C-Mill and CAREN/Grail which represent more than 90% of our revenue, which will depend on many factors including, but not limited to, our ability to:

●	develop and execute our sales and marketing strategies and maintain and manage the necessary sales, marketing and other capabilities and infrastructure that are required to successfully commercialize our products;

●	achieve, maintain and grow market acceptance of, and demand for our current products;

●	establish or demonstrate in the medical community the safety and efficacy of our rehabilitation products and their potential advantages over in comparison to, existing competing products and devices and products currently in development;

●	offer our products at competitive prices as compared to alternative options, and our ability to achieve a suitable profit margin from the sales of our products;

●	comply with applicable legal and regulatory requirements, including medical device compliance;

●	maintain our distribution and supply arrangements with third parties; and

●	enforce our intellectual property rights related to current and future products, if any.

If we do not achieve one or more of these factors, many of which are beyond our control, in a timely manner or at all, we may not be able to continue to generate and grow revenue from the sales of our current products, which may materially impact the success of our business.

We rely on sales from certain key products and markets, any disruptions to those products or markets due to change of market environment, regulatory requirements, or personal and sales practices, could generate adverse effects to our sales and business performance.

One of our key product lines, LokoMat accounts for more than 45% of our revenue; our other key products, Aemeo, C-Mill and CAREN/Grail collectively account for 55% of our revenues. In addition, more than 78% of our revenue is concentrated in the Americas and Europe, Middle East and Africa (“EMEA”), with remaining in Asia Pacific (“APAC”). Any disruptions to those key products and/or markets due to changes in market conditions, regulatory requirements, or personal and sales practices, could generate adverse effects to our sales and business performance.

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Global, regional, and local economic weakness and uncertainty could adversely affect our demand for our products and services and our business and financial performance.

Our business and financial performance depends on worldwide economic conditions and the demand for our products and services in the markets in which we compete. Ongoing economic weakness, including an economic slowdown or recession, uncertainty in markets throughout the world and other adverse economic conditions, including inflation, changes in monetary policy and increased interest rates, may result in decreased demand for our products and services and increased expenses and difficulty in managing inventory levels and accurately forecasting revenue, gross margin, cash flows and expenses.

Prolonged or more severe economic weakness and uncertainty could also cause our expenses to vary materially from our expectations. Any financial turmoil affecting the banking system and financial markets or any significant financial services institution failures could negatively impact our treasury operations, as the financial condition of such parties may deteriorate rapidly and without notice.

The COVID-19 pandemic has adversely affected and may continue to materially and adversely impact our business, our operations, and our financial results.

The impact of the COVID-19 pandemic resulted in significant disruptions to the global economy and supply chains, as well as our business. A significant number of our global suppliers, vendors, distributors, and manufacturing facilities are located in regions that were affected by the pandemic. Those operations were materially adversely affected by restrictive government and private enterprise measures implemented in response to the pandemic, which in turn, negatively impacted our operations. Shut-downs and other limitations imposed in response to the COVID-19 pandemic adversely affected our ability to develop market, close new orders, and ship and install products to recognize revenue, and train our customers effective to ensure value realization.

The extent to which COVID-19 continues to impact our business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning COVID-19 and the actions to contain COVID-19 or treat its impact, among others. We continue to monitor the evolving situation and guidance from international and domestic authorities, including federal, state and local public health authorities and may take actions based on their recommendations. In these circumstances, there may be developments outside our control requiring us to adjust our operating plan. As such, given the dynamic nature of this situation, we cannot reasonably estimate the full impact of COVID-19 on our financial condition, results of operations or cash flows in the future.

While most of the COVID-19 related restrictions have been lifted, new and occasionally more virulent variants of the virus that causes COVID-19, have emerged and there can be no assurance that any such outbreaks will not result in future partial or total shutdowns, which would adversely affect our business.

War, geopolitical factors, and foreign exchange fluctuations could adverse effect the performance of our business.

Due to our significant presence in Europe, and emerging needs from South East Asia and the Middle East, war or geopolitical stability in those regions could adversely affect demand and supply chain disruptions from those regions; and Foreign exchange, especially the Euro’s depreciation versus the US dollar would adversely depress our US dollar-denominated revenue and profitability We believe that an increasing percentage of our future revenue will come from international sales as we continue to expand our operations and develop opportunities in additional territories. International sales are subject to a number of additional risks, including:

●	difficulties in staffing and managing our foreign operations;

●	difficulties in penetrating markets in which our competitors’ products are more established;

●	reduced protection for intellectual property rights in some countries;

●	export restrictions, trade regulations and foreign tax laws;

●	fluctuating foreign currency exchange rates;

●	obtaining and maintaining foreign certification and compliance with other regulatory requirements;

●	customs clearance and shipping delays; and

●	political and economic instability.

If one or more of these risks were realized, we could be required to dedicate significant resources to remedy the situation, and if we are unsuccessful at finding a solution, our revenue may decline.

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We may not have sufficient funds to meet certain future operating needs or capital requirements, which could impair our efforts to develop and commercialize existing and new products, and as a result, we may in the future consider one or more capital-raising transactions, including future equity or debt financings, strategic transactions, or borrowings which may also dilute our shareholders.

We may need to raise additional capital to fund our growth, working capital and strategic expansion. Given the turbulent global environment and volatile capital market, we may not be able to secure such financing timely manner and with favorable terms. Any such capital raise involving the sale of equity securities would result in dilution to our shareholders. If we cannot raise the required funds, or cannot raise them on terms acceptable to us or investors, we may be forced to curtail substantially our current operations and scale down our growth plan.

The market for robotics and VR-enabled smart rehabilitation systems, are in the early growth stage, and important assumptions about the potential market for our current and future products may not be realized.

Although the market for robotics and VR-enabled “smart” rehabilitation systems has enjoyed increasing recognition from our customers, to date, the market is small. Significant market development efforts are still required to cross in order for us to enjoy accelerating growth. As such, it is difficult to predict the future size and rate of growth of the market; and we cannot assure you that our estimate regarding our current products is achievable or that our estimate regarding future products profile will remain the same. If our estimates of our current or future addressable market are incorrect, our business may not develop as we expect, and the price of our securities may suffer.

Currently, most of our products are purchased by customers as capital equipment, funded by our customers’ own capital budgets, government grants, or charitable organizations’ donations. There is a risk that such grants or donations may not be secured timely or at all or capital budgets reduced; which could adversely impact our sales forecasts.

While we have seen significant interest in our products to support our growth plan, due to limited sales and clinician application personnel that are instrumental to our efforts to convert such interest into sales orders, at any quarter we can only focus on a fraction of the total sales opportunities. Accordingly, if there are delays or disruptions to potential customers’ budgeting processes due to customers’ internal capital budget limitations, delays in funding of government grants or charitable organizations’ donations, our sales opportunities may not be realized.

In the future, we may develop operational leasing or vendor-enabled financing to expand our growth beyond capital budget limitations, as part of our efforts to enrich and expanding our business models. There can be no assurance that we will have adequate working capital to do so after the Business Combination.

If we are unable to train customers on the safe and appropriate use of our products, we may be unable to achieve our expected growth.

It is critical to the success of our commercialization efforts to train a sufficient number of customers and provide them with adequate instruction in the safe and appropriate use of our products. This training process may take longer than expected and may therefore affect our ability to increase sales. Following completion of training, we rely on the trained customers to advocate the benefits of our products in the marketplace. Convincing our customers to dedicate the time and energy necessary for adequate training is challenging, and we cannot assure you that we will be successful in these efforts. If we cannot attract potential new customers to our education and training programs, we may be unable to achieve our expected growth. If our customers are not properly trained, they may misuse or ineffectively use our products. This may also result in, among other things, unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could have an adverse effect on our business and reputation.

If customers misuse our products, we may become subject to prohibitions on the sale or marketing of our products, significant fines, penalties, sanctions, or product liability claims, and our image and reputation within the industry and marketplace could be harmed.

Our customers may also misuse our devices, or our future products or use improper techniques, potentially leading to adverse results, side effects or injury, which may lead to product liability claims. If our current or future products are misused or used with improper techniques or are determined to cause or contribute to consumer harm, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management’s attention from our core business, be expensive to defend, result in sizable damage awards against us that may not be covered by insurance and subject us to negative publicity resulting in reduced sales of our products. Furthermore, the use of our current or future products for indications other than those cleared by the FDA may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and consumers. Any of these events could harm our business and results of operations and cause our stock price to decline.

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If we are unable to educate clinicians on the safe, effective and appropriate use of our products, we may experience increased claims of product liability and may be unable to achieve our expected growth.

Certain of our products require the use of specialized techniques and/or product-specific knowledge. It is critical to the success of our business to broadly educate clinicians who use or desire to use our products in order to provide them with adequate instructions in the appropriate use of our products. It is also important that we educate our other customers and patients on the risks associated with our products. Failure to provide adequate training and education could result in, among other things, unsatisfactory patient outcomes, patient injury, negative publicity or increased product liability claims or lawsuits against us, any of which could have a material and adverse effect on our business and reputation. We make extensive educational resources available to clinicians and our other customers in an effort to ensure that they have access to current treatment methodologies, are aware of the advantages and risks of our products, and are educated regarding the safe and appropriate use of our products. However, there can be no assurance that these resources will successfully prevent all negative events and if we fail to educate clinicians, our other customers and patients, they may make decisions or form conclusions regarding our products without full knowledge of the risks and benefits or may view our products negatively. In addition, claims against us may occur even if such claims are without merit and/or no product defect is present, due to, for example, improper surgical techniques, inappropriate use of our products, or other lack of awareness regarding the safe and effective use of our products. Any of these events could harm our business and results of operations.

As an emerging leader in a fragmented industry, we need time and efforts to develop talent, expertise, competencies, process and infrastructure; if we lose key employees or fail to replicate and leverage our sales, marketing, and training infrastructure, our growth would suffer adverse effects.

A key element of our long-term business strategy is the continued leveraging of our sales, marketing, clinical training and services infrastructure, through the training, retention, and motivation of skilled sales, marketing, clinical applications training, and services representatives with industry experience and knowledge. In order to continue growing our business efficiently, we need coordinate the development of our sales, marketing, clinical training and services infrastructure with the timing of market expansion, new product launch, regulatory approvals, limited resources consideration and other factors in various geographies. Managing and maintaining our sales and marketing infrastructure is expensive and time consuming, and an inability to leverage such an organization effectively, or in coordination with regulatory or other developments, could inhibit potential sales and the penetration and adoption of our products into both existing and new markets.

Newly hired sales representatives require training and take time to achieve full productivity. If we fail to train new hires adequately, or if we experience high turnover in our sales force in the future, we cannot be certain that new hires will become as productive as may be necessary to maintain or increase our sales. In addition, if we are not able to retain existing and recruit new trainers to our clinical staff, we may not be able to successfully train customers on the use of our sophisticated products, which could inhibit new sales and harm our reputation. If we are unable to expand our sales, marketing, and training capabilities, we may not be able to effectively commercialize our products, or enhance the strength of our brand, which could have a material adverse effect on our operating results.

The health benefits of our products have not yet been substantiated by long-term large randomized clinical data, which could limit sales of such products.

Although there have been numerous published research studies supporting the benefits of our products and users of our products have reported encouraging health benefits of our products, currently there is no large scale, randomized clinical trial establishing the long-term health benefits of our or competitors’ products due to the relatively small size of the applicable user population, and the fragmented application practice that we are still in the early stage to change through consolidation and integration. As a result, potential conservative customers and healthcare providers may be slower to adopt or recommend our products.

Our success depends largely upon consumer satisfaction with the effectiveness of our products.

In order to generate repeat and referral business, consumers must be satisfied with the effectiveness of our products. If consumers are not satisfied with the benefits of our products, our reputation and future sales could suffer.

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For certain of our products, we rely on sole source third parties to manufacture and supply certain raw materials. If these manufacturers are unable to supply these raw materials or products in a timely manner, or at all, we may be unable to meet customer demand, which would have a material adverse effect on our business.

We currently depend on sole source, third party manufacturers, to manufacture and supply certain raw materials and products. We cannot assure you that these manufacturers will be able to provide these raw materials, and products in quantities that are sufficient to meet demand in a timely manner, or at all, which could result in decreased revenues and loss of market share. There may be delays in the manufacturing process over which we have no control, including shortages of raw materials, labor disputes, backlogs and failure to meet FDA standards. We are aware that certain of our sole source manufacturers also rely on sole source suppliers with respect to materials used in our products. We rely on our third-party manufacturers to maintain their manufacturing facilities in compliance with applicable international, FDA and other federal, state and/or local regulations including health, safety and environmental standards. If they fail to maintain compliance with critical regulations, they could be ordered to suspend, curtail or cease operations, which would have a material adverse impact on our business. Increases in the prices we pay our manufacturers, interruptions in our supply of raw materials or products, or lapses in quality, such as failures to meet our specifications and other regulatory requirements, could materially adversely affect our business. Any manufacturing defect or error discovered after our products have been produced and distributed could result in significant consequences, including costly recall procedures and damage to our reputation. Our ability to replace an existing manufacturer may be difficult, because the number of potential manufacturers is limited. If we do undertake to negotiate terms of supply with another manufacturer or other manufacturers, our relationships with our existing manufacturers could be harmed. Any interruption in the supply of raw materials or products, or the inability to obtain these raw materials or products from alternate sources in a timely manner, could impair our ability to meet the demands of our customers, which would have a material adverse effect on our business.

We utilize independent distributors who are free to market other products that compete with our products for sales.

While we have proportionally more influence on the independent distributors we are using to cover majority of the global markets due to our limited direct sales force, considering the fact that the rehabilitation technology market is very fragmented, we generally do not sign mutual exclusive distribution agreement with distributors. Consequently, our distribution partners could indirectly compete against our interests by promoting alternative technologies to prospective customers in lieu of ours. We believe that as we assemble more and integrated offering through our consolidation and integration strategy, the influence and motivation we may impose on our distribution partners to dedicate on selling and promoting our products and solution shall increase and such kind of competition risk would be better addressed.

To ensure credibility and enforce the effective genesis of our distributor management, we may terminate a distributor who has not demonstrated its best efforts and/or interests in selling and promoting our products and solutions, albeit such termination may adversely affect our sales performance in the market covered by such distributor.

Due to the nature of market fragmentation, our product and solution offerings may not always deliver the targeted sales amount, or may take longer than expected to establish itself in customers minds, and accepted by mainstream.

The fragmented market reflects both opportunity for consolidation and challenges of overcoming customers’ mindsets used to using alternative approaches as well as fragmented clinical practices. Change and acceptance of new idea and solution normally happens over time and in multiple wave-shaped phases instead of a straight line progression. Consequently, our new innovative product and solution offerings may not deliver the targeted sales amount or face uncertain time periods for customers to accept due to various dynamic factors that may influence the perceptions and consensus formation among prospective customers. Consequently, such judgments and self-reinforcing efforts may cause the actual results to deviate from our planned results for a sustained period, which may have adverse effect on our performance.

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We may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances, business acquisitions or partnerships with third parties that may not result in the development of commercially viable products, the generation of significant future revenue, or consistent realization of deal economics.

In the ordinary course of our business, we may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances, business acquisitions, partnerships or other arrangements to develop our products and to pursue new geographic or product markets. Proposing, negotiating, and implementing collaborations, in-licensing arrangements, joint ventures, strategic alliances, or partnerships may be a lengthy and complex process.

We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits from some of those transactions or arrangements.

Additionally, as we pursue these arrangements and choose to pursue other collaborations, in-licensing arrangements, joint ventures, strategic alliances, or partnerships in the future, we may not be in a position to exercise sole decision-making authority regarding the transaction or arrangement. This could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators. Our collaborators or any future collaborators may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. Disputes between us and our collaborators or any future collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements. Our collaborators or any future collaborators may allege that we have breached our agreement with them, and accordingly seek to terminate such agreement, which could adversely affect our competitive business position and harm our business prospects.

Furthermore, due to the fragmentation nature and the fact that most acquisition targets are at sub-optimal immature organization stage with less than $10 million in revenue, the risk of integrating such organizations and products can also be higher than acquisitions and consolidations in a mature industry. Consequently, there are risks that some of those acquisitions may fail to deliver the expected deal economics and could have adverse effect on our financial condition and business results.

We may not successfully integrate newly acquired product lines into our business operations or realize the benefits of our partnerships with other companies, acquisitions of complementary products or technologies or other strategic alternatives.

Historically we have acquired or gained the rights to our product lines through acquisitions and other strategic alternatives. As a result of these acquisitions, we have undergone substantial changes to our business and product offerings in a short period of time. Additionally, in the future, we may consider other opportunities to partner with or acquire other businesses, products or technologies that may enhance our product platform or technology, expand the breadth of our markets or customer base or advance our business strategies.

Although we have previously been successful in integrating such products and technologies into our business and operations, there can be no assurances that we will continue to do so in the future. If we fail to successfully integrate collaborations, assets, products or technologies, or if we fail to successfully exploit acquired product or distribution rights, our business could be harmed. Furthermore, we may have to incur debt or issue equity securities in connection with proposed collaborations or to pay for any product acquisitions or investments, the issuance of which could be dilutive to our existing shareholders. Identifying, contemplating, negotiating or completing a collaboration or product acquisition and integrating an acquired product or technology could significantly divert management and employee time and resources.

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Moreover, integrating new product lines with that of our own is a complex, costly and time-consuming process, which requires significant management attention and resources. The integration process may disrupt our existing operations and, if implemented ineffectively, would preclude realization of the full benefits that are expected. Our failure to meet the challenges involved in successfully integrating our acquisitions in order to realize the anticipated benefits may cause an interruption of, or a loss of momentum in, our operating activities and could adversely affect our results of operations. Potential difficulties, costs, and delays we may encounter as part of the integration process may include:

●	distracting management from day-to-day operations;

●	an inability to achieve synergies as planned;

●	risks associated with the assumption of contingent or other liabilities;

●	adverse effects on existing business relationships with suppliers or customers;

●	inheriting and uncovering previously unknown issues, problems and costs from the acquired product lines;

●	uncertainties associated with entering new markets in which we have limited or no experience;

●	increased legal and accounting costs relating to the product line or compliance with regulatory matters;

●	delays between our expenditures to acquire new products, technologies or businesses and generating net sales from those acquired products, technologies or businesses; and

●	increased difficulties in managing our business due to increased personnel, increased data and information to analyze, and the potential addition of international locations.

Any one or all of these factors may increase operating costs or lower anticipated financial performance. Many of these factors are also outside of our control. In addition, even if new product lines or businesses are integrated successfully, we may not realize the full benefits of the acquisition, including the synergies, cost savings or sales or growth opportunities that we expect or within the anticipated time frame. Additional unanticipated costs may be incurred in the integration of product lines or businesses. All of these factors could decrease or delay the expected accretive effect of the transaction, and negatively impact the price of our common stock. The failure to integrate any acquired product line or business successfully would have a material adverse effect on our business, financial condition and results of operations.

We may pursue acquisitions, which involve a number of risks, and if we are unable to address and resolve these risks successfully, such acquisitions could harm our business.

We may in the future acquire businesses, products or technologies to expand our offerings and capabilities, user base and business. We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions; however, we have limited experience completing or integrating acquisitions. Any acquisition could be material to our financial condition and results of operations and any anticipated benefits from an acquisition may never materialize. In addition, the process of integrating acquired businesses, products or technologies may create unforeseen operating difficulties and expenditures. Acquisitions in international markets would involve additional risks, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.

The process of integrating an acquired business, product or technology can create unforeseen operating difficulties, expenditures and other challenges such as:

●	potentially increased regulatory and compliance requirements;

●	implementation or remediation of controls, procedures and policies at the acquired company;

●	diversion of management time and focus from operation of its then-existing business to acquisition integration challenges;

●	coordination of product, sales, marketing and program and systems management functions;

●	transition of the acquired company’s users and providers onto our systems;

●	retention of employees from the acquired company;

●	integration of employees from the acquired company into our organization;

●	integration of the acquired company’s accounting, information management, human resources and other administrative systems and operations into our systems and operations;

●	liability for activities of the acquired company prior to the acquisition, including violations of law, commercial disputes and tax and other known and unknown liabilities; and

●	litigation or other claims in connection with the acquired company, including claims brought by terminated employees, providers, former stockholders or other third parties.

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We may not be able to address these risks successfully, or at all, without incurring significant costs, delays or other operational problems and if we were unable to address such risks successfully our business could be harmed.

We may have difficulty managing our growth which could limit our ability to increase sales and cash flow.

We anticipate experiencing significant growth in our operations and the number of our employees if our current and future products are successful. This growth will place significant demands on our management, as well as our financial and operational resources. In order to achieve our business objectives, we will need to grow our business. Continued growth would increase the challenges involved in:

●	implementing appropriate operational and financial systems;

●	expanding our sales and marketing infrastructure and capabilities;

●	ensuring compliance with applicable FDA, and other regulatory requirements;

●	providing adequate training and supervision to maintain high quality standards; and

●	preserving our culture and values.

Our growth will require us to continually develop and improve our operational, financial and other internal controls. If we cannot scale and manage our business appropriately, we will not realize our projected growth and our financial results could be adversely affected.

Risks Related to Government Regulation

We are subject to extensive and dynamic medical device regulation, which may impede or hinder the approval or sale of our products and, in some cases, may ultimately result in an inability to obtain approval of certain products or may result in the recall or seizure of previously approved products.

Our products, marketing, sales and development activities and manufacturing processes are subject to extensive and rigorous regulation by various regulatory agencies and governing bodies. Under the US Food, Drug and Cosmetic Act (FDC Act), medical devices must receive FDA clearance or approval or an exemption from such clearance or approval before they can be commercially marketed in the United States. In the European Union, we are required to comply with applicable medical device directives (including the Medical Devices Directive and the European Medical Device Regulation) and obtain CE Mark (European Conformity) certification in order to market medical devices. In addition, exported devices are subject to the regulatory requirements of each country to which the device is exported. Many countries require that product approvals be renewed or recertified on a regular basis, generally every four to five years. The renewal or recertification process requires that we evaluate any device changes and any new regulations or standards relevant to the device and conduct appropriate testing to document continued compliance. Where renewal or recertification applications are required, they may need to be renewed and/or approved in order to continue selling our products in those countries. There can be no assurance that we will receive the required approvals for new products or modifications to existing products on a timely basis or that any approval will not be subsequently withdrawn or conditioned upon extensive post-market study requirements.

The European Union regulatory bodies finalized a new Medical Device Regulation (MDR) in 2017, which replaced the existing directives and provided three years for transition and compliance. The MDR changes several aspects of the existing regulatory framework, such as updating clinical data requirements and introducing new ones, such as Unique Device Identification (UDI). We and those who will oversee compliance to the new MDR face uncertainties as the MDR is rolled out and enforced by the Commission and EEA Competent Authorities, creating risks in several areas, including the CE Marking process and data transparency, in the upcoming years.

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Regulations regarding the development, manufacture and sale of medical devices are evolving and subject to future change. We cannot predict what impact, if any, those changes might have on our business. Failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition and results of operations. Later discovery of previously unknown problems with a product or manufacturer could result in fines, delays or suspensions of regulatory clearances or approvals, seizures or recalls of products, physician advisories or other field actions, operating restrictions and/or criminal prosecution. We may also initiate field actions as a result of a failure to strictly comply with our internal quality policies. The failure to receive product approval clearance on a timely basis, suspensions of regulatory clearances, seizures or recalls of products, physician advisories or other field actions, or the withdrawal of product approval by regulatory authorities could have a material adverse effect on our business, financial condition or results of operations.

If we fail to obtain regulatory approvals in the United States or foreign jurisdictions for our products, or any future products, we will be unable to market our products in those jurisdictions.

In addition to regulations in the United States, we are subject to a variety of foreign regulations governing manufacturing, clinical trials, commercial sales and distribution of our future products. Whether or not we obtain FDA approval for a product, we must obtain approval of the product by the comparable regulatory authorities of foreign countries before commencing clinical trials or marketing in those countries. The approval procedures vary among countries and can involve additional clinical testing, or the time required to obtain approval may differ from that required to obtain FDA approval. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more foreign regulatory authorities does not ensure approval by regulatory authorities in other foreign countries or by the FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval.

Due to the fact that more than 95% of our revenue comes from health-regulated medical device products, if we do not obtain or maintain necessary regulatory clearances or approvals, or if clearances or approvals for future medical products or modifications to existing medical products are delayed or not issued, our commercial operations and sales targets would be adversely affected.

We operate under highly regulated global health markets and must register and maintain effectiveness and compliance of such registration, with each of our medical devices with every markets’ relevant authority either directly or through our agent or distributors. Any missing or failure to comply with such registrations may disrupt any sales activities in that particular market, and result in adverse effects.

We may be subject to adverse medical device reporting obligations, voluntary corrective actions or agency enforcement actions.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on an FDA finding that there is reasonable probability that the device would cause serious injury or death. Manufacturers may also, under their own initiative, recall a product if any material deficiency in a device is found or withdraw a product to improve device performance or for other reasons. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of a perceived or actual unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labelling defects or other deficiencies and issues. Regulatory agencies in other countries have similar authority to recall devices because of material deficiencies or defects in design or manufacture that could endanger health. Any recall would divert management attention and financial resources and could cause the price of our stock to decline, expose us to product liability or other claims and harm our reputation with customers. Such events could impair our ability to produce our products in a cost-effective and timely manner in order to meet customer demands. A recall involving our silicone gel breast implants could be particularly harmful to our business, financial and operating results. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA or similar foreign governmental authorities. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA or foreign governmental authorities. If the FDA or foreign governmental authorities disagree with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA or a foreign governmental authority could take enforcement action for failing to report the recalls when they were conducted.

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In addition, under the FDA’s medical device reporting regulations, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Repeated product malfunctions may result in a voluntary or involuntary product recall. We are also required to follow detailed record-keeping requirements for all self-initiated medical device corrections and removals, and to report such corrective and removal actions to the FDA if they are carried out in response to a risk to health and have not otherwise been reported under the medical device reporting regulations. Depending on the corrective action we take to address a product’s deficiencies or defects, the FDA may require, or we may decide, that we need to obtain new approvals or clearances for the device before marketing or distributing the corrected device. Seeking such approvals or clearances may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties, or civil or criminal fines. We may also be required to bear other costs or take other actions that may have a negative impact on our sales as well as face significant adverse publicity or regulatory consequences, which could harm our business, including our ability to market our products in the future.

Any adverse event involving our products, whether in the United States or abroad, could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, will likely oblige us to defend ourselves in resulting lawsuits, and will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

Legislative or regulatory healthcare reforms in the United States and other countries may make it more difficult and costly for us to obtain regulatory clearance or approval of any future product candidates and to produce, market, and distribute our products after clearance or approval is obtained.

Recent political, economic and regulatory influences are subjecting the health care industry to fundamental changes. Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation and regulations designed to contain or reduce the cost of health care, improve quality of care, and expand access to healthcare, among other purposes. Such legislation and regulations may result in decreased reimbursement for medical devices and/or the procedures in which they are used, which may further exacerbate industry-wide pressure to reduce the prices charged for medical devices. This could harm our ability to market and generate sales from our products.

In addition, regulations and guidance are often revised or reinterpreted by governmental agencies, including the FDA, CMS, and the Department of Health and Human Services Office of the Inspector General (“OIG”) and others, in ways that may significantly affect our business and our products. Any new regulations, revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of our products.

In the future there may continue to be additional proposals relating to the reform of the United States. healthcare system. Certain of these proposals could limit the prices we are able to charge for our products or the amount of reimbursement available for our products, and could limit the acceptance and availability of our products, any of which could have a material adverse effect on our business, results of operations and financial condition.

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United States and foreign privacy and data protection laws and regulations may impose additional liabilities on us.

While we do not store patient data at our premises or DIH-managed data center, United States, federal and state privacy and data security laws and regulations regulate how we and our partners collect, use and share certain information. In addition to HIPAA, certain state laws govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, the California Consumer Privacy Act, or CCPA, went into effect January 1, 2020. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. The CCPA was recently amended by the California Privacy Rights Act, expanding certain consumer rights such as the right to know. It remains unclear what, if any, additional modifications will be made to these laws by the California legislature or how these laws will be interpreted and enforced. The California Attorney General has issued clarifying regulations and initiating enforcement activity. The potential effects of the CCPA and CPRA are significant and may cause us to incur substantial costs and expenses to comply. The CCPA has prompted a wave of proposals for new federal and state privacy legislation, some of which may be more stringent than the CCPA, that, if passed, could increase our potential liability, increase our compliance costs, and adversely affect our business.

We may also be subject to or affected by foreign laws and regulations, including regulatory guidance, governing the collection, use, disclosure, security, transfer, and storage of personal data, such as information that we collect about customers and patients in connection with our operations abroad. The global legislative and regulatory landscape for privacy and data protection continues to evolve, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. This evolution may create uncertainty in our business, result in liability, or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future.

For example, the European Union implemented the General Data Protection Regulation (GDPR) a broad data protection framework that expands the scope of European Union data protection law to include certain non-European Union entities that process the personal data of European Union residents, including clinical trial data. The GDPR increases our compliance burden with respect to data protection, including by mandating potentially burdensome documentation requirements and granting certain rights to individuals to control how we collect, use, disclose, retain and protect information about them. The processing of sensitive personal data, such as information about health conditions, leads to heightened compliance burdens under the GDPR and is a topic of active interest among European Union regulators. In addition, the GDPR provides for breach reporting requirements, more robust regulatory enforcement and fines of up to the greater of 20 million euros or 4% of annual global revenue. The GDPR increases our responsibility and liability in relation to personal data that we process, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, which could divert management’s attention and increase our cost of doing business.

A data security breach or other privacy violation that compromises the confidentiality, integrity or availability of the personal information of our customers, clinical trials participants, collaborators or employees could harm our reputation, compel us to comply with United States. or international breach notification laws, subject us to mandatory corrective action, and otherwise subject us to liability under United States. or foreign laws and regulations. Data breaches or other security incidents could also compromise our trade secrets or other intellectual property. If we are unable to prevent such data security breaches and security incidents or implement satisfactory remedial measures, our operations could be disrupted, and we may suffer reputational harm, financial loss or other regulatory penalties. In addition, such events can be difficult to detect, and any delay in identifying them may lead to increased harm.

Finally, it is possible that these privacy laws may be interpreted and applied in a manner that is inconsistent with our practices. Any failure or perceived failure by us to comply with federal, state, or foreign laws or self-regulatory organization’s rules or regulations could result in an expense or liability to us.

Changes in law or regulation could make it more difficult and costly for DIH and its subsidiaries to manufacture, market and distribute its products or obtain or maintain regulatory approval of new or modified products.

The experience with the transition to the EU MDR showed how complex, time-consuming and expensive a change in Medical Device Legislation can be. Progression on innovations and new products could be significantly delayed during the work on compliance with new legislations.

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We may fail to comply with regulations of the United States and foreign regulatory agencies which could delay, or prevent entirely, and the commercialization of our products.

Given the non-invasive and lower risk nature of rehabilitation products, similar to other rehabilitation technology providers, most of our products are in FDA risk class 1 and this class is not subject to mandatory scrutiny by the US authorities. There is the possibility that, in the future, the FDA may not agree with our classification. We might have to register if disagreement arises, and consequently we would have to stop distributing the device in the US. Under such a scenario, possible alternatives registration pathways might be 510(k)s or PMAs, which amount to an increase in the registration time from six months to multiple years; result in significant suspension of our sales activity for products in question in the US.

In some instances, in our advertising and promotion, we may make claims regarding our product as compared to competing products, which may subject us to heightened regulatory scrutiny, enforcement risk, and litigation risks.

The FDA applies a heightened level of scrutiny to comparative claims when applying its statutory standards for advertising and promotion, including with regard to its requirement that promotional labelling be truthful and not misleading. There is potential for differing interpretations of whether certain communications are consistent with a product’s FDA-required labelling, and FDA will evaluate communications on a fact-specific basis.

In addition, making comparative claims may draw attention from our competitors. Where a company makes a claim in advertising or promotion that its product is superior to the product of a competitor (or that the competitor’s product is inferior), this creates a risk of a lawsuit by the competitor under federal and state false advertising or unfair and deceptive trade practices law, and possibly also state libel law. Such a suit may seek injunctive relief against further advertising, a court order directing corrective advertising, and compensatory and punitive damages where permitted by law.

Any such lawsuit or threat of lawsuit against us will likely oblige us to defend ourselves in court, and will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results. If any such lawsuit against us is successful, we would suffer additional losses of time and capital in taking any required corrective action and would suffer harm to our reputation, all of which would have an adverse effect on our business.

If we fail to obtain or maintain the necessary ISO 13485 certification or the certification according to (EU) 2017/745 (MDR), our commercial operations in the EU and some other countries will be harmed.

As the certifications according to ISO 13485 and (EU) 2017/745 constitute the legal basis for any commercial activity in the European Union and many other countries, these certifications and maintenance of such certifications is a vital task for us. Failure to certify will lead to a disruption of device sales not only in the European Union, but also in the United States and many other countries, as these usually consider a certification a prerequisite for any device registrations.

The majority of our products are classified as medical devices and are regulated by the FDA, the European Union and other governmental authorities both inside and outside of the United States. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of our medical products. Our failure to comply with these complex laws and regulations could have a material adverse effect on our business, results of operations, financial condition and cash flows. Even after regulatory clearance or approval has been granted, a cleared or approved product and its manufacturer are subject to extensive regulatory requirements relating to manufacturing, labeling, packaging, adverse event reporting, storage, advertising and promotion for the product. If we fail to comply with the regulatory requirements of the FDA or other non-U.S. regulatory authorities, or if previously unknown problems with our products or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions, including restrictions on the products, manufacturers or manufacturing process; adverse inspectional observations (Form 483), warning letters, non-warning letters incorporating inspectional observations; civil or criminal penalties or fines; injunctions; product seizures, detentions or import bans; voluntary or mandatory product recalls and publicity requirements; suspension or withdrawal of regulatory clearances or approvals; total or partial suspension of production; imposition of restrictions on operations, including costly new manufacturing requirements; refusal to clear or approve pending applications or premarket notifications; and import and export

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Modifications to our products may require re-registration, new 510(k) clearances or premarket approvals, or may require us to renew existing registrations in non-European Union countries.

Product modifications consisting either of changes to hardware or software or in expanding or restricting indications or contraindications can have an impact on the validity of our registrations. Thus, a product modification may lead to regulatory change projects, which will consume time and resources. A delay in marketing activities for the respective products may result. Many of these changes are beyond our control, as they are initiated by suppliers of components. Often those changes cannot be predicted, as their announcement happens on short notice, thus increasing the risk of business disruption.

The innovative development of our products may lead to the application of new laws, regulations, standards, etc. not considered until now.

Developing our products further in the direction of increasingly independent acting devices might bring those products into the scope of standards or regulations for robotic devices or artificial intelligence, or other similar areas. As this requires further competencies, resources and time, a potential delay or disruption of our commercial activities could result.

Any negative publicity concerning our products could harm our business and reputation and negatively impact our financial results.

The reactions of potential patients, physicians, the news media, legislative and regulatory bodies and others to information about complications or alleged complications of our products could result in negative publicity and could materially reduce market acceptance of our products. These reactions, or any investigations and potential resulting negative publicity, may have a material adverse effect on our business and reputation and negatively impact our financial condition, results of operations or the market price of our common stock. In addition, significant negative publicity could result in an increased number of product liability claims against us.

United States or European healthcare reform measures and other potential legislative initiatives could adversely affect our business.

Europe and the United States are our major markets, and any major healthcare reform that may change the health industry landscape or reimbursement environment, may have a significant impact on our sales performance and growth projects in the affected markets.

Any political changes in the United States or in Europe could result in significant changes in, and uncertainty with respect to, legislation, regulation, global trade, and government policy that could substantially impact our business and the medical device industry generally. The FDA and European Union Commission’s policies may also change, and additional government regulations may be issued that could prevent, limit, or delay regulatory approval of our future products, or impose more stringent product labeling and post-marketing testing and other requirements.

Risks Related to War in Ukraine

The credit and financial markets have experienced extreme volatility and disruptions due to the current conflict between Ukraine and Russia. The conflict is expected to have further global economic consequences, including but not limited to the possibility of severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. In addition, the United States and other countries have imposed sanctions on Russia which increases the risk that Russia, as a retaliatory action, may launch cyberattacks against the United States, its government, infrastructure and businesses. Any of the foregoing consequences, including those we cannot yet predict, may cause our business, financial condition, results of operations and the price of our ordinary shares to be adversely affected.

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Risks Related to Our Intellectual Property and Information Technology

We depend on computer and information systems we do not own or control and failures in our systems or a cybersecurity attack or breach of our IT systems or technology could significantly disrupt our business operations or result in sensitive information being compromised which would adversely affect our reputation and/or results of operations.

We have entered into agreements with third parties for hardware, software, telecommunications, and other information technology services in connection with the operation of our business. It is possible we or a third party that we rely on could incur interruptions from a loss of communications, hardware or software failures, a cybersecurity attack or a breach of our IT systems or technology, computer viruses or malware. Though most of those information systems and platforms are provided by well-established multinational firms like Oracle and Microsoft, any interruptions to our arrangements with third parties, to our computing and communications infrastructure, or to our information systems or any of those operated by a third party that we rely on could significantly disrupt our business operations.

In the current environment, there are numerous and evolving risks to cybersecurity and privacy, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, employee malfeasance and human or technological error. A cyberattack of our systems or networks that impairs our information technology systems could disrupt our business operations and result in loss of service to customers, including technical support for our robotics and VR-enabled devices.

Our success depends in part on our ability to obtain and maintain protection for the intellectual property relating to or incorporated into our products.

Our success depends in part on our ability to obtain and maintain protection for the intellectual property relating to or incorporated into our products. We seek to protect our intellectual property through a combination of patents, trademarks, confidentiality, and assignment agreements with our employees and certain of our contractors, as well as confidentiality agreements with certain of our consultants, scientific advisors, and other vendors and contractors. In addition, we rely on trade secrets law to protect our proprietary software and product candidates/products in development.

The patent position of robotic and VR-enabled inventions can be highly uncertain and involves many new and evolving complex legal, factual, and technical issues. Patent laws and interpretations of those laws are subject to change and any such changes may diminish the value of our patents or narrow the scope of our right to exclude others. In addition, we may fail to apply for or be unable to obtain patents necessary to protect our technology or products from copycats or fail to enforce our patents due to lack of information about the exact use of technology or processes by third parties. Also, we cannot be sure that any patents will be granted in a timely manner or at all with respect to any of our patent pending applications or that any patents that are granted will be adequate to exclude others for any significant period of time or at all. Given the foregoing and in order to continue reducing operational expenses in the future, we may invest fewer resources in filing and prosecuting new patents and on maintaining and enforcing various patents, especially in regions where we currently do not focus our market growth strategy.

Litigation to establish or challenge the validity of patents, or to defend against or assert against others infringement, unauthorized use, enforceability, or invalidity, can be lengthy and expensive and may result in our patents being invalidated or interpreted narrowly and restricting our ability to be granted new patents related to our pending patent applications. Even if we prevail, litigation may be time consuming, force us to incur significant costs, and could divert management’s attention from managing our business while any damages or other remedies awarded to us may not be valuable.

In addition, we seek to protect our trade secrets, know-how, and confidential information that is not patentable by entering into confidentiality and assignment agreements with our employees and certain of our contractors and confidentiality agreements with certain of our consultants, scientific advisors, and other vendors and contractors. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or otherwise fail to prevent disclosure, third-party infringement, or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Enforcing a claim that a third party illegally obtained or is using our trade secrets without authorization may be expensive and time consuming, and the outcome is unpredictable. Some of our employees or consultants may own certain technology which they license to us for a set term. If these technologies are material to our business after the term of the license, our inability to use them could adversely affect our business and profitability.

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We are not able to protect our intellectual property rights in all countries.

Filing, prosecuting, maintaining, and defending patents on each of our products in all countries throughout the world would be prohibitively expensive, and thus our intellectual property rights outside the United States and Europe are limited. In addition, the laws of some foreign countries, especially developing countries, such as China, do not protect intellectual property rights to the same extent as federal and state laws in the United States. It may not be possible to effectively enforce intellectual property rights in some countries at all or to the same extent as in the United States and other countries. Consequently, we are unable to prevent third parties from using our inventions in all countries, or from selling or importing products made using our inventions in the jurisdictions in which we do not have (or are unable to effectively enforce) patent protection. Copycats may use our technologies in jurisdictions where we have not obtained patent protection to develop, market or otherwise commercialize their own products, and we may be unable to prevent those copycats from importing those infringing products into territories where we have patent protection, but enforcement may not be as strong as in the United States. These products may compete with our products and our patents and other intellectual property rights may not be effective or sufficient to prevent them from competing in those jurisdictions.

We may be subject to patent infringement claims, especially for products acquired through acquisitions, which could result in substantial costs and liability and prevent us from commercializing such acquired products.

The medical device industry is characterized by competing intellectual property, given the existence of large number of patents, the rapid rate of new patent issuances, and the complexities of the technology involved; and patent infringement assessments require costly due diligence and extensive resources to cope with the complexity to assess infringement risks in a complex world of regulations and intellectual property filings. As a result, we may choose not to conduct extensive and expensive intellectual property due diligence, especially for small deal value; as a consequence, we might be vulnerable to certain unknown intellectual property infringement claims, especially related to products we acquired from others. Determining whether a product infringes a patent involves complex legal and factual issues and the outcome of patent litigation is often uncertain. Even though we have conducted research of issued patents, no assurance can be given that patents containing claims covering our products, technology or methods do not exist, have not been filed or could not be filed or issued. In addition, because patent applications can take years to issue and because publication schedules for pending applications vary by jurisdiction, there may be applications now pending of which we are unaware, and which may result in issued patents that our current or future products infringe.

Infringement actions and other intellectual property claims brought against us, whether with or without merit, may cause us to incur meaningful costs and could place a significant strain on our financial resources, divert the attention of management, and harm our reputation.

We may be subject to damages resulting from claims that our employees or we have wrongfully used or disclosed alleged trade secrets of their former employers.

Some of our employees were previously employed at other medical device companies, including our competitors or potential competitors, and we may hire employees in the future that are so employed. We could in the future be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. If we fail in defending against such claims, a court could order us to pay substantial damages and prohibit us from using technologies or features that are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. If any of these technologies or features that are important to our products, this could prevent us from selling those products and could have a material adverse effect on our business. Even if we are successful in defending against these claims, such litigation could result in substantial costs and divert the attention of management.

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Risks Related to Ownership of New DIH Class A Common Stock

Future sales of a substantial number of shares of New DIH Class A Common Stock by us or our large stockholders, certain of whom may have registration rights, or dilutive exercises of a substantial number of warrants by our warrant holders could adversely affect the market price of our Class A Common Stock.

Sales by us or our stockholders of a substantial number of shares of New DIH Class A Common Stock in the public market following the Business Combination, or the perception that these sales might occur, could cause the market price of the New DIH Class A Common Stock to decline or could impair our ability to raise capital through a future sale of our equity securities. Additionally, dilutive exercises of a substantial number of warrants by our warrant-holders, or the perception that such exercises may occur, could put downward price on the market price of our ordinary shares.

Future grants of shares of New DIH Class A Common Stock under our equity incentive plan to our employees, non-employee directors and consultants, or sales by these individuals in the public market, could result in substantial dilution, thus decreasing the value of your investment in New DIH Class A Common Stok. In addition, stockholders will experience dilution upon the exercise of outstanding warrants.

In connection with the ATAK special meeting, shareholders will be asked to approve an equity incentive plan which will provide for the issuance of up to          additional shares of New DIH Class A Common Stock. Additionally, to the extent registered on a Form S-8, shares of New DIH Class A Common Stock granted or issued under our equity incentive plans will, subject to vesting provisions, lock-up restrictions, and Rule 144 volume limitations applicable to our “affiliates,” be available for sale in the open market immediately upon registration. Further, as of December 31, 2022, there were 26,670,000 shares of New DIH Class A Common Stock underlying issued and outstanding warrants, which if exercised, could decrease the net tangible book value of our New DIH Class A Common Stock and cause dilution to our existing stockholders. Sales of a substantial number of the above-mentioned shares of New DIH Class A Common Stock in the public market could result in a significant decrease in the market price of the New DIH Class A Common Stock and have a material adverse effect on your investment.

If securities or industry analysts do not publish research or reports about New DIH’s business, or if they issue an adverse opinion regarding its stock, its stock price and trading volume could decline.

The trading market for New DIH Class A Common Stock will be influenced by the research and reports that industry or securities analysts publish about New DIH or its business. New DIH does not currently have and may never obtain research coverage by securities and industry analysts. Since New DIH will become public through a merger, securities analysts of major brokerage firms may not provide coverage of New DIH since there is no incentive to brokerage firms to recommend the purchase of its common stock. If no or few securities or industry analysts commence coverage of New DIH, the trading price for its stock would be negatively impacted. In the event New DIH obtains securities or industry analyst coverage, if any of the analysts who cover it issues an adverse opinion regarding New DIH, its business model, its intellectual property or its stock performance, or if its clinical trials and operating results fail to meet the expectations of analysts, its stock price would likely decline. If one or more of these analysts cease coverage of New DIH or fail to publish reports on it regularly, New DIH could lose visibility in the financial markets, which in turn could cause its stock price or trading volume to decline.

We will be an emerging growth company and a “smaller reporting company” and the reduced reporting requirements applicable to such companies may make our New DIH Class A Common Stock less attractive to investors.

New DIH will be an emerging growth company, as defined in the JOBS Act. For as long as New DIH continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory stockholder votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. New DIH cannot predict if investors will find its common stock less attractive because New DIH may rely on these exemptions. If some investors find New DIH Class A Common Stock less attractive as a result, there may be a less active trading market for New DIH Class A Common Stock and its stock price may be more volatile.

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New DIH will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of ATAK’s IPO, (b) in which it has total annual gross revenue of at least $1.235 billion, or (c) in which it is deemed to be a large accelerated filer, which requires the market value of its common stock that is held by non-affiliates to equal or exceed $700 million as of the last business day of the second fiscal quarter of such year, and (2) the date on which New DIH has issued more than $1 billion in non-convertible debt during the prior three-year period.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. Following the consummation of the Business Combination, New DIH expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare New DIH’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Additionally, New DIH will be a “smaller reporting company” as defined in Item 10(f) of Regulation S-K, which allows us to take advantage of certain scaled disclosure requirements available specifically to smaller reporting companies. For example, we may continue to use reduced compensation disclosure obligations, and we will not be obligated to follow the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will remain a smaller reporting company until the last day of the fiscal year in which we have at least $100 million in revenue and at least $700 million in aggregate market value of our shares held by non-affiliated persons and entities (known as “public float”), or, alternatively, if our revenue exceed $100 million, until the last day of the fiscal year in which our public float was at least $250.0 million (in each case, with respect to public float, as measured as of the last business day of the second quarter of such fiscal year). For the year ended March 31, 2022, we recorded revenue of approximately $33.2 million.

We cannot predict or otherwise determine if investors will find our securities less attractive as a result of our reliance on exemptions as a smaller reporting company and/or “non-accelerated filer.” If some investors find our securities less attractive as a result, there may be a less active trading market for our ordinary shares and the price of our ordinary shares may be more volatile.

The price of our Class A Common Stock may be volatile, and you may lose all or part of your investment.

The market price of our New DIH Class A Common Stock after the Business Combination could be highly volatile and may fluctuate substantially as a result of many factors. In addition, because the warrants are exercisable into our shares of our Class A Common Stock, volatility, or a reduction in the market price of our Class A Common Stock could have an adverse effect on the trading price of the warrants. Factors which may cause fluctuations in the price of our Class A Common Stock include, but are not limited to:

●	actual or anticipated fluctuations in our growth rate or results of operations or those of our competitors;

●	customer acceptance of our products;

●	announcements by us or our competitors of new products or services, commercial relationships, acquisitions, or expansion plans;

●	announcements by us or our competitors of other material developments;

●	our involvement in litigation;

●	changes in government regulation applicable to us and our products;

●	sales, or the anticipation of sales, of our ordinary shares, warrants and debt securities by us, or sales of our ordinary shares by our insiders or other shareholders, including upon expiration of contractual lock-up agreements;

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●	developments with respect to intellectual property rights;

●	competition from existing or new technologies and products;

●	changes in key personnel;

●	the trading volume of the New DIH Class A Common Stock;

●	changes in the estimation of the future size and growth rate of our markets;

●	changes in our quarterly or annual forecasts with respect to operating results and financial conditions;

●	general economic and market conditions and

●	Announcements regarding business acquisitions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our ordinary shares, regardless of our operating performance. Technical factors in the public trading market for New DIH Class A Common Stock may produce price movements that may or may not comport with macroeconomic, industry or DIH-specific fundamentals, including, without limitation, the sentiment of retail investors (including as may be expressed on financial trading and other social media sites), the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our ordinary shares and any related hedging or other technical trading factors. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we become involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted.

General Risks

Exchange rate fluctuations between the U.S. dollar, the Euro and the Swiss Franc may negatively affect our revenue and earnings.

The U.S. dollar is our functional and reporting currency. However, more than 50% of our sales orders come from Europe in euros; and we pay a significant portion of our expenses in euro and Swiss Francs; and we expect this to continue. As a result, we are exposed to exchange rate risks that may materially and adversely affect our financial results. Accordingly, any depreciation of the euro relative to the U.S. dollar would adversely impact our revenue, and any appreciation of Swiss Franc against U.S. dollar will adversely impact net loss or net income, if any.

Our operations also could be adversely affected if we are unable to effectively hedge against currency fluctuations in the future.

We are subject to certain regulatory regimes that may affect the way that we conduct business internationally, and our failure to comply with applicable laws and regulations could materially adversely affect our reputation and result in penalties and increased costs.

We are subject to a complex system of laws and regulations related to international trade, including economic sanctions and export control laws and regulations. We also depend on our distributors and agents for compliance and adherence to local laws and regulations in the markets in which they operate. Significant political or regulatory developments in the jurisdictions in which we sell our products, such as those stemming from the presidential administration in the United States or the U.K.’s exit from the E.U. (known as “Brexit”), are difficult to predict and may have a material adverse effect on us. For example, in the United States, the Trump administration-imposed tariffs on imports from China, Mexico, Canada, and other countries, and expressed support for greater restrictions on free trade and increase tariffs on goods imported into the United States. Changes in U.S. political, regulatory, and economic conditions or in its policies governing international trade and foreign manufacturing and investment in the United States could adversely affect our sales in the United States.

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We are also subject to the U.S. Foreign Corrupt Practices Act and may be subject to similar worldwide anti-bribery laws that generally prohibit companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business. Despite our compliance and training programs, we cannot be certain that our procedures will be sufficient to ensure consistent compliance with all applicable international trade and anti-corruption laws, or that our employees or channel partners will strictly follow all policies and requirements to which we subject them. Any alleged or actual violations of these laws may subject us to government scrutiny, investigation, debarment, and civil and criminal penalties, which may have an adverse effect on our results of operations, financial condition and reputation.

If there are significant disruptions in our information technology systems, our business, financial condition and operating results could be adversely affected.

The efficient operation of our business depends on our information technology systems like Oracle’s ERP and Microsoft 360 Office Platforms. We rely on our information technology systems to effectively manage sales and marketing data, accounting and financial functions, inventory management, product development tasks, research and development data, customer service and technical support functions. Our information technology systems are vulnerable to damage or interruption from earthquakes, fires, floods and other natural disasters, terrorist attacks, attacks by computer viruses or hackers, power losses, and computer system or data network failures. In addition, our data management application is hosted by a third-party service provider whose security and information technology systems are subject to similar risks, and our products’ systems contain software which could be subject to computer virus or hacker attacks or other failures.

The failure of our or our service providers’ information technology systems or our products’ software to perform as we anticipate or our failure to effectively implement new information technology systems could disrupt our entire operation or adversely affect our software products and could result in decreased sales, increased overhead costs, and product shortages, all of which could have a material adverse effect on our reputation, business, financial condition, and operating results.

If we fail to properly manage our anticipated growth, our business could suffer.

Our growth and product expansion has placed, and we expect that it will continue to place, a significant strain on our management team and on our financial resources. Failure to manage our growth effectively could cause us to misallocate management or financial resources, and result in losses or weaknesses in our infrastructure, which could materially adversely affect our business. Additionally, our anticipated growth will increase the demands placed on our suppliers, resulting in an increased need for us to manage our suppliers and monitor for quality assurance. Any failure by us to manage our growth effectively could have an adverse effect on our ability to achieve our business objectives.

We are highly dependent on the knowledge and skills of our global leadership team, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to continue to lead in this fragmented industry depends upon our ability to attract, develop and retain highly qualified managerial, scientific, sales and medical personnel. We are highly dependent on our global leadership team and have benefited substantially from the leadership and performance of our global leadership team. The loss of the services of any of our executive officers and other key global leadership team member, and our inability to find suitable replacements could result in delays in product development and harm the smooth operation of our business.

DIH’s management team has limited experience managing a public company.

Members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. We may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations, and financial condition.

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Risks Related to the Business Combination

Uncertainty about the effects of the Business Combination may affect our ability to retain key employees and integrate management structures and may materially impact the management, strategy and results of our operation as a combined company.

Uncertainty about the effects of the Business Combination on DIH’s business, employees, customers, third parties with whom DIH has relationships, and other third parties may adversely affect us. These uncertainties may impair our ability to attract, retain and motivate key personnel for a period of time after the Business Combination. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the Company, our business could be harmed.

Some of DIH’s existing agreements contain change in control or early termination rights that may be implicated by the Business Combination.

Parties with which DIH currently does business or may do business in the future, including customers and suppliers, may experience uncertainty associated with the Business Combination, including with respect to current or future business relationships with DIH and ATAK. As a result, the business relationships of DIH and ATAK may be subject to disruptions if customers, suppliers or others attempt to negotiate or renegotiate changes in existing business relationships or consider entering into business relationships with parties other than DIH and ATAK. For example, certain customers, suppliers and third-party providers may have contractual consent rights or termination rights that may be triggered by a change of control. These disruptions could harm our relationships with existing third parties with whom DIH has relationships, all of which could have a material adverse effect on our business, financial condition and results of operations, cash flows, and/or share price of New DIH. The effects of such disruptions could be exacerbated by a delay in the consummation of the Business Combination.

If the Merger does not qualify as a reorganization under Section 368(a) of the Code, U.S. Holders of DIH Common Stock may be required to pay substantial U.S. federal income taxes.

If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. Holder that exchanges its DIH Common Stock for New DIH Class A Common Stock may recognize gain in connection with the Merger and may be subject to substantial U.S. federal income taxes. For more information on the material U.S. federal income tax consequences of the Merger to U.S. Holders of DIH securities, see “Certain Material United States Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of DIH Securities.”

Risks Related to ATAK, the Business Combination and New DIH

All references in this section to “we,” “us” or “our” means ATAK prior to the Closing and New DIH after the Closing, as the context requires. References to the “Company” or “New DIH” refer to New DIH and its consolidated subsidiaries subsequent to the Business Combination.

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The Sponsor, as well as ATAK’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Shareholders vote.

The Sponsor and ATAK’s officers and directors have agreed to vote any ATAK Ordinary Shares owned by them in favor of the Business Combination proposal and the other proposals to be presented at the Shareholder Meeting. As of the date of this proxy statement/prospectus, the Sponsor and ATAK’s officers and directors beneficially own in the aggregate shares equal to approximately 46% of the issued and outstanding ATAK Ordinary Shares. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if the Sponsor and ATAK’s officers and directors had agreed to vote any ATAK Ordinary Shares owned by them in accordance with the majority of the votes cast by the Public Shareholders.

Since the ATAK Initial Shareholders, including ATAK’s officers and directors, have interests that are different, or in addition to (and which may conflict with), the interests of the Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with DIH is appropriate as our initial business combination. Such interests include that Sponsor, as well as our officers and directors, will lose their entire investment in us if our business combination is not completed.

When you consider the recommendation of the ATAK Board to vote in favor of approval of the Business Combination Proposal, you should keep in mind that the ATAK Initial Shareholders, including ATAK’s officers and directors, have interests in such proposal that are different from, or in addition to, those of ATAK shareholders generally. These interests include, among other things, the interests listed below:

●	the fact that the Sponsor and ATAK’s directors and officers have agreed not to redeem any ATAK Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the Sponsor is obligated to vote in favor of the Business Combination;
●	the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in ATAK’s organizational documents, or any other anti-dilution or similar adjustment rights to which the Sponsor may otherwise be entitled related to or arising from the Business Combination;
●	the fact that the Sponsor paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 5,050,000 shares of New DIH Class A Common Stock in accordance with the terms of ATAK’s organizational documents and such securities will have a significantly higher value at the time of the Business Combination;
●	the fact that the Sponsor paid $6,470,000 for 6,470,000 ATAK Private Placement Warrants, each of which is exercisable commencing on the later of 12 months from the closing of the ATAK IPO and 30 days following the Closing for one Class A Ordinary Share at $11.50 per share; if we do not consummate an initial business combination by August 9, 2023, then the proceeds from the sale of the ATAK Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by our Sponsor will be worthless;
●	the fact that the Sponsor and ATAK officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;
●	the fact that the ATAK Initial Shareholders including the Sponsor (and ATAK’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other ATAK shareholders experience a negative rate of return in New DIH;
●	the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to ATAK in an aggregate amount of up to $1,500,000 may be converted into ATAK Private Placement Warrants in connection with the consummation of the Business Combination;
●	the fact that the Sponsor and ATAK’s officers and directors will lose their entire investment in ATAK and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by August 9, 2023. Other than as disclosed elsewhere in this proxy statement/prospectus, there are no loans extended, fees due or outstanding out-of-pocket expenses for which the Sponsor and ATAK’s officers and directors are awaiting reimbursement;
●	the fact that if the Trust Account is liquidated, including in the event ATAK is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify ATAK to ensure that the proceeds in the Trust Account are not reduced below $10.10 per ATAK Class A Ordinary Share, or such lesser per ATAK Class A Ordinary Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which ATAK has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ATAK, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and
●	the fact that ATAK may be entitled to distribute or pay over funds held by ATAK outside the Trust Account to Sponsor or any of its affiliates prior to the Closing.

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The ATAK Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for ATAK’s IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by ATAK with any other target business or businesses, and (iii) the Sponsor Group will hold equity interests in New DIH with value that, after the Closing, will be based on the future performance of New DIH Class A Common Stock. In addition, DIH’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the ATAK Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the forgoing considerations, the ATAK Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the ATAK shareholders will receive as a result of the Business Combination. The ATAK Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

For more information about the factors the ATAK Board considered in evaluating and recommending the Business Combination to the ATAK shareholders, see sections entitled “Proposal No. 1 – The Business Combination Proposal — The ATAK Board’s Reasons for the Approval of the Business Combination”, “Proposal No. 1 – The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Proposal No. 1 – The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine”.

We have identified material weaknesses in our internal control over financial reporting. These material weaknesses could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this Annual Report, we identified material weaknesses in our internal control over financial reporting, specifically those surrounding accrued expenses and accounting for complex financial instruments, inappropriate segregation of duties around the Company’s financial reporting and insufficient management review around the Company’s financial reporting. In light of these material weaknesses, we performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with GAAP. Accordingly, management believes that the financial statements included in this Annual Report present fairly in all material respects our financial position, results of operations and cash flows for the periods presented.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our Class A ordinary shares are listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our Class A ordinary shares.

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We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

If ATAK does not consummate an initial business combination by August 9, 2023, its Public Shareholders may be forced to wait until after August 9, 2023 before redemption from the Trust Account unless Shareholders approve an additional extension of the deadline.

ATAK’s Existing Governing Documents provide (following the approval of the Extension Amendment Proposal) that it has until August 9, 2023, to consummate an initial business combination. Unless a further amendment to ATAK’s Existing Governing Documents has been approved, if ATAK has not consummated an initial business combination by August 9, 2023, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $50,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and ATAK’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to ATAK’s warrants, which will expire worthless if it fails to consummate an initial business combination by August 9, 2023. ATAK’s Existing Governing Documents provide that, if a resolution of ATAK’s shareholders is passed pursuant to the Cayman Islands Companies Act to commence the voluntary liquidation of ATAK, it will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

As a result, investors may be forced to wait beyond August 9, 2023, before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. ATAK has no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, ATAK consummates its initial business combination or amends certain provisions of the Existing Governing Documents, and only then in cases where investors have sought to redeem their Public Shares. Only upon ATAK’s redemption or any liquidation will Public Shareholders be entitled to distributions if ATAK does not complete its initial business combination and does not amend the Existing Governing Documents.

ATAK’s officers and directors and/or their affiliates may enter into agreements concerning ATAK’s securities prior to the Shareholder Meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of the ATAK Ordinary Shares.

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding ATAK or its securities, ATAK’s officers and directors and/or their affiliates may enter into a written plan to purchase ATAK’s securities pursuant to Rule 10b5-1 under the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding ATAK or its securities, ATAK’s officers and directors and/or their respective affiliates may (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the other proposals, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Class A Ordinary Shares. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that ATAK’s officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling Public Shareholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or ATAK Warrants owned by the Sponsor for nominal value to such investors or holders. Any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

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The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible.

Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. ATAK will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which ATAK has received redemption requests.

The Company will be a holding company and its only material assets after completion of the Business Combination will be its interest in its subsidiaries, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes and pay dividends.

Upon completion of the Business Combination, we will be a holding company with no material assets other than the equity interests in our direct and indirect subsidiaries. As a result, we will have no independent means of generating revenue or cash flow and our ability to pay taxes and pay dividends will depend on the financial results and cash flows of our subsidiaries and the distributions we receive from our subsidiaries. Deterioration in the financial condition, earnings or cash flow of our subsidiaries for any reason could limit or impair such subsidiaries’ ability to pay such distributions. Additionally, if we need funds and our subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or our subsidiaries are otherwise unable to provide such funds, our liquidity and financial condition could be adversely affected.

Dividends on New DIH Class A Common Stock, if any, will be paid at the discretion of the New DIH Board, which will consider, among other things, the Company’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict our ability to pay dividends or make other distributions to our shareholders. In addition, entities are generally prohibited under relevant law from making a distribution to a shareholder to the extent that, at the time of the distribution, after giving effect to the distribution, the liabilities of such entity (subject to certain exceptions) exceed the fair value of its assets. If our subsidiaries do not have sufficient funds to make distributions, our ability to declare and pay cash dividends may also be restricted or impaired.

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The level of due diligence conducted in connection with the Business Combination may not be as high as would be the case if DIH became a public company through an underwritten public offering, which could result in defects with DIH’s business or problems with DIH’s management to be overlooked.

If DIH became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time . . . the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In addition, the amount of due diligence conducted by ATAK and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of DIH. Accordingly, it is possible that defects in DIH’s business or problems with DIH’s management that would have been discovered if DIH conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the New DIH Class A Common Stock.

The process of taking a company public by means of a business combination with a special purpose acquisition company (“SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

Going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the consummation of the business combination.

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The unaudited pro forma financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the Company’s results if the Business Combination is completed.

ATAK and DIH currently operate as separate companies and have had no prior history as a combined entity, and DIH’s and the Company’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of ATAK. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from DIH’s historical financial statements and certain adjustments and assumptions have been made regarding the Company after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of the Company.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations following the Closing. Any potential decline in our financial condition or results of operations may cause significant variations in the stock price of the Company.

During the pendency of the Business Combination, ATAK will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Covenants in the Business Combination Agreement impede the ability of ATAK to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, ATAK may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither ATAK nor DIH may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to ATAK’s shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

Even if the Business Combination Agreement is approved by the shareholders of ATAK, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section titled “Proposal No. 1 – The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.” ATAK and DIH may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause ATAK and DIH to each lose some or all of the intended benefits of the Business Combination.

ATAK’s warrants are accounted for as liabilities and the changes in value of its warrants could have a material effect on its financial results.

ATAK is subject to complex securities laws and regulations and accounting principles and interpretations. The preparation of its financial statements requires ATAK to interpret accounting principles and guidance and to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. ATAK bases its interpretations, estimates and judgments on its historical experience and on various other factors that ATAK believes are reasonable under the circumstances, the results of which form the basis for the preparation of its financial statements. GAAP presentation is subject to interpretation by the SEC, the Financial Accounting Standards Board and various other bodies formed to interpret and create appropriate accounting principles and guidance. If one of these bodies disagrees with ATAK’s accounting recognition, measurement or disclosure or any of its accounting interpretations, estimates or assumptions, it may have a significant effect on its reported results and may retroactively affect previously reported results.

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On April 12, 2021, the staff (the “SEC Staff”) of the SEC issued a statement titled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (‘SPACs’)” (the “SEC Staff Statement”).” In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity.

Even if ATAK consummates the Business Combination, there is no guarantee that the New DIH Public Warrants will ever be in the money, and they may expire worthless.

The exercise price for ATAK Public Warrants is $11.50 per ATAK Class A Ordinary Share and, if the Business Combination is consummated, the ATAK Public Warrants will be exchanged for New DIH Public Warrants. There is no guarantee that the New DIH Public Warrants will ever be in the money prior to their expiration, and as such, the New DIH Public Warrants may expire worthless.

We may amend the terms of the New DIH Public Warrants in a manner that may be adverse to holders of such warrants with the approval by the holders of at least 50% of the then outstanding New DIH Public Warrants. As a result, the exercise price of the New DIH Public Warrants could be increased, the exercise period could be shortened and the number of shares of New DIH Class A Common Stock purchasable upon exercise of a New DIH Public Warrant could be decreased, all without any particular public warrantholder’s approval.

The ATAK Public Warrants (which will convert to New DIH Public Warrants following the Domestication) were issued in registered form under the ATAK Warrant Agreement. The ATAK Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity, mistake or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of such warrants. Accordingly, we may amend the terms of the New DIH Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the New DIH Private Placement Warrants or any provision of the ATAK Warrant Agreement with respect to the New DIH Private Placement Warrants, 50% of the number of the then outstanding New DIH Private Placement Warrants. Although our ability to amend the terms of the New DIH Public Warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New DIH Class A Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired New DIH Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem all, but not less than all, of the outstanding New DIH Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the New DIH Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders and provided certain other conditions are met. We may not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of New DIH Class A Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares is available throughout the minimum 30-day notice period discussed below. If and when the New DIH Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the New DIH Private Placement Warrants will be redeemable by us in accordance with these provisions so long as they are held by the Sponsor, Maxim or their permitted transferees.

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In addition, we have the ability to redeem all, but not less than all, of the outstanding New DIH Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant, provided that the closing price of the New DIH Class A Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders and provided certain other conditions are met, including that holders will be able to exercise their warrants on a “cashless basis” prior to redemption for a number of shares of New DIH Class A Common Stock determined based on the period of time to expiration of the warrants and the redemption fair market value of the New DIH Class A Common Stock, both as set forth in a table in the ATAK Warrant Agreement. See “Description of Securities—Warrants—New DIH Public Warrants—Redemption of New DIH Warrants when the price per share of New DIH Class A Common Stock equals or exceeds $10.00.” If and when the New DIH Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had been able to exercise their warrants at a later time at which the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares received on a cashless exercise basis is capped at 0.361 of a share of New DIH Class A Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the New DIH Public Warrants. If the closing price of the New DIH Class A Common Stock is less than $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders, we may only redeem the New DIH Public Warrants in accordance with these provisions if we concurrently redeem the outstanding New DIH Private Placement Warrants on the same terms.

The closing price of the Class A Ordinary Shares for 20 trading days within a 30 trading-day period ending as of           , 2023, would have exceeded the $10.00 closing price threshold but would have been lower than the $18.00 closing price threshold. It is not possible to predict what the trading price of the New DIH Class A Common Stock will be after the closing of the Business Combination, and the trading price of our securities may fluctuate following the consummation of the Business Combination, and can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.

In the event that we elect to redeem the New DIH Public Warrants in either of the scenarios described above we would only be required to have the notice of redemption mailed by first class mail, postage prepaid, by us not less than thirty (30) days prior to the redemption date to the registered holders of the outstanding warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner provided above will be conclusively presumed to have been duly given whether or not the registered holder of the warrants received such notice. We are not contractually obligated to notify investors when New DIH Public Warrants become eligible for redemption, and we do not intend to so notify investors upon eligibility of the warrants for redemption.

The ATAK Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of ATAK Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with ATAK.

The ATAK Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against ATAK arising out of or relating in any way to the ATAK Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that ATAK irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. ATAK will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. However Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

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Notwithstanding the foregoing, these provisions of the ATAK Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any ATAK Warrants shall be deemed to have notice of and to have consented to the forum provisions in the ATAK Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the ATAK Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of ATAK Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with ATAK, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the ATAK Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, ATAK may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

ATAK will not have any right to make damage claims against DIH’s shareholders for the breach of any representation, warranty or covenant made by DIH in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Business Combination, except for those covenants that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Business Combination Agreement after the Closing of the Business Combination, except for covenants to be performed in whole or in part after the Closing. As a result, ATAK will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by DIH at the time of the Business Combination.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your ATAK Units, Class A Ordinary Shares, ATAK Warrants or ATAK Rights, potentially at a loss.

The Public Shareholders are entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) ATAK’s completion of an initial business combination, and then only in connection with those Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (ii) prior to an initial business combination, only upon the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend ATAK’s Existing Governing Documents (A) to modify the substance or timing of ATAK’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Public Shares if ATAK does not complete its initial business combination by August 9, 2023 or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of ATAK’s Public Shares if it is unable to complete an initial business combination by August 9, 2023, unless shareholders approve an extension, subject to applicable law and as further described herein. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Holders of warrants or rights will not have any right to the proceeds held in the Trust Account with respect to the warrants or rights. Accordingly, to liquidate your investment, you may be forced to sell your Class A Ordinary Shares or warrants or rights, potentially at a loss.

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The ability of the Public Shareholders to exercise redemption rights with respect to a large number of its Public Shares may not allow ATAK to complete the most desirable business combination or optimize the capital structure of the Company.

At the time of entering into the Business Combination Agreement, ATAK did not know how many shareholders may exercise their redemption rights, and therefore, ATAK structured the transaction based on ATAK’s expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by ATAK’s shareholders of the Condition Precedent Proposals being obtained; (ii) the approval by Nasdaq of ATAK’s initial listing application in connection with the Business Combination; and (iii) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see the section titled “Proposal No.1 – The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

ATAK has no operating history, and ATAK’s management has determined that the mandatory liquidation of ATAK should an initial business combination not be consummated by August 9, 2023 raises substantial doubt about ATAK’s ability to continue as a going concern.

ATAK is a blank check company with no operating history or results. ATAK’s management has determined that the mandatory liquidation of ATAK, should a business combination not occur by August 9, 2023, and potential subsequent dissolution, raises substantial doubt about ATAK’s ability to continue as a going concern. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ATAK—Liquidity and Capital Resources.”

ATAK and DIH have incurred and expect to incur significant costs associated with the Business Combination.

ATAK and DIH expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the Business Combination. DIH may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs, provided that if the Closing occurs, ATAK will bear and pay at or promptly after Closing all ATAK and DIH transaction expenses.

The aggregate transaction expenses as a result of the Business Combination are expected to be approximately $24.1 million. The per-share amount we will distribute to shareholders who properly exercise their redemption rights will not be reduced by the transaction expenses and after such redemptions, the per-share value of shares held by non-redeeming shareholders will reflect our obligation to pay the transaction expenses.

The exercise of ATAK’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of ATAK shareholders.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require ATAK to agree to amend the Business Combination Agreement, to consent to certain actions taken by DIH or to waive rights that ATAK is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of DIH’s business, a request by DIH to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on DIH’s business and would entitle ATAK to terminate the Business Combination Agreement. In any of such circumstances, it would be at ATAK’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what they may believe is best for ATAK and what they may believe is best for themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, ATAK does not believe there will be any material changes or waivers that ATAK’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. ATAK will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its shareholders are required prior to the vote on the Business Combination proposal.

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If, after ATAK distributes the proceeds in the Trust Account to the Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the ATAK Board may be viewed as having breached their fiduciary duties to the creditors of ATAK, thereby exposing ATAK and the members of the ATAK Board to claims of punitive damages.

If, after ATAK distribute the proceeds in the Trust Account to the Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by the Public Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by the Public Shareholders. In addition, the ATAK Board may be viewed as having breached its fiduciary duty to the creditors of ATAK and/or having acted in bad faith, thereby exposing itself and ATAK to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, ATAK files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against ATAK that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of ATAK shareholders and the per-share amount that would otherwise be received by ATAK shareholders in connection with ATAK’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, ATAK files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against ATAK that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in ATAK’s bankruptcy estate and subject to the claims of third parties with priority over the claims of ATAK’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by ATAK’s shareholders in connection with ATAK’s liquidation may be reduced.

Risks Related to the Consummation of the Domestication and the Adoption of the Proposed Governing Documents

All references in this section to “we,” “us” or “our” mean ATAK prior to the Closing and the Company after the Closing, as the context requires. References to the “Company” refer to New DIH and its consolidated subsidiaries subsequent to the Business Combination.

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The Domestication may result in adverse tax consequences for holders of the ATAK Public Shares, public warrants and rights.

As discussed more fully under “Certain Material United States Federal Income Tax Considerations,” the Domestication generally should qualify as an F Reorganization. However, ATAK has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a contrary position. Accordingly, each U.S. Holder of our securities is urged to consult its tax advisor with respect to the particular tax consequences of the Domestication to such U.S. Holder. If the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in “Certain Material United States Federal Income Tax Considerations — U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication, as well as the “passive foreign investment company,” or PFIC, rules of the Code (discussed in the section entitled “Certain Material United States Federal Income Tax Considerations — U.S. Holders — PFIC Considerations” below):

●	a U.S. Holder that holds Public Shares that have a fair market value of less than $50,000 on the date of the Domestication and that is not a U.S. Shareholder (as defined herein) on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of ATAK’s earnings in income;
●	a U.S. Holder that holds Public Shares that have a fair market value of $50,000 or more on the date of the Domestication and that is not a U.S. Shareholder (as defined herein) on the date of the Domestication generally will recognize gain (but not loss) on the exchange of Class A Ordinary Shares for DIH Holding, Inc.’s Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount,” as defined in the U.S. Department of the Treasury Regulations under Section 367(b) of the Code, attributable to its Public Shares provided certain other requirements are satisfied; and
●	a U.S. Holder that, on the date of the Domestication, owns (directly or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Public Shares provided certain other requirements are satisfied.

ATAK does not expect to have significant cumulative earnings and profits through the date of the Domestication.

Furthermore, even if the Domestication qualifies as an F Reorganization, a U.S. Holder of Class A Ordinary Shares or public warrants or rights may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Class A Ordinary Shares or public warrants or rights for the common stock or warrants of New DIH pursuant to the Domestication under the PFIC rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code that generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging public warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants or rights of New DIH received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Class A Ordinary Shares or public warrants or rights surrendered in exchange therefor, notwithstanding any other provision of the Code. Because ATAK is a blank check company with no current active business, ATAK takes the position that it is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Class A Ordinary Shares or public warrants or rights to recognize gain on the exchange of such shares or warrants for common stock or warrants or rights of New DIH pursuant to the Domestication, unless, in the case of only common stock, such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s public warrants or rights. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of ATAK. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Certain Material United States Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”

Additionally, the Domestication may cause non-U.S. Holders (as defined in “Certain Material United States Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s New DIH public shares after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Certain Material United States Federal Income Tax Considerations.”

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For a description of the tax consequences for shareholders exercising redemption rights in connection with the Business Combination, see the sections entitled “Certain Material United States Federal Income Tax Considerations — U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights” and “Certain Material United States Federal Income Tax Considerations — Non-U.S. Holders — Effects of Exercising Redemption Rights to Non-U.S. Holders.”

Provisions in the Proposed Governing Documents and provisions of the DGCL may delay or prevent an acquisition by a third party that could otherwise be in the interests of shareholders.

The Company’s Proposed Certificate of Incorporation and the Company’s Proposed Bylaws to be in effect following the Closing of the Business Combination will contain several provisions that may make it more difficult or expensive for a third party to acquire control of the Company without the approval of the New DIH Board. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest, or other transaction that shareholders may consider favorable, include the following:

●	the division of the New DIH Board into three classes and the election of each class for three-year terms;
●	advance notice requirements for shareholder proposals and director nominations;
●	provisions limiting shareholders’ ability to call special meetings of shareholders and to take action by written consent;
●	restrictions on business combinations with interested stockholders;
●	in certain cases, the approval of holders representing at least two-thirds of the total voting power of the shares entitled to vote will be required for shareholders to adopt, amend or repeal certain provisions of the Proposed Bylaws, or amend or repeal certain provisions of the Proposed Certificate of Incorporation;
●	no cumulative voting; and
●	the ability of the board of directors to designate the terms of and issue new series of preferred stock without shareholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions by such acquirer.

These provisions of the Proposed Certificate of Incorporation and Proposed Bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for the shares of New DIH Class A Common Stock in the future, which could reduce the market price of the common stock. For more information, see the section titled “Description of Securities”.

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The provision of the Proposed Certificate of Incorporation to be in effect following the Business Combination requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.

The Proposed Certificate of Incorporation will provide that, unless otherwise consented to by the Company in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, shareholder, employee or agent of the Company to the Company or the Company’s shareholders; (iii) any action asserting a claim against the Company or any current or former director, officer, shareholder, employee or agent of the Company relating to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (iv) any action asserting a claim against the Company or any current or former director, officer, shareholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware, in each such case unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. The Proposed Certificate of Incorporation will further provide that, unless otherwise consented to by the Company in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of the Company’s securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in the Company’s securities will be deemed to have notice of and consented to this provision.

Although the Proposed Certificate of Incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and, therefore, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Risks Related to Redemption

All references in this section to “we,” “us” or “our” mean ATAK prior to the Closing and the Company after the Closing, as the context requires. References to the “Company” refer to New DIH and its consolidated subsidiaries subsequent to the Business Combination.

There is no guarantee that a Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

ATAK can give no assurance as to the price at which a Public Shareholder may be able to sell the shares of New DIH Class A Common Stock in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in New DIH’s stock price, and may result in a lower value realized now than a Public Shareholder of ATAK might realize in the future had the shareholder not redeemed its shares. Similarly, if a Public Shareholder does not redeem its shares, the shareholder will bear the risk of ownership of New DIH Class A Common Stock after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares of New DIH Class A Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Shareholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

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If Public Shareholders fail to receive notice of the ATAK offer to redeem their Class A Ordinary Shares in connection with the Business Combination, or if Public Shareholders fail to demand redemption rights properly, they will not be entitled to have their Class A Ordinary Shares redeemed for a pro rata portion of the Trust Account.

ATAK will comply with the proxy rules or tender offer rules, as applicable, when conducting redemptions in connection with the Business Combination. Despite ATAK’s compliance with these rules, if a Public Shareholder fails to receive ATAK’s proxy materials or tender offer documents, as applicable, such Public Shareholder may not become aware of the opportunity to redeem its shares. Public Shareholder holding Class A Ordinary Shares may demand that ATAK redeem their shares for a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the Trust Account and not previously released to ATAK to pay its tax obligations. Public Shareholders who seek to exercise this redemption right must deliver their shares (either physically or electronically) to ATAK’s transfer agent two business days prior to the Shareholder Meeting. Any Public Shareholder who fails to deliver its shares properly as described in this proxy statement/prospectus will not be entitled to have its shares redeemed. See the section titled “Shareholder Meeting — Redemption Rights” for the procedures to be followed if you wish to have your Class A Ordinary Shares redeemed.

If you or a “group” of shareholders are deemed to hold in excess of 15% of the outstanding Class A Ordinary Shares, you will lose the ability to redeem all such shares in excess of 15% of the outstanding Class A Ordinary Shares.

The Existing Governing Documents provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), is restricted from redeeming its shares with respect to more than an aggregate of 15% of the outstanding shares, which we refer to as the “Excess Shares,” without ATAK’s prior consent. However, ATAK would not be restricting its shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination or another initial business combination. Your inability to redeem the Excess Shares will reduce your influence over ATAK’s ability to complete the Business Combination or another initial business combination and you could suffer a material loss on your investment in ATAK if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if ATAK consummates the Business Combination. As a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

Public Shareholders who redeem their Class A Ordinary Shares may continue to hold any ATAK Public Warrants and shares of New DIH Class A Common Stock they receive in connection with Rights they own, which will result in additional dilution to non-redeeming holders upon exercise of the ATAK Public Warrants.

Public Shareholders who redeem their Class A Ordinary Shares may continue to hold any ATAK Public Warrants or shares of New DIH Class A Common Stock they receive in connection with the conversion of Rights they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such ATAK Public Warrants. Assuming (i) all redeeming Public Shareholders acquired ATAK Public Units in the ATAK IPO and continue to hold the ATAK Public Warrants and Rights that were included in the ATAK Public Units, and (ii) maximum redemption of Class A Ordinary Shares held by the redeeming Public Shareholders, 20,200,000 Public Warrants would be retained by redeeming Public Shareholders with a value of approximately $389,860, based on the market price of approximately $0.0193 per warrant based on the closing price of the ATAK Public Warrants on the Nasdaq on May 9, 2023. As a result of the Redemption, such redeeming Public Shareholders would recoup their entire investment and continue to hold ATAK Public Warrants with an aggregate market value of approximately $389,860, while non-redeeming Public Shareholders would suffer additional dilution in their percentage ownership and voting interest of the post-Business Combination company to the extent such warrants are exercised and additional shares of New DIH Class A Common Stock are issued. Further, Rights holders would continue to have the right to receive one share of New DIH Class A Common Stock for every ten Rights held.

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Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, ATAK’s board of directors may not have the ability to adjourn the Shareholder Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The ATAK Board of directors is seeking approval to adjourn the Shareholder Meeting to a later date or dates if necessary to permit further solicitation and votes of proxies if, based upon tabulated votes at the time of the Shareholder Meeting, there are insufficient ATAK Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or to approve the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Stock Incentive Plan Proposal or the Director Election Proposal. If the Adjournment Proposal is not approved, the ATAK Board may not have the ability to adjourn the Shareholder Meeting to a later date and, therefore, the Business Combination would not be completed.

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SHAREHOLDER MEETING

General

ATAK is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by ATAK’s Board for use at the Shareholder Meeting to be held on         , 2023, and at any postponements or adjournments thereof. This proxy statement/prospectus is first being furnished to ATAK’s shareholders on or about          , 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides ATAK’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Shareholder Meeting.

Date, Time and Place of Shareholder Meeting

The Shareholder Meeting will be held on         , 2023 at          , Eastern Time, at the offices of Dentons US LLP located at 1221 Avenue of the Americas, New York, New York 10020, and via a virtual meeting at https://www.cstproxy.com/           , or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

You can pre-register to attend the virtual Shareholder Meeting starting          , 2023 at 9:00 a.m., Eastern Time (three business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/          , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Shareholder Meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Shareholder Meeting.

Shareholders who hold their investments through a bank or broker, will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Shareholder Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. Either way you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at           , or via email at proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to Internet, you can listen only to the meeting by dialing            (or            if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number        . Please note that you will not be able to vote or ask questions at the Shareholder Meeting if you choose to participate telephonically.

Purpose of the Shareholder Meeting

At the Shareholder Meeting, ATAK is asking holders of ATAK Ordinary Shares to consider and vote upon:

●	the Business Combination Proposal;
●	the Domestication Proposal;
●	the Governing Documents Proposal;
●	the Advisory Governing Documents Proposals;
●	the Listing Proposal;
●	the Stock Incentive Plan Proposal;

●	the Director Election Proposal; and
●	the Adjournment Proposal.

Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals will be presented to the shareholders for a vote only if the Business Combination Proposal is approved. The Adjournment Proposal are not conditioned upon the approval of any other proposal.

Recommendation of the ATAK Board with Respect to the Proposals

The Board believes that the Business Combination Proposal and the other proposals to be presented at the Shareholder Meeting are in the best interests of ATAK’s shareholders and unanimously recommends that our shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Governing Documents Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Listing Proposal, “FOR” the Stock Incentive Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Shareholder Meeting.

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The existence of financial and personal interests of ATAK’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of ATAK and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by August 9, 2023, we may be forced to liquidate, and the 5,050,000 Founder Shares owned by the Sponsor Holders and 6,470,000 Private Placement Warrants owned by our Sponsor, of which our directors and officers are members, would be worthless. See the sections titled “Proposal No. 1 – The Business Combination Proposal – Interests of Certain Persons in the Business Combination,” “Proposal No. 1 – The Business Combination Proposal – Conflicts of Interest and Waiver of Corporate Opportunity Doctrine”, “Risk Factors”, “Certain Relationships and Related Person Transactions,” “Executive and Director Compensation – Director Compensation” and “Beneficial Ownership of Securities” for more information.

Record Date; Who is Entitled to Vote

We have fixed the close of business on        , 2023, as the “record date” for determining the shareholders entitled to notice of and to attend and vote at the Shareholder Meeting. As of the close of business on        , 2023, there were         ATAK Ordinary Shares outstanding and entitled to vote. Each ATAK Ordinary Share is entitled to one vote per share at the Shareholder Meeting.

The ATAK Initial Shareholders entered into a Sponsor Support Letter Agreement to vote their Class B Ordinary Shares and any Public Shares purchased during or after the ATAK IPO, in favor of the Business Combination Proposal and the other proposals to be voted upon at the Shareholder Meeting. As of the date hereof, the ATAK Initial Shareholders own approximately 46% of the total outstanding ATAK Ordinary Shares.

Quorum

The presence (which would include presence at the virtual Shareholder Meeting), in person or by proxy, of shareholders holding a majority of the ATAK Ordinary Shares at the Shareholder Meeting constitutes a quorum at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum. The ATAK Initial Shareholders, who own approximately 46% of the issued and outstanding ATAK Ordinary Shares as of the Record Date, own a sufficient number of shares to constitute a quorum. As a result, as of the Record Date, in addition to the shares of the ATAK Initial Shareholders,            ATAK Ordinary Shares held by Public Shareholders would be required to be present at the Shareholder Meeting to achieve a quorum. In the absence of a quorum, the chairman of the Shareholder Meeting has the power to adjourn the Shareholder Meeting.

Abstentions

Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of any of the proposals voted upon at the Shareholder Meeting.

Under NYSE rules, if a shareholder holds their shares in “street” name through a bank, broker or other nominee and the shareholder does not instruct their broker, bank or other nominee how to vote their shares on a proposal, the broker, bank or other nominee has the authority to vote the shares in its discretion on certain “routine” matters. However, banks, brokers and other nominees are not authorized to exercise their voting discretion on any “non-routine” matters. This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders, (ii) there are one or more “non-routine” proposals to be voted on at the meeting for which the bank, broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares and (iii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter.

We believe that all of the proposals to be voted on at the Shareholder Meeting will be considered non-routine matters. As a result, if you hold your shares in street name, your bank, brokerage firm or other nominee cannot vote your shares on any of the proposals to be voted on at the Shareholder Meeting without your instruction.

Because all of the proposals to be voted on at the Shareholder Meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed, so ATAK does not expect there to be any broker non-votes at the Shareholder Meeting.

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Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

The approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

The approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Each of the Advisory Governing Documents Proposals will be voted upon on a non-binding advisory basis only.

The approval of the Listing Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

The approval of the Stock Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

In addition to the votes of the Sponsor Holders, the approval of the Domestication Proposal and the Governing Documents Proposal will require the affirmative vote of at least 2,298,749 ATAK Ordinary Shares held by Public Shareholders (or approximately 38.5% of the issued and outstanding Class A Ordinary Shares) if all ATAK Ordinary Shares are represented at the Shareholder Meeting and cast votes, and the affirmative vote of 0 additional ATAK Ordinary Shares held by Public Shareholders if only such shares as are required to establish a quorum are represented at the Shareholder Meeting and cast votes. In addition to the votes of the Sponsor Holders, the approval of all other proposals will require the affirmative vote of at least 461,562 ATAK Ordinary Shares held by Public Shareholders (or approximately 7.8% of the issued and outstanding Class A Ordinary Shares) if all ATAK Ordinary Shares are represented at the Shareholder Meeting and cast votes, and the affirmative vote of 0 additional ATAK Ordinary Shares held by Public Shareholders if only such shares as are required to establish a quorum are represented at the Shareholder Meeting and cast votes.

Voting Your Shares

If you were a holder of record of ATAK Ordinary Shares as of the close of business on          , 2023, the record date for the Shareholder Meeting, you may vote with respect to the proposals in person or virtually at the Shareholder Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Your proxy card shows the number of ATAK Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

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There are three ways to vote your ATAK Ordinary Shares at the Shareholder Meeting:

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Shareholder Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Shareholder Meeting so that your shares will be voted if you are unable to attend the Shareholder Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on        , 2023.

Voting Electronically. You may attend, vote and examine the list of shareholders entitled to vote at the Shareholder Meeting by visiting https://www.cstproxy.com/          and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Shareholder Meeting or at the Shareholder Meeting by doing any one of the following:

●	you may send another proxy card with a later date;
●	you may notify ATAK’s Secretary in writing to Aurora Technology Acquisition Corp., 4 Embarcadero Center, Suite 1449, San Francisco, California 94105, before the Shareholder Meeting that you have revoked your proxy; or
●	you may attend the Shareholder Meeting, revoke your proxy, and vote in person, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares?

If you are an ATAK shareholder and have any questions about how to vote or direct a vote in respect of your ATAK Ordinary Shares, you may call Okapi, our proxy solicitor, by calling (855) 208-8903 (toll free), or banks and brokers can call (212) 297-0720, or by emailing info@okapipartners.com.

Vote of ATAK’s Sponsor, Directors and Officers

The ATAK Initial Shareholders entered into a Sponsor Support Letter Agreement to vote their Class B Ordinary Shares and any Public Shares purchased during or after the ATAK IPO, in favor of the Business Combination Proposal and the other proposals to be voted upon at the Shareholder Meeting. As of the date hereof, the ATAK Initial Shareholders own approximately 46% of the total outstanding ATAK Ordinary Shares.

Redemption Rights

Pursuant to the Existing Governing Documents, holders of Class A Ordinary Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any shareholder holding Class A Ordinary Shares may demand that ATAK redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $10.47 per share as of April 30, 2023), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, ATAK will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

As a holder of Class A Ordinary Shares, you will be entitled to receive cash for any Class A Ordinary Shares to be redeemed only if you:

(i)	hold Class A Ordinary Shares;
(ii)	submit a written request to Continental, ATAK’s transfer agent, in which you (i) request that ATAK redeem all or a portion of your Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Class A Ordinary Shares and provide your legal name, phone number and address; and
(iii)	deliver your Class A Ordinary Shares to Continental, ATAK’s transfer agent, physically or electronically through DTC.

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Holders must complete the procedures for electing to redeem their Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on          , 2023 (two business days before the Shareholder Meeting) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. If the Business Combination is not consummated, the Class A Ordinary Shares will be returned to the respective holder, broker or bank.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of ATAK that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of Class A Ordinary Shares, may not be withdrawn following the Redemption Deadline, unless the ATAK Board determines (in its sole discretion) to permit such withdrawal of a redemption request (which it may do in whole or in part).

Any corrected or changed written exercise of redemption rights must be received by Continental, ATAK’s transfer agent, at least two business days prior to the Shareholder Meeting. No request for redemption will be honored unless the holder’s Class A Ordinary Shares have been delivered (either physically or electronically) to Continental, ATAK’s transfer agent, prior to 5:00 p.m., Eastern Time, on           , 2023 (two business days before the Shareholder Meeting).

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the outstanding Class A Ordinary Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the outstanding Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

The ATAK Initial Shareholders have, pursuant to the Sponsor Support Letter Agreement, agreed to, among other things, vote all of their ATAK Ordinary Shares in favor of the proposals being presented at the Shareholder Meeting and waive their anti-dilution rights with respect to their Class B Ordinary Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the ATAK Initial Shareholders own approximately 46% of the issued and outstanding ATAK Ordinary Shares. See “Proposal No. 1 – Business Combination Proposal – Related Agreements – The Sponsor Support Letter Agreement” for more information related to the Sponsor Support Letter Agreement.

If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, ATAK will promptly return any shares delivered by Public Shareholders.

The closing price of Class A Ordinary Shares on May 9, 2023, was $10.46 per share. The cash held in the Trust Account on such date was approximately $59.1 million (net of taxes payable) (approximately $10.47 per Class A Ordinary Share). Prior to exercising redemption rights, shareholders should verify the market price of Class A Ordinary Shares as they may receive higher proceeds from the sale of their Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. ATAK cannot assure its shareholders that they will be able to sell their Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Class A Ordinary Shares exercises his, her or its redemption rights, then he, she or it will be exchanging his, her or its Class A Ordinary Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by delivering your stock certificate (either physically or electronically) to ATAK’s transfer agent prior to the vote at the Shareholder Meeting, and the Business Combination is consummated.

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For a discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “Certain Material United States Federal Income Tax Considerations.” The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

ATAK Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

ATAK is soliciting proxies on behalf of the ATAK Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. ATAK has engaged Okapi to assist in the solicitation of proxies for the Shareholder Meeting. ATAK and its directors, officers and employees may also solicit proxies in person. ATAK will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

ATAK will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. ATAK will pay Okapi a fee of $        , plus disbursements, reimburse Okapi for its reasonable out-of-pocket expenses and indemnify Okapi and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as ATAK’s proxy solicitor. ATAK will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to ATAK shareholders. Directors, officers and employees of ATAK who solicit proxies will not be paid any additional compensation for soliciting.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding ATAK or our securities, ATAK’s Initial Shareholders, DIH and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of ATAK Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. ATAK will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which ATAK has received redemption requests.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of New DIH and its shareholders and what may be best for a director’s personal interests when determining to recommend that Public Shareholders vote for the proposals. See the sections titled “Risk Factors,” “Proposal No. 1 – The Business Combination Proposal – Interests of Certain Persons in the Business Combination”, “Proposal No. 1 – The Business Combination Proposal – Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Beneficial Ownership of Securities” for more information and other risks.

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PROPOSAL NO– 1 – THE BUSINESS COMBINATION PROPOSAL

We are asking our shareholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby. Our shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus and is hereby incorporated by reference. Please see the subsection titled “—The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote for the proposal by the holders of a majority of the issued ATAK Ordinary Shares who, being present (in person or by proxy) and entitled to vote at the Shareholder Meeting to approve the Business Combination Proposal, vote at the Shareholder Meeting, voting as a single class.

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Shareholders and other interested parties are urged to read the Business Combination Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about ATAK, DIH or any other matter.

General; Structure of the Business Combination

On February 26, 2023 (the “Signing Date”), ATAK, entered into the Business Combination among ATAK, Aurora Technology Merger Sub Corp., a Nevada corporation and a direct, wholly-owned subsidiary of ATAK (“Merger Sub”), and DIH.

ATAK will, subject to obtaining the required shareholder approvals and at least one day prior to the Closing Date, deregister as a Cayman Islands exempted company and transfer by way of continuation to and domesticate as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

Following the Closing, the combined company will be organized as a Delaware corporation, in which substantially all of the assets and the business of the combined company will be held by DIH. The combined company’s business will continue to operate through DIH and its subsidiaries. In connection with the Closing, ATAK will change its name to “DIH Holding US, Inc.”

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Effect of the Domestication on Existing ATAK Equity in the Business Combination

In connection with the Domestication:

i.	each of the then issued and outstanding ATAK Class B Ordinary Share will convert automatically, on a one-for-one basis, into a share of Domesticated Class B Common Stock;
ii.	each of the then issued and outstanding ATAK Class A Ordinary Share will convert automatically, on a one-for-one basis, into a share of New DIH Class A Common Stock;
iii.	each of the then issued and outstanding warrants, each two warrants representing the right to purchase one ATAK Class A Ordinary Share will convert automatically into warrants to acquire shares of New DIH Class A Common Stock pursuant to the related warrant agreement;
iv.	each of the then issued and outstanding rights, each ten rights representing the right to receive one Class A Ordinary Share will convert automatically into rights to receive shares of New DIH Class A Common Stock; and
v.	each of the then issued and outstanding Units of ATAK will be canceled and each holder will be entitled to one share of New DIH Class A Common Stock, one New DIH Warrant and one New DIH Right.

Immediately prior to the Business Combination, each of the then issued and outstanding shares of Domesticated Class B Common Stock will convert automatically, on a one-for-one basis, into a share of New DIH Class A Common Stock (the “Sponsor Share Conversion”).

Conversion of DIH Securities

At the Effective Time (as defined in the Business Combination Agreement): (i) each share of DIH common stock issued and outstanding prior to the Effective Time will be canceled and converted into the right to receive a number of shares of New DIH Class A Common Stock equal to the DIH Per Share Consideration (as defined in the Business Combination Agreement) and (ii) all shares of DIH common stock held in treasury will be canceled.

Consideration to be Received in the Business Combination

Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain closing conditions set forth therein, at the Closing, ATAK will acquire all of the outstanding equity interests of DIH, and stockholders of DIH will receive $250,000,000 in aggregate consideration (the “Aggregate Base Consideration”) in the form of newly-issued shares of New DIH Class A Common Stock, calculated based on a price of $10.00 per share. Based on the number of shares of DIH common stock issued and outstanding as of the date of this proxy statement/prospectus, the Aggregate Base Consideration will be an aggregate of 25,000,000 shares of New DIH Class A Common Stock will be issued to DIH shareholders.

In addition to the Aggregate Base Consideration, DIH shareholders may be entitled to receive up to 6,000,000 additional shares of New DIH Class A Common Stock (the “Earnout Shares”), as additional consideration upon satisfaction of the following milestones, during the period beginning on the Closing Date and expiring on the fifth anniversary of the Closing Date (the “Earnout Period”): (i) 1,000,000 Earnout Shares if the VWAP (as defined in the Business Combination Agreement) of New DIH Class A Common Stock is equal to or exceeds $12.00 for any 20 Trading Days (as defined in the Business Combination Agreement) during the Earnout Period; (ii) 1,333,333 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $13.50 for any 20 Trading Days during the Earnout Period; (iii) 1,666,667 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $15.00 for any 20 Trading Days during the Earnout Period; and (v) 2,000,000 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $16.50 for any 20 Trading Days during the Earnout Period.

Closing of the Business Combination

The Closing will take place (i) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than          , Eastern Time, on the third Business Day) following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth below in “—Conditions to the Closing of the Business Combination” (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or, to the extent permitted by applicable law, waived in writing) or (ii) at such other place, time or date as ATAK and DIH may mutually agree in writing.

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Conditions to the Closing of the Business Combination

Conditions to Obligation of the Parties

The respective obligations of ATAK and DIH to consummate the Business Combination are subject to the satisfaction, or if permitted by applicable law, written waiver by all parties, of each of the following conditions:

●	there will not be in force any law or governmental order by any governmental authority enjoining, prohibiting, or making illegal the consummation of the Domestication or any of the transactions contemplated by the Business Combination Agreement;
●	the approval of each Condition Precedent Proposal by the requisite vote of the ATAK Shareholders; and the approvals of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, by the requisite consent of the shareholders of DIH;
●	the registration statement of which this proxy statement/prospectus forms a part will have been declared effective in accordance with the provisions of the Securities Act, no stop order will have been issued by the SEC that remains in effect with respect to the registration statement, and no proceeding seeking such a stop order will have been threatened or initiated by the SEC that remains pending; and
●	the New DIH Class A Common Stock to be issued in connection with the Business Combination will have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

Additional Conditions to Obligations of ATAK and Merger Sub

The obligations of ATAK and Merger Sub to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction, or written waiver by ATAK, of each of the following additional conditions:

●	each of the representations and warranties of DIH regarding corporate organization, subsidiaries, due authorization, absence of any DIH action that would require consent of ATAK, and brokers fees (the “DIH Group Specified Representations”), will be true and correct, without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” (as such term is defined below) or any similar limitation set forth therein, in all material respects as of the date of the Business Combination Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, will be true and correct in all material respects on and as of such earlier date);
●	each of the other representations and warranties of DIH will be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of the Business Combination Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, will be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;
●	DIH having performed in all material respects its covenants and agreements required to be performed under the Business Combination Agreement;
●	the completion of the Reorganization;
●	DIH having delivered to ATAK a certificate signed by its officer, certifying that the conditions specified above with respect to DIH, have been fulfilled; and
●	since the date of the Business Combination Agreement, there will not have occurred any Company Material Adverse Effect.
●	“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Continuing Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition), or acts of God, (vi) any actions taken or not taken by the Company or any Continuing Subsidiary as required by this Agreement, the Reorganization or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company is disproportionately affected thereby as compared to other participants in the industries in which the Company operates. All capitalized terms used herein and not defined have the meanings ascribed to them in the Business Combination Agreement.

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Additional Conditions to Obligations of DIH

The obligation of DIH to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction, or written waiver by DIH, of each of the following additional conditions:

●	each of the representations and warranties of DIH regarding corporate organization, subsidiaries, due authorization, current capitalization, capitalization of subsidiaries, absence of any DIH action that would require consent of DIH, and brokers fees (the “ATAK Group Specified Representations”), will be true and correct, without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” (as such term is defined below) or any similar limitation set forth therein, in all material respects as of the date of the Business Combination Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, will be true and correct in all material respects on and as of such earlier date);
●	each of the other representations and warranties of ATAK shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of the date of the Business Combination Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, will be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;
●	ATAK having performed in all material respects its covenants and agreements required to be performed under the Business Combination Agreement;
●	ATAK having delivered to DIH a certificate signed by its officer, certifying that the conditions specified above with respect to ATAK, have been fulfilled;
●	since the date of the Business Combination Agreement, there will not have occurred any SPAC Material Adverse Effect;
●	the officers and directors of the SPAC listed in the Business Combination Agreement have executed written resignations at the Effective Time; and
●	SPAC and holders of equity securities of SPAC prior to Closing contemplated by the party thereto shall have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by SPAC and the holders of equity securities of SPAC prior to the Closing.
●	“SPAC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC; or (b) would prevent, materially delay or materially impede the performance by SPAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an SPAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition), or acts of God, (vi) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that SPAC is disproportionately affected thereby as compared with other participants in the industry in which SPAC operate. All capitalized terms used herein and not defined have the meanings ascribed to them in the Business Combination Agreement.

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Termination

The Business Combination Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing:

●	by mutual written consent of ATAK and DIH;
●	by either ATAK or DIH if the Effective Time shall not have occurred prior to the latest of (A) August 9, 2023, (B) the latest date upon which one or more SPAC Extension Proposals are approved by SPAC shareholders after the date of this Agreement to extend the time period by which an initial business combination by SPAC may be completed, which date shall be no later than March 31, 2024, pursuant to the terms of Section 8.21 (in each case, the “Outside Date”); provided, further, that this Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX of the Business Combination Agreement prior to the Outside Date;
●	by either ATAK or DIH if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger;
●	by either ATAK or DIH if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the this meeting or any adjournment thereof;
●	by ATAK upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue such that the conditions to closing set forth in Section 9.02(a) and Section 9.02(b) of the Business combination Agreement would not be satisfied, (“Terminating Company Breach”); provided that ATAK has not waived such Terminating Company Breach and ATAK and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by DIH, ATAK may not terminate this Agreement for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company;
●	by DIH upon a breach of any representation, warranty, covenant or agreement on the part of ATAK and Merger Sub set forth in this Agreement, or if any representation or warranty of ATAK and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 9.03(a) and 9.03(b) would not be satisfied (“Terminating ATAK Breach”); provided that the Company has not waived such Terminating ATAK Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating ATAK Breach is curable by ATAK and Merger Sub, the Company may not terminate this Agreement for so long as ATAK and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to ATAK;
●	by DIH if the ATAK Board shall have publicly withdrawn, modified or changed, in a manner that is adverse to the Company, its recommendation to its stockholders to approve the SPAC Proposals; or
●	by ATAK if the PCAOB 2022 Audited Financials of DIH have not been delivered to ATAK, in form and substance reasonably satisfactory to ATAK, on or before April 30, 2023, which date shall be extended to May 31, 2023 if ATAK and DIH mutually determine that Company is required to provide financial information for the twelve month period ending December 31, 2022 in connection with the filing of the Registration Statement.

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Fees and Expenses

Each of ATAK, DIH and its and their subsidiaries is responsible for its own expenses incurred in connection with the Business Combination Agreement and the Business Combination whether or not such transactions will be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, ATAK will bear and pay at or promptly after Closing all ATAK transaction expenses and all DIH transaction expenses.

ATAK will pay any and all filing fees regarding regulatory or governmental authority approval in connection with the Domestication and the Business Combination, including, but not limited to filing of the registration statement, of which this proxy statement/prospectus is a part.

Covenants of the Parties

Joint Covenants

Each of ATAK, DIH and its and their subsidiaries made certain joint covenants in the Business Combination Agreement including, among others:

●	using reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Domestication and the Business Combination (including the satisfaction of the conditions described above under the heading “– Conditions to the Closing of the Business Combination);
●	using reasonable best efforts to obtain, file with or deliver to, as applicable, any consents of any governmental authorities or other persons necessary to consummate the Domestication, Business Combination, and other transactions contemplated by the Business Combination Agreement;
●	to cooperate with each other to prepare and make certain SEC filings, including this proxy statement/prospectus and the related registration statement, and causing the same to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the same effective as long as is necessary to consummate the Business Combination and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission;
●	to cooperate on certain tax matters, including the intended tax treatment, transfer taxes, and the termination of any tax-sharing agreements or similar agreements involving DIH and any of their subsidiaries as of the Closing;
●	to maintain certain standards of confidentiality with respect to information provided in connection with the Business Combination Agreement, and to prohibit, prior to the Closing, the issuance of any press releases or the making of any public announcement without the other parties’ prior written consent, except that each party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable law or the rules of any stock exchange, in which case the disclosing party will, to the extent permitted by applicable law, first allow (A) DIH, if the disclosing Party is ATAK or (B) ATAK, if the disclosing Party is DIH (prior to the Closing), to review such announcement or communication and have the opportunity to comment thereon and the disclosing party will consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with the Business Combination Agreement, and (iii) to governmental authorities in connection with any consents required to be obtained under the Business Combination Agreement or in connection with the Business Combination;
●	to take certain post-Closing actions as necessary to give effect to the Business Combination;

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ATAK Covenants

ATAK made certain other covenants in the Business Combination Agreement, including:

●	to take all action necessary to duly convene the Shareholder Meeting as promptly as reasonably practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective for the purpose of voting upon the approval of the proposals described in this proxy statement/prospectus, and providing ATAK shareholders with an opportunity to elect to redeem pursuant to the Redemption, and using its reasonable best efforts to solicit from ATAK shareholders proxies in favor of the Acquiror Shareholder Matters (as defined in the Business Combination Agreement) and to include in this proxy statement/prospectus the recommendation of the ATAK Board to the ATAK Shareholders to vote in favor of such proposals;
●	to not take, or permit any of its affiliates or representatives to take, directly or indirectly, any action to solicit, engage in discussions with, enter into any agreement with, or encourage or provide information to, any person that is not a party or a party’s affiliates or representatives concerning any offer, inquiry, proposal, indication of interest, written or oral relating to any other business combination involving ATAK, and cease any and all discussions or negotiations with any person conducted prior to the date of the Business Combination Agreement;
●	all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of ATAK, as provided in the ATAK organizational documents, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years; provided that ATAK will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable law, during such six (6)-year period, ATAK shall advance, or caused to be advanced, expenses incurred in connection with such indemnification as provided in the ATAK organizational documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the ATAK organizational documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of ATAK entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such person was a director or officer of ATAK immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable law;
●	ATAK shall not, except as expressly contemplated by the terms of the Business Combination Agreement, the reorganization of ATAK and the transactions contemplated in either case:
○ amend or otherwise change the ATAK organizational documents (other than in connection with a ATAK extension proposal, if any) or the Merger Sub organizational documents or form any subsidiary of ATAK other than Merger Sub;

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○	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to the ATAK organizational documents;
○	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Domesticated ATAK Common Stock, warrants or rights, except for redemptions from the Trust Account that are required pursuant to the ATAK organizational documents;
○	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of ATAK or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of ATAK or Merger Sub, except for certain exceptions;
○	acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;
○	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of ATAK, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (i) in the ordinary course of business consistent with past practice, (ii) for loans from Sponsor to ATAK to pay any required extension fees, and (iii) for working capital loans from Sponsor to ATAK in the aggregate amount of up to $1,500,000;
○	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;
○	make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course consistent with past practice;
○	liquidate, dissolve, reorganize or otherwise wind up the business and operations of ATAK or Merger Sub; and
○	amend the Trust Agreement or any other agreement related to the Trust Account.

DIH Covenants

DIH made certain other covenants in the Business Combination Agreement, including:

●	between the date of the Business Combination Agreement and the Effective time, (i) DIH and its affiliates shall conduct their respective businesses in the ordinary course of business and in a manner consistent with past practice, and (ii) DIH and its affiliates shall use their respective commercially reasonable efforts to preserve substantially intact their respective current business organization of DIH, to keep available the services of their respective current officers, key employees and consultants and to preserve the respective current relationships of DIH and its affiliates with customers, suppliers and other persons with which DIH and its affiliates have significant business relations;
●	to not take, or permit any of its affiliates or representatives to take, directly or indirectly, any action to solicit, engage in discussions with, enter into any agreement with, or encourage or provide information to, any person that is not a party or a party’s affiliates or representatives concerning any merger or similar business combination or sale of substantially all assets or any other transaction that would in the case of DIH, prohibit or delay the Business Combination, other than the Business Combination, or take any action in connection with a public offering of equity securities, and cease any and all discussions or negotiations with any person conducted prior to the date of the Business Combination Agreement;
●	DIH and their affiliates shall not, except as expressly contemplated by the terms of the Business Combination Agreement, the reorganization of DIH and the transactions contemplated in either case:
	○	amend or otherwise change their respective governing documents;
	○	form or create any subsidiaries;
	○	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of DIH or its affiliates, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of DIH or its affiliates; or (B) any material assets of DIH or its affiliates;

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○	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their respective capital stock;
○	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of their respective capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;
○	(A) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $500,000; or (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;
○	(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any of their respective directors, officers, employees or consultants as of the date of this Agreement, other than increases in base compensation of and grants of bonuses to employees in the ordinary course of business, (B) enter into any new, or materially amend any existing Service Agreement or severance or termination agreement with any current or former director, officer, employee or consultant whose compensation would exceed, on an annualized basis, $200,000, (C) waive any stock repurchase rights, accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits, in each case with respect to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any new employment, consulting or similar arrangement with any person or terminate any director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $200,000;
○	subject to limited exceptions, other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of the Business Combination Agreement, grant any severance or termination pay to, any director or officer of DIH or its affiliates;
○	adopt, amend and/or terminate any benefit plan except (x) as may be required by applicable Law or is necessary in order to consummate the Transactions or (y) in the event of annual renewals of health and welfare programs;
○	except in the ordinary course of business, make any material tax election, amend a material tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability;
○	materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of DIH or its affiliates’ material rights thereunder, in each case in a manner that is adverse to the Company, taken as a whole, except in the ordinary course of business, or waive, delay the exercise of, release or assign any material rights or claims thereunder;
○	transfer or exclusively license to any IP or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices;
○	intentionally permit any material item of IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of IP;
○	except as required by law or GAAP, revalue any of the assets of DIH or its affiliates in any material manner or make any material change in accounting methods, principles or practices;
○	make capital expenditures subject to certain exceptions; and
○	enter into an agreement to do any of the foregoing.

Trust Account Waiver

DIH has agreed that it does not and will not at any time have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom), and has waived any claims it, and its equity holders and affiliates, had or may have at any time against or with respect to the Trust Account (or distributions therefrom) as a result of, or arising out of, any discussions, contracts or agreements among ATAK and DIH and agreed not to seek recourse against the Trust Account (or distributions therefrom) for any reason whatsoever.

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Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by the parties thereto.

In the Business Combination Agreement, ATAK makes customary representations and warranties in relation to: corporate organization, due authorization, non-contravention, litigation, governmental authorities and required consents, trust account matters, brokers’ fees, ATAK’s SEC filings and financial statements and liabilities relating thereto, prior business activities, taxes, capitalization, ATAK’s listing on the Nasdaq, related party transactions, this proxy statement/prospectus, the absence of certain material adverse changes, employee matters, the Investment Company Act, foreign person status, compliance with laws and the Sponsor Support Agreement.

In the Business Combination Agreement, DIH makes representations and warranties regarding itself and its subsidiaries, including in relation to: corporate organization, due authorization, non-contravention, governmental authorities and required consents, current capitalization, financial statements, undisclosed liabilities, litigation, compliance with laws, material contracts and contractual defaults, benefit plans, labor matters, taxes, insurance, compliance with permits, title to tangible assets and equipment, real property, intellectual property and information security, environmental matters, the absence of certain material adverse changes, brokers’ fees, related party transactions, this proxy statement/prospectus, international trade and anti-corruption matters, and government contracts.

The assertions embodied in those representations, warranties and covenants were made for purposes of the Business Combination Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations and warranties in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about ATAK, DIH or any other matter.

No Survival of Representations and Warranties of Pre-Closing Covenants; Amendments

ATAK and DIH may, to the extent legally allowed and except as otherwise set forth in the Business Combination Agreement, extend the time for performance of any of the obligations or acts of another party, waive any inaccuracies in the representations and warranties of the another party, and subject to the requirements of applicable law, waive compliance by the another party with any of the agreements or conditions contained in the Business Combination Agreement applicable to such party. Any agreement on the part of ATAK and DIH to any such extension of waiver will be valid only if set forth in an instrument in writing signed by such party, and any delay in exercising any right pursuant to the Business Combination Agreement will not constitute a waiver of such right.

The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed by each of the parties in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement; provided, however, that no amendment will be made that pursuant to applicable law requires further approval or adoption by the shareholders of ATAK or the shareholders of DIH, as applicable, without such further approval or adoption.

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing and will terminate and expire upon the occurrence of the Effective Time (and there will be no liability after the Closing in respect thereof), except for (a) those covenants and agreements that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) the provisions of the Business Combination Agreement.

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Ownership of New DIH Immediately Following the Business Combination

The following table summarizes the pro forma ownership of New DIH Class A Common Stock following the Business Combination under the no redemption, interim redemption and maximum redemption scenarios:

	Assuming No Redemptions (1)		Assuming 50% Redemptions (2)		Assuming Maximum Redemptions (3)
	Shares	%	Shares	%	Shares	%
Existing DIH equity holders (4)	25,700,000	66%	25,700,000	72%	25,700,000	78%
ATAK public shareholders (5)	7,690,123	20%	4,855,062	13%	2,020,000	6%
ATAK founder shareholders	5,050,000	13%	5,050,000	14%	5,050,000	15%
ATAK representative	303,000	1%	303,000	1%	303,000	1%
Total shares at close (6)	38,743,123	100%	35,908,062	100%	33,073,000	100%

(1)	Assumes that no Class A Ordinary Shares are redeemed by Public Shareholders (after giving effect to the Extension Amendment Redemptions).

(2)	Assumes that approximately 2,835,062 Class A Ordinary Shares outstanding are redeemed for an aggregate payment of approximately $28.8 million (based on the estimated per share redemption price of approximately $10.15 per share) from the Trust Account.

(3)	Assumes that approximately 5,670,123 Class A Ordinary Shares outstanding are redeemed for an aggregate payment of approximately $57.6 million (based on the estimated per share redemption price of approximately $10.15 per share) from the Trust Account.

(4)	Excludes 6,000,000 shares of New DIH Class A Common Stock (under all scenarios) in estimated potential Earn out Shares as the price threshold for each tranche has not yet been triggered and includes 700,000 shares of New DIH Class A Common Stock to be issued to Maxim pursuant to financial advisory fees

(5)	Includes the issuance of 2,020,000 shares of New DIH Class A Common Stock (under all scenarios) pursuant to the public rights upon consummation of the Business Combination

(6)	Excludes 3,874,312, 3,590,806 and 3,307,300 shares of New DIH Class A Common Stock under the no redemptions scenario, 50% redemptions scenario and maximum redemptions scenario, respectively, that are available for issuance pursuant to the Stock Incentive Plan

Related Agreements

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and certain members and affiliates of the Sponsor (the “Sponsor Parties”) entered into a Sponsor Support Agreement with ATAK and DIH (the “Sponsor Support Agreement”), pursuant to which the Sponsor Parties agreed, among other things, to vote all shares of ATAK common stock beneficially owned by the Sponsor Parties in favor of each of the proposals at a meeting of the stockholders of ATAK related to the Business Combination, and against any proposal that would impede the Business Combination. The Sponsor Support Agreement also provides that the Sponsor Parties will not redeem any shares of ATAK common stock. The Sponsor Parties also agreed not to transfer any shares of ATAK common stock held by them during the period beginning on the date of the Sponsor Support Agreement and ending at the Effective Time (as defined in the Business Combination Agreement).

DIH Stockholder Support Agreement

In connection with the execution of the Business Combination Agreement, DIH and certain stockholders and affiliates of DIH (the “DIH Parties”) entered into a Stockholder Support Agreement with ATAK and the Sponsor (the “DIH Support Agreement” and together with the Sponsor Support Agreement, the “Support Agreements”), pursuant to which the DIH Parties agreed, among other things, to vote all shares of DIH common stock beneficially owned by the DIH Parties in favor of each of the proposals at a meeting of the stockholders of DIH (the “DIH Meeting”) related to the Business Combination, and against any proposal that would impede the Business Combination. The DIH Parties also agreed not to transfer any shares of DIH common stock held by them during the period beginning on the date of the DIH Support Agreement and ending at the Effective Time (as defined in the Business Combination Agreement).

Amended and Restated Registration Rights Agreement and Lock-Up Agreement

At the Closing, New DIH, the Sponsor, certain investors and other holders of DIH capital stock (as defined in this section, the “DIH Holders” and together with the Sponsor and the investors, the “Holders”) will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”). Pursuant to the terms of the Amended and Restated Registration Rights Agreement, New DIH will be obligated to file a registration statement to register the resale of certain securities of New DIH held by the Holders. The Amended and Restated Registration Rights Agreement also provides the Holders with certain “demand” and “piggy-back” registration rights, subject to certain requirements and customary conditions. In addition, the Amended and Restated Registration Rights Agreement provides that each Holder shall not transfer any securities subject to the Amended and Restated Registration Rights Agreement until one year from the date of the Amended and Restated Registration Rights Agreement, subject to certain customary exceptions, or the date on which ATAK completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the ATAK stockholders having the right to exchange their shares of common stock for cash, securities or other property.

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Background of the Business Combination

Beginning in 2021, the officers and directors of ATAK initiated discussions with respect to the possible formation of a special purpose acquisition company that could focus on a search for potential targets in the technology industry. Through discussions between ATAK’s officers and directors, ATAK decided to prioritize the search based on four scope items:

1)	Potential to Expand into Multinational Enterprises – Prioritized targets in Asian and North American markets where there are opportunities to expand internationally to dominate global market share.
2)	Attractive Innovative Technologies – Focus on investments in frontier technologies (e.g., artificial intelligence, AR/VR, blockchain, quantum computing, and electronic vehicles) that demonstrate attractive long-term growth prospects.
3)	Substantial Revenue and Operational Growth Potential – Seek businesses that can leverage ATAK’s experience, network and capital to further propel its revenue growth and unlock its operational potential.
4)	Strong Management Team – Prioritize partnerships with Asian and Asian-American entrepreneurs whose forward-thinking visions are met with driven execution capabilities.

These discussions ultimately led to the incorporation of ATAK in the Cayman Islands as a blank check company on August 6, 2021, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. ATAK’s strategy has been to capitalize on its management team’s differentiated ability to source, acquire and manage a business in the technology industry.

The registration statement for ATAK’s initial public offering was declared effective by the SEC on February 7, 2022, and on February 9, 2022, ATAK consummated the initial public offering of 20,200,000 Units, which included the partial exercise by the underwriters of the over-allotment option to purchase an additional 200,000 Units, at $10.00 per Unit, generating gross proceeds of $202,000,000. Simultaneously with the closing of the initial public offering, ATAK’s consummated the sale of 6,470,000 warrants in a private placement to its Sponsor, generating gross proceeds of $6,470,000. Upon the closing of ATAK’s initial public offering on February 9, 2022, an amount of $204,020,000 from the net proceeds of the sale of Units and the private placement of warrants was placed in ATAK’s trust account and approximately $1,468,333 was held outside of the trust account and was available for the payment of offering costs and for working capital purposes.

Prior to the consummation of its initial public offering, neither ATAK, nor anyone on its behalf, had contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with ATAK. Immediately after the closing of its initial public offering, the officers and directors of ATAK began to search for and contact potential candidates for a business combination by utilizing their collective network of entrepreneurs, investors, and advisors in the technology industry. In addition, ATAK was contacted by several investment banks and other intermediaries with respect to possible business combination opportunities. ATAK compiled a pipeline of high priority potential targets and continuously updated this pipeline to reflect new information as it emerged.

Starting on February 14, 2022, ATAK began to screen and set up meetings with attractive technology companies. During the pursuit of a compelling target, the directors and officers of ATAK met with a number of entrepreneurs, management, board members, investors, and/or advisors. Each potential target company was evaluated carefully to determine if there was a fit with ATAK based on the previously defined scope, its market readiness, and its attractiveness to potential investors and partners.

Between late Q1 and Q4 2022, ATAK screened and engaged in discussions with over 75 potential acquisition and merger targets. ATAK had in person or virtual meetings with over 30 targets and conducted multiple meetings and due diligence reviews of potential targets. Members of the ATAK Board of Directors were kept apprised through calls, emails, texts and formal monthly board meetings. ATAK made a decision to terminate discussions with most of the targets for a variety of reasons, including, without limitation, not enough to be unresponsiveness from management of the target, limitations in market growth potential, unattractiveness to investors, and/or determination that the management or the state of technology is yet fit to be a public company.

ATAK ultimately conducted a detailed valuation of, and extended draft letters of intent to 4 potential targets, prior to its signing the LOI with DIH Technology which culminated in the signing of the Business Combination Agreement on February 26, 2023.

Target One – Target One was a blockchain crypto-exchange based in Southeast Asia. The company was referred to ATAK through several of its advisors and Sponsor investors who were also advisors of the potential target. During the week of February 26, 2022, ATAK met with the cofounders of the target in person and discussed the potential acquisition and merger terms. Immediately following the discussions, a non-binding letter of intent was shared with Target One with termination date of March 21, 2022. However, by March 21, 2022, Target One did not respond with feedback to proceed with the letter of intent. Instead, Target One indicated they wish to pursue a potential strategic acquisition instead of becoming a publicly traded company.

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Target Two – Target Two is a US developer and producer of an augmented reality lens in the healthcare industry. The company was sought out by ATAK after reading about several of its eye tracking technology in the media. ATAK met with Target Two in person on May 18, 2022. ATAK toured and conducted preliminary on-site diligence at Target Two’s office. On May 20, 2022, ATAK shared with Target Two a letter of intent based on previous in person discussion. Following that week, ATAK attempted to follow-up multiple times with Target Two but received limited response. Accordingly, ATAK chose not to further seek an acquisition with the target.

Target Three – Target Three is the provider of a marketplace for rental cars in India. The company was shared with ATAK through an intermediary who represented Target Three. ATAK first engaged with Target Three through a virtual zoom call on July 11, 2022. Subsequently, ATAK met with Target Three on multiple occasions, including an in person meeting with its Chief Executive Officer on July 14, 2022. On July 21, 2022, ATAK shared a letter of intent with Target Three based on previous discussions. On July 29, 2022, ATAK received an email from Target Two that they have chosen to go in a different direction at that time.

Target Four – Based out of Oceania, Target Four provides hosting facilities for the crypto mining operations. The company was introduced to ATAK’s Chief Financial Officer on August 10, 2022 through ATAK’s advisory network. ATAK’s team met with Target Four on several occasions until a letter of interest was shared with Target Four on August 30, 2022. Subsequently, ATAK conducted reviews of Target Four while also monitoring the market conditions of bitcoin prices. Over the following weeks, bitcoin prices saw significant downward trends, prompting Target Four to change their mind on becoming a publicly traded company.

On June 2, 2022, DIH engaged Maxim as its financial advisor and investment banker to advise DIH on matters pertaining to obtain a public listing on a U.S. securities exchange via a business combination with a to-be-identified SPAC.

During the months of July and August 2022, Maxim identified and reached out to approximately 150 SPACs providing them with some general information regarding DIH to determine interest in a potential transaction None of those parties had any prior relationship with DIH. From those efforts, Maxim generated 26 interested SPACs, and scheduled introductory calls and virtual meetings between DIH and these 26 prospects in parallel.

ATAK was first introduced to DIH on July 6, 2022 in a virtual meeting scheduled by Maxim. ATAK expressed an interest in continuing discussions and subsequently sent DIH its form of non-disclosure agreement. DIH and ATAK executed the non-disclosure agreement on July 8, 2022. Maxim held a follow-up call via video conference with DIH and ATAK on July 14, 2022. In early August 2022, ATAK met with members of DIH senior management and conducted site visits in Zurich and Amsterdam.

On August 17, 2022, SPAC A and DIH were first introduced to each other in a virtual meeting scheduled by Maxim.

Between July and October 2022, DIH executed non-disclosure agreements with 17 out of the 26 SPACs introduced to DIH by Maxim. After further discussions, seven of these 17 SPACs, including SPAC A and ATAK, submitted non-binding letters of intent outlining preliminary terms for a business combination with DIH. DIH provided comments on five of the seven letters of intent to the respective SPACs, including SPAC A and ATAK, and also held follow-up calls with these parties.

On September 20 2022, DIH, together with representatives of Maxim, met in person with SPAC A and ATAK separately to further negotiate their submitted letters of intent. As SPAC A offered more attractive terms and a higher valuation, on October 6, 2022, DIH executed a letter of intent with SPAC A, which included a 60-day exclusivity period. During the week of November 7, 2022, DIH hosted SPAC A for meetings with members of DIH senior management and site visits in Zurich and Amsterdam. On December 2, 2022, DIH and SPAC A mutually agreed to terminate the letter of intent and its associated exclusivity period due to SPAC A’s concerns regarding the revised anticipated timing of availability of DIH’s PCAOB audited financial statements.

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On December 9, 2022, DIH and ATAK held discussions through a virtual meeting and discussed the letter of intent previously submitted by ATAK. On December 10, 2022, DIH and ATAK executed a letter of intent, which included a mutual exclusivity period. The parties made a public announcement of the execution of the LOI by press release on December 12, 2022. Subsequent to the execution of the LOI, the parties proceeded to complete due diligence and to negotiate the terms of the Business Combination Agreement. On February 26, 2023, DIH and ATAK signed a definitive Business Combination Agreement and subsequently publicly announced the execution of the Business Combination Agreement.

Summary of ATAK Financial Analysis

Opinion of ATAK’s Company’s Financial Advisor

ATAK retained Newbridge to act as its financial advisor in connection with the Business Combination. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. ATAK selected Newbridge to act as its financial advisor in connection with the Business Combination on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

On February 24, 2022, at a meeting of the ATAK Board held to evaluate the Business Combination, Newbridge delivered to the ATAK Board an oral opinion, which was confirmed by delivery of a written opinion, dated February 26, 2022 (the “Newbridge Opinion”), to the effect that, as of the date of the Newbridge Opinion and based on and subject to various assumptions and limitations described in its written opinion, the merger consideration (as such term is used in this section, the “Merger Consideration”) to be paid to the stockholders of DIH is fair, from a financial point of view, to ATAK’s shareholders.

Newbridge delivered its opinion to the ATAK Board for the benefit and use of the ATAK Board (in its capacity as such) in connection with and for purposes of its evaluation of the Business Combination from a financial point of view. The Newbridge Opinion also does not address the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might exist for ATAK, or the underlying business decision of ATAK whether to proceed with those business strategies or transactions.

In connection with rendering its opinion, Newbridge, among other things:

●	considered ATAK’s assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;
●	reviewed drafts of the Business Combination Agreement and relevant ancillary documents related to the transactions contemplated thereby;
●	reviewed ATAK’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of ATAK since the ATAK IPO in February 2022;
●	reviewed publicly available financial information of ATAK filed with the Commission, including ATAK’s effective Registration Statement on Form S-1 filed in connection with the ATAK IPO, Quarterly Reports on Form 10-Q, and certain reports on material events filed as Current Reports on Form 8-K, between February 2022, through February 24, 2023;
●	reviewed a financial model of DIH with historical numbers and future financial projections (including potential revenue growth, EBITDA and net income / cash flow margins) provided by DIH’s management team;

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●	performed a “Discounted Cash Flow” analysis layered onto ATAK’s financial model;
●	performed a “Public Company Comparable” analysis of similar companies to DIH in the healthcare sector, with a business focus on “General Robotics” to derive the Enterprise Value / Revenue multiples;
●	conducted discussions with DIH’s management team to better understand DIH’s recent business history, and near-term financials; and
●	performed such other analyses and examinations, as we deemed appropriate.

Newbridge also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which it deemed relevant. In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects. Newbridge further relied upon the assurances of management of ATAK that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of the Company, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of DIH.

The issuance of the Newbridge Opinion was approved by an authorized internal committee of Newbridge. The Newbridge Opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of ATAK and its successors. Further, Newbridge expressed no opinion as to what the value of the shares of ATAK equity securities actually will be when the Business Combination is consummated or the prices at which shares of ATAK equity securities will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

The following represents a brief summary of the material financial analyses reviewed by the ATAK Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

Financial Analyses

Newbridge employed various methods to analyze the range of values of DIH.

Comparable Public Company Analysis

To calculate the implied equity value of the operating business, Newbridge first obtained the median Enterprise Value / 2023E Revenue multiples from nine (9) comparable public companies identified by Newbridge and applied it to DIH’s pro forma 2023E Sales. The public company comparables were selected using the following criteria: (i) listed on a major stock exchange in the United States, Canada, and Europe, (ii) in the healthcare industry, focused on the “Robotics” sector, (iii) had forecasted revenues for 2023, and (iv) have a market capitalization of >$20M.

The EV / 2023E Revenue multiples of such comparable public companies were approximately 5.1x and this multiple was multiplied by the 2023E pro forma sales of DIH to obtain an Enterprise value. The Net Debt was removed from Enterprise Value to obtain an Implied Equity Value using this analysis of $284.1M.

The table below summarizes certain observed historical and projected financial performance and trading multiples of the selected public companies were sourced from S&P Capital IQ data as of February 23rd, 2023.

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Comparable Public Company Analysis
($ in millions, except per share data)	2/23/2023		Balance Sheet		Income Statement
		Stock	Market	Enterprise	Revenue		EBITDA		Net Income
Company Name	Symbol	Price	Capitalization	Value	LTM	2023E	LTM	2023E	LTM	2023E
Healthcare Robotics
PROCEPT BioRobotics Corporation	NasdaqGM:PRCT	$37.0	$1,656.0	$1,485.0	$61.4	$162.0	$(69.6)	$(67.6)	$(72.5)	$(79.4)
Surgical Science Sweden AB (publ)	OM:SUS	$17.2	$875.8	$834.2	$77.0	$87.7	$19.1	$20.0	$15.6	$15.0
Zynex, Inc.	NasdaqGS:ZYXI	$12.6	$473.0	$478.7	$149.7	$196.1	$27.3	$27.9	$24.4	$22.9
Vicarious Surgical Inc.	NYSE:RBOT	$2.9	$364.0	$263.5	$0.0	$52.0	$(79.0)	$(78.1)	$(80.1)	$(80.3)
EDAP TMS S.A.	NasdaqGM:EDAP	$12.0	$400.3	$342.6	$52.3	$67.7	$(0.4)	$(0.5)	$(2.2)	$(3.2)
Stereotaxis, Inc.	NYSEAM:STXS	$2.7	$199.1	$179.7	$29.1	$39.8	$(17.3)	$(10.5)	$(17.7)	$(19.1)
Asensus Surgical, Inc.	NYSEAM:ASXC	$0.9	$203.8	$122.8	$7.1	$14.1	$(63.3)	$0.0	$(76.6)	$(76.0)
Titan Medical Inc.	TSX:TMD	$0.2	$23.5	$13.4	$10.0	$20.0	$(37.4)	$0.0	$(37.9)	$0.0
Ikonisys S.A.	ENXTPA:ALIKO	$2.0	$18.6	$19.9	$0.6	$5.5	$0.0	$(1.5)	$(1.3)	$(2.4)

		Earnings Per Share		Valuation Multiples
		(EPS)		EV / Revenue				EV / EBITDA				P / E
Company Name	Symbol	LTM	2023E	LTM		2023E		LTM		2023E		LTM		2023E
Healthcare Robotics
PROCEPT BioRobotics Corporation	NasdaqGM:PRCT	$(1.8)	$(1.9)	24.2	x	9.2	x	NM		NM		NM		NM
Surgical Science Sweden AB (publ)	OM:SUS	$0.4	$0.2	10.8	x	9.5	x	43.8	x	41.8	x	48.7	x	72.7	x
Zynex, Inc.	NasdaqGS:ZYXI	$0.5	$0.4	3.2	x	2.4	x	17.5	x	17.2	x	27.0	x	30.1	x
Vicarious Surgical Inc.	NYSE:RBOT	$0.0	$(0.7)	NM		5.1	x	NM		NM		72.3	x	NM
EDAP TMS S.A.	NasdaqGM:EDAP	$0.1	$0.1	6.5	x	5.1	x	NM		NM		121.4	x	190.8	x
Stereotaxis, Inc.	NYSEAM:STXS	$(0.2)	$(0.3)	6.2	x	4.5	x	NM		NM		NM		NM
Asensus Surgical, Inc.	NYSEAM:ASXC	$(0.3)	$(0.3)	17.3	x	8.7	x	NM		NM		NM		NM
Titan Medical Inc.	TSX:TMD	$(0.2)	$0.0	1.3	x	0.7	x	NM		NM		NM		NM
Ikonisys S.A.	ENXTPA:ALIKO	$(0.2)	$(0.2)	36.0	x	3.7	x	NM		NM		NM		NM

			MEDIAN	8.7	x	5.1	x	30.7	x	29.5	x	67.3	x	97.9	x

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Discounted Cash Flow Analysis

The Discounted Cash Flow Analysis (the “DCF Analysis”) approach is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate. The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a 10-year projection period. The estimated cash flows for each of the years in the projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present values of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the business at the end of the projection period to arrive at an estimate of value.

Newbridge performed a DCF Analysis of the estimated future unlevered free cash flows attributable to DIH for the fiscal years of 2023 through 2032. In applying the DCF Analysis, Newbridge relied on the Financial Projections prepared by DIH that estimated certain revenue growth rates, as well as EBITDA and Cash flow margins. Newbridge applied a discount rate of 16.0% and a Terminal Value Based on Growth in Perpetuity rate of 2.0%.

Newbridge determined that the middle of the range of the discounted cash flow values was $274.9M.

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the ATAK Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by Newbridge in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Newbridge considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of ATAK. The estimates of the future performance of ATAK in or underlying Newbridge’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual values of the ATAK Common Stock.

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Conclusion

The values derived from the different analyses that Newbridge used show a range between $274.9M to $284.1M. The Merger Consideration to be paid by ATAK of $250.0M is below the valuation ranges of the Analyses.

Based on its analysis, it is Newbridge’s opinion that, the Merger Consideration is fair, from a financial point of view, to ATAK’s shareholders.

The type and amount of consideration payable in the Business Combination was determined through negotiations between ATAK and DIH, and was approved by the ATAK Board. The decision to enter into the Business Combination Agreement was solely that of the ATAK Board. As described above, the Newbridge Opinion and analyses was only one of many factors considered by the ATAK Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the ATAK or DIH’s management with respect to the Business Combination.

Fees and Expenses

As compensation for Newbridge’s services in connection with the rendering of the Newbridge Opinion to the Board, ATAK agreed to pay Newbridge a fee of $125,000. $25,000 of the fee was paid upon delivery of the Opinion and the remaining $100,000 is payable upon consummation of the Business Combination. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in the Newbridge Opinion.

The ATAK Board’s Reasons for the Approval of the Business Combination

The ATAK Board, in evaluating the transaction with DIH, consulted with ATAK’s management, Newbridge, and Dentons. In reaching its unanimous resolution (a) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and Domestication, are advisable, fair to and in the best interests of ATAK and its shareholders and (b) to recommend that the shareholders approve the transactions contemplated by the Business Combination Agreement, the ATAK Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the ATAK Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the ATAK Board may have given different weight to different factors. This explanation of the reasons for the ATAK Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the ATAK Board reviewed the results of the due diligence conducted by ATAK’s management and advisors, which included:

●	extensive meetings and calls with DIH’s management to understand and analyze DIH’s businesses;
●	review of diligence materials and interviews conducted by Dentons and ATAK’s other advisors and, with respect to DIH, Loeb and DIH’s other advisors;
●	review of contracts, material liabilities and other material matters;
●	consultation with ATAK management and legal counsel and financial advisor;
●	review DIH’s combined financial statements;
●	research on industry trends;
●	research on comparable companies;
●	research on comparable transactions; and
●	reviews of certain projections provided by DIH.

The factors considered by the ATAK Board included, but were not limited to, the following:

●	the consideration to be offered in connection with the Business Combination, including the amount and type thereof;
●	the DIH management team, and experience running healthcare businesses with a track record of success in driving growth;

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●	DIH’s ability to scale their platform and provide unique solutions that create barriers to entry with defensible, market-leading positions;
●	DIH’s industry, being a large and expanding market with significant opportunities, where unmet market needs may be uncovered to create opportunities for innovation;
●	industry tailwinds that drive accelerated growth and further adoption of DIH’s products and solutions;
●	DIH’s financial characteristics, including consistent organic revenue growth with recurring subscription revenue bases and the ability to generate attractive unit economics and returns on capital as New DIH; and
●	DIH’s ability to capitalize on operating leverage and improve margins while executing on numerous, tangible growth initiatives.

In the course of its deliberations, the ATAK Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

●	the risk that the potential benefits of the Business Combination and Domestication may not be fully achieved, or may not be achieved within the expected timeframe and the significant fees, expenses and time and effort of management associated with completing the Business Combination and Domestication;
●	the risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of our shareholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination;
●	the risk that the cost savings and growth initiatives of DIH’s long-term growth strategy may not be fully achieved or may not be achieved within the expected timeframe;
●	the risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the business benefits anticipated to result from the Business Combination;
●	the potential that a significant number of ATAK shareholders elect to redeem their Class A Ordinary Shares prior to the consummation of the Business Combination and pursuant to the ATAK Governing Documents, which would potentially make the Business Combination more difficult or impossible to complete;
●	the risks and costs to ATAK if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in ATAK being unable to effect an initial business combination by August 9, 2023 (which includes the maximum number of extensions permitted by ATAK’s governing documents);
●	competition in the healthcare robotics industry is intense, and as a result, DIH may fail to retain and expand its customer-base, which may negatively affect DIH’s operations and growth;
●	economic downturns and market conditions beyond DIH’s control, including a reduction in spending which could adversely affect DIH’s business, financial condition, results of operations and prospects;
●	the requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain New DIH’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than DIH anticipates;
●	DIH’s business being subjected to scrutiny under relevant healthcare, privacy and other regulatory regimes;
●	New DIH may invest in or acquire other businesses, or may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or which may not yield a return, and New DIH’s business may suffer if it is unable to successfully integrate acquired businesses into its company or otherwise manage the growth associated with multiple acquisitions; and
●	DIH’s history of net losses in combination with the pro forma expectation that New DIH would be cash flow positive.

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In addition to considering the factors described above, the ATAK Board also considered other factors including, without limitation:

●	the Sponsor, members of the ATAK Board and other executive officers of ATAK and the Sponsor have interests in the Business Combination Proposal, the other Proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, those of ATAK shareholders generally. For more information on this discussion, see sections entitled “Proposal No. 1 – The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Proposal No. 1 – Conflicts of Interest and Waiver of Corporate Opportunity Doctrine.”
●	The various risks associated with the Business Combination, the business of DIH and the business of ATAK, as described in the section entitled “Risk Factors.”

After considering the foregoing potentially negative and potentially positive reasons, the ATAK Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination, Domestication and the other related transactions outweighed the potentially negative reasons.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the ATAK Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors, officers and advisors and DIH’s current owners have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

●	the fact that Sponsor and ATAK’s directors and officers have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the Sponsor Holders are obligated to vote in favor of the Business Combination;
●	the fact that our Sponsor has irrevocably waived the anti-dilution adjustments set forth in ATAK’s organizational documents, or any other anti-dilution or similar adjustment rights to which the Sponsor may otherwise be entitled related to or arising from the Business Combination;
●	the fact that the Sponsor paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 5,050,000 shares of New DIH Class A Common Stock in accordance with the terms of ATAK’s organizational documents and such securities will have a significantly higher value at the time of the Business Combination;
●	the fact that our Sponsor paid $6,470,000 for 6,470,000 ATAK Private Placement Warrants, each of which is exercisable commencing on the later of 12 months from the closing of the ATAK IPO and 30 days following the Closing for one Class A Ordinary Share at $11.50 per share; if we do not consummate an initial business combination by August 9, 2023 (if extended, as applicable), then the proceeds from the sale of the ATAK Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by our Sponsor will be worthless;
●	the fact that the Sponsor and ATAK’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;
●	the fact that the ATAK Initial Shareholders including the Sponsor (and ATAK’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other ATAK shareholders experience a negative rate of return in New DIH;
●	the fact that the ATAK Initial Shareholders and ATAK’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ATAK Ordinary Shares (other than Public Shares) held by them if ATAK fails to complete an initial business combination by August 9, 2023 (if extended, as applicable);
●	the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to ATAK in an aggregate amount of up to $1,500,000 may be converted into ATAK Private Placement Warrants in connection with the consummation of the Business Combination;
●	the fact that the Sponsor and ATAK’s officers and directors will lose their entire investment in ATAK and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by August 9, 2023 (if extended, as applicable). Other than as disclosed elsewhere in this proxy statement/prospectus, there are no loans extended, fees due or outstanding out-of-pocket expenses for which the Sponsor and ATAK’s officers and directors are awaiting reimbursement;

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●	the fact that if the Trust Account is liquidated, including in the event ATAK is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify ATAK to ensure that the proceeds in the Trust Account are not reduced below $10.10 per Class A Ordinary Shares, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which ATAK has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ATAK, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;
●	the fact that ATAK may be entitled to distribute or pay over funds held by ATAK outside the Trust Account to Sponsor or any of its affiliates prior to the Closing; and
●	the fact that, from February 2023 to May 2023, ATAK issued unsecured promissory notes to the Sponsor, with an aggregate principal amount equal to $1,235,000.00 (the “Extension and Working Capital Notes”), for the purpose of making extension payments, repaying the Sponsor or any other person with respect to funds loaned to the Company for the purpose of paying Extension Payments, and providing ATAK with additional working capital. For more information on the Extension and Working Capital Notes, see sections entitled “Information About ATAK – Extension and Working Capital Notes.”

The ATAK Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for ATAK’s IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by ATAK with any other target business or businesses, and (iii) the Sponsor will hold equity interests in New DIH with value that, after the Closing, will be based on the future performance of New DIH Class A Common Stock. In addition, ATAK’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the ATAK Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the forgoing considerations, the ATAK Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the ATAK shareholders will receive as a result of the Business Combination. The ATAK Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

Sponsor Group Beneficial Ownership of ATAK Prior to Closing

	Securities held by Sponsor Group	Sponsor Cost at ATAK’s Initial Public Offering
Class A Ordinary Shares	-	-
Founder Shares	5,050,000	$25,000
ATAK Private Placement Warrants	6,470,000	$6,470,000
Total		$6,495,000

Sponsor Group Beneficial Ownership of New DIH Following the Closing

	Securities held by Sponsor Group at Closing	Value per Security as of , 2023	Sponsor Group Cost at Closing		Total Value
New DIH Class A Common Stock Issued to Holders of Founder Shares	5,050,000	$		-	$
New DIH Private Placement Warrants	6,470,000	$		-	$
Total			$		$

Conflicts of Interest and Waiver of Corporate Opportunity Doctrine

Under Cayman Islands law, directors and officers of a Cayman Islands company owe certain duties to the company, including, but not limited to, the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
●	directors should not improperly fetter the exercise of future discretion;
●	duty to exercise powers fairly as between different classes of shareholders;
●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
●	duty to exercise independent judgment.

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In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings. As detailed below, our Existing Governing Documents provide such permission through a waiver of the corporate opportunities doctrine. The Existing Governing Documents provide that (a) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for our directors and officers, on the one hand, and us, on the other and (b) our directors and officers shall have no duty to communicate or offer any such corporate opportunity to us and shall not be liable to us for breach of any fiduciary duty as a member, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to us. We do not believe that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete the Business Combination.

While the Existing Governing Documents included the waiver of corporate opportunities as described in the preceding paragraph, our compliance with such provision did not affect or otherwise limit ATAK’s search for an acquisition target. Given the large target universe considered by ATAK’s management team, which included initial contact with more than 75 potential acquisition and merger targets from late Q1 to Q4 of 2022, the ATAK Board does not believe that the other fiduciary duties or contractual obligations of ATAK’s officers and directors materially affected ATAK’s ability to source a potential business combination. Please see “— Background to the Business Combination” for more information about ATAK’s search for targets in the potential business combination.

None of us, our Sponsor, nor any of our officers or directors are affiliated with DIH prior to the consummation of the Business Combination. The ATAK Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for ATAK’s IPO and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by ATAK with any other target business or businesses, and (iii) the Sponsor Group will hold equity interests in New DIH with value that, after the Closing, will be based on the future performance of New DIH Class A Common Stock. In addition, ATAK’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the ATAK Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

For more information about the factors the ATAK Board considered in evaluating and recommending the Business Combination to the ATAK shareholders, see “— The ATAK Board’s Reasons for the Approval of the Business Combination” and “— Interests of Certain Persons in the Business Combination.”

Certain Other Interests in the Business Combination

In addition to the interests of ATAK’s directors and officers in the Business Combination, shareholders should be aware that Maxim has financial interests that are different from, or in addition to, the interests of our shareholders.

Maxim was the sole underwriter in the ATAK IPO, and, upon consummation of the Business Combination, Maxim is entitled to $7.1 million of deferred underwriting commission. Maxim has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event ATAK does not complete an initial business combination within 18 months of the closing of the ATAK IPO (as such date may be extended by approval of the ATAK shareholders). Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and ATAK is therefore required to be liquidated, the underwriter of the ATAK IPO, will not receive any of the deferred underwriting commission and such funds will be returned to ATAK’s Public Shareholders upon its liquidation.

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As described further below, Maxim is also providing certain services to DIH in connection with the Business Combination and will receive compensation in connection therewith. Maxim’s receipt of the deferred underwriting commission of $7.1 million is not dependent on its provision of such services but instead is only conditioned on the completion of an initial business combination within 18 months of the closing of the ATAK IPO (as such date may be extended by approval of the ATAK shareholders).

Pursuant to an amended letter agreement between DIH and Maxim, DIH will pay a success fee to Maxim at the closing of the Business Combination equal to $1.0 million, plus 2.8% of the $250 million enterprise value ascribed to DIH, assuming no net debt outstanding at the closing of the Business Combination. Based on this, Maxim will be entitled to a success fee of $8.0 million, of which $1.0 million will be paid in cash and $7.0 million will be paid from shares of New DIH Class A Common Stock issuable to the DIH stockholders at the closing of the Business Combination.

In addition, under the terms of Maxim’s engagement, DIH agreed to reimburse Maxim for its reasonable out-of-pocket expenses, including the fees and disbursements of its outside attorneys, and to indemnify Maxim and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to its respective engagements.

Maxim therefore has an interest in ATAK completing a business combination that will result in the payment of the deferred underwriting commission to Maxim as the underwriter of the ATAK IPO and the payment of financial advisory fees, which total $15.1 million. In considering approval of the Business Combination, our shareholders should consider the different roles of Maxim in light of the deferred underwriting commission Maxim is entitled to receive if the Business Combination is consummated within 18 months of the closing of the ATAK IPO (or such later date as may be approved by ATAK’s shareholders).

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination.

As of the date of the execution of the Business Combination Agreement, the balance of funds in the Trust Account was approximately $58.7 million and ATAK had $7.1 million of deferred underwriting commissions plus taxes payable on the income earned on the Trust Account. In reaching its conclusion that the Business Combination meets the 80% test, the ATAK Board looked at DIH’s pre-money equity value of approximately $250 million. In determining whether the pre-money equity value represents the fair market value of DIH, the ATAK Board considered all of the factors described in the section titled “Proposal No. 2 — The Business Combination Proposal,” and the fact that the purchase price for DIH was the result of an arm’s length negotiation. As a result, the ATAK Board concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account.

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ATAK will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of DIH issuing stock for the net assets of ATAK accompanied by a recapitalization. The net assets of ATAK will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of DIH.

DIH has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under the no redemptions, 50% redemptions and maximum redemptions scenarios:

●	DIH’s existing stockholders will have the largest voting interest in the combined company under the no redemption, 50% redemptions and maximum redemption scenarios;
●	DIH’s former executive management will make up all of the management of New DIH;
●	DIH’s existing directors and individuals designated by, or representing, DIH’s stockholders will constitute a majority of the initial New DIH board of directors following the consummation of the Business Combination;
●	ATAK will assume the name “DIH Holding US, Inc.” and
●	DIH is the larger entity based on revenue. Additionally, DIH has a larger employee base and substantive operations.

Exchange Listing

Our units, Class A ordinary shares, warrants and rights are listed on the Nasdaq Global Market under the symbols “ATAKU,” “ATAK,” “ATAKW” and “ATAKR,” respectively. At the Closing of the Business Combination, the ATAK Public Units will separate into their component Class A Ordinary Shares, ATAK Public Warrants and ATAK Rights, so that the units will no longer trade separately under “ATAKU”. ATAK intends to apply for listing, to be effective at the time of the Business Combination, of the New DIH Class A Common Stock and the New DIH Public Warrants on Nasdaq under the proposed symbols “DHAI” and “DHAIW.”

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding ATAK or our securities, ATAK’s Initial Shareholders, DIH and/or their respective affiliates may purchase shares, warrants and/or rights from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of ATAK. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. Any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

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Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. ATAK will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which ATAK has received redemption requests.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of New DIH and its shareholders and what may be best for a director’s personal interests when determining to recommend that Public Shareholders vote for the proposals. See the sections titled “Risk Factors,” “Proposal No. 1 – The Business Combination Proposal — Interests of Certain Persons in the Business Combination”, “Proposal No. 1 -The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Beneficial Ownership of Securities” for more information and other risks.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination, assuming (i) none of the Class A Ordinary Shares held by the Public Shareholders are redeemed in connection with the Business Combination (after giving effect to the Extension Amendment Redemptions) (ii) 50% of the Class A Ordinary Shares held by the Public Shareholders are redeemed in connection with the Business Combination and (iii) all of the outstanding Class A Ordinary Shares are redeemed in connection with the Business Combination. Where actual amounts are not known or knowable, the figures below represent ATAK’s good faith estimate of such amounts. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

(in millions)	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Existing Equity Rollover	$250.0	$250.0	$250.0
Cash and Cash Equivalents Held in Trust Account (1)	57.6	57.6	57.6
Total Sources	$307.6	$307.6	$307.6
Uses
Existing Equity Rollover	$250.0	$250.0	$250.0
Shareholder Redemptions	-	28.8	57.6
Cash to DIH Balance Sheet	40.5	11.7	-
Estimated Transaction Expenses (2)	17.1	17.1	-
Total Uses	$307.6	$307.6	$307.6

(1)	As of December 31, 2022
(2)	For each scenario, the $7.0 million equity fee portion of the Maxim success fee is excluded because it will be paid from shares of New DIH Class A Common Stock. Under the maximum redemption scenario, estimated transaction expenses are reclassified from cash to accrued expenses and other current liabilities therefore these expenses are excluded from the maximum redemption scenario

Redemption Rights

Pursuant to the Existing Governing Documents, holders of Class A Ordinary Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any shareholder holding Class A Ordinary Shares may demand that ATAK redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $          per share as of          , 2023, the record date for the meeting), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, ATAK will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

As a holder of Class A Ordinary Shares, you will be entitled to receive cash for any Class A Ordinary Shares to be redeemed only if you:

●	hold Class A Ordinary Shares;
●	submit a written request to Continental, ATAK’s transfer agent, in which you (i) request that ATAK redeem all or a portion of your Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Class A Ordinary Shares and provide your legal name, phone number and address; and
●	deliver your Class A Ordinary Shares to Continental, ATAK’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on               , 2023 (two business days before the Shareholder Meeting) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. If the Business Combination is not consummated, the Class A Ordinary Shares will be returned to the respective holder, broker or bank.

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If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of ATAK that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of Class A Ordinary Shares, may not be withdrawn following the Redemption Deadline, unless the ATAK Board determines (in its sole discretion) to permit such redemption request (which it may do in whole or in part).

Any corrected or changed written exercise of redemption rights must be received by Continental, ATAK’s transfer agent, at least two business days prior to the Shareholder Meeting. No request for redemption will be honored unless the holder’s Class A Ordinary Shares have been delivered (either physically or electronically) to Continental, ATAK’s transfer agent, prior to 5:00 p.m., Eastern Time, on    , 2023 (two business days before the Shareholder Meeting).

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the outstanding Class A Ordinary Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the outstanding Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, ATAK will promptly return any shares delivered by Public Shareholders.

The closing price of Class A Ordinary Shares on          , 2023, the record date for the Shareholder Meeting, was $        per share. The cash held in the Trust Account on such date was approximately $        (net of taxes payable) (approximately $        per Class A Ordinary Share). Prior to exercising redemption rights, shareholders should verify the market price of Class A Ordinary Shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. ATAK cannot assure its shareholders that they will be able to sell their Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Class A Ordinary Shares exercises his, her or its redemption rights, then he, she or it will be exchanging his, her or its Class A Ordinary Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by delivering your stock certificate (either physically or electronically) to ATAK’s transfer agent prior to the vote at the Shareholder Meeting, and the Business Combination is consummated.

For a discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “Certain Material United States Federal Income Tax Considerations.” The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

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Vote Required for Approval

The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Shareholder Meeting.

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Business Combination Proposal.

As of the date of this proxy statement/prospectus, the ATAK Initial Shareholders have agreed to vote any ATAK Ordinary Shares owned by them in favor of the Business Combination Proposal. As of the date hereof, the ATAK Initial Shareholders own approximately 46% of the issued and outstanding ATAK Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting — Potential Purchases of Public Shares, Warrants and/or Rights.” As a result, in addition to the ATAK Initial Shareholders, approval of the Business Combination Proposal will require the affirmative vote of at least 461,562 ATAK Ordinary Shares held by Public Shareholders (or approximately 7.7% of the issued and outstanding Class A Ordinary Shares) if all ATAK Ordinary Shares are represented at the Shareholder Meeting and cast votes; the ATAK Initial Shareholders own sufficient shares to approve the Business Combination Proposal if only such shares as are required to establish a quorum represented at the Shareholder Meeting and cast votes.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that ATAK’s entry into the Business Combination Agreement, dated as of February 26, 2023 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ATAK, Aurora Technology Merger Sub Corp., a Nevada corporation and a direct, wholly-owned subsidiary of ATAK (“ATAK Merger Sub”), and DIH Holding US, Inc., a Nevada corporation (“DIH”), a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, provides for the Domestication and the Merger of ATAK Merger Sub with and into DIH, with DIH being the surviving company and continuing as a direct, wholly-owned subsidiary of ATAK, be approved, ratified and confirmed in all respects.”

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of ATAK’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of ATAK and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section titled “Proposal No. 1 - The Business Combination Proposal - Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

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PROPOSAL NO. 2 - THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, ATAK is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the ATAK Board has unanimously approved, and ATAK shareholders are being asked to consider and vote upon a proposal to approve, a change of ATAK’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and registering by way of continuation and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, subject to approval of the Domestication Proposal by the shareholders, ATAK will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ATAK will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, on the Closing Date prior to the Effective Time, among other things:

●	each issued and outstanding Class A Ordinary Share will be converted, on a one-for-one basis, into one share of New DIH Class A Common Stock;
●	each issued and outstanding Class B Ordinary Share will be converted, on a one-for-one basis, into one share of Domesticated Class B Common Stock;
●	each issued and outstanding ATAK Public Warrant, ATAK Private Warrant and ATAK Right will be converted, on a one-for-one basis, into a New DIH Public Warrant, New DIH Private Warrant and New DIH Right, respectively;
●	each ATAK Unit will be converted, on a one-for-one basis, into one Domesticated Unit; and
●	the governing documents of ATAK will be replaced by the Proposed Certificate of Incorporation and Proposed Bylaws, as described in this proxy statement/prospectus, and ATAK’s name will change to DIH Holding US, Inc.

The Domestication Proposal, if approved, will approve a change of ATAK’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, ATAK is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New DIH will be governed by the DGCL. We encourage shareholders to carefully consult the information on the Proposed Governing Documents set out under “Comparison of Corporate Governance and Shareholder Rights.” The Proposed Certificate of Incorporation and Proposed Bylaws differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Advisory Governing Documents Proposals,” the Existing Governing Documents of ATAK and the Proposed Certificate of Incorporation and Proposed Bylaws of New DIH, attached hereto as Annex D and Annex E, respectively.

Reasons for the Domestication

The ATAK Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the ATAK Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of ATAK and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

●	Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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●	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New DIH, and its board of directors and management in making corporate decisions and taking corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New DIH’s shareholders from possible abuses by directors and officers.
●	Increased Ability to Attract and Retain Qualified Directors. Deregistration from the Cayman Islands and registration by way of continuation in Delaware is attractive to directors, officers, and shareholders alike. New DIH’s incorporation in Delaware may make New DIH more attractive to future candidates for the New DIH Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The ATAK Board therefore believes that providing the benefits afforded directors by Delaware law will enable New DIH to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of ATAK as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of ATAK immediately following the Domestication will be the same as those of ATAK immediately prior to the Domestication.

Vote Required for Approval

The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Shareholder Meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Domestication Proposal.

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As of the date of this proxy statement/prospectus, the ATAK Initial Shareholders have agreed to vote any ATAK Ordinary Shares owned by them in favor of the Domestication Proposal. As of the date hereof, the ATAK Initial Shareholders own approximately 46% of the issued and outstanding ATAK Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting — Potential Purchases of Public Shares and/or Warrants and/or Rights.” As a result, in addition to the ATAK Initial Shareholders, approval of the Domestication Proposal will require the affirmative vote of at least 2,298,749 ATAK Ordinary Shares held by Public Shareholders (or approximately 38.5% of the issued and outstanding Class A Ordinary Shares) if all ATAK Ordinary Shares are represented at the Shareholder Meeting and cast votes; the ATAK Initial Shareholders own sufficient shares to approve the Domestication Proposal if only such shares as are required to establish a quorum represented at the Shareholder Meeting and cast votes.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as a special resolution, that ATAK be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, ATAK be continued and domesticated as a corporation under the laws of the State of Delaware and, conditional upon, and with effect from, the registration of ATAK as a corporation in the State of Delaware, the name of ATAK be changed from “Aurora Technology Acquisition Corp.” to “DIH Holding US, Inc.”

Recommendation of the Board

THE ATAK BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of ATAK’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of ATAK and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. “Proposal No. 1 - The Business Combination Proposal - Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

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PROPOSAL NO. 3 - THE GOVERNING DOCUMENTS PROPOSAL

Overview

As discussed in this proxy statement/prospectus, ATAK is asking its shareholders to approve the Governing Documents Proposal. Under the Business Combination Agreement, the approval of the Governing Documents Proposal is also a condition to the consummation of the Business Combination.

Reasons for the Amendments

ATAK shareholders are being asked to adopt the Domesticated Certificate of Incorporation and Domesticated Bylaws, in the forms attached hereto as Annex B and Annex C, respectively, and the Proposed Certificate of Incorporation and Proposed Bylaws, in the forms attached hereto as Annex D and Annex E, respectively, which, in the judgment of the DIH Board, are necessary to adequately address the needs of New DIH following the Domestication and the consummation of the Business Combination. Each of the Proposed Certificate of Incorporation and Proposed Bylaws was negotiated as part of the proposed Business Combination and related transactions. The Domesticated Governance Documents shall be effective at the Domestication and the Proposed Certificate of Incorporation and Proposed Bylaws shall be effective at the Business Combination, replacing the Domesticated Governance Documents in their entirety. The ATAK Board’s specific reasons for each of the Advisory Governing Documents Proposals are set forth below in the section titled “Proposal No. 4(A)-(G) — The Advisory Governing Documents Proposals.”

For a summary of the key differences between the Existing Governing Documents under Cayman Islands law and the Proposed Certificate of Incorporation and Proposed Bylaws under the DGCL, please see “Comparison of Corporate Governance and Shareholder Rights.”

Vote Required for Approval

The Governing Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Shareholder Meeting. The approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Governing Documents Proposal.

As of the date of this proxy statement/prospectus, the ATAK Initial Shareholders have agreed to vote any ATAK Ordinary Shares owned by them in favor of the Governing Documents Proposal. As of the date hereof, the ATAK Initial Shareholders own approximately 46% of the issued and outstanding ATAK Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting — Potential Purchases of Public Shares and/or Warrants.” As a result, in addition to the ATAK Initial Shareholders, approval of the Governing Documents Proposal will require the affirmative vote of at least 2,298,749 ATAK Ordinary Shares held by Public Shareholders (or approximately 38.5% of the issued and outstanding Class A Ordinary Shares) if all ATAK Ordinary Shares are represented at the Shareholder Meeting and cast votes; the ATAK Initial Shareholders own sufficient shares to approve the Governing Documents Proposal if only such shares as are required to establish a quorum are represented at the Shareholder Meeting and cast votes.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as a special resolution, that the amended and restated memorandum and articles of association of Acquisition Technology Acquisition Corp. currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation and proposed new bylaws (copies of each of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively) upon the Domestication, and upon closing of the Business Combination, the adoption of the amended and restated certificate of incorporation and bylaws (copies of each of which are attached to the proxy statement/prospectus as Annex D and Annex E, respectively), including, without limitation, the authorization of the change in authorized share capital as indicated therein and the change of name to “DIH Holding US, Inc.”

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL.

The existence of financial and personal interests of ATAK’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of ATAK and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 - The Business Combination Proposal - Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

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PROPOSAL NO. 4 - THE ADVISORY GOVERNING DOCUMENTS PROPOSAL

Overview

ATAK is requesting that our shareholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions in the Proposed Certificate of Incorporation and Proposed Bylaws, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions. This separate vote is not otherwise required by Cayman Islands law separate and apart from the Governing Documents Proposal, but pursuant to SEC guidance, ATAK is required to submit these provisions to our shareholders separately for approval. However, the shareholder vote regarding these proposals are advisory votes, and are not binding on ATAK or ATAK’s Board (separate and apart from the approval of the Governing Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from approval of the Governing Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, ATAK intends that the Proposed Certificate of Incorporation and Proposed Bylaws will take effect upon the Closing (assuming approval of the Governing Documents Proposal). While the vote is non-binding, we highly value the opinions of our shareholders and the Company intends to consider the outcome of this advisory vote in connection with future decisions regarding the Company’s corporate governance policies and practices.

Advisory Governing Documents Proposals

The following list sets forth a summary of the governance provisions applicable to the Advisory Governing Documents Proposals. This summary is qualified by reference to the complete text of the Domesticated Certificate of Incorporation and Domesticated Bylaws, a copy of each of which is attached hereto as Annex B and Annex C, respectively, and the Proposed Certificate of Incorporation and Proposed Bylaws, a copy of each of which is attached to this proxy statement/prospectus as Annex D and Annex E, respectively. The Domesticated Governance Documents shall be effective at the Domestication and the Proposed Certificate of Incorporation and Proposed Bylaws shall be effective at the Business Combination, replacing the Domesticated Governance Documents in their entirety. All shareholders are encouraged to read the Proposed Certificate of Incorporation and Proposed Bylaws in their entirety for a more complete description of their terms.

●	Proposal No. 4(A): A proposal to authorize the New DIH Board to issue any or all shares of New DIH Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New DIH Board and as may be permitted by the DGCL.
●	Proposal No. 4(B): A proposal to adopt Delaware as the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless New DIH consents in writing to the selection of an alternative forum.
●	Proposal No. 4(C): A proposal to require that any action required or permitted to be taken by the shareholders of New DIH must be effected at a duly called annual or special meeting of shareholders of New DIH and may not be effected by any consent in writing by such shareholders.
●	Proposal No. 4(D): A proposal to require that, subject to the rights of holders of New DIH Preferred Stock, any director or the entire New DIH Board may be removed from office at any time, but only for cause.
●	Proposal No. 4(E): A proposal to approve the amendment provisions in the Proposed Certificate of Incorporation and Proposed Bylaws, which set forth the voting standards by which shareholders of New DIH may approve certain amendments to the Proposed Certificate of Incorporation and Proposed Bylaws, respectively.
●	Proposal No. 4(F): A proposal to remove provisions in ATAK’s current Existing Governing Documents related to ATAK’s status as a blank check company that will no longer apply upon the consummation of the Business Combination.

Reasons for the Approval of the Advisory Governing Documents Proposals

Advisory Governing Documents Proposal 4(A) — Authorization of the Board to Issue New DIH Preferred Stock

This amendment will authorize the New DIH Board to issue any or all shares of New DIH Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New DIH Board and as may be permitted by the DGCL. The ATAK Board believes that these shares of preferred stock will provide New DIH with needed flexibility to issue shares of New DIH Preferred Stock in the future in a timely manner and under circumstances the New DIH Board considers favorable without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.

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Issuing shares of preferred stock is a well-recognized and commonly-employed financing tool that could be used by New DIH, instead of common stock or debt, to raise capital for future acquisitions or other business purposes. Having the flexibility to issue the full range of securities, including shares of common stock, preferred stock, debt and other securities, is crucial to ensuring that New DIH can competitively finance future acquisitions and other business needs with the same tools employed by its competitors. The issuance of New DIH Preferred Stock may, depending on market conditions, provide New DIH with a lower cost of capital than alternative means of financing, which, in turn, can positively affect earnings available to its common shareholders. In addition, time-sensitive and constantly changing capital markets make it virtually impossible for a company to delay an offering in order to obtain shareholder approval of specific terms of a series of preferred stock. Obtaining shareholder approval is a process that generally takes a minimum of six to eight weeks, as the required steps include setting a record date, preparing and delivering preliminary and final proxy materials, providing shareholders with time to review proxy materials, soliciting proxies, holding a meeting, tabulating results and filing a charter amendment. Since interest rates may change dramatically over a six- to eight-week period, it would be highly unlikely for the terms of a preferred share offering (particularly the dividend rate) to remain static over the period required to obtain shareholder approval.

Authorized but unissued shares of New DIH Preferred Stock may enable the New DIH Board to render it more difficult or to discourage an attempt to obtain control of New DIH and thereby protect the continuity of or entrench its management, which may adversely affect the market price of New DIH Class A Common Stock. If, in the due exercise of its fiduciary duties, for example, the New DIH Board was to determine that a takeover proposal was not in the best interests of New DIH, such preferred stock could be issued by the Board without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the New DIH Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New DIH Board to issue the authorized shares of New DIH Preferred Stock without further approvals will enable New DIH to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New DIH currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares of New DIH Preferred Stock for such purposes.

Advisory Governing Documents Proposal 4(B) — Affirming the Court of Chancery of the State of Delaware as Exclusive Forum for Certain Shareholder Litigation and the U.S. Federal District Courts as Exclusive Forum for Proceedings Arising Under the Securities Act

This amendment will provide that, unless otherwise consented to by New DIH in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of New DIH; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, shareholder, employee or agent of New DIH to New DIH or its shareholders; (iii) any action asserting a claim against New DIH or any current or former director, officer, shareholder, employee or agent of New DIH relating to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (iv) any action asserting a claim against New DIH or any current or former director, officer, shareholder, employee or agent of New DIH governed by the internal affairs doctrine of the State of Delaware, in each such case unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. The amendment will further provide that, unless otherwise consented to by New DIH in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of New DIH’s securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in New DIH’s securities will be deemed to have notice of and consented to this provision.

Although the Proposed Certificate of Incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

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We believe these provisions will benefit New DIH by limiting costly and time-consuming litigation in multiple forums regarding the same matter and by providing increased consistency in the application of applicable law. In addition, we believe that the Delaware courts are best suited to address disputes involving Delaware corporate law given that the company intends to incorporate in Delaware (pending approval of the Domestication Proposal discussed above), Delaware law generally applies to such matters, and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides shareholders and New DIH with more predictability regarding the outcome of intra-corporate disputes. In addition, this amendment is intended to promote judicial fairness and avoid conflicting results, as well as make New DIH’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding multiple lawsuits in multiple jurisdictions regarding the same matter and potentially duplicative discovery. At the same time, we believe that New DIH should retain the ability to consent to an alternative forum on a case-by-case basis where New DIH determines that its interests and those of its shareholders are best served by permitting such a dispute to proceed in an alternative forum. However, these exclusive forum provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Advisory Governing Documents Proposal 4(C) — Elimination of Provision Permitting Shareholder Action by Unanimous Written Consent

ATAK’s Existing Governing Documents permit shareholders to act by unanimous written resolution or to vote in person or, where proxies are allowed, by proxy at a general meeting of shareholders. This amendment eliminates the provision that permits action by unanimous written resolution, and requires that any action required or permitted to be taken by the shareholders of New DIH must be effected at a duly called annual or special meeting of shareholders of New DIH and may not be effected by any written consent by such shareholders. The Company believes that requiring shareholder action at a meeting ensures that the pros and cons of any proposed shareholder action will be able to be debated and discussed. For example, providing shareholders with the power to act by written consent would limit the New DIH Board’s ability to inform shareholders of its views on the matter in question as well as depriving shareholders of the opportunity for a real-time discussion over the pros and cons of any such action. In addition, action by unanimous written consent is generally impracticable for a public company.

Advisory Governing Documents Proposal 4(D) — Requirement that, in General, Directors may Only be Removed for Cause

ATAK’s Existing Governing Documents provide that, prior to the completion of an initial business combination, holders of a majority of the Class B Ordinary Shares may remove a member of the ATAK Board for any reason. Pursuant to this amendment, subject to the rights of holders of preferred stock, any director or the entire New DIH Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of New DIH entitled to vote in the election of directors, voting together as a single class.

The Proposed Certificate of Incorporation provides for a classified board of directors, such that only one class of directors is to be elected each year with directors serving staggered three-year terms. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. Consistent with this statutory default under the DGCL, the Proposed Certificate of Incorporation will require that directors may only be removed for cause. The company believes that such a standard will, in conjunction with the classified nature of New DIH’s Board, increase board continuity and the likelihood that experienced board members with familiarity of our business operations would serve on the New DIH Board at any given time. Requiring that directors may only be removed for cause may make it more difficult or expensive for a third party to acquire control of New DIH without the approval of the New DIH Board.

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Advisory Governing Documents Proposal 4(E) — Amendments to the Proposed Governing Documents

ATAK’s Existing Governing Documents provide that certain amendments may only be made pursuant to a special resolution under the Cayman Islands Companies Act, which would require the affirmative vote of the holders of at least a two-thirds (2/3) majority of the ATAK Ordinary Shares who, being present and entitled to vote on the amendment, vote on such amendment, or unanimous written resolution, including amendments to (i) change ATAK’s name, (ii) alter or add to the articles of association, (iii) alter or add to the memorandum of association with respect to any objects, powers or other matters specified therein, and (iv) reduce ATAK’s share capital or any capital redemption reserve fund. The Proposed Certificate of Incorporation will allow for amendments by the affirmative vote of holders of at least a majority of the total voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, that (i) holders of shares of each class of common stock will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Proposed Certificate of Incorporation that relates solely to the terms of any outstanding preferred stock if the holders of such preferred stock are entitled to vote as a separate class thereon under the Proposed Certificate of Incorporation or under DGCL; and (ii) certain amendments will require the affirmative vote of the holders of two-thirds of the total voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, at a meeting of the shareholders called for that purpose. As set forth by the Proposed Certificate of Incorporation, such two-thirds votes are required to amend provisions that relate to (i) the classified board structure, (ii) board composition, (iii) removal of directors, (iv) indemnification and exculpation, (v) cumulative voting rights, (vi) preferred stock, (vii) exclusive forum provisions, (viii) provisions related to shareholder action and advance notice, (ix) corporate opportunities and (x) amendments provisions of the charter.

In addition, the Proposed Bylaws will allow for amendments with the approval by the holders of a majority of the voting power of the shares present in person or by proxy at the meeting of shareholders and entitled to vote on the matter. Any amendment of certain provisions in the Proposed Bylaws will require approval by holders of at least two-thirds of the voting power of the then-outstanding voting securities of New DIH entitled to vote thereon, voting together as a single class, including, among others, provisions related to (i) meetings of shareholders, (ii) the powers and composition of the board of directors, (iii) removal of directors, (iv) indemnification of directors and officers and (v) amendments to the Proposed Bylaws.

The company believes that the vote thresholds to amend the Proposed Certificate of Incorporation and Proposed Bylaws contemplated by Proposal 5(E) are more appropriate for a Delaware-incorporated public operating company with sponsor investors and are typical of governance provisions commonly included in the organizational documents of companies immediately following a transaction similar to the proposed Business Combination.

Advisory Governing Documents Proposal 4(F) — Elimination of Provisions Related to Our Status as a Blank Check Company

ATAK’s Existing Governing Documents contain various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to ATAK’s status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve ATAK and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and we believe it is the most appropriate period for New DIH following the Business Combination. In addition, certain other provisions in ATAK’s Existing Governing Documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation or merger has occurred. These provisions would cease to apply once the Business Combination is consummated.

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Vote Required for Approval

Approval of each Advisory Governing Documents Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Advisory Governing Documents Proposals.

A vote to approve the Advisory Governing Documents Proposals is an advisory vote, and, therefore, is not binding on ATAK or ATAK’s Board. Accordingly, regardless of the outcome of the non-binding advisory vote, we intend that the Proposed Certificate of Incorporation and Proposed Bylaws, in the forms set forth on Annex D and Annex E, respectively, and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Governing Documents Proposal. While the vote is non-binding, we highly value the opinions of our shareholders and the New DIH Board intends to consider the outcome of this advisory vote in connection with future decisions regarding New DIH’s corporate governance policies and practices.

As of the date of this proxy statement/prospectus, the ATAK Initial Shareholders have agreed to vote any ATAK Ordinary Shares owned by them in favor of the Advisory Governing Documents Proposals. As of the date hereof, the ATAK Initial Shareholders own approximately 46% of the issued and outstanding ATAK Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants”. As a result, in addition to the ATAK Initial Shareholders, approval of the Advisory Governing Documents Proposals will require the affirmative vote of at least 461,562 ATAK Ordinary Shares held by Public Shareholders (or approximately 7.7% of the issued and outstanding Class A Ordinary Shares) if all ATAK Ordinary Shares are represented at the Shareholder Meeting and cast votes; the ATAK Initial Shareholders own sufficient shares to approve the Advisory Governing Documents Proposals if only such shares as are required to establish a quorum represented at the Shareholder Meeting and cast votes.

Resolutions

The full text of the resolutions to be voted upon are as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the DIH Holding US, Inc. board is authorized to issue any or all shares of DIH Holding US, Inc. preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the DIH Holding US, Inc. board and as may be permitted by the Delaware General Corporation Law.”

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the Court of Chancery of the State of Delaware will be the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless DIH Holding US, Inc. consents in writing to the selection of an alternative forum.”

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that any action required or permitted to be taken by the shareholders of DIH Holding US, Inc. must be effected at a duly called annual or special meeting of shareholders of DIH Holding US, Inc. and may not be effected by any consent by such shareholders.”

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that, subject to the rights of holders of preferred stock of DIH Holding US, Inc., any director or the entire DIH Holding US, Inc. board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of DIH Holding US, Inc. entitled to vote in the election of directors, voting together as a single class.”

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the proposed new certificate of incorporation may be amended by shareholders in accordance with the voting standards set forth in Article NINTH of the proposed new certificate of incorporation and the proposed new bylaws may be amended by shareholders in accordance with the voting standards set forth in Article FIFTH, Section 9 of the proposed new certificate of incorporation.”

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the removal of provisions in ATAK’s existing amended and restated memorandum and articles of association related to its status as a blank check company that will no longer apply upon the consummation of the Business Combination be approved.”

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL.

The existence of financial and personal interests of ATAK’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of ATAK and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 - The Business Combination Proposal - Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

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PROPOSAL NO. 5 - THE LISTING PROPOSAL

Overview

As discussed in this proxy statement/prospectus, ATAK is asking its shareholders to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of Nasdaq Corporate Governance Requirements, the issuance of shares of New DIH Class A Common Stock in connection with the Business Combination (such proposal, the “Listing Proposal”).

Reasons for the Approval of the Listing Proposal

Rule 5635 of the Nasdaq Stock Market LLC requires a company to obtain shareholder approval prior to the issuance in connection with a transaction involving the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock. The New DIH Class A Common Stock being issued in connection with the Business Combination are being issued at an assumed value of $10.00 per share which is below the $10.46 market value of the Public Shares as of May 9, 2023.

In the event that this proposal is not approved by ATAK’s shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by ATAK’s shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New DIH Class A Common Stock pursuant to the Business Combination Agreement, New DIH will not issue such shares of New DIH Class A Common Stock.

Vote Required for Approval

The Listing Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Shareholder Meeting.

The approval of the Listing Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Listing Proposal.

As of the date of this proxy statement/prospectus, the ATAK Initial Shareholders have agreed to vote any ATAK Ordinary Shares owned by them in favor of the Listing Proposal. As of the date hereof, the ATAK Initial Shareholders own approximately 46% of the issued and outstanding ATAK Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting — Potential Purchases of Public Shares and/or Warrants.” As a result, in addition to the ATAK Initial Shareholders, approval of the Listing Proposal will require the affirmative vote of at least 461,562 ATAK Ordinary Shares held by Public Shareholders (or approximately 7.7% of the issued and outstanding Class A Ordinary Shares) if all ATAK Ordinary Shares are represented at the Shareholder Meeting and cast votes; the ATAK Initial Shareholders own sufficient shares to approve the Listing Proposal if only such shares as are required to establish a quorum represented at the Shareholder Meeting and cast votes.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with Rule 5635 of the Nasdaq Stock Market, the issuance of shares of          common stock in connection with the Business Combination (as such terms are defined in the proxy statement/prospectus) be approved.”

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE LISTING PROPOSAL.

The existence of financial and personal interests of ATAK’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of ATAK and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 - The Business Combination Proposal - Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

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PROPOSAL NO. 6 - THE STOCK INCENTIVE PLAN PROPOSAL

Overview

The ATAK Board has approved and we are asking our shareholders to approve the DIH Holding US, Inc. Equity Incentive Plan. The Stock Incentive Plan is a comprehensive incentive compensation plan under which we can grant equity-based and other incentive awards to our officers, employees, directors, consultants and advisers. The purpose of the Stock Incentive Plan is to help us attract, motivate and retain such persons with awards under the Stock Incentive Plan and thereby enhance shareholder value.

Description of the Material Terms of the Plan

Administration. The Stock Incentive Plan will be administered by the New DIH Board, and upon consummation of the Business Combination will be administered by the compensation committee of the board, which shall consist of three members of the New DIH Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “independent” for purposes of any applicable listing requirements. If a member of the compensation committee is eligible to receive an award under the Stock Incentive Plan, such compensation committee member shall have no authority under the plan with respect to his or her own award. Among other things, the compensation committee has complete discretion, subject to the express limits of the Stock Incentive Plan, to determine the directors, employees and nonemployee consultants to be granted an award, the type of award to be granted the terms and conditions of the award, the form of payment to be made and/or the number of shares of common stock subject to each award, the exercise price of each option and base price of each stock appreciation right (“SAR”), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the common stock underlying the award, and the required withholding, if any. The compensation committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if the action would impair the participant’s rights or entitlements with respect to that award. The compensation committee is also authorized to construe the award agreements, and may prescribe rules relating to the Stock Incentive Plan. Notwithstanding the foregoing, the compensation committee does not have any authority to grant or modify an award under the Stock Incentive Plan with terms or conditions that would cause the grant, vesting or exercise thereof to be considered nonqualified “deferred compensation” subject to Code Section 409A, unless such award is structured to be exempt from or comply with all requirements of Code Section 409A.

Grant of Awards; Shares Available for Awards. The Stock Incentive Plan provides for the grant of stock options, SARs, performance share awards, performance unit awards, distribution equivalent right awards, restricted stock awards, restricted stock unit awards and unrestricted stock awards to non-employee directors, officers, employees and nonemployee consultants of New DIH or its affiliates. The aggregate number of shares of common stock reserved and available for grant and issuance under the Stock Incentive Plan is                     . No more than                    shares of common stock in the aggregate may be issued under the Stock Incentive Plan in connection with incentive stock options. Shares shall be deemed to have been issued under the Stock Incentive Plan solely to the extent actually issued and delivered pursuant to an award. If any award granted under the Stock Incentive Plan expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the Stock Incentive Plan. The Stock Incentive Plan shall continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it is adopted by the board of directors. The board of directors in its discretion may terminate the Stock Incentive Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the Stock Incentive Plan’s termination shall not materially and adversely impair the rights of a holder, without the consent of the holder, with respect to any award previously granted.

Future new hires and additional non-employee directors and/or consultants would be eligible to participate in the Stock Incentive Plan as well. The number of stock options and/or shares of restricted stock to be granted to executives and directors cannot be determined at this time as the grant of stock options and/or shares of restricted stock is dependent upon various factors such as hiring requirements and job performance.

Stock Options. The Stock Incentive Plan provides for either “incentive stock options” (“ISOs”), which are intended to meet the requirements for special federal income tax treatment under Section 422 of the Code, or “nonqualified stock options” (“NQSOs”). Stock options may be granted on such terms and conditions as the compensation committee may determine, which shall be specified in the option agreement; provided, however, that the per share exercise price under a stock option may not be less than the fair market value of a share of common stock on the date of grant and the term of the stock option may not exceed 10 years (110% of such value and five years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital stock of New DIH or a parent or subsidiary of New DIH). ISOs may only be granted to employees. In addition, the aggregate fair market value of common stock covered by one or more ISOs (determined at the time of grant), which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Any excess is treated as a NQSO.

Stock Appreciation Rights. A SAR entitles the participant, upon exercise, to receive an amount, in cash or stock or a combination thereof, equal to the increase in the fair market value of the underlying common stock between the date of grant and the date of exercise. The compensation committee shall set forth in the applicable SAR award agreement the terms and conditions of the SAR, including the base value for the SAR (which shall not be less than the fair market value of a share on the date of grant), the number of shares subject to the SAR and the period during which the SAR may be exercised and any other special rules and/or requirements which the compensation committee imposes on the SAR. No SAR shall be exercisable after the expiration of ten (10) years from the date of grant. SARs may be granted in tandem with, or independently of, stock options granted under the Stock Incentive Plan. A SAR granted in tandem with a stock option (i) is exercisable only at such times, and to the extent, that the related stock option is exercisable in accordance with the procedure for exercise of the related stock option; (ii) terminates upon termination or exercise of the related stock option (likewise, the common stock option granted in tandem with a SAR terminates upon exercise of the SAR); (iii) is transferable only with the related stock option; and (iv) if the related stock option is an ISO, may be exercised only when the value of the stock subject to the stock option exceeds the exercise price of the stock option. A SAR that is not granted in tandem with a stock option is exercisable at such times as the compensation committee may specify.

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Performance Shares and Performance Unit Awards. Performance share and performance unit awards entitle the participant to receive cash or shares of common stock upon the attainment of specified performance goals. In the case of performance units, the right to acquire the units is denominated in cash values. The compensation committee shall set forth in the applicable award agreement the performance goals and objectives and the period of time to which such goals and objectives shall apply. If such goals and objectives are achieved, such distribution of shares, or payment in cash, as the case may be, shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of New DIH’s fiscal year to which such performance goals and objectives relate, unless otherwise structured to comply with Code Section 409A.

Distribution Equivalent Right Awards. A distribution equivalent right award entitles the participant to receive bookkeeping credits, cash payments and/or common stock distributions equal in amount to the distributions that would have been made to the participant had the participant held a specified number of shares of common stock during the period the participant held the distribution equivalent right. A distribution equivalent right may be awarded as a component of another award (but not an option or SAR award) under the Stock Incentive Plan, where, if so awarded, such distribution equivalent right will expire or be forfeited by the participant under the same conditions as under such other award. The compensation committee shall set forth in the applicable distribution equivalent rights award agreement the terms and conditions, if any, including whether the holder is to receive credits currently in cash, is to have such credits reinvested (at fair market value determined as of the date of reinvestment) in additional shares of common stock, or is to be entitled to choose among such alternatives.

Restricted Stock Awards. A restricted stock award is a grant or sale of common stock to the holder, subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the compensation committee or the board of directors may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such instalments or otherwise, as the compensation committee or the board of directors may determine at the date of grant or purchase or thereafter. If provided for under the restricted stock award agreement, a participant who is granted or has purchased restricted stock shall have all of the rights of a shareholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the compensation committee or the board of directors or in the award agreement). During the restricted period applicable to the restricted stock, subject to certain exceptions, the restricted stock may not be sold, transferred, pledged, exchanged, hypothecated, or otherwise disposed of by the participant.

Restricted Stock Unit Awards. A restricted stock unit award provides for a grant of shares or a cash payment to be made to the holder upon the satisfaction of predetermined individual service-related vesting requirements, based on the number of units awarded to the holder. The compensation committee shall set forth in the applicable restricted stock unit award agreement the individual service-based vesting requirements which the holder would be required to satisfy before the holder would become entitled to payment and the number of units awarded to the holder. The holder of a restricted stock unit shall be entitled to receive a cash payment equal to the fair market value of a share of common stock, or receive one share of common stock, as determined in the sole discretion of the compensation committee and as set forth in the restricted stock unit award agreement, for each restricted stock unit subject to such restricted stock unit award, if and to the extent the holder satisfies the applicable vesting requirements. Such payment or distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the restricted stock unit first becomes vested, unless otherwise structured to comply with Code Section 409A. A restricted stock unit shall not constitute an equity interest in New DIH and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of shares prior to the time the Holder shall receive a distribution of shares

Unrestricted Stock Awards. An unrestricted stock award is a grant or sale of shares of our common stock to the employees, non-employee directors or non-employee consultants that are not subject to transfer, forfeiture or other restrictions, in consideration for past services rendered to New DIH or an affiliate or for other valid consideration.

Change-in-Control Provisions. The compensation committee may, in its sole discretion, at the time an award is granted or at any time prior to, coincident with or after the time of a change in control, cause any award either (i) to be cancelled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per share of common stock in the change in control over the per share exercise, base or purchase price of such award, which may be paid immediately or over the vesting schedule of the award; (ii) to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation following such change in control; (iii) accelerate any time periods, or waive any other conditions, relating to the vesting, exercise, payment or distribution of an award so that any award to a holder whose employment has been terminated as a result of a change in control may be vested, exercised, paid or distributed in full on or before a date fixed by the compensation committee; (iv) to be purchased from a holder whose employment has been terminated as a result of a change of control, upon the holder’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such award been currently exercisable or payable; or (v) terminate any then outstanding award or make any other adjustment to the awards then outstanding as the compensation committee deems necessary or appropriate to reflect such transaction or change. The number of shares subject to any award shall be rounded to the nearest whole number.

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Amendment and Termination. The compensation committee may adopt, amend and rescind rules relating to the administration of the Stock Incentive Plan, and amend, suspend or terminate the Stock Incentive Plan, but no such amendment or termination will be made that materially and adversely impairs the rights of any participant with respect to any award received thereby under the Stock Incentive Plan without the participant’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws.

Certain U.S. Federal Income Tax Consequences of the Plan

The following is a general summary of certain U.S. federal income tax consequences under current tax law to New DIH (to the extent it is subject to U.S. federal income taxation on its net income) and to participants in the Plan who are individual citizens or residents of the United States for federal income tax purposes (“U.S. Participants”) of stock options which are ISOs, or stock options which are NQSOs, unrestricted stock, restricted stock, restricted stock units, performance stock, performance units, SARs, and dividend equivalent rights. This summary does not purport to cover all of the special rules that may apply, including special rules relating to limitations on our ability to deduct certain compensation, special rules relating to deferred compensation, golden parachutes, U.S. Participants subject to Section 16(b) of the Exchange Act or the exercise of a stock option with previously-acquired shares of common stock. This summary assumes that U.S. Participants will hold their shares of common stock as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address the foreign, state or local or other tax consequences, or any U.S. federal non-income tax consequences, inherent in the acquisition, ownership, vesting, exercise, termination or disposition of an award under the Plan, or shares of common stock issued pursuant thereto. Participants are urged to consult with their own tax advisors concerning the tax consequences to them of an award under the Plan or shares of common stock issued thereunder pursuant to the Plan.

A U.S. Participant generally does not recognize taxable income upon the grant of a NQSO if structured to be exempt from or comply with Code Section 409A. Upon the exercise of a NQSO, the U.S. Participant generally recognizes ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares of common stock acquired on the date of exercise over the exercise price thereof, and New DIH generally will be entitled to a deduction for such amount at that time. If the U.S. Participant later sells the shares of common stock acquired pursuant to the exercise of a NQSO, the U.S. Participant recognizes a long-term or short-term capital gain or loss, depending on the period for which the shares of common stock were held. A long-term capital gain is generally subject to more favorable tax treatment than ordinary income or a short-term capital gain. The deductibility of capital losses is subject to certain limitations.

A U.S. Participant generally does not recognize taxable income upon the grant or, except for purposes of the U.S. alternative minimum tax (“AMT”) the exercise, of an ISO. For purposes of the AMT, which is payable to the extent it exceeds the U.S. Participant’s regular income tax, upon the exercise of an ISO, the excess of the fair market value of the shares of common stock subject to the ISO over the exercise price is a preference item for AMT purposes. If the U.S. Participant disposes of the shares of common stock acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares of common stock to the U.S. Participant, the U.S. Participant generally recognizes a long-term capital gain or loss, and New DIH will not be entitled to a deduction. However, if the U.S. Participant disposes of such shares of common stock prior to the end of either of the required holding periods, the U.S. Participant will have ordinary compensation income equal to the excess (if any) of the fair market value of such shares on the date of exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares, and New DIH generally will be entitled to deduct such amount.

A U.S. Participant generally does not recognize income upon the grant of a SAR. The U.S. Participant recognizes ordinary compensation income upon exercise of the SAR equal to the increase in the value of the underlying shares, and New DIH generally will be entitled to a deduction for such amount.

A U.S. Participant generally does not recognize income on the receipt of a performance stock award, performance unit award, restricted stock unit award, unrestricted stock award or dividend equivalent rights award until a cash payment or a distribution of shares of common stock is received thereunder. At such time, the U.S. Participant recognizes ordinary compensation income equal to the excess, if any, of the fair market value of the shares of common stock or the amount of cash received over any amount paid therefor, and New DIH generally will be entitled to deduct such amount at such time.

A U.S. Participant who receives a restricted stock award generally recognizes ordinary compensation income equal to the excess, if any, of the fair market value of such shares of common stock at the time the restriction lapses over any amount paid for the common stock. Alternatively, the U.S. Participant may make an election under Section 83(b) of the Code to be taxed on the fair market value of such shares of common stock at the time of grant. New DIH generally will be entitled to a deduction at the same time and in the same amount as the income that is required to be included by the U.S. Participant.

Vote Required for Approval

The Stock Incentive Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Shareholder Meeting.

The approval of the Stock Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Stock Incentive Plan Proposal.

As of the date of this proxy statement/prospectus, the ATAK Initial Shareholders have agreed to vote any ATAK Ordinary Shares owned by them in favor of the Stock Incentive Plan Proposal. As of the date hereof, the ATAK Initial Shareholders own approximately 46% of the issued and outstanding ATAK Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting-Potential Purchases of Public Shares and/or Warrants.” As a result, in addition to the ATAK Initial Shareholders, approval of the Stock Incentive Plan Proposal will require the affirmative vote of at least 461,562 ATAK Ordinary Shares held by Public Shareholders (or approximately 7.7% of the issued and outstanding Class A Ordinary Shares) if all ATAK Ordinary Shares are represented at the Shareholder Meeting and cast votes; the ATAK Initial Shareholders own sufficient shares to approve the Stock Incentive Plan Proposal if only such shares as are required to establish a quorum represented at the Shareholder Meeting and cast votes.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that ATAK’s adoption of the DIH Holding US, Inc. Stock Incentive Plan be approved, ratified and confirmed in all respects.”

Recommendation of the ATAK Board

THE ATAK BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of ATAK’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of ATAK and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 - The Business Combination Proposal - Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

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PROPOSAL NO. 7 - THE DIRECTOR ELECTION PROPOSAL

Overview

Pursuant to the Business Combination Agreement, ATAK has agreed to take all necessary action, including causing the ATAK Board to resign, so that effective at the Closing, the New DIH Board will consist of              individuals, a majority of whom will be independent directors in accordance with the requirements of Nasdaq.

Director Nominees

At the Shareholders Meeting, it is proposed that             directors will be elected to be the directors of New DIH to take office upon consummation of the Business Combination. Immediately prior to and upon the consummation of the Business Combination, the New DIH Board will be reclassified into three classes: Class I, Class II and Class III. The number of directors in each class is as equal as possible. The Class I Directors stand appointed for a term expiring at New DIH’s first annual general meeting, the Class II Directors stand appointed for a term expiring at our second annual general meeting and the Class III Directors stand appointed for a term expiring at our third annual general meeting. Commencing at the first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed those directors whose terms expire are appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of directors and/or the removal of one or more directors and the filling of any vacancy, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, even though a quorum may not be present at any meeting of the directors, or by the sole remaining director. All directors hold office until the expiration of their respective terms of office and until their successors have been appointed. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director serves for the remainder of the full term of the director whose death, resignation or removal has created the vacancy and until his successor has been appointed.

It is proposed that the New DIH Board will consist of the following directors:

Class I directors:                       ,                          , and                          and their term will expire at the annual meeting of stockholders to be held in 2024;

Class II directors:                          , and                              and their term will expire at the annual meeting of stockholders to be held in 2025; and

Class III directors:                          , and                            and their term will expire at the annual meeting of stockholders to be held in 2026.

Information regarding each nominee is set forth in the section titled “Directors and Executive Officers of New DIH after the Business Combination.”

Vote Required for Approval

The election of each director requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the majority of the ATAK Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Shareholders’ Meeting or any adjournment or postponement thereof. Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the ATAK Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the New DIH Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment. Any shares not voted “FOR” a particular nominee (whether as a result of a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

The Director Election Proposal conditioned on the approval of each of the other Condition Precedent Proposals and the Director Election Proposal will only become effective if the Business Combination is completed.

Following consummation of the Business Combination, the election of the New DIH Board will be governed by the Proposed Charter and Proposed Bylaws and the laws of the State of Delaware.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, AS AN ORDINARY RESOLUTION THAT, effective as of the consummation of the Business Combination,                ,                     ,                     ,                    ,                     ,                     , and                          , be and are hereby elected as directors and serve on the New DIH Board until the expiration of their respective terms and until their respective successors are duly elected and qualified (such proposal, the “Director Election Proposal”). The Director Election Proposal is conditioned on the approval of the other Condition Precedent Proposals.”

Recommendation of the ATAK Board

THE ATAK BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE NOMINEES SET FORTH IN THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of ATAK’s directors may result in a conflict of interest on the part of such director(s) between what such director or directors may believe is in the best interests of ATAK and its shareholders and what such director or directors may believe is best for such director or directors in determining to recommend that shareholders vote for the Proposals. In addition, ATAK’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section above titled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

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PROPOSAL NO. 8 - THE ADJOURNMENT PROPOSAL

The Adjournment Proposal asks shareholders to approve the adjournment of the Shareholder Meeting to a later date or dates if necessary to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient ATAK Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or to approve any of the Proposals presented to shareholders or as otherwise deemed necessary by the Chairman of the Shareholder Meeting.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Shareholder Meeting and is not approved by the shareholders, the Board may not be able to adjourn the Shareholder Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, any of the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The Adjournment Proposal is not conditioned on any other proposal.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Adjournment Proposal.

As of the date of this proxy statement/prospectus, the ATAK Initial Shareholders have agreed to vote any ATAK Ordinary Shares owned by them in favor of the Adjournment Proposal. As of the date hereof, the ATAK Initial Shareholders own approximately 46% of the issued and outstanding ATAK Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting - Potential Purchases of Public Shares and/or Warrants.” As a result, in addition to the ATAK Initial Shareholders, approval of the Adjournment Proposal will require the affirmative vote of at least 461,562 ATAK Ordinary Shares held by Public Shareholders (or approximately 7.7% of the issued and outstanding Class A Ordinary Shares) if all ATAK Ordinary Shares are represented at the Shareholder Meeting and cast votes; the ATAK Initial Shareholders own sufficient shares to approve the Adjournment Proposal if only such shares as are required to establish a quorum represented at the Shareholder Meeting and cast votes.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Shareholder Meeting to a later date or dates if necessary, to permit further solicitation and votes of proxies if, based upon the tabulated votes at the time of the Shareholder Meeting, there are insufficient ATAK ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or to approve the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Stock Incentive Plan Proposal or the Director Election Proposal be approved, ratified and confirmed in all respects.”

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of ATAK’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what, he or they may believe is in the best interests of ATAK and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 – The Business Combination Proposal – Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

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CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations generally applicable to holders of our Class A Ordinary Shares or public warrants (“our securities”) (other than our Sponsor or any of its affiliates) of the (i) exercise of redemption rights, (ii) Domestication, (iii) of the Merger to U.S. Holders of DIH Common Stock (“DIH securities”) and (iv) ownership and disposition of shares of New DIH Common Stock and New DIH Public Warrants (together, the “New DIH securities”) after the Business Combination. This section applies only to investors that hold our securities, DIH securities and that will hold their New DIH securities, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including:

●	certain financial institutions;
●	insurance companies;
●	dealers and traders in securities or foreign currencies;
●	persons holding our securities as part of a hedge, straddle, conversion transaction or other integrated transaction;
●	former citizens or residents of the United States;
●	U.S. persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;
●	Partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
●	persons liable for the alternative minimum tax; and
●	tax-exempt organizations.

The following does not discuss any aspect of state, local or non-U.S. taxation. This discussion is based on current provisions of the Code, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service (“IRS”) and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds our securities or DIH securities, the tax treatment of a partner will generally depend on the status of the partner and the activities of the entity. If you are a partner in such an entity, you should consult your tax advisor.

WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS WITH RESPECT TO ACQUIRING, HOLDING AND DISPOSING OF OUR SECURITIES, DIH SECURITIES, OR AFTER THE BUSINESS COMBINATION, NEW DIH SECURITIES.

No statutory, administrative or judicial authority directly addresses the treatment of a unit or instruments similar to a unit for U.S. federal income tax purposes, and therefore, that treatment is not entirely clear. Each unit should be treated for U.S. federal income tax purposes as an investment unit consisting of one ordinary share and one warrant to acquire one ordinary share, subject to adjustment. We intend to treat the acquisition of a unit in this manner and, by purchasing a unit, you must adopt such treatment for applicable tax purposes. In determining your basis for the ordinary share and one warrant composing a unit, you should allocate your purchase price for the unit between the components on the basis of their relative fair market values at the time of issuance.

The foregoing treatment of the ordinary shares, warrants and rights and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its tax advisor regarding the tax consequences of an investment in a unit (including alternative characterizations of a unit). The balance of this discussion assumes that the characterization of the units described above is respected for U.S. federal income tax purposes.

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U.S. Holders

This section is addressed to U.S. holders of our securities or DIH securities, and, after the Business Combination, New DIH securities. For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of a security that is:

●	an individual citizen or resident of the United States for U.S. federal income tax purposes;
●	a corporation, or other entity taxable as a corporation, created or organized in, or under the laws of, the United States or any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Effects to U.S. Holders of Exercising Redemption Rights

Subject to the PFIC rules under “— PFIC Considerations” below, the U.S. federal income tax consequences to a U.S. Holder of Class A Ordinary Shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Class A Ordinary Shares will depend on whether the redemption qualifies as a sale of the Class A Ordinary Shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the Redemption qualifies as a sale of such U.S. Holder’s Class A Ordinary Shares, such U.S. Holder will generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Class A Ordinary Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption (subject to the effects of the PFIC rules on the redemption, which are described below under “— PFIC Considerations”). Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A Ordinary Shares exceeds one year at the time of the Redemption. A U.S. Holder’s tax basis in such U.S. Holder’s Class A Ordinary Shares generally will equal the cost of such shares.

The redemption generally will qualify as a sale of such Class A Ordinary Shares if the redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete redemption” of such U.S. Holder’s interest in ATAK or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only Class A Ordinary Shares directly owned by such U.S. Holder, but also Class A Ordinary Shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Class A Ordinary Shares owned directly, Class A Ordinary Shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Class A Ordinary Shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include Class A Ordinary Shares which could be acquired pursuant to the exercise of the public warrants.

The Redemption generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of ATAK’s outstanding voting shares that such U.S. Holder directly or constructively owns immediately after the redemption is less than 80% of the percentage of ATAK’s outstanding voting shares that such U.S. Holder directly or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owns less than 50% of the total combined voting power of ATAK. There will be a complete redemption of such U.S. Holder’s interest if either (i) all of the Class A Ordinary Shares directly or constructively owned by such U.S. Holder are redeemed or (ii) all of the Class A Ordinary Shares directly owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the Class A Ordinary Shares owned by certain family members and such U.S. Holder does not constructively own any other Class A Ordinary Shares. The redemption will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in ATAK. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation that exercises no control over corporate affairs may constitute such a “meaningful reduction.”

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If none of the above tests is satisfied, the redemption will be treated as a distribution with respect to the Class A Ordinary Shares under Section 302 of the Code, in which case the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. On the basis that ATAK takes the position that it is classified as a PFIC (as discussed above under “— PFIC Status of ATAK” and below under “— PFIC Considerations”), such dividends will be taxable to an individual U.S. Holder at regular rates and will not be eligible for the reduced rates of taxation on certain dividends received from a “qualified foreign corporation” (moreover, as a Cayman Islands exempted company, ATAK should not be a “qualified foreign corporation” for purposes of such dividend treatment). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of such U.S. Holder’s Class A Ordinary Shares. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Class A Ordinary Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its public warrants or possibly in other shares constructively owned by it.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR CLASS A ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Effects of the Domestication on U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware.

The Domestication generally should constitute an F Reorganization. However, ATAK has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a contrary position. Accordingly, each U.S. Holder of our securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of our securities should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “— Effects of Section 367(b) to U.S. Holders” below and “— PFIC Considerations” below, and the Domestication should be treated for U.S. federal income tax purposes as if ATAK (i) transferred all of its assets and liabilities to a Delaware corporation (“ATAK Delaware”) in exchange for all ATAK Delaware public shares and public warrants and then (ii) distributed such ATAK Delaware public shares and public warrants to the shareholders and warrant holders, respectively, of ATAK in liquidation of ATAK. The taxable year of ATAK should be deemed to end on the date of the Domestication.

If the Domestication qualifies as an F Reorganization, subject to the PFIC rules under “— PFIC Considerations” below, (i) a U.S. Holder’s tax basis in each ATAK Delaware public share and each ATAK Delaware public warrant received in the Domestication should be the same as its tax basis in the Class A Ordinary Shares or ATAK public warrant, as applicable, surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for each ATAK Delaware public share and each ATAK Delaware public warrant should include such U.S. Holder’s holding period for the Class A Ordinary Share or ATAK public warrant, as applicable, surrendered in exchange therefor.

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If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules under “— PFIC Considerations” below, a U.S. Holder may recognize gain or loss with respect to its Class A Ordinary Share or ATAK public warrant in an amount equal to the difference, if any, between (a) the fair market value of the corresponding ATAK Delaware public share or ATAK Delaware public warrant, as applicable, received in the Domestication and (b) the U.S. Holder’s adjusted tax basis in its Class A Ordinary Shares or ATAK public warrant, as applicable, surrendered in exchange therefor. In such event, the U.S. Holder’s basis in its ATAK Delaware public share or ATAK Delaware public warrant would be equal to the fair market value of such ATAK Delaware public share or such ATAK Delaware public warrant on the date of the Domestication, and the U.S. Holder’s holding period for its ATAK Delaware public share or ATAK Delaware public warrant would begin on the day following the date of the Domestication.

Because the Domestication will occur after the redemption, U.S. Holders exercising Redemption rights will not be subject to the potential tax consequences of the Domestication with respect to any Class A Ordinary Shares redeemed in the Redemption.

Merger

U.S. Holders of Class A Ordinary Shares who receive shares of New DIH Common Stock pursuant to the Domestication should not recognize gain or loss for U.S. federal income tax purposes as a result of the business combination. This conclusion is based on the fact that such U.S. Holders will not exchange their shares of New DIH Common Stock in the business combination and, accordingly, the business combination should not be a realization event for such U.S. Holders for U.S. federal income tax purposes.

Effects of Section 367(b) to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur after the Redemption, U.S. Holders exercising Redemption rights will not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication with respect to any Class A Ordinary Shares redeemed in the Redemption.

A. U.S. Holders That Hold 10% or More of ATAK

A U.S. Holder that on the date of the Domestication beneficially owns (directly or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” (within the meaning of Treasury Regulations under Section 367(b) of the Code) attributable to the Class A Ordinary Shares it directly owns. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its Class A Ordinary Shares is the net positive earnings and profits of ATAK (as determined under Treasury Regulations under Section 367 of the Code) attributable to such Class A Ordinary Shares (as determined under Treasury Regulations under Section 367 of the Code) through the date of the Domestication but without regard to any gain that would be realized on a sale or exchange of such Class A Ordinary Shares. Treasury Regulations under Section 367 of the Code provide that earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a “block of stock” (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock. ATAK does not expect to have significant cumulative earnings and profits through the date of the Domestication. If ATAK’s cumulative earnings and profits through the date of the Domestication are less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its Class A Ordinary Shares. If ATAK’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Such dividend will be taxable to an individual U.S. Holder at regular rates and will not be eligible for the reduced rates of taxation on certain dividends received from a “qualified foreign corporation” (moreover, as a Cayman Islands exempted company, ATAK should not be a “qualified foreign corporation” for purposes of such dividend treatment). Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption); however, because ATAK takes the position that it is classified as a PFIC, the participation exemption likely will not apply for any corporate U.S. Holders. Such U.S. Holders that are C corporations should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.

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B. U.S. Holders That Own Less Than 10% of ATAK

A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) Class A Ordinary Shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder as described below.

Unless a U.S. Holder makes the election described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New DIH Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New DIH Common Stock over the U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its Class A Ordinary Shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things, a “section 367(b) notice” in accordance with Section 367(b) of the Code and the Treasury Regulations thereunder, which includes, among other things:

(i)	a statement that the Domestication is a “section 367(b) exchange” (within the meaning of the applicable Treasury Regulations);
(ii)	a complete description of the Domestication;
(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;
(iv)	a statement that describes any amount (or amounts) required, under the Treasury Regulations under Section 367(b), to be taken into account as income or loss or as an adjustment to basis, earnings and profits, or other tax attributes as a result of the Domestication;
(v)	a statement that (A) the U.S. Holder is making the election and (B) includes (1) a copy of the information that the U.S. Holder received from ATAK (or New DIH) establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Class A Ordinary Shares and (2) a representation that the U.S. Holder has notified ATAK (or New DIH) that the U.S. Holder is making the election; and
(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the “section 367(b) notice” must be attached to such electing U.S. Holder’s timely filed U.S. federal income tax return for the taxable period in which the Domestication occurs, and such electing U.S. Holder must send notice of the election to ATAK (or New DIH) no later than the date such “section 367(b) notice” and tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding ATAK’s earnings and profits upon written request.

ATAK does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that ATAK had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication. Such dividend would be subject to the same tax consequences as described above under “— U.S. Holders That Hold 10% or More of ATAK.”

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EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C. U.S. Holders that Own Class A Ordinary Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) Class A Ordinary Shares with a fair market value of less than $50,000, and is not a U.S. Shareholder, generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

D. Tax Consequences for U.S. Holders of Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the PFIC considerations described under “— PFIC Considerations” below, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of ATAK public warrants for ATAK Delaware public warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under “— Effects of Section 367(b) to U.S. Holders” above, the Redemption and the Domestication, as relevant, could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

A. Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily, but subject to exceptions, determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income. For purposes of these rules, which apply to ATAK prior to the redemption and the Domestication, interest income earned by ATAK would be considered passive income and cash held by ATAK would generally be considered a passive asset.

B. Effects of PFIC Rules on the Redemption and the Domestication

As discussed above, ATAK takes the position that it is classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, because ATAK takes the position that it is classified as a PFIC, those proposed Treasury Regulations may require gain recognition to U.S. Holders of Class A Ordinary Shares or public warrants upon the Redemption or the Domestication, as relevant if the U.S. Holder had not timely made (i) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such Class A Ordinary Shares or in which ATAK was a PFIC, whichever is later, or (ii) a mark-to-market election (as described below) with respect to such Class A Ordinary Shares. Generally, neither election is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules.

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Under these rules:

●	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Class A Ordinary Shares or public warrants;
●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which ATAK was a PFIC, will be taxed as ordinary income;
●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year described in the immediately preceding clause of such U.S. Holder.

To the extent the Redemption is treated as a sale or exchange for any U.S. Holders of Class A Ordinary Shares exercising their Redemption rights (as discussed above “—Effects to U.S. Holders of Exercising Redemption Rights” above), because ATAK takes the position that it is classified as a PFIC, any such U.S. Holders that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) may be subject to taxation (in accordance with the PFIC rules described above) on the Redemption to the extent their Class A Ordinary Shares have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its Class A Ordinary Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of ATAK, whether or not such amounts are actually distributed to such shareholders in any taxable year.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “— Effects of Section 367(b) to U.S. Holders” above, the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, because ATAK takes the position that it is classified as a PFIC, U.S. Holders of Class A Ordinary Shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their Class A Ordinary Shares or public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its Class A Ordinary Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of ATAK, whether or not such amounts are actually distributed to such shareholders in any taxable year.

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C. QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of Class A Ordinary Shares would depend on whether the U.S. Holder makes a timely and effective election to treat ATAK as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Class A Ordinary Shares during which ATAK qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to ATAK is contingent upon, among other things, the provision by ATAK of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their Class A Ordinary Shares. As a result, such a U.S. Holder should not recognize gain or loss as a result of the Redemption or Domestication, as relevant, except to the extent described under “— Effects of Section 367(b) to U.S. Holders” above.

The impact of the PFIC rules on a U.S. Holder of Class A Ordinary Shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders that hold (directly or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the Class A Ordinary Shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A Ordinary Shares. A mark-to-market election is not available with respect to public warrants.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of DIH Securities

DIH and ATAK intend that, for U.S. federal income tax purposes, the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the qualifications and limitations set forth herein, U.S. Holders of DIH securities would generally not recognize any gain or loss as a result of the Merger. Pursuant to the Merger, U.S. Holders of DIH Common Stock will receive shares of New DIH Common Stock in exchange for their shares of DIH Common Stock. Each U.S. Holder’s tax basis in the shares of New DIH Common Stock received in the Merger will be the same as his, her or its tax basis in the shares of DIH Common Stock surrendered in the Merger in exchange therefor. The holding period of the shares of New DIH Common Stock received in the Merger by the U.S. Holder will include the holding period of the shares of DIH Common Stock surrendered in the Merger in exchange therefor.

In addition, pursuant to the Merger Agreement, U.S. Holders of DIH Common Stock may receive contingent consideration in the form of additional shares of New DIH Common Stock under certain circumstances. Any additional shares of New DIH Common Stock received by U.S. Holders pursuant to the Merger Agreement are expected to be viewed as contingent consideration in the Merger and should generally be received on a tax-free basis in the manner described above. However, the treatment of contingent consideration received in a “reorganization” within the meaning of Section 368(a) of the Code, including a U.S. Holder’s tax basis in any shares of New DIH Common Stock received as contingent consideration, is unclear under current law, and there can be no assurance that the IRS will not take a contrary position to that described herein or that a court will not agree with a contrary position of the IRS in the event of litigation. Additionally, under Code Section 483, a portion of the value of any shares of New DIH Common Stock received by a U.S. Holder as contingent consideration will be treated as interest for U.S. federal income tax purposes that must be accounted for in accordance with the holder’s regular method of accounting. The amount of imputed interest is equal to the excess of (1) the fair market value of the shares of New DIH Common Stock, if any, received as contingent consideration over (2) the present value of such amount as of the effective time, discounted at the applicable federal rate in effect at the effective time. A U.S. Holder’s tax basis in any shares of New DIH Common Stock received as contingent consideration will be increased by the amount treated as imputed interest.

If the Merger fails to qualify as a “reorganization” under Section 368(a) of the Code, a U.S. Holder of DIH securities would recognize gain or loss in an amount equal to the difference (i) the fair market value of the Aggregate Merger Consideration received in exchange for such surrendered DIH securities upon completion of the Merger and (ii) the holder’s basis in the DIH securities surrendered. Gain or loss will be calculated separately for each block DIH securities (generally shares acquired at the same cost in a single transaction) surrendered. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such DIH securities have been held for more than one year at the time of the Mergers. Long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in shares of New DIH Common Stock received in the Merger would be equal to the fair market value thereof as of the Effective Time, and the U.S. Holder’s holding period in such shares would begin on the day following the Merger.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of the Merger, including the potential receipt of contingent consideration, under such holder’s particular circumstances.

U.S. Federal Income Tax Consequences of Ownership and Disposition of New DIH Securities

The following discussion is a summary of U.S. federal income tax consequences of the ownership and disposition of New DIH securities to U.S. Holders who receive such New DIH securities pursuant to the Business Combination.

Distributions on Shares of New DIH Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of New DIH Common Stock, to the extent the distribution is paid out of New DIH’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New DIH Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New DIH Common Stock and will be treated as described under “— Sale, Exchange or Other Taxable Disposition of Shares of New DIH Common Stock and New DIH Public Warrants” below.

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Dividends that New DIH pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New DIH pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains.

Sale, Exchange or Other Taxable Disposition of Shares of New DIH Common Stock and New DIH Public Warrants

Upon a sale, exchange or other taxable disposition of shares of New DIH Common Stock or New DIH Public Warrants which, in general, would include a redemption of shares of New DIH Common Stock or New DIH Public Warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New DIH Common Stock or New DIH Public Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of such gain or loss recognized by a U.S. Holder will be an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New DIH Common Stock or New DIH Public Warrants so disposed of. See “— Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its New DIH securities following the Domestication. See “— Exercise, Lapse or Redemption of New DIH Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in shares of New DIH Common Stock acquired pursuant to the exercise of a New DIH Public Warrant.

Exercise, Lapse or Redemption of New DIH Public Warrants

Except as discussed below with respect to the cashless exercise of a New DIH Public Warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New DIH Common Stock upon exercise of a New DIH Public Warrant for cash. The U.S. Holder’s tax basis in the share of New DIH Common Stock received upon exercise of a New DIH Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New DIH Public Warrant, and the exercise price of such New DIH Public Warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New DIH Common Stock received upon exercise of the New DIH Public Warrant will commence on the date of exercise of the New DIH Public Warrant or the day following the date of exercise of the New DIH Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New DIH Public Warrant. If a New DIH Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s adjusted tax basis in the New DIH Public Warrant. See “— Effects of the Domestication on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its New DIH Public Warrant following the Domestication.

The tax consequences of a cashless exercise of a New DIH Public Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New DIH Common Stock received generally should equal the U.S. Holder’s tax basis in the New DIH Public Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New DIH Common Stock would be treated as commencing on the date of exercise of the New DIH Public Warrant or the day following the date of exercise of the New DIH Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of New DIH Common Stock received would include the holding period of the New DIH Public Warrants that were exercised.

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It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of New DIH Public Warrants having a value equal to the exercise price for the total number of New DIH Public Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New DIH Public Warrants deemed surrendered and the U.S. Holder’s tax basis in the New DIH Public Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New DIH Common Stock received would equal the sum of the U.S. Holder’s tax basis in the New DIH Public Warrants exercised, and the exercise price of such New DIH Public Warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New DIH Common Stock would commence on the date of exercise of the New DIH Public Warrants or the day following the date of exercise of the New DIH Public Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the New DIH Public Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New DIH Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of exercising a New DIH Public Warrant after New DIH gives notice of an intention to redeem New DIH Public Warrants, as described in “Description of Securities — Warrants — New DIH Public Warrants,” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New DIH redeemed such New DIH Public Warrant for shares of New DIH Common Stock or as an exercise of the New DIH Public Warrant. If the cashless exercise of New DIH Public Warrants for shares of New DIH Common Stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of New DIH Common Stock received should equal the U.S. Holder’s tax basis in the New DIH Public Warrants treated as redeemed and the holding period of the shares of New DIH Common Stock should include the holding period of the New DIH Public Warrants. Alternatively, if the cashless exercise of a New DIH Public Warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “— Exercise, Lapse or Redemption of New DIH Public Warrants.” In the case of an exercise of a New DIH Public Warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “— Exercise, Lapse or Redemption of New DIH Public Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of exercising a New DIH Public Warrant occurring after New DIH gives notice of an intention to redeem New DIH Public Warrants as described above.

If New DIH redeems New DIH Public Warrants for cash or if New DIH purchases New DIH Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange or Other Taxable Disposition of Shares of New DIH Common Stock and New DIH Public Warrants.”

Possible Constructive Distributions

The terms of each New DIH Public Warrant provide for an adjustment to the exercise price of the New DIH Public Warrant or an increase in the shares of New DIH Common Stock issuable on exercise in certain circumstances discussed in “Description of Securities — Warrants — New DIH Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New DIH Public Warrants would, however, be treated as receiving a constructive distribution from New DIH if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New DIH’ assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New DIH Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New DIH Common Stock which is taxable to them as described under “— Distributions on Shares of New DIH Common Stock” above. For example, U.S. Holders of New DIH Public Warrants would generally be treated as receiving a constructive distribution from New DIH where the exercise price of the New DIH Public Warrants is reduced in connection with the payment of certain dividends as described in “Description of Securities — Warrants — New DIH Public Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the New DIH Public Warrant received a cash distribution from New DIH equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a New DIH Public Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a New DIH Public Warrant.

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Non-U.S. Holders

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a Flow-Through Entity) of our securities or New DIH securities, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to the (i) exercise of redemption rights, (ii) Domestication, and (iii) ownership and disposition of New DIH securities by a non-U.S. Holder after the Business Combination.

Effects of Exercising Redemption Rights to Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the Redemption generally will correspond to the U.S. federal income tax characterization of the Redemption with respect to U.S. Holders, as described above. However, notwithstanding such characterization, any redeemed non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized or dividends received as a result of the Redemption unless the gain or dividends is effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder).

Effects of the Domestication on Non-U.S. Holders

ATAK does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of Class A Ordinary Shares or public warrants.

U.S. Federal Income Tax Consequences of Ownership and Disposition of New DIH Securities

Distributions on Shares of New DIH Common Stock

In general, any distributions made to a non-U.S. Holder with respect to shares of New DIH Common Stock, to the extent paid out of New DIH’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of New DIH Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New DIH Common Stock, which will be treated as described under “— Sale, Exchange or Other Taxable Disposition of Shares of New DIH Common Stock and New DIH Public Warrants.” Dividends paid by New DIH to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

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Sale, Exchange or Other Taxable Disposition of Shares of New DIH Common Stock and New DIH Public Warrants

Subject to the discussion of backup withholding and FATCA below, a non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other taxable disposition of shares of New DIH Common Stock or New DIH Public Warrants unless:

(i)	such non-U.S. Holder is an individual that was present in the United States for 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID-19 pandemic) and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)	the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)	New DIH is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period.

If paragraph (iii) above applies to a non-U.S. Holder, subject to certain exceptions in the case of interests that are regularly traded on an established securities market, gain recognized by such non-U.S. Holder on the sale, exchange or other taxable disposition of shares of New DIH Common Stock or New DIH Public Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of shares of New DIH Common Stock or New DIH Public Warrants from a non-U.S. Holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. New DIH will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New DIH to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New DIH will be a U.S. real property holding corporation following the Business Combination or at any future time.

Exercise, Lapse or Redemption of New DIH Public Warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a New DIH Public Warrant, or the lapse of a New DIH Public Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “— U.S. Holders — Exercise, Lapse or Redemption of New DIH Public Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “— Sale, Exchange or Other Taxable Disposition of Shares of New DIH Common Stock and New DIH Public Warrants.” If New DIH redeems New DIH Public Warrants for cash or if it purchases New DIH Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non- U.S. Holder, the consequences of which would be similar to those described above under “— Sale, Exchange or Other Taxable Disposition of Shares of New DIH Common Stock and New DIH Public Warrants.”

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Possible Constructive Distributions

The terms of each New DIH Public Warrant provide for an adjustment to the exercise price of the New DIH Public Warrant or an increase in the shares of New DIH Common Stock issuable on exercise in certain circumstances discussed in “Description of Securities — Warrants — New DIH Public Warrants.” As described above under “— U.S. Holders — Possible Constructive Distributions,” certain adjustments with respect to the New DIH Public Warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New DIH equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non- U.S. Holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a New DIH Public Warrant are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a New DIH Public Warrant.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions on and the proceeds from a sale or other disposition of shares of New DIH Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including New DIH securities) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which New DIH securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of New DIH securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA will generally apply to payments of dividends in respect of New DIH securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including New DIH securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in New DIH securities.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information present the combination of the financial information of ATAK and DIH adjusted to give effect to the Business Combination and related transactions (collectively, the “Transactions”). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” For purposes of these unaudited pro forma condensed combined financial statements, the entity surviving the Business Combination is referred to as “New DIH.”

ATAK was incorporated as a Cayman Islands exempted company on August 6, 2021. ATAK is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, recapitalization or similar business combination with one or more businesses. ATAK is an “emerging growth company,” as defined in the Securities Act, as modified by the JOBS Act. The registration statement for ATAK’s public offering was declared effective on February 7, 2022. On February 9, 2022, ATAK consummated the public offering of 20,200,000 Units. Each Unit consists of one Class A ordinary share, one redeemable warrant, and one right to receive one-tenth of one Class A ordinary share upon the consummation of the ATAK’s initial business combination. Simultaneously with the closing of the initial public offering, ATAK consummated the sale of warrants in a private placement to ATAC Sponsor LLC (the “Sponsor”). On August 7, 2021, the Sponsor was issued 5,750,000 of ATAK’s Class B ordinary shares (the “Founder Shares”). Due to the underwriters partial exercise of the over-allotment option, the Sponsor forfeited 700,000 Founder Shares back to ATAK. As a result, the Sponsor currently has 5,050,000 Founder Shares.

On February 3, 2023, ATAK held an Extraordinary General Meeting of shareholders and voted to approve the Extension Amendment, extending the date by which ATAK must complete its initial business combination from February 9, 2023 to August 9, 2023 and the proposal to approve the Trust Amendment. All proposals were at the Extraordinary General Meeting were approved by the shareholders of ATAK. In connection with the vote to approve the Extension Amendment, the holders of 14,529,877 Class A Ordinary Shares elected to redeem their shares for cash at a redemption price of approximately $10.2769 per share, for an aggregate redemption amount of approximately $149.3 million. After giving effect to the Extension Amendment Redemptions, as of February 28, 2023, there are 5,670,123 Class A Ordinary Shares issued and outstanding and $58.3 million remaining in the Trust Account.

DIH is a global solution provider in blending innovative robotic and VR technologies with clinical integration and insights. DIH has a focused portfolio of rehabilitation solutions, which includes both technology and products focused in the hospital, clinic, and research markets.

The unaudited pro forma condensed combined financial information is based on ATAK’s historical financial statements and DIH’s historical combined financial statements, as adjusted to give effect to the Transactions (summarized below). The fiscal year-end of DIH, which is March 31, has been conformed to the fiscal year-end of ATAK, which is December 31, for purposes of presenting the unaudited pro forma condensed combined financial information, pursuant to Rule 11-02(c)(3) of Regulation S-X, given the most recent fiscal years differed by more than 93 days (see Note 1). Following the consummation of the Business Combination, New DIH will have a March 31 fiscal year-end.

The historical balance sheets presented in the unaudited pro forma condensed combined financial information reflect balances as of December 31, 2022 for DIH and for ATAK. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on December 31, 2022.

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The historical statements of operations presented in the unaudited pro forma condensed combined financial information reflect DIH’s activity for the trailing twelve months ended December 31, 2022 (see Note 1) and ATAK’s activity for the year ended December 31, 2022. The unaudited pro forma condensed combined statement of operations gives pro forma effect to the Transactions, summarized below, as if they had been consummated on January 1, 2022, giving effect to:

●	the reverse recapitalization (as described in Note 1) between ATAK and DIH;

●	the Extension Amendment Redemptions of 14,529,877 Class A Ordinary Shares for $149.3 million out of the Trust Account, at a redemption price of approximately $10.2769 per share; and,

●	the one-time expenses associated with the Business Combination.

The unaudited pro forma condensed combined financial information should be read in conjunction with DIH’s and ATAK’s unaudited and audited financial statements and related notes; the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ATAK” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DIH,” and other financial information included elsewhere in this proxy statement/prospectus, including the Business Combination Agreement.

The unaudited pro forma condensed combined financial information contained herein assumes that ATAK shareholders approve the proposed Business Combination. The ATAK shareholders may elect to redeem their Class A Ordinary Shares for cash even if they approve the proposed Business Combination. ATAK cannot predict how many of its public shareholders will exercise their right to have their Class A Ordinary Shares redeemed for cash. As a result, the unaudited pro forma condensed combined financial information present three redemption scenarios (each after giving effect to the Extension Amendment Redemptions) as follows:

●	Assuming No Redemptions: This presentation assumes that no Public Shareholders exercise their right to redeem their Class A Ordinary Shares for their pro rata share of the funds in Trust Account;

●	Assuming 50% Redemptions: This presentation assumes that Public Shareholders holding approximately 2,835,062 Class A Ordinary Shares will exercise their redemption rights for an aggregate payment of $28.8 million (based on the estimated per share redemption price of approximately $10.15 per share) from the Trust Account; and

●	Assuming Maximum Redemptions: This presentation assumes that Public Shareholders holding approximately 5,670,123 Class A Ordinary Shares will exercise their redemption rights for an aggregate payment of $57.6 million (based on the estimated per share redemption price of approximately $10.15 per share) from the Trust Account. There is no minimum cash required to close the transaction, nor is there a minimum net tangible assets required upon consummation of the Merger.

Description of the Business Combination

On February 26, 2023, ATAK, ATAK Merger Sub, and DIH entered into the Business Combination Agreement.

Pursuant to the Business Combination Agreement and the transactions contemplated thereby, immediately prior to the Effective Time of the Business Combination, ATAK shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation (the “Domestication”).

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In connection with the Domestication: (i) each of the then issued and outstanding Class B ordinary shares of ATAK, par value $0.0001 per share will convert automatically, on a one-for-one basis, into a share of Class B common stock, par value $0.0001 per share, of ATAK (after the Domestication) (the “Domesticated Class B Common Stock”); (ii) each of the then issued and outstanding Class A ordinary shares of ATAK, par value $0.0001 per share will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of ATAK (after the Domestication) (the “New DIH Class A Common Stock”); (iii) each of the then issued and outstanding warrants, each two warrants representing the right to purchase one Class A Ordinary Share will convert automatically into warrants to acquire shares of New DIH Class A Common Stock pursuant to the related warrant agreement (each warrant, a “New DIH Warrant”); (iv) each of the then issued and outstanding rights, each ten rights representing the right to receive one Class A Common Share will convert automatically into rights to receive shares of New DIH Class A Common Stock (each right, a “Domesticated”); and (v) each of the then issued and outstanding units of ATAK will convert automatically, on a one-for-one basis, into a unit of ATAK (after the Domestication) (each, a “Domesticated Unit”), with each Domesticated Unit representing one New DIH Class A Common Stock, one New DIH Warrant and one Domesticated Right.

At the Closing of the Business Combination, each of the then issued and outstanding shares of Domesticated Class B Common Stock will convert automatically, on a one-for-one basis, into a share of New DIH Class A Common Stock (the “Sponsor Share Conversion”). Each Domesticated Unit shall separate automatically into one share of New DIH Class A Common Stock, one New DIH Warrant and one New DIH Right. Additionally, in connection with the Business Combination, each ten Domesticated Rights will be exchanged for one share of New DIH Class A Common Stock.

At the Closing of the Business Combination, and following the Domestication, the Merger will occur, in which ATAK Merger Sub will be merged with and into DIH, with DIH surviving the merger as a wholly owned direct subsidiary of ATAK (after Domestication),with each share of DIH common stock issued and outstanding immediately prior to the Effective Time being canceled and converted into the right to receive, the number of shares of New DIH Class A Common Stock equal to the Exchange Ratio (as described in more detailed below).

Pursuant to the Business Combination Agreement, at the Closing, ATAK will acquire all of the outstanding equity interests of DIH, and stockholders of DIH will receive $250 million in aggregate consideration (the “Aggregate Base Consideration”) in the form of newly-issued shares of New DIH Class A Common Stock, calculated based on a price of $10.00 per share. Additionally, DIH equity holders will have the right to receive up to an additional 6,000,000 shares of New DIH Class A Common Stock in the future (as described in more detailed below).

In connection with the Business Combination, DIH anticipates executing new agreements as needed to close the Business Combination, including:

●	subscription agreement(s) for the private placement(s) of shares of New DIH Class A Common Stock to fund the Business Combination; and

●	equity agreements with certain investors to fund the business combination and to fund DIH’s organic growth.

The above agreements are not yet executed and therefore the unaudited pro forma condensed combined financial information do not reflect pro forma adjustments related to these new agreements as terms and conditions are not yet definitive.

DIH stockholders as of immediately prior to the Effective Time may be entitled to receive up to an additional 6,000,000 shares of New DIH Class A Common Stock (the “Earnout Shares”) as additional consideration, subject to the following conditions:

●	1,000,000 of the Earnout Shares will vest if and at such time as a $12.00 or greater New DIH Class A Common Stock Price is achieved during the Earnout Period (as defined below);

●	1,333,333 of the Earnout Shares will vest if and at such time as a $13.50 or greater New DIH Class A Common Stock Price is achieved during the Earnout Period;

●	1,666,667 of the Earnout Shares will vest if and at such time as a $15.00 or greater New DIH Class A Common Stock Price is achieved during the Earnout Period; and

●	2,000,000 of the Earnout Shares will vest if and at such time as a $16.50 or greater New DIH Class A Common Stock Price is achieved during the Earnout Period.

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The “New DIH Class A Common Stock Price” will be considered achieved only (a) when the volume-weighted average price of the shares of class A common stock of New DIH is greater than or equal to the applicable threshold for any 20 trading days during the Earnout Period or (b) the per-share price (based on a fully diluted basis, inclusive of issues of the Earnout Shares, which are expected to be classified as equity) implied in a change of control transaction is greater than or equal to the applicable threshold.

“Earnout Period” means the period beginning on the Closing Date and expiring at the close of business on the fifth anniversary of the Closing Date.

In connection with the Closing of the Business Combination, ATAK and DIH will establish a mutually agreed upon equity pool, equal to 10% of the number of shares of New DIH Class A Common Stock outstanding on a fully diluted basis (the “Stock Incentive Plan”). The Stock Incentive Plan will be in such form as DIH and ATAK will mutually determine and will be subject to shareholder approval along with the Business Combination. The unaudited pro forma condensed combined financial information does not reflect the expense related to the Stock Incentive Plan as the terms (e.g. vesting, form of the award) for the awards are undecided.

Contingent upon the Closing, the Sponsor has agreed it will waive any anti-dilution right pursuant to the organizational documents of ATAK and that it will waive the right to redeem 5,050,000 shares of Founder Shares held. In addition, ATAK’s representative has agreed to waive the right to redeem 303,000 shares of Class A Ordinary Shares held.

The following summarizes the pro forma shares of New DIH Class A Common Stock outstanding under the two scenarios:

	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%	Shares	%
Existing DIH equity holders (1)	25,700,000	66%	25,700,000	72%	25,700,000	78%
ATAK public shareholders (2)	7,690,123	20%	4,855,062	13%	2,020,000	6%
ATAK founder shareholders	5,050,000	13%	5,050,000	14%	5,050,000	15%
ATAK representative	303,000	1%	303,000	1%	303,000	1%
Total shares at close (3)	38,743,123	100%	35,908,062	100%	33,073,000	100%

(1)	Excludes 6,000,000 shares of New DIH Class A Common Stock (under all scenarios) in estimated potential Earn out Shares as the price threshold for each tranche has not yet been and includes 700,000 shares of New DIH Class A Common Stock to be issued to Maxim pursuant to financial advisory fees

(2)	Includes the issuance of 2,020,000 shares of New DIH Class A Common Stock (under all scenarios) pursuant to the public rights

(3)	Excludes 3,874,312, 3,590,806, and 3,307,300 shares of New DIH Class A Common Stock under the no redemptions scenario, 50% redemptions scenario and maximum redemptions scenario, respectively, that are available for issuance pursuant to the Stock Incentive Plan

The figures in the table above are presented only as illustrative examples and are based on the scenarios described above, which may be different from the actual amount of redemptions in connection with the Business Combination.

143

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2022

(in thousands)

	Historical		Assuming No Redemptions Scenario			Assuming 50% Redemptions Scenario			Assuming Maximum Redemptions Scenario
	ATAK	DIH (Note 1)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:

Cash and cash equivalents	$191	$2,247	$57,558	(b)	$42,860	$(28,779)	(i)	$14,081	$(28,779	)(j)	$-
	-	-	(7,070	)(c)	-	-		-	14,698	(k)	-
	-	-	(10,016	)(d)	-	-		-	-		-
	-	-	(50	)(e)	-	-		-	-		-
Restricted cash	-	391	-		391	-		391	-		391
Accounts receivable, net	-	4,091	-		4,091	-		4,091	-		4,091
Inventories, net	-	8,448	-		8,448	-		8,448	-		8,448
Due from related party	-	7,184	-		7,184			7,184	-		7,184
Prepaid expenses - current	285	-	(10	)(d)	275	-		275	-		275
Other current assets	-	4,267	-		4,267	-		4,267	-		4,267
Total current assets	476	26,628	40,412		67,516	(28,779)		38,737	(14,081)		24,656

Cash and marketable securities held in Trust Account	206,880	-	(149,322	)(a)	-	-		-	-		-
	-	-	(57,558	)(b)	-	-		-	-		-
Property and equipment, net	-	838	-		838	-		838	-		838
Intangible assets, net	-	2,053	-		2,053	-		2,053	-		2,053
Operating lease, right-of-use assets, net	-	3,433	-		3,433	-		3,433	-		3,433
Deferred tax assets	-	803	-		803	-		803	-		803
Other assets	-	71	-		71	-		71	-		71
Total assets	$207,356	$33,826	$(166,468)		$74,714	$(28,779)		$45,935	$(14,081)		$31,854
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$-	$12,899	$(142	)(d)	$12,757	$-		$12,757	-		$12,757
Accounts payable and accrued expenses	387	-	(200	)(d)	187	-		187	-		187
Accrued offering costs	50	-	(50	)(e)	-	-		-	-		-
Employee compensation	-	3,752	-		3,752	-		3,752	-		3,752
Due to related party	-	7,277	-		7,277	-		7,277	-		7,277
Current maturities of long-term debt	-	1,390	-		1,390	-		1,390	-		1,390
Revolving credit facilities	-	13,024	-		13,024	-		13,024	-		13,024
Current portion of deferred revenue	-	5,957	-		5,957	-		5,957	-		5,957
Current portion of long-term operating lease	-	1,348	-		1,348	-		1,348	-		1,348
Accrued expenses and other current liabilities	-	11,524	(325	)(d)	11,199	-		11,199	14,698	(k)	25,897
Total current liabilities	437	57,171	(717)		56,891	-		56,891	14,698		71,589
Warrant liability	589	-	-		589	-		589	-		589
Deferred underwriter fee payable	7,070	-	(7,070	)(c)	-	-		-	-		-
Long-term debt, net of current maturities	-	762	-		762	-		762	-		762
Non-current deferred revenue		2,302			2,302			2,302			2,302
Long-term operating leases, net	-	2,115	-		2,115	-		2,115	-		2,115
Deferred tax liabilities	-	1,084	-		1,084	-		1,084	-		1,084
Other non-current liabilities	-	2,390	-		2,390	-		2,390	-		2,390
Total liabilities	8,096	65,824	(7,787)		66,133	-		66,133	14,698		80,831
Commitments and contingencies

Class A ordinary shares subject to possible redemption	206,880	-	(149,322	)(a)	-	-		-	-		-
	-	-	(57,558	)(f)	-	-		-	-		-
Stockholder’s Deficit:

Class A Common Stock, $0.0001 par value	-	-	2	(g)	4	-		4	-		4
	-	-	2	(l)	-	-		-	-		-
Class B Common Stock, $0.0001 par value	-	-	-		-	-		-	-		-
Preference shares; $0.0001 par value;5,000,000 shares authorized; none issued and outstanding	-	-	-		-	-		-	-		-

Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized; 303,000 shares issued and outstanding (excluding 20,200,000 subject to possible redemption)	-	-	1	(f)	-	-		-	-		-
	-	-	(1	)(g)	-	-		-	-		-
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized; 5,050,000 shares issued and outstanding	1	-	(1	)(g)	-	-		-	-		-

Additional paid-in capital	-	-	6,990	(d)	3,845	(28,779	)(i)	(24,934)	(28,779	)(j)	(53,713)
	-	-	57,557	(f)	-	-		-	-		-
	-	-	(12,311	)(h)	-	-		-	-		-
	-	-	(48,391	)(l)	-	-		-	-		-

Accumulated deficit	(7,621)	-	(4,690	)(d)	-	-		-	-		-
	-	-	12,311	(h)	-	-		-	-		-
Net parent company investment	-	(36,730)	(11,659	)(d)	-	-		-	-		-
	-	-	48,389	(l)	-	-		-	-		-
Accumulated other comprehensive (loss)	-	4,732	-		4,732	-		4,732	-		4,732
Total stockholders’ equity (deficit)	(7,620)	(31,998)	48,199		8,581	(28,779)		(20,198)	(28,779)		(48,977)
Total liabilities and stockholders’ equity (deficit)	$207,356	$33,826	$(166,468)		$74,714	$(28,779)		$45,935	$(14,081)		$31,854

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share data)

	Historical		Assuming No Redemptions, 50% Redemptions and Maximum Redemptions Scenario
	ATAK	DIH (Note 1)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$-	$47,989	$-		$47,989
Cost of sales	-	23,879	-		23,879
Gross profit	-	24,110	-		24,110
Operating expenses:
Selling, general, and administrative expense	-	24,748	-		24,748
Research and development	-	8,191	-		8,191
Formation and operating costs	1,705	-	4,690	(aa)	6,395
Total operating expenses	1,705	32,939	4,690		39,334
Operating loss	(1,705)	(8,829)	(4,690)		(15,224)
Other income (expense):
Interest expense, net	-	(672)			(672)
Change in fair value of warrant liability	5,191	-	-		5,191
Gain on extinguishment of over-allotment liability	258	-	-		258
Dividend income on marketable securities held in Trust Account	2,860	-	(2,860	)(bb)	-
Other income (expense), net	-	(35)	(11,659	)(aa)	(11,694)
Total other income (expense), net	8,309	(707)	(14,519)		(6,917)
Loss before income taxes	6,604	(9,536)	(19,209)		(22,141)
Income tax expense	-	872	2,497	(cc)	3,369
Net loss	$6,604	$(10,408)	$(21,706)		$(25,510)
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption – basic and diluted	18,041,644				N/A
Net income per Class A ordinary share subject to possible redemption – basic and diluted	$0.28				N/A
Weighted average shares outstanding of non-redeemable ordinary shares – basic and diluted	5,315,282				N/A
Net income per non-redeemable ordinary share – basic and diluted	$0.28				N/A
Net loss per share – Assuming No Redemptions:
Weighted average shares outstanding of Class A Common Stock – basic and diluted	N/A				38,743,123
Net loss per Class A Common Stock – basic and diluted	N/A				$(0.66)

Net loss per share – Assuming 50% Redemptions:
Weighted average shares outstanding of Class A Common Stock – basic and diluted	N/A				35,908,062
Net loss per Class A Common Stock – basic and diluted	N/A				$(0.71)

Net loss per share – Assuming Maximum Redemptions:
Weighted average shares outstanding of Class A Common Stock – basic and diluted	N/A				33,073,000
Net loss per Class A Common Stock – basic and diluted	N/A				$(0.77)

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information has been adjusted to include Transaction Accounting Adjustments, which reflect the application of the accounting required by U.S. GAAP, linking the effects of the Business Combination, described above, to the ATAK and DIH historical financial statements (“Transaction Accounting Adjustments”).

The fiscal year end of DIH, which is March 31, has been conformed to the fiscal year end of ATAK, which is December 31, for the purpose of presenting the unaudited pro forma condensed combined financial statements, pursuant to Rule 11-02(c)(3) of Regulation S-X, given the most recent fiscal years differed by more than 93 days. The historical statement of operations of DIH used in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 was derived by adding the results from the unaudited combined statement of operations for the nine months ended December 31, 2022 to the results from the audited combined statement of operations for the year ended March 31, 2022 and removing the results from the unaudited combined statement of operations for the nine months ended December 31, 2021.

The historical balance sheet of DIH used in the unaudited pro forma condensed combined balance sheet as of December 31, 2022 was the unaudited combined balance sheet as of December 31, 2022.

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, ATAK will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of DIH issuing stock for the net assets of ATAK, accompanied by a recapitalization. The net assets of ATAK will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of DIH.

DIH has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under the no redemptions, 50% redemptions and maximum redemptions scenarios:

●	DIH’s existing stockholders will have the largest voting interest in the combined company under the no redemptions, 50% redemptions and maximum redemptions scenarios;
●	DIH’s former executive management will make up all of the management of New DIH;
●	DIH’s existing directors and individuals designated by, or representing, DIH’s stockholders will constitute a majority of the initial New DIH board of directors following the consummation of the Business Combination;
●	ATAK will assume the name “DIH Holding US, Inc.” and
●	DIH is the larger entity based on revenue. Additionally, DIH has a larger employee base and substantive operations.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 assumes that the Business Combination occurred on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 gives pro forma effect to the Business Combination as if it had been completed on January 1, 2022. All periods are presented on the basis of DIH as the accounting acquirer.

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The pro forma adjustments are based on the information currently available and reflect assumptions and estimates underlying the pro forma adjustments as described in the accompanying notes. Additionally, the unaudited pro forma condensed combined financial information is based on preliminary accounting conclusions, which are subject to change. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates and accounting, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that DIH would have achieved had ATAK and DIH been combined during the periods presented in the unaudited pro forma condensed combined financial information and is not intended to project the future results of operations that DIH may achieve. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with DIH.

There were no intercompany balances or transactions between ATAK and DIH as of December 31, 2022 and the year ended December 31, 2022 of this unaudited pro forma condensed combined financial information. Accordingly, no pro forma adjustments were required to eliminate the activities between ATAK and DIH.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had ATAK and DIH filed consolidated income tax returns during the periods presented.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of that review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of DIH. Based on its initial analysis, management did not identify any significant differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

a)	Reflects the redemption by the ATAK public shareholders of 14,529,877 Class A Ordinary Shares in connection with the vote to approve the Extension Amendment to extend from February 9, 2023 to August 9, 2023

b)	Reflects the reclassification of $57.6 million of cash and cash equivalents held in the Trust Account (after giving effect to the Extension Amendment Redemptions) that becomes available to consummate the Business Combination

c)	Reflects the settlement of $7.1 million of ATAK’s deferred underwriters’ fees

d)	Represents the adjustments for the remaining $17.0 million estimated transaction costs (the other $7.1 million of the total $24.1 million is explained in tick mark c above). Of the $17.0 million estimated transaction costs, $0.2 million and $0.5 million was accrued on the historical balance sheet of ATAK and DIH, respectively, as of December 31, 2022 and $16.3 million is expensed as part of the Business Combination. DIH’s transaction costs includes a success fee payable to Maxim of $8.0 million, of which $1.0 million will be paid in cash and $7.0 million will be paid from shares of New DIH Class A Common Stock issuable to the DIH stockholders at the closing of the Business Combination

e)	Reflects the payment of $50 thousand of accrued offering costs to be settled at close

f)	Reflects the reclassification of Class A Ordinary Shares subject to possible redemption (after giving effect to the Extension Amendment Redemptions) to permanent equity

g)	Reflects the reclassification of Class A Ordinary Shares and Class B Ordinary Shares to shares of New DIH Class A Common Stock and Domesticated Class B Common Stock, respectively, followed by the Sponsor Share Conversion at Closing

147

h)	Reflects the elimination of ATAK historical accumulated deficit

i)	Represents the 50% redemptions scenario whereby 2,835,062 Class A Ordinary Shares are redeemed at approximately $28.8 million allocated to Class A Ordinary Shares and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10.15 per share (based on the fair value of the cash and investments held in the Trust Account of $57.6 million at December 31, 2022 (after giving effect to the Extension Amendment Redemptions))

j)	Represents the maximum redemptions scenario whereby an aggregate of 5,670,123 shares of Class A Ordinary Shares for $57.6 million allocated to Class A Ordinary Shares and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10.15 per share (based on the fair value of the cash and investments held in the Trust Account of $57.6 million at December 31, 2022 (after giving effect to the Extension Amendment Redemptions))

k)	Reflects the reclassification of transaction costs from cash to accrued expenses and other current liabilities in the event of a maximum redemption in which case the combined company would not have enough cash available to satisfy all outstanding obligations

l)	Represents the reclassification of the parent’s net investment in DIH into DIH’s common stock, no par value per share, followed by the recapitalization of DIH Holding US’s outstanding equity as a result of the reverse recapitalization. This also represents the issuance of New DIH Class A Common Stock to DIH equity holders as consideration for the reverse recapitalization

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

aa)	Reflects estimated transaction-related costs to be incurred by ATAK and DIH subsequent to December 31, 2022. Pro forma transaction-related costs adjustment of $16.3 million excludes $0.7 million of transaction-related costs already in the historical statement of operations of ATAK and DIH for the year ended December 31, 2022. This is a non-recurring item

bb)	Represents the elimination of $2.9 million of dividend income earned on marketable securities held in ATAK’s Trust Account for the year ended December 31, 2022

cc)	Reflects income tax effect of pro forma adjustments using the effective tax rate of (13)% for the year ended December 31, 2022. In its historical periods, DIH concluded that it is more likely than not that it will not recognize the full benefits of federal and state net deferred tax assets and as a result established a valuation allowance. For pro forma purposes, it is assumed that this conclusion will continue at the close date of the Business Combination and as such, the effective tax rate for each period is reflected

4. Net Loss per Share

Represents the net loss per share calculated using outstanding shares that would result from the Transactions, assuming the shares were outstanding since January 1, 2022. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented. When assuming 50% redemptions and maximum redemptions, this calculation is adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemption for the year ended December 31, 2022 (in thousands, except share and per share data):

	Year ended December 31, 2022
	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(25,510)	$(25,510)	$(25,510)
Weighted average shares outstanding of Class A Common Stock	38,743,123	35,908,062	33,073,000
Net loss per Class A Common Stock – basic and diluted (1)	$(0.66)	$(0.71)	$(0.77)

(1)	For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO and in the private placement are exchanged for 13.3 million shares of New DIH Class A Common Stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of basic or diluted loss per share.

148

INFORMATION ABOUT ATAK

References in this section to “we,” “our,” or “us” refer to Aurora Technology Acquisition Corp.

General

We are a blank check company incorporated in the Cayman Islands on August 6, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into an initial business combination with one or more operating businesses, and entered into the Business Combination Agreement on February 26, 2023. We intend to effectuate the Business Combination using cash derived from the proceeds of the ATAK IPO and the sale of the ATAK Private Placement Warrants.

IPO and Private Placement

On August 7, 2021, we issued an aggregate of 5,750,000 Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.0043 per share, to our Sponsor. We refer to the Class B Ordinary Shares purchased by our Sponsor as “founder shares.” Due to the underwriters partial exercise of the over-allotment option, our Sponsor forfeited 700,000 founder shares back to the Company. As a result, our Sponsor currently has 5,050,000 Founder Shares.

On February 9, 2022, we consummated the ATAK IPO of 20,200,000 of ATAK Public Units which included 200,000 Public Units sold upon partial exercise of the underwriters’ over-allotment option. The ATAK Public Units were sold at a public offering price of $10.00 per Unit, generating gross proceeds of $202,000,000.

Simultaneously with the consummation of the ATAK IPO, we consummated the private placement of 6,470,000 ATAK Private Placement Warrants (the “Private Placement”), at a price of $1.00 per warrant, generating gross proceeds of $6,470,000. The ATAK Private Placement Warrants were sold to our Sponsor. The Private Warrants are identical to the ATAK Public Warrants sold in the ATAK IPO as part of the ATAK Public Units, except that the ATAK Private Placement Warrants are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by our Sponsor or our Sponsor’s permitted transferees.

Following the closing of the ATAK IPO and the sale of the ATAK Private Placement Warrants in the Private Placement, an aggregate amount of $204,020,000 has been placed in the trust account established in connection with the ATAK IPO.

Extension of Time to Complete a Business Combination

On February 3, 2023, ATAK held an extraordinary general meeting of shareholders, to approve (i) a special resolution to amend ATAK’s amended and restated memorandum and articles of association (the “Articles”) giving ATAK the right to extend the date by which it has to consummate a business combination (the “Business Combination Period”) six (6) times for an additional one (1) month each time, from February 9, 2023 to August 9, 2023 (the “Extension Amendment”) and (ii) the proposal to approve the Trust Amendment (as defined below). All proposals at the Extraordinary General Meeting were approved by the shareholders of ATAK.

On February 6, 2023, ATAK and Transfer Agent entered into Amendment No. 1 to the Investment Management Trust Agreement, to allow ATAK to extend the Business Combination Period six (6) times for an additional one (1) month each time from February 9, 2023 to August 9, 2023 by depositing into the Trust Account for each one-month extension the lesser of: (x) $135,000 or (y) $0.045 per share multiplied by the number of public shares then outstanding (the “Trust Amendment”). In addition, on February 6, 2023, ATAK adopted the Extension Amendment, amending ATAK’s Articles.

In connection with the vote to approve the Extension Amendment, the holders of 14,529,877 Class A Ordinary Shares elected to redeem their shares for cash at a redemption price of approximately $10.2769 per share, for an aggregate redemption amount of approximately $149.3 million, leaving approximately $58.3 million in the trust account.

149

Extension and Working Capital Notes

On February 8, 2023, the Company issued an unsecured promissory note (the “Extension Note”) in the amount of $135,000 to the Sponsor, in exchange for the Sponsor depositing such amounts into the Company’s trust account in order to extend the amount of time the Company has available to complete a business combination (the “Extension”) by one (1) month from February 9, 2023 to March 9, 2023. The Notes does not bear interest, and matures (subject to the waiver against trust provisions) upon the earlier of (i) two (2) days following the date on which the Company’s initial business combination is consummated or liquidation and (ii) August 31, 2023. Repayment of the Extension Note shall be made no later than twenty (20) business days following the closing of the Company’s initial business combination. In connection with the issuance of the Extension Note, certain existing investors in the Sponsor received convertible notes issued by the Sponsor, whereby, at the election of the noteholders and only if the Company consummates the initial business combination, a noteholder may convert the principal outstanding under the respective note into Class A ordinary shares of the Company at a price of $10.00 per share.

In addition, the Company issued an unsecured promissory note (the “Working Capital Note”) in the amount of $90,000 to the Sponsor, in exchange for the Sponsor depositing such amounts in the Company’s working capital account, in order to provide the Company with additional working capital. The Working Capital Note does not bear interest, and matures (subject to the waiver against trust provisions) upon the earlier of (i) two (2) days following the date on which the Company’s initial business combination is consummated and (ii) the date of the liquidation of the Company.

On March 3, 2023, the Company issued an unsecured promissory note to the Sponsor, with a principal amount equal to $810,000.00 (the “Second Extension Note”). The Second Extension Note bears no interest and is repayable in full (subject to amendment or waiver) upon the earlier of (a) the date of the consummation of the Company’s initial business combination, or (b) the date of the Company’s liquidation. Advances under the Second Extension Note are for the purpose of making payments to extend the Combination Period (“Extension Payments”) and repaying the Sponsor or any other person with respect to funds loaned to the Company for the purpose of paying Extension Payments, including the Extension Payment made in connection with the first extension.

On April 6, 2023, pursuant to the Second Extension Note, the Company delivered to the Sponsor a written request to draw down $135,000 for the third month of the Extension. Upon this written request, the Sponsor deposited $135,000 to the Company’s Trust Account on April 6, 2023 in order to extend the Combination Period by one (1) month From April 9, 2023 to May 9, 2023.

In addition, the Company issued an unsecured promissory note (the “Second Working Capital Note”) in the amount of $100,000 to the Sponsor, in exchange for the Sponsor depositing such amounts in the Company’s working capital account, in order to provide the Company with additional working capital. The Second Working Capital Note does not bear interest, and matures (subject to the waiver against trust provisions) upon the earlier of (i) two (2) days following the date on which the Company’s initial business combination is consummated and (ii) the date of the liquidation of the Company.

On May 2, 2023, the Company issued an unsecured promissory note (the “Third Working Capital Note”) in the amount of $100,000.00 to the Sponsor, in exchange for the Sponsor depositing such amounts in the Company’s working capital account, in order to provide the Company with additional working capital. The Third Working Capital Note does not bear interest, and matures (subject to the waiver against trust provisions) upon the earlier of (i) two (2) days following the date on which the Company’s initial business combination is consummated and (ii) the date of the liquidation of the Company.

On May 5, 2023, pursuant to the Second Extension Note, the Company delivered to the Sponsor a written request to draw down $135,000 for the fourth month of the Extension. Upon this written request, the Sponsor deposited $135,000 to the Company’s Trust Account on May 5, 2023 in order to extend the Combination Period by one (1) month From May 9, 2023 to June 9, 2023.

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Effecting a Business Combination

Shareholder Approval of the Business Combination

We are seeking shareholder approval of the Business Combination at the Shareholder Meeting to which this proxy statement/prospectus relates and, in connection with such meeting, holders of Class A Ordinary Shares may redeem their shares for cash. The Public Shareholders will be entitled to redeem their Class A Ordinary Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to certain limitations as described in this proxy statement/prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination with respect to the ATAK Public Warrants.

In connection with the execution of the Business Combination Agreement, the Sponsor and certain members and affiliates of the Sponsor (the “Sponsor Parties”) entered into a Sponsor Support Agreement with ATAK and DIH (the “Sponsor Agreement”), pursuant to which the Sponsor Parties agreed, among other things, to vote all shares of ATAK common stock beneficially owned by the Sponsor Parties in favor of each of the proposals at a meeting of the stockholders of ATAK (the “ATAK Meeting”) related to the Business Combination, and against any proposal that would impede the Business Combination. The Sponsor Agreement also provides that the Sponsor Parties will not redeem any shares of ATAK common stock. The Sponsor Parties also agreed not to transfer any shares of ATAK common stock held by them during the period beginning on the date of the Sponsor Agreement and ending at the Effective Time (as defined in the Business Combination Agreement).

In connection with the execution of the Business Combination Agreement, DIH and certain stockholders and affiliates of DIH (the “DIH Parties”) entered into a Stockholder Support Agreement with ATAK and the Sponsor (the “DIH Agreement” and together with the Sponsor Agreement, the “Support Agreements”), pursuant to which the DIH Parties agreed, among other things, to vote all shares of DIH common stock beneficially owned by the DIH Parties in favor of each of the proposals at a meeting of the stockholders of DIH (the “DIH Meeting”) related to the Business Combination, and against any proposal that would impede the Business Combination. The DIH Parties also agreed not to transfer any shares of DIH common stock held by them during the period beginning on the date of the DIH Agreement and ending at the Effective Time (as defined in the Business Combination Agreement).

Limitations on Redemptions

Our proposed initial business combination may impose a minimum cash requirement for (i) cash consideration to be paid to the target or its owners, (ii) cash for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions. In the event the aggregate cash consideration we would be required to pay for all Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares, and all Class A Ordinary Shares submitted for redemption will be returned to the holders thereof. We may, however, raise funds through the issuance of equity-linked securities or through loans, advances or other indebtedness in connection with our initial business combination, including pursuant to forward purchase agreements or backstop arrangements we may enter into following consummation of the ATAK IPO, in order to, among other reasons, satisfy such minimum cash requirements.

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Redemption of Class A Ordinary Shares and Liquidation if No Initial Business Combination

The Existing Governing Documents provide that we have from the closing of the ATAK IPO until August 9, 2023 to complete our initial business combination. If we are unable to complete our initial business combination within the Business Combination Period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the ATAK Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the Combination Period.

Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial business combination within the Combination Period. However, if our Sponsor or management team acquire Class A Ordinary Shares in or after the ATAK IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination by the Combination Period.

Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Class A Ordinary Shares if we do not complete our initial business combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless we provide our Public Shareholders with the opportunity to redeem their Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,425,000 of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the ATAK IPO and the sale of the ATAK Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by Public Shareholders upon our dissolution would be approximately $10.10. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Shareholders. We cannot assure you that the actual per-share redemption amount received by Public Shareholders will not be substantially less than $10.10. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

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Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum LLP, our independent registered public accounting firm, and the underwriter of the ATAK IPO will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriter of the ATAK IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of ATAK. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.10 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per public share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.10 per share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriter of the ATAK IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,425,000 from the proceeds of the ATAK IPO with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors. In the event that our offering expenses exceed our estimate of $500,000, we may fund such excess with funds from the funds not to be held in the Trust Account.

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In such case, the amount of funds we intend to be held outside the Trust Account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $500,000, the amount of funds we intend to be held outside the Trust Account would increase by a corresponding amount.

If we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, we cannot assure you we will be able to return $10.10 per share to our Public Shareholders. Additionally, if we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, the ATAK Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our Public Shareholders are entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete our initial business combination within the Combination Period; (ii) in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of the Existing Governing Documents, like all provisions of the Existing Governing Documents, may be amended with a shareholder vote.

Employees

We currently have three officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Facilities

Our executive offices are located at 4 Embarcadero Center Suite 1449, San Francisco, California 94105. The cost for this space is included in the up to $10,000 per-month aggregate fee to be paid to an affiliate of our Sponsor for general and administrative services commencing on February 7, 2022 pursuant to a letter agreement between us and our sponsor. We believe, based on rents and fees for similar services in the Cayman Islands that the fee charged by our sponsor is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

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Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacities as such.

Periodic Reporting and Audited Financial Statements

We have registered the ATAK Public Units, Class A Ordinary Shares, ATAK Public Warrants and ATAK Rights under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contains financial statements audited and reported on by our independent registered public accountants.

We are required to evaluate our internal control procedures for the fiscal year ending December 31, 2023 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF ATAK

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

References in this section to “we,” “our” or “us” refer to Aurora Technology Acquisition Corp. References to our “management” or our “management team” refer to our officers and directors. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are Cayman Islands exempted company incorporated on August 6, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. While we may pursue an initial business combination target in any business, industry or geographical location, we intend to focus our search on targets founded by Asian or Asian American entrepreneurs who are building a global enterprise supported by forward thinking vision and innovative technology in predictable growth businesses with substantial revenue potential in frontier technologies including but not limited to artificial intelligence, blockchain, quantum computing, and electric vehicles. We intend to effectuate our initial business combination using cash from the proceeds of the IPO (as defined below) and the private placement of Private Placement Warrants (as defined below), our capital stock, debt or a combination of cash, stock and debt.

On February 9, 2022, we consummated our initial public offering (the “IPO”) of 20,200,000 of our units (the “Units”) which includes the partial exercise of the underwriters’ over-allotment option. Each Unit consisted of one Class A ordinary share, one redeemable warrant entitling the holder to purchase one-half of one Class A ordinary share at a purchase price of $11.50 per whole share (the “Public Warrants”), and one right to acquire one-tenth (1/10) of one Class A ordinary share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $202,000,000.

On March 17, 2022, we announced that the holders of the Units may elect to separately trade the Class A ordinary shares, Public Warrants and rights included in the Units, commencing on March 21, 2022. Any Units not separated continue to trade on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “ATAKU.” Any underlying Class A Ordinary Shares, Public Warrants and Rights that are separated trade on the Nasdaq under the symbols “ATAK,” “ATAKW” and “ATAKR,” respectively.

At December 31, 2022, we had cash of $191,103, prepaids of $284,597, cash and marketable securities held in the Trust Account of $206,879,903, current liabilities of $437,158, deferred underwriting commission payable of $7,070,000 and $589,420 of warrant liabilities. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from August 6, 2021 (inception) through December 31, 2022 were organizational activities, those necessary to prepare for the IPO, described below, and after the IPO, identifying a target company for our initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income and gains on marketable securities held in the Trust Account (as defined below). We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

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We classify the warrants issued in connection with our initial public offering and private placement as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

For the year ended December 31, 2022, we had net income of $6,604,155, which consists of formation and operating expenses of $1,705,315, offset by a gain of $5,191,127 for the change in fair value of the warrant liability, a gain of $258,440 on the extinguishment of the over-allotment option liability, and a gain of $2,859,903 for earnings on marketable securities held in the Trust Account. Formation and operating expenses of $1,705,315 consist $557,565 legal and accounting expenses, of a $516,746 allocation of offering costs related to the establishment of the Public Warrant liability, $412,591 insurance expense amortization, $150,516 administrative fees, $55,542 formation, general and administrative expenses, and $12,356 advertising and marketing expenses,

For the year ended December 31, 2021, we had net loss of $9,963, which consists of formation and operating expenses of $9,963.

Liquidity and Capital Resources

On February 9, 2022, we consummated our IPO of 20,200,000 of Units, which includes the partial exercise of the underwriters’ over-allotment option. Each Unit consists of one Class A ordinary share, one Public Warrant entitling the holder to purchase one-half of one Class A ordinary share at a purchase price of $11.50 per whole share, and one right to acquire one-tenth (1/10) of one Class A ordinary share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $202,000,000.

Simultaneously with the consummation of the IPO, we consummated the private placement (“Private Placement”) of 6,470,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $6,470,000. The Private Placement Warrants were sold to our Sponsor. The Private Placement Warrants are identical to the Public Warrants sold in the IPO as part of the Units, except that the Private Warrants are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by our Sponsor or its permitted transferees.

Following the closing of the IPO and the private placement of Private Placement Warrants, an aggregate amount of $204,020,000 has been placed in the trust account (the “Trust Account”) established in connection with the IPO. Transaction costs amounted to $29,192,787 consisting of $2,525,000 of underwriting fees, $7,070,000 of deferred underwriting fees, over-allotment option liability of $258,440, $3,030,000 for issuance of representative shares, $15,596,420 fair value of rights underlying the Units, and $712,927 of actual offering costs. In addition, $1,468,333 of cash was held outside of the Trust Account, which is available for the payment of offering costs and for working capital purposes. As a result of the underwriters’ partial exercise of the over-allotment option, 50,000 Class B ordinary shares are no longer subject to forfeiture.

As of December 31, 2022, we had marketable securities held in the Trust Account of $206,879,903 consisting of money market funds which invest U.S. Treasury securities. Earnings on the balance in the Trust Account may be used by us to pay taxes. Through December 31, 2022, we have not withdrawn any interest earned on the Trust Account.

For the year ended December 31, 2022, net cash used in operating activities was $1,095,955. Net income of $6,604,155 was increased by offering costs allocation of $516,746 and an increase in accounts payable and accrued expenses of $377,211, and reduced by a change in the fair value of our warrant liability of $5,191,127, earnings on marketable securities held in Trust Account of $2,859,903, gain on extinguishment of the over-allotment liability of $258,440, an increase in prepaid assets of $284,597.

For the period from August 6, 2021 (inception) through December 31, 2021, net cash used in operating activities was $1. Net loss of $9,963 was increased by a $17 payment of advertising and marketing costs made by the Sponsor on behalf of the Company and an increase in accounts payable and accrued expenses of $9,947.

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For the year ended December 31, 2022 and for the period from August 6, 2021 (inception) through December 31, 2021, net cash used in investing activities was $204,020,000 and $0 for our investment in the Trust Account, respectively.

For the year ended December 31, 2022, net provided by financing activities was $205,641,685 primarily from the sale of the Units and Private Placement Warrants in the amount of $208,470,000. This was offset by the $242,801 repayment of a related party promissory note, and payment of offering costs of $2,985,514.

For the period from August 6, 2021 (inception) through December 31, 2021, net cash provided by financing activities was $65,372 primarily from $150,000 proceeds from the promissory note offset by payment of offering costs of $84,628.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our initial business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2022, we had cash of $191,103 outside the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete our initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with initial business combination, our Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrant at a price of $1.00 per private placement warrant, at the option of the lender. The private placement warrants would be identical to the Private Placement Warrants.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating the initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Off-balance sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

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Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay our Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. We began incurring these fees on February 9, 2022 and will continue to incur these fees monthly until the earlier of the completion of the initial business combination and our liquidation.

The underwriter of the IPO is entitled to a deferred discount of $0.35 per Unit, or $7,070,000 in the aggregate. The deferred discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities

We account for the warrants underlying the Units and the private placement warrants in accordance with the guidance contained in ASC 815 under which the public warrants and the private placement warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Under ASC 815-40, the public warrants and the private placement warrants are not indexed to our ordinary shares in the manner contemplated by ASC 815-40 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares.

Accordingly, we classify the public warrants and the private placement warrants as liabilities at their fair value and adjust the public warrants and the private placement warrants to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. Subsequent to our initial public offering, the public warrant value is based on the public trading value. The Company utilized the Black Scholes Merton simulation model to value the private placement warrants as of December 31, 2022.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480. Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022, Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

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Net Income (Loss) per Ordinary Share

Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. Ordinary shares subject to possible redemption at December 31, 2022, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings.

The Company has not considered the effect of the warrants sold in the initial public offering and the private placement to purchase an aggregate of 6,470,000 private placement warrants in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

The Company’s statement of operations includes a presentation of net income (loss) per ordinary share subject to possible redemption and allocates the net income (loss) into the two classes of shares in calculating net earnings (loss) per ordinary share, basic and diluted. For redeemable Class A ordinary shares, net earnings (loss) per ordinary share is calculated by dividing the net loss by the weighted average number of Class A ordinary shares subject to possible redemption outstanding since original issuance. For non-redeemable Class A ordinary shares, net income per share is calculated by dividing the net income by the weighted average number of non-redeemable Class A ordinary shares outstanding for the period. Nonredeemable Class A ordinary shares include the representative shares issued to Maxim at the closing of the initial public offering. For non-redeemable Class B ordinary shares, net earnings (loss) per share is calculated by dividing the net loss by the weighted average number of nonredeemable Class B ordinary shares outstanding for the period. Non-redeemable Class B ordinary shares include the founder shares as these shares do not have any redemption features and do not participate in the income earned on the trust account.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board issued ASU No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for smaller reporting companies for fiscal years beginning after December 15, 2023 including interim periods within those fiscal years. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.

Our management does not believe that there are any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our balance sheet

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BUSINESS OF DIH

The following discussion reflects the business of New DIH, as currently embodied by DIH. “We,” “us” and “our” generally refer to DIH Holding US, Inc. (together with its subsidiaries, “DIH”) in the present tense or New DIH following the business combination, as the context requires.

Overview

DIH is a global solution provider in blending innovative robotic and virtual reality (“VR”) technologies in the rehabilitation market with clinical integration and insights. DIH stands for our vision to “Deliver Inspiration & Health” to improve the functioning of millions of people with disabilities and functional impairments. Built through the acquisitions of global-leading niche technology providers including HOCOMA, a Switzerland-based global leader in robotics for rehabilitation, and MOTEK, a Netherlands-based global leader in sophisticated VR-enabled movement platform powered by real-time integration, DIH is positioning itself as a transformative total smart solutions provider and consolidator in a largely fragmented and manual-labor-driven industry.

We offer innovative, robotic-enabled solutions in an augmented and interactive environment. These solutions deliver differentiated outcomes, while also tracking patients’ progress and providing a network of collaboration and encouragement. We are dedicated to restoring mobility and enhancing human performance through total solutions that enable transformation of rehabilitation care at our customers. We currently have direct sales in the United States, Germany, Switzerland and Netherlands.

As of December 31, 2022, we had over 4,500 robots and advanced VR-based movement systems installed with approximately 1,800 customer accounts. For the fiscal year ended March 31, 2022, our total revenue was $48.9 million which represented a 3% increase as compared to the prior fiscal year. For the first nine months of FY2022, we generated $33.2 million in revenue, which represented a 3% decrease over the same period in FY2022. The decrease in revenue is due to the supply chain disruptions that delayed shipment and installation, installation delays at certain new customers, and Euro depreciation of more than 14% in the first half of FY2022 that unfavorably depressed revenue given about 60% of DIH’s revenues are translated from Euro to US dollar. The table below summarizes our revenue by category and geographic region based on customer location.

	For Nine Months Ended December 31,		For Years Ended March 31,
	2022	2021	2022	2021
Revenue by geography:
Europe, Middle East and Africa (“EMEA”)	$19,233	$18,313	$27,150	$28,447
Americas	8,388	8,974	11,457	9,062
Asia Pacific (“APAC”)	5,547	6,872	10,372	10,007
	$33,168	$34,159	$48,979	$47,516

Revenue by category:
Devices	$25,040	$27,623	$39,659	$38,609
Services	7,510	5,530	8,045	7,910
Other	618	1,006	1,275	997
	$33,168	$34,159	$48,979	$47,516

Corporate History

DIH Cayman was founded in 2014 by Chief Executive Officer and Chairman, Jason Chen, who believes that synergies could be created by integrating the niche players in the rehabilitation therapy and research markets to build a global leading powerhouse as growth platform. As part of this strategy, in April 2015, DIH acquired Motek ForceLink B.V. (“Motek ForceLink”), a Netherlands- based technology leader in sophisticated VR-enabled movement platforms that set the standards for human movement research and treatment; and in September 2016 acquired Hocoma AG (“Hocoma”), a Switzerland-based global market leader in the development, manufacturing and marketing of robotic and sensor-based devices for functional movement therapy.

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Subsequently, DIH merged Motek ForceLink and Hocoma into one global organization, with the purpose of building a scalable global business blending the technical, product and market strengths of those two firms to create a scalable and fully aligned global growth and operational bases that can be leveraged for rapid growth.

In June 2021, DIH Holding US Inc was incorporated in Nevada, with the purpose of moving its global rehabilitation businesses under DIH, and to establish the United States as a global headquarters and strategic market base. In October 2022, DIH acquired the SafeGait 360 and SafeGait Active smart mobility trainer systems from Gorbel, an innovative United States-based developer and manufacturer of smart material handling and fall protection equipment. The SafeGait acquisition was accounted for as an asset acquisition based on an evaluation of the U.S. GAAP guidance for business combinations.

Business Combination Agreement

On February 26, 2023, DIH signed a business combination agreement with Aurora Technology Acquisition Corp., a Cayman Islands exempted company, and Aurora Technology Merger Sub Corp., a Nevada corporation and a direct, wholly-owned subsidiary of ATAK (“Merger Sub”).

ATAK will, subject to obtaining the required shareholder approvals and at least one day prior to the Closing Date, deregister as a Cayman Islands exempted company and transfer by way of continuation to and domesticate as a corporation incorporated under the laws of the State of Delaware.

Following the Closing, the combined company will be organized as a Delaware corporation, in which substantially all of the assets and the business of the combined company will be held by DIH. The combined company’s business will continue to operate through DIH and its subsidiaries. In connection with the Closing, ATAK will change its name to “DIH Holding US, Inc.”

Industry and Market Overview

Market Opportunity

The market for robotic devices for rehabilitation and human performance enhancement is rapidly growing. As populations age and the consequent demand for healthcare services increases, we expect there will be a growing need for innovative solutions that can help individuals recover from injuries and optimize their physical abilities. Additionally, there is a growing interest in the use of technology to enhance human performance, whether in sports or in everyday life.

Our target market is composed of three major sub-markets:

■	Advanced Research Facilities (“ARFs”): which include advanced human performance labs or rehabilitation/biomedical research centers at universities and academic hospitals);
■	Inpatient rehabilitation facilities (“IRFs”) which include free standing rehabilitation hospitals and rehabilitation units in acute care hospitals);
■	Outpatient and inpatient rehabilitation facilities (“ORFs”) which include outpatient rehabilitation clinics, skilled nursing or long-term care facilities). We are currently focused on the North American and European markets to accelerate market penetration, while seeking early-stage opportunities in other international markets for future expansion

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For the ARF (or Research Market), our products enable thought-provoking and sophisticated simulation and evaluation of human performance in general, and dynamic gait and balance-focused movements research in specific, through our industry-leading interactive VR platform empowered by human body modeling and visualization, with integration to advanced robotics and other smart system to expand imaginative research interests. Most of the top 50 global leading research centers in human performance and rehabilitation have adopted our technologies as the key base of their research exploration. We believe Motek is considered as the premier brand and global leader in the world’s most advanced biomechanical lab for research and clinical treatment on human performance and movement disorders.

For the IRFs (or Hospital Market) our products enable intensive, integral and interactive (“3i”) interventions that significantly improve functional outcomes by utilizing established neural pathways and restoring patterns and agility through brain plasticity or neuro-musculoskeletal interactions; powered by our most advanced rehabilitation robots, and further fueled by data integration and insights from integrated and networked solutions. Most of the global top 500 leading IRFs have adopted our advanced robots as a backbone in their therapeutic treatments to high acuity patients such as TBI, SCI, strokes, and other traumatically injured patients. Our Swiss engineered Hocoma robots are well recognized by the industry and have the largest installed base. We believe there is vast growth potential in this core market segment for us in the next 5-10 years by leveraging our leadership and expanding our market coverage.

For the vast ORFs (or Clinical) market, we enable modern specialty rehabilitation care models that differentiate and deliver high value with better and consistent outcomes due to the 3i intervention approach empowered by our technology. By blending technology with innovative care models, such modern specialty ORFs can deliver superior values to patients and their therapists by enabling one therapist to treat multiple patients with better outcomes due to the intensive, interactive, and integral approach enabled by our smart solutions. By leveraging the treatment protocol established by our advanced robots and movements platform, we are re-configuring our solutions through modularization and further acquisitions to exploit this vast and diverse market.

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Our Strategy

Physical disabilities and impairments represent significant global challenges, due to the rapid aging, increasingly severe chronic diseases, and prevailing traumatic injuries from accidents and wars. According to the Company’s internal analysis, each year, approximately 20 million people suffer from new disabilities, and it is estimated that over 300 million people are currently suffering from some form of functional impairments or disabilities globally. Those functional impairments or disabilities may ultimately result in multiple functional health problems, including cognitive, physical, emotional and spiritual issues, imposing severe burdens to health systems and significant costs to society. Adding to this, the number of people aged 65 and older globally is currently approximately 1 billion, and is estimated to grow to over 1.7 billion by 2040. Approximately 87% of elders suffer from chronic diseases, and over 25% are exposed to additional disability risks according to the Company’s estimate.

Currently, the global rehabilitation care market is estimated to be over $100 billion and is extremely reliant upon manual therapies, with therapists’ payroll costing more than $50 billion. Such a manually dominant approach not only imposes a huge labor burden to therapists, but also results in unproven and non-desirable outcomes due to a lack of intensity, integration, standardization and optimization throughout the weeks or months of long intervention processes.

The rapidly aging and increased chronic-suffering population trend will generate more demand for high quality rehabilitation care, while reducing the supply of therapists, thus adding increasing pressure and tension to the current model.

We believe the way out of such a undesirable and increasingly high pressure state is to transform the rehabilitation care model through integrated solutions empowered by our advanced technologies. The core benefits we strive to deliver to customers from our core products and solutions include:

1) Enhancing customers’ strategic positioning as leading rehabilitation facilities to attract higher paying patient groups by enabling them to attract and treat high severity and acuity patient groups, especially neurological patients;

2) Reducing total therapy costs by enabling the therapist to concurrently treating multiple patients, improving therapy outcome with the same time of stay or reducing time of stay without losing clinical efficacy;

3) Providing streamlined intervention processes with data insights and potential network effects;

4) Enabling replication and franchise established treatment protocols and best practices across chains of rehabilitation facilities;

5) Reducing total health system costs.

To build on our unique position as a global robotic and VR-enabled smart technologies and solution provider to the rehabilitation market, our strategic plan is to continue to expand our leadership through sustaining innovation, selective acquisitions, with continued focus on delivering superior value to our customers, partners, patients and other stakeholders.

Our strategic focus is on the following three areas:

●	Leveraging our strengths in technologies and core products to continuously expand our market leadership, drive market penetration and accelerate growth by building intensive market penetration capability in strategic markets in the United States and Europe, enriching our product offering with innovative financing solution to accelerate customers adoption, and sustain our product and technology leadership with continued innovation and integration efforts.

●	Leveraging our market leadership and global platform and infrastructure and consolidating the fragmented marketplace to drive standardization and economy of scale and scope. The breadth and depth of our business model and the scale advantage enables us, not only to sustain our market leadership, but also empowers us to act as active consolidators in the highly fragmented rehabilitation market. By complementing our organic innovation and core product leadership, DIH envisions executing 2-3 acquisition with the goal to acquire proven products and technologies from sub-optimal regional players to exploit global synergies and to accelerate the growth of DIH’s integrated solution offerings.

●	Leveraging our thought-provoking industry influence backed by leading brands and products, passionate people and organizational capability; DIH strives to develop transformative Total Solutions that will fundamentally enhance the therapy and business model of our customers and enable industry-wide transformation which is expected to eventually benefits millions of people, from therapists to patients.

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Core Product Overview

DIH offers innovative, robotic-enabled devices in an augmented and interactive environment. These devices focus on restoring different functional impairment issues, while using software thereby tracking patients’ progress and providing a network of collaboration and encouragement.

We currently offer 17 robotic rehabilitation and VR-based movement systems within three major product categories through the hospital, clinical and research markets. Our objective is to establish ourselves as a product and technology leader in each of the three categories, that correspond to three key functional impact issues, i.e. 1) upper extremity devices for arm and hand functional improvement; 2) lower extremity devices for gait and balance intervention; and 3) full body integrated intervention for strength and endurance enhancement. Through software networks, we aim not only to maximize the benefits from each of the devices itself, but also to deliver multi-dimensional clinical, economic, process and administrative benefits to therapists, patients and management by connecting and integrating these various devices into cohesive and integrated caring processes and models, enabling transformative change in therapies and business models.

Our suite of products are summarized in Figure 1 below.

CONTINUUM OF ARM AND HAND REHABILITATION

PATIENT NEEDS
Self-directed training; Increase strength & endurance
Arm weight support; Improve range of motion, strength and movement coordination
Robotic arm movement support; Early mobilization
ArmeoSenso*
ArmeoSpring
ArmeoPower
PATIENT ABILITY (MMT)
MMT 0
MMT 1
MMT 2
MMT 3
MMT4
MMT5

MMT: Manual Muscle Test for shoulder and/or elbow, *MMT 2 for ArmeoSenso = with arm weight support

Figure 1. DIH Product Summary

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Upper Extremity Product Categories

To address differing clinical and economic needs, while providing consistent therapeutic interventions with similar treatment concepts and protocols, we have developed three different device models, ArmeoPower, ArmeoSpring, and ArmeoSenso. All follow the same modular Armeo Therapy Concept, that covers the “Continuum of Rehabilitation” with one software platform throughout the different stages of rehabilitation; from the early stage where the patient is very weak and needs sophisticated power-assisted dynamic intervention to help rewire the neural pattern in a safe environment which ArmeoPower provides, to self-initiated interactive ArmeoSpring which follows a similar treatment protocol of ArmeoPower for patients who have gained certain muscle power and need to transition from controlled patterns to an open environment. ArmeoSenso is for patients to apply what they learned from those self-initiated but still structurally controlled movement patterns to completely open movement environments, further expanding the patient transfer skills. The economic costs of devices, and the ratio of one therapist for multiple patients also improves dramatically, thus allowing service providers and health systems to gain significant benefits of learning curves, i.e. the learning patient picks up from early acute expensive interventions, which will be increasingly beneficial for later stages, generating a win-win, both economically and clinically.

ArmeoPower is the backbone robot within our Upper Extremity portfolio; it has been specifically designed for arm and hand therapy in an early stage of rehabilitation. It enables patients with even severe motor impairments to perform exercises with a high number of repetitions. It assists the patient’s arm on an “as needed” basis to enable the patient to successfully reach the goal of the exercise. The robotic arm assistance can be adapted to the individual’s needs and the changing abilities of each patient – from full assistance for patients with very little activity to no assistance at all for more advanced patients. Such adjustable robotic assistance while exercising, enables and motivates patients to actively participate in their training, while providing weight support to enable extensive training. ArmeoPower supports 1D (joint-specific), 2D and 3D movements, with extensive game-emerged APF exercises simulating tasks and activities essential for daily living, while enhancing strength and range of motion. Immediate performance feedback motivates patients and helps to improve their motor abilities. It improves efficiency of the therapy session by reducing the therapist’s physical effort and the need for continuous therapeutic guidance. Moreover, it enables therapists to make better use of their clinical know-how and expertise, by focusing on the optimal exercise planning, instead of manually delivering many repetitions.

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ArmeoPower precisely records how patients perform during their therapy sessions. Standardized Assessment Tools evaluate a patient’s motor functions such as joint range of motion and forces. The results can be used to analyze and document the patient’s state and therapy progress. Results can then be shared with the patient and other clinicians. ManovoPower as an add-on module for ArmeoPower enables hand opening and closing exercises.

ArmeoSpring is targeted for less severe patients; it provides self-initiated repetitive arm and hand therapy in an extensive workspace. By providing arm weight support, it encourages the patients to achieve a higher number of arm and hand movements based on specific therapy goals. It also allows simultaneous arm and hand training in an extensive workspace. This enables patients to practice the movements important for their therapy progress. ArmeoSpring also supports 1D (joint-specific), 2D and 3D movements. An extensive library of motivating game-like APF exercises has been designed to train strength and range of motion needed for activities of daily living. Immediate performance feedback motivates patients and helps to improve their motor abilities. The ArmeoSpring enables therapists to deliver higher training efficiency (more hours per day) due to self-directed therapy. Furthermore, self-directed therapy enables patients to reach an even higher therapy intensity through extra training during after-hours and weekends.

Augmented Performance Feedback
Hand Function Training
Objective Assessments
Arm Weight Support in an Extensive 3D Workspace

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Lower Extremity Product Categories

Similar to the Armeo Therapy Concept for arm and hand, we have also developed 3+1 Robotics + VR devices to address the different clinical and economic needs of patients across different stages of the patient journey, while providing consistent therapeutic interventions with similar treatment concepts and protocols. The Erigo Robot is designed for patients right after ICU who have none or very weak muscle power, with the goal to speed up the circulation and initiate early mobilization and prepare patients for intensive therapy, while preventing or reducing secondary further impairment. LokoMat is designed to provide maximum intensive therapy to rewire the broken neuro pathway to restricted functional capabilities through Neuroplasticity effect. Andago is designed to assist patients in walking in a real environment to maximize patient transfer skills after the patient’s functional pattern has been rewired by LokoMat. C-Mill is designed to enhance the patient’s adaptability, coordination and balancing skills in a challenging and integrative environment.

CONTINUUM OF GAIT REHABILITATION
PATIENT NEEDS
Gait adaptability training
Overground gait and balance training
Repetitive, physiological gait training
Mobilization and verticalization
C-Mill VR+
Andago
Lokomat
Erigo
PATIENT ABILITY (FAC)
FAC 0
FAC 1
FAC 2
FAC 3
FAC 4
FAC 5
FAC: Functional Ambulation Categories

Erigo is uniquely designed to provide therapy intervention to the most severe patient even at a high acute and critical post-ICU stage. It uniquely combines gradual verticalization, leg mobilization, and intensive sensorimotor stimulation through cyclic leg loading.

The main benefits include:

■	Early and safe mobilization even in acute care
■	Cardiovascular stabilization
■	Improved orthostatic tolerance using the Erigo functional stimulation.
■	Helping to reduce patient’s length of stay, improving efficiency and outcome

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Lokomat provides robot-assisted therapy that enables effective and intensive training to increase the strength of muscles and the range of motion of joints in order to improve walking. The physiological movement of the lower extremities is ensured by the individually adjustable patient interface. Additionally, the hip and knee joint angles can be adjusted during training to the patient’s specific needs. During rehabilitation, patients need to be challenged. Therapists can help patients reach their goals by setting the training parameters according to their performance.

Lokomat motivates patients to reach their goals with various game-like exercises. This Augmented Performance Feedback, or APF, maximizes the effect of Lokomat training. Lokomat allows therapists to focus on the patient and the actual therapy. It enhances staff efficiency and safety, leading to higher training intensity, more treatments per therapist, and consistent, superior patient care.

Lokomat is available in two models, LokomatNanos and LokomatPro, and has other modules such as for pediatric use available. To date, we have installed over 1,085 Lokomat systems in over 650 facilities worldwide.

Andago is designed to assist patients in walking naturally which consequently triggers continuous physiological afferent input, due to its built-in dynamic support. With its robotics smart control system, it enables patient to walk seamlessly and freely due to its robotic system. Andago bridges the gap between treadmill-based gait training and free overground walking. No dedicated space is needed as it can be used flexibly in different spaces. Its intuitive workflow allows for a quick and easy therapy start and simple integration into clinical routine. The display of key training results and export of data via USB enables training progress documentation for clinical decision-making and for health insurance providers. No infrastructure modification, meaning flexible use from room to room.

The Andago provides seamless clinical integration. It can be used straight out of the box. Installation and building modification, which can be costly, are not necessary.

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C-Mill is a powerful tool that allows for more efficient rehabilitation. Besides objective assessment of balance and gait, the C-Mill provides a safe and comfortable training environment using a treadmill, augmented reality and VR. Using our technology, patients are able to train foot placement with the C-Mill, work through balance and dual-tasks with C-Mill VR or use C-Mill VR+ for early to late rehabilitation with body weight support. It is a complete, advanced gait-lab and training center on a compact space.

Full Body Integrated and Interactive Systems

By leveraging the core D-Flow multi-dimensional real time data-integration software engine, and other core modules such as Human Body Modeling, Gait Lab and Visual Programming from the CAREN research platform of Motek, we have developed a full suite of products and solutions from the most sophisticated CAREN, GRAIL/M-Gait, to C-Mill and Hero-solution

CAREN, “Computer Assisted Rehabilitation Environment”, is the most advanced and sophisticated VR-enabled real time movement platform, that targets all aspects of balance and locomotion with visualization of full body participation empowered by Human Body Modeling. CAREN provides researchers with the tools to efficiently study advanced human movement by collecting objective human performance data in real time and functionally challenging environments. CAREN enables the most versatile human movement research as a result of its dual-belt instrumented treadmill mounted on a 6 degree-of-freedom movable platform, motion capture system, immersive and interactive environments and dedicated real-time and offline software packages; the CAREN is the most advanced system for your human movement research, training, and assessment. We believe CAREN will enable pioneering research in many fields of application, such as: motor control and learning, dual-tasking and feedback, balance assessment and therapy, gait analysis and adaptability, real-time human body modeling, virtual reality and integrated smart systems like robot integration. We believe CAREN is considered as the world’s most advanced biomechanics lab.

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GRAIL, “Gait Real-time Analysis Interactive Lab”, the total package solution for gait analysis training and research, employs an instrumented dual-belt treadmill and motion capture system combined with virtual reality and video cameras. GRAIL provides analysis and therapy in challenging conditions to improve gait, while real-time feedback enables analysis and training during the same session.

In this segment, we also market M-Gait which enables multiple system enhancements for added functionality of a gait lab. Customers can upgrade the 3D-instrumented treadmill with pitch and sway, motion capture, VR, body weight support and many other features. These add-ons provide additional possibilities such as have been created by Motek for top hospitals, universities and use by the military.

Competitive Advantages

Due to our global leadership position, established via multiple sources such as market coverage and scale, brand equity and customer endorsement, product and technology superiority, innovation and organizational competences, among others, we do not face any meaningful direct competition, nor do we anticipate significant new competitors emerging in our territory. To us, competition is more defined by competing budget allocations to other therapeutic modalities (mainly conventional technologies or manual labor).

In specific, the following are our competitive advantages:

I.	Highly recognized premier brands and technologies in our industry, endorsed by a majority of leading rehabilitation institutes and opinion leaders.

II.	Having the broadest product portfolio in advanced robotics and sophisticated VR-enabled movement system in our industry in comparison with most of our competitors, most of which most are more like single product category players.

III.	Strong global market coverage with 3-5 times more sales volume than most competitors.

IV.	Sustained innovation capabilities with decade’s proven expertise and resources.

V.	Platform and core technology (hardware and software), supported by strong partnerships with leading research groups.

VI.	Strong supporting functions and operational infrastructure that establish a platform effect which will be difficult for potential competitors to build.

VII.	Organization breadth and depth, with integrative expertise and diverse culture resulting from over five years of post-merger integration that will be key to our future acquisition strategy, as compared to most of our competitors who are still in their early entrepreneurial stages of organization.

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Customer Overview

Research Market

Due to the powerfulness of our technology platform and products, and the versatile applications they enable; there are six major customer groups that are actively employing our CAREN, GRAIL and MGAIT, etc. in their leading research efforts. Universities purchase them to build modern biomedical labs and initiate systemic training, research hospitals and military purchase them to assess and define innovative interventions to restore and enhance human functions and performance, scientific and technological corporations purchase them to establish an integrated testing foundation to evaluate new concepts and accelerate new product or intervention modalities; and athletic institutions purchase them to accelerate the recovery of athletes and enhance their core performance foundations.

As testimony to the attractiveness of our products and offerings, many global leading research centers have adopted our research solutions like:

■	Cleveland Clinic
■	MIT Lincoln Lab of Ministry of Defense,
■	Brooke Army Medical Center,
■	Walter Reed National Military Medical Center,
■	Naval Health Research Center,
■	NASA,
■	Leids University Medical Center
■	VU University Medical Center
■	University of Melbourne
■	The Ottawa Hospital
■	Toronto Western Hospital
■	John Moores University in Liverpool
■	Sheba Medical Center

Set forth below are key highlights of the needs of such customer groups:

University Hospitals

Human performance treatment, that reaches the highest level through:

■	Fast and validated clinical gait analysis and reporting
■	Objective measurement in a controlled and safe environment
■	Real-world visual, cognitive and visual simulation
■	Medically certified devices and systems (FDA, CE)
■	Unique treatment protocol design
■	Versatile set-ups for research settings

Universities

Enabling groundbreaking research projects with:

■	Objective measurement in a controlled and safe environment
■	Real-world visual, cognitive and visual simulation
■	Standardized performance assessment
■	Unique human performance research, with best-in-class technology
■	A large range of supported hardware: integrated, synchronized and open for third party integration

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Sport Centers

Enhancing human performance assessment, research and training with:

■	High-precision and objective measurements
■	Personalized training programs
■	Real-time performance and biofeedback
■	Assessment and training at the edge of human performance
■	High-intensity therapy based on the latest insights in motor-learning theory

Hospital Market

Hospital Markets, or Inpatient rehabilitation facilities (IRFs), include free standing rehabilitation hospitals and rehabilitation units in acute care hospitals.

Our products and solutions benefit both the rehabilitation units in acute care hospitals and free standing rehabilitation hospitals. Given our limited sales resources, our primary focused customer group are rehabilitation hospitals and acute care hospitals which have a high number of neurological patients.

Within rehabilitation hospitals, it can by further broken down by 1) academic or leading national rehabilitation hospitals, 2) new modern rehabilitation hospitals, 3) neurological patient focused rehabilitation hospitals, 4) leading regional rehabilitation hospital, 5) conventional or me-too rehabilitation hospitals. Our target markets are the first two groups. Our main objective is to increase our market penetration in those groups from an estimated 25% current penetration to 66% in focused countries. Group 4, the leading regional rehabilitation hospitals and the neurologically focused acute care hospitals are the next phase of customers we will expand our coverage to  , with an aim to increase our market penetration in those groups from an estimated in average 5% current penetration to 33% in focused countries. Group 5 will be the group we intend to convert after we realize the 66% and 33% penetration with those top two tiers; given the fact that this group follows the mainstream in general for technological adoption pattern.

Many of the leading global rehabilitation hospitals choose our products and solutions. For example, all of the Top 10 American Best Rehabilitation Hospital recognized by the U.S. News & World Report in the past 5 years use our products including:

■	Shirley Ryan AbilityLab,
■	TIRR Memorial Hermann,
■	Spaulding Rehabilitation Hospital of Harvard Medical University,
■	Kessler Institute for Rehabilitation
■	UW Medicine-University of Washington Medical Center,
■	Mayo Clinic,
■	Rusk Rehabilitation of NYU,
■	Shepherd Center, MossRehab,
■	UPMC Mercy,
■	Craig Hospital etc.

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Not only have we have attracted most of those top rehabilitation hospitals in each of the key markets we are in in the United States, we are also gaining recognition and business from some of the world largest leading rehabilitation hospital and clinic chain, such as:

■	Encompass Health,
■	Select Medical,
■	Kliniken Valens,
■	Kindred Healthcare
■	VAMED Group,
■	Orpea Group,
■	Emirates Rehabilitation,
■	Habilita Group
■	Schon Klinic

We believe that more and more customers have been able to not only realize strategic value and clinical values from our products and solutions, but also can enjoy operational value and cost saving by allowing one therapist to treat multiple patients in parallel. This value recognition creates incentive for customers to purchase more devices and total solutions from us. Although market expansion is a key focus for us to enlarge our customer base, in the past 3 years, more than 40% of our sales are derived from our existing customer base. We believe with the ability to provide leasing and other vendor financing after DIH becomes a public company, which we anticipate will reduce customers’ upfront capital budget burdens, and accelerate customers’ adoption of our products and solutions due to financing availability for customers.

Clinical Market

The Clinical Market, or outpatient rehabilitation facilities (ORFs), include outpatient rehabilitation clinics, skilled nursing or long-term care facilities (SNF and LTC).

Given there are hundreds of thousands of facilities in these massive and diverse markets and we have limited resources, our primary focus is on the modern outpatient rehabilitation clinics (M-Clinics) and top SNFs with a focus on neurological patients (SNF-N) in our target countries. Our products can provide strategic, clinical and operational value to the M-Clinics and SNF-N, as in the hospital market.

In target market countries such as Germany, we are very encouraged to see that our market penetration in the M-Clinics has increased from an estimated 5% to more than 30% in the five years since our pilot run into the clinic market. In the near term, our focus is to develop similar solutions to enable M-Clinics to franchise their model, and to empower SNF-N to revitalize their business model.

In addition to attracting existing industry leaders to adopt to our products and solutions for the Clinic market, we are also deeply motivated to see that our products and solutions are enabling a new kind of modern rehabilitation clinic that is founded by either patients or their family. Such patient-founded clinics include:

Neurologic Recovery Center in USA

■	Kliniken Valens in Switzerland
■	Ambulanticum in Germany
■	TRAINM in Belgium, Netherlands & Switzerland
■	Mission Health in India
■	Poliklinika Glavic in Croatia

In the mid-term, we intend to expand our product offerings through strategic acquisitions or partnerships to include more lower cost modalities as well as integrate the treatment protocol by blending our robotic and VR-enabled core products with those affordable smart modalities with the goal of further expanding into the clinic space.

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Sales and Marketing

Given the limited commercial resources we have, we prioritize our sales and marketing efforts as follows:

■	Leveraging our existing distributor network to build sustaining and growing sales partners to tap into majority of the global markets

■	Developing direct salesforces in selected countries to generate deep market insights, to pilot new offerings, and to experiment effective sales approaches with the purpose of expanding such insights, capabilities and new approaches to our sales partners in indirect markets

■	Building first class clinical applications and training (CA-T) and service teams in the regions, working on customers’ site to accelerate value realization through systemic training, proactive services and active collaboration

■	Identifying focused countries and top customers to build deep penetration and sustainable growth through focused investment and resources advantage in customer-dense regions

■	Engaging customers in the innovation and customer training process; establishing scientific boards with opinion leaders, supporting customer research and clinical innovation with our products, as well as training top therapists of customers as master trainers

■	Participating in professional exhibitions and industry conferences to promote our products and technical based therapy concepts

To accomplish the above sales and marketing efforts, we divided the global markets into four core regions: (1) EMEA; (2) DACH Direct Sales; (3) USA Direct Sales; and (4) the RoW indirect, which includes Asia Pacific and Latin America. We have dedicated commercial teams, CA-T teams, service teams, and supporting functional teams for each of these key regions, driving sustained efforts to develop these markets, and to provide prompt training, services and other support to customers. Those efforts also serve as effective means of sales. Due to our limited marketing resources, we rely on word of mouth as an effective way of market promotion.

Moving forward, we will continue to leverage the successful story of many customers, co-invest with those strategic customers to build top show sites in each of the regions to provide experience-inspiring total solution living models. We also plan to utilize e-marketing and patient and social portals, thereby allowing patient success stories that are happening every day to be broadcasted and heard by millions of patients and their families, accelerating patient education and awareness. Similarly, we also plan to implement online training platforms to train therapists more effectively at our customers sites, accelerating peer learning and promoting enthusiasm of creative applications of technology in their daily treatment.

Research and Development

Our research and development strategy is focused on sustaining our product category leadership position and building integrative hardware and software platforms to enable integrated solutions.

To realize this strategy, we focus on three core areas:

■	Prioritizing research and development efforts on products and product categories which offer clear differentiation and advantages over existing solutions and demonstrate a clear value proposition for our customers and patients. To achieve this, we plan to leverage cutting-edge technologies, collaborate with leading experts and institutions in the field, and remain at the forefront of scientific advancements in our field to build sustained leadership in the product category. An example is the lower extremity category with the LokoMat, we have continued to upgrade its features and functions to keep the vitality and enrich the value of LokoMat to customers and patients. Through such dedicated decade-long innovation efforts, we believe that LokoMat has established itself as the most robust, sophisticated and scientifically/clinically proven lower extremity robot in the market, generating an aggregate of more than $150 million in revenue for DIH since 2010.

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■	In addition, to excel within individual product categories enabled by smart technology leadership, our innovation efforts also focus on integrating those categories into a total solution that delivers greater value and impact through network effects and data insights. To realize this, we continue to focus on building powerful integrative software platforms to enable a collaborative and integrative therapy process and practice. Our HocoNet product is one of the examples we are building as the backbone to connect all our robots and smart systems on a real-time basis through networks to enable integrated view on both in-process and outcome data to optimize patient care, while at the same time reducing therapist time on administrative data re-entry work, and improving compliance with therapy prescriptions with the requisite evidence to third-party payers. The D-flow product is another example. Itis the backbone of our research product line due to its powerful real-time multi-dimensional data integration, visual programming, and real-time control and coordination on multiple devices and systems

■	Exploiting platform technologies with modularized design concepts which can be leveraged across multiple applications, enabling us to rapidly and efficiently innovate and create sustainable benefits for our customers and patients. For example, based on learning and core technology of CAREN, we were quickly able to develop GRAIL, M-GAIT, C-Mill, and Hero-Solution to expand our solutions to address the range of needs from most sophisticated research institutions, to intensity driven hospitals, to affordable clinic market needs.

This will require deep collaboration across teams, functions, and disciplines, and a commitment to delivering exceptional customer service and support. Our approach needs to be repetitive and collaborative, agile while standard-driven, incorporating feedback from customers and patients throughout the development process to ensure that our products meet their evolving needs. We also need to foster a culture of innovation and collaboration, as well as establish partnerships and collaborations with other organizations to expand our knowledge and expertise. To achieve that, we have implemented a multi-phase “innovation tollgate” process that involves cross functional teams as showed in the graph.

Moving forward, investing in technologies that enable us to quickly and efficiently assess and integrate new products into our existing platform, as well as into data analytics, machine learning, and artificial intelligence capabilities will expand our value offering.

Manufacturing and Supply Chain

Our manufacturing and supply chain strategy is founded on a commitment to blending Swiss quality mindset with Dutch agility, utilizing lean manufacturing and supply chain practices, leveraging an the Oracle ERP system implemented, ensuring efficient order fulfillment to global markets, and delivering exceptional value and commitment to our customers and patients.

Manufacturing

For manufacturing we are building our devices in two plants. We manufacture the Lokomat, Andago, Erigo, Armeo Power, Armeo Spring and Armeo Senso devices at Hocoma AG in Switzerland ) while our product line for hospitals and clinics, C-Mill, is manufactured at Motek Medical B.V. in The Netherlands together with all research products (RYSEN, M-GAIT, GRAIL and CAREN).

For the SafeGait 360 and Active product line that we acquired from Gorbel, those two products currently are only sold in the United States and are manufactured through a contract manufacturing and development arrangement with Peko. We are in the process of establishing our own manufacturing facility in Leeds, Alabama, and plan to start assembling those products ourselves from June 2023 rather than through Peko.

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We believe that at both of the Motek and Hocoma manufacturing facilities, we have a very high level of experience in compliance with worldwide medical device regulations. We are specialized in high-complexity product assembly combined with high quality standards. For research products we have developed the ability to tailor-make products with customer specific project engineering.

At the Hocoma manufacturing facility, we currently have 16 full-time employees in six production lines. At Motek manufacturing we currently have 10 full-time employees in three production lines. Average assembly time for our standardized devices ranges between 15 and 150 hours.

Supply Chain

For standardized products (for hospitals and clinics) DIH conducts production planning based on the sales budget (yearly) and sales forecast (quarterly). To have the correct alignment between all stakeholders, there is a monthly standard operating procedures (“S&OP”) meeting in place. In this meeting, all relevant stakeholders are involved, such as planning, procurement, production, order fulfillment, sales, finance, operational engineering, service and product management. Additionally, we have the inputs from regulatory and quality as well. In the S&OP the forecast and the production/procurement planning for the quarters are set and the current fulfillment situation is monitored.

Our research products are generally fairly differentiated, which makes it difficult to manage supply chain dynamics far in advance. Many of the parts are completely customized, and inputs are only known during the project phase when the order has been received. Basic parts such as treadmills, drives and motors can be planned and procured accordingly. For these research projects, there is also an S&OP in place limited to the research group.

DIH has approximately 400 direct suppliers who deliver material and assemblies to the Hocoma and Motek facilities. The purchasing volume is roughly $9 million, with approximately 9,700 purchase orders. We mainly purchase in the European Market, with focus on low-cost countries in Eastern Europe. We have a few suppliers outside of the off-shore, and we are currently working on re-assessing suppliers on-shore.

Quality Assurance and Regulatory Assurances (QA & RA)

Our QA&RA key areas of focus and initiatives are organized to achieve our objective of ensuring that our medical products and quality management systems comply with current international and national standards, laws and other applicable regulations and health policies. We want our customers, partners and employees are satisfied in the best possible way. This requires continuous evaluation, development and deployment to assure the effectiveness of our quality management system and regulatory practices.

Specifically, our QA&RA team works with cross-functional teams under the sponsorship and endorsement of top management around the following core areas:

■	Ongoing quality assurance and QMS certification and renewal to ensure we meet the international standard for medical device industry, such as ISO 13485, (EU) 2017/745, FDA 21 CFR part 820, and many relevant specific regulations and standards as illustrated in the Relevant Standard/Guideline table below

■	Meeting increasingly demanding new requirements in industry standard such as the new Medical Device Regulation (“MDR”) mandated by the European Union, as a replacement to the Medical Devices Directive (“MDD”). After a year-long effort across all the core functions, for example, QA&RA, Research & Development, Clinical Application and Training, Manufacturing and Supply Chain, Commercial and Services, HOCOMA AG is the first robotics company in the rehabilitation industry that was awarded with the higher standard MDR certification

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■	Obtaining or maintaining regulatory clearances or approvals for our medical device products with the relevant regulatory bodies such as the FDA in each of the focused markets designated by the commercial teams to support their growth strategy

■	Observing and complying with post-market surveillance regulations, to protect patient safety and public health, as well as ensuring effectiveness of devices to prevent malfunction and injuries

■	Conduct Risk Assessment and initiate prompt and appropriate improvement initiatives or Corrective & Preventive Actions (CAPA) to mitigate and permanently fix issues and enhance processes. Reviewing and monitoring adverse events to ensure prompt risk identification, resolution and closures of CAPA

■	Initiate quality improvement and clinical excellence programs and trainings to increase team competency and process capabilities

Relevant Standards / Guidelines
EN ISO 13485:2016 + AC:2018 + A11:2021
ISO 14971:2019 Medical devices — Application of risk management to medical devices
IEC 60601-1:2005, AMD1:2012 V3.1 - Medical electrical equipment – Part 1: General requirements for basic safety and essential performance
IEC 60601-1:2005 + A1:2012 + A2:2020 V3.2 - Medical electrical equipment – Part 1: General requirements for basic safety and essential performance
IEC 60601-1-2:2014 + AMD1:2020 - Medical electrical equipment – Part 1-2: General requirements for basic safety and essential performance – Collateral Standard: Electromagnetic disturbances – Requirements and tests
IEC 60601-1-6:2010 + AMD1: 2013 - Medical electrical equipment – Part 1-6: General requirements for basic safety and essential performance – Collateral standard: Usability
IEC 60601-1-6:2010 + AMD1: 2013 + AMD2: 2020 - Medical electrical equipment – Part 1-6: General requirements for basic safety and essential performance – Collateral standard: Usability
IEC 60601-2-10: 2012 + A1: 2016 - Medical Electrical Equipment - Part 2-10 Particular Requirements for the Basic Safety and basic Performance of nerve and muscle stimulators
IEC 62366:2007, AMD1:2014 - Medical devices. Application of usability engineering to medical devices
IEC 62366-1:2015, AMD1:2020 - Medical devices. Application of usability engineering to medical devices
ISO 20417:2021 - Medical Devices-Information to be supplied by the manufacturer
EN ISO 15223-1:2021 - Medical devices – Symbols to be used with medical device labels, labelling and information to be supplied – Part 1: General requirements
ISO 10993-1:2018 - Biological evaluation of medical devices – Part 1: Evaluation and testing within a risk management process
IEC 62304:2006 + A1:2015 - Medical device software – Software life cycle processes
Directive 2006/42/EC on machinery
Regulation 2017/745 (MDR) Annex I GSPR, Annex IV DoC, Annex XIV Clinical Evaluation Post Market Surveillance Post Market Clinical Follow-Up, Annex II Process Validation Process FMEA, etc
ASTM 4169-16 (and ASTM 4169-22) - Packaging – Complete, filled transport packages – General rules for the compilation of performance test schedules,
MDCG 2019-16 rev 1 - Guidance on Cybersecurity for medical devices
IEC 81001-5-1:2021 - Health software and health IT systems safety, effectiveness and security — Part 5-1: Security — Activities in the product life cycle
IEC 82304-1:2016 - Health software - Part 1: General requirements for product safety
IEC 80601-2-78:2019 Medical electrical equipment — Part 2-78: Particular requirements for basic safety and essential performance of medical robots for rehabilitation, assessment, compensation or alleviation
Radio Equipment Directive 2014/53/EC
Directive 2015/863/EC RoHS
EMC Directive 2014/30/EU
ETSI EN 300 328 Electromagnetic compatibility and Radio spectrum Matters (ERM); Wideband transmission systems; Data transmission equipment operating in the 2,4 GHz ISM band and using wide band modulation techniques; Harmonized EN covering the essential requirements of article 3.2 of the Directive 2014/53/EU
General Data Protection Regulation (GDPR) (EU) 2016/679
revised DSG (Daten-Schutz-Gesetz) Switzerland

Intellectual Property

At DIH, we believe that protecting our intellectual property is crucial to our business. To achieve this, we use a combination of patents, design patents, trademarks, copyright, research contracts, and confidentiality agreements with certain partners, where applicable.

We aim to register our patents first in our focus countries, which currently represent the most important countries for our business today. We also include opportunity and growth countries for strategically important patents. We have 20 active patent families and patents focused on these key countries, including 18 registered patents in the USA. This helps us protect our inventions and technology from infringements, ensuring our investments in research and development are protected and helping us maintain a competitive edge. These patents include licensed patents for our products ArmeoSpring, ArmeoPower, and RYSEN, which use technology from well-known institutions such as the University of California, ETH Zurich, and EPFL Lausanne.

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We also protect our company, market, and product brands with registered trademarks. We have over 20 different trademark families registered, including our most prominent product family names such as Lokomat, Armeo, Andago, and RYSEN. These trademarks are registered in 18 strategically important countries, resulting in a total of 411 registrations. The earliest registration was made in 2004, and the latest in 2020.

Competition

As a global leader in a very fragmented industry, we enjoy a distinct competitive advantage as elaborated herein, and we recognize that our main competition is not external, but rather ourselves. Our ability to drive change and influence decision-makers in our market development efforts is critical to our continued success.

Hospital and Clinic Market

On the hospital and clinic market side, we compete from a customer budget allocation perspective (i.e. pocket share) with other robotics companies such as Ekso, ReWalk, and Tyromotion; as well as other conventional technology providers such as Bioness, as the hospitals and clinics have a limited annual capital budget.

In practice, due to the strong value propositions as highlighted briefly below; our conviction is that competition is not about our products versus other bad or inferior ones, it is about how to inform customers how our products and solutions can uniquely solve the big challenges they are facing, and the core value they may realize from our products include the followings:

■	Provides effective therapy with highly intensive functional training with many repetitions for patients of all severities

■	Uses internal feedback mechanisms to promote active rehabilitation, rather than simply providing passive assistance

■	Provides offerings that span the entire continuum of care

■	Enables a greater volume of patients to be treated with the same or decreased staffing levels

■	Provides Performance feedback is clearly documented making assessment by providers very easy

■	Products are supported by significantly higher numbers of peer-reviewed studies compared to competitors

■	Use of significant evidence base to demonstrate the incremental benefit of active rehabilitation over passive assistance

■	Use of data and evidence to facilitate implementation of best practices

■	Offer financing services to facilitate adoption of products

To ensure these value proposals are effectively communicated, understood, and realized we are adopting a team-based approach, with salespeople partnering with the clinical application experts to create a solutions-based selling approach to customers, and teaming clinical training people with service personnel so as to improve the customer experience.

In addition, in order to help drive change and adoption by our customers, we see the importance of collaboration versus conventional competition. We believe that by working closely with our peers and industry partners, we can accelerate the technology-enabled care model changes and promote best practices, and collectively drive transformation within the industry.

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Research Market

For the products within the research business unit, we consider our sophisticated and well-integrated movement platform to be unparalleled and competition only exists on sub-components such as robotic platforms, motion capture vendors, instrumented treadmill manufacturers or different gait software packages for musculoskeletal modelling or Virtual Reality applications. Thus, unless the customer wants to buy each component separately from the market, assemble and integrate them together by themselves, we do not have any direct competition. Given the complexity and high cost of learning, and the sophistication and technical expertise required, we do not anticipate success for this D-I-Y approach.

Furthermore, we provide the following key value propositions to our research customers:

■	The world’s most recognized movement systems like CAREN, GRAIL, endorsed by global leading research centers and renowned experts

■	Over 20 years of dedication backed by proprietary technical know-how and powerful critical modules

■	Human body modeling and real time visualization, real time biomed analytics with VR feedbacks

■	D-Flow: powerful multi-dimensional real time data synchronization and integration engine i-time

■	Powerful real time gait pattern and analytics; data that can be visualized in-sync and post-processed in 1 user-friendly tool (GOAT) directly after the walking trial

■	Global network of experts and collaboration opportunities based on the same technology platform among leading user bases which is important for multi-center collaborations for clinical and research studies

■	Enriching services and support regarding research interests and system configurations, modeling and data mining, AI and other smart system integrations

■	Medically certified products, meeting the needs for clinical treatment and clinical trials

Similar to the hospital and clinic market, we have also adopted a team-based approach to ensure superior value that is designed and communicated in our proposal to prospective customers; specific training and applications needs are defined upfront and installation and service trainings are well executed.

Furthermore, we are actively involved in customer research designs for grants, research designs and publications and organization of expert user conferences to optimize the value customers can realize from our versatile and powerful systems and platforms.

Properties, People, and Litigation

We do not own any properties, instead we lease properties to meet our needs. Currently, we have two main R&D and Operational campuses that we lease for Hocoma and Motek operation in Switzerland and Netherlands. The Hocoma AG leased property is located at Industriestrasse 2 and 4a in 8604 Volketswil, the total leased property spans over 4’000 m2, spread over five different floors, house Production & Supply Chain, Technical Services, R&D, Product Management, Clinical Application & Training, Marketing, Finance, IT, HR, Admin and other supporting functions for the Hocoma product portfolio & business. These two buildings are located in industrial areas that are well-connected to the public transportation.

The Motek Medical B.V. leased property is located at Vleugelboot 14, Houten in The Netherlands. This leased property counts offices and a showroom over three levels on a total of 2’800 m2. It also includes a production hall with 10.5m height and five overhead doors. This facility houses Production & Supply Chain, Technical Services, R&D, Product Management, Clinical Application & Training, Marketing, Finance, IT, HR, Admin and other supporting functions for Motek’s product portfolio and business. It is centrally located in The Netherlands, easily reachable by car and public transport.

Beside those two main campuses, we also lease five commercial offices space at the following locations to house the regional Sales & Marketing, Clinical Application & Training, Technical Services, Finance, Logistics, Administration and other local market support functions.

■	DIH Technology Inc. leased commercial office for American team at 77 Accord Park Dr., Suite D-1, Norwell, MA 02061, United States
■	DIH Technology d.o.o leased commercial office for EMEA Indirect sales team at Letališka 29a, 1000 Ljubljana, Slovenia
■	DIH GmbH leased commercial office for the Direct Sales team in DACH region, at Konrad-Adenauer Strasse 13, 50996 Köln, Germany
■	DIH Pte Ltd leased commercial office for APAC team at 67 Ubi Avenue 1, #06-17 Starhub Green, Singapore 408942
■	DIH SpA leased commercial office for LATAM team at Pdte. Kennedy Lateral 5488, Oficina 1402; Vitacura, Santiago, Chile

As of December 31, 2022, we had 198 full time employees.

From time to time in the normal course of our business we may become subject to litigation or clams that may result in litigation. As of December 31, 2022, we did not have any pending or threatened material litigation.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF DIH

The following discussion and analysis should be read together with the historical audited annual combined financial statements and unaudited interim combined financial statements, and the related notes that are included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the pro forma financial information as of December 31, 2022 and for the year ended December 31, 2022. See “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion may contain forward-looking statements. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this information statement, particularly in “Cautionary Note Concerning Forward Looking Statements” and “Risk Factors.”

Our fiscal year ends on March 31. “Fiscal 2022” and “fiscal 2021” refer to the year ended March 31, 2022 and 2021, respectively.

Overview

DIH is a global solution provider in blending innovative robotic and VR technologies with clinical integration and insights. DIH has a focused portfolio of rehabilitation solutions, which includes both technology and products designed for the hospital, clinic, and research markets.

In fiscal 2022, DIH generated revenue of $49.0 million compared to $47.5 million in fiscal 2021. For the nine months ended December 31, 2022, DIH generated revenue of $33.2 million compared to $34.2 million in the nine months ended December 31, 2021.

DIH’s net loss for fiscal 2022 was $11.0 million compared to $10.9 million in fiscal 2021 and $6.7 million for the nine months ended December 31, 2022 compared to $7.2 million for the nine months ended December 31, 2021. DIH’s net losses are mainly driven by decreased sales during the COVID-19 pandemic due to social distancing measures that affected demand for rehabilitation services, increased expenditures in connection with its implementation of a new financial system (Oracle) and increased compliance costs associated with the European Union Medical Device Regulation (EU MDR). Additionally, DIH had elevated costs related to efforts of adopting to public company standards.

Recent Developments

Business Combination

On February 26, 2023, ATAK, ATAK Merger Sub and DIH entered into the Business Combination Agreement. Under the terms of the Business Combination Agreement, and following the Domestication, ATAK Merger Sub will be merged with and into DIH, with DIH surviving the merger as a wholly owned direct subsidiary of ATAK (after Domestication). In consideration for the Merger, DIH stockholders will receive shares of common stock of New DIH, as more fully described in the section entitled “The Business Combination Agreement.”

The Merger is anticipated to be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, ATAK will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of DIH issuing stock for the net assets of ATAK, accompanied by a recapitalization. The net assets of ATAK will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of DIH.

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The most significant change in the successor’s future reported financial position and results are expected to be an estimated increase in cash (as compared to DIH’s combined balance sheet at December 31, 2022) to approximately $14.1 million assuming 50% shareholder redemptions permitted under the Business Combination Agreement and $42.9 million assuming no shareholder redemptions. These pro forma cash amounts are net of non-recurring transaction costs estimated at approximately $17.1 million, including acquisition-related advisory fees in connection with the Business Combination and deferred underwriting fees in connection with ATAK’s IPO and other transaction-related costs and excluding the $7.0 million equity fee portion of the Maxim success fee that will be paid from shares of New DIH Class A Common Stock. Under the max redemptions scenario, cash decreases to $0 and accrued expenses increases to $25.9 million as a result of transaction expenses reclassified from cash to accrued expenses. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the merger, DIH will become the successor to an SEC-registered company, which will require DIH to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. DIH expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Factors Affecting the DIH’s Operating Results

DIH believes that its future success and financial performance depend on a number of factors that present significant opportunities for its business, but also pose risks and challenges, including those discussed below and in the Section of this proxy statement/prospectus titled “Risk Factors.”

Supply Chain and Inflation

The global supply chain and logistics challenges continue to impact DIH and the industry. As a result of these challenges, DIH has experienced cost increases for freight and logistics, raw materials and purchased components as well as increased manufacturing conversion costs. DIH expects the supply chain challenges and higher costs will continue in fiscal 2023.

Input cost inflation historically has not been a material factor to our gross margin; however, beginning at the end of fiscal 2022 DIH began to experience increases in raw material and components costs due to inflation effects, which are expected to continue to remain at elevated levels for at least the near term.

Foreign Currency Fluctuations

DIH’s business operates in three different functional currencies (Euro, Swiss Franc, Singapore Dollar). DIH’s reporting currency is the U.S. Dollar. DIH’s results are affected by fluctuations in currency exchange rates that give rise to translational exchange rate risks. The extent of such fluctuations is determined in part by global economic conditions and macro-economic trends. Movements in exchange rates have a direct impact on DIH’s reported revenues. Generally, the impact on operating income or loss associated with exchange rate changes on reported revenues is partially offset from exchange rate impacts on operating expenses denominated in the same functional currencies. As foreign currency exchange rates change, translation of the statements of operations of DIH’s international businesses into U.S. dollars may affect year-over-year comparability of DIH’s operating results.

EU MDR Implementation Costs

Changes in law or regulation could make it more difficult and costly for DIH and its subsidiaries to manufacture, market and distribute its products or obtain or maintain regulatory approval of new or modified products. DIH’s experience with the transition to the EU MDR, which it began in 2019, showed how complex, time-consuming and expensive a change in Medical Device Legislation can be. The EU MDR replaced the existing European Medical Devices Directive (MDD) and Active Implantable Medical Device Directive (AIMDD) regulatory frameworks, and manufacturers of medical devices were required to comply with EU MDR beginning in May 2021 for new product registrations and by May 2024 for medical devices which have a valid CE Certificate to the prior Directives (issued before May 2021). Updates to the legislative text of the EU MDR were adopted by the European Parliament and are currently being reviewed for adoption by the Council of the European Union, including an extension of the transitional period to 2027 for class IIb and III and 2028 for class I and IIa medical devices which have a valid CE Certificate to the prior Directives (issued before May 2021).

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COVID-19 Pandemic and Macroeconomic Uncertainties on Future Operations

DIH continues to manage through the impacts of the COVID-19 pandemic keeping safety and community well-being a priority. The full impact of the COVID-19 pandemic on future results depends on future developments, such as the ultimate duration and scope of the pandemic including associated variants, the success of vaccination programs, the consequences of vaccine requirements, and its impact on DIH’s customers, independent retail partners, distributors and suppliers. Future impacts and disruptions could have an adverse effect on production, supply chains, distribution and demand for DIH’s products. Additionally, ongoing global issues may affect our business and operating results and the global economy, including the geopolitical impact of the conflict in Ukraine and any related economic or other sanctions.

Basis of Presentation

Refer to Note 2 of the Notes to Combined Financial Statements for a discussion of the underlying basis used to prepare the combined financial statements.

Key Business Metrics

To analyze DIH’s business performance, determine financial forecasts and help develop long-term strategic plans, management reviews the following key business metric by geography, market and distribution channel, which are important measures that represent the growth of the business:

●	Sales orders – signed sales orders representing the pipeline of sales for DIH generated during a prescribed period

The following table details the key business metric amounts for the periods indicated:

	For Nine Months Ended December 31,		For Years Ended March 31,
	2022	2021	2022	2021
Sales orders by geography:
EMEA	19,441	16,417	23,930	23,550
Americas	11,921	10,563	12,091	9,858
APAC	6,602	5,502	7,968	6,977
	37,964	32,482	43,989	40,385

Sales orders by market:
Hospital	14,489	10,089	13,514	15,547
Clinic and Research	23,475	22,393	30,475	24,838
	37,964	32,482	43,989	40,385

Sales order by distribution channel:
Direct	13,361	14,089	18,725	16,532
Indirect	24,603	18,393	25,264	23,853
	37,964	32,482	43,989	40,385

DIH believes these key business metrics provide useful information to help investors understand and evaluate DIH’s business performance. Sales orders provide management with an understanding of demand for the product, the needs for investments in facilities to meet that demand, and the effect of marketing efforts by each metric. Management also uses this information to make key decisions in product investment and market expansion.

Non-GAAP Financial Measure

DIH reports its financial results in accordance with GAAP. However, management believes that EBITDA, a non-GAAP financial measure, provides investors with additional useful information in evaluating our performance.

DIH calculates EBITDA as net income (loss), adjusted to exclude: (1) taxes (2) interest expense, and (3) depreciation and amortization.

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EBITDA is a financial measure that is not required by, or presented in accordance with GAAP. We believe that EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of EBITDA is helpful to our investors as they are measures used by management in assessing the health of our business, and evaluating our operating performance, as well as for internal planning and forecasting purposes.

EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of EBITDA include that (1) the measures do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and EBITDA does not reflect these capital expenditures, (3) the measures do not reflect other non-operating expenses, including interest expense. In addition, our use of EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider EBITDA alongside other financial measures, including our net income and other results stated in accordance with GAAP.

The following table presents a reconciliation of EBITDA to net loss, the most directly comparable financial measure stated in accordance with GAAP for the periods presented:

	For Nine Months Ended December 31,		For Years Ended March 31,
	2022	2021	2022	2021
Net loss	$(6,699)	$(7,243)	$(10,955)	$(10,851)
Adjusted to exclude the following:
Taxes	770	594	696	11
Interest expense	575	419	517	346
Depreciation and amortization	93	680	1,385	903
EBITDA	$(5,261)	$(5,550)	$(8,357)	$(9,591)

Components of Results of Operations

Revenue

DIH generates revenue from the sale of medical rehabilitation devices and technology. DIH’s primary customers include healthcare systems, clinics, third-party healthcare providers, distributors, and other institutions, including governmental healthcare programs and group purchasing organizations. DIH records sales net of an allowance for sales returns which is calculated based on historical return experience and other know factors. Shipping and handling costs charged to customers are included in net sales. DIH expects revenue to increase sequentially in future periods as it expects the demand for its products to expand in represented markets.

Cost of Sales

Cost of sales primarily consists of direct materials, supplies, in-bound freight and labor-related costs, including salaries and benefits for our manufacturing personnel, technical support team, our professional consulting personnel and our training teams. Cost of sales also includes allocated overhead costs, including facilities costs, depreciation of manufacturing-related equipment and facilities and other direct costs. DIH expects cost of sales to increase in absolute dollars in future periods as it expects orders for its products to continue to grow and expects cost of sales per unit to decrease as leverage improves behind expected growth.

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Selling, General and Administrative Expense

Selling, general and administrative expense primarily consists of personnel related expenses for DIH’s corporate, executive, finance and other administrative functions, expenses for outside professional services, including legal, audit and advisory services as well as expenses for facilities, depreciation, amortization, and marketing costs. Personnel-related expenses consist of salaries and benefits.

DIH expects selling, general and administrative expenses to increase for the foreseeable future as it scales headcount, expands hiring of engineers and designers, continues to invest in development of technology in order to drive the growth of the business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Research and Development

Research and development primarily consists of research, engineering, and technical activities to develop a new product or service or make significant improvement to an existing product or manufacturing process. Research and development costs also include pre-approval regulatory and clinical trial expenses.

DIH expects research and development costs to increase as it continues to invest in product design and technology to drive the growth of the business.

Interest Expense

Interest expense primarily consists of interest expense associated with its lines of credit and long-term debt.

Other Income (Expense), Net

Other income (expense), net primarily consists of the non-service components of net periodic defined benefit plan income (costs).

Income Tax Expense

The income tax provision (benefit) consists of an estimate for U.S. federal, state and foreign income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in the tax law.

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Results of Operations

Comparison of the Nine Months Ended December 31, 2022 and December 31, 2021

	For Nine Months Ended December 31,
(in thousands, except percentages)	2022	2021	$ Change	% Change
Revenue	$33,168	$34,159	$(991)	(2.9)%
Cost of sales	14,983	13,854	1,129	8.1%
Gross profit	18,185	20,305	(2,120)	(10.4)%
Operating expenses:
Selling, general and administrative expense	18,270	21,154	(2,884)	(13.6)%
Research and development	5,959	5,724	235	4.1%
Total operating expenses	24,229	26,878	(2,649)	(9.9)%
Operating loss	(6,044)	(6,573)	529	(8.0)%
Other income (expense):
Interest expense, net	(575)	(419)	(156)	37.2%
Other income (expense), net	690	343	347	101.2%
Total other income (expense)	115	(76)	191	(251.3)%
Loss before income taxes	(5,929)	(6,649)	720	(10.8)%
Income tax expense	770	594	176	29.6%
Net loss	$(6,699)	$(7,243)	$544	(7.5)%

Revenue

The following table presents net revenue by major source for the nine months ended December 31, 2022 and December 31, 2021:

	For Nine Months Ended December 31,
(in thousands, except percentages)	2022	2021	$ Change	% Change
Devices	$25,040	$27,623	$(2,583)	(9.4)%
Services	7,510	5,530	1,980	35.8%
Other	618	1,006	(388)	(38.6)%
	$33,168	$34,159	$(991)	(2.9)%

Revenue for the nine months ended December 31, 2022 decreased by $1.0 million, or 2.9%, to $33.2 million from $34.2 million for the nine months ended December 31, 2021. The overall decrease was primarily due to a decrease in devices sold, which resulted in a decrease of revenue of $2.6 million. The decrease in devices revenue was driven by supply chain disruption that delayed the shipment and installation, installations delays at certain new customers, and Euro depreciation of more than 14% in the first half of fiscal 2023 that unfavorably depressed revenue given about 60% of our revenues are translated from Euro to US dollar.

Other revenue represented a decrease of $0.4 million, down 38.6%, compared to the prior period.

The decrease in revenue was partially offset by increases in services revenue of $2.0 million, up 35.8% compared to the prior period. The increase in services revenue was driven by increase in install base and efforts to expand contract coverages.

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Cost of Sales

Cost of sales for the nine months ended December 31, 2022 increased by $1.1 million, or 8.1%, to $15.0 million from $13.9 million for the nine months ended December 31, 2021. The increase was primarily due to increases in raw material costs partially offset by a decrease in cost for services due to higher efficiencies in utilization of personnel.

Selling, General and Administrative Expense

Selling, general and administrative expenses for the nine months ended December 31, 2022 decreased by $2.9 million, or 13.6%, to $18.3 million from $21.2 million for the nine months ended December 31, 2021. The decrease was primarily due to decrease in payroll costs of $1.5 million related to changes in headcount and decrease in travel activity and decreases in professional service costs of $1.2 million related primarily to audit, legal and other professional services.

Research and Development

Research and development costs for the nine months ended December 31, 2022 increased by $0.2 million, or 4.1%, to $6.0 million from $5.7 million for the nine months ended December 31, 2021. The increase was primarily due to increase in costs of $0.3 million related to integration of new products. This increase was partially offset by a decrease in payroll costs of $0.2 million.

Interest Expense

Interest expense for the nine months ended December 31, 2022 increased by $0.2 million, or 37.2%, to $0.6 million from $0.4 million for the nine months ended December 31, 2021.

Other Income (Expense), Net

Other income (expense), net for the nine months ended December 31, 2022 was $0.7 million of income compared to $0.3 million of income for the nine months ended December 31, 2021. The change was primarily driven by changes in foreign exchange.

Income Tax Expense

Income tax expense for the nine months ended December 31, 2022 increased by $0.2 million, to $0.8 million from $0.6 million for the nine months ended December 31, 2021.

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Comparison of the Years Ended March 31, 2022 and 2021

	For Years Ended March 31,
(in thousands, except percentages)	2022	2021	$ Change	% Change
Revenue	$48,979	$47,516	$1,463	3.1%
Costs of sales	22,750	19,290	3,460	17.9%
Gross Profit	26,229	28,226	(1,997)	(7.1)%
Operating expenses:
Selling, general and administrative expense	27,633	31,972	(4,339)	(13.6)%
Research and development	7,956	6,691	1,265	18.9%
Total operating expenses	35,589	38,663	(3,074)	(8.0)%
Operating loss	(9,360)	(10,437)	1,077	(10.3)%
Other income (expense):
Interest expense	(517)	(346)	(171)	49.4%
Other income (expense), net	(382)	(57)	(325)	570.2%
Total other income (expense)	(899)	(403)	(496)	123.1%
Loss before income taxes	(10,259)	(10,840)	581	(5.4)%
Income tax expense	696	11	685	nm %
Net loss	$(10,955)	$(10,851)	$(104)	1.0%

*nm – not meaningful

Revenue

The following table presents net revenue by major source for the years ended March 31, 2022 and 2021:

	For Years Ended March 31,
(in thousands, except percentages)	2022	2021	$ Change	% Change
Devices	$39,659	$38,609	$1,050	2.7%
Services	8,045	7,910	135	1.7%
Other	1,275	997	278	27.9%
	$48,979	$47,516	$1,463	3.1%

Revenue for the year ended March 31, 2022 increased by $1.5 million, or 3.1%, to $49.0 million from $47.5 million for the year ended March 31, 2021.

Changes in mix had a 3.1% positive impact on year-over-year sales, while volume remained steady for DIH between periods. The steady volume during the COVID-19 pandemic periods showed the continued customer demand for the product, when purchases of other equipment and personal protective equipment was generally placed in priority by consumers globally. Service revenue was stable year-over-year, with a 1.7% increase related to on demand service requests from current customers. Other revenues increased primarily due the increase in logistics charges to the customer due to increased logistics costs.

Cost of Sales

Cost of sales for the year ended March 31, 2022 increased by $3.5 million, or 17.9%, to $22.8 million from $19.3 million for the year ended March 31, 2021. The increase was primarily due to a $2.3 million net increase in DIH’s reserve for obsolete inventory related to recently retired products, an $0.8 million or 6% increase in materials to produce devices, and a $0.5 million or 60% increase in transportation and freight costs. The increases in materials and transportation and freight costs were driven largely by the global market price increases for high tech componentry and the increases in freight seen across diverse markets due to the supply chain environment.

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Selling, General and Administrative Expense

Selling, general and administrative expense for the year ended March 31, 2022 decreased by $4.3 million, or 13.6%, to $27.6 million from $32.0 million for the year ended March 31, 2021. The decrease was primarily related to a decrease in reserves for accounts of $4.2 million related to a full reserve DIH placed on past due trade amounts due from shareholders. The remaining decrease is due to a decrease in legal costs of $1.2 million, and a decrease in pension costs of $0.7 million related to a decrease in overall headcount. The overall decrease was partially offset by an increase of payroll costs of $1.9 million related to increased incentive pay for the commercial teams.

Research and Development

Research and development costs for the year ended March 31, 2022 increased by $1.3 million, or 18.9%, to $8.0 million from $6.7 million for the year ended March 31, 2021. The increase was primarily due to increases in payroll and external consulting costs of $1.1 million primarily due to EU MDR technical documentation required for certification and $0.2 million of other operating costs incurred by the research and development team related to ongoing project development.

Interest Expense

Interest expense for the year ended March 31, 2022 increased by $0.2 million, or 49.4%, to $0.5 million from $0.3 million for the year ended March 31, 2021. The change was primarily driven by increased interest expense related to the entry in the COVID-19 Plus credit facility in the second quarter of fiscal 2021.

Other Income (Expense), Net

Other income (expense), net for the year ended March 31, 2022 was $0.4 million of expense compared to $0.1 million of expense for the year ended March 31, 2021. The change was primarily driven by realized foreign exchange losses during the period.

Income Tax Expense

Income tax expense for the year ended March 31, 2022 increased by $0.7 million to $0.7 million from $11 thousand for the year ended March 31, 2021. The change was primarily driven by accrued penalties related to delinquent informational filings.

Liquidity and Capital Resources

As of December 31, 2022 and March 31, 2022, DIH’s cash and cash equivalents amounted to $2.2 million and $3.3 million, respectively.

DIH’s sources of liquidity have been predominantly from fees received from product sales, services provided, proceeds from lines of credit and long-term debt. DIH’s sources of liquidity have enabled DIH to expand its physical footprint, capacity and grow its sales personnel to expand capabilities and enter new markets.

DIH’s operating losses began in fiscal 2020 and continued through March 31, 2022, which resulted in negative cash flows from operating activities and an accumulated deficit of $32.0 million and $25.6 million as of December 31, 2022 and March 31, 2022 respectively. Operating losses are mainly driven by decreased sales during the COVID-19 pandemic due to social distancing measures that affected demand for rehabilitation services, increased expenditures in connection with its implementation of a new financial system (Oracle) and increased compliance costs associated with the EU MDR. Additionally, DIH had elevated costs related to efforts of adopting to public company standards. DIH expects to generate positive operating cash flow during fiscal 2024 (April 1, 2023 through March 31, 2024) and stay cash flow positive thereafter. Such transition to profitable operations is driven by DIH’s streamlined organization and cost structure enabled by digitization investments such as the Oracle system implementation as well as expected future revenue growth.

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The Company’s gross revenue has increased by 3.1%, from $47.5 million to $49.0 million for the years ended March 31, 2021 and 2022, respectively. The Company did not comply with certain loan covenants and financial reporting requirements as of March 31, 2022. These covenants were developed based on pre-pandemic growth trajectories, and as such, the Company has since received amendments to and waivers for these loans, which are discussed further in Note 10 of the Notes to Annual Combined Financial Statements. DIH plans to continue to fund its growth through cash flows from operations and future debt and equity financings. Management expects that its cash and cash equivalents, together with cash provided by our operating activities and proceeds from future debt and equity financings, will be sufficient to fund our operating expenses and capital expenditures requirements for at least the next 12 months.

In addition, DIH may receive additional financing specifically through the potential Business Combination with ATAK. On a pro forma basis, assuming the shareholder approval and consummation of the Business Combination, DIH’s cash and cash equivalents would have amounted to approximately $0 assuming maximum shareholder redemptions permitted under the Business Combination Agreement, $14.1 million assuming 50% shareholder redemptions and $42.9 million assuming no shareholder redemption.

DIH’s material contractual operating cash commitments at December 31, 2022 relate to leases, lines of credit and long-term debt. DIH’s lines of credit and long-term debt, are discussed further in Note 10 of the Notes to Annual Combined Financial Statements. DIH’s long-term lease obligations and future payments are discussed further in Note 15 of the Notes to Annual Combined Financial Statements.

Cash Flows

The following table summarizes DIH’s cash flow activities for the periods presented:

	For Nine Months Ended December 31,		For Years Ended March 31,
(in thousands)	2022	2021	2022	2021
Net cash provided by / (used in) operating activities	$2,014	$(554)	$(744)	$(4,989)
Net cash used in investing activities	(65)	(700)	(969)	(1,117)
Net cash (used in) / provided by financing activities	(2,766)	1,775	2,045	2,157
Effect of currency translation on cash, cash equivalents and restricted cash	(232)	(107)	(110)	483
Net increase (decrease) in cash, cash equivalents and restricted cash	$(1,049)	$414	$222	$(3,466)

Net Cash Provided by / (Used in) Operating Activities

Net cash provided by / (used in) operating activities increased by $2.6 million to $2.0 million for the nine months ended December 31, 2022 compared to $(0.6) million for the nine months ended December 31, 2021. The increase in cash provided by / (used in) operating activities was primarily driven by

●	Decrease in net loss of $0.5 million.
●	Net decrease of $0.2 million in non-cash charges, largely related to increase foreign exchange gains, increase in pension income and a decrease in allowance for inventory obsolescence partially offset by increase in allowance for doubtful accounts.
●	Net increase of $2.3 million relating to changes in working capital. Working capital was impacted by favorable changes in accounts payable and deferred revenue during the nine months ended December 31, 2022 compared to the nine months ended December 31, 2021. These positive impacts were partially offset by unfavorable changes in inventories and accounts receivables.

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Net cash used in operating activities decreased by $4.3 million to $0.7 million for the year ended March 31, 2022 compared to $5.0 million for the year ended March 31, 2021. The decrease in cash used in operating activities was primarily driven by

●	Decrease in net loss of $0.1 million.
●	Net increase of $3.3 million in non-cash charges, largely related to increases in allowance for inventory obsolescence of $1.5 million due to the discontinuance of certain product lines along with $1.9 million of noncash lease expense associated with DIH’s operating lease right-of-use assets due to the adoption of ASC Topic 842 and $2.0 million of increases in other non-cash charges primarily related to disposal of fixed assets, deferred income tax and depreciation and amortization. The overall net increase in non-cash charges was partially offset by a reduction in the allowance for doubtful accounts of $1.6 million.
●	Net increase of $1.0 million relating to changes in working capital. Working capital was impacted by favorable changes in inventories and accounts receivables during the year ended March 31, 2022 compared to the year ended March 31, 2021. These positive impacts on working capital were partially offset by unfavorable changes in due from and due to related parties balances as well as other assets and accrued liabilities during the year ended March 31, 2022 compared to the year ended March 31, 2021.

Net Cash Used in Investing Activities

Net cash used in investing activities decreased by $0.6 million to $0.1 million for the nine months ended December 31, 2022 compared to $0.7 million for the nine months ended December 31, 2021. The decrease was primarily due to decrease in purchases of property and equipment of $0.5 million.

Net cash used in investing activities decreased by $0.1 million to $1.0 million for the year ended March 31, 2022 compared to $1.1 million for the year ended March 31, 2021. The decrease was primarily due to decreased capitalized software development costs of $0.4 million. This was partially offset by decreased proceeds from sale of property and equipment of $0.3 million.

DIH expects to fund future cash flows used in investing activities with cash flow generated by operations and additional financing raised through the Business Combination. DIH estimates capital expenditures to be approximately $0.1 million in fiscal 2023.

Net Cash (Used in) / Provided by Financing Activities

Net cash (used in) / provided by financing activities decreased by $4.5 million to $(2.7) million for the nine months ended December 31, 2022 compared to $1.8 million for the nine months ended December 31, 2021. The decrease was due to decrease in proceeds on credit facilities of $2.5 million and increase in payments on credit facilities and long-term debt of $2.0 million.

Net cash provided by financing activities decreased by $0.1 million to $2.1 million for the year ended March 31, 2022 compared to $2.2 million for the year ended March 31, 2021. The decrease was primarily due to decreases in proceeds from long term debt and credit facilities of $4.4 million. This was partially offset by decreases in payments on long term debt and credit facilities of $4.3 million.

Critical Accounting Policies and Estimates

DIH’s financial statements are based on the selection and application of significant accounting policies, which require management to make significant estimates and assumptions. Management believes that the following are some of the more critical judgment areas in the application of accounting policies that currently affect DIH’s financial condition and results of operations.

Revenue Recognition

Sales are recognized as the performance obligations to deliver products or services are satisfied and are recorded based on the amount of consideration DIH expects to receive in exchange for satisfying the performance obligations. DIH’s sales are recognized primarily when it transfers control to the customer, which can be on the date of shipment of the product, the date of receipt of the product by the customer or upon completion of any required product installation service depending on the terms of the sales contracts and product shipping terms. The sales amount of warranties are deferred and recognized as revenue on a straight-line basis over the warranty period.

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We provide a variety of products and services to our customers. Most of our contracts consist of a single, distinct performance obligation or promise to transfer goods or services to a customer. For contracts that include multiple performance obligations, we allocate the total transaction price to each performance obligation using our best estimate of the standalone selling price of each identified performance obligation.

Deferred revenue primarily represents service contracts and equipment maintenance, for which consideration is received in advance of when service for the device or equipment is provided, and a smaller component of product shipments where a residual installation service is to be completed. Revenue related to services contracts and equipment maintenance is recognized over the service period as time elapses. Revenues related to products containing an installation clause, are recognized once the item is confirmed installed. Accordingly, we do not have significant contract assets, liabilities or future performance obligations.

Employee Benefit Plans

DIH has defined contribution plans or benefit pension plans covering substantially all of its employees. We recognize a liability for the underfunded status of the single employer defined benefit plans. Actuarial gains or losses and prior service costs or credits are recorded within other comprehensive income (loss). The determination of our obligation and related expense for our sponsored pensions is dependent, in part, on management’s selection of certain actuarial assumptions in calculating these amounts.

The actuarial assumptions used for the defined benefit plans are based on the economic conditions prevailing in the jurisdiction in which they are offered. Changes in the defined benefit obligation are most sensitive to changes in the discount rate. The discount rate is based on the yield of high-quality corporate bonds quoted in an active market in the currency of the respective plan. A decrease in the discount curve increases the defined benefit obligation. DIH regularly reviews the actuarial assumptions used in calculating the defined benefit obligation to determine their continuing relevance. We utilized weighted discount rates of 1.40% and 0.33% for our pension plan expenses for fiscal 2022 and fiscal 2021, respectively.

Sensitivity to changes in the discount rate used in the calculation of our pension plan liabilities is illustrated below (dollars in millions).

	Percentage Point Change	Projected Benefit Obligation (Decrease) Increase	Service Cost (Decrease) Increase
Discount rate	+/-1.00%	$(1.7) / $2.2	$(0.2) / $0.2

In fiscal 2022 and fiscal 2021, we contributed $0.5 million and $0.6 million, respectively, to our pension plans. We expect to contribute $0.6 million to our pension plans in fiscal 2023.

Income Taxes

DIH accounts for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes (Topic 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and other loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. DIH reviews its deferred income tax asset valuation allowances on a quarterly basis or whenever events or changes in circumstances indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or combined group recording the net deferred income tax asset is considered, along with any positive or negative evidence including tax law changes. Since future financial results and tax law may differ from previous estimates, periodic adjustments to DIH’s valuation allowances may be necessary. DIH has generated operating losses in each of the years presented.

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DIH is subject to income taxes in the U.S. and numerous foreign jurisdictions These tax laws and regulations are complex and significant judgment is required in determining DIH’s worldwide provision for income taxes and recording the related deferred tax assets and liabilities.

In the ordinary course of DIH’s business, there are transactions and calculations where the ultimate tax determination is uncertain. Accruals for unrecognized tax benefits are provided for in accordance with the requirements of Topic 740. An unrecognized tax benefit represents the difference between the recognition of benefits related to items for income tax reporting purposes and financial reporting purposes. DIH’s tax returns are subject to regular review and audit by US and non-US tax authorities. Although the outcome of tax audits is always uncertain, DIH believes that it has appropriate support for the positions taken on its tax returns and that its annual tax provision includes amounts sufficient to pay any assessments. Nonetheless, the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities may differ materially from the amounts accrued for each year and would be the obligation of Parent. DIH accrues interest and penalties related to uncertain tax positions as a component of income tax expense.

Refer to Note 13 of the Notes to Annual Combined Financial Statements for further discussion regarding DIH’s income taxes.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

ATAK is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, New DIH expects to remain an emerging growth company at least through the end of the 2024 fiscal year and New DIH expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare New DIH’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

New Accounting Standards Not Yet Adopted

Other than the recent accounting pronouncements disclosed in DIH’s Annual Combined Financial Statements, there have been no new accounting pronouncements or changes in accounting pronouncements during the nine months ended December 31, 2022 that are significant or potentially significant to DIH.

Quantitative and Qualitative Disclosures About Market Risk

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, DIH is not required to provide this information.

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MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are expected to serve as executive officers and directors of New DIH following the Business Combination.

Name	Age	Position
Executive Officers:
Jason Chen	54	Chairman and Chief Executive Officer; Director
Lynden Bass	39	Chief Financial Officer
Dr. Patrick Bruno	54	Chief Marketing Officer; Director

Class I Directors:

Class II Directors:

Class III Directors:

The following is biographical information regarding DIH executive officers and directors and proposed directors and executive officers of New DIH.

Jason Chen. Mr. Chen is the Founder, Chairman and CEO of DIH, a position he has held since September 2014. Before founding DIH, Mr. Chen served as the Senior Vice President and Managing Director of Global Sourcing of Cardinal Health, a Fortune 50 company. At Cardinal, Mr. Chen led its Global-wide strategic sourcing strategy as well as its Asia-wide business and operation as its Asia President. Mr. Chen’s other international experience include serving as Chief Financial Officer of GE Healthcare N.A. Services; Chief Financial Officer of GE CSI; General Manager of GE Healthcare Greater China Sourcing and Operations; and Business Development Manager at GE Corporate BD Group. Mr. Chen earned an Executive Masters degree (EMBA) from the Kellogg School of Business, Northwestern University in the United States; an MBA in Corporate Finance from CEIBS in China, and a post-graduate fellowship at London Business School in Britain.

Lynden Bass. Ms. Bass has served as Chief Financial Officer of DIH since March 2023. Previously, she assisted DIH on an outside consultant basis from January 2023 to officially joining DIH. From September 2019 through September 2022, Ms. Bass served as Vice President and Controller for Rather Outdoors Corporation, a privately-owned wholesaler and manufacturer. From September 2016 through May 2019, Ms. Bass was Chief Financial Officer of NaturChem Inc. Prior to these roles, she served as the Corporate Controller for Preferred Apartment Communities, Inc a publicly traded real estate investment trust and began her career within the audit and assurance practice at Deloitte & Touche LLP, out of Atlanta, Georgia office. Ms. Bass holds a BBA in Accounting from Harding University. She is a Certified Public Accountant, licensed in the State of Georgia.

Dr. Patrick Bruno. Dr. Bruno serves as Chief Marketing Officer for DIH in its Hospital & Clinical Solutions Division as well as a Site Leader for the Production site of Hocoma in Switzerland. Dr. Bruno joined DIH in June 2017 as its Global Vice President of Sales and also served as its Chief Commercial Officer before assuming his current position in December 2020. Prior to joining DIH, Dr. Bruno was the Integration Manager, General Manager and Sales Director at Qiagen where he led global key account and commercialization strategies. Before that, he was with Siemens Healthcare where he held the position of CEO, Switzerland and has also held the position of Head of Product Management at Roche Diagnostics. Dr. Bruno holds a BBA, GSBA Zürich (Switzerland), a Master in Microbiology from the University of Innsbruck (Austria) and a Ph.D. in Biology from the University of Bologna (Italy).

Corporate Governance

We will structure our corporate governance in a manner DIH and ATAK believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

●	we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

●	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

●	we will implement a range of other corporate governance best practices, including implementing a robust director education program.

Composition of New DIH’s Board After the Business Combination

Our business and affairs are managed under the direction of our board of directors. Our board of directors will be staggered in three classes, with three directors in Class I (expected to be                ,                 , and                  ), three directors in Class II (expected to be                 ,                 , and                 ), and three directors in Class III (expected to be                 ,                 , and                 ).

Board Committees

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. After the Business Combination, we will have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

New DIH’s audit committee is expected to consist of                 (Chair),                , and                 . The Board has determined each proposed member is independent under the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The Board has determined that                 is an “audit committee financial expert” within the meaning of SEC regulations. The Board has also determined that each member of the proposed audit committee has the requisite financial expertise required under the applicable Nasdaq requirements. In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

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The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to the New DIH’s accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit New DIH’s financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing policies on risk assessment and risk management;

●	reviewing related party transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes New DIH’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee is expected to consist of                 (Chair),                  , and                   . The Board has determined that each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Code. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.

Specific responsibilities of the compensation committee will include:

●	reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;

●	reviewing and recommending to our Board the compensation of our directors;

●	reviewing and approving, or recommending that our Board approve, the terms of compensatory arrangements with our executive officers;

●	administering our stock and equity incentive plans;

●	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

●	reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

●	reviewing and establishing general policies relating to compensation and benefits of our employees; and

●	reviewing our overall compensation philosophy.

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Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is expected to consist of                  (Chair),                  , and                      . The Board has determined each proposed member is independent under the Nasdaq listing standards.

Specific responsibilities of our nominating and corporate governance committee include:

●	identifying, evaluating and selecting, or recommending that our Board approve, nominees for election to our Board;

●	evaluating the performance of our Board and of individual directors;

●	reviewing developments in corporate governance practices;

●	evaluating the adequacy of our corporate governance practices and reporting;

●	reviewing management succession plans; and

●	developing and making recommendations to our Board regarding corporate governance guidelines and matters.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

Prior to the completion of the Business Combination, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on the corporate governance section of our corporate website upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation of Directors and Officers

Following the Closing of the Business Combination, we expect the New DIH’s executive compensation program to reflect DIH’s compensation policies and philosophies, as they may be modified and updated from time to time.

Following the Closing of the Business Combination, we expect that decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of the ATAK Board.

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EXECUTIVE AND DIRECTOR COMPENSATION

ATAK

Prior to the consummation of the Business Combination, none of the executive officers or directors of ATAK received any cash compensation for services rendered. The Sponsor, executive officers, directors and their respective affiliates are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. The audit committee reviews on a quarterly basis all payments that were made to the Sponsor, executive officers, directors and our or their respective affiliates. We note that certain named executive officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the Business Combination, please see the section entitled “Proposal No. 2 - The Business Combination Proposal - Interests of Certain Persons in the Business Combination.”

DIH

Throughout this section, unless otherwise noted, “DIH,” “we,” “us,” “our” and similar terms refer to DIH and its subsidiaries.

This section discusses the material components of the executive compensation program for DIH’s executive officers who are named in the “Summary Compensation Table” below. As an emerging growth company, DIH complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for DIH’s principal executive officer and the two most highly compensated executive officers other than DIH’s principal executive officer. The following current and former officers are referred to as DIH’s named executive officers.

For the fiscal year ended March 31, 2023, DIH’s “named executive officers” and their positions were as follows:

●	Jason Chen, Chief Executive Officer
●	Lynden Bass, Chief Financial Officer (as of March 15, 2023)
●	Patrick Bruno, Chief Marketing Officer

This discussion may contain forward-looking statements that are based on DIH’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that DIH adopts following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table sets forth information concerning the compensation of DIH’s named executive officers for the year ended March 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Jason Chen Chief Executive Officer (3)	2023	380,000			47,500	427,500
Lynden Bass, Chief Financial Officer (4)	2023	13,481			-	13,481
Patrick Bruno, Chief Marketing Officer(5)	2023	348,040			87,000	435,000

(1)	Annual bonus amounts for the fiscal year ended March 31, 2023 have not yet been determined by our board of directors and therefore are not presently known. We will supplement this disclosure with appropriate filings with the SEC at such time as the annual bonus determinations are made.

(2)	Amounts reflect the full grant-date fair value of stock options granted during fiscal year ended March 31, 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual.

(3)	Mr. Chen became our Chief Executive Officer on September 1, 2016.

(4)	Ms. Bass became our Chief Financial Officer on March 15, 2023. Amount set forth reflects the period of March 15, 2023 thru March 31, 2023. Ms. Bass’ annual salary is $280,000.

(5)	Mr. Bruno became our Chief Marketing Officer on March 31, 2020 (previously, Mr. Bruno served as Global Vice President as of July 1, 2017).

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Narrative to Summary Compensation Table

Fiscal Year Ended March 31, 2023 Base Salaries

The named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Fiscal Year Ended March 31, 2023 annual base salaries for DIH’s named executives officers were:

Name	Fiscal Year Ended March 31, 2023 Annual Base Salary ($)
Jason Chen	380,000
Lynden Bass	280,000	(1)
Patrick Bruno	308,000

(1)	Ms. Bass became our Chief Financial Officer on March 15, 2023. For the fiscal year ended March 31, 2023, Ms. Bass received a salary of 13,481 which reflects the period of March 15, 2023 thru March 31, 2023. Ms. Bass’ annual salary is $280,000.

Fiscal Year Ended March 31, 2023 Bonuses

DIH has historically not paid discretionary annual bonuses but expects to pay a prorated annual bonus to certain of its named executive officers in the first quarter of calendar year 2024.

Equity Compensation

No stock options have been granted to DIH’s named executive officers during fiscal year ended March 31, 2023.

Named Executive Officer	Fiscal Year Ended March 31, 2023 Stock Options Granted
Jason Chen	_	(1)
Lynden Bass	_	(1)
Patrick Bruno	_	(1)

(1)	Options for the fiscal year ended March 31, 2023 have not been granted.

Other Elements of Compensation — Employee Benefits and Perquisites

Health/Welfare Plans. During their employment, DIH’s named executive officers are eligible to participate in DIH’s employee benefit plans and programs, including medical and dental benefits, to the same extent as DIH’s other full-time employees, subject to the terms and eligibility requirements of those plans.

Outstanding Equity Awards at Fiscal Year-Ended March 31, 2023.

There were no equity awards of any type outstanding as of March 31, 2023

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Executive Officer Letters

Each of the current named executive officers has entered into an offer letter agreement with DIH. The employment of each officer is “at will” and the agreement may be terminated by either party, with or without cause, without the payment of any severance.

Pursuant to Mr. Chen’s offer letter, Mr. Chen is entitled to an initial annual base salary of $380,000. Mr. Chen is also eligible for a performance-based cash bonus of up to $190,000, the exact amount of which will be determined by DIH’s board of directors based on a review of his performance for the year ended March 31, 2023.

Pursuant to Ms. Bass’s offer letter, Ms. Bass is entitled to an initial annual base salary of $280,000. Ms. Bass is also eligible for a performance-based cash bonus of up to $140,000, the exact amount of which will be determined by DIH’s board of directors based on a review of her performance for the year ended March 31, 2023.

Pursuant to Mr. Bruno’s offer letter, Mr. Bruno is entitled to an initial annual base salary of $348,040. Mr. Bruno is also eligible for a performance-based cash bonus of up to $174,000, the exact amount of which will be determined by DIH’s board of directors based on a review of his performance for the year ended March 31, 2023.

Executive Employment Agreements

The New DIH intends on negotiating new employment agreements with Mr. Chen, Mr. Bruno and Ms. Bass upon closing of the Business Combination. The terms of any such agreements will not be known prior to the Closing and such agreements will be entered into only with the approval of the New DIH Board’s compensation committee.

Director Compensation

During fiscal year ended March 31, 2023, DIH’s non-employee directors received the following cash and equity compensation for their service in such capacity.

Name	Fees Earned or Paid ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Jason Chen
Patrick Bruno

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ATAK Related Party Transactions

Founder shares

On August 7, 2021, the Sponsor was issued 5,750,000 of ATAK’s Class B ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000. Due to the underwriters partial exercise of the over-allotment option, the Sponsor forfeited 700,000 Founder Shares back to ATAK. As a result, the Sponsor currently has 5,050,000 Founder Shares. The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which ATAK completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the ATAK’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the consummation of the IPO, ATAK consummated a private placement of the 6,470,000 Private Placement Warrants, at a price of $1.00 per Private Warrant, generating gross proceeds of $6,470,000. The Private Warrants were sold to the Sponsor. The Private Warrants are identical to Public Warrants sold in the IPO as part of the ATAK Units, except that the Private Warrants are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by our Sponsor or our Sponsor’s permitted transferees.

August 2021 Promissory Note

On August 7, 2021, ATAK issued an unsecured promissory note to the Sponsor (the “August 2021 Promissory Note”), pursuant to which ATAK may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of March 31, 2022, or the completion of the IPO. At the time of repayment, there was $242,801 outstanding under the August 2021 Promissory Note. On February 9, 2022, ATAK repaid the Sponsor for amounts outstanding under the August 2021 Promissory Note. There were no amounts outstanding under the August 2021 Promissory Note.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, certain of ATAK’s officers, directors or any of their affiliates may, but are not obligated to, loan ATAK funds as may be required (“Working Capital Loans”). If ATAK completes the Business Combination, ATAK would repay the Working Capital Loans out of the proceeds of the Trust Account released to ATAK. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, ATAK may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the ATAK Private Placement Warrants. As of date of this proxy statement/prospectus, no Working Capital Loans were outstanding.

Administrative support agreement

Commencing on February 9, 2022, ATAK agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to ATAK. Upon completion of the initial Business Combination or ATAK’s liquidation, ATAK will cease paying these monthly fees.

February 2023 Notes

On February 8, 2023, ATAK issued an unsecured promissory note (the “February Extension Note”) in the amount of $135,000 to the Sponsor, in exchange for the Sponsor depositing such amounts into the Trust Account order to extend the amount of time ATAK has available to complete a business combination by one (1) month from February 9, 2023 to March 9, 2023. The February Extension Note does not bear interest, and matures (subject to the waiver against trust provisions) upon the earlier of (i) two (2) days following the date on which the Business Combination is consummated or liquidation and (ii) August 31, 2023. Repayment of the February Extension Note shall be made no later than twenty (20) business days following the closing of the Business Combination. In connection with the issuance of the February Extension Note, certain existing investors in the Sponsor received convertible notes issued by the Sponsor, whereby, at the election of the noteholders and only if ATAK consummates the Business Combination, a noteholder may convert the principal outstanding under the respective note into Class A Ordinary Shares of ATAK at a price of $10.0 per share. In addition, ATAK issued an unsecured promissory note (the “February Working Capital Note”) in the amount of $90,000 to the Sponsor, in exchange for the Sponsor depositing such amounts in ATAK’s working capital account, in order to provide ATAK with additional working capital. The Working Capital Note does not bear interest, and matures (subject to the waiver against trust provisions) upon the earlier of (i) two (2) days following the date on which the Business Combination is consummated and (ii) the date of the liquidation of ATAK.

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March 2023 Note

On March 3, 2023, the ATAK issued an unsecured promissory note to the Sponsor, with a principal amount equal to $810,000.00 (the “March 2023 Extension Note”). The March 2023 Extension Note bears no interest and is repayable in full (subject to amendment or waiver) upon the earlier of (a) the date of the consummation of the Business Combination, or (b) the date of the ATAK’s liquidation. Advances under the March 2023 Extension Note are for the purpose of making Extension payments and repaying the Sponsor or any other person with respect to funds loaned to ATAK for the purpose of paying Extension Payments, including the Extension Payment made in February 2023. On March 7, 2023, pursuant to the March 2023 Extension Note, ATAK delivered to the Sponsor a written request to draw down $135,000.00 for the second month of the Extension. Upon this written request, the Sponsor deposited $135,000.00 to ATAK’s Trust Account on March 8, 2023.

April 2023 Notes

On April 6, 2023, pursuant to the March Extension Note, the delivered to the Sponsor a written request to draw down $135,000 for the third month of the Extension. Upon this written request, the Sponsor deposited $135,000 to the ATAK’s Trust Account on April 6, 2023 in order to extend the Combination Period by one (1) month From April 9, 2023 to May 9, 2023.

In addition, ATAK issued an unsecured promissory note (the “April Working Capital Note”) in the amount of $100,000 to the Sponsor, in exchange for the Sponsor depositing such amounts in ATAK’s working capital account, in order to provide ATAK with additional working capital. The April Working Capital Note does not bear interest, and matures (subject to the waiver against trust provisions) upon the earlier of (i) two (2) days following the date on which ATAK’s initial business combination is consummated and (ii) the date of the liquidation of ATAK.

May 2023 Notes

On May 2, 2023, ATAK issued an unsecured promissory note (the “May Working Capital Note”) in the amount of $100,000.00 to the Sponsor, in exchange for the Sponsor depositing such amounts in ATAK’s working capital account, in order to provide ATAK with additional working capital. The May Working Capital Note does not bear interest, and matures (subject to the waiver against trust provisions) upon the earlier of (i) two (2) days following the date on which ATAK’s initial business combination is consummated and (ii) the date of the liquidation of ATAK.

On May 5, 2023, pursuant to the March Extension Note, ATAK delivered to the Sponsor a written request to draw down $135,000 for the fourth month of the Extension. Upon this written request, the Sponsor deposited $135,000 to ATAK’s Trust Account on May 5, 2023 in order to extend the Combination Period by one (1) month From May 9, 2023 to June 9, 2023.

DIH Related Party Transactions

Parties are considered related to DIH if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with DIH. Related parties also include principal owners of DIH, its management, members of the immediate families of principal owners of DIH and its management and other parties with which DIH may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. DIH discloses all related party transactions.

Transactions with DIH

DIH has not historically operated as a standalone business and has had various transactional relationships with DIH Cayman, a company formed in the Cayman Islands (“DIH Cayman”). Consistent with the basis of presentation in DIH’s financial statements presented elsewhere in this proxy statement/prospectus, net parent company investment is primarily impacted by net funding provided by or distributed to DIH Cayman. For the years ended March 31, 2022 and 2021, the net transactions with parent were $(492) and $(4), respectively. Material activity impacting these balances were net loss contributing to accumulated deficit.

DIH Hong Kong

DIH Hong Kong is an investment holding company formed in the Hong Kong Special Administrative Region (“DIH Hong Kong”). DIH Hong Kong holds interests in DIH operating entities, which include Hocoma AG, a company formed in Switzerland (“Hocoma”), Motek ForceLink B.V, a company formed in the Netherlands (“Motek”) and DIH China, a company formed in the People’s Republic of China (“DIH China”). DIH Hong Kong does not have a management team or direct influence with any operating entities other than acting as shareholder of the entities listed.

Subsidiaries within DIH Hong Kong perform two lines of business including, smart pharmacy solutions and rehabilitation solutions. In the case of Motek, DIH China was Motek’s authorized distributor in China before DIH Hong Kong acquired Motek in 2015. This distributor relationship and terms did not change after the acquisition. In the case of Hocoma, DIH China assumed the distribution agreements with third parties after DIH Hong Kong acquired Hocoma. The terms of the distribution agreements are the same with the third party distributor.

For the period ending March 31, 2022, amounts recognized in the combined statement of operations include $1,897 in revenue and $514 in cost of sales from related party transactions. For the period ending March 31, 2021, amounts recognized in the combined statement of operations include $1,907 in revenue, and $99 in cost of sales from related party transactions.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Class A Ordinary Shares as of                    , 2023 pre-Business Combination and (ii) the expected beneficial ownership of New DIH Class A Common Stock immediately after the consummation of the Business Combination assuming that no Public Shares are redeemed, and alternatively in separate scenarios that 2,835,062 and 5,670,123 public shares are redeemed, by:

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by ATAK to be the beneficial owner of more than 5% of shares of Class A Ordinary Shares pre-Business Combination;

●	each person or “group” known by ATAK who is expected to be the beneficial owner of more than 5% of New DIH Class A Common Stock immediately post-Business Combination;

●	each of ATAK’s current executive officers and directors, and all executive officers and directors of ATAK as a group, in each case pre-Business Combination; and

●	each person who will become an executive officer or director of New DIH, and all executive officers and directors of New DIH as a group, in each case pre-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, ATAK believes, based on information available to it, that all persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares beneficially owned by them.

The beneficial ownership of Class A Ordinary Shares pre-Business Combination is based on 7,690,123 Class A Ordinary Shares outstanding as of              , 2023 which consists of 7,690,123 Public Shares and 5,050,000 Founders Shares which will convert into Class A Ordinary Shares upon the Business Combination.

The beneficial ownership below excludes the shares underlying the Public Warrants and the Private Placement Warrants because those securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the consummation of the Business Combination. The beneficial ownership information below also excludes the shares expected to be issued or reserved under the Stock Incentive Plan as well as any of the Earn-Out Shares. Beneficial ownership post-Business Combination in all scenarios also reflects the issuance of 2,020,000 shares of New DIH Class A Common Stock upon the conversion of the ATAK Rights and 700,000 shares of New DIH Class A Common Stock as payment to DIH’s financial advisor.

The expected beneficial ownership of New DIH Class A Common Stock post-Business Combination set forth below reflects the “no redemptions” scenario, the “50% redemption” scenario and the “maximum redemption” scenario.

●	With respect to the “no redemptions” scenario, the expected beneficial ownership of New DIH Class A Common Stock post-Business Combination has been determined based on the following assumptions: (i) that none of the Class A Shares are redeemed (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of Class A Shares (pre-Business Combination) or New DIH Class A Common Stock (post-Business Combination), and (iii) and (b) there will be an aggregate of (a) 38,743,123 shares of New DIH Class A Common Stock issued and outstanding at Closing.

●	With respect to the “50% redemptions” scenario, the expected beneficial ownership of New DIH Class A Common Stock post-Business Combination has been determined based on the following assumptions: (i) that holders of 2,835,062 Public Shares exercise their redemption rights, (ii) that none of the investors set forth in the table below has purchased or purchases shares of Class A Shares (pre-Business Combination) or New DIH Class A Common Stock (post-Business Combination), and (iii) there will be an aggregate of 35,908,062 shares of New DIH Class A Common Stock issued and outstanding at Closing.

●	With respect to the “maximum redemptions” scenario, the expected beneficial ownership of New DIH Class A Common Stock post-Business Combination has been determined based on the following assumptions: (i) that holders of 5,670,123 Public Shares exercise their redemption rights, (ii) that none of the investors set forth in the table below has purchased or purchases shares of Class A Shares (pre-Business Combination) or New DIH Class A Common Stock (post-Business Combination), and (iii) there will be an aggregate of 33,073,000 shares of New DIH Class A Common Stock issued and outstanding at Closing.

Post-Business Combination
	Pre- Business Combination		Assuming No Redemption		Assuming 50% Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Holder	Number of Class A Common Shares Owned	%	Number of Class A Common Shares Owned	%	Number of Class A Common Shares Owned	%	Number of Class A Common Shares Owned	%
Directors and Executive Officers of ATAK Prior to Closing
Zachary Wang
Catherine Chen
Yida Gao
James C. Woolery
Sam Yam
Max Baucus
Paul Asquith
Alec Hartman
All Directors and Executive Officers of ATAK Prior to Closing (8 persons)

Directors and Executive Officers of DIH Prior to Closing
Jason Chen
Lynden Bass
Dr. Patrick Bruno

All Directors and Executive Officers of DIH Prior to Closing (3 persons)

Directors and Executive Officers of New DIH upon the Closing
Jason Chen
Patrick Bruno
Lynden Bass

All Directors and Executive Officers of New DIH Upon the Closing (___ persons)

Five Percent Holders

* Less than 1%

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COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

ATAK is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and ATAK’s Existing Governing Documents govern the rights of its shareholders. Following the Domestication and Merger, New DIH will be incorporated under the laws of the State of Delaware and the rights of New DIH shareholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to U.S. corporations and their shareholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Certificate of Incorporation and Proposed Bylaws of New DIH. As a result, when you become a shareholder of New DIH, your rights will differ as compared to when you were a shareholder of ATAK.

The following table sets forth a summary of important similarities and differences in the corporate governance and shareholder rights associated with each of ATAK and New DIH according to applicable law or the organizational documents of ATAK and New DIH, including the principal changes proposed to be made between ATAK’s Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws of New DIH. This summary is qualified by reference to the complete text of the Existing Governing Documents of ATAK, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex D, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex E. All shareholders are encouraged to read each of the Proposed Governing Documents in their entirety for a more complete description of their terms. Additionally, as the Existing Governing Documents are governed by the Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the section entitled “Proposal No. 2 - The Domestication Proposal” and “Description of Securities” as well as the DGCL and the Cayman Islands Companies Act.

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law

Authorized Shares (Advisory Governing Documents Proposal 4(A))	The authorized share capital under the Existing Governing Documents is 500,000,000 Class A Ordinary Shares, par value US$0.0001 per share, 50,000,000 Class B Ordinary Shares, par value US$0.0001 per share, and 5,000,000 preference shares, par value US$0.0001 per share.	The Proposed Governing Documents authorize shares of New DIH Class A Common Stock, par value $0.0001 per share, and shares of New DIH Preferred Stock, par value $0.0001 per share

	See paragraph 8 of ATAK’s Amended and Restated Memorandum of Association.	See Article FOURTH, Section A of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Shareholder Consent (Advisory Governing Documents Proposal 4(A))	The Existing Governing Documents authorize the issuance of up to 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by ATAK’s Board. Accordingly, ATAK’s Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Governing Documents authorize the issuance of up to shares of preferred stock in one or more series with such designations, powers, preferences and rights, and qualifications, limitations or restrictions thereof as may be fixed from time to time by the New DIH Board for each such series, including, without limitation, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

	See paragraph 5 of ATAK’s Amended and Restated Memorandum of Association and Article 2 of ATAK’s Amended and Restated Articles of Association.	See Article FOURTH, Parts A and C of the Proposed Certificate of Incorporation.

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	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law

Corporate Name (Governing Documents Proposal)	The Existing Governing Documents provide the name of the company is “Aurora Technology Acquisition Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “DIH Holding US, Inc.”

	See paragraph 1 of ATAK’s Amended and Restated Memorandum of Association.	See Article FIRST of the Proposed Certificate of Incorporation.

Perpetual Existence	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by August 9, 2023, ATAK will cease all operations except for the purposes of winding up and will redeem the shares issued in the ATAK IPO and liquidate its Trust Account.	New DIH will have perpetual existence, which is the default under the DGCL.

	See Article 37.2 of ATAK’s Amended and Restated Articles of Association, as amended.	See Section 102 of the DGCL

Exclusive Forum (Advisory Governing Documents Proposal 4(B))	The Existing Governing Documents provide that the courts of the Cayman Islands shall have exclusive jurisdiction except for litigation arising out of the Securities Act or Exchange Act.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain shareholder litigation and the U.S. federal district courts as the exclusive forum for litigation arising out of the Securities Act.

	See Article 40 of ATAK’s Amended and Restated Articles of Association.	See Article EIGHTH, Section 2 of the Proposed Certificate of Incorporation.

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	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law

Number of Directors	Under the Existing Governing Documents, the ATAK Board shall consist of not less than one person provided however that ATAK may by ordinary resolution increase or reduce the limits in the number of directors.	Subject to the rights of holders of any preferred stock of New DIH, the number of directors that constitutes the New DIH Board may be fixed only by resolution of the New DIH Board.

	See Article 14 of ATAK’s Amended and Restated Articles of Association.	See Article FIFTH, Section 2 of the Proposed Certificate of Incorporation.

Classified Board (Advisory Governing Documents Proposal 4(F))	The Existing Governing Documents do not provide for a classified board.	The Proposed Governing Documents provide that the New DIH Board will be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

See Article FIFTH, Section 2 of the Proposed Certificate of Incorporation.

Election and Removal of Directors (Advisory Governing Documents Proposal 4(D) with respect to Director Removal for Cause)	The Existing Governing Documents provide that prior to the closing of a Business Combination, the holders of Class A Ordinary Shares and Class B Ordinary Shares, by ordinary resolution, may appoint any person to be a director or remove any director of ATAK.	Directors of New DIH will be elected by a majority of all of the votes cast in the election of directors. The Proposed Certificate of Incorporation will provide that shareholders may only remove a director for cause and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of New DIH entitled to vote in the election of directors, voting together as a single class.

	See Article 15.4 of ATAK’s Amended and Restated Articles of Association.	See Article FIFTH, Section 3 of the Proposed Certificate of Incorporation and Section 1.7 of the Proposed Bylaws.

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	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law

Quorum for Shareholder Meetings	Under the Existing Governing Documents, a quorum for a meeting of shareholders will be present if the holders of a majority of the issued and outstanding shares are present (in person or by proxy) or, being a non-natural person, duly represented in person or by proxy.	In order to constitute a quorum for the transaction of business at a meeting of shareholders, the Proposed Bylaws require the presence, in person or by proxy, of the holders of a majority of the voting power of the capital stock of New DIH issued and outstanding and entitled to vote at the meeting.

	See Article 12.1 of ATAK’s Amended and Restated Articles of Association.	See Section 1.5 of the Proposed Bylaws.

Voting Rights Generally

Under the Cayman Islands Companies Act and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon at the general meeting).

Except as otherwise set forth in the Existing Governing Documents, shareholders of ATAK have one vote for every share held.

Mergers require a special resolution, and any other authorization as may be specified in the Existing Governing Documents.

All mergers (other than parent/subsidiary mergers) require shareholder approval-there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

 A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by a majority in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Generally, approval of routine corporate matters that are put to a shareholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter while directors are elected by a plurality of the votes cast.

Holders of New DIH Class A Common Stock will be entitled to one vote for each share held as of the record date for the determination of the shareholders entitled to vote on such matters, including the election and removal of directors, except as otherwise required by law.

Mergers generally require approval of a majority of all outstanding shares of voting stock. Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer shareholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders.

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	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law

See Section 1.8 of the Proposed Bylaws and Section 215 and Subchapter IX of the DGCL.

Amendments to Governing Documents (Advisory Governing Documents Proposal 4(E))	The Existing Governing Documents provide that certain amendments may only be made pursuant to a special resolution under the Cayman Islands Companies Act, which would require the affirmative vote of at least the holders of at least a two-thirds (2/3) majority of the votes cast by holders of ATAK Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at a general meeting, or unanimous written resolution signed by all of the shareholders entitled to vote at a general meeting.

The Proposed Certificate of Incorporation will allow for amendments by the affirmative vote of holders of at least a majority of the total voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, that certain amendments will require the affirmative vote of the holders of two-thirds of the total voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class.

In addition, the Proposed Bylaws will allow for amendments by the New DIH Board; provided, that shareholders may make additional bylaws and may amend or repeal bylaws upon approval by holders of at least two-thirds of the voting power of the then-outstanding voting securities entitled to vote thereon, voting together as a single class. See “Description of Securities-Amendments to Certificate of Incorporation and Bylaws” below.

	See Article 34 of ATAK’s Amended and Restated Articles of Association.	See Article FIFTH, Section 9 and Article NINTH of the Proposed Certificate of Incorporation and Section 7.7 of the Proposed Bylaws.

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	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law

Shareholder Written Consent In Lieu of a Meeting (Advisory Governing Documents Proposal 4(C))	The Existing Governing Documents provide that resolutions may be passed by a vote in person or, where proxies are allowed, by proxy at a general meeting, or by written resolution.	The Proposed Governing Documents allow shareholders to vote in person or by proxy at a meeting of shareholders, but prohibit the ability of shareholders to act by written consent in lieu of a meeting.

	See Article 12.18 and 12.19 of ATAK’s Amended and Restated Articles of Association.	See Article SIXTH of the Proposed Certificate of Incorporation and Section 1.10 of the Proposed Bylaws.

Appraisal Rights	Unless Section 239 of the Cayman Islands Companies Act applies, minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the court.	In general, under the DGCL, a shareholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Shareholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; or (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depositary receipts described in (a), (b) and (c) above.

See DGCL Section 262.

Inspection of Books and Records	Under Cayman Islands law, shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.	Under the DGCL, any shareholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.

See DGCL Section 220.

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	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law

Shareholder Lawsuits (Advisory Governing Documents Proposal 4(B) with respect to the Exclusive Forum Provisions)

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

The Existing Governing Documents do not expand upon or otherwise limit statutorily provided rights.

A shareholder may bring a derivative suit subject to procedural requirements (including compliance with the exclusive forum provisions in the Proposed Certificate of Incorporation).

Except with respect to the exclusive forum provisions in the Proposed Certificate of Incorporation, the Proposed Governing Documents do not expand upon or otherwise limit statutorily provided rights.

Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal 4(G))	The Existing Governing Documents set forth various provisions related to ATAK’s status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to New DIH’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 37 of ATAK’s Amended and Restated Articles of Association.

Duties of Directors

Under Cayman Islands law, a director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Under Delaware law, the standards of conduct for directors have developed through Delaware case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors not to act for the purpose of self-dealing, and the duty of care requires directors in managing New DIH’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, and no other facts exist to call for a heightened standard of review, their decisions generally are presumed to be valid under the business judgment rule.

New DIH’s Board may exercise all such authority and powers of New DIH and do all such lawful acts and things as are not by statute or the Proposed Governing Documents directed or required to be exercised or done solely by the shareholders.

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	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law

Indemnification of Directors and Officers	The Existing Governing Documents require ATAK to indemnify its directors and officers except with regard to actual fraud, willful neglect or willful default.	The Proposed Governing Documents will obligate New DIH to indemnify each current and former director or officer of New DIH to the fullest extent permitted by the DGCL.

	See Article 29 of ATAK’s Amended and Restated Articles of Association.	See Article VI of the Proposed Bylaws.

Limited Liability of Directors	Liability of directors may be limited, except with regard to their own actual fraud, willful neglect or willful default.	The Proposed Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted by the DGCL, the personal liability of directors for monetary damages to New DIH or its shareholders for any breach of fiduciary duty as a director.
See Article SEVENTH of the Proposed Certificate of Incorporation.

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DESCRIPTION OF SECURITIES

The following description of the Company’s securities reflects the Company’s capital stock and warrants as they will exist as of the effective time of the Business Combination. The Company’s capital stock will be governed by the Company’s Proposed Certificate of Incorporation, the Company’s Proposed Bylaws and the DGCL. This description is a summary and is not complete. We urge you to read the Company’s Proposed Certificate of Incorporation and Proposed Bylaws, which will be in effect prior to the effective time of the Business Combination and the forms of which are included as Annex D and Annex E, respectively, to this proxy statement/prospectus and are incorporated herein by reference, in their entirety. Throughout this section, references to the “Company” refer to DIH Holding US, Inc. (f.k.a. Aurora Technology Acquisition Corp.) after the Business Combination as the context so requires. The Domesticated Certificate of Incorporation and Domesticated Bylaws, in the forms attached to this proxy statement/prospectus as Annex B and Annex C, respectively, shall be effective upon the Domestication, and shall be replaced in their entirety by the Proposed Certificate of Incorporation and Proposed Bylaws, in the forms attached to this proxy statement/prospectus as Annex D and Annex E, respectively.

General

Following the consummation of the Business Combination, the authorized capital stock of the Company will consist of        shares of Class A Common Stock and         shares of preferred stock. Following the consummation of the Business Combination, assuming no redemptions (after giving effect to the Extension Amendment Redemptions), the Company would have an aggregate of approximately               shares of New DIH Class A Common Stock outstanding, assuming the maximum number of shares of New DIH Class A Common Stock that may be issued to holders of shares of DIH are issued (as more fully described in this proxy statement/prospectus), together with the shares issued to the existing shareholders of ATAK in each case in connection with the Business Combination, but excluding shares issuable upon exercise of the New DIH Public Warrants and New DIH Private Placement Warrants, and no shares of preferred stock issued and outstanding.

Common Stock

The Proposed Certificate of Incorporation authorizes one class of common stock.

Dividend Rights

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Delaware common law also imposes a solvency requirement in connection with the payment of dividends.

Subject to preferences that may apply to any shares of the Company’s preferred stock outstanding at the time, the holders of the Company’s common stock will be entitled to receive dividends out of funds legally available therefor if the Company’s board of directors, in its discretion, determines to authorize the issuance of dividends and then only at the times and in the amounts that the Company’s board of directors may determine.

Voting Rights

Holders of the Company’s common stock will be entitled to one vote for each share held as of the record date for the determination of the shareholders entitled to vote on such matters, including the election and removal of directors, except as otherwise required by law. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Company’s Proposed Certificate of Incorporation will not authorize cumulative voting and will provide that no shareholder will be permitted to cumulate votes at any election of directors. Consequently, the holders of a majority of the outstanding shares of the Company’s common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Right to Receive Liquidation Distributions

If the Company becomes subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to the Company’s shareholders would be distributable ratably among the holders of the Company’s common stock and any participating series of the Company’s preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of, and the payment of any liquidation preferences on, any outstanding shares of the Company’s preferred stock.

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Other Matters

All outstanding shares of the Company’s common stock will be fully paid and nonassessable. The Company’s common stock will not be entitled to preemptive rights and will not be subject to redemption or sinking fund provisions.

Preferred Stock

The Company’s board of directors will be authorized, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the Company’s shareholders. The Company’s board of directors will be empowered to increase or decrease the number of shares of any series of the Company’s preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by the Company’s shareholders. The Company’s board of directors will be able to authorize the issuance of the Company’s preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Company’s common stock. The issuance of the Company’s preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company and might adversely affect the market price of the Company’s common stock and the voting and other rights of the holders of the Company’s common stock. There are currently no plans to issue any shares of the Company’s preferred stock.

Board of Directors

The Company’s board of directors is expected to consist of          directors. The Proposed Certificate of Incorporation provides that the number of directors shall be fixed only by resolution of the board of directors. Directors are elected by a majority of all of the votes cast in the election of directors.

Takeover Defense Provisions

Certain provisions of Delaware law, the Proposed Certificate of Incorporation and the Proposed Bylaws, which are summarized in this proxy statement/prospectus, may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Company’s board of directors.

Section 203 of the DGCL

The Company will also be governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” (as those terms are defined in Section 203 of the DGCL) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	either the merger or the transaction which resulted in the shareholder becoming an interested stockholder was approved by the board of directors prior to the time that the shareholder became an interested stockholder;

●	upon consummation of the transaction which resulted in the shareholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the time the shareholder became an interested stockholder, the merger was approved by the Company’s board of directors and authorized at an annual or special meeting of the shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a shareholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of the Company.

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Classified Board of Directors

The Proposed Certificate of Incorporation will provide that the Company’s board of directors is divided into three classes, designated as Class I, Class II and Class III. Each class will be an equal number of directors, as nearly as possible, consisting of one-third of the total number of directors constituting the entire board of directors. The term of the initial Class I directors will terminate on the date of the first annual meeting of shareholders following the effectiveness of the Proposed Certificate of Incorporation in accordance with the DGCL (the “Classification Effective Time”), the term of the initial Class II directors will terminate on the date of the second annual meeting of shareholders following the Classification Effective Time, and the term of the initial Class III directors will terminate on the date of the third annual meeting of shareholders following the Classification Effective Time. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Removal of Directors

The Proposed Certificate of Incorporation will provide that shareholders may only remove a director for cause and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of the Company entitled to vote in the election of directors, voting together as a single class.

Board of Directors Vacancies

The Proposed Certificate of Incorporation and Proposed Bylaws authorize only a majority of the remaining members of the Company’s board of directors, although less than a quorum, to fill vacant directorships, including newly created directorships. In addition, subject to the rights of holders of any series of the Company’s preferred stock, the number of directors constituting the Company’s board of directors will be permitted to be set only by a resolution of the Company’s board of directors. These provisions would prevent a shareholder from increasing the size of the Company’s board of directors and then gaining control of the Company’s board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Company’s board of directors and will promote continuity of management.

Shareholder Action; Special Meeting of Shareholders

The Proposed Certificate of Incorporation and Proposed Bylaws will provide that the Company’s shareholders may not take action by written consent but may only take action at annual or special meetings of the shareholders. As a result, a holder controlling a majority of the Company’s capital stock would not be able to amend the Proposed Bylaws, amend the Proposed Certificate of Incorporation or remove directors without holding a meeting of the Company’s shareholders called in accordance with the Proposed Certificate of Incorporation and Proposed Bylaws. The Proposed Certificate of Incorporation and Proposed Bylaws will further provide that special meetings of shareholders of the Company may be called only by the Company’s board of directors, the Chairperson of the Company’s board of directors, or the Chief Executive Officer or the President of the Company, thus prohibiting shareholder action to call a special meeting. These provisions might delay the ability of the Company’s shareholders to force consideration of a proposal or for shareholders controlling a majority of the Company’s capital stock to take any action, including the removal of directors.

Advance notice requirements for shareholder proposals and director nominations

The Proposed Certificate of Incorporation will provide that advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Company must be given in the manner and to the extent provided in the bylaws of the Company. The Proposed Bylaws provide that, with respect to an annual meeting of the Company’s shareholders, nominations of persons for election to the board of directors and the proposal of other business to be transacted by the shareholders may be made only (i) pursuant to the Company’s notice of the meeting, (ii) by or at the direction of the Company’s board of directors, (iii) as provided in the certificate of designation for any class or series of preferred stock or (iv) by any shareholder who was a shareholder of record at the time of giving the notice required by the Proposed Bylaws, at the record date(s) set by the board of directors for the purpose of determining shareholders entitled to notice of, and to vote at, the meeting, and at the time of the meeting, and who complies with the advance notice provisions of the Proposed Bylaws.

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With respect to special meetings of shareholders, only the business specified in the Company’s notice of meeting may be brought before the meeting. Nominations of persons for election to the board of directors may be made only (i) by or at the direction of the Company’s board of directors or (ii) if the meeting has been called for the purpose of electing directors, by any shareholder who was a shareholder of record at the time of giving the notice required by the Proposed Bylaws, at the record date(s) set by the board of directors for the purpose of determining shareholders entitled to notice of, and to vote at, the meeting, and at the time of the meeting, and who complies with the advance notice provisions of the Proposed Bylaws.

The advance notice procedures of the Proposed Bylaws provide that, to be timely, a shareholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to the Company’s Secretary at the principal executive office of the Company not earlier than the 120th day nor later than 5:00 p.m., local time, on the 90th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 70 days after the first anniversary of the date of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., local time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

These provisions might preclude shareholders of the Company from bringing matters before the annual meeting of shareholders or from making nominations for directors at the annual meeting of shareholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

No cumulative voting

The DGCL provides that shareholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Certificate of Incorporation will not provide for cumulative voting and will provide that no shareholder will be permitted to cumulate votes at any election of directors.

Amendments to Certificate of Incorporation and Bylaws

Except for those amendments permitted to be made without shareholder approval under Delaware law or the Proposed Certificate of Incorporation, the Proposed Certificate of Incorporation generally may be amended only if the amendment is first declared advisable by the board of directors and thereafter approved by holders of a majority of the outstanding stock of the Company entitled to vote thereon. Any amendment of certain provisions in the Proposed Certificate of Incorporation will require approval by holders of at least two-thirds of the voting power of the then-outstanding voting securities of the Company entitled to vote thereon, voting together as a single class. These provisions include, among others, provisions related to the classified board structure, board composition, removal of directors, indemnification and exculpation, cumulative voting rights, preferred stock, exclusive forum provisions, provisions related to shareholder action and advance notice, corporate opportunities and amendments to the charter, in each case as summarized in this proxy statement/prospectus.

The Company’s board of directors will have the power to adopt, amend or repeal any provision of the Proposed Bylaws. In addition, shareholders of the Company may adopt, amend or repeal any provision of the Proposed Bylaws with the approval by the holders of at least two-thirds of the voting power of the then-outstanding voting securities of the Company entitled to vote thereon, voting together as a single class.

Authorized but Unissued Capital Stock

Delaware law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq Stock Market, which would apply if and so long as the common stock remains listed on the Nasdaq Stock Market, require shareholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Company’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

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Exclusive Forum

The Proposed Certificate of Incorporation will provide that, unless otherwise consented to by the Company in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, shareholder, employee or agent of the Company to the Company or the Company’s shareholders; (iii) any action asserting a claim against the Company or any current or former director, officer, shareholder, employee or agent of the Company relating to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action asserting a claim against the Company or any current or former director, officer, shareholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware, in each such case unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. The Proposed Certificate of Incorporation will further provide that, unless otherwise consented to by the Company in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of the Company’s securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in the Company’s securities will be deemed to have notice of and consented to this provision.

Although the Proposed Certificate of Incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and, therefore, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

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Limitations on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Company’s Proposed Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time. The effect of these provisions is to eliminate the rights of the Company and its shareholders, through shareholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Company’s Proposed Certificate of Incorporation will permit and the Proposed Bylaws will obligate the Company to indemnify, to the fullest extent permitted by the DGCL, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company will not be obligated to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person unless the Proceeding (or part thereof) was, or is, authorized by the board of directors, the Company determines to provide the indemnification or is otherwise required by applicable law. In addition, the Proposed Bylaws require the Company, to the fullest extent permitted by law, to pay, in advance of the final disposition of a Proceeding, expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding, upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under the Proposed Bylaws or the DGCL.

The Company expects to enter into an indemnification agreement with each of its directors and executive officers that provide for indemnification to the maximum extent permitted by Delaware law.

The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers. The limitation of liability and indemnification provisions in the Company’s Proposed Certificate of Incorporation and Proposed Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its shareholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent

The Transfer Agent for the New DIH Class A Common Stock and New DIH Public Warrants following the Business Combination will be Continental Stock Transfer & Trust Company.

Listing of Common Stock and Warrants

ATAK has applied for the listing of the New DIH Class A Common Stock and New DIH Public Warrants of the Company on Nasdaq following the completion of the Business Combination under the symbols “DHAI” and “DHAIW,” respectively.

Warrants

New DIH Public Warrants

Each two New DIH warrants entitles the registered holder to purchase one share of New DIH Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the ATAK IPO and 30 days after the completion of the Business Combination. Because the warrants may only be exercised for whole numbers of New DIH Class A Common Stock, only an even number of warrants may be exercised at any given time by a warrant holder. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

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We will not be obligated to deliver any shares of New DIH Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New DIH Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of New DIH Class A Common Stock upon exercise of a warrant unless the share of New DIH Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

It is our current intention to have an effective and current registration statement covering the shares of New DIH Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to such New DIH Class A Common Stock in effect promptly following consummation of the Business Combination. Notwithstanding the foregoing, if a registration statement covering the shares of New DIH Class A Common Stock issuable upon exercise of the warrants is not effective within 120 days after the closing of the Initial Business Combination, New DIH Warrants holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our New DIH Class A Common Stock at the time of any exercise of a warrant is not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the New DIH Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our New DIH Class A Common Stock may fall below the $18.00 trigger price, as well as the $11.50 warrant exercise price after the redemption notice is issued.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of New DIH Class A Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such ordinary shares under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the New DIH Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

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If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of New DIH Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New DIH Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New DIH Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the New DIH Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of New DIH Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.9% (or such other amount as a holder may specify) of the New DIH Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New DIH Class A Common Stock is increased by a share dividend payable in stock, or by a split-up of stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of New DIH Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New DIH Class A Common Stock. A rights offering to holders of shares of New DIH Class A Common Stock entitling holders to purchase shares of New DIH Class A Common Stock at a price less than the fair market value will be deemed a share dividend of a number of New DIH Class A Common Stock equal to the product of (i) the number of shares of New DIH Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New DIH Class A Common Stock) and (ii) one (1) minus the quotient of (x) the price per share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of New DIH Class A Common Stock, in determining the price payable for New DIH Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of the New DIH Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the New DIH Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New DIH Class A Common Stock on account of such New DIH Class A Common Stock (or other shares into which the warrants are convertible), other than (a) as described above, or (b) certain New DIH Class A Common Stock cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New DIH Class A Common Stock in respect of such event.

If the number of outstanding shares of New DIH Class A Common Stock is decreased by a consolidation, combination or reclassification of New DIH Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of New DIH Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New DIH Class A Common Stock.

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Whenever the number of shares of New DIH Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New DIH Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New DIH Class A Common Stock so purchasable immediately thereafter.

The warrants are issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of New DIH Class A Common Stock and any voting rights until they exercise their warrants and receive shares of New DIH Class A Common Stock. After the issuance of shares of New DIH Class A Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

In addition, if (x) we issue additional shares of New DIH Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price (the “Newly Issued Price”) of less than $9.20 per share of New DIH Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our New DIH Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Private Placement Warrants

The private placement warrants (including the shares of New DIH Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or saleable until the completion of our initial business combination. Except as described herein, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering, including as to exercise price, exercisability and exercise period.

We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could sell their shares of New DIH Class A Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors has loaned us funds as may be required. Up to $1,500,000 of such working capital loans may be convertible into private placement-equivalent warrants at a price of $1.00 per warrant (which, for example, would result in the holders being issued 1,500,000 warrants if $1,500,000 of notes were so converted), at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period.

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In addition, holders of our private placement warrants are entitled to certain registration rights.

Our sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the New DIH Class A Common Stock issuable upon exercise of any of the private placement warrants) until the date that the date we complete our initial business combination.

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SECURITIES ACT RESTRICTIONS ON RESALE OF NEW DIH SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of New DIH Class A Common Stock or warrants of New DIH for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of New DIH for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of New DIH Class A Common Stock then outstanding (as of the date of this proxy statement/prospectus, ATAK has 5,973,123 Class A Ordinary Shares outstanding and 5,050,000 Class B Ordinary Shares outstanding); or
●	The average weekly reported trading volume of New DIH Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (“Form 10 information”).

As a result, subject to the provisions of the Sponsor Support Agreement, the ATAK Initial Shareholders will be able to sell their Founder Shares and ATAK Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination and filed our Form 10 information with the SEC.

We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

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APPRAISAL RIGHTS

ATAK Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at Aurora Technology Acquisition Corp., 4 Embarcadero Center, Suite 1449, San Francisco, California 94105, to inform us of his or her request; or

If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for our securities is Continental Stock Transfer & Trust Company and, following the Business Combination, will be Continental.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the Shareholder Meeting. Under the Cayman Islands Companies Act, only business that is specified in the notice of Shareholder Meeting to shareholders may be transacted at the Shareholder Meeting.

FUTURE SHAREHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the shareholders at the first annual meeting of shareholders of New DIH following consummation of the Business Combination, assuming consummation, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. New DIH will disclose the deadline for the submission of such proposals in a Form 8-K after the Business Combination.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the ATAK Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Aurora Technology Acquisition Corp., 4 Embarcadero Center, Suite 1449, San Francisco, California 94105. Following the Business Combination, such communications should be sent in care of New DIH, 77 Accord Park Drive, Suite D-1, Norwell, MA 02061, and its telephone number is (650) 206-9458. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

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LEGAL MATTERS

Dentons US LLP will pass upon the validity of the securities of New DIH to be issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Aurora Technology Acquisition Corp. as of December 31, 2022 and for the year ended December 31, 2022 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and have been included herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Aurora Technology Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements). Such financial statements are included in reliance upon such report and given on authority of such firm as experts in accounting and auditing.

The balance sheet of Aurora Technology Acquisition Corp. as of December 31, 2021, and the related statements of operations, changes in shareholder’s equity, and cash flows for the period from August 6, 2021 (inception) through December 31, 2021, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of DIH Holding US, Inc. and subsidiaries as of March 31, 2022 and 2021, and for each of the two years in the period ended March 31, 2022, included in this proxy statement/prospectus have been so included in the reliance on the report of BDO AG, an independent registered public accounting firm, appearing elsewhere herein given upon the authority of said firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

ATAK has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

ATAK files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on ATAK at the SEC web site, which contains reports, proxy statements and other information, at: http://www.sec.gov.

This proxy statement/prospectus is available without charge to shareholders of ATAK upon written or oral request. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Shareholder Meeting, you should contact ATAK in writing at Aurora Technology Acquisition Corp., 4 Embarcadero Center, Suite 1449, San Francisco, California 94105.

If you have questions about the proposals or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Okapi Partners LLC, the proxy solicitor for ATAK, by calling (855) 208-8903 (toll-free), or banks and brokers can call (212) 297-0720, or by emailing info@okapipartners.com. You will not be charged for any of the documents that you request.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Shareholder Meeting, or no later than    , 2023.

Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus or filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

All information contained in this document relating to ATAK has been supplied by ATAK and all such information relating to DIH has been supplied by DIH. Information provided by ATAK or DIH does not constitute any representation, estimate or projection of the other.

This document is a proxy statement/prospectus of ATAK for the Shareholder Meeting. ATAK has not authorized anyone to give any information or make any representation about the Business Combination, ATAK or

DIH that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

ENFORCEABILITY OF CIVIL LIABILITY

ATAK is a Cayman Islands exempted company. If ATAK does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon ATAK. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against ATAK in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, ATAK may be served with process in the United States with respect to actions against ATAK arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of ATAK’s securities by serving ATAK’s U.S. agent irrevocably appointed for that purpose.

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INDEX TO FINANCIAL STATEMENTS

AURORA TECHNOLOGY ACQUISITION CORP.

Page
Financial Statements as of December 31, 2022 and 2021, and for the Year Ended December 31, 2022, and for the Period from August 6, 2021 (Inception) through December 31, 2021
Report of Independent Registered Public Accounting Firm (PCAOB ID Number 688)	F-3
Report of Independent Registered Public Accounting Firm (PCAOB ID Number 274)	F-4
Balance Sheet	F-5
Statement of Operation	F-6
Statement of Changes in Shareholders’ Deficit	F-7
Statement of Cash Flows	F-9
Notes to Financial Statements	F-10

F-1

DIH Holding US, INC. AND SUBSIDIARIES

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Aurora Technology Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Aurora Technology Acquisition Corp. (the “Company”) as of December 31, 2022, the related statements of operations, shareholders’ (deficit) equity and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2022, are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2022.

New York, New York

April 18, 2023

F-3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of

Aurora Technology Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Aurora Technology Acquisition Corp. (the “Company”) as of December 31, 2021, and the related statements of operations, changes in shareholder’s equity, and cash flows for the period from August 6, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from August 6, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficit as of December 31, 2021 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1, 3, 4 and 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We served as the Company’s auditor from 2021 to 2022.

EISNERAMPER LLP

New York, New York

February 1, 2022

F-4

AURORA TECHNOLOGY ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2022	2021
Assets:
Current assets:
Cash	$191,103	$65,373
Prepaid expenses – current	284,597	—
Total current assets	475,700	65,373
Non-current assets:
Cash and marketable securities held in Trust Account	206,879,903	—
Deferred offering costs	—	307,402
Total non-current assets	206,879,903	307,402
Total Assets	$207,355,603	$372,775
Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accounts payable and accrued expenses	$387,158	$9,947
Accrued offering costs	50,000	104,990
Promissory note – related party	—	242,801
Total current liabilities	437,158	357,738
Non-current liabilities:
Warrant liabilities	589,420	—
Deferred underwriter fee payable	7,070,000	—
Total non-current liabilities	7,659,420	—
Total Liabilities	8,096,578	357,738
Commitments and Contingencies (Note 8)
Class A ordinary shares subject to possible redemption; $0.0001 par value; 500,000,000 shares authorized; 20,200,000 and no shares issued and outstanding subject to possible redemption at December 31, 2022 and 2021, at redemption value of $10.24 and $0 per share, respectively	206,879,903	—
Shareholders’ (Deficit) Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares; $0.0001 par value; 500,000,000 shares authorized; 303,000 and no shares issued and outstanding (excluding 20,200,000 and no shares subject to possible redemption) at December 31, 2022 and 2021, respectively	30	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,050,000 and 5,750,000 shares issued and outstanding at December 31, 2022 and 2021, respectively	505	575
Additional paid-in capital	—	24,425
Accumulated deficit	(7,621,413)	(9,963)
Total Shareholders’ (Deficit) Equity	(7,620,878)	15,037
Total Liabilities and Shareholders’ (Deficit) Equity	$207,355,603	$372,775

The accompanying notes are an integral part of these financial statements.

F-5

AURORA TECHNOLOGY ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period From August 6, 2021 (Inception) Through December 31, 2021
Formation and operating costs	$1,705,315	$9,963
Loss from operations	(1,705,315)	(9,963)
Other income:
Change in fair value of warrant liability	5,191,127	—
Gain on extinguishment of over-allotment liability	258,440	—
Dividend income on marketable securities held in Trust Account	2,859,903	—
Other income, net	8,309,470	—
Net income (loss)	$6,604,155	$(9,963)
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	18,041,644	—
Basic and diluted net income per share, Class A ordinary shares stock subject to redemption	$0.28	$—
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	5,315,282	5,000,000
Basic and diluted net loss per share, non-redeemable ordinary shares	$0.28	$(0.00)

The accompanying notes are an integral part of these financial statements.

F-6

AURORA TECHNOLOGY ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2022

	Class A
	Ordinary Shares Subject to Possible Redemption		Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit) Equity
Balance – January 1, 2022	—	$—	$—	$—	5,750,000	$575	$24,425	$(9,963)	$15,037
Issuance of Class A ordinary shares	20,200,000	174,013,413	—	—	—	—	—	—	—
Remeasurement of Class A ordinary shares to redemption value at IPO	—	32,866,490	—	—	—	—	(18,650,885)	(14,215,605)	(32,866,490)
Forfeiture of Class B ordinary shares issued to Sponsor	—	—	—	—	(700,000)	(70)	70	—	—
Issuance of representative shares	—	—	303,000	30	—	—	3,029,970	—	3,030,000
Rights underlying the Units	—	—	—	—	—	—	15,596,420	—	15,596,420
Net income	—	—	—	—	—	—	—	6,604,155	6,604,155
Balance as of December 31, 2022	20,200,000	206,879,903	303,000	$30	5,050,000	$505	$—	$(7,621,413)	$(7,620,878)

The accompanying notes are an integral part of these financial statements.

F-7

AURORA TECHNOLOGY ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY (CONTINUED)

FOR THE PERIOD FROM AUGUST 6, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A
	Ordinary Shares Subject to Possible Redemption		Class A Temporary Equity		Class B Ordinary Shares		Additional Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit) Equity
Balance as of August 6, 2021 (inception)	—	—	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	—	—	(9,963)	(9,963)
Balance as of December 31, 2021	—	—	—	$—	5,750,000	$575	$24,425	$(9,963)	$15,037

The accompanying notes are an integral part of these financial statements.

F-8

AURORA TECHNOLOGY ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period From August 6, 2021 (Inception) Through December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$6,604,155	$(9,963)
Adjustments to reconcile net income to net cash used in operating activities:
Dividend income on marketable securities held in Trust Account	(2,859,903)	—
Allocation of deferred offering costs for warrant liability	516,746	—
Change in fair value of warrant liability	(5,191,127)	—
Gain on extinguishment of over-allotment liability	(258,440)	—
Payment of advertising and marketing costs by Sponsor	—	17
Changes in current assets and current liabilities:
Prepaid expenses	(284,597)	—
Accounts payable and accrued expenses	377,211	9,947
Net cash used in operating activities	(1,095,955)	1
Cash Flows from Investing Activities:
Dividends received from interest earned on marketable securities held in Trust Account	(204,020,000)	—
Net cash used in investing activities	(204,020,000)	—
Cash Flows from Financing Activities:
Proceeds from issuance of Class A ordinary shares to Sponsor	202,000,000	—
Payment of underwriting fee	(2,525,000)	—
Proceeds from sale of Private Warrants	6,470,000	—
Proceeds from Promissory Note	—	150,000
Payment of Promissory Note	(242,801)	—
Payment of offering costs	(460,514)	(84,628)
Net cash provided by financing activities	205,241,685	65,372
Net Change in Cash	125,730	65,373
Cash - Beginning	65,373	—
Cash-Ending	$191,103	$65,373
Supplemental Disclosure of Non-cash Financing and Investing Activities:
Initial measurement of Class A ordinary shares subject to possible redemption	$174,013,413	$—
Initial measurement of public warrants and private placement warrants	$5,780,547	$—
Deferred underwriting fee payable	$7,070,000	$—
Remeasurement of Class A ordinary shares subject to possible redemption	$32,866,490	$—
Forfeiture of Founder Shares	$(70)	$—
Issuance of Representative Shares	$30	$—
Deferred offering costs included in accrued offering costs	$50,000	$104,990
Non-cash borrowings against the promissory note	$—	$92,801
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000

The accompanying notes are an integral part of these financial statements.

F-9

AURORA TECHNOLOGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND PLANS OF BUSINESS OPERATIONS

Organization and General

Aurora Technology Acquisition Corporation (the “Company”) was incorporated as a Cayman Islands exempted company on August 6, 2021. The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, recapitalization or similar business combination with one or more businesses (a “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Sponsor and Initial Financing

As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022 relates to the Company’s formation, the initial public offering (the “Initial Public Offering” or “IPO”), which is described below, and identifying a target for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Initial Public Offering was declared effective on February 7, 2022. On February 9, 2022, the Company consummated the Initial Public Offering of 20,200,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 200,000 Units, at $10.00 per Unit, generating gross proceeds of $202,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,470,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to ATAC Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,470,000, which is described in Note 4.

Transaction costs related to the consummation of the IPO on February 9, 2022, amounted to $29,192,787, consisting of $2,525,000 of underwriting fees, $7,070,000 of deferred underwriting fees, over-allotment option liability of $258,440, $3,030,000 for issuance of representative shares,$15,596,420 fair value of rights underlying the Units, and $712,927 of actual offering costs. In addition, on February 9, 2022, cash of $1,468,333 was held outside of the Trust Account (as defined below) and was available for the payment of offering costs and for working capital purposes.

The Trust Account

Following the closing of the Initial Public Offering on February 9, 2022 (“IPO Closing Date”), an amount of $204,020,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”). The funds in the Trust Account is invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. The Company will not be permitted to withdraw any of the principal or interest held in the Trust Account except for the withdrawal of interest to pay taxes, if any. The funds held in the Trust Account will not otherwise be released from the trust account until the earliest of: (i) the Company’s completion of a Business Combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum of Association, and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 12 months (or up to 18 months, if applicable) from the IPO Closing Date (the “Combination Period”).

F-10

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds from the Initial Public Offering, although substantially all of the net proceeds from the Initial Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” means one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of the signing of a definitive agreement in connection with a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination, either (i) in connection with a shareholder meeting called to approve such Business Combination or (ii) by means of a tender offer. The public shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account, calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The per-share amount to be distributed to the public shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter in connection with the IPO (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. As a result, shares are recorded at their redemption amount and classified as temporary equity, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

The decision as to whether the Company will seek shareholder approval of a Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, in its sole discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval unless a vote is required by law or stock exchange listing requirements. If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the Company’s ordinary shares entitled to vote thereon are voted in favor of such Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 upon consummation of a Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

The Company has until of February 9, 2023 (or until August 9, 2023 if the company exercises its right to extend the Combination Period six (6) times for an additional one (1) month each time (see Note 10)), to complete its initial Business Combination; provided the Company may, by resolution of the board of directors if requested by the Sponsor, extend the period of time to consummate the initial Business Combination up to two times, each by an additional three months (for a total of up to 18 months to complete the Business Combination), subject to the Sponsor depositing additional funds into the Trust Account (each three month period individually, an “Extension Period”) pursuant to the Company’s Amended and Restated Memorandum of Association. If the Company does not complete a Business Combination by such date (or such longer period as described above), the Company shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $50,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination by February 9, 2023, or within any applicable Extension Period. The Company’s “initial shareholders” (as defined below), have entered into a letter agreement with the Company, pursuant to which the initial shareholders have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares (as defined in Note 5) if the Company fails to complete its initial Business Combination by February 9, 2023, or within any applicable Extension Period. However, if any initial shareholders acquire Public Shares, such initial shareholders will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete its initial Business Combination by February 9, 2023, or within any applicable Extension Period. As used herein, the term “initial shareholders” refers to the holders of Founder Shares prior to the IPO.

F-11

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to have all third parties, including, but not limited to, all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which the Company does business execute agreements with the Company waiving any right, title, interest or claims of any kind in or to any monies held in the Trust Account.

Liquidity and Going Concern

As of December 31, 2022, the Company had $191,103 in operating cash and working capital of $38,542.

The Company’s liquidity needs up to December 31, 2022 had been satisfied through a payment from the Sponsor of $25,000 for Class B ordinary shares, par value $0.0001 per share (see Note 5), and proceeds from the Initial Public Offering and the issuance of the Private Placement Warrants. Additionally, the Company drew on an unsecured promissory note to pay certain offering costs.

The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The Company has until February 9, 2023 (or until August 9, 2023 if the company exercises its right to extend the Combination Period six (6) times for an additional one (1) month each time (see Note 10)) to complete its initial Business Combination or else it will be subject to mandatory liquidation. conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on market conditions, along with the ongoing conflict between Russia and Ukraine, and resulting market volatility and has concluded that while it is reasonably possible that these events could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The ongoing conflict in Ukraine—along with the responses of the governments of the United States, European Union (“EU”) member states, the United Kingdom, and other nations—have the potential to materially adversely affect a potential target business’s operations or assets in—or (direct or indirect) dealings with parties organized or located within—Ukraine, Russia, and Belarus. Due to recent geopolitical developments, the United States, European Union, United Kingdom, and other nations have announced or threatened new sanctions and export restrictions targeting Russian and Belarusian individuals and entities, as well as disputed territories within Ukraine. Russia and its allies may respond with countermeasures, which could further restrict the target business’s operations in or related to the foregoing countries. It is unclear how long existing restrictions (and countermeasures) will remain in place or whether new restrictions (or countermeasures) may be imposed. Existing restrictions have negatively impacted the Russian economy, and there can be no guarantee that existing (or new) restrictions or countermeasures will not materially adversely affect the Russian (or global) economy. Any of the foregoing could have a material adverse impact on a potential target business’s financial condition, results of operations, or prospects.

F-12

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is either not an emerging growth company or an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available. Accordingly, the actual results could differ significantly from those estimates.

F-13

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as December 31, 2022 and 2021.

Marketable Securities Held in Trust Account

Following the closing of the Initial Public Offering on February 9, 2022, an amount of $204,020,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants were placed in the Trust Account and is invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of the initial Business Combination; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum of Association (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 12 months from the closing of the IPO (unless extended) or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares; or (iii) absent our completing an initial business combination within 12 months from the closing of our initial public offering (unless extended), our return of the funds held in the trust account to our public shareholders as part of our redemption of the Public Shares. As of December 31, 2022, substantially all of the assets held in the Trust Account were held in money market funds which invest in United States Treasury securities. All of the investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A—”Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs are charged to shareholders’ deficit or the statement of operations based on the relative value of the Public Warrants and the Private Placement Warrants to the proceeds received from the Units sold upon the completion of the IPO. Accordingly, on February 9, 2022, offering costs totaling $29,192,787 (consisting of $2,525,000 of underwriting fees, $7,070,000 of deferred underwriting fees, over-allotment option liability of $258,440, $3,030,000 for issuance of representative shares, $15,596,420 fair value of rights underlying the Units, and $712,927 of actual offering costs), with $265,808 included in accumulated deficit as an allocation for the Public Warrants, and $10,300,559 included as a reduction to proceeds.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares is classified as shareholders’ equity. The Company’s Class A ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

F-14

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit.

As of December 31, 2022, the Class A ordinary shares, classified as temporary equity in the balance sheet, are reconciled in the following table:

Gross proceeds from initial public offering	$202,000,000
Less:
Proceeds allocated to public warrants	(3,521,870)
Offering costs allocated to Class A ordinary shares subject to possible redemption	(13,079,620)
Fair value allocated to rights	(15,596,420)
Plus:
Proceeds allocated to private warrants	4,211,323
Re-measurement of Class A ordinary shares subject to possible redemption	32,866,490
Class A ordinary shares subject to possible redemption, December 31, 2022	$206,879,903

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, deferred tax assets and income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. Ordinary shares subject to possible redemption at December 31, 2022, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income (loss) per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the private placement to purchase an aggregate of 6,470,000 Private Placement Warrants in the calculation of diluted income per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the period presented.

F-15

The Company’s statement of operations includes a presentation of net income (loss) per ordinary share subject to possible redemption and allocates the net income (loss) into the two classes of stock in calculating net earnings per ordinary share, basic and diluted. For redeemable Class A ordinary shares, net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average number of Class A ordinary shares subject to possible redemption outstanding since original issuance. For non-redeemable Class A ordinary shares, net income (loss) per share is calculated by dividing the net income (loss) by the weighted average number of non-redeemable Class A ordinary shares outstanding for the period. Nonredeemable Class A ordinary shares include the representative shares issued to Maxim at the closing of the initial public offering. For non-redeemable Class B ordinary shares, net income (loss) per share is calculated by dividing the net income (loss) by the weighted average number of non-redeemable Class B ordinary shares outstanding for the period. Nonredeemable Class B ordinary shares include the founder shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account. As of December 31, 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share as of December 31, 2022 and 2021 (in dollars, except per share amounts):

	Twelve Months Ended December 31,
	2022	2021
Class A ordinary shares subject to possible redemption
Numerator: income attributable to Class A ordinary shares subject to possible redemption
Net income	$5,101,263	$—
Net income attributable to Class A ordinary shares subject to possible redemption	$5,101,263	$—
Denominator: weighted average Class A ordinary shares subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	18,041,644	—
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.28	$—
Non-redeemable ordinary shares
Numerator: net income (loss)
Net income (loss)	$1,502,892	$(9,963)
Net income (loss) attributable to non-redeemable Class A and Class B ordinary shares	$1,502,892	$(9,963)
Denominator: weighted average non-redeemable ordinary shares
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	5,315,282	5,000,000
Basic and diluted net income (loss) per share, non-redeemable ordinary shares	$0.28	$(0.00)

Related Parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

F-16

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement” (“ASC 820”), approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Warranty Liability

The Company accounted for the 26,670,000 warrants issued in connection with the Initial Public Offering and the Private Placement Warrants (collectively, the “Warrants”) as either equity-classified or liability-classified instruments based on an assessment of the Warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company will classify each warrant as a liability at its fair value and the warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

F-17

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging —Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On February 9, 2022, pursuant to the Initial Public Offering, the Company sold 20,200,000 Units, which includes the partial exercise by the underwriter of its over-allotment option in the amount of 200,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, one redeemable warrant (each whole warrant, a “Public Warrant”), and one right to receive one-tenth of one Class A ordinary share upon the consummation of the Company’s initial Business Combination. Each two Public Warrants entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

An aggregate of $10.10 per Unit sold in the IPO was held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,470,000 Private Placement Warrants at a price of $1.00 per warrant ($6,470,000 in the aggregate) in a private placement.

Each two private placement warrants (the “Private Placement Warrants”) are exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder shares

On August 7, 2021, the Sponsor was issued 5,750,000 of the Company’s Class B ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000. Due to the underwriters partial exercise of the over-allotment option, the Sponsor forfeited 700,000 Founder Shares back to the Company. As a result, the Sponsor currently has 5,050,000 Founder Shares.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

F-18

Promissory note-related party

On August 7, 2021, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of March 31, 2022, or the completion of the IPO. At the time of repayment, there was $242,801 outstanding under the Promissory Note. On February 9, 2022, the Company repaid the Sponsor for amounts outstanding under the Promissory Note. As of December 31, 2022, there were no amounts outstanding under the Promissory Note.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, certain of the Company’s officers, directors or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, no Working Capital Loans were outstanding.

Administrative support agreement

Commencing on February 9, 2022, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company has incurred and paid $110,000 and $0 in administrative support agreement expenses for the year ended December 31, 2022 and for the period from August 6, 2021 (inception) through December 31, 2021, respectively.

Affiliate investment in potential target

The Company was in discussions with a number of potential target companies. Through introductions by the Company, an affiliate of one of the Company’s directors invested in one potential target’s latest private fundraising round. The result of which benefited the Company through deeper discussions of a potential transaction. However, the Company did not enter into a business combination agreement with the aforementioned potential target.

NOTE 6. SHAREHOLDERS’ EQUITY

Preference shares – The Company is authorized to issue up to 5,000,000 preference shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no preferred shares issued or outstanding.

Class A ordinary shares – The Company is authorized to issue up to 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 303,000 and zero Class A ordinary shares issued and outstanding, respectively, excluding 20,200,000 and zero shares subject to possible redemption, respectively, as presented in temporary equity.

Class B ordinary shares – The Company is authorized to issue up to 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were 5,050,000 and 5,750,000 Class B ordinary shares issued and outstanding, respectively.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

F-19

For so long as any Class B ordinary shares remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the Class B ordinary shares then outstanding, voting separately as a single class, amend, alter or repeal any provision of our memorandum and articles of association, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B ordinary shares. Any action required or permitted to be taken at any meeting of the holders of Class B ordinary shares may be taken without a general meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B ordinary shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Class B ordinary shares were present and voted.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the IPO plus all Class A ordinary shares and equity-linked securities issued or deemed issued by the Company in connection with or in relation to the completion of the initial Business Combination, any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Rights – Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-tenth (1/10) of one Class A ordinary share upon consummation of a Business Combination, even if the holder of a right redeemed all shares held by him, her or it in connection with a Business Combination or an amendment to the Company’s Amended and Restated Memorandum of Association with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of a Business Combination, each holder of a right will be required to affirmatively exchange his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each right upon consummation of the Business Combination.

The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Cayman Islands law. As a result, the holders of the rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the Combination Period and the Company redeems the Public Shares for the funds held in the Trust Account, holders of rights will not receive any of such funds for their rights and the rights will expire worthless.

NOTE 7. WARRANTS

The Company accounts for the 26,670,000 warrants that were issued in the IPO (representing 20,200,000 Public Warrants and 6,470,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

Warrants – Public Warrants may only be exercised for a whole number of Class A ordinary shares. No fractional warrants have been or will be issued upon separation of the Units and only whole warrants will trade. Accordingly, unless holders purchase at least two Units, they will not be able to receive or trade a whole warrant. The Public Warrants will become exercisable 30 days after the completion of a Business Combination.

F-20

The Company will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable, and the Company will not be obligated to issue any Class A Ordinary Shares upon exercise of a Public Warrant unless the Class A Ordinary Share issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement covering the registration under the Securities Act of the Class A Ordinary Shares issuable upon exercise of the Public Warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A Ordinary Shares until the Public Warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A Ordinary Shares is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the

Public Warrants is not effective by the 60th day after the closing of a Business Combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants:

Once the warrant become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last sale price of our ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holder.

In addition, if (x) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

F-21

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Placement Warrants and the Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except for a number of Class A Ordinary Shares as described above under Redemption of warrants for Class A Ordinary Shares). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Registration right and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants, warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement that was signed on the effective date of the IPO, requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting agreement

The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to 3,000,000 additional Units to cover over-allotments at the IPO price less the underwriting discount. The underwriters partially exercised the over-allotment option, generating an additional $2,000,000 in gross proceeds. As a result of the over-allotment being exercised in part, the Sponsor forfeited 700,000 Founder Shares back to the Company.

The underwriters were paid a cash underwriting fee of $2,525,000 in the aggregate at the closing of the IPO. In addition, $0.35 per Unit, or $7,070,000 in the aggregate is payable to the underwriters for deferred underwriting commissions. The deferred fee is payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Legal Agreement

The Company has a contingent fee arrangement with their legal counsel, in which the deferred fee is payable to the Company’s legal counsel solely in the event that the Company completes a Business Combination.

Right of First Refusal

Subject to certain conditions, the Company granted Maxim, for a period beginning on the closing of the IPO, and ending on the earlier of 18 months after the date of the consummation of the Business Combination and February 7, 2025, the three year anniversary of the effective date of the registration statement filed in connection with the IPO (the “S-1 Effective Date”), a right of first refusal to act as book-running managing underwriter or placement agent for any and all future public and private equity, convertible and debt offerings for us or any of our successors or subsidiaries. In accordance with FINRA Rule 5110(g)(6), such right of first refusal shall not have a duration of more than three years from the commencement of sales of securities in the IPO.

F-22

Representative’s Ordinary Shares

The Company issued to Maxim and/or its designees, 303,000 Class A ordinary shares upon the consummation of the IPO. Maxim has agreed not to transfer, assign or sell any such shares until the completion of the Company’s initial Business Combination. In addition, Maxim has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the Company’s initial business combination and (ii) to waive its rights to liquidating distributions from the trust account with respect to such shares if the Company fails to complete its initial business combination within 12 months (or up to 18 months if we extend the period of time to consummate a business combination by the full amount of time) from the closing of the IPO.

The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the S-1 Effective Date. Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the commencement of sales of securities in the IPO, except to any underwriter and selected dealer participating in the offering and their officers or partners, associated persons or affiliates.

NOTE 9. FAIR VALUE MEASUREMENTS

At December 31, 2022 and 2021, the Company’s warrant liability was valued at $589,420 and $0, respectively. Under the guidance in ASC 815-40, the Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment. As such, the Public Warrants and the Private Placement Warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

The following table presents fair value information as of December 31, 2022 and 2021, of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value The fair value of the private warrant liability is classified within Level 3 of the fair value hierarchy. The Company transferred the fair value of Public Warrants and Private Placement Warrants from a Level 3 measurement to a Level 1 and Level 2 measurement, respectively, during the twelve months ended December 31, 2022. The measurement of the Public Warrants as of December 31, 2022 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker ATAKW. The measurement of the Private Placement Warrants as of December 31, 2022 is classified as Level 2 as its value is derived from the directly observable quoted prices of the Public Warrants in active markets.

F-23

		Private
	Public	Placement	Warrant
	Warrants	Warrants	Liability
Derivative warrant liabilities at December 31, 2021	$—	$—	$—
Initial fair value at issuance of public and private warrants	3,521,870	2,258,677	5,780,547
Change in fair value	(1,905,870)	(2,115,677)	(4,021,547)
Transfer of Public Warrants to Level 1 measurement	(1,616,000)	—	(1,616,000)
Transfer of Private Placement Warrants to Level 2 measurement	—	(143,000)	(143,000)
Level 3 derivative warrant liabilities at December 31, 2022	$—	$—	$—

The following tables set forth by level within the fair value hierarchy the Company’s assets and liabilities that were accounted for at fair value on a recurring basis at December 31, 2022. There were no fair value measurements as of December 31, 2021.

	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and marketable securities held in Trust Account	$206,879,903	$—	$—
Liabilities:
Public Warrants	$446,420	$—	$—
Private Placement Warrants	$—	$143,000	—

The following table presents the changes in the fair value of derivative warrant liabilities as of December 31, 2022 and 2021:

		Private
	Public	Placement	Warrant
	Warrants	Warrants	Liability
Derivative warrant liabilities at December 31, 2021	$—	$—	$—
Initial fair value at issuance	3,521,870	2,258,677	5,780,547
Change in fair value	(3,075,450)	(2,115,677)	(5,191,127)
Derivative warrant liabilities at December 31, 2022	$446,420	$143,000	$589,420

Initial Measurement

The Company established the initial fair value for the warrants on February 9, 2022, the date of the completion of the Company’s IPO. The Company used a Black Scholes Merton model to value the warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A Ordinary Share, one Public Warrant and one right to receive one-tenth of a Class A ordinary share upon consummation of an initial business combination), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B Ordinary Shares, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A Ordinary Shares subject to possible redemption (temporary equity), Class A Ordinary Shares (permanent equity) and Class B Ordinary Shares (permanent equity) based on their relative fair values at the initial measurement date.

F-24

The key inputs into the Black Scholes Merton model were as follows at February 9, 2022:

Private Placement
Warrants
Ordinary share price	$9.08
Exercise price	$11.50
Risk-free rate of interest	1.80%
Volatility	9.43%
Term	5.99
Warrant to buy one share	$0.35
Dividend yield	0.00%

Subsequent Measurement

The Company values the Private Placement Warrants relative to the market prices of common stock and the Public Warrants, which are both actively traded on a public market. The valuation model for the Private Placement Warrants is a risk-neutral Monte Carlo simulation. As of December 31, 2022, the measurement of the Public Warrants were valued using an observable market quote in an active market under the ticker ATAKW.

The key inputs into the Monte Carlo simulation model were as follows at December 31, 2022:

Private Placement
Warrants
Ordinary share price	$10.23
Exercise price	$11.50
Risk-free rate of interest	3.94%
Volatility	0.00%
Term	5.50
Warrant to buy one share	$0.02
Dividend yield	0.00%

The risk-free interest rate assumption was based on the linearly interpolated Treasury Constant Maturity Rate Curve between five and seven year rates, which was commensurate with the contractual term of the Warrants, which expire on the earlier of (i) six years after the completion of the initial business combination and (ii) upon redemption or liquidation. An increase in the risk-free interest rate, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements, other than the below.

On February 3, 2023, the Company held an Extraordinary General Meeting held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”), to approve (i) a special resolution to amend the Company’s Amended and Restated Articles of Association giving the Company the right to extend the Combination Period six (6) times for an additional one (1) month each time, from February 9, 2023 to August 9, 2023 (the “Extension Amendment”) and (ii) the proposal to approve the Trust Amendment (as defined below).

F-25

On February 6, 2023, the Company and Trustee entered into Amendment No. 1 to the Investment Management Trust Agreement, to allow the Company to extend the date by which it has to consummate a business combination (the “Combination Period”) six (6) times for an additional one (1) month each time from February 9, 2023 to August 9, 2023 by depositing into the Trust Account for each one-month extension the lesser of: (x) $135,000 or (y) $0.045 per share multiplied by the number of public shares then outstanding (the “Trust Amendment”). A copy of the Trust Amendment is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference. In addition, on February 6, 2023, the Company adopted the Extension Amendment, amending the Company’s Amended and Restated Articles of Association.

In connection with the vote to approve the Extension Amendment, the holders of 14,529,877 Class A ordinary shares, initially issued in the Company’s initial public offering (“Public Shares”), elected to redeem their Public Shares for cash at a redemption price of approximately $10.2769 per Public Share, for an aggregate redemption amount of approximately $149.3 million, leaving approximately $58.3 million in the Company’s trust account.

On February 8, 2023, the Company issued an unsecured promissory note (the “Extension Note”) in the amount of $135,000 to ATAC Sponsor LLC (the “Sponsor”), in exchange for the Sponsor depositing such amounts into the Company’s trust account in order to extend the amount of time the Company has available to complete a business combination (the “Extension”) by one (1) month from February 9, 2023 to March 9, 2023. The Notes does not bear interest, and matures (subject to the waiver against trust provisions) upon the earlier of (i) two (2) days following the date on which the Company’s initial business combination is consummated or liquidation and (ii) August 31, 2023. Repayment of the Extension Note shall be made no later than twenty (20) business days following the closing of the Company’s initial business combination. In connection with the issuance of the Extension Note, certain existing investors in the Sponsor received convertible notes issued by the Sponsor, whereby, at the election of the noteholders and only if the Company consummates the initial business combination, a noteholder may convert the principal outstanding under the respective note into Class A ordinary shares of the Company at a price of $10.00 per share.

In addition, the Company issued an unsecured promissory note (the “Working Capital Note”) in the amount of $90,000 to the Sponsor, in exchange for the Sponsor depositing such amounts in the Company’s working capital account, in order to provide the Company with additional working capital. The Working Capital Note does not bear interest, and matures (subject to the waiver against trust provisions) upon the earlier of (i) two (2) days following the date on which the Company’s initial business combination is consummated and (ii) the date of the liquidation of the Company.

On February 26, 2023 (the “Signing Date”), Aurora Technology Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing, as defined below) (“ATAK”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), among ATAK, Aurora Technology Merger Sub Corp., a Nevada corporation and a direct, wholly-owned subsidiary of ATAK (“Merger Sub”), and DIH Holding US, Inc., a Nevada corporation (“DIH”). ATAK and DIH are each individually referred to herein as a “Party” and, collectively, the “Parties.”

The Business Combination Agreement has been approved by the board of directors of each of ATAK and Merger Sub and DIH, respectively. The transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

On March 3, 2023, the Company issued an unsecured promissory note to the Sponsor, with a principal amount equal to $810,000.00 (the “Second Extension Note”). The Second Extension Note bears no interest and is repayable in full (subject to amendment or waiver) upon the earlier of (a) the date of the consummation of the Company’s initial business combination, or (b) the date of the Company’s liquidation. Advances under the Second Extension Note are for the purpose of making payments to extend the Combination Period (“Extension Payments”) and repaying the Sponsor or any other person with respect to funds loaned to the Company for the purpose of paying Extension Payments, including the Extension Payment made in connection with the first extension.

On April 6, 2023, pursuant to the Second Extension Note, the Company delivered to the Sponsor a written request to draw down $135,000 for the third month of the Extension. Upon this written request, the Sponsor deposited $135,000 to the Company’s Trust Account on April 6, 2023 in order to extend the Combination Period by one (1) month From April 9, 2023 to May 9, 2023.

In addition, the Company issued an unsecured promissory note (the “Second Working Capital Note”) in the amount of $100,000 to the Sponsor, in exchange for the Sponsor depositing such amounts in the Company’s working capital account, in order to provide the Company with additional working capital. The Second Working Capital Note does not bear interest, and matures (subject to the waiver against trust provisions) upon the earlier of (i) two (2) days following the date on which the Company’s initial business combination is consummated and (ii) the date of the liquidation of the Company.

On May 2, 2023, the Company issued an unsecured promissory note (the “Third Working Capital Note”) in the amount of $100,000.00 to the Sponsor, in exchange for the Sponsor depositing such amounts in the Company’s working capital account, in order to provide the Company with additional working capital. The Third Working Capital Note does not bear interest, and matures (subject to the waiver against trust provisions) upon the earlier of (i) two (2) days following the date on which the Company’s initial business combination is consummated and (ii) the date of the liquidation of the Company.

On May 5, 2023, pursuant to the Second Extension Note, the Company delivered to the Sponsor a written request to draw down $135,000 for the fourth month of the Extension. Upon this written request, the Sponsor deposited $135,000 to the Company’s Trust Account on May 5, 2023 in order to extend the Combination Period by one (1) month From May 9, 2023 to June 9, 2023.

F-26

DIH Holding US, Inc. and Subsidiaries

Combined Financial Statements
As of and for the years Ended March 31, 2022 and 2021 and Report of Independent Registered Public Accounting Firm.

F-27

DIH HOLDING US, INC. AND SUBSIDIARIES

F-28

DIH HOLDING US INC, AND SUBSIDIARIES

INTERIM CONDENSED COMBINED BALANCE SHEETS

(UNAUDITED) (in thousands)

	As of December 31, 2022	As of March 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,247	$3,308
Restricted cash	391	379
Accounts receivable, net of allowances of $2,640 and $1,091 respectively	4,091	6,385
Inventories, net	8,448	5,559
Due from related party	7,184	7,600
Other current assets	4,267	2,911
Total current assets	26,628	26,142
Property, and equipment, net	838	909
Intangible assets, net	2,053	2,176
Operating lease, right-of-use assets, net	3,433	4,807
Deferred tax assets	803	618
Other assets	71	77
Total assets	$33,826	$34,729
Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable	$12,899	$4,988
Employee compensation	3,752	3,916
Due to related party	7,277	5,547
Current maturities of long-term debt	1,390	1,267
Revolving credit facilities	13,024	15,812
Current portion of deferred revenue	5,957	4,713
Current portion of long-term operating lease	1,348	1,743
Accrued expenses and other current liabilities	11,524	10,749
Total current liabilities	57,171	48,735
Long-term debt, net of current maturities	762	1,707
Non-current deferred revenue	2,302	3,029
Long-term operating lease	2,115	3,099
Deferred tax liabilities	1,084	970
Other non-current liabilities	2,390	2,796
Total liabilities	65,824	60,336
Commitments and contingencies (Note 13)
Equity (Deficit):
Net parent company investment	(36,730)	(30,031)
Accumulated other comprehensive income	4,732	4,424
Total (deficit)	(31,998)	(25,607)
Total liabilities and (deficit)	$33,826	$34,729

See accompanying notes to the condensed combined financial statements.

F-29

DIH HOLDING US INC, AND SUBSIDIARIES

INTERIM CONDENSED COMBINED STATEMENTS OF OPERATIONS

(UNAUDITED) (in thousands)

	For Nine Months Ended December 31,
	2022	2021
Revenue	$33,168	$34,159
Cost of sales	14,983	13,854
Gross profit	18,185	20,305
Operating expenses:
Selling, general, and administrative expense	18,270	21,154
Research and development	5,959	5,724
Total operating expenses	24,229	26,878
Operating loss	(6,044)	(6,573)
Other income (expense):
Interest expense	(575)	(419)
Other income, net	690	343
Total other income (expense)	115	(76)
Loss before income taxes	(5,929)	(6,649)
Income tax expense	770	594
Net loss	$(6,699)	$(7,243)

See accompanying notes to the condensed combined financial statements.

F-30

DIH HOLDING US INC, AND SUBSIDIARIES

INTERIM CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED) (in thousands)

	For Nine Months Ended December 31,
	2022	2021
Net loss	$(6,699)	$(7,243)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments, net of tax benefit/ expense of $(219) and $0 as of December 31, 2022 and 2021	538	301
Pension liability adjustments	(230)	979
Other comprehensive loss	308	1,280
Comprehensive loss	$(6,391)	$(5,963)

See accompanying notes to the condensed combined financial statements.

F-31

DIH HOLDING US INC, AND SUBSIDIARIES

INTERIM CONDENSED COMBINED STATEMENTS OF CHANGES EQUITY (DEFICIT)

(UNAUDITED) (in thousands)

	Net Parent Company Investment	Accumulated Other Comprehensive Income	Total Equity (Deficit)
Balance, March 31, 2021	$(18,897)	$2,712	$(16,185)
Net loss	(7,243)	-	(7,243)
Other comprehensive income, net of tax	-	1,280	1,280
Net transactions with parent	(196)	-	(196)
Balance, December 31, 2021	$(26,336)	$3,992	$(22,344)

	Net Parent Company Investment	Accumulated Other Comprehensive Income	Total Equity (Deficit)
Balance, March 31, 2022	$(30,031)	$4,424	$(25,607)
Net loss	(6,699)	-	(6,699)
Other comprehensive income, net of tax	-	308	308
Balance, December 31, 2022	$(36,730)	$4,732	$(31,998)

See accompanying notes to the condensed combined financial statements.

F-32

DIH HOLDING US INC, AND SUBSIDIARIES

INTERIM CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED) (in thousands)

	For Nine Months Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(6,699)	$(7,243)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	93	680
Allowance for doubtful accounts	1,549	164
Allowance for inventory obsolescence	(205)	(42)
(Gain)/Loss on disposal of fixed assets	(3)	-
Pension contributions	(441)	(395)
Pension income	(655)	(422)
Foreign exchange gain	(685)	(295)
Noncash lease expense	1,258	1,262
Noncash interest expense	177	237
Deferred income tax	(18)	40
Changes in operating assets and liabilities:
Accounts receivable	375	3,523
Inventories	(3,054)	755
Due from related parties	(9)	175
Due to related parties	1,283	10
Other assets	(1,851)	(2,874)
Operating lease liabilities	(1,111)	(1,532)
Accounts payable	8,822	4,316
Employee compensation	13	1,348
Other liabilities	632	303
Deferred revenue	932	(839)
Accrued expense and other current liabilities	1,611	275
Net cash provided by / (used) in operating activities	2,014	(554)
Cash flows from investing activities:
Purchases of property and equipment	(52)	(509)
Capitalized software development costs	(13)	(191)
Net cash used in investing activities	(65)	(700)
Cash flows from financing activities:
Proceeds of credit facilities	-	2,459
Payments on credit facilities	(2,074)	(308)
Payments on long term debt	(692)	(376)
Net cash (used) in / provided by financing activities	(2,766)	1,775
Effect of currency translation on cash and cash equivalents	(232)	(107)
Net (decrease) increase in cash and cash equivalents	(1,049)	414
Cash, and cash equivalents, and restricted cash - beginning of year	3,687	3,465
Cash, and cash equivalents, and restricted cash - end of period	$2,638	$3,879
Cash and cash equivalents - end of period	$2,247	$3,530
Restricted cash - end of period	391	349
Total cash, and cash equivalents, and restricted cash - end of period	$2,638	$3,879
Supplemental disclosure of cash flow information:
Interest paid	$397	$183
Income tax paid	$17	$4

See accompanying notes to the condensed combined financial statements.

F-33

DIH HOLDING US INC, AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED) (in thousands)

1.	Business and Organization

Description of Business

DIH Holding US Inc. and its subsidiaries (the “Company” or “DIH”), is a global solution provider in blending innovative robotic and virtual reality (“VR”) technologies with clinical integration and insights. Built through the mergers of global-leading niche technologies providers including HOCOMA, a Switzerland-based global leader in robotics for rehabilitation, and MOTEK, a Netherlands-based global leader in sophisticated VR-enabled movement platform powered by real-time integration. DIH is positioning itself as a transformative total smart solutions provider and consolidator in a largely fragmented and manual-labor-driven industry. The Company’s fiscal year ends on March 31.

Liquidity and Capital Resources

As of December 31, 2022, the Company had $2,247 in cash and cash equivalents. The Company’s sources of liquidity have been predominantly from fees received from product sales, services provided, proceeds from lines of credit and long-term debt. The Company’s sources of liquidity have enabled the Company to expand the physical footprint, capacity and grow its personnel to expand capabilities and enter new markets.

The Company’s operating losses began in 2020 and continued through December 31, 2022, which resulted in positive cash flows from operating activities and an accumulated deficit of $31,998 as of December 31, 2022. Operating losses are mainly driven by decreased sales during the COVID-19 pandemic due to social distancing measures that affected demand for rehabilitation services, increased expenditures in connection with its implementation of a new financial system (Oracle) and increased compliance costs associated with the European Union Medical Device Regulation (EU MDR). Additionally, DIH had elevated costs related to efforts of adopting to public company standards. The Company expects to generate positive operating cash flow during fiscal 2024 (April 1, 2023 through March 31, 2024) and stay cash flow positive thereafter. Such transition to profitable operations is driven by our streamlined organization and cost structure enabled by digitization investments such as the Oracle system implementation as well as expected future revenue growth.

The Company’s gross revenue has decreased by 2.9%, from 34,159 to 33,168, for the nine months ended December 31, 2021 and 2022, respectively. The Company did not comply with certain loan covenants and financial reporting requirements as of December 31, 2022. These covenants were developed based on pre-pandemic growth trajectories, and as such, the Company has since received amendments to and waivers for these loans, which are discussed further at Note 9. The Company plans to continue to fund its growth through cashflows from operations and future debt and equity financings. In addition, the Company may receive additional financing specifically through the business combination, see Note 15. The Company believes that its current cash and cash equivalents, together with cash provided by operating activities and proceeds from future debt and equity financings will provide adequate liquidity through one year from the date that these combined financial statements are issued.

The Company’s future liquidity needs may vary materially from those currently planned and will depend on many factors, including the more aggressive and expansive growth plan in the case of becoming public company, or for any unforeseen reductions in demand.

F-34

DIH HOLDING US INC, AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED) (in thousands)

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company has historically existed and functioned as part of the business of DIH Technology Ltd. (“DIH Cayman”). The accompanying combined financial statements are prepared in conformity with accounting principles generally accepted in the United States (“GAAP”).

The combined financial statements include the historical assets, liabilities and operations of the Company. During the nine months ended December 31, 2022 and 2021, the Company and DIH International (“DIH Hong Kong”) were subsidiaries of DIH Cayman and were under common control of DIH Cayman. Significant intercompany transactions and balances have been eliminated on combination. In preparation of the combined financial statement information presented herein, the Company evaluated its relationships with these entities to determine if they are to be included in the combined financial statement information presented. See Note 10 for further information.

Subsidiaries are entities controlled by the Company. Control exists when the Company has the power, directly and indirectly, to govern the financial and operating policies of an entity and be exposed to the variable returns from its activities. The financial statements of subsidiaries are included in the combined financial statements from the date that control commences until the date that control ceases. These companies are controlled by common owners and management.

The deficit balance in these combined financial statements represents the excess of total liabilities over total assets, including intercompany balances between us and related parties (net parent company investment) and accumulated other comprehensive loss. Net parent company investment is primarily impacted by contributions from related parties which are the result of net funding provided by or distributed to related parties. The total net effect of the settlement of related party intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as net parent company investment.

Unaudited Interim Condensed Combined Financial Information

The accompanying condensed combined balance sheet as of December 31, 2022, the condensed combined statements of operations for the nine months ended December 31, 2022 and 2021, the condensed combined statements of comprehensive loss for the nine months ended December 31, 2022 and 2021, the condensed combined statements of cash flows for the nine months ended December 31, 2022 and 2021 and the condensed combined statements for the nine months ended December 31, 2022 and 2021 are unaudited. The financial data and other information contained in the notes thereto as of and for the nine months ended December 31, 2022 and 2021 are also unaudited. The condensed combined balance sheet as of December 31, 2022 was derived from the Company’s audited combined financial statements included elsewhere in this proxy statement/prospectus.

The unaudited interim condensed combined financial statements have been prepared on the same basis as the audited annual combined financial statements, and in the opinion of management, reflect all normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of December 31, 2022, the results of its operations for the nine months ended December 31, 2022 and 2021 and its cash flows for the nine months ended December 31, 2022 and 2021.These unaudited condensed combined financial statements should be read in conjunction with the audited combined financial statements as of and for the years ended March 31, 2022 and 2021, and the notes thereto, included elsewhere in this proxy statement/prospectus.

F-35

DIH HOLDING US INC, AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED) (in thousands)

The results for the nine months ended December 31, 2022 are not necessarily indicative of results to be expected for the year ended March 31, 2023, or any other interim periods, or any future year or period.

The significant accounting policies used in preparation of these unaudited interim condensed combined financial statements are consistent with those described in the Company’s audited combined financial statements as of and for the years ended March 31, 2022 and 2021 included elsewhere in this proxy statement/prospectus and are updated below as necessary.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed combined financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates made by management in connection with the preparation of the accompanying condensed combined financial statements include, but are not limited to the useful lives of long-lived assets, inventory valuations, the allocation of transaction price among various performance obligations, the allowance for doubtful accounts, the fair value of financial assets, liabilities, assumptions related to the valuation of the pension, including discount rates, mortality, future compensation increases and expected rates of return on our pension plan assets, and realizability of deferred income tax asset or liabilities. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk primarily consists of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with highly-rated financial institutions and limits the amount of credit exposure to any one entity. We believe we do not have any significant credit risk on our cash and cash equivalents. For accounts receivable, the Company is exposed to credit risk in the event of nonpayment by customers which is limited to the amounts recorded on the condensed combined balance sheets. The risk associated with this concentration is mitigated by our ongoing credit-review procedures and letters of credit or repayment prior to shipment.

Major customers are defined as those individually comprising more than 10% of our trade accounts receivable or revenues. As of nine months ended December 31, 2022, one customer, Segur Investissements, CDL SARL, comprised 17.1% of total revenues. As of March 31, 2022, one customer, ST Engineering Training & Simulation Systems Pte. Ltd., comprised 12.6% of total trade accounts receivables. For the nine months ended December 31, 2021 and for the fiscal year ended March 31, 2021, no customers represent more than 10 % of revenue.

Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”). ASC 326 provides more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. ASC 326 was originally effective for annual reporting periods beginning after December 15, 2019. Following the release of ASU 2019-10 in November 2019, the amendments in this update are effective for the Company for fiscal years beginning after December 15, 2022.The provisions of this ASU are to be applied using a modified-retrospective approach. The Company is currently evaluating the impact of adoption of this guidance on its financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP and simplifies the diluted earnings per share (“EPS”) calculation in certain areas. Under the new guidance there will be no separate accounting for embedded conversion features. It removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception. The amendments in this update are effective for the Company for fiscal years beginning after December 15, 2023. Early adoption is permitted. The Company is currently evaluating the impact of adoption of this guidance its financial statements.

F-36

DIH HOLDING US INC, AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED) (in thousands)

3.	Revenue Recognition

The Company’s revenues are derived from the sales of medical rehabilitation devices and technology services. The Company’s primary customers include healthcare systems, clinics, third-party healthcare providers, distributors, and other institutions, including governmental healthcare programs and group purchasing organizations. The Company records sales net of an allowance for sales returns which is calculated based on historical return experience and other know factors.

Disaggregation of Revenue

The Company disaggregates its revenue with customers by category and by geographic region based on customer location, see note 4 for further information. The following represents the net revenue for the nine months ended December 31, 2022 and 2021, based on revenue category:

	For Nine Months Ended December 31,
	2022	2021
Devices	$25,040	$27,623
Services	7,510	5,530
Other	618	1,006
Total revenue, net	$33,168	$34,159

The majority of the revenue that is recognized at a point in time was primarily related to the revenues from devices and the majority of the revenue that is recognized over time was related to revenue from services. Other revenue primarily relates to freight and packaging on devices and recognized at a point in time.

Deferred Revenue and Remaining Performance Obligations

Deferred revenue at December 31, 2022 and March 31, 2022 was $8,259 and $7,742, respectively. During the nine months ended December 31, 2022, the Company recognized $5,817 of revenue that was included in deferred revenue as of March 31, 2022. Remaining performance obligations include goods and services that have not yet been delivered or provided under existing, noncancellable contracts with minimum purchase commitments. As of December 31, 2022, the estimated revenue expected to be recognized in future periods related to unsatisfied performance obligations for executed contracts with an original duration of one year or more was approximately $2,297. The Company expects to recognize revenue on the majority of these remaining performance obligations over the next three years.

4.	Geographical Information

The following represents revenue attributed to geographic regions based on customer location:

	For Nine Months Ended December 31,
	2022	2021
Europe, Middle East and Africa (“EMEA”)	$19,233	$18,313
Americas	8,388	8,974
Asia Pacific (“APAC”)	5,547	6,872
Total revenue, net	$33,168	$34,159

Long-lived assets shown below include property and equipment, net. The following represents long-lived assets where they are physically located:

	As of December 31, 2022	As of March 31, 2022
EMEA	$334	$217
Americas	393	569
APAC	111	123
Total property and equipment, net	$838	$909

F-37

DIH HOLDING US INC, AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED) (in thousands)

5.	Inventories, Net

As of December 31, 2022 and March 31, 2022, inventories, net, consisted of the following:

	As of December 31, 2022	As of March 31, 2022
Raw materials and spare parts	$6,488	$5,108
Work in process	512	1,362
Finished goods	4,409	2,256
Less: reserves	(2,961)	(3,167)
Total inventories, net	$8,448	$5,559

6.	Other Current Assets

Other current assets as of December 31, 2022 and March 31, 2022 consisted of the following:

	As of December 31, 2022	As of March 31, 2022
Other receivables	$2,962	$1,885
Other current assets	1,305	1,026
Total other current assets	$4,267	$2,911

7.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31, 2022 and March 31, 2022 consisted of the following:

	As of December 31, 2022	As of March 31, 2022
Other payables	$6,368	$5,216
Accrued expenses	2,896	2,876
Taxes payable	2,260	2,657
Total accrued expenses and other current liabilities	$11,524	$10,749

8.	Other Non-Current Liabilities

Other non-current liabilities as of March 31, 2022 and 2021 consisted of the following:

	As of December 31, 2022	As of March 31, 2022
Provisions	$533	$540
Pension liabilities (Note 11)	1,857	2,256
Total other non-current liabilities	$2,390	$2,796

9.	Lines of Credit and Long-Term Debt

Lines of Credit

At December 31, 2022, the Company has a Framework Agreement for a CHF 6,600 revolving credit facility with Credit Suisse (Switzerland) Ltd. (the Credit Suisse Credit Facility). Interest rates on advances on the Credit Suisse Credit Facility are agreed upon with Credit Suisse and were 4.1% percent and 3.6% percent at December 31, 2022 and March 31, 2022. Advances have maximum terms up to twelve months and are subject to extension. The Company is subject to certain covenants under the terms of the Credit Suisse Credit Facility including minimum EBITDA covenants and financial reporting requirements. Additionally, the Credit Suisse Credit Facility contains a subjective acceleration clause in the event that the lender determines that a material adverse change has occurred within the business, operations, or financial condition of the Company. As of December 31, 2022 the Company’s EBITDA (as defined in the framework agreement) was not in compliance with the covenants in the Credit Suisse Credit Facility and did not comply with the annual financial reporting requirement. Subsequently, on February 1, 2023, the Company and Credit Suisse entered into an amendment to the Credit Suisse framework agreement that provided a waiver of the Company’s failure to comply with the EBITDA covenant and financial reporting obligation as of December 31, 2022. Additionally, the amendment to the Credit Suisse framework agreement reduced the credit line to CHF 100 monthly payments starting January 31, 2023 and increasing to CHF 200 monthly payments starting April 30, 2023. In connection with the February 1, 2023 amendment, the Company paid CHF 33 in fees to Credit Suisse in the fourth quarter of fiscal 2023. The balance on the Credit Suisse Credit Facility was $6,811 and $8,231 at December 31, 2022 and March 31, 2022, respectively. Based on the stated terms and the existence of the subjective acceleration clause, the Credit Suisse Credit Facility is reflected in the current liabilities section of the combined balance sheets.

F-38

DIH HOLDING US INC, AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED) (in thousands)

At December 31, 2022, the Company has a Framework Credit Agreement for a CHF 6,000 revolving credit facility with UBS Switzerland AG (the UBS Credit Facility). The Company can draw on the facility in various forms including fixed advances and Secured Overnight Financing Rate (“SOFR”) loans. Interest rates on advances on the UBS Credit Facility are based on the type of draw and can be adjusted at any time based on current market conditions. The interest rate on the UBS Credit Facility was 4.1% and 4.75% percent at December 31, 2022 and March 31, 2022, respectively. Additionally, the Company must pay a 0.25% percent quarterly commission on average borrowings and a 0.75% percent fixed commitment fee on the undrawn portion of the UBS Credit Facility. Advances have maximum terms up to twelve months and are subject to extension. The Company is subject to certain covenants under the terms of the UBS Credit Facility including financial reporting requirements. Additionally, the UBS Credit Facility contains a subjective acceleration clause in the event that the lender determines that a material adverse change has occurred within the business, operations, or financial condition of the Company. As of March 31, 2022, the Company did not comply with the annual financial reporting requirement. On March 1, 2022, the Company and UBS entered into an amendment to the UBS framework agreement that reduced the credit line to CHF 200 one-time payment as of April 31, 2022 and reduced the credit line to CHF 100 monthly payments starting May 31, 2022. On March 29, 2023, UBS provided the Company a waiver for the Company’s failure to comply with the financial reporting obligation at March 31, 2022. The balance on the UBS Credit Facility was $6,213 and $7,581 at December 31, 2022 and March 31, 2022, respectively. Based on the stated terms and the existence of the subjective acceleration clause, the UBS Credit Facility is reflected in the current liabilities section of the combined balance sheets.

COVID-19 Loan and COVID-19 Loan Plus Credit Facilities

In September 2020, the Federal COVID-19 Act was approved by the Swiss Parliament, and subsequently enacted in Switzerland. Under the Federal COVID-19 Act and the corresponding COVID-19 Hardship Ordinance and COVID-19 Loss of Earning Ordinance, the Swiss Federal Council was granted a number of powers to implement measures to address the consequences of the global COVID-19 pandemic including federal loans under the COVID-19 Loan and COVID-19 Loan Plus (COVID-19 Plus) programs for businesses meeting certain requirements.

The Company obtained a COVID-19 loan with UBS on May 19, 2020 for up to CHF 500 maturing on October 31, 2024. The COVID-19 loan does not accrue interest. Subsequently, on December 17, 2021, the Company and UBS entered into an amendment to the COVID-19 loan agreement that reduced the credit line by CHF 50 quarterly payments starting March 31, 2022. The balance on the COVID-19 Loan credit facility was $362 and $542 at December 31, 2022 and March 31, 2022, respectively.

The Company obtained a COVID-19 Plus credit facility with UBS on May 19, 2020 for up to CHF 2,767, maturing on October 31, 2024. The COVID-19 Plus credit facility has an 85% percent federal share accruing interest at 0.5% percent and a 15% percent bank share accruing interest at a rate determined by the bank based on market conditions (0.5% and 0.5% at December 31, 2022 and March 31, 2022 respectively). Subsequently, on January 7, 2022, the Company and UBS entered into an amendment to the COVID-19 Plus credit facility loan agreement that reduced the Company maximum credit limit to CHF 2,243 and reduced the credit line by CHF 173 quarterly payments starting March 31, 2022 and CHF 230 quarterly payments starting March 31, 2023. The balance on the COVID-19 Plus credit facility was $1,790 and $2,432 at December 31, 2022 and March 31, 2022, respectively.

F-39

Aggregate annual maturities of long-term debt are as follows as of December 31, 2022:

Amount
Years Ending March 31,
Remainder of 2023	$520
2024	1,160
2025	472
2026	-
2027	-
Thereafter	-
Total	2,152
Less: debt issuance costs	-
Total	2,152
Less: current portion	1,390
Total long-term debt	$762

10.	Related Party Transactions

Parties are considered related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.

Transactions with parent:

The Company has not historically operated as a standalone business and has had various transactional relationships with DIH Cayman. Consistent with the basis of presentation, net parent company investment is primarily impacted by net funding provided by or distributed to DIH Cayman. For the nine months ended December 31, 2022 and for the year ended March 31, 2022 the net transactions with parent were $0 and $(196), respectively. Material activity impacting these balances were net loss contributing to accumulated deficit.

DIH Hong Kong:

DIH Hong Kong is an investment holding company. DIH Hong Kong holds interests in operating entities of the Company, which include Hocoma AG, Motek, and DIH China. DIH Hong Kong does not have a management team or direct influence with any operating entities other than acting as shareholder of the entities listed.

Subsidiaries within DIH Hong Kong perform two lines of business including, smart pharmacy solutions and rehabilitation solutions. In the case of Motek, DIH China was Motek’s authorized distributor in China before DIH Hong Kong acquired Motek in 2015. This distributor relationship and terms did not change after the acquisition. In the case of Hocoma AG, DIH China assumed the distribution agreements with third parties after DIH Hong Kong acquired Hocoma AG. The terms of the distribution agreements are the same with the third-party distributor.

For the period ending December 31, 2022, amounts recognized in the combined statement of operations include $1,788 in revenue and $299 in cost of sales from related party transactions. For the period ending December 31, 2021, amounts recognized in the combined statement of operations include $2,128 in revenue and $389 in cost of sales from related party transactions.

F-40

DIH HOLDING US INC, AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED) (in thousands)

11.	Employee Benefit Plans

Defined Contribution Plans

The Company sponsors a defined contribution plan in the United States and Netherlands. The Company’s obligation is limited to its contributions made in accordance with each plan document. Employer contributions to defined contribution plans are recognized as expense.

Expenses related to the Company’s plans for the nine months ending December 31, 2022 and 2021 were as follows:

	For Nine Months Ended December 31,
	2022	2021
United States	$105	$93
Netherlands	152	322
Total defined contribution plan expense	$257	$415

Defined Benefit Plans

The components of net periodic benefit costs for the nine months ended December 31, 2022 and 2021, in respect of Pension Plans were as follows:

	Nine Months Ended December 31,
	2022	2021
Current service cost	$510	$722
Other components of cost:
Net interest on net defined benefit liability	113	38
Expected return on plan assets	(176)	(221)
Actuarial loss / (gain) recognized	(133)	-
Actuarial loss / (gain) recognized because of settlement	(828)	(646)
Transition obligation / (assets) recognized in current year	469	492
Prior service cost / (credit) recognized	(100)	(105)
Net charge to statement of operations	$(655)	$(442)

12.	Income Taxes

For the nine months ended December 31, 2022 and 2021, the Company recorded an income tax expense of $770 and $594, respectively. The effective tax rate was approximately (13.0) % for the nine months ended December 31, 2022, compared to (8.9) % for the nine months ended December 31, 2021. The effective tax rate for the nine months ended December 31, 2022 and 2021 was lower than the statutory tax rate due to losses not expected to be benefited in certain jurisdictions which have a valuation allowance.

The company has not identified any uncertain tax positions in relation to its corporate income taxes. However, it has identified potential penalty exposure in relation to specific information reporting requirements in the United States. Although the company aims to address these issues and pursue penalty abatement, it has recorded a long-term payable for the penalties, until potential relief is granted. As of December 31, 2022 and December 31, 2021, the recorded accrual balances stand at $1,000 and $475, respectively.

F-41

DIH HOLDING US INC, AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED) (in thousands)

13.	Commitments and Contingencies

From time to time, the Company may be involved in lawsuits, claims, investigations, and proceedings, consisting of intellectual property, commercial, employment, and other matters, which arise in the ordinary course of business. In accordance with ASC 450, Contingencies, the Company make a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

The Company is not presently a party to any litigation the outcome of which, it believes, if determined adversely to the Company, would individually or taken together have a material adverse effect on the Company’s business, operating results, cash flows or financial condition. The Company have determined that the existence of a material loss is neither probable nor reasonably possible.

14.	Leases

The Company leases office space (real estate), vehicles and office equipment under operating leases. The Company did not have any finance leases as at December 31, 2022.

Right-of-use lease assets and lease liabilities that are reported in the Company’s condensed combined balance sheets are as follows:

	As of December 31, 2022	As of March 31, 2022
Operating ROU assets, net	$3,433	$4,807

Current portion of operating lease liabilities	1,348	1,743
Long-term operating lease liabilities	2,115	3,099
Total operating lease liabilities	$3,463	$4,842

Lease expense for lease payments is recognized on a straight-line basis over the lease term. The components of lease expense related to the Company’s lease for the nine months ended December 31, 2022 and 2021 were:

	For Nine Months Ended December 31,
	2022	2021
Operating lease costs:
Fixed operating lease costs	$1,376	$1,414
Short-term lease costs	31	17
Total lease cost	$1,407	$1,431

Supplemental cash flow information related to leases was as follows:

	For Nine Months Ended December 31,
	2022	2021
Cash flows included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(1,380)	$(1,382)

Non-cash lease activity:
ROU assets obtained in exchange for new operating lease liabilities	$157	$64

F-42

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED) (in thousands)

The weighted average remaining lease term and discount rate for the Company’s operating leases as of December 31, 2022 and March 31, 2022 were:

	As of December 31, 2022	As of March 31, 2022
Weighted-average remaining lease term (in years)
Operating leases	2.90	3.71
Weighted-average discount rate (in percentages)
Operating leases	4.00%	4.00%

Lease duration was determined utilizing renewal options that the Company is reasonably certain to execute.

As of December 31, 2022, maturities of operating lease liabilities for each of the following five years and a total thereafter were as follows:

Years ending March 31,	Operating Leases
Remainder of 2023	$458
2024	1,285
2025	1,017
2026	485
2027	224
Thereafter	212
Total lease payments	3,681
Less: imputed interest	(218)
Total lease liability	$3,463

15.	Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through May 12, 2023, the date that the financial statements were issued. Based on this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.

Loan and Credit Facility Amendment

As disclosed in Note 9 - Lines of Credit and Long-Term Debt, on February 1, 2023 the Company entered into an amendment to their credit facility framework agreement with Credit Suisse.

Related Party Settlement Agreement

On May 3, 2023, DIH Cayman and its subsidiaries, including the Company, DIH China and DIH Hong Kong, entered into a cash settlement agreement in which the Company agreed to pay a net settlement amount of approximately $93 related to an outstanding due from related party balance of $7,185 and a due to related party balance of $7,277, both as of December 31, 2022, for ongoing activities. Refer to Note 10 – Related Party Transactions, for additional information.

Agreement and Plan of Merger

On February 26, 2023, the Company and Aurora Tech Acquisition Corp. (“ATAK”), a special purpose acquisition company (“SPAC”), entered into a definitive business combination agreement (“Business Combination Agreement”) under which ATAK will combine with the Company to which is expected to be listed on Nasdaq.

Prior to the closing, ATAK will re-domesticate from the Cayman Islands to become a Delaware corporation. At the closing, ATAK will acquire all of the outstanding equity interests of DIH, and stockholders of DIH will receive $250 million in aggregate consideration (the “Aggregate Base Consideration”) in the form of newly-issued shares of New DIH Class A Common Stock, calculated based on a price of $10.00 per share.

In addition to the Aggregate Base Consideration, DIH stockholders may be entitled to receive up to 6,000,000 additional shares of New DIH Class A Common Stock (the “Earnout Shares”), as additional consideration upon satisfaction of the following milestones, during the period beginning on the Closing Date and expiring on the fifth anniversary of the closing date (the “Earnout Period”):

●	1,000,000 Earnout Shares if the volume-weighted average price (“VWAP”) of New DIH Class A Common Stock is equal to or exceeds $12.00 for any 20 trading days during the Earnout Period;
●	1,333,333 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $13.50 for any 20 trading days during the Earnout Period;
●	1,666,667 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $15.00 for any 20 trading days during the Earnout Period; and
●	2,000,000 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $16.50 for any 20 trading days during the Earnout Period.

The transaction, which has been approved by the boards of directors of both the Company and ATAK, is expected to close in the third calendar quarter of 2023 and is subject to approval of ATAK shareholders as well as other customary closing conditions and regulatory approvals.

Payment on Behalf of DIH Cayman

On February 26, 2023, ATAC Sponsor LLC (the “Sponsor”) entered a guaranty and loan agreement with DIH Cayman (the “Guarantor”). Pursuant to this agreement, DIH Cayman agreed to loan to the Sponsor an aggregate principal amount up to $405 in three installments of $135 each on May 1, 2023, June 1, 2023 and July 1, 2023. Repayment of the loan shall be made by the earlier of (a) the consummation of the Business Combination Agreement between the Company and ATAK (b) liquidation of ATAK or (c) the tenth day following the termination of the Business Combination Agreement between the Company and ATAK. No interest will accrue on the unpaid balance. On May 4, 2023 the first installment of $135 was paid by DIH on behalf of DIH Cayman.

F-43

DIH HOLDING US, INC. AND SUBSIDIARIES

F-44

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

DIH Holding US, Inc.

77 Accord Park Drive; Suite D-1

Norwell, MA 02061

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of DIH Holding US, Inc. and subsidiaries (the “Company”) as of March 31, 2022 and 2021, the related combined statements of operations, combined statements of comprehensive loss, combined statements of changes in equity / (deficit), and combined statements of cash flows for each of the two years in the period ended March 31, 2022, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Zurich, May 12, 2023

/s/ BDO AG

BDO AG

Christoph Tschumi        Philipp Kegele

We have served as the Company’s auditor since 2022.

F-45

DIH HOLDING US, INC. AND SUBSIDIARIES

COMBINED BALANCE SHEETS

(in thousands)

	As of March 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$3,308	$3,157
Restricted cash	379	308
Accounts receivable, net of allowances of $1,091 and $1,640 respectively	6,385	9,768
Inventories, net	5,559	10,643
Due from related party	7,600	5,547
Other current assets	2,911	4,243
Total current assets	26,142	33,666
Property, and equipment, net	909	1,874
Intangible assets, net	2,176	2,014
Operating lease, right-of-use assets, net	4,807	-
Deferred tax assets	618	818
Other assets	77	406
Total assets	$34,729	$38,778
Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable	$4,988	$5,197
Employee compensation	3,916	2,432
Due to related party	5,547	6,146
Current maturities of long-term debt	1,267	384
Revolving credit facilities	15,812	13,649
Current portion of deferred revenue	4,713	5,653
Current portion of long-term operating lease	1,743	-
Accrued expenses and other current liabilities	10,749	9,529
Total current liabilities	48,735	42,990
Long-term debt, net of current maturities	1,707	3,059
Non-current deferred revenues	3,029	2,896
Long-term operating lease	3,099	-
Deferred tax liabilities	970	1,130
Other non-current liabilities	2,796	4,888
Total liabilities	60,336	54,963
Commitments and contingencies (Note 14)
Equity (Deficit):
Net parent company investment	(30,031)	(18,897)
Accumulated other comprehensive income	4,424	2,712
Total (deficit)	(25,607)	(16,185)
Total liabilities and (deficit)	$34,729	$38,778

See accompanying notes to the combined financial statements.

F-46

DIH HOLDING US, INC. AND SUBSIDIARIES

COMBINED STATEMENTS OF OPERATIONS

(in thousands)

	Years Ended March 31,
	2022	2021
Revenue	$48,979	$47,516
Cost of sales	22,750	19,290
Gross profit	26,229	28,226
Operating expenses:
Selling, general, and administrative expense	27,633	31,972
Research and development	7,956	6,691
Total operating expenses	35,589	38,663
Operating loss	(9,360)	(10,437)
Other income (expense):
Interest expense	(517)	(346)
Other expense, net	(382)	(57)
Total other income (expense)	(899)	(403)
Loss before income taxes	(10,259)	(10,840)
Income tax expense	696	11
Net loss	$(10,955)	$(10,851)

See accompanying notes to the combined financial statements.

F-47

DIH HOLDING US, INC. AND SUBSIDIARIES

COMBINED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Years Ended March 31,
	2022	2021
Net loss	$(10,955)	$(10,851)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments, net of tax benefit / expense of $(88) and $461 as of March 31, 2022 and 2021	407	(247)
Pension liability adjustments	1,305	2,629
Other comprehensive loss	1,712	2,382
Comprehensive loss	$(9,243)	$(8,469)

See accompanying notes to the combined financial statements.

F-48

DIH HOLDING US, INC. AND SUBSIDIARIES

COMBINED STATEMENTS OF CHANGES IN EQUITY / (DEFICIT)

(in thousands)

	Net Parent Company Investment	Accumulated Other Comprehensive Income	Total Equity (Deficit)
Balance, March 31, 2020	$(8,046)	$330	$(7,716)
Net loss	(10,851)	-	(10,851)
Other comprehensive income, net of tax	-	2,382	2,382
Balance, March 31, 2021	(18,897)	2,712	(16,185)
Net loss	(10,955)	-	(10,955)
Other comprehensive income, net of tax	-	1,712	1,712
Net transactions with parent	(179)	-	(179)
Balance, March 31, 2022	$(30,031)	$4,424	$(25,607)

See accompanying notes to the combined financial statements.

F-49

DIH HOLDING US, INC. AND SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	For Years Ended March 31
	2022	2021
Cash flows from operating activities:
Net loss	$(10,955)	$(10,851)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,385	903
Allowance for doubtful accounts	(549)	1,049
Allowance for inventory obsolescence	2,315	852
(Gain)/loss on disposal of fixed assets	311	(335)
Pension contributions	(526)	(620)
Pension expense	1,013	1,259
Foreign exchange (gain) /loss	292	(55)
Noncash lease expense	1,882	-
Noncash interest expense	145	291
Deferred income tax	55	(342)
Changes in operating assets and liabilities:
Accounts receivable	3,521	(888)
Inventories	2,421	(2,385)
Due from related parties	(2,282)	(218)
Due to related parties	(245)	1,777
Other assets	1,402	4,188
Operating lease liabilities	(1,860)	-
Accounts payable	(339)	(294)
Employee compensation	1,571	(425)
Other liabilities	(677)	(785)
Deferred revenue	(462)	(2,259)
Accrued expense and other current liabilities	838	4,149
Net cash used in operating activities	(744)	(4,989)
Cash flows from investing activities:
Purchases of property and equipment	(742)	(755)
Proceeds from sale of property and equipment	-	305
Capitalized software development costs	(227)	(667)
Net cash used in investing activities	(969)	(1,117)
Cash flows from financing activities:
Proceeds on credit facilities	2,728	3,590
Payments on credit facilities	(683)	(4,807)
Proceeds on long term debt	-	3,559
Payments on long term debt	-	(185)
Net cash provided by financing activities	2,045	2,157
Effect of currency translation on cash and cash equivalents	(110)	483
Net increase (decrease) in cash and cash equivalents	222	(3,466)
Cash, and cash equivalents, and restricted cash - beginning of year	3,465	6,931
Cash, and cash equivalents, and restricted cash - end of year	$3,687	$3,465
Cash and cash equivalents - end of year	$3,308	$3,157
Restricted cash - end of year	379	308
Total cash, and cash equivalents, and restricted cash - end of year	$3,687	$3,465
Supplemental disclosure of cash flow information:
Interest paid	$372	$55
Income tax paid	$31	$12

See accompanying notes to the combined financial statements.

F-50

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

1.	Business and Organization

Description of Business

DIH Holding US, Inc. and its subsidiaries (the “Company” or “DIH”), is a global solution provider in blending innovative robotic and virtual reality (“VR”) technologies with clinical integration and insights. Built through the mergers of global-leading niche technologies providers including HOCOMA, a Switzerland-based global leader in robotics for rehabilitation, and MOTEK, a Netherlands-based global leader in sophisticated VR-enabled movement platform powered by real-time integration. DIH is positioning itself as a transformative total smart solutions provider and consolidator in a largely fragmented and manual-labor-driven industry. The Company’s fiscal year ends on March 31.

Liquidity and Capital Resources

As of March 31, 2022, the Company had $3,308 in cash and cash equivalents. The Company’s sources of liquidity have been predominantly from fees received from product sales, services provided, proceeds from lines of credit and long term debt. The Company’s sources of liquidity have enabled the Company to expand the physical footprint, capacity and grow its personnel to expand capabilities and enter new markets.

The Company’s operating losses began in 2020 and continued through March 31, 2022, which resulted in negative cash flows from operating activities and an accumulated deficit of $25,607 as of March 31, 2022. Operating losses are mainly driven by decreased sales during the COVID-19 pandemic due to social distancing measures that affected demand for rehabilitation services, increased expenditures in connection with its implementation of a new financial system (Oracle) and increased compliance costs associated with the European Union Medical Device Regulation (EU MDR). Additionally, DIH had elevated costs related to efforts of adopting to public company standards. The Company expects to generate positive operating cash flow during fiscal 2024 (April 1, 2023 through March 31, 2024) and stay cash flow positive thereafter. Such transition to profitable operations is driven by our streamlined organization and cost structure enabled by digitization investments such as the Oracle system implementation as well as expected future revenue growth.

The Company’s gross revenue has increased by 3.1%, from 47,516 to 48,979, for the years ended March 31, 2021 and 2022, respectively. The Company did not comply with certain loan covenants and financial reporting requirements as of March 31, 2022. These covenants were developed based on pre-pandemic growth trajectories, and as such, the Company has since received amendments to and waivers for these loans, which are discussed further at Note 10. The Company plans to continue to fund its growth through cashflows from operations and future debt and equity financings. In addition, the Company may receive additional financing specifically through the potential business combination, see Note 16. The Company believes that its current cash and cash equivalents, together with cash provided by operating activities and proceeds from future debt and equity financings will provide adequate liquidity through one year from the date that these combined financial statements are issued.

The Company’s future liquidity needs may vary materially from those currently planned and will depend on many factors, including the more aggressive and expansive growth plan in the case of becoming public company, or for any unforeseen reductions in demand.

F-51

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company has historically existed and functioned as part of the business of DIH Technology Ltd. (“DIH Cayman” or the “Parent”). The accompanying combined financial statements are prepared in conformity with accounting principles generally accepted in the United States (“GAAP”).

The combined financial statements include the historical assets, liabilities and operations of the Company. During the year ended March 31, 2022 and 2021, the Company and DIH International (“DIH Hong Kong”) were subsidiaries of DIH Cayman and were under common control of DIH Cayman. Significant intercompany transactions and balances have been eliminated on combination. In preparation of the combined financial statement information presented herein, the Company evaluated its relationships with these entities to determine if they are to be included in the combined financial statement information presented. See Note 11 for further information.

Subsidiaries are entities controlled by the Company. Control exists when the Company has the power, directly and indirectly, to govern the financial and operating policies of an entity and be exposed to the variable returns from its activities. The financial statements of subsidiaries are included in the combined financial statements from the date that control commences until the date that control ceases. These companies are controlled by common owners and management.

The deficit balance in these combined financial statements represents the excess of total liabilities over total assets, including intercompany balances between us and related parties (net parent company investment) and accumulated other comprehensive loss. Net parent company investment is primarily impacted by contributions from related parties which are the result of net funding provided by or distributed to related parties. The total net effect of the settlement of related party intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as net parent company investment.

Foreign Currency Reporting

The functional currency for the Company’s non-U.S. subsidiaries is the local currency. The assets and liabilities of foreign subsidiaries are translated into U.S. dollars using the exchange rate in effect as of the balance sheet date. Revenues and expenses are translated at the average exchange rates for each respective reporting period. Adjustments resulting from translating local currency financial statements into U.S. dollars are reflected in accumulated other comprehensive loss in equity (deficit).

Transactions denominated in currencies other than the functional currency are remeasured based on the exchange rates at the time of the transaction. Foreign currency gains and losses arising primarily from changes in exchange rates on foreign currency denominated intercompany transactions and balances between foreign locations are recorded in the combined statements of operations. Realized and unrealized gains (losses) resulting from transactions conducted in foreign currencies for the years ended March 31, 2022 and 2021 were $(292) and $55, respectively.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the combined financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant estimates made by management in connection with the preparation of the accompanying combined financial statements include the useful lives of long-lived assets, inventory valuations, the allocation of transaction price among various performance obligations, the allowance for doubtful accounts, the fair value of financial assets, liabilities, actuarial valuation of pensions and realizability of deferred income tax asset or liabilities. Actual results could differ from those estimates.

F-52

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk primarily consists of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with highly-rated financial institutions and limits the amount of credit exposure to any one entity. We believe we do not have any significant credit risk on our cash and cash equivalents. For accounts receivable, the Company is exposed to credit risk in the event of nonpayment by customers which is limited to the amounts recorded on the combined balance sheets. The risk associated with this concentration is mitigated by our ongoing credit-review procedures and letters of credit or payment prior to shipment.

Major customers are defined as those individually comprising more than 10% of our trade accounts receivable or revenues. As of March 31, 2022, one customer, ST Engineering Training & Simulation Systems Pte. Ltd., comprised 12.6% of total trade accounts receivables. As of March 31, 2021, one customer, Jungwoo Trade, comprised 10.1% of total trade accounts receivables. For the fiscal years ended March 31, 2022 and 2021, no customers represent more than 10% of revenue.

Revenue Recognition

Sales are recognized as the performance obligations to deliver products or services are satisfied and are recorded based on the amount of consideration the Company expects to receive in exchange for satisfying the performance obligations. The Company’s sales are recognized primarily when it transfers control to the customer, which can be on the date of shipment of the product, the date of receipt of the product by the customer or upon completion of any required product installation service depending on the terms of the sales contracts and product shipping terms. If a contract contains more than one performance obligation, the transaction price is allocated to each performance obligation based upon a relative standalone selling price and recognizes the related revenue when or as control of each individual performance obligation is transferred to customers. The Company does not assess whether promised goods or services are performance obligations if they are immaterial in the context of the contract with the customer. Sales represent the amount of consideration the Company expects to receive from customers in exchange for transferring products and services. Net sales exclude sales tax, value added and other taxes the Company collects from customers. Sales for extended warranties are deferred and recognized as revenue on a straight-line basis over the warranty period. The Company extends terms of payment to its customers based on commercially reasonable terms for the markets of its customers, while also considering their credit quality. Shipping and handling costs charged to customers are included in net sales.

Certain of the Company’s products are sold through distributors and third-party sales representatives under standard agreements whereby distributors purchase products from the Company and resell them to customers. These arrangements do not provide stock rotation or price protection rights and do not contain extended payment terms. Rights of return are limited to repair or replacement of delivered products that are defective or fail to meet the Company’s published specifications. Provisions for these warranty costs are recognized in the same period that the related revenue is recorded similar to other assurance-type warranties

Deferred revenue primarily represents service contracts and equipment maintenance, for which consideration is received in advance of when service for the device or equipment is provided, and a smaller component of product shipments where a residual installation service is to be completed. Revenue related to services contracts and equipment maintenance is recognized over the service period as time elapses. Revenues related to products containing an installation clause, are recognized once the item is confirmed installed. See Note 3 for further information on the Company’s deferred revenue balances and remaining performance obligations.

F-53

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

Revenues exclude any taxes that the Company collects from customers and remits to tax authorities. Amounts billed to customer for shipping and handling are included in revenue, while the related shipping and handling costs are reflected in cost of sales in the period in which revenue is recognized. The Company has elected a practical expedient under ASC 606 that allows for shipping and handling activities that occur after the customer has obtained control of a good to be accounted for as a fulfillment cost. The Company does not adjust the promised amount of consideration for the effects of a significant financing component, if, at contract inception, the Company expects the period between the time when the Company transfers a promised good or service to the customer and the time when the customer pays for that good or service will be one year or less.

The Company exercises judgment in determining the timing of revenue by analyzing the point in time or the period over which the customer has the ability to direct the use of and obtain substantially all of the remaining benefits of the performance obligation. Typically, over-time revenue recognition is recognized on a straight-line basis over the service period, as a time-based measure of progress best reflects the Company’s performance in satisfying the performance obligation.

If a performance obligation does not qualify for over-time revenue recognition, revenue is then recognized at the point-in-time in which control of the distinct good or service is transferred to the customer, typically based upon the terms of delivery.

Product Returns

The Company generally offers customers a limited right of return. The Company estimates the amount of product sales that may be returned by its customers and records the estimate as a reduction of revenue in the period the related product revenue is recognized. Product return liabilities are estimated using historical sales and returns information. If actual results in the future vary from the estimates, the Company will adjust these estimates, which would affect net sales and operating results in the period such variances become known.

Warranties

The Company generally provides warranties for its products from manufacturing defects on a limited basis for a period of one year after purchase, but also has extended warranties that are separately priced for periods of up to four years. During the term of the warranty, if the device fails to operate properly from defects in materials and workmanship, the Company will fix or replace the defective product. If the customer does not allow required scheduled maintenance of the product during the extended warranty contract terms, the contract is canceled.

Cost of Sales

Cost of sales is comprised of direct materials and supplies consumed in the manufacture of products, as well as manufacturing labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of sales also includes the cost to distribute products to customers, inbound freight costs, warehousing costs and other shipping and handling activity, excluding shipping and handling to customers.

F-54

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

Cost of service is comprised primarily of employee wages, benefits and related personnel expenses of our technical support team, our professional consulting personnel, and our training teams.

Selling, General and Administrative Expenses

Selling, general and administrative expense is primarily comprised of selling expenses, marketing expenses, administrative and other indirect overhead costs, and other miscellaneous operating items.

Research and Development

Research and development costs are expensed when incurred except for production stage software research and development costs. Research and development costs include costs of research, engineering, and technical activities to develop a new product or service or make significant improvement to an existing product or manufacturing process. Research and development costs also include pre-approval regulatory and clinical trial expenses.

Accounts Receivable, net

Accounts receivable, net in the accompanying combined balance sheets are presented net of allowances for doubtful accounts. The Company performs evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. The standard terms and conditions include provisions of prepayments of up to 50% of the contract value prior to shipping the product to the customer. The Company evaluates the collectability of its accounts receivable based upon several factors, including historical experience, the likelihood of payment from its customers, and any other known specific factors associated with its customers. The Company makes judgments as to its ability to collect outstanding receivables and provides an allowance for specific receivables if and when collection becomes doubtful. Allowances are made based upon a specific review of aged invoices as well as a review of the overall quality and age of those invoices not specifically reviewed. Uncollectible accounts are written-off against the allowance when it is deemed that a customer account is uncollectible.

In addition, the Company establishes a liability for estimated sales returns and a reserve for price adjustments that are recorded as a reduction to revenue. The liability and reserve are maintained to account for the future product returns and price adjustments of products sold in the current period.

Fair Value Measurements

The Company uses any of three valuation approaches to measure fair value: the market approach, the income approach, and the cost approach in determining the appropriate valuation methodologies based on the nature of the asset or liability being measured and the reliability of the inputs used in arriving at fair value.

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities, and accrued employee benefits. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities, and accrued employee benefits are representative of their respective fair values due to the short-term maturity of these instruments.

F-55

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. These fair value measurements incorporate nonperformance risk (i.e., the risk that an obligation will not be fulfilled). In measuring fair value, the Company reflects the impact of credit risk on liabilities, as well as any collateral. The Company also considers the credit standing of counterparties in measuring the fair value of assets.

The Company follows the provisions of ASC 820, Fair Value Measurements (“ASC 820”) for non-financial assets and liabilities measured on a non-recurring basis such as on a potential impairment loss related to long-lived assets and assets and liabilities acquired in a business combination.

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the valuation hierarchy are defined as follows:

●	Level 1 – Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.
●	Level 2 – Other inputs that are observable directly or indirectly such as quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.
●	Level 3 – Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Cash and Cash Equivalents

The Company considers all highly liquid investments that are readily convertible into cash and have an original maturity of three months or less at the time of purchase to be cash equivalents.

Restricted Cash

Restricted cash primarily consists of cash collateralizing leases for the Company’s facilities and vehicles and pledged assets associated with other vendor agreements.

Inventories, net

Inventories are stated at the lower of cost or net realizable value, with cost determined on a weighted average cost basis. The Company reduces the carrying value of inventories for items that are potentially excess, obsolete, or slow-moving based on changes in customer demand, technology developments, or other economic factors. These reserves are included within the raw materials and spare parts, work in process, and finished and semi-finished goods accounts.

Inventory costs for manufactured products consist primarily of direct labor and materials (including salary and fringe benefits, raw materials, and supplies) and indirect costs (including allocations of costs from departments that support manufacturing activities and facility allocations). The allocation of fixed production overhead costs is based on actual production levels, to the extent that they are within the range of the facility’s normal capacity. Inventory costs for products purchased for resale or manufactured under contract consist primarily of the purchase cost, freight-in charges, and indirect costs as appropriate.

F-56

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

The Company regularly evaluates its inventory to determine if the costs are appropriately recorded at the lower of cost or market value. Lower of cost or market value write-downs are recorded if the book value exceeds the estimated net realizable value of the inventory, based on recent sales prices at the time of the evaluation~~.~~

Property and Equipment, Net

Property and equipment are stated at cost and depreciated over the useful lives of the assets using the straight- line method except for leasehold improvements which are depreciated over the shorter of the useful life or the lease term. Useful lives by asset category are as follows:

Years
Computer software and hardware	3 years
Machinery and equipment	5-10 years
Vehicles	5 years
Furniture and fixtures	3-5 years
Buildings	30 years
Leasehold improvements	Shorter of remaining lease term or estimated useful life

Additions and improvements that extend the lives of the assets are capitalized, while expenditures for repairs and maintenance are expensed as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss are reflected in the accompanying combined statements of operations for the period.

Capitalized Software Development Costs

Software development costs are capitalized in accordance with ASC 350-40, Internal Use Software Accounting and Capitalization. Software development costs related to preliminary project activities and post-implementation and maintenance activities are expensed as incurred. Direct costs related to application development activities that are probable to result in additional functionality are capitalized. Capitalized software development costs are amortized using the straight-line amortization method over the estimated useful life of the applicable software, 5 years, from which the expected benefit will be derived. Capitalized software costs are tested for impairment whenever events or changes in circumstances that could impact recoverability occur. The Company capitalized software development costs of $1,999 and $1,724 for the year ending March 31, 2022 and 2021, which are included in intangible assets, net.

Demonstration Units

The Company utilizes product demonstration units that are used to display the product’s capabilities and demonstrate how it works to potential customers or for other appropriate applications. The Company records and carries the cost of these demonstration units as either inventory or property and equipment depending on several factors including the nature of the product, length of time the units are in the field prior to being sold, and whether management’s intent is to sell the units. The product demonstration units that are classified as property and equipment are carried net of accumulated depreciation.

F-57

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

Impairment of Long-Lived Assets

Long-lived assets include acquired property and equipment, subject to amortization. The Company evaluates the recoverability of long-lived assets for possible impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. Such events and changes may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends, and changes in the Company’s business strategy. Recoverability is measured by a comparison of the carrying amount of an asset or asset group to the undiscounted future cash flows expected to be generated by the asset or asset group. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset’s carrying amount over the fair value of the asset, while long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. For the fiscal years ended March 31, 2022, and 2021, the Company did not record any impairment losses.

Leases

The Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 842 on April 1, 2021 using the modified retrospective approach and, as a result, did not restate prior periods. At the commencement of a contract, the Company determines if a contract meets the definition of a lease. A lease is a contract, or part of a contract, that conveys the right to control the use of identified property or equipment (an identified asset) for a period of time in exchange for consideration. The Company determines if the contract conveys the right to control the use of an identified asset for a period of time. The Company assesses throughout the period of use whether the Company has the following: (1) the right to obtain substantially all the economic benefits from use of the identified asset, and (2) the right to direct the use of the identified asset. This determination is reassessed if the terms of the contract are changed. Leases are classified as operating leases based on the terms of the lease agreement and certain characteristics of the identified asset. Right-of-use assets and lease liabilities are recognized at lease commencement date based on the present value of the minimum future lease payments.

The Company leases office space, vehicles and office equipment under operating leases. The Company has elected several practical expedients permitted under ASC 842. The Company has elected not recognize right-of-use assets and liability for leases with a term of 12 months or less unless the lease includes an option to renew or purchase the underlying asset that are reasonably certain to be exercised. The Company has elected to account for lease and non-lease components as a single lease component for all of the Company’s leases. The Company has elected to use hindsight relief in determining the lease term and assessing impairment of right-of-use assets when transitioning to ASC 842. The Company has elected to not re-evaluate existing or expired contracts containing a lease, the classification of leases, or the initial direct costs for any existing leases previously accounted for under ASC 840.

Most real estate leases contain clauses for renewal at the Company’s option with renewal terms that generally extend the lease term from 6 months to 5 years. Certain lease agreements contain options to purchase the leased property and options to terminate the lease. Payments to be made in option periods are recognized as part of the right-of-use lease assets and lease liabilities when it is reasonably certain that the option to extend the lease will be exercised or the option to terminate the lease will not be exercised or is not at the Company’s option. The Company determines whether the reasonably certain threshold is met by considering all relevant factors, including company-specific plans and economic outlook.

F-58

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

Contingencies

The Company records a liability in the combined financial statements for loss contingencies when a loss is known or considered probable, and the amount may be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss is reasonably possible but not known or probable, and may be reasonably estimated, the estimated loss or range of loss is disclosed. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Segment Information

The Company operates in one operating and reportable segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), in deciding how to allocate resources and assess performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews revenue at the geographic region level, and gross profit, operating income and expenses, and net income at the Company wide level to allocate resources and assess the Company’s overall performance. Accordingly, decision-making regarding the Company’s overall operating performance and allocation of Company resources is assessed on an aggregate basis.

Defined Benefit Plan

The Company sponsors defined benefit pension plans (“pension plans”) for its employees and retirees. The Company recognizes the funded status of its pension plans on the combined balance sheets based on the year-end measurements of plan assets and benefit obligations. When the fair value of plan assets is in excess of the plan benefit obligations, the amounts are reported in other current assets and other assets. When the fair value of plan benefit obligations is in excess of plan assets, the amounts are reported in accrued expenses and other long-term liabilities based on the amount by which the actuarial present value of benefits payable in the next twelve months included in the benefit obligation exceeds the fair value of plan assets.

Net periodic pension benefit cost/(income) is recorded in the combined statements of operations and includes service cost, interest cost, expected return on plan assets, amortization of prior service costs/(credits) and (gains)/losses previously recognized as a component of other comprehensive income/(loss) and amortization of the net transition asset remaining in accumulated other comprehensive income/(loss). The service cost component of net benefit cost is recorded in selling, general and administrative in the combined statements of operations. The other components of net benefit cost are presented separately from service cost within other income (expense) in the combined statements of operations.

(Gains)/losses and prior service costs/(credits) are recognized as a component of other comprehensive income in the combined statements of comprehensive loss as they arise. Those (gains)/losses and prior service costs/(credits) are subsequently recognized as a component of net periodic cost/(income) pursuant to the recognition and amortization provisions of applicable accounting guidance. (Gains)/losses arise as a result of differences between actual experience and assumptions or as a result of changes in actuarial assumptions. Prior service costs/(credits) represent the cost of benefit changes attributable to prior service granted in plan amendments.

F-59

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

The measurement of benefit obligations and net periodic cost/(income) is based on estimates and assumptions approved by the company’s management. These valuations reflect the terms of the plans and use participant-specific information such as compensation, age, and years of service, as well as certain assumptions, including estimates of discount rates, expected return on plan assets, rate of compensation increases, interest crediting rates and mortality rates. See Note 12 for further information.

Income Taxes

Income taxes are accounted for under the asset-and-liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities, as well as loss and tax credit carryforwards and their respective tax bases measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A valuation allowance is established if, based upon the available evidence, it is more likely than not that some or all the deferred tax assets will not be realized. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income in assessing the need for a valuation allowance.

Deferred tax assets and deferred tax liabilities are presented as noncurrent in a classified balance sheet.

The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions throughout the world. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not the position will be sustainable upon examination by the taxing authority, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is measured as the largest amount of benefit which is more likely than not (greater than 50% likely) to be realized upon ultimate settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in income tax expense (benefit). The Company adjusts these reserves in accordance with the income tax guidance when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on the Company’s financial condition and operating results.

Under the Tax Cuts and Jobs Act, the Global Intangible Low-Taxed Income (“GILTI”) provisions impose a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations. Under GAAP, companies are allowed to make an accounting policy election to either (i) account for GILTI as a period cost within income tax expense in the period in which it is incurred or (ii) account for GILTI in a company’s measurement of deferred taxes. The Company elected to account for GILTI as a period cost.

On March 27, 2020, former President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (“CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. However, the CARES Act had no material impact on the combined financial statements.

F-60

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

Recent Accounting Pronouncements Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), Amendments to the FASB Accounting Standards Codification, which supersedes the existing guidance for lease accounting. The FASB has issued several updates to the standard which: (i) clarify how to apply certain aspects of the new standard, (ii) provide an additional transition method for adoption of the new standard, (iii) provide a practical expedient for certain lessor accounting, and (iv) amend certain narrow aspects of the guidance (collectively, “ASC 842”). ASC 842 requires the identification of arrangements that should be accounted for as leases by lessees. In general, for lease arrangements exceeding a twelve-month term, these arrangements must now be recognized as assets and liabilities on the balance sheet of the lessee. Under ASC 842, a right-of-use asset and lease obligation will be recorded for all leases, whether operating or financing, while the income statement will reflect lease expense for operating leases and amortization/interest expense for financing leases. The balance sheet amount recorded for existing leases at the date of adoption of ASC 842 is calculated using the applicable incremental borrowing rate at the date of adoption. The Company early adopted ASC 842 with an effective date of April 01, 2021. The Company elected not to apply the recognition requirements of ASC 842, Leases, to short-term leases, which are deemed to be leases with a lease term of 12 months or less. Instead, lease payments are recognized in the combined statements of operations on a straight-line basis over the lease term and variable payments in the period in which the obligation for these payments are incurred. The Company did not apply the practical expedient related to the separation of lease and non-lease components or the practical expedient which allows entities to use hindsight when determining lease term.

Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”). ASC 326 provides more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. ASC 326 was originally effective for annual reporting periods beginning after December 15, 2019. Following the release of ASU 2019-10 in November 2019, the amendments in this update are effective for the Company for fiscal years beginning after December 15, 2022.The provisions of this ASU are to be applied using a modified-retrospective approach. The Company is currently evaluating the impact of adoption of this guidance on its financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP and simplifies the diluted earnings per share (“EPS”) calculation in certain areas. Under the new guidance there will be no separate accounting for embedded conversion features. It removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception. The amendments in this update are effective for the Company for fiscal years beginning after December 15, 2023. Early adoption is permitted. The Company is currently evaluating the impact of adoption of this guidance its financial statements.

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DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

3.	Revenue Recognition

The Company’s revenues are derived from the sales of medical rehabilitation devices and technology services. The Company’s primary customers include healthcare systems, clinics, third-party healthcare providers, distributors, and other institutions, including governmental healthcare programs and group purchasing organizations. The Company records sales net of an allowance for sales returns which is calculated based on historical return experience and other know factors.

Disaggregation of Revenue

The Company disaggregates its revenue with customers by category and by geographic region based on customer location, see Note 4 for further information. The following represents the net revenue for the years ended March 31, 2022 and 2021, based on revenue category:

	For the Year Ended March 31,
	2022	2021
Devices	$39,659	$38,609
Services	8,045	7,910
Other	1,275	997
Total revenue, net	$48,979	$47,516

The majority of the revenue that is recognized at a point in time was primarily related to the revenues from devices and the majority of the revenue that is recognized over time was related to revenue from services. Other revenue primarily relates to freight and packaging on devices and recognized at a point in time.

Deferred Revenue and Remaining Performance Obligations

Deferred revenue as of March 31, 2022 and March 31, 2021 was $7,742 and $8,549, respectively. During the fiscal year ended March 31, 2022, the Company recognized $6,120 of revenue that was included in deferred revenue as of March 31, 2021. Remaining performance obligations include goods and services that have not yet been delivered or provided under existing, noncancellable contracts with minimum purchase commitments. As of March 31, 2022, the estimated revenue expected to be recognized in future periods related to unsatisfied performance obligations for executed contracts with an original duration of one year or more was approximately $2,302. The Company expects to recognize revenue on the majority of these remaining performance obligations over the next three years.

4.	Geographical Information

The following represents revenue attributed to geographic regions based on customer location:

	Years Ended March 31,
	2022	2021
Europe, Middle East and Africa (“EMEA”)	$27,150	$28,447
Americas	11,457	9,062
Asia Pacific (“APAC”)	10,372	10,007
Total revenue	$48,979	$47,516

F-62

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

Long-lived assets shown below include property and equipment, net. The following represents long-lived assets where they are physically located:

	As of March 31,
	2022	2021
EMEA	$217	$1,557
Americas	569	191
APAC	123	126
Total property and equipment, net	$909	$1,874

5.	Inventories, Net

As of March 31, 2022 and 2021, inventories, net, consisted of the following:

	As of March 31,
	2022	2021
Raw materials and spare parts	$5,108	$4,520
Work in process	1,362	2,102
Finished goods	2,256	4,873
Less: reserves	(3,167)	(852)
Total inventories, net	$5,559	$10,643

6.	Property and Equipment, Net

Property and equipment, net as of March 31, 2022 and 2021 consisted of the following:

	As of March 31,
	2022	2021
Computer software and hardware	$1,033	$3,891
Machinery and equipment	1,311	2,508
Leasehold improvements	1,448	1,809
Furniture and fixtures	857	122
Vehicles	55	66
Demonstration units	851	470
Property and equipment	5,555	8,866
Less: accumulated depreciation	(4,646)	(6,992)
Property and equipment, net	$909	$1,874

Depreciation expense totaled $1,385 and $903 for the years ended March 31, 2022 and 2021, respectively.

F-63

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

7.	Other current assets

Other current assets as of March 31, 2022 and 2021 consisted of the following:

	As of March 31,
	2022	2021
Other receivables	$1,885	$2,078
Other current assets	1,026	2,165
Total other current assets	$2,911	$4,243

8.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of March 31, 2022 and 2021 consisted of the following:

	As of March 31,
	2022	2021
Other payables	$5,216	$4,652
Accrued expenses	2,876	910
Taxes payable	2,657	3,967
Total accrued expenses and other current liabilities	$10,749	$9,529

9.	Other Non-Current Liabilities

Other non-current liabilities as of March 31, 2022 and 2021 consisted of the following:

	As of March 31,
	2022	2021
Provisions	$540	$404
Pension liabilities (Note 12)	2,256	4,484
Total other non-current liabilities	$2,796	$4,888

F-64

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

10.	Lines of Credit and Long-Term Debt

Lines of Credit

At March 31, 2022, the Company has a framework agreement for a CHF 7,600 revolving credit facility with Credit Suisse (Switzerland) Ltd. (the “Credit Suisse Credit Facility”). Interest rates on advances on the Credit Suisse Credit Facility are agreed upon with Credit Suisse and were 3.6% and 2.6% at March 31, 2022 and 2021, respectively. Advances have maximum terms up to twelve months and are subject to extension. The Company is subject to certain covenants under the terms of the Credit Suisse Credit Facility including minimum EBITDA covenants and financial reporting requirements. Additionally, the Credit Suisse Credit Facility contains a subjective acceleration clause in the event that the lender determines that a material adverse change has occurred within the business, operations, or financial condition of the Company. As of March 31, 2022, the Company’s EBITDA (as defined in the framework agreement) was not in compliance with the covenants in the Credit Suisse Credit Facility and did not comply with the annual financial reporting requirement. Subsequently, on February 1, 2023, the Company and Credit Suisse entered into an amendment to the Credit Suisse framework agreement that provided a waiver of the Company’s failure to comply with the EBITDA covenant and financial reporting obligation as of March 31, 2022. Additionally, the amendment to the Credit Suisse framework agreement reduced the credit line to CHF 100 monthly payments starting January 31, 2023 and increasing to CHF 200 monthly payments starting April 30, 2023. In connection with the February 1, 2023 amendment, the Company paid CHF 33 in fees to Credit Suisse in the fourth quarter of fiscal 2023. The balance on the Credit Suisse Credit Facility was $8,231 and $7,242 as of March 31, 2022 and 2021, respectively. Based on the stated terms and the existence of the subjective acceleration clause, the Credit Suisse Credit Facility is reflected in the current liabilities section of the combined balance sheets.

At March 31, 2022, the Company has a framework agreement for a CHF 7,000 revolving credit facility with UBS Switzerland AG (the “UBS Credit Facility”). The Company can draw on the facility in various forms including fixed advances and Secured Overnight Financing Rate (“SOFR”) loans. Interest rates on advances on the UBS Credit Facility are based on the type of draw and can be adjusted at any time based on current market conditions. The interest rate on the UBS Credit Facility was 4.75% as of March 31, 2022 and 2021. Additionally, the Company must pay a 0.25% quarterly commission on average borrowings and a 0.75% fixed commitment fee on the undrawn portion of the UBS Credit Facility. Advances have maximum terms up to twelve months and are subject to extension. The Company is subject to certain covenants under the terms of the UBS Credit Facility including financial reporting requirements. Additionally, the UBS Credit Facility contains a subjective acceleration clause in the event that the lender determines that a material adverse change has occurred within the business, operations, or financial condition of the Company. As of March 31, 2022, the Company did not comply with the annual financial reporting requirement. On March 1, 2022, the Company and UBS entered into an amendment to the UBS framework agreement that reduced the credit line to CHF 200 one-time payment as of April 31, 2022 and reduced the credit line to CHF 100 monthly payments starting May 31, 2022. On March 29, 2023, UBS provided the Company a waiver for the Company’s failure to comply with the financial reporting obligation as of March 31, 2022. The balance on the UBS Credit Facility was $7,581 and $6,407 as of March 31, 2022 and 2021, respectively. Based on the stated terms and the existence of the subjective acceleration clause, the UBS Credit Facility is reflected in the current liabilities section of the combined balance sheets.

F-65

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

COVID-19 Loan and COVID-19 Loan Plus Credit Facilities

In September 2020, the Federal COVID-19 Act was approved by the Swiss Parliament, and subsequently enacted in Switzerland. Under the Federal COVID-19 Act and the corresponding COVID-19 Hardship Ordinance and COVID-19 Loss of Earning Ordinance, the Swiss Federal Council was granted a number of powers to implement measures to address the consequences of the global COVID-19 pandemic including federal loans under the COVID-19 Loan and COVID-19 Loan Plus (“COVID-19 Plus”) programs for businesses meeting certain requirements.

The Company obtained a COVID-19 loan with UBS on May 19, 2020 for up to CHF 500 maturing on June 30, 2024. The COVID-19 loan does not accrue interest. Subsequently, on December 17, 2021, the Company and UBS entered into an amendment to the COVID-19 loan agreement that reduced the credit line by CHF 50 quarterly payments starting March 31, 2022. The balance on the COVID-19 loan was $542 and $557 at March 31, 2022 and 2021, respectively.

The Company obtained a COVID-19 Plus credit facility with UBS on May 19, 2020 for up to CHF 2,760, maturing on June 30, 2024. The COVID-19 Plus credit facility has an 85% federal share accruing interest at 0.5% and a 15% bank share accruing interest at a rate determined by the bank based on market conditions (0.5% and 0.5% at March 31, 2022 and 2021, respectively). Subsequently, on January 7, 2022, the Company and UBS entered into an amendment to the COVID-19 Plus credit facility loan agreement that reduced the Company maximum credit limit to CHF 2,243 and reduced the credit line by CHF 173 quarterly payments starting March 31, 2022 and CHF 230 quarterly payments starting March 31, 2023. The balance on the COVID-19 Plus credit facility was $2,432 and $2,887 at March 31, 2022 and 2021, respectively.

Aggregate annual maturities of long-term debt are as follows for the years ending March 31:

Amount
Years Ending March 31,
2023	$1,267
2024	1,213
2025	494
2026	-
2027	-
Thereafter	-
Total	2,974
Less: debt issuance costs	-
Total	2,974
Less: current portion	1,267
Total long-term debt	$1,707

11.	Related Party Transactions

Parties are considered related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.

F-66

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

Transactions with parent

The Company has not historically operated as a standalone business and has had various transactional relationships with DIH Cayman. Consistent with the basis of presentation, net parent company investment is primarily impacted by net funding provided by or distributed to DIH Cayman. For the years ended March 31, 2022 and 2021, the net transactions with parent were $(179) and $0, respectively. Material activity impacting these balances were net loss contributing to accumulated deficit.

DIH Hong Kong

DIH Hong Kong is an investment holding company. DIH Hong Kong holds interests in operating entities of the Company, which include Hocoma AG, Switzerland-based global leader in robotics for rehabilitation, Motek, a Netherlands-based global leader in sophisticated VR-enabled movement platform powered by real-time integration, and DIH China. DIH Hong Kong does not have a management team or direct influence with any operating entities other than acting as shareholder of the entities listed.

Subsidiaries within DIH Hong Kong perform two lines of business including, smart pharmacy solutions and rehabilitation solutions. In the case of Motek, DIH China was Motek’s authorized distributor in China before DIH Hong Kong acquired Motek in 2015. This distributor relationship and terms did not change after the acquisition. In the case of Hocoma AG, DIH China assumed the distribution agreements with third parties after DIH Hong Kong acquired Hocoma AG. The terms of the distribution agreements are the same with the third party distributor.

For the period ending March 31, 2022, amounts recognized in the combined statement of operations include $1,897 in revenue and $514 in cost of sales from related party transactions. For the period ending March 31, 2021, amounts recognized in the combined statement of operations include $1,907 in revenue, and $99 in cost of sales from related party transactions.

12.	Employee Benefit Plans

Defined Contribution Plans

The Company sponsors a defined contribution plan in the United States and Netherlands. The Company’s obligation is limited to its contributions made in accordance with each plan document. Employer contributions to defined contribution plans are recognized as expense.

Expenses related to the Company’s plans for the years ending March 31, 2022 and 2021 were as follows:

	Years Ended March 31,
	2022	2021
United States	$93	$164
Netherlands	322	306
Total defined contribution plan expense	$415	$470

F-67

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

Defined Benefit Plans

The Company has two Swiss defined benefit plans (the “Pension Plans”) covering substantially all the employees of Hocoma AG and Hocoma Medical GmbH in Switzerland. The Pension Plans exceed the minimum benefit requirements under Swiss pension law. The Swiss plans offer retirement, disability and survivor benefits and is governed by a Pension Foundation Board. The responsibilities of this board are defined by Swiss pension law and the plan rules.

The plans offer to members at the normal retirement age of 65 a choice between a lifetime pension and a partial or full lump sum payment. Participants can choose to draw early retirement benefits starting from the age of 58 but can also continue employment and remain active members of the plan until the age of 70. Employees can make additional purchases of benefits to fund early retirement benefits. The pension amount payable to a participant is calculated by applying a conversion rate to the accumulated balance of the participant’s retirement savings account at the retirement date. The balance is based on credited vested benefits transferred from previous employers, purchases of benefits, and the employee and employer contributions that have been made to the participant’s retirement savings account, as well as the interest accrued. The annual interest rate credited to participants is determined by the Pension Foundation Board at the end of each year.

Although the Swiss plans are based on a defined contribution promise under Swiss pension law, it is accounted for as a defined benefit plan under GAAP, primarily because of the obligation to accrue interest on the participants’ retirement savings accounts and the payment of lifetime pension benefits.

An actuarial valuation in accordance with Swiss pension law is performed regularly. Should an underfunded situation on this basis occur, the Pension Foundation Board is required to take the necessary measures to ensure that full funding can be expected to be restored within a maximum period of 10 years. If a Swiss plan were to become significantly underfunded on a Swiss pension law basis, additional employer and employee contributions could be required.

The investment strategy of the Swiss plan complies with Swiss pension law, including the rules and regulations relating to diversification of plan assets, and is derived from the risk budget defined by the Pension Foundation Board on the basis of regularly performed asset and liability management analyses. The Pension Foundation Board strives for a medium- and long-term balance between assets and liabilities.

Amounts recognized in the combined statements of operations for the years ended March 31, 2022 and 2021, in respect of the Pension Plans were as follows:

	Years ended March 31,
	2022	2021
Current service cost	$962	$1,160
Net interest on net defined benefit liability	51	99
Net charge to statement of operations	$1,013	$1,259

F-68

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

Amounts recognized in the combined statements of comprehensive loss for the years ended March 31, 2022 and 2021, in respect of the Pension Plans were as follows:

	Years ended March 31,
	2022	2021
Actuarial gain arising on projected benefit obligation	$(3,309)	$(2,212)

Details of the employee defined benefits obligations and plan assets in respect of the Pension Plans are as follows:

	Years ended March 31,
	2022	2021
Change in present value of defined benefit obligation:
Defined benefit obligation at the beginning of the year	$16,060	$20,019
Interest on defined obligation	51	99
Current service cost	962	1,160
Contributions by plan participants	446	620
Prior service cost / (credit)	-	(679)
Translation (gain) / loss	(429)	1,576
Benefits paid	(2,103)	(4,523)
Actuarial loss arising on projected benefit obligation	(3,309)	(2,212)
Defined benefit obligation at the end of the year	11,678	16,060
Change in plan assets:
Fair value of plan assets at the beginning of the year	11,576	13,218
Actual return on plan assets	(709)	570
Contributions by the employer	526	620
Contributions by plan participants	446	620
Benefits paid	(2,103)	(4,523)
Translation gain / (loss)	(314)	1,071
Fair value of plan assets - at the end of the year	9,422	11,576
Funded status at end of the year	$(2,256)	$(4,484)

Amounts relating to these defined benefit plans with accumulated benefit obligations in excess of plan assets were as follows:

	Years ended March 31,
	2022	2021
Accumulated benefit obligation	$11,357	$15,533
Fair value of plan assets	9,422	11,576

F-69

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

Amounts recognized in the Company’s combined balance sheet related to the present value of defined benefit obligations consist of the following:

	Years ended March 31,
	2022	2021
Current liabilities	$-	$-
Non-current liabilities	(2,256)	(4,484)
Total recognized in the combined balance sheet — end of year	$(2,256)	$(4,484)

Amounts recognized in other comprehensive income in respect of the Pension Plans consist of the following:

	As of March 31,
	2022	2021
Net (gain) loss	$(1,445)	$(2,020)
Prior service cost / (credit)	140	(609)
Other comprehensive income	$(1,305)	$(2,629)

The principal assumptions used for the purpose of actuarial valuation of the Pension Plans are as follows:

	As of March 31,
	2022	2021
Discount rate	1.40%	0.33%
Expected return on plan assets	2.74%	2.74%
Expected rate of salary increase	1.00%	1.00%

The actuarial assumptions used for the defined benefit plans are based on the economic conditions prevailing in the jurisdiction in which they are offered. Changes in the defined benefit obligation are most sensitive to changes in the discount rate. The discount rate is based on the yield of high-quality corporate bonds quoted in an active market in the currency of the respective plan. A decrease in the discount rate increases the defined benefit obligation. The Company regularly reviews the actuarial assumptions used in calculating the defined benefit obligation to determine their continuing relevance.

Investment Policy

It is the objective of the plan sponsor to maintain an adequate level of diversification to balance market risk, to prudently invest to preserve capital and to provide sufficient liquidity while maximizing earnings for near-term payments of benefits accrued under the plan and to pay plan administrative expenses. The assumption used for the expected long-term rate of return on plan assets is based on the long-term expected returns for the investment mix of assets currently in the portfolio. Historical return trends for the various asset classes in the class portfolio are combined with current and anticipated future market conditions to estimate the rate of return for each class. These rates are then adjusted for anticipated future inflation to determine estimated nominal rates of return for each class.

F-70

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

The table below represents the Company’s Pension Plans’ weighted-average asset allocation as of March 31, 2022 and 2021 by asset category:

	As of March 31,
	2022	2021
Equity securities	35.00%	35.93%
Debt securities	29.78%	32.92%
Other, primarily cash and cash equivalents, and hedge funds	35.22%	31.15%

The table below presents the target allocation for each major asset category for the Company’s Pension Plans for the years ended March 31, 2022 and 2021:

	Years Ended March 31,
	2022	2021
Equity securities	34.00%	34.00%
Debt securities	33.00%	33.50%
Other, primarily cash and cash equivalents, and hedge funds	33.00%	32.50%

The following tables provides the fair value of plan assets held by the Company’s Pension Plans by asset category and by fair value hierarchy level:

	As of March 31, 2022
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$302	$-	$-	$302
Equity securities	3,185	-	-	3,185
Debt securities	2,535	-	-	2,535
Real estate	-	2,186	-	2,186
Non-traditional assets	-	1,214	-	1,214
Total	$6,022	$3,400	$-	$9,422

	As of March 31, 2021
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$313	$-	$-	$313
Equity securities	4,469	-	-	4,469
Debt securities	3,265	-	-	3,265
Real estate	-	2,107	-	2,107
Non-traditional assets	-	1,422	-	1,422
Total	$8,047	$3,529	$-	$11,576

For the year ended March 31, 2023, the Company expects to contribute $612 to its Pension Plans.

F-71

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

The following table presents expected Pension Plans payments over the next 10 years:

Amount
Year Ending March 31,
2023	$97
2024	104
2025	112
2026	481
2027	168
2028-2032	1,155

13.	Income Taxes

The components of loss before income tax for the years ended March 31, 2022 and 2021 were as follows:

	Years Ended March 31,
	2022	2021
U.S. operations	$(6,173)	$(4,114)
Non-U.S. operations	(4,086)	(6,726)
Total loss before income taxes	$(10,259)	$(10,840)

The provision for income taxes during the years ended March 31, 2022, and 2021 consists of the following:

	Years Ended March 31,
	2022	2021
Current:
State	$-	$-
Federal	-	-
Foreign	391	228
Deferred:
State	-	-
Federal	-	-
Foreign	55	(342)
Noncurrent
State	-	-
Federal	250	125
Foreign	-	-

Total	$696	$11

F-72

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

A reconciliation of income tax expense computed at the statutory corporate income tax rate to the effective income tax rate for the years ended March 31, 2022 and 2021 is as follows:

	Years Ended March 31,
	2022	2021
Tax expense computed at federal statutory rate	21.0%	21.0%
State tax	2.0%	1.4%
Change in valuation allowance	(21.6)%	(17.3)%
Foreign rate differential	0.7%	(0.7)%
Non-deductible expenses	(5.6)%	(4.6)%
Penalties	(2.0)%	(1.2)%
Other	(0.4)%	1.3%
Total income tax expense	(5.9)%	(0.1)%

The Company’s deferred tax position reflects the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting. Significant components of the deferred tax assets and liabilities are as follows:

	Years Ended March 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$6,989	$5,085
Pension	432	863
Accrued expenses	26	14
Section 163(j) interest expense carryforward	125	40
Capitalized research and development	567	714
GAAP to statutory adjustments	747	148
Other	76	62
Total gross deferred tax assets	8,962	6,926
Less: valuation allowance	(8,193)	(6,873)
Total deferred tax assets, net of valuation allowance	$769	$53
Deferred tax liabilities:
Depreciation	$9	$5
GAAP to statutory adjustments	963	329
Other	149	31
Total gross deferred tax liabilities	1,121	365
Net deferred tax liabilities	$352	$312

The valuation allowance for deferred tax assets as of March 31, 2022 and 2021 primarily relates to net operating loss and interest deduction limitation carryforwards that, in the judgment of the Company, are not more-likely-than-not to be realized.

F-73

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

In assessing the realizability of deferred tax assets, the Company considers whether it is more-likely-than-not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company believes it is more-likely-than-not that it will realize the benefits of these deductible differences, net of the existing valuation allowances as of March 31, 2022 and 2021.

As of March 31, 2022, the Company has tax effected net operating loss carryforwards in U.S. of $1,994 of which $80 will expire starting in 2034 and the remainder which can be carried forward indefinitely. The Company has U.S. state tax effected net operating loss carryforwards of approximately $478 that, if unused, will expire starting in 2034. The Company has other foreign tax effected net operating loss carryforwards of $4,517 of which the majority can be carried forward seven years.

The Company has not identified any uncertain tax positions in relation to its corporate income taxes. However, it has identified potential penalty exposure in relation to specific information reporting requirements in the United States. Although the Company is trying to address these issues and pursue penalty abatement, it has recorded a long-term payable for the penalties, until potential relief is granted. As of March 31, 2022 and 2021, the recorded accrual balances stand at $475 and $225, respectively.

The Company is subject to taxation in Switzerland, the U.S., and other jurisdictions of its foreign subsidiaries. As of March 31, 2022, tax years 2019, 2020, and 2021 are subject to examination by the tax authorities in the U.S. The Company is not currently under examination by tax authorities in any jurisdiction

14.	Commitments and Contingencies

From time to time, the Company may be involved in lawsuits, claims, investigations, and proceedings, consisting of intellectual property, commercial, employment, and other matters, which arise in the ordinary course of business. In accordance with ASC 450, Contingencies, the Company make a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

The Company is not presently a party to any litigation the outcome of which, it believes, if determined adversely to the Company, would individually or taken together, have a material adverse effect on the Company’s business, operating results, cash flows or financial condition. The Company has determined that the existence of a material loss is neither probable nor reasonably possible.

15.	Leases

The Company leases office space (real estate), vehicles and office equipment under operating leases. The Company did not have any finance leases as at March 31, 2022.

Right-of-use lease assets and lease liabilities that are reported in the Company’s combined balance sheet as of March 31, 2022 are as follows:

As of March 31, 2022
Operating lease, right-of-use assets, net	$4,807

Current portion of long-term operating lease	1,743
Long-term operating lease	3,099
Total operating lease liabilities	$4,842

F-74

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

Lease expense for lease payments is recognized on a straight-line basis over the lease term. The components of lease expense related to the Company’s lease for the year ended March 31, 2022 were:

Year Ended March 31, 2022
Operating lease costs:
Fixed operating lease costs	$1,882
Short-term lease costs	23
Total lease cost	$1,905

For the year ended March 31, 2021, rent expense was $1,913.

Supplemental cash flow information related to leases was as follows:

Year Ended March 31, 2022
Cash flows included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(1,847)

Non-cash lease activity:
Right-of-use assets obtained in exchange for new operating lease liabilities	$144

The weighted average remaining lease term and discount rate for the Company’s operating leases as of March 31, 2022were:

As of March 31, 2022
Weighted-average remaining lease term (in years)
Operating leases	3.71
Weighted-average discount rate (in percentages)
Operating leases	4.00%

Lease duration was determined utilizing renewal options that the Company is reasonably certain to execute.

F-75

DIH HOLDING US, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands)

As of March 31, 2022, maturities of operating lease liabilities for each of the following five years and a total thereafter were as follows:

Year ending March 31,	Operating Leases
2023	$1,898
2024	1,313
2025	1,030
2026	504
2027	223
Thereafter	220
Total lease payments	5,188
Less: imputed interest	(346)
Total lease liability	$4,842

16.	Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through May 12, 2023, the date that the financial statements were issued. Based on this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.

Credit Facility Amendment

As disclosed in Note 10 - Lines of Credit and Long-Term Debt, on February 1, 2023 the Company entered into an amendment to their credit facility framework agreement with Credit Suisse.

Related Party Settlement Agreement

On May 3, 2023, DIH Cayman and its subsidiaries, including the Company, DIH China and DIH Hong Kong, entered into a cash settlement agreement in which the Company agreed to pay a net settlement amount of approximately $93 related to an outstanding due from related party balance of $7,185 and due to related party balance of $7,277, both as of December 31, 2022, for ongoing activities between the Company and DIH Hong Kong. Refer to Note 11 - Related Party Transactions, for additional information.

Agreement and Plan of Merger

On February 26, 2023, the Company and Aurora Tech Acquisition Corp. (“ATAK”), a special purpose acquisition company (“SPAC”), entered into a definitive business combination agreement (“Business Combination Agreement”) under which ATAK will combine with the Company to which is expected to be listed on Nasdaq.

Prior to the closing, ATAK will re-domesticate from the Cayman Islands to become a Delaware corporation. At the closing, ATAK will acquire all of the outstanding equity interests of DIH, and stockholders of DIH will receive $250 million in aggregate consideration (the “Aggregate Base Consideration”) in the form of newly-issued shares of New DIH Class A Common Stock, calculated based on a price of $10.00 per share.

In addition to the Aggregate Base Consideration, DIH stockholders may be entitled to receive up to 6,000,000 additional shares of New DIH Class A Common Stock (the “Earnout Shares”), as additional consideration upon satisfaction of the following milestones, during the period beginning on the Closing Date and expiring on the fifth anniversary of the closing date (the “Earnout Period”):

●	1,000,000 Earnout Shares if the volume-weighted average price (“VWAP”) of New DIH Class A Common Stock is equal to or exceeds $12.00 for any 20 trading days during the Earnout Period;
●	1,333,333 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $13.50 for any 20 trading days during the Earnout Period;
●	1,666,667 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $15.00 for any 20 trading days during the Earnout Period; and
●	2,000,000 Earnout Shares if the VWAP of New DIH Class A Common Stock is equal to or exceeds $16.50 for any 20 trading days during the Earnout Period.

The transaction, which has been approved by the boards of directors of both the Company and ATAK, is expected to close in the third calendar quarter of 2023 and is subject to approval of ATAK shareholders as well as other customary closing conditions and regulatory approvals.

Payment on Behalf of DIH Cayman

On February 26, 2023, ATAC Sponsor LLC (the “Sponsor”) entered a guaranty and loan agreement with DIH Cayman (the “Guarantor”). Pursuant to this agreement, DIH Cayman agreed to loan to the Sponsor an aggregate principal amount up to $405 in three installments of $135 each on May 1, 2023, June 1, 2023 and July 1, 2023. Repayment of the loan shall be made by the earlier of (a) the consummation of the Business Combination Agreement between the Company and ATAK (b) liquidation of ATAK or (c) the tenth day following the termination of the Business Combination Agreement between the Company and ATAK. No interest will accrue on the unpaid balance. On May 4, 2023 the first installment of $135 was paid by DIH on behalf of DIH Cayman.

F-76

Annex A3

3 Note to Draft: Other Annexes TBD.

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

AURORA TECHNOLOGY ACQUISITION CORP.,

AURORA TECHNOLOGY MERGER SUB CORP.

AND

DIH HOLDING US, INC.

Dated as of February 26, 2023

-i-

-ii-

-iii-

EXHIBIT A	Stockholder Support Agreement
EXHIBIT B	Sponsor Support Agreement
EXHIBIT C	Registration Rights and Lock-Up Agreement
EXHIBIT D	SPAC Certificate of Incorporation
EXHIBIT E	SPAC Bylaws
EXHIBIT F	Omitted
EXHIBIT G	The Plan of Domestication
EXHIBIT H	Company A&R Articles of Incorporation
EXHIBIT I	SPAC A&R Bylaws
EXHIBIT J	SPAC A&R Certificate of Incorporation
EXHIBIT K	Escrow Agreement
EXHIBIT L	Plan of Reorganization

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Stockholders

-iv-

BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT, dated as of February 26, 2023 (this “Agreement”), by and among Aurora Technology Acquisition Corp., a Cayman Islands exempted company (“SPAC”), Aurora Technology Merger Sub Corp., a Nevada corporation (“Merger Sub”), and DIH Holding US, Inc., a Nevada corporation (the “Company”).

WHEREAS, Merger Sub is a wholly owned direct subsidiary of SPAC;

WHEREAS, prior to the Effective Time and subject to the conditions of this Agreement, SPAC shall migrate to, and domesticate as, a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (2021 Revision) (the “Domestication”);

WHEREAS, concurrently with the Domestication, SPAC shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws in the forms attached as Exhibit D and Exhibit E, respectively, with such changes as may be agreed in writing by SPAC and the Company (such certificate of incorporation, the “SPAC Certificate of Incorporation,” and such bylaws, the “SPAC Bylaws”);

WHEREAS, following the Domestication, upon the terms and subject to the conditions of this Agreement and Chapter 92A of the Nevada Revised Statutes (the “NRS”), SPAC and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of SPAC;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and the advisability of the Transactions, and (b) recommended the approval and adoption of this Agreement and the Transactions by the shareholders of SPAC;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, SPAC, the Company and the Key Company Stockholders, concurrently with the execution and delivery of this Agreement, and as an inducement for the parties to enter into the Transactions, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”) substantially in the form of Exhibit A, pursuant to which the Key Company Stockholders have agreed, among other things, to upon the terms and subject to the conditions set forth in the Stockholder Support Agreement, to vote all of their shares of Company Common Stock (including by delivery of the Written Consent) in favor of this Agreement, the Merger and the Transactions;

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WHEREAS, the Sponsor, the Company, SPAC and the directors and officers of SPAC, concurrently with the execution and delivery of this Agreement, and as an inducement for the parties to enter into the Transactions, are entering into a sponsor support agreement, dated as of the date hereof (the “Sponsor Support Agreement”) substantially in the form of Exhibit B, pursuant to which the Sponsor has agreed, among other things, upon the terms and subject to the conditions set forth in the Sponsor Support Agreement, to (a) vote all of its SPAC Class B Ordinary Shares in favor of the Transactions and the SPAC Proposals, and (b) abstain from exercising any Redemption Rights in connection with the Transactions;

WHEREAS, in connection with the Closing, SPAC, certain stockholders of the Company and certain shareholders of SPAC shall enter into an amended and restated registration rights agreement of SPAC (the “Registration Rights and Lock-Up Agreement”), substantially in the form attached hereto as Exhibit C;

WHEREAS, prior to the Closing the Company shall have completed the Reorganization whereby certain affiliated companies shall become wholly-owned subsidiaries; and

WHEREAS, for United States federal and applicable state income Tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder and, that the Company, Merger Sub and SPAC are parties to such reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Transaction Consideration” means a number of shares of Domesticated SPAC Common Stock equal to the quotient of (a) the Company Equity Value divided by (b) $10.00.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights and Lock-Up Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

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“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act, 35 U.S.C. § 200 et seq., as may be amended or succeeded from time to time, and the regulations promulgated thereunder.

“Business Data” means all business information and data, excluding Personal Information that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company.

“Change of Control” any transaction or series of transactions the result of which is: (a) the acquisition by any person or “group” (as defined in the Exchange Act) of persons of direct or indirect beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of SPAC; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any person or “group” (as defined in the Exchange Act) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of SPAC or the surviving person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of SPAC and the Company’s subsidiaries, taken as a whole.

“Company Acquisition Proposal” means (i) any transaction or series of related transactions (other than in connection with the Reorganization) under which any persons, directly or indirectly, (A) acquires or otherwise purchases the Company or any of the Continuing Subsidiaries or (B) all or a material portion of the assets or businesses of the Company and the Continuing Subsidiaries, taken as a whole (in the case of each of clause (A) and (B), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (ii) any equity or similar investment in the Company or any of the Continuing Subsidiaries.

“Company Articles of Incorporation” means the articles of incorporation of the Company dated May 31, 2021, as such may have been amended, supplemented or modified from time to time.

“Company Common Stock” means the Company’s common stock, with no par value per share.

“Company Equity Value” means $250,000,000.

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“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Continuing Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition), or acts of God, (vi) any actions taken or not taken by the Company or any Continuing Subsidiary as required by this Agreement, the Reorganization or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company is disproportionately affected thereby as compared to other participants in the industries in which the Company operates.

“Company Organizational Documents” means the Company Articles of Incorporation and the bylaws of the Company, as amended, modified or supplemented from time to time.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Continuing Subsidiary to which the Company or any Continuing Subsidiary otherwise has a right to use.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any Continuing Subsidiary.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any Suppliers or customers of the Company or SPAC or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

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“Continuing Subsidiaries” means those entities that will be direct or indirect subsidiaries of the Company upon completion of the Reorganization, whether or not they are subsidiaries of the Company as of the date of this Agreement.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to the coronavirus (COVID-19) pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any United States federal, state or local laws relating to: (a) releases or threatened releases of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

“Escrow Agent” means the escrow agent identified in the Escrow Agreement.

“Escrow Agreement” means an Escrow Agreement, substantially in the form attached hereto as Exhibit K, to be executed by the Escrow Agent and SPAC prior to the Closing.

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“Exchange Ratio” means an amount equal to the quotient of (a) the number of shares constituting the Aggregate Transaction Consideration, divided by (b) the sum of (i) the number of issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time (other than any such shares held in treasury).

“Financing” means a private placement or placements of shares of Domesticated SPAC Common Stock or other SPAC securities, pursuant to customary subscription agreement(s) with investor(s), to be consummated substantially simultaneously with the Closing, resulting in proceeds to the Company of at least $20,000,000.

“GAAP” means United States generally accepted accounting principles.

“Good Clinical Practices” means the then current standards for clinical trials (including all applicable requirements relating to the protection of human subjects), as set forth in the Health Care Laws, and applicable regulations promulgated thereunder, as amended from time to time, and such applicable standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by other organizations and Governmental Authorities in any other countries, in which the Products are sold or intended to be sold.

“Good Laboratory Practices” mean the then current standards for conducting nonclinical laboratory studies, as set forth in the Health Care Laws and applicable regulations promulgated thereunder, as amended from time to time, and such applicable standards of good laboratory practices as are required by Governmental Authorities in any other countries in which the Products are sold or intended to be sold.

“Good Manufacturing Practices” mean the then current standards for the manufacture, processing, packaging, transportation, handling and holding of drug and biological products, as set forth in the Health Care Laws and applicable regulations promulgated thereunder, as amended from time to time, and such applicable standards of good manufacturing practices as are required by Governmental Authorities in any other countries in which the Products are sold or intended to be sold.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos; and (e) any substance, material or waste regulated as hazardous or toxic, or as a pollutant or contaminant, by any Governmental Authority pursuant to any Environmental Law due to its deleterious properties.

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“Health Care Laws” means any and all Laws of any Governmental Authority pertaining to health regulatory matters applicable to the business of the Company, including (a) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., (b) requirements of Law relating to the manufacturing, labeling, packaging, marketing, sale, storage or distribution of drugs or medical devices, including laws governing license requirements for any of the foregoing activities; (c) Laws pertaining to fraud and abuse (including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Civil False Claims Act (31 U.S.C. § 3729 et seq.) and the Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (31 U.S.C.§ 3729 et seq.) Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (d) the coverage and reimbursement provisions of Medicare, Medicaid, TRICARE or Health Care Program; and (e) any other United States and Non-United States Law or regulation of any Governmental Authority which regulates kickbacks, patient or Health Care Program reimbursement, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means an amount equal to, without duplication, (a) indebtedness for borrowed money of the Company, including indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (b) net obligations of the Company in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange, (c) any deferred purchase price liabilities of the Company related to past acquisitions, whether or not represented by a note, earnout or contingent purchase payment or otherwise, (d) obligations of the Company under or in connection with off balance sheet financing arrangements and (e) all obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which the Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For the avoidance of doubt, trade payables arising in the ordinary course of business shall not be deemed to be Indebtedness.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions revivals, or reexaminations certificates, post-issuance certificates thereof (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet

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domain names and social media accounts; (f) rights of privacy and publicity; (g) all other intellectual property or proprietary rights of any kind or description; (h) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including Software and Technology; and (i) all legal rights arising from items (a) through (g), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, settle and enjoin based upon such interests, including such rights based on past, present and/or future infringement, if any, in connection with any of the foregoing.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of SPAC, the actual knowledge of Zachary Wang.

“Leased Real Property” means the real property leased by the Company or a Continuing Subsidiary as tenant, together with, to the extent leased by the Company or a Continuing Subsidiary, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or a Continuing Subsidiary relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property).

“Merger Sub Organizational Documents” means the articles of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or the Continuing Subsidiaries’ assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or a Continuing Subsidiary granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

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“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, disclosure, or transfer of Personal Information or the security of Personal Information or Business Data.

“Pro Rata Share” means for each holder of Company Common Stock as of immediately prior to the Effective Time, the quotient expressed as a percentage of (i) the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time and (ii) the total number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time.

“Product” means any product or product candidate that is being researched, tested, developed, manufactured, licensed, sold, distributed or otherwise made available by or on behalf of the Company or a Continuing Subsidiary, from which the Company or a Continuing Subsidiary has derived previously, is currently deriving or expect to derive, revenue from the sale, lease, licensing or provisioning thereof, including products currently under development by the Company.

“Redemption Rights” means the redemption rights provided for in Article 37 of the SPAC Memorandum.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Requisite Approval” means the adoption of this Agreement by the affirmative vote of the holders of at least (a) a majority of the outstanding shares of Company Common Stock and (b) all of the Key Company Stockholders.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

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“SPAC Class A Ordinary Shares” means the Class A ordinary shares of SPAC, par value $0.0001 per share.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares of SPAC, par value $0.0001 per share.

“SPAC Extension” means an extension of the time period for SPAC to consummate a business combination in accordance with the SPAC Memorandum.

“SPAC Extension Proposal” means a proposal (if any) that may be submitted by SPAC pursuant to a definitive proxy statement filed by SPAC with the SEC to effect a SPAC Extension.

“SPAC Letter Agreement” means the letter agreement dated February 7, 2022, among SPAC, ATAC Sponsor LLC, Maxim Group LLC, and each of the officers and directors of SPAC.

“SPAC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC; or (b) would prevent, materially delay or materially impede the performance by SPAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an SPAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition), or acts of God, (vi) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that SPAC is disproportionately affected thereby as compared with other participants in the industry in which SPAC operate.

“SPAC Memorandum” means the Amended and Restated Memorandum of Association of SPAC dated January 28, 2022, as amended through the date hereof.

“SPAC Organizational Documents” means the SPAC Memorandum and Trust Agreement of SPAC, in each case as amended, modified or supplemented from time to time.

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“SPAC Right” means the right included within each SPAC Unit pursuant to the terms of the SPAC Rights Agreement that entitles the holder to receive one-tenth of one SPAC Class A Ordinary Share upon completion of an initial business combination.

“SPAC Rights Agreement” means that certain rights agreement dated February 7, 2022 by and between SPAC and the Transfer Agent.

“SPAC Unit” means a unit consisting of one SPAC Class A Ordinary Share, one SPAC Warrant and one SPAC Right.

“SPAC Warrant” means a warrant to purchase one-half (1/2) of one (1) SPAC Class A Ordinary Share at an exercise price of $11.50 per share issued pursuant to the SPAC Warrant Agreement.

“SPAC Warrant Agreement” means that certain warrant agreement dated February 7, 2022 by and between SPAC and the Transfer Agent.

“Sponsor” means ATAC Sponsor LLC.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, Software, models, routines, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Trading Days” means days on which Nasdaq is open for trading.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Merger.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

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“VWAP” means the dollar volume-weighted average price for the Domesticated SPAC Common Stock on the principal securities exchange or securities market on which the Domesticated SPAC Common Stock is then traded during the period beginning at 9:30:01 a.m., New York Time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York Time on such day or the last day of such multi-day period (as applicable) as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar weighted-average price of the Domesticated SPAC Common Stock in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York Time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Domesticated SPAC Common Stock as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable).

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Accelerated Earnout Trigger	Section 4.02(b)(i)
Action	Section 5.09
Agreement	Preamble
Antitrust Laws	Section 8.17(a)
Articles of Merger	Section 3.02(a)
Blue Sky Laws	Section 5.05(b)
Business Combination Proposal	Section 8.13
Cayman Registrar	Section 2.01
Certificate of Domestication	Section 2.01
Change of Control Value	Section 4.02(b)(ii)
Claims	Section 7.03
Closing	Section 3.02(b)
Closing Date	Section 3.02(b)
Code	Recitals
Company	Preamble
Company A&R Articles of Incorporation	Section 3.04(a)
Company Board	Recitals
Company Disclosure Schedule	Article V
Company Permits	Section 5.06
Confidentiality Agreement	Section 8.04(b)
Continuing Employee	Section 8.05(a)
D&O Tail	Section 8.06(c)
Data Security Requirements	Section 5.13(i)
DGCL	Recitals
Dissenting Shares	Section 4.05(a)
Domesticated SPAC Common Stock	Section 2.01
Domesticated SPAC Right	Section 2.01

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Defined Term	Location of Definition
Domesticated SPAC Unit	Section 2.01
Domesticated SPAC Warrant	Section 2.01
Domestication	Recitals
Earnout Period	Section 4.02(a)
Earnout Recipients	Section 4.02(a)
Earnout Shares	Section 4.02(a)
Earnout Triggers	Section 4.02(a)(iv)
Effective Time	Section 3.02(a)
Employment Matters	Section 5.11(a)
Environmental Permits	Section 5.15
Exchange Act	Section 5.21
Exchange Agent	Section 4.03(a)
Exchange Fund	Section 4.03(a)
Financial Statements	Section 5.07(a)
First Earnout Trigger	Section 4.02(a)(i)
Fourth Earnout Trigger	Section 4.02(a)(iv)
Governmental Authority	Section 5.05(b)
Health Care Program	Section 5.23(j)
IRS	Section 5.10(b)
Law	Section 5.05(a)
Lease	Section 5.12(b)
Lease Documents	Section 5.12(b)
Material Contracts	Section 5.16(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	Section 6.03(b)
Outside Date	Section 10.01(b)
Outstanding Company Transaction Expenses	Section 4.04(a)
Outstanding SPAC Transaction Expenses	Section 4.04(b)
PCAOB 2022 Audited Financials	Section 8.12
Plans	Section 5.10(a)
Proxy Statement	Section 8.01(a)
Registered IP	Section 5.13(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	Section 8.01(a)
Remedies Exceptions	Section 5.04
Reorganization	Section 8.20
Representatives	Section 8.04(a)
Required SPAC Shareholder Approval	Section 6.04
SEC	Section 6.07(a)
Second Earnout Trigger	Section 4.02(a)(ii)
Securities Act	Section 6.07(a)

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Defined Term	Location of Definition
Service Agreements	Section 5.10(a)
SPAC	Preamble
SPAC A&R Certificate of Incorporation	Section 3.04(d)
SPAC Board	Recitals
SPAC Bylaws	Recitals
SPAC Certificate of Incorporation	Section 2.01
SPAC Ordinary Share	Section 2.01
SPAC Proposals	Section 8.01(a)
SPAC SEC Reports	Section 6.07(a)
SPAC Shareholders’ Meeting	Section 8.01(a)
Sponsor Support Agreement	Recitals
Stock Incentive Plan	Section 8.15
Stockholder Support Agreement	Recitals
Surviving Corporation	Section 3.01
Tax	Section 5.14(m)
Tax Return	Section 5.14(m)
Terminating Company Breach	Section 10.01(e)
Terminating SPAC Breach	Section 10.01(f)
Third Earnout Trigger	Section 4.02(a)(iii)
Trust Account	Section 6.13
Trust Agreement	Section 6.13
Trust Fund	Section 6.13
Trustee	Section 6.13
WARN Act	Section 5.11(f)
Written Consent	Section 8.03

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (and, unless the context otherwise requires, shall be “and/or”), (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; provided that any such amendment may be executed without the prior consent of the other parties hereto or such consent is obtained, (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (x) the word “will” shall be construed to have the same meaning and effect as the word “shall” and (xi) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States.

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(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Whenever this Agreement states that documents or other information have been “made available” or “provided” to SPAC (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the virtual data room managed by or on behalf of the Company or shall have been transmitted to SPAC, Merger Sub or one or more of their respective Representatives in writing or by electronic transmission, in each case, at least two (2) Business Days prior to the date hereof.

(f) When used herein with respect to the Company or a Continuing Subsidiary, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its subsidiaries’ business, consistent with past practice.

ARTICLE II.DOMESTICATION

Section 2.01 Domestication.

(a) Subject to receipt of the Required SPAC Shareholder Approval, prior to the Effective Time, SPAC shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the Company and SPAC (the “Certificate of Domestication”), together with the SPAC Certificate of Incorporation, in each case, in accordance with the provisions thereof and Section 388 of the DGCL, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar under the Companies Act (20121 Revision) (the “Cayman Registrar”) in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law. The Certificate of Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholders of SPAC, (i) each then issued and outstanding SPAC Class A Ordinary Share and SPAC Class B Ordinary Share (a “SPAC Ordinary Share”) will convert automatically, on a one-for-one basis, into a shares of Class A Common Stock par value $0.0001 and Class B Common Stock par value $0.0001, respectively, (the “Domesticated SPAC Common Stock”); (ii) each then issued and outstanding SPAC Warrant shall convert automatically into a warrant to purchase shares of Domesticated SPAC Common Stock (a “Domesticated SPAC Warrant”), (iii) each then issued and outstanding SPAC Right shall convert automatically into a right to receive shares of Domesticated SPAC Common Stock (a “Domesticated SPAC Right”), and (iv) each then issued and outstanding SPAC Unit shall convert automatically into a unit of SPAC, with each such unit representing one share of Domesticated SPAC Common Stock, one Domesticated SPAC Warrant and one Domesticated SPAC Right (a “Domesticated SPAC Unit”).

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(b) Effective as of the effective time of the Domestication, SPAC shall enter into (i) an amendment to the SPAC Warrant Agreement with the Transfer Agent, in a form to be agreed upon by the parties, to evidence the fact that SPAC shall be a Delaware corporation and that each such SPAC Warrant shall be exercisable for Domesticated SPAC Common Stock rather than SPAC Class A Ordinary Shares, and (ii) an amendment to the SPAC Rights Agreement with the Transfer Agent, in a form to be agreed upon by the parties, to evidence the fact that SPAC shall be a Delaware corporation and that the holder of a SPAC Warrant shall receive one-tenth of one share of Domesticated SPAC Common Stock upon completion of an initial business combination instead of one-tenth of one SPAC Class A Ordinary Share.

(c) For U.S. federal income tax purposes, the Domestication is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. SPAC hereby (i) adopts this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agrees to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations with respect to the Domestication, and (iii) agrees to file all Tax and other informational returns on a basis consistent with such characterization, except if otherwise required by a “determination” within the meaning of Section 1313 of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Domestication as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Domestication has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible or any adverse Tax consequences that may result if the Domestication is determined not to qualify as a reorganization under Section 368 of the Code.

Section 2.02 Plan of Domestication. The Plan of Domestication attached hereto as Exhibit G shall constitute a plan of domestication for purposes of Section 388 of the DGCL and shall include the corporate acts identified therein and any act or transaction contemplated by the Merger Agreement.

Section 2.03 Unit Separation. In connection with the consummation of the Merger, at the Effective Time without any action on the part of any person, each Domesticated SPAC Unit shall separate automatically into one share of Domesticated SPAC Common Stock, one Domesticated SPAC Warrant and one Domesticated SPAC Right.

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ARTICLE III.

AGREEMENT AND PLAN OF MERGER

Section 3.01 The Merger. Upon the terms and subject to the conditions set forth in Article IX, and in accordance with the NRS, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of SPAC.

Section 3.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing of articles of merger (the “Articles of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the NRS and mutually agreed by the parties (the date and time of the filing of such Articles of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Articles of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of the Articles of Merger in accordance with Section 3.02(a), a closing (the “Closing”) shall take place remotely by electronic exchange of executed documents for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article IX and to otherwise consummate the Transactions. The date on which the Closing shall occur is referred to herein as the “Closing Date.” For the avoidance of doubt, the Closing Date shall occur on the day after the effectiveness of the Domestication.

Section 3.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 3.04 Articles of Incorporation; Bylaws.

(a) Immediately after the Effective Time, the Company Articles of Incorporation, as in effect immediately prior to the Effective Time shall be amended and restated in the form attached hereto as Exhibit H (the “Company A&R Articles of Incorporation”). Upon the Effective Time of the Merger, the Company A&R Articles of Incorporation shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided by applicable Law and such certificate of incorporation.

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by applicable Law, the articles of incorporation of the Surviving Corporation and such bylaws, as applicable.

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(c) At the Closing, SPAC shall amend and restate, effective as of the Effective Time, the SPAC Bylaws to be as set forth on Exhibit I.

(d) At the Closing, immediately prior to the Effective Time, SPAC shall amend and restate the SPAC Certificate of Incorporation to be as set forth on Exhibit J (the “SPAC A&R Certificate of Incorporation”).

Section 3.05 Directors and Officers.

(a) The initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation shall be individuals to be agreed upon by SPAC and the Company prior to the filing of the Registration Statement, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) SPAC shall take all requisite lawful action so that the SPAC Board as of immediately following the Effective Time shall consist of individuals to be agreed upon by SPAC and the Company prior to the filing of the Registration Statement, which shall include one individual nominated by SPAC and five individuals nominated by the Company, each to hold office in accordance with the SPAC A&R Certificate of Incorporation and the bylaws of SPAC until such director’s successor is duly elected or appointed and qualified, or until the earlier of his or her death, resignation or removal. SPAC shall take all requisite lawful action so that the officers of SPAC as of immediately following the Effective Time shall be comprised of the individuals to be agreed upon by SPAC and the Company prior to the filing of the Registration Statement, each to hold office in accordance with the SPAC A&R Certificate of Incorporation and the bylaws of SPAC.

ARTICLE IV.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 4.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of SPAC, Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be canceled and converted into the right to receive, the number of shares of Domesticated SPAC Common Stock equal to the Exchange Ratio;

(ii) all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

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(b) Fractional Shares. No fraction of a share of Company Common Stock will be issued by virtue of the Merger, and any time that shares of Company Common Stock are distributed to any person pursuant to this Agreement (after aggregating all fractional shares of Company Common Stock that otherwise would be received by such person in connection with such distribution) shall be rounded to the nearest whole number (with 0.5 shares rounded up).

(c) Cancellation of Treasury Stock. Immediately prior to the Effective Time, if there are any shares of SPAC that are owned by SPAC as treasury shares, such shares shall be canceled and extinguished without any distribution or payment in respect thereof.

Section 4.02 Earnout Provisions.

(a) Earnout Shares. At the Closing, in addition to the consideration to be received pursuant to Section 4.01, and as part of the overall consideration payable to the holders of Company Common Stock as of immediately prior to the Effective Time (the “Earnout Recipients”), SPAC shall place 6,000,000 shares of Domesticated SPAC Common Stock (the “Earnout Shares”) into escrow with the Escrow Agent pursuant to the terms of the Escrow Agreement. If, at any time during the period beginning on the Closing Date and expiring at the close of business on the fifth (5th) anniversary of the Closing Date (the “Earnout Period”):

(i) the VWAP of Domesticated SPAC Common Stock shall be equal to or greater than $12.00 for any twenty (20) Trading Days (the “First Earnout Trigger”), SPAC shall instruct the Escrow Agent to deliver 1,000,000 Earnout Shares to the Earnout Recipients, with each Earnout Recipient receiving its Pro Rata Share of such 1,000,000 Earnout Shares;

(ii) the VWAP of Domesticated SPAC Common Stock shall be equal to or greater than $13.50 for any twenty (20) Trading Days (the “Second Earnout Trigger”), SPAC shall instruct the Escrow Agent to deliver an additional 1,333,333 Earnout Shares to the Earnout Recipients, with each Earnout Recipient receiving its Pro Rata Share of such 1,333,333 Earnout Shares;

(iii) the VWAP of Domesticated SPAC Common Stock shall be equal to or greater than $15.00 for any twenty (20) Trading Days (the “Third Earnout Trigger”), SPAC shall instruct the Escrow Agent to deliver an additional 1,666,667 Earnout Shares to the Earnout Recipients, with each Earnout Recipient receiving its Pro Rata Share of such 1,666,667 Earnout Shares;

(iv) the VWAP of Domesticated SPAC Common Stock shall be equal to or greater than $16.50 for any twenty (20) Trading Days (the “Fourth Earnout Trigger” and with the First Earnout Trigger, the Second Earnout Trigger and the Third Earnout Trigger, the “Earnout Triggers”), SPAC shall instruct the Escrow Agent to deliver an additional 2,000,000 Earnout Shares to the Earnout Recipients, with each Earnout Recipient receiving its Pro Rata Share of such 2,000,000 Earnout Shares.

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(b) Change of Control During Earnout Period.

(i) If, during the Earnout Period, (A) there is a Change of Control in which SPAC stockholders have the right to exchange their shares of Domesticated SPAC Common Stock for cash, securities or other property and (B) any Earnout Trigger that has not previously been met has a VWAP that equals or exceeds the Change of Control Value (an “Accelerated Earnout Trigger”), then each Earnout Recipient shall be entitled to receive its Pro Rata Share of the Earnout Shares associated with such Accelerated Earnout Triggers such that the Earnout Recipients shall be eligible to participate in such Change of Control with respect to such Accelerated Earnout Triggers (if any). Any Earnout Shares being held in escrow with respect to any Earnout Triggers which are not Accelerated Earnout Triggers shall be forfeited and returned to SPAC for cancellation immediately prior to the consummation of the Change of Control and shall not participate in the Change of Control.

(ii) For purpose of this Section 4.02(b), the term “Change of Control Value” shall mean the quotient of (A) the total cash, securities or other property (which for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the SPAC Board) to be received for the shares of Domesticated SPAC Common Stock and (B) the sum of (x) the number of outstanding shares of Domesticated SPAC Common Stock immediately prior to the consummation of such Change of Control on a fully diluted basis and (y) the number of shares of Domesticated SPAC Common Stock issuable pursuant to the Accelerated Earnout Triggers.

(c) If any of the Earnout Triggers shall not be achieved during the Earnout Period, then, upon expiration of the Earnout Period, the obligations in this Section 4.02 shall terminate and no longer apply and SPAC shall instruct the Escrow Agent to deliver the Earnout Shares applicable to such unachieved Earnout Triggers to SPAC for cancellation.

(d) The Earnout Shares and the Earnout Triggers shall be adjusted, and additional shares of Domesticated SPAC Common Stock shall be delivered to the Escrow Agent as necessary, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Domesticated SPAC Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Domesticated SPAC Common Stock, occurring on or after the date hereof and prior to the time any such Earnout Shares are delivered to the former holders of Company Common Stock.

Section 4.03 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, SPAC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), it being agreed that the Transfer Agent is satisfactory to all parties, for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article IV, a number of shares of Domesticated SPAC Common Stock sufficient to deliver the Aggregate Transaction Consideration payable pursuant to this Agreement (such shares of Domesticated SPAC Common Stock being hereinafter referred to as the “Exchange Fund”). SPAC shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Aggregate Transaction Consideration out of the Exchange Fund in accordance with this Agreement.

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(b) Exchange Procedures. As promptly as practicable after the Effective Time, SPAC shall cause the Exchange Agent to deliver to each holder of Company Common Stock, the applicable portion of the Aggregate Transaction Consideration via book-entry issuance pursuant to the provisions of Section 4.01, subject to any adjustments pursuant to Section 4.03(d) and any Tax withholdings pursuant to Section 4.06.

(c) No Further Rights in Company Common Stock. The Aggregate Transaction Consideration payable upon conversion of the Company Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Common Stock that were outstanding prior to the Effective Time.

(d) Adjustments to Aggregate Transaction Consideration. The Aggregate Transaction Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the SPAC Class A Ordinary Shares prior to the Domestication or the Domesticated SPAC Common Stock after the Domestication occurring on or after the date hereof and prior to the Effective Time to provide the holders of shares of Company Common Stock immediately prior to the Effective Time the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the relevant portion of the Aggregate Transaction Consideration.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to SPAC. Any holders of Company Common Stock who have not theretofore complied with this subsection (e) shall thereafter look only to SPAC for payment of the applicable portion of the Aggregate Transaction Consideration, without interest. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of SPAC free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, SPAC or the Surviving Corporation shall be liable to any holder of Company Common Stock (or dividends or distributions with respect thereto) for any such Company Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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Section 4.04 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, SPAC shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of SPAC or Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of SPAC or Merger Sub in connection with the Transactions (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding SPAC Transaction Expenses”). On the Closing Date, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding SPAC Transaction Expenses.

Section 4.05 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the NRS, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 92A.380 of the NRS and otherwise complied with all of the provisions of the NRS relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the applicable portion of the Aggregate Transaction Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the NRS. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 92A.380 of the NRS shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Aggregate Transaction Consideration, without any interest thereon, upon surrender, in the manner provided in Section 4.03(c), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock (as the case may be).

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(b) Prior to the Closing, the Company shall give SPAC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the NRS. The Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 4.06 Withholding Rights. Each of the Company and SPAC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Company or SPAC, as the case may be, and timely remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Company or SPAC, as the case may be.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to SPAC and Merger Sub as follows:

Section 5.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each jurisdiction in which the Company is so qualified or licensed is listed in Section 5.01(a) of the Company Disclosure Schedule.

(b) Section 5.01(b) of the Company Disclosure Schedule sets forth a list of each of the Continuing Subsidiaries together with details of their respective jurisdictions of incorporation. Except as disclosed on Section 5.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity. After the

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Reorganization, the Company will not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity other than the Continuing Subsidiaries.

Section 5.02 Articles of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to SPAC complete and correct copies of the Company Organizational Documents as amended to date and each of the organizational documents of the Continuing Subsidiaries. The Company Organizational Documents and the organizational documents of the Continuing Subsidiaries are in full force and effect. Neither the Company nor any of the Continuing Subsidiaries is in material violation of any of the provisions of their respective Company Organizational Documents.

Section 5.03 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000 shares of Company Common Stock. As of the date hereof, 10,000 shares of Company Common Stock are issued and outstanding.

(b) Except as set forth in Section 5.03(b) of the Company Disclosure Schedule, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company, (ii) the Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) to the knowledge of the Company, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock or any of the equity interests or other securities of the Company.

(c) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(d) The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company Common Stock, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(e) All outstanding shares of Company Common Stock have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company is a party.

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Section 5.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and, subject to receiving the Requisite Approval, to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the other Transaction Documents to which it is or will be a party, or to consummate the Transactions (other than, (a) with respect to the Merger, the Requisite Approval, and (b) and the filing and recordation of appropriate merger documents as required by the NRS). Each of this Agreement and the other Transaction Documents to which the Company is or will be a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC and Merger Sub, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). No state takeover statute is applicable to the Merger or the other Transactions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the NRS and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 5.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the Company Organizational Documents of the Company, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and filing and recordation of appropriate merger documents as required by the NRS, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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Section 5.06 Permits; Compliance. The Company and each of the Continuing Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its respective properties or to carry on its respective business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No suspension, revocation or cancellation of any of the Company Permits is pending or threatened in writing. The Company is not in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be have a Company Material Adverse Effect.

Section 5.07 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of an unaudited balance sheet of the Company and the Continuing Subsidiaries for the years ended March 31, 2021 and 2022, and the related unaudited statements of operations and cash flows of the Company for each of the years then ended, (collectively, the “Financial Statements”). Each of the Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated and fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein including income tax, internally developed software, cash flow reclassification, intercompany and foreign currency translation adjustment amounts which are estimated and subject to change for final audited values and the absence of notes and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date hereof (including Regulation S-X or Regulation S-K, as applicable).

(b) Except as and to the extent set forth on the Financial Statements, the Company does not have any Indebtedness, liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such Financial Statements, (ii) obligations for future performance under any contract to which the Company is a party or (iii) liabilities and obligations which are not, individually or in the aggregate, reasonably expected to be material to the Company.

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(c) The Company has established and maintained a system of internal accounting controls. Such internal controls are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s assets. Since April 1, 2020, (i) neither the Company nor any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(d) To the knowledge of the Company, no employee of the Company or any of the Continuing Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. To the knowledge of the Company, no officer, employee or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(e) All accounts receivable of the Company and the Continuing Subsidiaries reflected on the Financial Statements or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP. To the knowledge of the Company, such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the Financial Statements, the Company has not modified or changed in any material respect its sales practices or methods including such practices or methods in accordance with which the Company sells goods, fills orders or records sales.

(f) All accounts payable of the Company reflected on the Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the Financial Statements, the Company has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

(g) The PCAOB 2022 Audited Financials, when delivered by the Company, shall (i) be true and complete, (ii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein.

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(h) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 5.08 Absence of Certain Changes or Events. Since the Financial Statements, except as set forth in Section 5.08 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, (a) the Company and each of the Continuing Subsidiaries has conducted its respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) neither the Company nor any of the Continuing Subsidiaries has sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.01.

Section 5.09 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of the Company’s subsidiaries, or any property or asset of the Company or any of the Company’s subsidiaries, before any Governmental Authority. Neither the Company, any of the Company’s subsidiaries nor any material property or asset of the Company or any of the Company’s subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 5.10 Employee Benefit Plans.

(a) Section 5.10(a) of the Company Disclosure Schedule lists all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all bonus, equity compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick paid and vacation and other material employee benefit plans, programs or arrangements, in each case, which are maintained, contributed to or sponsored by the Company or any of the Continuing Subsidiaries for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or any of the Continuing Subsidiaries has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, the “Plans”). In addition, all employment and consulting contracts or agreements to which the Company or any of the Continuing Subsidiaries is a party, with respect to which the Company or any of the Continuing Subsidiaries has any severance obligation in excess of $200,000 individually have been made available to SPAC (each, a “Service Agreement”) and set forth on Section 5.10(a) of the Company Disclosure Schedule.

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(b) With respect to each Plan, the Company has made available to SPAC, if applicable, (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the two (2) most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years with respect to which any material liability remains outstanding.

(c) Neither the Company nor any ERISA Affiliate currently sponsors, maintains or contributes to, nor has, within the past six (6) years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.

(d) Except as set forth in Section 5.10(d) of the Company Disclosure Schedule, the Company is not and will not be obligated, whether under any Plan, Service Agreement or otherwise, to pay separation, severance or termination pay or any transaction or change in control bonus to any current or former employee, director and/or independent contractor directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any of subsidiary of the Company being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans nor Service Agreements provides, nor does the Company have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f) Each Plan and each Service Agreement is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) or Service Agreement and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Plan or the exempt status of any such trust.

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(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except as would not result in material liability to the Company.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010.

(l) Each Plan and each Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

Section 5.11 Labor and Employment Matters.

(a) Except as set forth in Section 5.11(a) of the Company Disclosure Schedule, the Company and each of the Continuing Subsidiaries is and during the past four (4) years has been in compliance, in all material respects, with all applicable Laws governing the employment of labor, including all such laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors, as applicable; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”).

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(b) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and each of the Continuing Subsidiaries (i) has taken reasonable steps to properly classify and treat all of its employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of its employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by law or by agreement to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations, as applicable, for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(c) Except as set forth in Section 5.11(c) of the Company Disclosure Schedule, there are no, and in the past two (2) years there have been no material pending or, to the knowledge of the Company, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee against the Company or any of the Continuing Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.

(d) Except as set forth in Section 5.11(d) of the Company Disclosure Schedule, there are no, and in the past two (2) years there have been no, material pending, or to the knowledge of the Company, threatened investigations or audits by any Governmental Authority relating to any Employment Matters of the Company. The Company is not a party to, and it not otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to any Employment Matters.

(e) Except as set forth in Section 5.11(e) of the Company Disclosure Schedule, neither the Company nor any of the Continuing Subsidiaries is, and has not been for the past two (2) years, a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization. To the knowledge of the Company, there are not any activities of any labor union to organize any such employees. No labor union, trade union, labor organization or group of employees of the Company has made a pending demand (in writing) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. In the past two (2) years, there has not been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute against the Company or any of the Continuing Subsidiaries.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Continuing Subsidiaries has, in the past two years, effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws (“WARN Act”)); or a (ii) “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Continuing Subsidiaries.

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(g) Each employee of the Company or any of the Continuing Subsidiaries that works in the United States is authorized to work in the United States. For each employee of the Company or any of the Continuing Subsidiaries that works in the United States, the Company or the respective Continuing Subsidiary has completed a Form I-9 (Employment Eligibility Verification) for each employee hired after November 6, 1986 and each such Form I-9, to the knowledge of the Company, is correct and complete.

(h) Section 5.11(h) of the Company Disclosure Schedule sets forth a true, correct and complete listing, as of the date specified therein, of the name of each individual employed by the Company or any of the Continuing Subsidiaries, together with such employee’s position or function; annual base salary or wage; status as “exempt” or “nonexempt” for employment classification purposes; accrued leave as of the date specified therein; any incentive or bonus arrangements with respect to such employee; and any severance potentially payable to such employee upon termination of employment. Section 5.11(h) of the Company Disclosure Schedule also sets forth a true, correct and complete listing, as of the date specified therein, of the name of each individual engaged by the Company or any of the Continuing Subsidiaries as an independent contractor, together with such individual’s compensation arrangement with the Company or the Continuing Subsidiary and whether such individual has entered into a written agreement regarding his or her contractor engagement. Except as set forth in Section 5.11(h) of the Company Disclosure Schedule, the employment of each employee of the Company or the Continuing Subsidiary and the engagement of each independent contractor of the Company or the Continuing Subsidiary is terminable at will by the Company without any penalty, liability or severance obligation incurred by the Company.

Section 5.12 Real Property; Title to Assets.

(a) The Company and the Continuing Subsidiaries have not owned and do not presently own any real property.

(b) Section 5.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or the Continuing Subsidiaries leases, subleases or licenses and real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, concessions or other contracts granting to any person other than the Company or the Continuing Subsidiaries has the right to use or occupy any real property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, result in a Company Material Adverse Effect. The Company and the Continuing Subsidiaries have not subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

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(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or the Continuing Subsidiaries to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, result in a Company Material Adverse Effect. There are no material latent defects or adverse physical conditions affecting the Leased Real Property or the improvements thereon, other than those that would not result in a Company Material Adverse Effect.

(d) The Company or the Continuing Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, result in a Company Material Adverse Effect.

Section 5.13 Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing (“Registered IP”) that have been filed with the applicable Governmental Authority that are owned or purported to be owned, used or held for use by the Company (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software, Technology, or Business Systems of any other persons that are material to the Products or manufacture thereof, that are material to the business of the Company as currently conducted (other than (x) unmodified, commercially available, “off-the-shelf” Software or (y) Software, Technology or Business Systems with a replacement cost and/or aggregate annual license and maintenance fees of less than $100,000); and (iii) any material unregistered Trademarks or Copyrights owned or purported to be owned by the Company; and (iv) all contracts as of the date hereof pursuant to which any person has been granted any license or covenant not to sue under, or otherwise received or acquired any right (whether or not currently exercisable) or interest in, any Company-Owned IP. The Company IP specified on Section 5.13(a) of the Company Disclosure Schedule, constitutes all material Intellectual Property rights used in or necessary for the operation of the business of the Company and is sufficient for the conduct of the business as currently conducted and contemplated to be conducted as of the date hereof.

(b) The Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP in the manner currently used and currently contemplated to be used by the Company or any of the Continuing Subsidiaries. All Company-Owned IP that is material to the business of, the Company as currently conducted is, to the knowledge of the Company, valid and enforceable, and to the knowledge of the Company there are no facts or circumstances that would adversely affect such validity and enforceability. No issuance or registration obtained and no application filed by the Company for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not

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renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. No loss or expiration of any Company-Owned IP is threatened or pending. Except as specified in Section 5.13(a) of the Company Disclosure Schedule, each Product has not been created pursuant to or subject to, any collaboration or funding agreement with any Governmental Authority or any third party, and is not subject to the requirements of the Bayh-Dole Act or any similar provision of any applicable Law.

(c) The Company has taken and takes commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets and other Confidential Information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. The Company has not disclosed any such trade secrets or Confidential Information that is material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i) There have been no claims properly filed with a Governmental Authority and served on the Company or any of the Company’s subsidiaries, or threatened in writing (including email) to be filed, against the Company or any of the Company’s subsidiaries with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person), or (C) claims that any default exists under any license to Company-Licensed IP; (ii) the operation of the business of the Company and the Continuing Subsidiaries as currently conducted or contemplated to be conducted, and the Products, have not and do not infringe, misappropriate or violate, any Intellectual Property rights of other persons or engaged in unfair competition or trade practices under the laws of any jurisdiction in which the Company or the applicable Company subsidiary conducts a substantial amount of its business, and Company has not received any notice from any person asserting or claiming any such infringement, misappropriation or violation, or unfair competition or trade practices; (iii) to the knowledge of the Company, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) the Company has not received any formal written opinions of counsel regarding any of the foregoing. None of the Company-Owned IP and, to the knowledge of the Company, none of the Company-Licensed IP is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company-Owned IP.

(e) All current and past founders, officers, management, employees, consultants, and contractors who have independently or jointly contributed, developed, conceived, contributed to or otherwise participated in the conception, authorship, creation, improvement, modification, reduction to practice, or development of any Registered IP have executed valid, written agreements with the Company, pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company or a Continuing Subsidiary and to assign to the Company or the Continuing Subsidiary all of their entire rights, title, and interest in and to any and all Intellectual Property created, conceived or otherwise developed by such person in the course of and related to

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his, her or its relationship with the Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Registered IP. In each instance where the Company has acquired any Intellectual Property from any person, the Company has obtained a valid and, to the knowledge of the Company, enforceable assignment sufficient to irrevocably transfer all rights in and to such Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company to the maximum extent provided for by, and in accordance with, applicable Laws.

(f) To the knowledge of the Company, no event has occurred or condition or state of facts exists which would form a reasonable basis for product liability related, in whole or in part, to any of the Products, nor is there any complaint, claim, litigation or other suit pending against the Company or any of the Company’s subsidiaries related to product liability for the Products.

(g) The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company as currently conducted. The Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since April 1, 2020, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. The Company has purchased a sufficient number of seat licenses for its Business Systems, and is not in material breach of any such licenses.

(h) Except as set forth in Section 5.13(h) of the Disclosure Schedule, no open source, public source or freeware Software that is licensed by the Company under terms that require source code for such Software or for Software derived from such Software to be provided or made available to subsequent licensees or sublicensees or any modification or derivative thereof, including, without limitation, any version of any Software licensed pursuant to the GNU general public license or the GNU lesser general public license, is used in, incorporated into, integrated or bundled with the Company-Owned IP. To the extent third party Software is marketed or distributed to customers of the Company or any Continuing Subsidiaries together with the Company-Owned IP, the third party rights have been identified in Section 5.13(h) of the Disclosure Schedule, all necessary licenses have been obtained and complied with, no royalties or payments are due now or in the future and there are no obligations to provide access to any third party to, or permit any third party to copy, modify or distribute, any Company-Owned IP.

(i) The Company currently and previously since April 1, 2020, has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) industry standards to which the Company is legally bound, and (iii) all contractual commitments that the Company has entered into or is otherwise bound with respect to privacy and/or data security of Personal Information and/or Business Data held or processed by or on behalf of the Company (collectively, the “Data Security Requirements”). The Company has implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by, via contractual commitments, or on behalf of the Company, including implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices. The Company has not inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted

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any Disabling Device in any of the Business Systems. Since April 1, 2020 (x) to the knowledge of the Company, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of the Company; and (y) neither the Company nor any of the Continuing Subsidiaries has been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements.

Section 5.14 Taxes.

(a) The Company and each of the Company’s subsidiaries: (i) has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or the Company’s subsidiaries is otherwise obligated to pay, except with respect to Taxes not yet due or payable or otherwise that are being contested in good faith and are disclosed in Section 5.14(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Effective Time; (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither the Company nor any of the Company’s subsidiaries is a party to, is bound by, or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) and has no a potential liability or obligation to any person as a result of or pursuant to any such (i) agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes and (ii) which is not entered into with any affiliate or direct or indirect owner of the Company or any subsidiary of the Company.

(c) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d) The Company and each of the Continuing Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

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(e) Neither the Company nor any of the Continuing Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(f) Neither the Company nor any of the Company’s subsidiaries has any material liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

(g) The Company has no request for a material ruling in respect of Taxes pending between the Company and any Tax authority.

(h) [RESERVED]

(i) Neither the Company nor any of the Continuing Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing with respect to the Company or any of the Continuing Subsidiaries any deficiency or claim for any material Taxes that has not been resolved.

(k) There are no material Tax Liens upon any assets of the Company or any of the Company’s subsidiaries except for Permitted Liens.

(l) To the knowledge of the Company, the Company has not taken any action, nor are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(m) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

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Section 5.15 Environmental Matters. Except as set forth in Section 5.15 of the Company Disclosure Schedule, (a) to the knowledge of the Company, neither the Company nor any of the Company’s subsidiaries is, or has been since April 1, 2020, in violation in any material respect of any applicable Environmental Law; (b) neither the Company nor any of the Company’s subsidiaries has released or caused any release of Hazardous Substances on or from any property currently or formerly owned, leased or operated by it (including, without limitation, soils and surface and ground waters) in violation in any material respect of any Environmental Law or in a manner or quantity which requires reporting, investigation, remediation, monitoring or other response action by the Company or the Company’s subsidiaries pursuant to applicable Environmental Laws; (c) to the knowledge of the Company, neither the Company nor any of the Company’s subsidiaries has transported or disposed of, or arranged for the transportation or disposal of, Hazardous Substances at any real property not owned, operated or leased by it, in violation in any material respect of any Environmental Law or otherwise in a manner or quantity that has resulted or would reasonably be expected to result in a material liability to the Company under any Environmental Law; (d) the Company and each of the Continuing Subsidiaries has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) the Company and each of the Continuing Subsidiaries is in compliance in all material respects with the terms and conditions of its Environmental Permits; and (f) the Company has delivered to SPAC true and complete copies of (x) all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company (or by a third-party of which the Company has knowledge) in relation to the current or prior business of the Company, any of the Continuing Subsidiaries or any real property presently or formerly owned, leased, or operated by them (or its or their respective predecessors) that are in possession, custody or control of the Company and (y) any written reports, notices of violation, orders, decrees, injunctions or other arrangements with any Governmental Authority, in the possession, custody or control of the Company, relating to environmental conditions in, on or about, properties currently leased or operated by the Company or any of the Continuing Subsidiaries, or otherwise related to the Company’s compliance with Environmental Laws.

Section 5.16 Material Contracts.

(a) Section 5.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any of the Continuing Subsidiaries is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are set forth on Section 5.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable of more than $500,000, in the aggregate, over the 12-month period ended March 31, 2022;

(ii) each contract and agreement with Suppliers for expenditures paid or payable by the Company of more than $500,000, in the aggregate, over the 12-month period ended March 31, 2022;

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(iii) each contract and agreement with customers that involves consideration payable to the Company of more than $500,000, in the aggregate, over the 12-month period ended March 31, 2022;

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements that are material to the business of the Company;

(v) all Service Agreements and management contracts, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or the respective Continuing Subsidiary or income or revenues related to any Product of the Company or a Continuing Subsidiary;

(vi) all contracts and agreements evidencing Indebtedness (or any guaranty therefor) for borrowed money, in each case, in excess of $500,000;

(vii) any guaranty, direct or indirect, of any obligation of a third party (other than the Company);

(viii) any change in control, retention, sale bonus or similar agreements;

(ix) any employment or consulting agreements to which the Company or any Continuing Subsidiary is a party and which provides for annual base cash compensation in excess of $200,000;

(x) any contract (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any Continuing Subsidiary or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any Continuing Subsidiary;

(xi) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other persons;

(xii) all partnership, joint venture or similar agreements that are material to the business of the Company or a Continuing Subsidiary;

(xiii) all contracts and agreements with any Governmental Authority to which the Company or any Continuing Subsidiary is a party, other than any Company Permits;

(xiv) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Continuing Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to hire or retain any person,

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(xv) all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xvi) all contracts involving use of any Company-Licensed IP required to be listed in Section 5.13(a) of the Company Disclosure Schedule;

(xvii) contracts which involve the license or grant of rights to Company-Owned IP, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted: (A) to customers or distributors in the ordinary course of business consistent with past practice; (B) to vendors and service providers for the purpose of providing the applicable services to the Company or a Continuing Subsidiary; or (C) in the ordinary course of business for the use of a Trademark of the Company or a Continuing Subsidiary for marketing or similar purposes; and

(xviii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to the Company, taken as a whole.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms and the Company is not in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iii) the Company has not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract; and (iv) no party to any Material Contract has exercised termination rights with respect thereto or has indicated in writing that it intends to terminate or materially modify its relationship with the Company. The Company has furnished or made available to SPAC or its legal advisors true and complete copies of all Material Contracts without redaction, including amendments thereto that are material in nature.

Section 5.17 Insurance.

(a) Section 5.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or a Continuing Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, and the principal insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company or the respective Continuing Subsidiary is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

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Section 5.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, will qualify as the Requisite Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company will then be necessary to adopt this Agreement and consummate the Transactions.

Section 5.19 Certain Business Practices. Since April 1, 2020, none of the Company nor, to the knowledge of the Company, any directors or officers, agents or employees of the Company, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 5.20 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Continuing Subsidiary has, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Continuing Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Continuing Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 5.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or a Continuing Subsidiary, other than customary indemnity arrangements and customary employment-related agreements and arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 5.20. Neither the Company nor any Continuing Subsidiary has, since April 1, 2020, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or a Continuing Subsidiary, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 5.21 Exchange Act. The Company is not currently (or has not previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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Section 5.22 Brokers. Except for Maxim Group LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 5.23 Compliance with Health Care Laws and Certain Contracts. Except as set forth on Schedule 5.23 of the Company Disclosure Schedules:

(a) the Company and each of the Company’s subsidiaries, including the conduct of each of their business, is and has been at all times since April 1, 2020 in compliance in all material respects with all applicable Health Care Laws;

(b) all data, information and representations contained in any submission to, or communications with, the FDA by the Company and each subsidiary of the Company were accurate, complete, truthful and non-misleading in all material respects when submitted or communicated to FDA or as subsequently corrected or supplemented and, to the knowledge of the Company, remain so currently;

(c) all clinical, non-clinical, manufacturing and product quality studies and tests conducted in development of the products or services and upon which the Company or any Company’s subsidiary intends to rely in support of any application to the FDA related to product clearance or approval were conducted in substantial compliance with all applicable Laws and all Health Care Laws, including without limitation those related to Good Clinical Practice, Good Laboratory Practice, Good Manufacturing Practices, and the protection of human study subjects;

(d) all required permits, approvals and authorizations for clinical studies of the Company or any Continuing Subsidiary to proceed have been obtained from an appropriate Governmental Authority and an appropriate institutional review board, and to the knowledge of the Company, informed consent, in compliance with applicable Health Care Laws, has been obtained from all subjects enrolled in each such study;

(e) the Company and each Company’s subsidiary has to date developed, tested, manufactured, marketed, promoted and distributed the Products and services in compliance in all material respects with all applicable Health Care Laws and other Laws;

(f) neither the Company nor any Company’s subsidiary has received notice of and there is no Action, proceeding, demand, demand letter, warning letter, untitled letter, FDA Form 483, proceeding or request for information from the FDA or any Governmental Authority concerning noncompliance with Health Care Laws and other Laws with regard to promotion of products or services of the Company or any subsidiary of the Company;

(g) the Company and each Company subsidiary has neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or any field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action to wholesalers, distributors, retailers, healthcare professionals, consumers or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Product, nor is the Company currently considering initiating, conducting or issuing any of the foregoing actions with respect to any Product, and the Company has not received any written notice from the FDA or any other Governmental Authority regarding the recall or any other actions described in this Section 5.23(g);

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(h) (A) since April 1, 2020, neither the Company nor any of the Company’s subsidiaries has been charged in or identified as a target or subject of, or threatened to be charged in or subject of, an investigation, audit or inquiry by any Governmental Authority or, to the knowledge of the Company by any other person, under any Health Care Law and (B) neither the Company nor any Company’s subsidiary is currently under investigation or review with respect to any suspected or actual violation of any Health Care Law;

(i) No Governmental Authority, and to the knowledge of the Company, no other person, has made any written claim or commenced any proceeding with respect to any violation of any Health Care Law by the Company or any Company subsidiary or has been given written notice of any potential criminal, civil or administrative violation of any Health Care Law;

(j) neither the Company, any Company subsidiary nor any of their current officers, directors, managers, employees, has engaged or is engaging, in any activities which reasonably may give cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any healthcare program defined in 42 U.S.C. §1320a-7b(f) or any foreign equivalent program (each, a “Health Care Program”); and

(k) neither the Company nor any Company subsidiary, or any of their respective affiliates, officers, directors, or employees has: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; neither the Company nor any Company subsidiary, nor to the knowledge of the Company any of their respective affiliates, officers, directors or employees has (i) made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the FDA or any other Governmental Authority; (ii) made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure in the foregoing in this subsection nor (iii) took any action that could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor (iv) received written notice of or, been subject to any other material enforcement action involving the FDA or any other similar Governmental Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or threatened in writing against the Company or any Company subsidiary.

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Section 5.24 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB

Except as set forth in (a) in SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”), or (b) any SPAC SEC Reports filed with or furnished to the SEC prior to the date of this Agreement that are publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (excluding any risk factor or similar disclosure under the headings “Risk Factors”, “Forward-Looking Statements” or any similar cautionary, predictive or forward-looking sections or statements), SPAC hereby represents and warrants to the Company as follows:

Section 6.01 Corporate Organization.

(a) SPAC is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Each of SPAC and Merger Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Merger Sub is the only subsidiary of SPAC. Except for Merger Sub, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

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Section 6.02 Memorandum, Articles of Incorporation and Bylaws. Each of SPAC and Merger Sub has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents and the Merger Sub Organizational Documents. The SPAC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither SPAC nor Merger Sub is in material violation of any of the provisions of the SPAC Organizational Documents and the Merger Sub Organizational Documents.

Section 6.03 Capitalization.

(a) The authorized capital stock of SPAC consists of (i) 500,000,000 SPAC Class A Ordinary Shares, (ii) 50,000,000 SPAC Class B Ordinary Shares, and (iii) 5,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Stock”). There are (A) 5,973,123 SPAC Class A Ordinary Shares and 5,050,000 SPAC Class B Ordinary Shares that are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (B) no SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares are held in the treasury of SPAC, (C) 2,020,000 SPAC Class A Ordinary Shares are reserved for future issuance in connection with the SPAC Rights and (D) 13,335,000 SPAC Class A Ordinary Shares are reserved for future issuance in connection with the SPAC Warrants. There are (x) no shares of SPAC Preferred Stock issued and outstanding, (y) 26,670,000 SPAC Warrants issued and outstanding and (z) 20,200,000 SPAC Rights issued and outstanding. Each SPAC Right entitles the holder to receive one-tenth of one SPAC Class A Ordinary Share upon the consummation of the initial business combination. Each SPAC Warrant entitles the holder to purchase one-half of one SPAC Class A Ordinary Share upon exercise.

(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, no par value per share (the “Merger Sub Common Stock”) of which 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding SPAC Units, SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, SPAC Warrants and SPAC Rights have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents.

(d) The Aggregate Transaction Consideration being delivered by SPAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws, any of the Ancillary Agreements and the SPAC Organizational Documents. The Aggregate Transaction Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

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(e) Except for securities issued by SPAC as permitted by this Agreement, the SPAC Warrants and the SPAC Rights (including with respect to the SPAC Units), SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. All shares of SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except pursuant to the SPAC Letter Agreement and the Sponsor Support Agreement, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of any SPAC Class A Ordinary Shares or any of the equity interests or other securities of SPAC or any of its subsidiaries. Except as set forth in the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 6.04 Authority Relative to this Agreement. Each of SPAC and Merger Sub have all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject to SPAC’s adoption of this Agreement (as the sole stockholder of Merger Sub) after the execution hereof, to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC or Merger Sub is or will be a party by SPAC or Merger Sub, as applicable, and the consummation by each of SPAC and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC or Merger Sub are necessary to authorize this Agreement and the other Transaction Documents to which it is or will be a party, or to consummate the Transactions (other than (a) with respect to the Merger, SPAC’s adoption of this Agreement (as the sole stockholder of Merger Sub) after the execution hereof and the approval and adoption of this Agreement by the holders of two-thirds of the then-outstanding shares of SPAC Ordinary Shares (the “Required SPAC Shareholder Approval”) and by the holder of a majority of the then-outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the NRS, and (b) with respect to the issuance of Domesticated SPAC Common Stock and the amendment and restatement of the SPAC Memorandum pursuant to this Agreement, the approval of majority of the then-outstanding shares of SPAC Ordinary Shares). Each of this Agreement and the other Transaction Documents to which SPAC or Merger Sub is or will be a party has been, or will be, has been duly and validly executed and delivered by SPAC and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of SPAC or Merger Sub, enforceable against SPAC or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

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Section 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of SPAC and Merger Sub do not, and the performance of this Agreement by each of SPAC and Merger Sub will not, (i) conflict with or violate the SPAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.04 have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of SPAC or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC or Merger Sub is a party or by which each of SPAC or Merger Sub or any of their properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have an SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of SPAC and Merger Sub do not, and the performance of this Agreement by each of SPAC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws and filing and recordation of appropriate merger documents as required by the NRS and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or Merger Sub from performing its material obligations under this Agreement.

Section 6.06 Compliance. Neither SPAC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or Merger Sub or by which any property or asset of SPAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC or Merger Sub is a party or by which SPAC or Merger Sub or any property or asset of SPAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have an SPAC Material Adverse Effect. Each of SPAC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

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Section 6.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has filed or furnished, as applicable all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”) since January 25, 2022, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act” ), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) To SPAC’s knowledge, each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(c) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(d) Except as and to the extent set forth in the SPAC SEC Reports, neither SPAC nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s and Merger Sub’s business.

(e) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(f) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

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(g) SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since December 31, 2021, there have been no material changes in SPAC internal control over financial reporting.

(h) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(j) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.08 Absence of Certain Changes or Events. Since the completion of its initial public offering, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any SPAC Material Adverse Effect.

Section 6.09 Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC or any of its officers and directors, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

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Section 6.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by a majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC and its stockholders, (ii) approved this Agreement, the Transactions and the other SPAC Proposals, (iii) recommended that the shareholders of SPAC approve and adopt this Agreement and Merger and the other SPAC Proposals, and directed that this Agreement and the Merger and the other SPAC Proposals, be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

(b) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(c) The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 6.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 6.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or Merger Sub.

Section 6.13 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $58,271,302 in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at the Transfer Agent (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Transfer Agent (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 7, 2022, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not

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exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of SPAC, that would entitle any person (other than shareholders of SPAC who shall have elected to redeem their shares of Domesticated SPAC Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to shareholders of SPAC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Merger (including fees owed by SPAC to Maxim Group LLC, pursuant to that certain Underwriting Agreement, dated February 7, 2022, between Maxim Group LLC and SPAC).

Section 6.14 Employees. Other than any officers as described in the SPAC SEC Reports, SPAC and Merger Sub have never employed any employees. SPAC has no unsatisfied material liability with respect to any employee, officer or director. SPAC and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC, Merger Sub or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which SPAC or Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

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Section 6.15 Taxes.

(a) SPAC and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that SPAC or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither SPAC nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes and which is not entered into with any affiliate or direct or indirect owner of SPAC.

(c) None of SPAC or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d) Neither SPAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(e) Neither SPAC nor Merger Sub has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(f) Neither SPAC nor Merger Sub has any request for a material ruling in respect of Taxes pending between SPAC and/or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(g) Neither SPAC nor Merger Sub has within the last two years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

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(h) Neither SPAC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) SPAC and Merger Sub have not taken any action, nor to the knowledge of SPAC are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 6.16 Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ATAKU.” The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ATAK”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ATAKW”. The issued and outstanding SPAC Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ATAKR.” In each case, the securities were listed pursuant to Nasdaq Rule 5405. here is no Action pending or threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Rights or terminate the listing of SPAC on Nasdaq nor is SPAC aware of any circumstance that might result in such an action. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, the SPAC Warrants or the SPAC Rights under the Exchange Act.

Section 6.17 SPAC’s and Merger Sub’s Investigation and Reliance. Each of SPAC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by SPAC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Neither SPAC nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article V (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to SPAC, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

Section 6.18 Certain Business Practices. None of SPAC, Merger Sub, nor, to SPAC’s knowledge, any directors or officers, agents or employees of SPAC or Merger Sub has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

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Section 6.19 Investment Company Act. Neither SPAC nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.20 Takeover Statutes and Charter Provisions. The SPAC Board has taken all action necessary so that this Agreement, the Merger and the Transactions are exempt from any applicable anti-takeover provision of the SPAC Memorandum or any other applicable law.

Section 6.20 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VI (as modified by the SPAC Disclosure Schedule), SPAC hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, SPAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither SPAC nor any other person on behalf of SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE VII.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or in connection with the Reorganization, (2) set forth in Section 7.01 of the Company Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

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(i) the Company and the Continuing Subsidiaries shall conduct their respective businesses in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company and the Continuing Subsidiaries shall use their respective commercially reasonable efforts to preserve substantially intact their respective current business organization of the Company, to keep available the services of their respective current officers, key employees and consultants and to preserve the respective current relationships of the Company or the Continuing Subsidiaries with customers, Suppliers and other persons with which the Company or the Continuing Subsidiaries have significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 7.01 of the Company Disclosure Schedule, (3) as required in connection with the Reorganization, or (4) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), the Company and the Continuing Subsidiaries shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change their respective governing documents;

(ii) form or create any subsidiaries;

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or the Continuing Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or the Continuing Subsidiaries; or (B) any material assets of the Company or the Continuing Subsidiaries;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their respective capital stock;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of their respective capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) (A) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $500,000; or (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

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(vii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any of their respective directors, officers, employees or consultants as of the date of this Agreement, other than increases in base compensation of and grants of bonuses to employees in the ordinary course of business, (B) enter into any new, or materially amend any existing Service Agreement or severance or termination agreement with any current or former director, officer, employee or consultant whose compensation would exceed, on an annualized basis, $200,000, (C) waive any stock repurchase rights, accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits, in each case with respect to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any new employment, consulting or similar arrangement with any person or terminate any director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $200,000;

(viii) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 5.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any director or officer of the Company or the Continuing Subsidiaries;

(ix) adopt, amend and/or terminate any Plan except (x) as may be required by applicable Law or is necessary in order to consummate the Transactions or (y) in the event of annual renewals of health and welfare programs;

(x) except in the ordinary course of business, make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(xi) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or the Continuing Subsidiaries’ material rights thereunder, in each case in a manner that is adverse to the Company, taken as a whole, except in the ordinary course of business, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(xii) transfer or exclusively license to any person Company IP or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices;

(xiii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP;

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(xiv) except as required by law or GAAP, revalue any of the assets of the Company or any Continuing Subsidiary in any material manner or make any material change in accounting methods, principles or practices;

(xv) make capital expenditures in excess of previously budgeted amounts other than in an amount not in excess of the amount set forth on Section 7.01(b)(xv) of the Company Disclosure Schedule, in the aggregate; or

(xvi) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.02 Conduct of Business by SPAC and Merger Sub Pending the Merger. Except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into any subscription agreement in connection with, and the consummation of, the Financing) or in connection with the Domestication or Reorganization, (2) set forth on Section 7.02 of the SPAC Disclosure Schedule or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (A) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into any subscription agreement in connection with, and the consummation of, the Financing), (B) set forth on Section 7.02 of the SPAC Disclosure Schedule, or (C) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), neither SPAC nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the SPAC Organizational Documents (other than in connection with a SPAC Extension Proposal, if any) or the Merger Sub Organizational Documents or form any subsidiary of SPAC other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Domesticated SPAC Common Stock or SPAC Warrants except for redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC or Merger Sub, except for the Financing;

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(e) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (i) in the ordinary course of business consistent with past practice, (ii) for loans from Sponsor to SPAC to pay any required extension fees, and (iii) for working capital loans from Sponsor to SPAC in the aggregate amount of up to $1,500,000;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or Merger Sub;

(j) amend the Trust Agreement or any other agreement related to the Trust Account;

(k) enter into, renew or amend in any material respect any transaction, agreement arrangement or understanding with any (i) present or former executive officer or director of SPAC or Merger Sub, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of SPAC or (iii) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; or

(l) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such

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claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, Merger Sub or any other person (a) for legal relief against monies or other assets of SPAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

Section 8.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the delivery of the PCAOB 2022 Audited Financials of this Agreement from the Company to SPAC, (i) SPAC and shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto and including the proxy statement/prospectus included therein, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Domesticated SPAC Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement and the (B) the Domesticated SPAC Common Stock, the Domesticated SPAC Units, the Domesticated SPAC Warrants and the Domesticated SPAC Rights to be issued upon the conversion of the issued and outstanding SPAC Ordinary Shares, SPAC Units, SPAC Warrants and SPAC Rights, respectively, pursuant to the Domestication. The Registration Statement shall include a proxy statement/prospectus (as amended or supplemented, the “Proxy Statement”) to be sent to the shareholders of SPAC relating to (A) with respect to SPAC’s shareholders, the special meeting of SPAC’s stockholders (the “SPAC Shareholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the Domestication, (3) the issuance of Domesticated SPAC Common Stock as contemplated by this Agreement pursuant to the requirements of Nasdaq, (3) the second amended and restated SPAC Certificate of Incorporation as set forth on Exhibit C, (4) the Stock Incentive Plan and (5) any other proposals the parties deem necessary to effectuate the Transactions (collectively, the “SPAC Proposals”). SPAC and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, SPAC shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Domesticated SPAC Common Stock, in each case to be issued or

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issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, each of the Company and SPAC shall mail the Proxy Statement to their respective stockholders. Each of SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by SPAC or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, prior to filing with the SEC, SPAC will make available to the Company drafts of the Registration Statements, Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement, Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. SPAC and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Domesticated SPAC Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c) SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of SPAC and the Company, (iii) the time of the SPAC Shareholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to SPAC or Merger Sub, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of SPAC and the Company, (iii) the time of the SPAC Shareholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or

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necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform SPAC.

Section 8.02 SPAC Shareholders’ Meetings; and Merger Sub Stockholder’s Approval.

(a) SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to shareholders of SPAC). SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The SPAC Board shall recommend to its stockholders that they approve the SPAC Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, SPAC shall approve and adopt this Agreement and approve the Merger and the other Transactions, as the sole stockholder of Merger Sub.

Section 8.03 Company Stockholders’ Written Consent. Within two (2) Business Days following the Registration Statement being declared effective, the Company shall deliver to SPAC a written consent, in form and substance reasonably acceptable to SPAC, containing the Requisite Approval in favor of the approval and adoption of this Agreement, the Merger and all other Transactions (the “Written Consent”).

Section 8.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement, the Company and SPAC shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Company’s obligations under Section 8.08, neither the Company nor SPAC shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that the access or disclosure would (x)

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violate its obligations of confidentiality or similar legal restrictions with respect to such information, (y) jeopardize the protection of attorney-client privilege or (z) contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 8.04 shall be kept confidential in accordance with the confidentiality agreement previously executed by SPAC and the Company (the “Confidentiality Agreement”).

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 8.05 Employee Benefits Matters.

(a) As of the Closing Date, and for a period of twelve (12) months thereafter (or until termination of employment, if earlier), SPAC shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide to each employee of the Company as of the Closing Date who continues employment with the Company immediately following the Closing, including any such person who is on an FMLA leave or other approved leave of absence (each, a “Continuing Employee”) with (i) an annual base salary or an hourly wage rate, as applicable, that is not less than that provided to such Continuing Employee by the Company immediately prior to the Closing, (ii) paid time off that is substantially comparable to that provided to such Continuing Employee by the Company immediately prior to the Closing, and (iii) employee benefits (other than equity compensation) that are substantially comparable, in the aggregate, to those provided to such Continuing Employee by the Company as of the date hereof.

(b) SPAC shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the Continuing Employees credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, SPAC shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which

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such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(c) SPAC shall, or shall cause the Surviving Corporation to, assume, honor and fulfill all of the Plans in accordance with their terms as in effect immediately prior to the Closing Date, as such Plans may be modified or terminated from time to time in accordance with their terms.

(d) The provisions of this Section 8.05 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, SPAC, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 8.06 Directors’ and Officers’ Indemnification; D&O Tail.

(a) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Articles of Incorporation and the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law.

(b) All rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of SPAC, as provided in the SPAC Organizational Documents or otherwise in effect as set forth on Section 8.06 of the SPAC Disclosure Schedule as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years. SPAC will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, SPAC shall advance, or caused to be advanced, expenses incurred in connection with such indemnification as provided in the SPAC Organizational Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the SPAC Organizational Documents shall not, during such six (6)-year period, be amended, repealed or

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otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of SPAC entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such person was a director or officer of SPAC immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(c) Each of SPAC and the Surviving Corporation shall purchase (which shall be paid for in full by the Surviving Corporation) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by the Company or SPAC as of the Closing with respect to matters occurring prior to the Effective Time. The D&O Tail shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the policy in effect immediately prior to the Effective Time for the benefit of the SPAC’s directors and officers, and shall remain in effect for the six-year period following the Closing.

(d) If SPAC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any person, then in each such case, proper provisions shall be made so that the successors or assigns of SPAC shall assume all of the obligations set forth in this Section 8.06.

(e) The persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 8.06 are intended to be third-party beneficiaries of this Section 8.06. This Section 8.06 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of SPAC.

Section 8.07 Notification of Certain Matters.

(a) The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail.

(b) No notification given by the Company under this Section 8.07 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

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Section 8.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 8.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party; provided, however, that each of SPAC and the Company may make any such announcement or other communication if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing party shall, to the fullest extent permitted by applicable Law, first allow the other party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith. Furthermore, nothing contained in this Section 8.09 shall prevent SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

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Section 8.10 Tax Matters.

(a) SPAC and the Company intend that, for United States federal income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of SPAC and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the Company or SPAC knows of any fact or circumstance, or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters.

(b) Any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with or arising out of the transactions contemplated by this Agreement shall be borne and paid fifty percent (50%) by the Company and fifty percent (50%) by SPAC. The parties shall cooperate in the execution and delivery of any and all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable any of the foregoing to comply with any Tax Return filing requirements for such Transfer Taxes. The person(s) required by applicable Law to file any necessary Tax Returns and other documentation with respect to any Transfer Taxes shall timely file, or shall cause to be timely filed, with the relevant Governmental Authority each such Tax Return and shall timely pay to the relevant Governmental Authority all Transfer Taxes due and payable thereon (subject to reimbursement in accordance with this Section 8.10(a)). The cost and expense of preparing and filing such Tax Returns and documentation shall be borne fifty percent (50%) by the Company and fifty percent (50%) by SPAC.

(c) If, in connection with the preparation and filing of the Form S-4, the SEC requests or requires a tax opinion be prepared and submitted, SPAC and the Company shall deliver to Loeb & Loeb LLP customary Tax representation letters satisfactory to counsel, dated and executed as of such date as determined reasonably necessary by such counsel and, if required, Loeb & Loeb LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the SEC requests or requires a tax opinion be prepared and submitted, SPAC shall deliver to Dentons US LLP customary Tax representation letters satisfactory to counsel, dated and executed as of such date as determined reasonably necessary by such counsel and, if required, Dentons US LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Domestication should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Domestication.

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Section 8.11 Stock Exchange Listing. SPAC will use its reasonable best efforts to cause the Aggregate Transaction Consideration issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. During the period from the date hereof until the Closing, SPAC shall use its reasonable best efforts to keep the SPAC Units, SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Rights listed for trading on Nasdaq.

Section 8.12 PCAOB Audited Financials. Except as set forth on Schedule 8.12, the Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company as of March 31, 2022 and 2021, and the related audited consolidated statements of income and cash flows of the Company for the years then ended, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified (except with respect to material weaknesses) audit report thereon from the auditor (collectively, the “PCAOB 2022 Audited Financials”) not later than April 30, 2023, which date shall be extended to May 31, 2023 if SPAC and Company mutually determine that Company is required to provide financial information for the twelve month period ending December 31, 2022 in connection with the filing of the Registration Statement.

Section 8.13 Exclusivity.

(a) From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, SPAC shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company, its stockholders and its affiliates and Representatives. SPAC shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

(b) Except as expressly permitted by the terms of this Agreement, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause it and its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of the Company or any of the Continuing Subsidiaries; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing. The Company agrees to (A) notify SPAC promptly upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the persons making such Company Acquisition Proposal) and (B) keep SPAC reasonably informed on a current basis of any modifications to such offer or information. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with

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any persons (other than SPAC) conducted prior to or as of the date hereof by the Company, and will cause its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a Company Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of the Continuing Subsidiaries for the purpose of permitting such persons to evaluate a potential Company Acquisition Proposal.

Section 8.14 Trust Account. As of the Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in SPAC’s Certificate of Incorporation will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger or otherwise, and no stockholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC (to be held as available cash on the balance sheet of SPAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.15 Stock Incentive Plan. SPAC shall, prior to the Effective Time, approve and adopt a new equity incentive plan (the “Stock Incentive Plan”) to be effective in connection with the Closing, which shall be in such form as the Company and SPAC shall mutually determine and which shall provide for an aggregate share reserve thereunder equal to ten percent (10%) of the number of shares of Domesticated SPAC Common Stock outstanding on a fully diluted basis.

Section 8.16 Financing. Notwithstanding anything to the contrary in this Agreement, SPAC shall be permitted to enter into customary subscription agreements with one or more financing sources with respect to, and to consummate, the Financing. To the extent SPAC enters into such subscription agreements, SPAC agrees to deliver to the Company true, correct and complete copies of each such subscription agreement and any agreements related thereto (i.e. registration rights agreements) entered into by SPAC with investors party thereto. SPAC agrees that any subscription agreements will provide that the Company is a third party beneficiary thereof and is entitled to enforce such agreements against the investor.

Section 8.17 HSR Act.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly (and in connection with any required filings under the HSR Act, no later than ten (10) Business Days after the date of this Agreement) make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

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(b) Each party hereto shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated hereby under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any Action by a private person, in each case regarding any of the transactions contemplated hereby; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any Action by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority.

(c) party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 8.18 Section 16 Matters. Prior to the Effective Time, SPAC’s Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Domesticated SPAC Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) pursuant to this Agreement (and the other agreements contemplated hereby), by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of SPAC following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 8.19 Blank Check Company. In addition to, and not in limitation of, the restrictions set forth in Section 7.02, from the date hereof through the Effective Time, SPAC shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby.

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Section 8.20 Reorganization. As promptly as possible after the date of this Agreement, and in any event within ninety days of the date of this Agreement, the Company shall take all action as necessary to effect the reorganization described on Exhibit L hereto (the “Reorganization”).

Section 8.21 SPAC Extension Proposal. The Company and SPAC agree that if it is determined by SPAC and the Company that it is probable that the Transactions will not be consummated by August 9, 2023, SPAC shall take all actions necessary to obtain shareholder approval of an amendment to the SPAC Memorandum to extend the deadline by which SPAC must consummate an initial business combination from August 9, 2023 to such later date as shall be agreed to by SPAC and the Company.

ARTICLE IX.

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, SPAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to SPAC.

(b) SPAC Shareholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC in accordance with the Proxy Statement, the SPAC Organizational Documents, applicable Law and the rules and regulations of Nasdaq.

(c) No Order. No Governmental Authority shall have been enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC and not withdrawn.

(e) HSR Act. All required filings under the HSR Act, and any other applicable anti-trust laws, shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with any Governmental Authority shall have expired or otherwise been terminated.

(f) Stock Exchange Listing. The Domesticated SPAC Common Stock comprising the Aggregate Transaction Consideration to be issued pursuant to this Agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(g) Domestication. The Domestication shall have been completed as provided in Section 2.01 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

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Section 9.02 Conditions to the Obligations of SPAC and Merger Sub. The obligations of SPAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 5.01 (Organization and Qualification; Subsidiaries), Section 5.04 (Authority Relative to this Agreement), Section 5.08(c) (Absence of Certain Changes or Events) and Section 5.22 (Brokers) shall each be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company contained in Section 5.03 (Capitalization), shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement (other than SPAC and the holders of equity securities of SPAC prior to the Closing contemplated to be party thereto) shall have delivered, or cause to be delivered, to SPAC a copy of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

(f) Reorganization. The Reorganization shall have been completed.

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Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC and Merger Sub contained in Section 6.01 (Corporation Organization), Section 6.04 (Authority Relative to this Agreement), Section 6.08(b) (Absence of Certain Changes or Events) and Section 6.12 (Brokers) shall each be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of SPAC and Merger Sub contained in Section 6.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of SPAC and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d).

(d) Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Registration Rights and Lock-Up Agreement. SPAC and the holders of equity securities of SPAC prior to the Closing contemplated to be party thereto shall have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by SPAC and the holders of equity securities of SPAC prior to the Closing contemplated to be party thereto.

(f) Resignations. The officers of SPAC and the directors listed on Schedule 9.03(f) hereto shall have executed written resignations effective as of the Effective Time.

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ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the Effective Time shall not have occurred prior to the latest of (A) August 9, 2023, (B) the latest date upon which one or more SPAC Extension Proposals are approved by SPAC shareholders after the date of this Agreement to extend the time period by which an initial business combination by SPAC may be completed, which date shall be no later than March 31, 2024, pursuant to the terms of Section 8.21 (in each case, the “Outside Date”); provided, further, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;

(c) by either SPAC or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger;

(d) by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting or any adjournment thereof;

(e) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 9.02(a) and 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, SPAC may not terminate this Agreement under this Section 10.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company;

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC and Merger Sub set forth in this Agreement, or if any representation or warranty of SPAC and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 9.03(a) and 9.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC and Merger Sub, the Company may not terminate this Agreement under this Section 10.01(f) for so long as SPAC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SPAC;

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(g) by the Company if the SPAC Board shall have publicly withdrawn, modified or changed, in a manner that is adverse to the Company, its recommendation to its stockholders to approve the SPAC Proposals; or

(h) by SPAC if the PCAOB 2022 Audited Financials have not been delivered to SPAC, in form and substance reasonably satisfactory to the SPAC, on or before April 30, 2023, which date shall be extended to May 31, 2023 if SPAC and Company mutually determine that Company is required to provide financial information for the twelve month period ending December 31, 2022 in connection with the filing of the Registration Statement.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and the Merger shall be abandoned, except for and subject to the following: (i) Section 7.03 and Article XI shall survive termination of this Agreement, and (ii) there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 10.02, Article XI, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 10.03 Expenses. If the Closing occurs, the Outstanding Company Transaction Expenses and Outstanding SPAC Transaction Expenses shall be paid in accordance with Section 4.04. If the Merger and the other Transactions shall not be consummated, all expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses. Notwithstanding the foregoing, SPAC and the Company shall each pay one-half of (a) the filing fee to be paid to the SEC in connection with the Registration Statement, and (b) the filing fees in connection with the filings pursuant to the HSR Act.

Section 10.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 10.05 Waiver. At any time prior to the Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to SPAC’s obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of SPAC or Merger Sub contained herein or in any document delivered by SPAC and/or Merger pursuant hereto and (iii) waive compliance with any agreement of SPAC or Merger Sub or any condition to the Company’s obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

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ARTICLE XI.

GENERAL PROVISIONS

Section 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to SPAC or Merger Sub:

Aurora Technology Acquisition Corp.

4 Embarcadero Center

Suite 1449

San Francisco, CA 94105

Attention: Zachary Wang

Email: zachary@ascaninvestments.com

with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz, Esq.

Email: ilan.katz@dentons.com

if to the Company:

DIH Holding USA, Inc.

77 Accord Park Drive; Suite D-1

Norwell, MA 02061

Attn: Jason Chen

Email: jason.chen@dih.com

with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY

Attention: Mitchell Nussbaum

Email: mnussbaum@loeb.com

Section 11.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants,

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obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article XI and (c) any corresponding definitions set forth in Article I.

Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements and all exhibits, annexes an schedules or documents expressly incorporated into this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject

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to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.07.

Section 11.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 11.11 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which person might have drafted this Agreement or such provision.

(Signature Page Follows)

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IN WITNESS WHEREOF, SPAC, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AURORA TECHNOLOGY ACQUISITION CORP.

By	/s/ Zachary Wang
Name: Title:	Zachary Wang Chief Executive Officer

AURORA TECHNOLOGY MERGER SUB CORP.

By	/s/ Zachary Wang
Name: Title:	Zachary Wang Chief Executive Officer

DIH HOLDING US, INC.

By	/s/ Jason Chen
Name: Title:	Jason Chen Chief Executive Officer

Signature Page to Business Combination Agreement

EXHIBIT A

Stockholder Support Agreement

Exhibit A

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”), dated as of February ___, 2023, is being entered into by and among the persons set forth on Schedule I hereto (each, a “Company Stockholder” and, collectively, the “Company Stockholders”), Aurora Technology Acquisition Corp., a Cayman Islands exempted company (“SPAC”), and DIH Holding US, Inc., a Nevada corporation, together with its subsidiaries, affiliates and divisions (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of Company Common Stock as are indicated opposite each of their names on Schedule I (all such shares of Company Common Stock, together with any shares of Company Common Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney)) is hereafter acquired by any such Company Stockholder during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and Aurora Technology Merger Sub Corp., a Nevada corporation and a direct, wholly-owned subsidiary of SPAC (“Merger Sub”), have entered into that certain Business Combination Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, on the terms and conditions set forth therein, among other transactions, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of SPAC; and

WHEREAS, as an inducement to SPAC and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

STOCKHOLDER SUPPORT AGREEMENT; COVENANTS AGREEMENT

1.1. Binding Effect of Business Combination Agreement. Each Company Stockholder hereby acknowledges that he, she or it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with his, her or its tax and legal advisors. Each Company Stockholder shall be bound by and comply with Sections 8.13 (Exclusivity) in respect of Company Acquisition Proposals and 8.09 (Public Announcements) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (a) such Company Stockholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 8.13 of the Business Combination Agreement also referred to each such Company Stockholder.

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1.2. No Transfer. Except pursuant to the terms of the Reorganization, during the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.01 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), each Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase (or Lien on), deposit into a voting trust or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

1.3. New Shares. In the event that (a) any Subject Shares are issued to a Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split or sub-division, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares after the date of this Agreement (including pursuant to the exercise of any option or other applicable equity award), or (c) a Company Stockholder acquires the right to vote or share in the voting of any Subject Shares after the date of this Agreement (collectively, the “New Securities”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.

1.4. Company Stockholder Agreements.

(a) Hereafter until the Expiration Time, each Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in connection with or as contemplated by the Business Combination Agreement or the transactions contemplated thereby (which written consent shall be delivered as promptly as reasonably practicable, and in any event within two (2) Business Days following the date that the Registration Statement (as contemplated by the Business Combination Agreement) becomes effective), such Company Stockholder shall, if a meeting is held, appear at the meeting (or any adjournment or postponement thereof), in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):

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(i) to approve and adopt the Business Combination Agreement, the Ancillary Agreements to which the Company or SPAC is or will be a party and the transactions contemplated thereby, including the Merger, and any other matters necessary or reasonably requested by the Company or SPAC for the consummation thereof;

(ii) in any other circumstances upon which a consent, waiver or other approval may be required under agreement binding the Company in order to implement the Business Combination Agreement or any Ancillary Agreement or any of the transactions contemplated thereby, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of the Subject Shares held by such Company Stockholder in favor thereof;

(iii) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or SPAC (other than the Business Combination Agreement and the transactions contemplated thereby, including the Merger), including any Company Acquisition Proposal; and

(iv) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company or SPAC under the Business Combination Agreement or any Ancillary Agreement or (C) result in any of the conditions set forth in Article 9 of the Business Combination Agreement not being fulfilled.

(b) Each Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the provisions of Section1.4(a) of this Agreement.

1.5. Further Assurances. Each Company Stockholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) to effect the actions required to consummate the Merger and the other transactions contemplated by this Agreement and the Business Combination Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.6. No Inconsistent Agreement. Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Stockholder’s obligations hereunder.

1.7. No Challenges. Each Company Stockholder agrees not to (a) exercise any appraisal rights or any dissenters’ rights that such Company Stockholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Merger, or (b) voluntarily commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Company or Merger Sub or any of their respective successors, directors, sponsors or managers, (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any

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fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement or any of the Ancillary Agreements (including this Agreement) or the Merger. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Company Stockholder from enforcing such Company Stockholder’s rights under the Business Combination Agreement, this Agreement and the other Ancillary Agreements.

1.8. Consent to Disclosure. Each Company Stockholder hereby consents to the publication and disclosure of such Company Stockholder’s identity and beneficial ownership of Subject Shares in the Registration Statement and any other documents or communications filed with the SEC or provided by SPAC or the Company to any Governmental Authority or to securityholders of the Company or SPAC. Each Company Stockholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

1.9. No Agreement as Director or Officer. Notwithstanding anything to the contrary herein, each Company Stockholder is entering into this Agreement solely in the Company Stockholder’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate of the Company Stockholder, solely in his or her capacity as a director or officer of the Company or other fiduciary capacity for the Company Stockholders.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of the Company Stockholders. Each Company Stockholder represents and warrants as of the date hereof to SPAC and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:

(a) Organization; Due Authorization. If such Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Stockholder. If such Company Stockholder is an individual, such Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder.

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(b) Ownership. Such Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens (a) pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws or (b) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Company Stockholder to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the Business Combination Agreement. Such Subject Shares of such Company Stockholder are the only shares of Company Common Stock owned of record or beneficially by such Company Stockholder on the date of this Agreement, and none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. Other than as set forth opposite such Company Stockholder’s name on Schedule I, such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of his, her or its obligations hereunder will not, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Company Stockholder or such Company Stockholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Company Stockholder, or to the knowledge of such Company Stockholder threatened against such Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

(e) Adequate Information. Such Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of the Company and SPAC to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon the Company or SPAC and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that the Company and SPAC have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.

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(f) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Company Stockholder, for which the Company or any of its Affiliates (including SPAC) may become liable.

(g) Acknowledgment. Such Company Stockholder understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement.

2.2. No Other Representations or Warranties. Except for the representations and warranties made by each Company Stockholder in this ARTICLE 2, no Company Stockholder makes any express or implied representation or warranty to SPAC in connection with this Agreement or the transactions contemplated by this Agreement, and each Company Stockholder expressly disclaims any such other representations or warranties.

ARTICLE 3

MISCELLANEOUS

3.1. Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of the Company, SPAC and each Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE 3 shall survive the termination of this Agreement.

3.2. Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as

6

provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

3.3. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

3.4. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 3.4 shall be void.

3.5. Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages, and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (a) the other parties hereto have an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

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3.6. Amendment; Waiver.

(a) This Agreement may not be amended, modified or terminated (other than as provided in Section 3.1), except upon a written agreement executed and delivered by the Company, SPAC and each of the Company Stockholders. Any waiver of any breach of this Agreement extended by SPAC and the Company to a Company Stockholder shall not be construed as a waiver of any rights or remedies of SPAC or the Company with respect to any other Company Stockholder or with respect to any subsequent breach of such Company Stockholder or any other such Company Stockholder. Any waiver of any provisions hereof by any party to this Agreement shall not be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

(b) Notwithstanding the foregoing, Schedule I hereto may be amended by the Company from time to time to add transferees of any Subject Shares in compliance with the terms of this Agreement without the consent of the other parties.

3.7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, then all other provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

3.8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.8):

(a)	if to SPAC or Merger Sub:

Aurora Technology Acquisition Corp.

4 Embarcadero Center

Suite 1449

San Francisco, CA 94105

Attention: Zachary Wang

Email: zachary@ascaninvestments.com

with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz, Esq.

Email: ilan.katz@dentons.com

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(b)	if to the Company:

DIH Holding US, Inc.

77 Accord Park Drive; Suite D-1

Norwell, MA 02061

Attn: Jason Chen

Email: Jason.Chen@dih.com

with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY

Attention: Mitchell Nussbaum

Email: mnussbaum@loeb.com

(c)	If to a Company Stockholder:

To such Company Stockholder’s address set forth in Schedule I.

3.9. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.10. Several Liability. The liability of any Company Stockholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Company Stockholder be liable for any other Company Stockholder’s breach of such other Company Stockholder’s representations, warranties, covenants, or agreements contained in this Agreement.

3.11. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior understandings, agreements, representations or other arrangements, both written and oral, by or among the parties hereto with respect to the subject matter hereof.

3.12. Trust Account Waiver. Each of the Company Stockholders and the Company, on behalf of themselves and each of their respective subsidiaries, and each of their respective agents, representatives and any other person or entity acting on its and their behalf (collectively, “Related Parties”), hereby acknowledges that SPAC has established a trust account (the “Trust Account”) to hold the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (in each case, including any interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders and certain other parties. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company

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Stockholders, the Company and SPAC, on behalf of itself and its Related Parties, hereby agrees that it shall not, in connection with this Agreement, seek to enforce any right, title or interest in or to, or initiate any action, claim, suit or proceeding of any kind against, the assets held in the Trust Account or the trustee thereof. SPAC hereby acknowledges that any such claim that any of the Company Stockholders, the Company or their Affiliates may have arising at any time prior to the consummation of the Merger is not waived or released pursuant to this paragraph but may be preserved and initiated against SPAC at any time after the consummation of the Merger, and that nothing in this paragraph shall preclude any claims by any of the Company Stockholders, the Company or any of their Related Parties against (a) SPAC seeking recourse against any assets of SPAC other than the Trust Account, or (b) assets released to SPAC from the Trust Account upon the consummation of the Merger. This Section 3.12 shall survive any expiration or termination of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the Company Stockholders, SPAC and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

DIH TECHNOLOGY LIMITED

By:
Name:
Title:

COMPANY:

DIH HOLDING US, INC.

By:
Name:
Title:

SPAC:

AURORA TECHNOLOGY ACQUISITION CORP.

By:
Name:	Zachary Wang
Title:	Chief Executive Officer

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Schedule I

Company Stockholder Subject Shares

Company Stockholder	Address	Common Stock	Options

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EXHIBIT B

Sponsor Support Agreement

Exhibit B

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”), dated as of February 26, 2023, is being entered into by and among ATAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), the other persons set forth on Schedule I hereto (together with the Sponsor, each, a “SPAC Holder Party” and, collectively, the “SPAC Holder Parties”), Aurora Technology Acquisition Corp., a Cayman Islands exempted company (“SPAC”), and DIH Holding US, Inc., a Nevada corporation, together with its subsidiaries, affiliates and divisions (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the SPAC Holder Parties collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,050,000 SPAC Class B Ordinary Shares (such shares, the “Subject Shares”) and 6,470,000 SPAC Warrants (such warrants, the “Subject Warrants”) in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and Aurora Technology Merger Sub Corp., a Nevada corporation and a direct, wholly-owned subsidiary of SPAC (“Merger Sub”), have entered into that certain Business Combination Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, on the terms and conditions set forth therein, among other transactions, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of SPAC; and

WHEREAS, as an inducement to SPAC and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

STOCKHOLDER SUPPORT AGREEMENT; COVENANTS AGREEMENT

1.1. Binding Effect of Business Combination Agreement. Each SPAC Holder Party hereby acknowledges that he, she or it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with his, her or its tax and legal advisors. Each SPAC Holder Party shall be bound by and comply with Sections 8.13 (Exclusivity) and 8.09 (Public Announcements) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (a) such SPAC Holder Party was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “SPAC” contained in Section 8.13 of the Business Combination Agreement also referred to each such SPAC Holder Party.

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1.2. No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.01 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), each SPAC Holder Party shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase (or Lien on), deposit into a voting trust or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

1.3. New Shares. In the event that (a) any Subject Shares are issued to a SPAC Holder Party after the date of this Agreement pursuant to any stock dividend, stock split or sub-division, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a SPAC Holder Party purchases or otherwise acquires beneficial ownership of any Subject Shares after the date of this Agreement (including pursuant to the exercise of any option or other applicable equity award), or (c) a SPAC Holder Party acquires the right to vote or share in the voting of any Subject Shares after the date of this Agreement (collectively, the “New Securities”), then such New Securities acquired or purchased by such SPAC Holder Party shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such SPAC Holder Party as of the date hereof.

1.4. SPAC Holder Party Agreements.

(a) Hereafter until the Expiration Time, each SPAC Holder Party hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of SPAC (or any adjournment or postponement thereof), such SPAC Holder Party shall, if a meeting is held, appear at the meeting (or any adjournment or postponement thereof), in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such SPAC Holder Party shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on with respect to such matter):

(i) in favor of, and to approve and adopt, the SPAC Proposals;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal, in each case, other than the Merger;

(iii) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Business Combination Agreement or the Ancillary Agreements and the Transactions);

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(iv) against any change in the business, management or board of directors of SPAC (other than in connection with the SPAC Proposals or pursuant to the Business Combination Agreement or the Ancillary Agreements or the Transactions); and

(v) against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Business Combination Agreement or the Merger, (B) result in a breach or inaccuracy of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Business Combination Agreement, (C) result in a breach or inaccuracy of any covenant, representation, warranty or any other obligation or agreement of any SPAC Holder Party under this Sponsor Agreement, (D) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled or (E) change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock or other securities of SPAC (other than, in the case of this clause (E), pursuant to the Business Combination Agreement or the Ancillary Agreements and the Transactions).

(b) During the period commencing on the date hereof and ending upon the termination of this Agreement in accordance with Section 3.1, each SPAC Holder Party hereby agrees that it shall not commit, agree or publicly propose any intention to take any action inconsistent with the foregoing.

(c) The obligations of each SPAC Holder Party hereunder shall apply whether or not the SPAC Board recommends any of the SPAC Proposals and whether or not the SPAC Board changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, any such recommendation.

(d) Waiver of Redemption Rights. Each SPAC Holder Party irrevocably and unconditionally hereby agrees that such SPAC Holder Party shall not elect to redeem or otherwise tender or submit for redemption any SPAC Interest (including all of such SPAC Holder Party’s Subject Shares, to the extent applicable) it holds or may hereafter acquire prior to the Effective Time pursuant to or in connection with any exercise of Redemption Rights or otherwise in connection with the Transactions.

1.5. Further Assurances. Each SPAC Holder Party shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) to effect the actions required to consummate the Merger and the other transactions contemplated by this Agreement and the Business Combination Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.6. No Inconsistent Agreement. Each SPAC Holder Party hereby represents and covenants that such SPAC Holder Party has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such SPAC Holder Party’s obligations hereunder.

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1.7. No Challenges. During the period commencing on the date hereof and ending upon the termination of this Sponsor Agreement in accordance with Section 3.1, each SPAC Holder Party agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions within its power necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise against SPAC, Merger Sub, the Company, the Company’s affiliates or any of their respective successors, assigns or directors (except in any case arising out of the fraud of any such parties) (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Sponsor Agreement or the Business Combination Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

1.8. Consent to Disclosure. Each SPAC Holder Party hereby consents to the publication and disclosure of such SPAC Holder Party’s identity and beneficial ownership of Subject Shares in the Registration Statement on Form S-4 and any other documents or communications filed with the SEC or provided by SPAC or the Company to any Governmental Authority or to securityholders of the Company or SPAC. Each SPAC Holder Party will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

1.9. No Agreement as Director or Officer. Notwithstanding anything to the contrary herein, each SPAC Holder Party is entering into this Agreement solely in the SPAC Holder Party’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate of the SPAC Holder Party, solely in his or her capacity as a director or officer of the SPAC or other fiduciary capacity for the SPAC Holder Party.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of each SPAC Holder Party. Each SPAC Holder Party represents and warrants as of the date hereof to SPAC and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other SPAC Holder Party) as follows:

(a) Organization; Due Authorization. If such SPAC Holder Party is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such SPAC Holder Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such SPAC Holder Party. If such SPAC Holder Party is an individual, such SPAC Holder Party has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such SPAC Holder Party and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such SPAC Holder Party, enforceable against

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such SPAC Holder Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable SPAC Holder Party.

(b) Ownership. Such SPAC Holder Party is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such SPAC Holder Party’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens (a) pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws or (b) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the SPAC Holder Party to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the Business Combination Agreement. Such Subject Shares of such SPAC Holder Party are the only shares of Company Common Stock owned of record or beneficially by such SPAC Holder Party on the date of this Agreement, and none of such SPAC Holder Party’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. Other than as set forth opposite such SPAC Holder Party’s name on Schedule I, such SPAC Holder Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by such SPAC Holder Party does not, and the performance by such SPAC Holder Party of his, her or its obligations hereunder will not, (i) if such SPAC Holder Party is not an individual, conflict with or result in a violation of the organizational documents of such SPAC Holder Party or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such SPAC Holder Party or such SPAC Holder Party’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such SPAC Holder Party of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such SPAC Holder Party, or to the knowledge of such SPAC Holder Party threatened against such SPAC Holder Party, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such SPAC Holder Party of its, his or her obligations under this Agreement.

(e) Adequate Information. Such SPAC Holder Party is a sophisticated stockholder and has adequate information concerning the business and financial condition of the Company and SPAC to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon the Company or SPAC and based on such information as such SPAC Holder Party has

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deemed appropriate, made its own analysis and decision to enter into this Agreement. Such SPAC Holder Party acknowledges that the Company and SPAC have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such SPAC Holder Party acknowledges that the agreements contained herein with respect to the Subject Shares held by such SPAC Holder Party are irrevocable.

(f) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such SPAC Holder Party, for which the Company or any of its Affiliates (including SPAC) may become liable.

(g) Acknowledgment. Such SPAC Holder Party understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon such SPAC Holder Party’s execution and delivery of this Agreement.

2.2. No Other Representations or Warranties. Except for the representations and warranties made by each SPAC Holder Party in this ARTICLE 2, no SPAC Holder Party makes any express or implied representation or warranty to SPAC in connection with this Agreement or the transactions contemplated by this Agreement, and each SPAC Holder Party expressly disclaims any such other representations or warranties.

ARTICLE 3

MISCELLANEOUS

3.1. Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of the Company, SPAC and each SPAC Holder Party. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE 3 shall survive the termination of this Agreement.

3.2. Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions

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in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

3.3. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

3.4. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 3.4 shall be void.

3.5. Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages, and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (a) the other parties hereto have an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

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3.6. Amendment; Waiver.

(a) This Agreement may not be amended, modified or terminated (other than as provided in Section 3.1), except upon a written agreement executed and delivered by the Company, SPAC and each of the SPAC Holder Parties. Any waiver of any breach of this Agreement extended by SPAC and the Company to a SPAC Holder Party shall not be construed as a waiver of any rights or remedies of SPAC or the Company with respect to any other SPAC Holder Party or with respect to any subsequent breach of such SPAC Holder Party or any other such SPAC Holder Party. Any waiver of any provisions hereof by any party to this Agreement shall not be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

(b) Notwithstanding the foregoing, Schedule I hereto may be amended by the Company from time to time to add transferees of any Subject Shares in compliance with the terms of this Agreement without the consent of the other parties.

3.7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, then all other provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

3.8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.8):

(a)	if to SPAC or Merger Sub:

Aurora Technology Acquisition Corp.

4 Embarcadero Center

Suite 1449

San Francisco, CA 94105

Attention: Zachary Wang

Email: zachary@ascaninvestments.com

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with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz, Esq.

Email: ilan.katz@dentons.com

(b)	if to the Company:

DIH Holding US, Inc.

77 Accord Park Drive

Norwell, MA 02161

Attn: Jason Chen

Email: Jason.Chen@dih.com

with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY

Attention: Mitchell Nussbaum

Email: mnussbaum@loeb.com

(c)	If to a SPAC Holder Party:

To such SPAC Holder Party’s address set forth in Schedule I.

3.9. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.10. Several Liability. The liability of any SPAC Holder Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any SPAC Holder Party be liable for any other SPAC Holder Party’s breach of such other SPAC Holder Party’s representations, warranties, covenants, or agreements contained in this Agreement.

3.11. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior understandings, agreements, representations or other arrangements, both written and oral, by or among the parties hereto with respect to the subject matter hereof.

3.12. Trust Account Waiver. Each of the SPAC Holder Parties and the Company, on behalf of themselves and each of their respective subsidiaries, and each of their respective agents, representatives and any other person or entity acting on its and their behalf (collectively, “Related Parties”), hereby acknowledges that SPAC has established a trust account (the “Trust Account”) to hold the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (in each case, including any interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders and certain other parties. For and in

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consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the SPAC Holder Parties, the Company and SPAC, on behalf of itself and its Related Parties, hereby agrees that it shall not, in connection with this Agreement, seek to enforce any right, title or interest in or to, or initiate any action, claim, suit or proceeding of any kind against, the assets held in the Trust Account or the trustee thereof. SPAC hereby acknowledges that any such claim that any of the SPAC Holder Parties, the Company or their Affiliates may have arising at any time prior to the consummation of the Merger is not waived or released pursuant to this paragraph but may be preserved and initiated against SPAC at any time after the consummation of the Merger, and that nothing in this paragraph shall preclude any claims by any of the SPAC Holder Parties, the Company or any of their Related Parties against (a) SPAC seeking recourse against any assets of SPAC other than the Trust Account, or (b) assets released to SPAC from the Trust Account upon the consummation of the Merger. This Section 3.12 shall survive any expiration or termination of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the SPAC Holder Parties, SPAC and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

SPAC HOLDER PARTIES:

ATAC SPONSOR LLC
By: ATAC MANAGER LLC

By:
Name:	Zachary Wang
Title:	Manager

By:
Name:	Cathryn Chen
Title:	Manager

By:
Name:	Yida Gao
Title:	Manager

COMPANY:

DIH HOLDING US, INC.

By:
Name:	Jason Chen
Title:	Chief Executive Officer

SPAC:

AURORA TECHNOLOGY ACQUISITION CORP.

By:
Name:	Zachary Wang
Title:	Chief Executive Officer

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Schedule I

SPAC Holder Party Subject Shares

SPAC Holder Party	Address	SPAC Class B Ordinary Shares	SPAC Warrants
ATAC Sponsor LLC	C/O AURORA TECHNOLOGY ACQUISITION CORP. 4 Embarcadero Center, Suite 1449, San Francisco, CA 94105	5,050,000	6,470,000

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EXHIBIT C

Registration Rights and Lock-Up Agreement

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of ____________, 2023, is made and entered into by and among, (i) Aurora Technology Acquisition Corp., a Delaware corporation (formerly a Cayman Islands exempted company) (the “Company”), (ii) ATAC Sponsor LLC, a Delaware limited liability company, the sponsor of the Company (the “Sponsor”), (iii) Maxim Group LLC (the “Representative”), (iv) the Sponsor equityholders as set forth on Exhibit A hereto (the “Sponsor Equityholders”), (v) certain equityholders designated on Exhibit B hereto (the “Eligible Equityholders”) and (vi) any other parties listed on the signature pages hereto and any other person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, (each of the Sponsor, Representative, Sponsor Equityholders, Eligible Equityholders, and such other parties listed on the signature page hereto or become a party to this Agreement, individually a “Holder”, and collectively the “Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the BCA (as defined below).

RECITALS

WHEREAS, the Company, certain Holders and the Sponsor are parties to that certain Registration Rights Agreement, dated as of February 7, 2022 (the “Prior Agreement”);

WHEREAS, the Company, Aurora Technology Merger Sub Corp., a Nevada corporation (“Merger Sub”), and DIH Holding US, Inc., a Nevada corporation (“DIH”) are party to that certain Business Combination Agreement, dated as of February ___, 2023 (as amended or restated from time to time, the “BCA”), pursuant to which, on the date hereof, Merger Sub merged (the “Merger”) with and into DIH, with DIH surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to Section 5.5 of the Prior Agreement, no amendment, modification or termination of the Prior Agreement shall be binding upon any party unless executed in writing by such party; and

WHEREAS, in connection with the consummation of the Merger, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement, effective as of the Closing.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall mean any transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the Board or to direct the operations of the Company.

“Class A Common Stock” shall mean the Company’s Class A Common Stock, par value $0.0001 per share.

“Class B Common Stock” shall mean the Company’s Class B Common Stock, par value $0.0001 per share.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the Class A Common Stock and Class B Common Stock.

“Earnout Shares” shall have the meaning ascribed to such term in the BCA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall mean a registration statement on Form S-1 or any similar long-form registration statement that may be available at such time.

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“Form S-3” shall mean a registration statement on Form S-3 or any similar short form registration statement that may be available at such time, and if the Company is a WKSI, such Form S-3 may be an Automatic Shelf Registration Statement.

“Founder Shares” shall mean the 5,050,000 shares of Class B Common Stock, issued to the Company’s initial shareholders prior to the Company’s initial public offering.

“Holders” shall have the meaning given in the Preamble, for so long as such person or entity holds any Registrable Securities.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period under this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Private Placement Warrants” shall mean the 6,470,000 warrants issued by the Company in a private placement offering, simultaneously with the consummation of the Company’s initial public offering, with each two warrants entitling the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share.

“Private Placement Warrant Shares” shall mean the 3,235,000 shares of Class A Common Stock underlying the Private Placement Warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean the (a) the Earnout Shares, (b) the Founder Shares and the shares of Common Stock issued or issuable upon the conversion of any Founder Shares, (c) the Private Placement Warrants and the Private Placement Warrant Shares, (d) the Working Capital Warrants and any shares of Common Stock issued or issuable upon the exercise of the Working Capital Warrants (e) the Representative’s Shares, and (f) any outstanding share of the Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, and (f) any other equity security of the Company issued or issuable with respect to any such share of the Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in

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accordance with such Registration Statement; (B) such securities shall have been otherwise transferred (other than to a Permitted Transferee), new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $[50,000] without the prior written consent of the Company).

“Registration Statement” shall mean any registration statement filed by the Company with the Commission that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representative Shares” shall mean the 303,000 shares of Class A Common Stock issued to the Representative upon consummation of the Company’s initial public offering.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

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“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf (each as defined in Section 2.1.1 of this Agreement) or any subsequent Shelf Registration.

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Sponsor” shall mean ATAC Sponsor LLC, a Delaware limited liability company.

“Transfer” shall mean the (a) the sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“WKSI” shall mean a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.

“Working Capital Warrants” shall mean any warrants issued in payment for working capital loans from the Sponsor to the Company.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Filing. The Company shall as soon as reasonably practicable, but in any event within forty-five (45) calendar days after the Closing Date, use commercially reasonable efforts to file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) covering, subject to Section 3.4, the public resale of all of the Registrable Securities owned by (i) the Sponsor, (ii) the Sponsor Equityholders, and (iii) the Eligible Equityholders, (collectively, the “Eligible Holders”) (determined as of two (2) business days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to cause such Form S-1 Shelf to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) the 90th calendar day (or as soon as reasonably practicable if the Commission notifies the Company that it will “review” the Registration Statement) following the Closing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration

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Statement will not be “reviewed” or will not be subject to further review. Such Form S-1 Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Following the filing of a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 (the “Form S-3 Shelf”) as soon as reasonably practicable after the Company is eligible to use Form S-3. As soon as reasonably practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1.1, the Company shall notify the Holders of the effectiveness of such Registration Statement. The Company’s obligation under this Section 2.1.1 shall, for the avoidance of doubt be subject to Section 3.4 hereto.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a WKSI at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. The Company’s obligation under this Section 2.1.2 shall, for the avoidance of doubt be subject to Section 3.4 hereto.

2.1.3 Requests for Underwritten Shelf Takedowns. Following the expiration of the Lock-Up Period (as defined in Section 4.1 of this Agreement), at any time and from time to time when an effective Shelf is on file with the Commission, (i) Holders of at least a majority in interest of the then outstanding number of Registrable Securities held collectively by the Sponsor or the Sponsor Equityholders (the “Demanding Sponsor Holders”), or (ii) Holders of at least a majority in interest of the then outstanding number of Registrable Securities held collectively by

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the Eligible Equityholders (the “Eligible Equityholder Demanding Holders” and together with the Demanding Sponsor Holders, collectively the “Demanding Holders”, and each individually, a “Demanding Holder”) may request to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s), either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $[__] million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Offering. Subject to Section 2.3.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Demanding Holder, may demand not more than two (2) Underwritten Offerings pursuant to this Section 2.1.3 in any 12-month period. Notwithstanding anything to the contrary in this Agreement, the Company may affect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and Holders requesting piggyback rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

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2.1.5 Withdrawal. Prior to the pricing of an Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating such Underwritten Offering shall have the right to withdraw from a Registration pursuant to such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering; provided that the Eligible Holders may elect to have the Company continue an Underwritten Offering if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Offering by the Eligible Holders. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of Section 2.1.3, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Offering or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering); provided that, if the Eligible Holders elect to continue an Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by the Sponsor or the Eligible Holders, as applicable for purposes of Section 2.1.3. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1.5, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (v) for a dividend reinvestment plan, or (vi) for a Block Trade, then the Company shall give written notice of such proposed filing to all of the Eligible Holders of Registrable Securities as soon as practicable but not less than ten (10) calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Eligible Holders of Registrable Securities the opportunity to register the sale of such number

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of Registrable Securities as such Eligible Holders may request in writing within five (5) calendar days after receipt of such written notice (such Registration a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Eligible Holders pursuant to this Section 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Eligible Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Eligible Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Eligible Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of stockholders of the Company other than the Eligible Holders of Registrable Securities, exceeds the Maximum Number of Securities, then:

(a) If the Registration or a registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or a registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Eligible Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, based on the respective number of Registrable Securities that each Eligible Holder has so requested to be included in such Registration or such registered offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggyback registration rights of stockholders of the Company other than the Eligible Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or a registered offering is pursuant to a request by persons or entities other than the Eligible Holders of Registrable Securities, then the Company shall include in any such Registration or a registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the

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Eligible Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, Pro Rata, based on the respective number of Registrable Securities that each Eligible Holder has so requested to be included in such Registration or such registered offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Eligible Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is pursuant to a request by Eligible Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.4.

2.2.3 Piggyback Registration Withdrawal. Any Eligible Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.5) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon the Underwritten Shelf Takedown in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Underwritten Shelf Takedown effected under Section 2.1 hereof.

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2.3 Block Trades.

2.3.1 Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in a Block Trade, (x) with a total offering price reasonably expected to exceed $[75] million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.3.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.3.2.

2.3.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.3.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.3.5 The Eligible Holders may each demand no more than one (1) Block Trade pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.3 hereof.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) calendar days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) calendar days after the effective date of, a Company initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than ninety (90) consecutive days; or more than one hundred and twenty (120) total calendar days, in each case, during any 12-month period.

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ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission within the time frame required by Section 2.1.1 (to the extent applicable) a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective, until all Registrable Securities covered by such Registration Statement have been sold or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by (i) the Sponsor or any Holder holding at least 5% of the Registrable Securities or (ii) any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 at least five (5) days prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) and provided further, the Company shall provide each Holder and their legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall consider in good faith any comments provided by such Holder or their legal counsel;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended

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plan of distribution) may request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its commercially reasonable efforts to cause all Registrable Securities included in any Registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 [reserved]

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of an Underwritten Offering, a Block Trade, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the cases to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriters to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

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3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration in customary form and covering such matters of the type customarily covered by “comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agents, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $[____], use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

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3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that each Holder shall bear, with respect to such Holder’s Registrable Securities being sold, all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information (as defined in Section 5.1.2), the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) consecutive days, during any 12-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. The Company shall as promptly as reasonably practicable notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

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3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Section 4(a)(1) of the Securities Act or Rule 144 promulgated under the Securities Act (or any successor rule then in effect), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

LOCK-UP

4.1 Lock-up.

4.1.1 Except as permitted by Section 4.2, an Eligible Holder (each, a “Lock-up Party”) shall not Transfer any shares of Common Stock or any security convertible into or exercisable or exchanged for Common Stock beneficially owned or owned of record by such Holder (the “Lock-up”) until the date that is the earlier of (i) one year from the date hereof or (ii) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Lock-up Period”).

4.2 Exceptions. The provisions of Section 4.1 shall not apply to:

4.2.1 transactions relating to shares of Common Stock or warrants acquired in open market transactions;

4.2.2 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift or charitable contribution;

4.2.3 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to a trust, family limited partnership or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of a Holder or any other person with whom a Holder has a relationship by blood, marriage or adoption not more remote than first cousin and Transfers to any such family member;

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4.2.4 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock by will or intestate succession or the laws of descent and distributions upon the death of a Holder (it being understood and agreed that the appointment of one or more executors, administrators or personal representatives of the estate of a Holder shall not be deemed a Transfer hereunder to the extent that such executors, administrators and/or personal representatives comply with the terms of this Article IV on behalf of such estate);

4.2.5 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

4.2.6 if a Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with a Holder (including, for the avoidance of doubt, where such Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (ii) Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as part of a dividend, distribution, transfer or other disposition of shares of Common Stock to partners, limited liability company members, direct or indirect stockholders or other equity holders of a Holder, including, for the avoidance of doubt, where such Holder is a partnership, to its general partner or a successor partnership, fund or investment vehicle, or any other partnerships, funds or investment vehicles controlled or managed by such partnership;

4.2.7 if the Holder is a trust, Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to a trustor or beneficiary of such trust or to the estate of a beneficiary of such trust;

4.2.8 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to the Company’s or the Holder’s officers, directors, members, consultants or their affiliates;

4.2.9 pledges of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

4.2.10 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a bona fide third-party tender offer, merger, asset acquisition, stock sale, recapitalization, consolidation, business combination or other transaction or series of related transactions involving a Change in Control of the Company, provided that in the event that such tender offer, merger, asset acquisition, stock sale, recapitalization, consolidation, business combination or other such transaction is not completed, the securities subject to this Agreement shall remain subject to this Agreement;

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4.2.11 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to the Company in connection with the liquidation or dissolution of the Company by virtue of the laws of the state of the Company’s organization and the Company’s organizational documents;

4.2.12 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the Transfer of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period; and

4.2.13 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to satisfy any U.S. federal, state, or local income tax obligations of the Lock-up Party (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction;

PROVIDED, THAT IN THE CASE OF ANY TRANSFER OR DISTRIBUTION PURSUANT TO SECTIONS 4.2.2 THROUGH 4.2.8 AND 4.2.13, EACH DONEE, DISTRIBUTEE OR OTHER TRANSFEREE SHALL AGREE IN WRITING, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO BE BOUND BY THE PROVISIONS OF THIS AGREEMENT.

4.3 Null and Void. If any Transfer of shares of Common Stock prior to the end of the Lock-up Period is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Common Stock as one of its equityholders for any purpose.

4.4 Legend. During the Lock-up Period, each certificate evidencing any Common Stock shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, DATED AS OF NOVEMBER 10, 2022 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT.”

Promptly upon the expiration of the Lock-up Period, the Company shall use commercially reasonable efforts to cause the removal of such legend and, if determined appropriate by the Company, any restrictive legend related to compliance with the federal securities laws from the certificates evidencing the Common Stock.

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ARTICLE V

INDEMNIFICATION AND CONTRIBUTION

5.1 Indemnification.

5.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation actual, reasonable and documented attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

5.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation actual, reasonable and documented attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) the Holder Information; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

5.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying

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party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

5.1.5 If the indemnification provided under Section 5.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by such indemnified party or indemnifying party; provided, however, that the liability of any Holder under this Section 5.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 5.1.1, 5.1.2 and 5.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution

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pursuant to this Section 5.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 5.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows, or to such other address as a party shall specify to the others in accordance with this Section 6.1: if to the Company, to: DIH Holding US, Inc., 77 Accord Park Drive, Suite D-1, Norwell, MA 02061, Attn: Jason Chen, email: jason.chen@dih.com, with a copy to Loeb & Loeb LLP, 345 Park Avenue, New York, NY10154, Attn: Mitchell Nussbaum, Esq.; and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided that with respect to the Eligible Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that the Sponsor Equityholders shall be permitted to transfer their rights hereunder as the Sponsor Equityholders to one or more of their respective affiliates or any direct or indirect partners, members or equity holders of the Sponsor Equityholders (it being understood that no such transfer shall reduce any rights of the Sponsor Equityholders or such transferees).

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 hereof.

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6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

6.4 Governing Law; Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.4.

6.5 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

6.6 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between

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any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person or entity. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. This Agreement supersedes, and amends and restates in its entirety, the Prior Agreement.

6.8 Term. Following the Closing Date, this Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement, (ii) the date as of which all of the Registrable Securities have been sold or disposed of or (iii) with respect to any particular Holder, on the date such Holder no longer holds Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Amended and Restated Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

Aurora Technology Acquisition Corp. a Delaware corporation

By:
Name: Zachary Wang
Title: Chief Executive Officer

HOLDERS:

ATAC Sponsor LLC a Delaware limited liability company

By:
Name: Zachary Wang
Title: Manager

MAXIM GROUP LLC

By:
Name:
Title:

[Signature pages continue]

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER [HOLDER]

By:
Print Name:
Title (if applicable):

[Signature Page to Registration Rights Agreement]

EXHIBIT A

Sponsor Equityholders

EXHIBIT B

Eligible Equityholders

EXHIBIT D

SPAC Certificate of Incorporation

CERTIFICATE OF INCORPORATION
OF
AURORA TECHNOLOGY ACQUISITION CORP.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby execute this certificate of incorporation and do hereby certify as follows:

First. The name of the corporation is Aurora Technology Acquisition Corp. (the “Corporation”).

Second. The address of the Corporation’s registered office in the State of Delaware is [Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801]. The name of the Corporation’s registered agent at such address is [The Corporation Trust Company].

Third. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”).

Fourth.

A. Authorized Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [●] million ([●]) shares, consisting of:

i.	[●] million ([●]) shares of Class A Common Stock, $[0.0001] par value per share (the “Class A Common Stock”);

ii.	[●] million ([●]) shares of Class B Common Stock, $[0.0001] par value per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”); and

iii.	(ii) [●] million ([●]) shares of Preferred Stock, $[0.00001] par value per share (the “Preferred Stock”).

B. Common Stock. The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of Common Stock are as follows (references to Sections in this Article FOURTH Part B without reference to this Article FOURTH Part B are to Sections of this Article FOURTH Part B):

1. Voting Rights. Except as otherwise provided in this certificate of incorporation, by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of this Certificate of Incorporation, including, without limitation, Article FOURTH Part C, (a) the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation and (b) each holder of outstanding shares of Common Stock, as such, shall be entitled to one (1) vote for each outstanding share of Common Stock held of record by such holder. The holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to vote separately as a class upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in an election of directors, without a separate vote of the holders of the Class A Common Stock or Class B Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

2. Dividend and Distribution Rights. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, each holder of outstanding shares of Common Stock, as such, shall be entitled to receive dividends or distributions when, as and if declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) in its discretion.

3. Liquidation, Dissolution or Winding Up. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of outstanding shares of Common Stock held by them. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale, lease, exchange or other disposition of all or substantially all of the Corporation’s property and assets (which shall not, in fact, result in the liquidation, dissolution or winding up of the Corporation and the distribution of the Corporation’s property and assets to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

4. Certificated or Uncertificated Shares of Common Stock. If at any time the Board of Directors shall have adopted a resolution or resolutions providing that shares of Common Stock shall be uncertificated shares, such resolution or resolutions shall not apply to a share of Common Stock represented by a certificate until such certificate is surrendered to the Corporation, and, from and after the effectiveness of such resolution or resolutions as to a share of Common Stock, provisions of this Certificate of Incorporation requiring the delivery of a certificate or certificates representing such shares by the Corporation shall instead require the delivery of the notice contemplated by Section 151(f) of the DGCL.

C. Class B Common Stock Conversion.

1. Rights of Class B Common Stock. Save and except for the conversion rights referred to in this Article FOURTH Part C, and as otherwise set out herein, the rights attaching to all shares of Class A Common Stock and Class B Common Stock shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters.

2. Conversion; Conversion Ratio. Shares of Class B Common Stock shall convert into shares of Class A Common Stock shall automatically convert into Class A Shares at the time of the closing of a Business Combination at the rate of one share of Class A Common Stock for each share of Class B Common Stock

D. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

E. Definitions.

(a) “Business Combination” means the initial acquisition by the Company, whether through a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar type of transaction, with a Target Business.

(b) “Business Combination Agreement” means the Business Combination Agreement, dated as of February___, 2023, by and among Aurora Technology Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands, Aurora Technology Merger Sub Corp., a Nevada corporation, and DIH Holding USA, Inc., a Nevada corporation, as amended or amended and restated.

F. Series of Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as may otherwise be provided by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of this Certificate of Incorporation, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL, without the separate vote of the holders of outstanding shares of Preferred Stock voting as a single class.

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Fifth. Incorporator. The incorporator of the Corporation is _____________, whose mailing address is _________________.

Sixth. Board of Directors.

1. Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and duties expressly conferred upon the Board of Directors by the DGCL or by this Certificate of Incorporation or the bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Classified Board. Except for those directors, if any, elected by the holders of any series of Preferred Stock then outstanding pursuant to the provisions of this Certificate of Incorporation (such directors, the “Preferred Directors” and each, a “Preferred Director”), the Board of Directors shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this certificate of incorporation of the Corporation in accordance with the DGCL (the “Classification Effective Time”); the Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and the Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three (3) year term and until the election and qualification of their respective successors in office, subject to such directors’ respective earlier death, resignation or removal. From and after the Classification Effective Time, in case of any increase or decrease, from time to time, in the number of directors (other than in the number of Preferred Directors), the number of directors in each class shall be apportioned by resolution of the Board of Directors as nearly equal as possible. The Board of Directors is hereby authorized to assign members of the Board of Directors already in office to such classes as of the time such classification becomes effective.

3. Removal of Directors. Except for any Preferred Directors, for so long as the Board of Directors shall be classified as provided in Section 2 of this Article SIXTH, any director or the entire Board of Directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

4. Newly Created Directorships and Vacancies. Subject to applicable law and the rights, if any, of the holders of any class of capital stock of the Corporation then outstanding to elect one or more directors by or pursuant to the provisions of this Certificate of Incorporation (such directors, the “Class Directors” and each, a “Class Director”) or the holders of any series of Preferred Stock then outstanding to elect one or more Preferred Directors, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

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5. Automatic Increase/Decrease in Authorized Directors. During any period when the holders of any class of capital stock of the Corporation then outstanding have the right to elect one or more Class Directors by or pursuant to the provisions of this Certificate of Incorporation or the holders of any series of Preferred Stock then outstanding have the right to elect one or more Preferred Directors by or pursuant to the provisions of this Certificate of Incorporation, then upon commencement of, and for the duration of, the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of Class Directors and/or Preferred Directors, and the holders of such outstanding class of stock of the Corporation shall be entitled to elect the Class Director or Class Directors and/or the holders of such outstanding series of Preferred Stock shall be entitled to elect the Preferred Director or Preferred Directors; and (b) each such Class Director or Preferred Director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates by or pursuant to the provisions of this Certificate of Incorporation, whichever occurs earlier, subject to such director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, whenever the holders of any outstanding class of stock of the Corporation having the right to elect one or more Class Directors by or pursuant to the provisions of this Certificate of Incorporation or the holders of any outstanding series of Preferred Stock having the right to elect one or more Preferred Directors by or pursuant to the provisions of this Certificate of Incorporation, in either case, are divested of such right by or pursuant to the provisions of this Certificate of Incorporation governing such class or series, as applicable, the term of office of each such director or any director elected to fill any vacancy resulting from the death, resignation, disqualification or removal of such director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

6. No Written Ballot. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

7. No Cumulative Voting. To the fullest extent permitted by applicable law, cumulative voting shall be eliminated.

8. Special Meetings of Stockholders. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, special meetings of stockholders for any purpose or purposes (a) may be called solely by, and shall be held at such time and date as determined solely by, either (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer of the Corporation, (iii) the President of the Corporation or (iv) the Board of Directors (pursuant to a resolution or resolutions adopted by the Board of Directors) and shall be held at such place, if any, either within or without the State of Delaware, as may be designated by resolution or resolutions of the Board of Directors, and (b) shall be called by the Board of Directors (pursuant to a resolution or resolutions adopted by the Board of Directors) and held as provided in the bylaws of the Corporation upon the written request of the holders of not less than [__] percent ([__]%) of voting power of the outstanding shares of capital stock of the Corporation generally entitled to vote on the nomination, question or business for which such special meeting is requested to be called (each of which nomination, question or business must constitute a proper matter for stockholder action), voting together as a single class, delivered to the Secretary of the Corporation at the principal executive offices of the Corporation in accordance with in the bylaws of the Corporation. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting.

9. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise. In addition to any affirmative vote required by or pursuant to the provisions of this Certificate of Incorporation, any bylaw of the Corporation that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class.

Seventh. Stockholder Action. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

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Eighth. Exculpation. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation under this Article EIGHTH in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination.

Ninth. Forum for Adjudication of Certain Disputes.

1. Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any civil action to interpret, apply or enforce any provision of the DGCL, (d) any civil action to interpret, apply, enforce or determine the validity of the provisions of this Certificate of Incorporation or the Corporation’s bylaws or (e) any action asserting a claim governed by the internal affairs doctrine; provided, however, that in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to the court having personal jurisdiction over the indispensable parties named as defendants. For avoidance of doubt, this Section 1 shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

2. Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

3. Application. Failure to enforce the provisions of this Article NINTH would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the provisions of this Article NINTH. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH. For the avoidance of doubt, this Article NINTH shall not apply to any action asserting claims arising under the Securities Exchange Act of 1934, as amended.

Tenth. Amendment. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this Article TENTH; subject, however, to the requisite votes or consents set forth in Article FOURTH Part B, Article FOURTH Part C and the next sentence. In addition to any affirmative vote required by applicable law and/or this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with Articles SIXTH, SEVENTH or EIGHTH or this sentence.

ELEVENTH. Severability. If any provision or provisions (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Remainder of Page Intentionally Left Blank]

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The undersigned incorporator hereby acknowledges that the forgoing Certificate of Incorporation is his or her act and deed on this, the __ day of ________________, 2023.

[NAME]
Incorporator

EXHIBIT E

SPAC Amended and Restated Bylaws

BYLAWS

OF

AURORA TECHNOLOGY ACQUISITION CORP.

ARTICLE I

Meetings of Stockholders

Section 1.1 Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware or solely by means of remote communications, as may be designated by resolution or resolutions of the Board of Directors (the “Board of Directors”) of Aurora Technology Acquisition Corp. (as such name may be changed in accordance with applicable law, the “Corporation”) from time to time. Any annual meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting.

Section 1.2 Special Meetings. (a) Except as otherwise provided by or pursuant to the provisions of the Corporation’s certificate of incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of preferred stock of the Corporation) (as the same may be amended or amended and restated, the “Certificate of Incorporation”), special meetings of stockholders for any purpose or purposes (i) may be called solely by, and shall be held at such time and date as determined solely by, either (A) the Chairperson of the Board of Directors, (B) the Chief Executive Officer, (C) the President or (D) the Board of Directors (pursuant to a resolution or resolutions adopted by the Board of Directors), and shall be held at such place, if any, either within or without the State of Delaware, or solely by means of remote communications, as may be designated by resolution or resolutions of the Board of Directors,.

Section 1.3 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

Section 1.4 Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 1.3 of these Bylaws. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 1.8 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 1.5 Quorum. Except as otherwise provided by applicable law, by or pursuant to the provisions of the Certificate of Incorporation or by these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these Bylaws until a quorum shall attend. Shares of the Corporation’s capital stock shall neither be entitled to vote nor be counted for quorum purposes if such shares belong to (a) the Corporation, (b) another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation or (c) any other entity, if a majority of the voting power of such other entity is held, directly or indirectly by the Corporation or if such other entity is otherwise controlled, directly or indirectly, by the Corporation; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own capital stock, held by it in a fiduciary capacity.

Section 1.6 Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, if any, or in his or her absence, by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7 Voting; Proxies. Except as otherwise provided by applicable law or by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of capital stock of the Corporation held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to consent to corporate action without a meeting, if any, may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors (other than Class Directors and/or Preferred Directors (as each term is defined below)), at which a quorum is present, a majority of the votes cast shall be sufficient to elect; provided, however, that at any meeting of stockholders held for the election of directors (other than Class Directors and/or Preferred Directors) at which a quorum is present, and one or more stockholders have (a) nominated one or more individuals to the Board of Directors in compliance with Section 1.13 of these Bylaws, such that the nominees for election to the Board of Directors exceeds the number of open seats, and (b) not withdrawn such Nomination or Nominations on or prior to the tenth (10th) day preceding the date on which the Corporation first gives notice of such meeting to stockholders, a plurality of the votes cast shall be sufficient to elect. When a quorum is present at any meeting of stockholders, all other elections, questions or business presented to the stockholders at such meeting shall be decided by the affirmative vote of a majority of votes cast with respect to any such election, question or business presented to the stockholders unless the election, question or business is one which, by express provision of the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities or the laws of the State of Delaware, a vote of a different number or voting by class or series is required, in which case, such express provision shall govern. For purposes of these Bylaws, a “majority of the votes cast” means that the number of votes cast “for” a nominee, question or business exceeds the number of votes cast “against” such nominee, question or business.

Section 1.8 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to consent to corporate action without a meeting (when permitted by or pursuant to the provisions of the Certificate of Incorporation), or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; (b) in the case of a determination of stockholders entitled to consent to corporate action without a meeting (when permitted by or pursuant to the provisions of the Certificate of Incorporation), shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to consent to corporate action without a meeting, if any, when no prior action of the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by applicable law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned meeting.

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Section 1.9 List of Stockholders Entitled to Vote. The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.9 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 1.10 Action By Consent in Lieu of Meeting. The Certificate of Incorporation provides that except as otherwise permitted by or pursuant to the provisions of the Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders. When, as permitted by or pursuant to the provisions of the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. When, as permitted by or pursuant to the provisions of the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall, to the extent required by applicable law, be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

Section 1.11 Inspectors of Election. The Corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the individual presiding over the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No individual who is a candidate for an office at an election may serve as an inspector at such election.

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Section 1.12 Conduct of Meetings. The date and time of the opening and the closing of the polls for each election, question or business upon which the stockholders will vote at a meeting of stockholders shall be announced at the meeting by the chairperson of such meeting. The Board of Directors may adopt (by resolution or resolutions) such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such individual, are appropriate for the proper conduct of the meeting of stockholders. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting of stockholders, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting of stockholders; (b) rules and procedures for maintaining order at the meeting of stockholders and the safety of those present; (c) limitations on attendance at or participation in the meeting of stockholders to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting of stockholders shall determine; (d) restrictions on entry to the meeting of stockholders after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The Board of Directors or, in addition to making any other determinations that may be appropriate to the conduct of the meeting of stockholders, the chairperson of the meeting of stockholders, in each case, shall have the power and duty to determine whether any election, question or business was or was not properly made, proposed or brought before the meeting of stockholders and therefore shall be disregarded and not be considered or transacted at such meeting, and, if the Board of Directors or the chairperson of such meeting, as the case may be, determines that such election, question or business was not properly made, proposed or brought before such meeting and shall be disregarded and not be considered or transacted at such meeting, the chairperson of the meeting shall declare to such meeting that such election, question or business was not properly made, proposed or brought before such meeting and shall be disregarded and not be considered or transacted at such meeting, and any such election, question or business shall not be considered or transacted at such meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.13 Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders. (i) Nominations of one or more individuals for election to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude nominations of one or more individuals for election as Class Directors and/or Preferred Directors) (each, a “Nomination,” and more than one, “Nominations”) and the proposal of any question or business other than a Nomination or Nominations to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or business other than a Nomination or Nominations required by or pursuant to the provisions of the Certificate of Incorporation with respect to the rights of the holders of any class of capital stock of the Corporation then outstanding to be voted on by the holders of such class, voting separately as a single class, or the holders of any series of preferred stock of the Corporation then outstanding to be voted on by the holders of such series, voting separately as a single class) (collectively, “Business”) may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include a Nomination or Nominations, (B) by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 1.13.

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(ii) For Nominations or Business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 1.13(a)(i)(C), the stockholder must have given timely notice thereof in writing to the Secretary and any proposed Business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each Nomination to be made by such stockholder, (1) all information relating to the individual subject to such Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, without regard to the application of the Exchange Act to either the Nomination or the Corporation, (2) such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected, (3) any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such individual has, or has had within the past three years, with any person or persons other than the Corporation (including, without limitation, the amount of any payment or payments received or receivable thereunder), in each case in connection with such individual’s nomination or service as a director of the Corporation (such agreement, arrangement or understanding, a “Third-Party Compensation Arrangement”), and (4) a description of any other material relationships between such individual and such individual’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate or associate were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant; (B) as to the Business proposed by such stockholder, a brief description of the Business, the text of the proposed Business (including the text of any resolution or resolutions proposed for consideration and in the event that such Business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reason or reasons for conducting such Business at the meeting and any material interest or interests of stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination, Nominations or Business is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert with them, (2) the class, series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, if any, (3) a representation that the stockholder is a holder of record of shares of capital stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative) intends to appear in person or by proxy at the meeting to propose such Nomination, Nominations or Business, (4) any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates, or others acting in concert with them, on the one hand, and any other person or persons other than the Corporation (including, in each case, the name or names of such person or persons), on the other hand, in connection with such Nomination, Nominations or Business, (5) any (x) agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Corporation’s securities (any of the foregoing, a “Derivative Instrument”), including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument, and (y) other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Corporation’s securities, (6) any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them has a right to vote any shares of any security of the Corporation, (7) any rights to dividends or distributions declared on the Corporation’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them that are separated or separable from the underlying security, (8) any proportionate interest in the Corporation’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (9) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is entitled to based on any increase or decrease in the value of the Corporation’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household, (10) any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, (11) any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract to which Corporation, any affiliate of the Corporation or any principal competitor of the Corporation is a party to or is otherwise bound (in each case, including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement), (12) any material pending or threatened action, suit or proceeding in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is a party or material participant in and which involves the Corporation or any of its officers, directors or affiliates, (13) any material relationship between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, on the one hand, and the Corporation or any of its officers, directors or affiliates, on the other hand, (14) a representation as to whether such stockholder or such beneficial owner, if any, intends to or is part of a group which intends (x) to deliver by proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares of capital stock required to approve or adopt the Business or elect the nominee or nominees subject to the Nomination or Nominations and/or (y) to otherwise solicit proxies from stockholders of the Corporation in support of such Nomination, Nominations or Business, (15) any other information relating to such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, or Nomination, Nominations or Business, that, in each case would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such Nomination or Nomination (in a contested election of directors) or Business pursuant to Section 14 of the Exchange Act and (16) such other information relating to any Business as the Corporation may reasonably require to determine whether such Business is a proper matter for stockholder action; provided, however, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present such Business at an annual meeting of stockholders of the Corporation in compliance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting of stockholders.

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(iii) In addition to the requirements of Section 1.13(a)(ii), to be timely, a stockholder’s notice (and any additional information submitted to the Corporation in connection therewith) must further be updated and supplemented (A) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the annual meeting and as of the date that is ten (10) business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof and (B) to provide any additional information that the Corporation may reasonably request. Any such update and supplement or additional information (including, if requested pursuant to Section 1.13(a)(ii)(C)(16)) must be delivered to the Secretary at the principal executive offices of the Corporation (A) in the case of a request for additional information, promptly following a request therefor, which response must be delivered to the Secretary at the principal executive offices of the Corporation not later than such reasonable time as is specified in any such request from the Corporation; or (B) in the case of any other update or supplement of any information, not later than five (5) business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight (8) business days prior to the date for the meeting or any adjournment, rescheduling, postponement or other delay thereof (in the case of any update or supplement required to be made as of ten (10) business days prior to the meeting or any adjournment, rescheduling, postponement or other delay thereof). In addition, no later than five (5) business days prior to the meeting or any adjournment, rescheduling, postponement or other delay thereof, a stockholder giving notice of a Nomination shall provide the Corporation with reasonable evidence that such stockholder has met the requirements of Rule 14a-19. The failure to timely provide any update, supplement, evidence or additional information required by this Section 1.13(a)(iii) shall result in the Nomination, Nominations or Business no longer being eligible for consideration at the meeting. If the stockholder fails to comply with the requirements of Rule 14a-19 (including because the stockholder fails to provide the Corporation with all information required by Rule 14a-19), then the Nomination or Nominations proposed by such stockholder shall be ineligible for election at the meeting. For the avoidance of doubt, the obligation to update and supplement, or provide additional information or evidence, as set forth in this Section 1.13(a)(iii) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines pursuant this Section 1.13 or enable or be deemed to permit a stockholder who has previously submitted notice pursuant to this Section 1.13 to amend or update any Nomination or to submit any new Nomination. No disclosure pursuant to this Section 1.13 shall be required with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder submitting a notice pursuant to this Section 1.13 solely because such broker, dealer, commercial bank, trust company or other nominee has been directed to prepare and submit the notice required by this Section 1.13 shall on behalf of a beneficial owner.

(iv) Notwithstanding anything in the second sentence of Section 1.13(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Class Directors and/or the Preferred Directors) at an annual meeting of stockholders is increased and there is no public announcement by the Corporation naming the nominees for election to the additional directorships at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting of stockholders, a stockholder’s notice required by this Section 1.13 shall also be considered timely, but only with respect to nominees for election to such additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such Business shall be conducted at a special meeting of stockholders of the Corporation as shall have been brought before such meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto). Provided that the Board of Directors has determined that directors shall be elected at a special meeting of stockholders of the Corporation, a Nomination or Nominations may be made at a special meeting of stockholders of the Corporation at which one or more directors are to be elected by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Class Directors and/or the Preferred Directors) pursuant to the Corporation’s notice of meeting (or any supplement thereto) (provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include a Nomination or Nominations) (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 1.13. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Class Directors and/or the Preferred Directors), any such stockholder entitled to vote in such election may make Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting pursuant to Section 1.13(b)(iii), if the stockholder’s notice required by Section 1.13(a)(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominee(s) proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

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(c) General.

(i) Additional Requirements and Procedures.

(A) To be eligible to be nominated by a stockholder of the Corporation for election pursuant to Section 1.13(a)(i)(C), the individual must provide to the Secretary, in accordance with the applicable time periods prescribed for delivery of notice under this Section 1.13:

(1) A signed and completed written questionnaire (in the form provided by the Secretary at the written request of the stockholder of the Corporation nominating such individual for election pursuant to Section 1.13(a)(C), which form shall be provided by the Secretary within ten (10) days of receiving such request) containing information regarding such individual’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such individual to serve as a director of the Corporation or to serve as an independent director of the Corporation;

(2) A written representation and undertaking of such individual that, unless previously disclosed to the Corporation, such individual is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person as to how such individual, if elected as a director of the Corporation, will vote on any issue;

(3) A written representation and undertaking of such individual that, unless previously disclosed to the Corporation, such individual is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4) A written representation and undertaking of such individual that, if elected as a director of the Corporation, such individual would be in compliance, and will continue to comply, with the Corporation’s corporate governance, conflict of interest, confidentiality, stock ownership and trading guidelines, and other policies and guidelines applicable to directors and in effect during such individual’s service as a director of the Corporation (and, if requested by such individual, the Secretary will provide to such individual all such policies and guidelines then in effect); and

(5) A written representation and undertaking of such individual that such individual, if elected as a director of the Corporation, intends to serve a full term on the Board of Directors.

(B) No individual shall be eligible to be nominated by a stockholder of the Corporation for election as a director of the Corporation pursuant to Section 1.13(a)(i)(C), unless nominated and elected in accordance with the procedures set forth in this Section 1.13. No Business proposed by a stockholder shall be conducted at a meeting of stockholders of the Corporation except in accordance with this Section 1.13.

(C) The Board of Directors or the chairperson of the applicable meeting of stockholders shall have the power and duty to determine and declare to the meeting that a Nomination was not made or that Business was not proposed in accordance with the procedures prescribed by this Section 1.13 or that such Nomination or Business was not properly brought before the meeting. If the Board of Directors or the chairperson of the meeting should so determine, then the chairperson of the meeting shall so declare to the meeting and such Nomination or Business shall be disregarded and shall not be transacted, as the case may be.

(D) Notwithstanding anything to the contrary in this Section 1.13, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a Nomination or other Business, such Nomination or Business shall be disregarded and not be transacted, as the case may be, notwithstanding that proxies in respect of such Nomination or Business may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 1.13, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(E) Without limiting this Section 1.13, a stockholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 1.13, it being understood that any references in this Section 1.13 to the Exchange Act are not intended to, and shall not, limit any requirements applicable to Nominations or Business pursuant to this Section 1.13, and that compliance with this Section 1.13 is the exclusive means for a stockholder to make Nominations or propose Business.

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(ii) For purposes of this Section 1.13, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with or publicly furnished by the Corporation to the Securities and Exchange Commission pursuant to Section 13, 14 and 15(d) (or any successor thereto) of the Exchange Act.

(iii) Notwithstanding anything to the contrary in this Section 1.13, the notice requirements set forth in this Section 1.13 with respect to the proposal of any Business shall be deemed to be satisfied by a stockholder if (A) such stockholder has submitted a proposal with respect to such Business to the Corporation in compliance with Rule 14a-8 and (B) such stockholder’s proposed Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders. Except as otherwise provided by or pursuant to the Certificate of Incorporation and subject to Rule 14a-8 and other applicable rules and regulations under the Exchange Act, nothing in this Section 1.13 shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any Nomination or Business.

ARTICLE II

Board of Directors

Section 2.1 Number; Qualifications. Subject to applicable law and the rights, if any, of the holders of any class of capital stock of the Corporation then outstanding to elect one or more directors by or pursuant to the provisions of the Certificate of Incorporation (such directors, the “Class Directors” and each, a “Class Director”) or the holders of any series of preferred stock of the Corporation then outstanding to elect directors by or pursuant to the provisions of the Certificate of Incorporation (such directors, the “Preferred Directors” and each, a “Preferred Director”), the Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution or resolutions of the Board of Directors. Directors need not be stockholders.

Section 2.2 Resignation; Newly Created Directorships and Vacancies. Any director may resign at any time upon notice to the Corporation. Subject to the rights, if any, of the holders of any class of stock of the Corporation then outstanding to elect one or more Class Directors or the holders of any series of preferred stock of the Corporation then outstanding to elect one or more Preferred Directors, in each case, by or pursuant to the provisions of the Certificate of Incorporation, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause, shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 2.3 Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.4 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or by the directors entitled to cast at least half of the votes of the whole Board of Directors. Notice of a special meeting of the Board of Directors shall be given by or at the direction of the person or persons calling the meeting (a) in the case of notice delivered by mail, at least five (5) days before the special meeting, (b) in the case of notice delivered by courier, at least forty-eight (48) hours before the special meeting, or (c) in the case of notice delivered by electronic mail, at least twenty-four (24) hours before the special meeting. Notice need not be given to any director who consents in writing, whether before or after the meeting, or who attends the meeting without protesting prior thereto or at its commencement, the lack of notice to such director.

Section 2.5 Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

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Section 2.6 Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence, by the Chief Executive Officer, if any, or in his or her absence, by the President, if any, or in his or her absence, by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any individual to act as secretary of the meeting.

Section 2.8 Action by Unanimous Consent of Directors. Unless otherwise restricted by or pursuant to the Certificate of Incorporation or by these Bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”). After action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

ARTICLE III

Committees

Section 3.1 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board of Directors or these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the

Corporation to be affixed to all papers which may require it. Each committee designated by the Board of Directors shall keep regular minutes of its meetings.

Section 3.2 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws with such changes in the context of Article II of these Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that, except to the extent provided in the resolution of the Board of Directors designating such committee or any amendment or supplement thereof, (a) the time and place of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee, (b) special meetings of committees may also be called by resolution of the Board of Directors or the committee and (c) notice of special meetings of committees shall also be given to all alternate members of such committees who shall have the right to attend all meetings of such committees.

Section 3.3 Subcommittees. Unless otherwise provided in the resolution of the Board of Directors designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except for references to committee and members of committees in this Article III, every reference in these Bylaws to a committee or a member of a committee shall be deemed to include a reference to a subcommittee or member of a subcommittee.

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ARTICLE IV

Officers

Section 4.1 Executive Officers; Election; Qualifications; Term of Office, Resignation; Removal; Vacancies. The Board of Directors shall elect a Chief Executive Officer , a President, a Chief Operating Officer, a Chief Financial Officer and a Secretary, and shall choose a Chairperson of the Board of Directors from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Except as otherwise provided by or pursuant to the Certificate of Incorporation, the Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2 Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in these Bylaws or a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3 Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution or resolutions adopted by the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, for, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed for, in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board of Directors, the Chief Executive Officer or the President.

ARTICLE V

Stock

Section 5.1 Certificates. The shares of capital stock of the Corporation may be represented by certificates or may be issued in uncertificated form in accordance with applicable law as it now exists or hereinafter shall be changed. The Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of capital stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two (2) authorized officers of the Corporation representing the number of shares registered in certificate form. Each of the Chief Executive Officer, the President, the Chief Financial Officer and the Secretary, in addition to any other officers of the Corporation authorized by the Board of Directors (by resolution or resolutions thereof) or these Bylaws, is hereby authorized to sign certificates by, or in the name of, the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue. The Corporation shall not have the power to issue a certificate in bearer form.

Section 5.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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Section 5.3 Restrictions. If the Corporation issues any shares that are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and registered or qualified under the applicable state securities laws, such shares may not be transferred without the consent of the Corporation and the certificates evidencing such shares or the notice required by Delaware law, as the case may be, shall contain substantially the following legend (or such other legend adopted by resolution or resolutions of the Board of Directors):

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THE CORPORATION’S BYLAWS (AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED) AND MAY NOT BE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, WITHOUT THE CONSENT OF THE CORPORATION.

ARTICLE VI

Indemnification

Section 6.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any individual (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “proceeding”), by reason of the fact that he or she, or an individual for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such Covered Person, if such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe such Covered Person’s conduct was unlawful.

Section 6.2 Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3 Claims. If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article VI is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 6.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

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Section 6.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Section 6.6 Amendment or Repeal. Any amendment, repeal, modification or elimination of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment, repeal, modification or elimination.

Section 6.7 Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Section 6.8 Certain Terms. For purposes of this Article VI: (a) references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation as if its separate existence had continued; (b) references to “other enterprise” shall include employee benefit plans; (c) reference to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; (d) references to “serving at the request of the Corporation or any of its consolidated subsidiaries” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and (e) references to “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 6.9 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Section VI or Section 145 of the DGCL.

Section 6.10 Indemnification of Others. Subject to the other provisions of this Article VI, the Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding, by reason of the fact that the person is or was an employee or agent of the Corporation, or, while serving as an employee or agent of the Corporation, is or was serving at the request of the Corporation at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents are entitled to be indemnified pursuant to this Section 6.10 or Sections 145(a) and (b) of the DGCL.

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Section 6.11 Limitation on Indemnification. Notwithstanding the foregoing provisions of this Article VI, except as required by Section 6.3, Section 145(c) of the DGCL or the Certificate of Incorporation, the Corporation shall not be obligated to indemnify any Covered Person pursuant to this Article VI in connection with any proceeding (or any part of any proceeding):

(a) For which payment has actually been made to or on behalf of such Covered Person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b) For an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such Covered Person is held liable therefor (including pursuant to any settlement arrangements);

(c) For any reimbursement of the Corporation by such Covered Person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such Covered Person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such Covered Person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such Covered Person is held liable therefor (including pursuant to any settlement arrangements);

(d) Initiated by such Covered Person, including any proceeding (or any part of any proceeding) initiated by such Covered Person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized such proceeding (or the relevant part of such proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) indemnification is otherwise required to be made under Section 6.3 or (iv) indemnification is otherwise required by applicable law; or

(e) If prohibited by applicable law.

ARTICLE VII

Miscellaneous

Section 7.1 Fiscal Year. The fiscal year of the Corporation shall be determined by resolution or resolutions of the Board of Directors.

Section 7.2 Seal. The corporate seal of the Corporation shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3 Manner of Notice. Except as otherwise provided in these Bylaws or permitted by applicable law, notices to directors and stockholders shall be in writing or by electronic transmission and delivered by mail, courier service or electronic mail to the directors or stockholders at their addresses appearing on the records of the Corporation.

Section 7.4 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 7.5 Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with applicable law.

Section 7.6 Dividends. The Board of Directors, subject to applicable law and any restrictions contained in the Certificate of Incorporation, may declare and pay dividends upon the outstanding shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to applicable law and any restrictions contained in the Certificate of Incorporation. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve or reserves.

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Section 7.7 Amendment of Bylaws. These Bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise. In addition to any affirmative vote required by or pursuant to the provisions of the Certificate of Incorporation, any bylaw of the Corporation that is to be made, altered, amended or repealed by the stockholders of the Corporation shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.

Section 7.8 Forum for Adjudication of Disputes.

(a) Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any civil action to interpret, apply or enforce any provision of the DGCL, (iv) any civil action to interpret, apply, enforce or determine the validity of the provisions of the Certificate of Incorporation or these Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. For the avoidance of doubt, this Section 7.8(a) shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act.

(b) Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

(c) Application. Failure to enforce the provisions of this Section 7.8 would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the provisions of this Section 7.8. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.8. For the avoidance of doubt, this Section 7.8 shall not apply to any action asserting claims arising under the Exchange Act.

Section 7.9 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this Section 7.9, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these Bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

Adopted Effective As of ______________, 2023.

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EXHIBIT G

The Plan of Domestication

Exhibit G

PLAN OF DOMESTICATION

This Plan of Domestication (this “Plan of Domestication”) shall constitute a plan of domestication for purposes of Section 388 of the DGCL and shall include the following corporate acts and any act or transaction contemplated by that certain Business Combination Agreement (the “Business Combination Agreement”) dated as of February ___, 2023, by and among Aurora Technology Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing, “Parent”), Aurora Technology Merger Sub Corp., a Nevada corporation and DIH Holding US, Inc., a Nevada corporation. This Plan of Domestication shall be deemed to have been entered into as of ____________, 2023. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

The following actions, to be taken concurrently or following the Domestication, shall be authorized by Parent in accordance with its Company Organizational Documents and the Laws of the Cayman Islands in satisfaction of the requirements of Section 388 of the DGCL:

a)	the adoption, approval, and filing of the Parent Certificate of Incorporation with the Secretary of State of the State of Delaware;

b)	the adoption, approval, and filing of the Domesticated Parent Certificate of Designations;

c)	the adoption and effectiveness of the Parent Bylaws;

d)	the election and appointment of the directors of Parent in connection with the Business Combination Agreement; and

e)	the issuance of Domesticated SPAC Units.

In accordance with Business Combination Agreement, Parent shall file the Certificate of Domestication and the Parent Certificate of Incorporation with the Secretary of State of the State of Delaware pursuant to Section 103 and 388 of the DGCL.

AURORA TECHNOLOGY ACQUISITION CORP.

By:_______________________________________
Name:
Title:

EXHIBIT H

Company A&R Articles of Incorporation

EXHIBIT I

SPAC A&R Bylaws

AMENDED AND RESTATED BYLAWS

OF

AURORA TECHNOLOGY ACQUISITION CORP.

THESE AMENDED AND RESTATED BYLAWS (“Bylaws”) of Aurora Technology Acquisition Corp., a Delaware corporation (the “Corporation”), are adopted effective as of ______________, 2023.

ARTICLE I

Meetings of Stockholders

Section 1.1 Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware or solely by means of remote communications, as may be designated by resolution or resolutions of the Board of Directors (the “Board of Directors”) of the Corporation from time to time. Any annual meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting.

Section 1.2 Special Meetings. (a) Except as otherwise provided by or pursuant to the provisions of the Corporation’s certificate of incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of preferred stock of the Corporation) (as the same may be amended or amended and restated, the “Certificate of Incorporation”), special meetings of stockholders for any purpose or purposes (i) may be called solely by, and shall be held at such time and date as determined solely by, either (A) the Chairperson of the Board of Directors, (B) the Chief Executive Officer, (C) the President or (D) the Board of Directors (pursuant to a resolution or resolutions adopted by the Board of Directors), and shall be held at such place, if any, either within or without the State of Delaware or solely by means of remote communications, as may be designated by resolution or resolutions of the Board of Directors.

Section 1.3 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

Section 1.4 Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 1.3 of these Bylaws. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 1.8 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 1.5 Quorum. Except as otherwise provided by applicable law, by or pursuant to the provisions of the Certificate of Incorporation or by these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these Bylaws until a quorum shall attend. Shares of the Corporation’s capital stock shall neither be entitled to vote nor be counted for quorum purposes if such shares belong to (a) the Corporation, (b) another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation or (c) any other entity, if a majority of the voting power of such other entity is held, directly or indirectly by the Corporation or if such other entity is otherwise controlled, directly or indirectly, by the Corporation; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own capital stock, held by it in a fiduciary capacity.

Section 1.6 Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, if any, or in his or her absence, by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7 Voting; Proxies. Except as otherwise provided by applicable law or by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of capital stock of the Corporation held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to consent to corporate action without a meeting, if any, may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors (other than Class Directors and/or Preferred Directors (as each term is defined below)), at which a quorum is present, a majority of the votes cast shall be sufficient to elect; provided, however, that at any meeting of stockholders held for the election of directors (other than Class Directors and/or Preferred Directors) at which a quorum is present, and one or more stockholders have (a) nominated one or more individuals to the Board of Directors in compliance with Section 1.13 of these Bylaws, such that the nominees for election to the Board of Directors exceeds the number of open seats, and (b) not withdrawn such Nomination or Nominations on or prior to the tenth (10th) day preceding the date on which the Corporation first gives notice of such meeting to stockholders, a plurality of the votes cast shall be sufficient to elect. When a quorum is present at any meeting of stockholders, all other elections, questions or business presented to the stockholders at such meeting shall be decided by the affirmative vote of a majority of votes cast with respect to any such election, question or business presented to the stockholders unless the election, question or business is one which, by express provision of the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities or the laws of the State of Delaware, a vote of a different number or voting by class or series is required, in which case, such express provision shall govern. For purposes of these Bylaws, a “majority of the votes cast” means that the number of votes cast “for” a nominee, question or business exceeds the number of votes cast “against” such nominee, question or business.

Section 1.8 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to consent to corporate action without a meeting (when permitted by or pursuant to the provisions of the Certificate of Incorporation), or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on

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or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; (b) in the case of a determination of stockholders entitled to consent to corporate action without a meeting (when permitted by or pursuant to the provisions of the Certificate of Incorporation), shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to consent to corporate action without a meeting, if any, when no prior action of the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by applicable law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned meeting.

Section 1.9 List of Stockholders Entitled to Vote. The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.9 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 1.10 Action By Consent in Lieu of Meeting. The Certificate of Incorporation provides that except as otherwise permitted by or pursuant to the provisions of the Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders. When, as permitted by or pursuant to the provisions of the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. When, as permitted by or pursuant to the provisions of the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall, to the extent required by applicable law, be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

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Section 1.11 Inspectors of Election. The Corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the individual presiding over the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No individual who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12 Conduct of Meetings. The date and time of the opening and the closing of the polls for each election, question or business upon which the stockholders will vote at a meeting of stockholders shall be announced at the meeting by the chairperson of such meeting. The Board of Directors may adopt (by resolution or resolutions) such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such individual, are appropriate for the proper conduct of the meeting of stockholders. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting of stockholders, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting of stockholders; (b) rules and procedures for maintaining order at the meeting of stockholders and the safety of those present; (c) limitations on attendance at or participation in the meeting of stockholders to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting of stockholders shall determine; (d) restrictions on entry to the meeting of stockholders after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The Board of Directors or, in addition to making any other determinations that may be appropriate to the conduct of the meeting of stockholders, the chairperson of the meeting of stockholders, in each case, shall have the power and duty to determine whether any election, question or business was or was not properly made, proposed or brought before the meeting of stockholders and therefore shall be disregarded and not be considered or transacted at such meeting, and, if the Board of Directors or the chairperson of such meeting, as the case may be, determines that such election, question or business was not properly made, proposed or brought before such meeting and shall be disregarded and not be considered or transacted at such meeting, the chairperson of the meeting shall declare to such meeting that such election, question or business was not properly made, proposed or brought before such meeting and shall be disregarded and not be considered or transacted at such meeting, and any such election, question or business shall not be considered or transacted at such meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.13 Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders. (i) Nominations of one or more individuals for election to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude nominations of one or more individuals for election as Class Directors and/or Preferred Directors) (each, a “Nomination,” and more than one, “Nominations”) and the proposal of any question or business other than a Nomination or Nominations to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or business other than a Nomination or Nominations required by or pursuant to the provisions of the Certificate of Incorporation with respect to the rights of the holders of any class of capital stock of the Corporation then outstanding to be voted on by the holders of such class, voting separately as a single class, or the holders of any series of preferred stock of the Corporation then outstanding to be voted on by the holders of such

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series, voting separately as a single class) (collectively, “Business”) may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include a Nomination or Nominations, (B) by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 1.13.

(ii) For Nominations or Business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 1.13(a)(i)(C), the stockholder must have given timely notice thereof in writing to the Secretary and any proposed Business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each Nomination to be made by such stockholder, (1) all information relating to the individual subject to such Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, without regard to the application of the Exchange Act to either the Nomination or the Corporation, (2) such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected, (3) any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such individual has, or has had within the past three years, with any person or persons other than the Corporation (including, without limitation, the amount of any payment or payments received or receivable thereunder), in each case in connection with such individual’s nomination or service as a director of the Corporation (such agreement, arrangement or understanding, a “Third-Party Compensation Arrangement”), and (4) a description of any other material relationships between such individual and such individual’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate or associate were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant; (B) as to the Business proposed by such stockholder, a brief description of the Business, the text of the proposed Business (including the text of any resolution or resolutions proposed for consideration and in the event that such Business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reason or reasons for conducting such Business at the meeting and any material interest or interests of stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination, Nominations or Business is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert with them, (2) the class, series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, if any, (3) a representation that the stockholder is a holder of record of shares of capital stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative) intends to appear in person or by proxy at the meeting to propose such Nomination, Nominations or Business, (4) any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates, or others acting in concert with them, on the one hand, and any other person or persons other than the Corporation (including, in each case, the name or names of such person or persons), on the other hand, in connection with such Nomination, Nominations or Business, (5) any (x) agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such

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stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Corporation’s securities (any of the foregoing, a “Derivative Instrument”), including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument, and (y) other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Corporation’s securities, (6) any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them has a right to vote any shares of any security of the Corporation, (7) any rights to dividends or distributions declared on the Corporation’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them that are separated or separable from the underlying security, (8) any proportionate interest in the Corporation’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (9) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is entitled to based on any increase or decrease in the value of the Corporation’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household, (10) any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, (11) any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract to which Corporation, any affiliate of the Corporation or any principal competitor of the Corporation is a party to or is otherwise bound (in each case, including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement), (12) any material pending or threatened action, suit or proceeding in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is a party or material participant in and which involves the Corporation or any of its officers, directors or affiliates, (13) any material relationship between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, on the one hand, and the Corporation or any of its officers, directors or affiliates, on the other hand, (14) a representation as to whether such stockholder or such beneficial owner, if any, intends to or is part of a group which intends (x) to deliver by proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares of capital stock required to approve or adopt the Business or elect the nominee or nominees subject to the Nomination or Nominations and/or (y) to otherwise solicit proxies from stockholders of the Corporation in support of such Nomination, Nominations or Business, (15) any other information relating to such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, or Nomination, Nominations or Business, that, in each case would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such Nomination or Nomination (in a contested election of directors) or Business pursuant to Section 14 of the Exchange Act and (16) such other information relating to any Business as the Corporation may reasonably require to determine whether such Business is a proper matter for stockholder action; provided, however, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present such Business at an annual meeting of stockholders of the Corporation in compliance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting of stockholders.

(iii) In addition to the requirements of Section 1.13(a)(ii), to be timely, a stockholder’s notice (and any additional information submitted to the Corporation in connection therewith) must further be updated and supplemented (A) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the annual meeting and as of the date that is ten (10) business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof and (B) to provide any additional information that the Corporation may reasonably request. Any such update and supplement or additional information (including, if requested pursuant to Section 1.13(a)(ii)(C)(16)) must be delivered to the Secretary at the principal executive offices of the Corporation (A) in the case of a request for additional information, promptly following a request therefor, which response must be delivered to the Secretary at the principal executive offices of the Corporation not later than such reasonable time as

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is specified in any such request from the Corporation; or (B) in the case of any other update or supplement of any information, not later than five (5) business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight (8) business days prior to the date for the meeting or any adjournment, rescheduling, postponement or other delay thereof (in the case of any update or supplement required to be made as of ten (10) business days prior to the meeting or any adjournment, rescheduling, postponement or other delay thereof). In addition, no later than five (5) business days prior to the meeting or any adjournment, rescheduling, postponement or other delay thereof, a stockholder giving notice of a Nomination shall provide the Corporation with reasonable evidence that such stockholder has met the requirements of Rule 14a-19. The failure to timely provide any update, supplement, evidence or additional information required by this Section 1.13(a)(iii) shall result in the Nomination, Nominations or Business no longer being eligible for consideration at the meeting. If the stockholder fails to comply with the requirements of Rule 14a-19 (including because the stockholder fails to provide the Corporation with all information required by Rule 14a-19), then the Nomination or Nominations proposed by such stockholder shall be ineligible for election at the meeting. For the avoidance of doubt, the obligation to update and supplement, or provide additional information or evidence, as set forth in this Section 1.13(a)(iii) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines pursuant this Section 1.13 or enable or be deemed to permit a stockholder who has previously submitted notice pursuant to this Section 1.13 to amend or update any Nomination or to submit any new Nomination. No disclosure pursuant to this Section 1.13 shall be required with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder submitting a notice pursuant to this Section 1.13 solely because such broker, dealer, commercial bank, trust company or other nominee has been directed to prepare and submit the notice required by this Section 1.13 shall on behalf of a beneficial owner.

(iv) Notwithstanding anything in the second sentence of Section 1.13(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Class Directors and/or the Preferred Directors) at an annual meeting of stockholders is increased and there is no public announcement by the Corporation naming the nominees for election to the additional directorships at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting of stockholders, a stockholder’s notice required by this Section 1.13 shall also be considered timely, but only with respect to nominees for election to such additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such Business shall be conducted at a special meeting of stockholders of the Corporation as shall have been brought before such meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto). Provided that the Board of Directors has determined that directors shall be elected at a special meeting of stockholders of the Corporation, a Nomination or Nominations may be made at a special meeting of stockholders of the Corporation at which one or more directors are to be elected by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Class Directors and/or the Preferred Directors) pursuant to the Corporation’s notice of meeting (or any supplement thereto) (provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include a Nomination or Nominations) (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 1.13. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Class Directors and/or the Preferred Directors), any such stockholder entitled to vote in such election may make Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting pursuant to Section 1.13(b)(iii), if the stockholder’s notice required by Section 1.13(a)(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominee(s) proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

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(c) General.

(i) Additional Requirements and Procedures.

(A) To be eligible to be nominated by a stockholder of the Corporation for election pursuant to Section 1.13(a)(i)(C), the individual must provide to the Secretary, in accordance with the applicable time periods prescribed for delivery of notice under this Section 1.13:

(1) A signed and completed written questionnaire (in the form provided by the Secretary at the written request of the stockholder of the Corporation nominating such individual for election pursuant to Section 1.13(a)(C), which form shall be provided by the Secretary within ten (10) days of receiving such request) containing information regarding such individual’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such individual to serve as a director of the Corporation or to serve as an independent director of the Corporation;

(2) A written representation and undertaking of such individual that, unless previously disclosed to the Corporation, such individual is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person as to how such individual, if elected as a director of the Corporation, will vote on any issue;

(3) A written representation and undertaking of such individual that, unless previously disclosed to the Corporation, such individual is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4) A written representation and undertaking of such individual that, if elected as a director of the Corporation, such individual would be in compliance, and will continue to comply, with the Corporation’s corporate governance, conflict of interest, confidentiality, stock ownership and trading guidelines, and other policies and guidelines applicable to directors and in effect during such individual’s service as a director of the Corporation (and, if requested by such individual, the Secretary will provide to such individual all such policies and guidelines then in effect); and

(5) A written representation and undertaking of such individual that such individual, if elected as a director of the Corporation, intends to serve a full term on the Board of Directors.

(B) No individual shall be eligible to be nominated by a stockholder of the Corporation for election as a director of the Corporation pursuant to Section 1.13(a)(i)(C), unless nominated and elected in accordance with the procedures set forth in this Section 1.13. No Business proposed by a stockholder shall be conducted at a meeting of stockholders of the Corporation except in accordance with this Section 1.13.

(C) The Board of Directors or the chairperson of the applicable meeting of stockholders shall have the power and duty to determine and declare to the meeting that a Nomination was not made or that Business was not proposed in accordance with the procedures prescribed by this Section 1.13 or that such Nomination or Business was not properly brought before the meeting. If the Board of Directors or the chairperson of the meeting should so determine, then the chairperson of the meeting shall so declare to the meeting and such Nomination or Business shall be disregarded and shall not be transacted, as the case may be.

(D) Notwithstanding anything to the contrary in this Section 1.13, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a Nomination or other Business, such Nomination or Business shall be disregarded and not be transacted, as the case may be, notwithstanding that proxies in respect of such Nomination or Business may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 1.13, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

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(E) Without limiting this Section 1.13, a stockholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 1.13, it being understood that any references in this Section 1.13 to the Exchange Act are not intended to, and shall not, limit any requirements applicable to Nominations or Business pursuant to this Section 1.13, and that compliance with this Section 1.13 is the exclusive means for a stockholder to make Nominations or propose Business.

(ii) For purposes of this Section 1.13, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with or publicly furnished by the Corporation to the Securities and Exchange Commission pursuant to Section 13, 14 and 15(d) (or any successor thereto) of the Exchange Act.

(iii) Notwithstanding anything to the contrary in this Section 1.13, the notice requirements set forth in this Section 1.13 with respect to the proposal of any Business shall be deemed to be satisfied by a stockholder if (A) such stockholder has submitted a proposal with respect to such Business to the Corporation in compliance with Rule 14a-8 and (B) such stockholder’s proposed Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders. Except as otherwise provided by or pursuant to the Certificate of Incorporation and subject to Rule 14a-8 and other applicable rules and regulations under the Exchange Act, nothing in this Section 1.13 shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any Nomination or Business.

ARTICLE II

Board of Directors

Section 2.1 Number; Qualifications. Subject to applicable law and the rights, if any, of the holders of any class of capital stock of the Corporation then outstanding to elect one or more directors by or pursuant to the provisions of the Certificate of Incorporation (such directors, the “Class Directors” and each, a “Class Director”) or the holders of any series of preferred stock of the Corporation then outstanding to elect directors by or pursuant to the provisions of the Certificate of Incorporation (such directors, the “Preferred Directors” and each, a “Preferred Director”), the Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution or resolutions of the Board of Directors. Directors need not be stockholders.

Section 2.2 Resignation; Newly Created Directorships and Vacancies. Any director may resign at any time upon notice to the Corporation. Subject to the rights, if any, of the holders of any class of stock of the Corporation then outstanding to elect one or more Class Directors or the holders of any series of preferred stock of the Corporation then outstanding to elect one or more Preferred Directors, in each case, by or pursuant to the provisions of the Certificate of Incorporation, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause, shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 2.3 Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.4 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or by the directors entitled to cast at least half of the votes of the whole Board of Directors. Notice of a special meeting of the Board of Directors shall be given by or at the direction of the person or persons calling the meeting (a) in the case of notice delivered by mail, at least five (5) days before the special meeting, (b) in the case of notice delivered by courier, at least forty-eight (48) hours before the special meeting, or (c) in the case of notice delivered by electronic mail, at least twenty-four (24) hours before the special meeting. Notice need not be given to any director who consents in writing, whether before or after the meeting, or who attends the meeting without protesting prior thereto or at its commencement, the lack of notice to such director.

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Section 2.5 Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

Section 2.6 Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence, by the Chief Executive Officer, if any, or in his or her absence, by the President, if any, or in his or her absence, by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any individual to act as secretary of the meeting.

Section 2.8 Action by Unanimous Consent of Directors. Unless otherwise restricted by or pursuant to the Certificate of Incorporation or by these Bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”). After action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

ARTICLE III

Committees

Section 3.1 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board of Directors or these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the

Corporation to be affixed to all papers which may require it. Each committee designated by the Board of Directors shall keep regular minutes of its meetings.

Section 3.2 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws with such changes in the context of Article II of these Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that, except to the extent provided in the resolution of the Board of Directors designating such committee or any amendment or supplement thereof, (a) the time and place of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee, (b) special meetings of committees may also be called by resolution of the Board of Directors or the committee and (c) notice of special meetings of committees shall also be given to all alternate members of such committees who shall have the right to attend all meetings of such committees.

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Section 3.3 Subcommittees. Unless otherwise provided in the resolution of the Board of Directors designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except for references to committee and members of committees in this Article III, every reference in these Bylaws to a committee or a member of a committee shall be deemed to include a reference to a subcommittee or member of a subcommittee.

ARTICLE IV

Officers

Section 4.1 Executive Officers; Election; Qualifications; Term of Office, Resignation; Removal; Vacancies. The Board of Directors shall elect a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer and a Secretary, and shall choose a Chairperson of the Board of Directors from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Except as otherwise provided by or pursuant to the Certificate of Incorporation, the Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2 Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in these Bylaws or a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3 Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution or resolutions adopted by the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, for, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed for, in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board of Directors, the Chief Executive Officer or the President.

ARTICLE V

Stock

Section 5.1 Certificates. The shares of capital stock of the Corporation may be represented by certificates or may be issued in uncertificated form in accordance with applicable law as it now exists or hereinafter shall be changed. The Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of capital stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two (2) authorized officers of the Corporation representing the number of shares registered in certificate form. Each of the Chief Executive Officer, the President, the Chief Financial Officer and the Secretary, in addition to any other officers of the Corporation authorized by the Board of Directors (by resolution or resolutions thereof) or these Bylaws, is hereby

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authorized to sign certificates by, or in the name of, the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue. The Corporation shall not have the power to issue a certificate in bearer form.

Section 5.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.3 Restrictions. If the Corporation issues any shares that are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and registered or qualified under the applicable state securities laws, such shares may not be transferred without the consent of the Corporation and the certificates evidencing such shares or the notice required by Delaware law, as the case may be, shall contain substantially the following legend (or such other legend adopted by resolution or resolutions of the Board of Directors):

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THE CORPORATION’S BYLAWS (AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED) AND MAY NOT BE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, WITHOUT THE CONSENT OF THE CORPORATION.

ARTICLE VI

Indemnification

Section 6.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any individual (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “proceeding”), by reason of the fact that he or she, or an individual for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such Covered Person, if such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe such Covered Person’s conduct was unlawful.

Section 6.2 Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3 Claims. If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article VI is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

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Section 6.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Section 6.6 Amendment or Repeal. Any amendment, repeal, modification or elimination of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment, repeal, modification or elimination.

Section 6.7 Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Section 6.8 Certain Terms. For purposes of this Article VI: (a) references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation as if its separate existence had continued; (b) references to “other enterprise” shall include employee benefit plans; (c) reference to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; (d) references to “serving at the request of the Corporation or any of its consolidated subsidiaries” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and (e) references to “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 6.9 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Section VI or Section 145 of the DGCL.

Section 6.10 Indemnification of Others. Subject to the other provisions of this Article VI, the Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding, by reason of the fact that the person is or was an employee or agent of the Corporation, or, while serving as an employee or agent of the Corporation, is or was serving at the request of the Corporation at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the

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Corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents are entitled to be indemnified pursuant to this Section 6.10 or Sections 145(a) and (b) of the DGCL.

Section 6.11 Limitation on Indemnification. Notwithstanding the foregoing provisions of this Article VI, except as required by Section 6.3, Section 145(c) of the DGCL or the Certificate of Incorporation, the Corporation shall not be obligated to indemnify any Covered Person pursuant to this Article VI in connection with any proceeding (or any part of any proceeding):

(a) For which payment has actually been made to or on behalf of such Covered Person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b) For an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such Covered Person is held liable therefor (including pursuant to any settlement arrangements);

(c) For any reimbursement of the Corporation by such Covered Person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such Covered Person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such Covered Person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such Covered Person is held liable therefor (including pursuant to any settlement arrangements);

(d) Initiated by such Covered Person, including any proceeding (or any part of any proceeding) initiated by such Covered Person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized such proceeding (or the relevant part of such proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) indemnification is otherwise required to be made under Section 6.3 or (iv) indemnification is otherwise required by applicable law; or

(e) If prohibited by applicable law.

ARTICLE VII

Miscellaneous

Section 7.1 Fiscal Year. The fiscal year of the Corporation shall be determined by resolution or resolutions of the Board of Directors.

Section 7.2 Seal. The corporate seal of the Corporation shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3 Manner of Notice. Except as otherwise provided in these Bylaws or permitted by applicable law, notices to directors and stockholders shall be in writing or by electronic transmission and delivered by mail, courier service or electronic mail to the directors or stockholders at their addresses appearing on the records of the Corporation.

Section 7.4 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

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Section 7.5 Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with applicable law.

Section 7.6 Dividends. The Board of Directors, subject to applicable law and any restrictions contained in the Certificate of Incorporation, may declare and pay dividends upon the outstanding shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to applicable law and any restrictions contained in the Certificate of Incorporation. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve or reserves.

Section 7.7 Amendment of Bylaws. These Bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise. In addition to any affirmative vote required by or pursuant to the provisions of the Certificate of Incorporation, any bylaw of the Corporation that is to be made, altered, amended or repealed by the stockholders of the Corporation shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.

Section 7.8 Forum for Adjudication of Disputes.

(a) Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any civil action to interpret, apply or enforce any provision of the DGCL, (iv) any civil action to interpret, apply, enforce or determine the validity of the provisions of the Certificate of Incorporation or these Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. For the avoidance of doubt, this Section 7.8(a) shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act.

(b) Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

(c) Application. Failure to enforce the provisions of this Section 7.8 would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the provisions of this Section 7.8. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.8. For the avoidance of doubt, this Section 7.8 shall not apply to any action asserting claims arising under the Exchange Act.

Section 7.9 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this Section 7.9, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these Bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

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EXHIBIT J

SPAC A&R Certificate of Incorporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AURORA TECHNOLOGY ACQUISITION CORP.

Aurora Technology Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Aurora Technology Acquisition Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on ____________, 2023 (such original certificate of incorporation, the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

4. This Amended and Restated Certificate is being amended and restated in connection with the transactions contemplated by that certain Business Combination Agreement, dated February ___, 2023 (as may be amended, the “Business Combination Agreement”), by and among the Corporation, DIH Holding US, Inc., a Nevada corporation and Aurora Technology Merger Sub Corp., a Nevada corporation.

5. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

FIRST. The name of the corporation is Aurora Technology Acquisition Corp. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is [Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801]. The name of the Corporation’s registered agent at such address is [The Corporation Trust Company].

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under DGCL.

FOURTH.

A. Authorized Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [•] million ([•]) shares, consisting of:

i.	[•] million ([•]) shares of Class A Common Stock, $[0.0001] par value per share (the “Common Stock”); and

ii.	(ii) [•] million ([•]) shares of Preferred Stock, $[0.00001] par value per share (the “Preferred Stock”).

B. Common Stock. The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of Common Stock are as follows (references to Sections in this Article FOURTH Part B without reference to this Article FOURTH Part B are to Sections of this Article FOURTH Part B):

1. Voting Rights. Except as otherwise provided in this certificate of incorporation, by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of this Certificate of Incorporation, (a) the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation and (b) each holder of outstanding shares of Common Stock, as such, shall be entitled to one (1) vote for each outstanding share of Common Stock held of record by such holder.

2. Dividend and Distribution Rights. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, each holder of outstanding shares of Common Stock, as such, shall be entitled to receive dividends or distributions when, as and if declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) in its discretion.

3. Liquidation, Dissolution or Winding Up. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of outstanding shares of Common Stock held by them. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale, lease, exchange or other disposition of all or substantially all of the Corporation’s property and assets (which shall not, in fact, result in the liquidation, dissolution or winding up of the Corporation and the distribution of the Corporation’s property and assets to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

4. Certificated or Uncertificated Shares of Common Stock. If at any time the Board of Directors shall have adopted a resolution or resolutions providing that shares of Common Stock shall be uncertificated shares, such resolution or resolutions shall not apply to a share of Common Stock represented by a certificate until such certificate is surrendered to the Corporation, and, from and after the effectiveness of such resolution or resolutions as to a share of Common Stock, provisions of this Certificate of Incorporation requiring the delivery of a certificate or certificates representing such shares by the Corporation shall instead require the delivery of the notice contemplated by Section 151(f) of the DGCL.

C. Series of Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as may otherwise be provided by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of this Certificate of Incorporation, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL, without the separate vote of the holders of outstanding shares of Preferred Stock voting as a single class.

D. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

FIFTH. Board of Directors.

1. Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and duties expressly conferred upon the Board of Directors by the DGCL or by this Certificate of Incorporation or the bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

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2. Classified Board. Except for those directors, if any, elected by the holders of any series of Preferred Stock then outstanding pursuant to the provisions of this Certificate of Incorporation (such directors, the “Preferred Directors” and each, a “Preferred Director”), the Board of Directors shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this certificate of incorporation of the Corporation in accordance with the DGCL (the “Classification Effective Time”); the Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and the Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three (3) year term and until the election and qualification of their respective successors in office, subject to such directors’ respective earlier death, resignation or removal. From and after the Classification Effective Time, in case of any increase or decrease, from time to time, in the number of directors (other than in the number of Preferred Directors), the number of directors in each class shall be apportioned by resolution of the Board of Directors as nearly equal as possible. The Board of Directors is hereby authorized to assign members of the Board of Directors already in office to such classes as of the time such classification becomes effective.

3. Removal of Directors. Except for any Preferred Directors, for so long as the Board of Directors shall be classified as provided in Section 2 of this Article FIFTH, any director or the entire Board of Directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

4. Newly Created Directorships and Vacancies. Subject to applicable law and the rights, if any, of the holders of any class of capital stock of the Corporation then outstanding to elect one or more directors by or pursuant to the provisions of this Certificate of Incorporation (such directors, the “Class Directors” and each, a “Class Director”) or the holders of any series of Preferred Stock then outstanding to elect one or more Preferred Directors, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

5. Automatic Increase/Decrease in Authorized Directors. During any period when the holders of any class of capital stock of the Corporation then outstanding have the right to elect one or more Class Directors by or pursuant to the provisions of this Certificate of Incorporation or the holders of any series of Preferred Stock then outstanding have the right to elect one or more Preferred Directors by or pursuant to the provisions of this Certificate of Incorporation, then upon commencement of, and for the duration of, the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of Class Directors and/or Preferred Directors, and the holders of such outstanding class of stock of the Corporation shall be entitled to elect the Class Director or Class Directors and/or the holders of such outstanding series of Preferred Stock shall be entitled to elect the Preferred Director or Preferred Directors; and (b) each such Class Director or Preferred Director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates by or pursuant to the provisions of this Certificate of Incorporation, whichever occurs earlier, subject to such director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, whenever the holders of any outstanding class of stock of the Corporation having the right to elect one or more Class Directors by or pursuant to the provisions of this Certificate of Incorporation or the holders of any outstanding series of Preferred Stock having the right to elect one or more Preferred Directors by or pursuant to the provisions of this Certificate of Incorporation, in either case, are divested of such right by or pursuant to the provisions of this Certificate of Incorporation governing such class or series, as applicable, the term of office of each such director or any director elected to fill any vacancy resulting from the death, resignation, disqualification or removal of such director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

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6. No Written Ballot. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

7. No Cumulative Voting. To the fullest extent permitted by applicable law, cumulative voting shall be eliminated.

8. Special Meetings of Stockholders. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, special meetings of stockholders for any purpose or purposes (a) may be called solely by, and shall be held at such time and date as determined solely by, either (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer of the Corporation, (iii) the President of the Corporation or (iv) the Board of Directors (pursuant to a resolution or resolutions adopted by the Board of Directors) and shall be held at such place, if any, either within or without the State of Delaware, as may be designated by resolution or resolutions of the Board of Directors, and (b) shall be called by the Board of Directors (pursuant to a resolution or resolutions adopted by the Board of Directors) and held as provided in the bylaws of the Corporation upon the written request of the holders of not less than [__] percent ([__]%) of voting power of the outstanding shares of capital stock of the Corporation generally entitled to vote on the nomination, question or business for which such special meeting is requested to be called (each of which nomination, question or business must constitute a proper matter for stockholder action), voting together as a single class, delivered to the Secretary of the Corporation at the principal executive offices of the Corporation in accordance with in the bylaws of the Corporation. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting.

9. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise. In addition to any affirmative vote required by or pursuant to the provisions of this Certificate of Incorporation, any bylaw of the Corporation that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the then outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class.

SIXTH. Stockholder Action. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

SEVENTH. Exculpation. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation under this Article SEVENTH in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination.

EIGHTH. Forum for Adjudication of Certain Disputes.

1. Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any civil action to interpret, apply or enforce any provision of the DGCL, (d) any civil action to interpret, apply, enforce or determine the validity of the provisions of this Certificate of Incorporation or the Corporation’s bylaws or (e) any action asserting a claim governed by the internal affairs doctrine; provided, however, that in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to the court having personal jurisdiction over the indispensable parties named as defendants. For avoidance of doubt, this Section 1 shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

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2. Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

3. Application. Failure to enforce the provisions of this Article EIGHTH would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the provisions of this Article EIGHTH. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH. For the avoidance of doubt, this Article EIGHTH shall not apply to any action asserting claims arising under the Securities Exchange Act of 1934, as amended.

NINTH. Amendment. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this Article NINTH; subject, however, to the requisite votes or consents set forth in Article FOURTH Part B, Article FOURTH Part C and the next sentence. In addition to any affirmative vote required by applicable law and/or this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the then outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with Articles FIFTH, SIXTH or SEVENTH or this sentence.

TENTH. Severability. If any provision or provisions (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Remainder of Page Intentionally Left Blank]

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The undersigned incorporator hereby acknowledges that the forgoing Certificate of Incorporation is his or her act and deed on this, the __ day of ________________, 2023.

[NAME]
Incorporator

EXHIBIT K

Escrow Agreement

EARNOUT ESCROW AGREEMENT

This EARNOUT ESCROW AGREEMENT, dated as of ______________, 2023 (“Agreement”), by and among Aurora Technology Acquisition Corp., a Delaware corporation (formerly a Cayman Islands exempted company) (“SPAC”), DIH Holding US, Inc., a Nevada corporation (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation (“Escrow Agent”, and together with SPAC, the Company, the “Parties”, and each individually, a “Party”).

WHEREAS, SPAC, the Company, and Aurora Technology Merger Sub Corp., a Nevada corporation (“Merger Sub”), entered into that certain Business Combination Agreement, dated as of February ___, 2023 (the “BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the BCA).

WHEREAS, pursuant to, and in accordance with, the BCA, SPAC has agreed to deposit 6,000,000 shares of Domesticated SPAC Common Stock (the “Earn-Out Shares”) in escrow as hereinafter provided.

WHEREAS, the Company and SPAC desire to constitute and appoint the Escrow Agent as escrow agent hereunder, and Escrow Agent is willing to assume and perform the duties of the escrow agent pursuant to the terms and conditions set forth herein, including but not limited to, acceptance of the Earn-Out Shares, in escrow, to be held and disbursed as hereinafter provided.

NOW THEREFORE,

IT IS AGREED:

1. Appointment of Escrow Agent. SPAC and the Company and hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Earn-Out Shares.

2.1 On the date hereof, the Earn-Out Shares shall be deposited in escrow, to be held and disbursed subject to the terms and conditions of this Agreement and in accord with the provisions set forth in the BCA related to the Earn-Out Shares. The Parties acknowledge that the Earn-Out Shares deposited in escrow will be legended to reflect the deposit of the Earn-Out Shares under this Agreement and the BCA.

2.2 SPAC shall deliver additional shares of Domesticated SPAC Common Stock to the Escrow Agent as necessary, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Domesticated SPAC Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Domesticated SPAC Common Stock, occurring on or after the date of the BCA and prior to the time any such Earnout Shares are delivered to the former holders of SPAC Ordinary Shares. As used herein, the term “Earn-Out Shares” shall be deemed to include any such additional shares of Domesticated SPAC Common Stock delivered to the Escrow Agent pursuant to this Section 2.2.

3. Disbursement of the Earn-Out Shares. The Escrow Agent shall hold the Earn-Out Shares during the period beginning on the Closing Date and expiring at the close of business on the fifth (5th) anniversary of the Closing Date (the “Earnout Period”) in accordance with the following:

(a) If any of the Earnout Triggers specified in Sections 4.02(a)(i), (ii) (iii) or (iv) of the BCA are achieved, SPAC shall provide written notice to Escrow Agent after the satisfaction of the applicable trigger, in the form of Exhibit A attached hereto and made a part hereof, or in a form and substance satisfactory to the Escrow Agent (the “Release Claim”). The Escrow Agent shall release the number of Earn-Out Shares in accordance with the Release Claim.

(b) If any of the Earnout Triggers shall not be achieved during the Earnout Period, then, upon expiration of the Earnout Period, the obligations in Sections 4.02(a) (i), (ii), (iii) and (iv) of the BCA shall terminate and no longer apply, and SPAC shall instruct the Escrow Agent to deliver the Earnout Shares applicable to such unachieved Earnout Triggers to SPAC for cancellation.

(c) If during the Earnout Period, (A) there is a Change of Control in which SPAC stockholders have the right to exchange their shares of Domesticated SPAC Common Stock for cash, securities or other property and (B) any Earnout Trigger that has not previously been met has a VWAP that equals or exceeds the Change of Control Value (an “Accelerated Earnout Trigger”), then each Earnout Recipient shall be entitled to receive its Pro Rata Share of the Earnout Shares associated with such Accelerated Earnout Triggers such that the Earnout Recipients shall be eligible to participate in such Change of Control with respect to such Accelerated Earnout Triggers (if any). Any Earnout Shares being held in escrow with respect to any Earnout Triggers which are not Accelerated Earnout Triggers shall be forfeited and returned to SPAC for cancellation immediately prior to the consummation of the Change of Control and shall not participate in the Change of Control.

4. Rights of the Earn-Out Beneficiaries in Earn-Out Shares.

4.1 Voting Rights. Except as otherwise provided herein, as long as the Earn-Out Shares are held in escrow pursuant to this Agreement, (i) the Earn-Out beneficiaries shall not have any rights as an equityholder of SPAC in relation to the portion of the Earn-Out Shares allocated to it and (ii) the Escrow Agent shall vote the Earn-Out Shares as directed by SPAC.

4.2 Dividends and Other Distributions in Respect of the Earn-Out Shares. For as long as the Earn-Out Shares are held in escrow pursuant to this Agreement, all dividends payable in cash, in stock or other non-cash property (“Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Earn-Out Shares” shall be deemed to include the Dividends distributed thereon, if any.

4.3 Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the right to receive the Earn-Out Shares will be with SPAC’s prior written consent and such permitted transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement.

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5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent in good faith to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification. SPAC shall indemnify and hold harmless the Escrow Agent from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Earn-Out Shares held by it hereunder, other than expenses or losses arising from the gross negligence, fraud or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Earn-Out Shares or it may deposit the Earn-Out Shares with the clerk of any appropriate court or it may retain the Earn-Out Shares pending receipt of a final, non- appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Earn-Out Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from SPAC for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from SPAC for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances. From time to time on and after the date hereof, SPAC, the Company and SPAC shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

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5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn the Earn-Out Shares over to a successor escrow agent appointed by SPAC, which appointment will not be unreasonably withheld, conditioned or delayed. If no new escrow agent is so appointed within the sixty (60)-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Earn-Out Shares with any court it reasonably deems appropriate in the State of New York.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by all of the other parties hereto; provided, however, that such resignation shall become effective only upon the appointment of a successor escrow agent selected by SPAC, which approval will not be unreasonably withheld, conditioned or delayed.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence, fraud or willful misconduct.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, Borough of Manhattan, for purposes of resolving any disputes hereunder. As to any claim, cross-claim, or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury.

6.2 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.3 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may only be changed, amended, or modified by a writing signed by each of the parties hereto.

6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6 Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by email or by facsimile transmission:

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If to SPAC:

Aurora Technology Acquisition Corp.

4 Embarcadero Center

Suite 1449

San Francisco, CA 94105

Attention: Zachary Wang

Email: zachary@ascaninvestments.com

with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz, Esq.

Email: ilan.katz@dentons.com

if to the Company:

DIH Holding US, Inc.

77 Accord Park Drive; Suite D-1

Norwell, MA 02061

Attn: Jason Chen

Email: Jason.Chen@dih.com

with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY

Attention: Mitchell Nussbaum

Email: mnussbaum@loeb.com

If to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

1 State Street

New York, New York 10004

Attn: Client Administration Dept.

Email: accountadmin@continentalstock.com

The parties hereto may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7 Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by email or by facsimile transmission and together shall constitute one instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AURORA TECHNOLOGY ACQUISITION CORP.

By
Name:
Title:

DIH HOLDING USA, INC.

By
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By
Name:
Title:

Signature Page to Earnout

Escrow Agreement

Exhibit A

FORM OF ESCROW RELEASE NOTICE

Date:

Continental Stock Transfer & Trust Company, a New York corporation, as Escrow Agent

Dear Escrow Agent:

In accordance with the terms of Section 3 of the Earnout Escrow Agreement dated as of [__], 2023 (“Agreement”), by and among Aurora Technology Acquisition Corp., a Delaware corporation (“SPAC”), DIH Holding US, Inc., a Nevada corporation (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation (“Escrow Agent”), SPAC hereby notifies the Escrow Agent of the following:

The VWAP of Domesticated SPAC Common Stock is [$______]. Accordingly, please distribute the number of Escrow Shares to [______________], [the Earnout Recipient] calculated as follows:

[IF:

(i) the VWAP of Domesticated SPAC Common Stock shall be equal to or greater than $12.00 for any twenty (20) Trading Days (the “First Earnout Trigger”), SPAC shall instruct the Escrow Agent to deliver 1,000,000 Earnout Shares to the Earnout Recipients, with each Earnout Recipient receiving its Pro Rata Share of such 1,000,000 Earnout Shares;

(ii) the VWAP of Domesticated SPAC Common Stock shall be equal to or greater than $13.50 for any twenty (20) Trading Days (the “Second Earnout Trigger”), SPAC shall instruct the Escrow Agent to deliver an additional 1,333,333 Earnout Shares to the Earnout Recipients, with each Earnout Recipient receiving its Pro Rata Share of such 1,333,333 Earnout Shares;

(iii) the VWAP of Domesticated SPAC Common Stock shall be equal to or greater than $15.00 for any twenty (20) Trading Days (the “Third Earnout Trigger”), SPAC shall instruct the Escrow Agent to deliver an additional 1,666,667 Earnout Shares to the Earnout Recipients, with each Earnout Recipient receiving its Pro Rata Share of such 1,666,667 Earnout Shares;

(iv) the VWAP of Domesticated SPAC Common Stock shall be equal to or greater than $16.50 for any twenty (20) Trading Days (the “Fourth Earnout Trigger” and with the First Earnout Trigger, the Second Earnout Trigger and the Third Earnout Trigger, the “Earnout Triggers”), SPAC shall instruct the Escrow Agent to deliver an additional 2,000,000 Earnout Shares to the Earnout Recipients, with each Earnout Recipient receiving its Pro Rata Share of such 2,000,000 Earnout Shares.]

Very truly yours,

AURORA TECHNOLOGY ACQUISITION CORP.

By
Name:
Title:

EXHIBIT L

Plan of Reorganization

Project Horizon: Proposed Step Plan

Current DIH Structure DIH Shareholders DIH Technology Ltd. (Cayman) Gorbel Rehab Reha Technology DIH DIH (Acquisition in (Acquisition in Holding US International Progress)** Progress)** (US) (Hong Kong) DIH Motekforce Link Hocoma China & Future US Corp BV AG Strategic (US) (Netherlands) (Switzerland) Ventures DIH US Corp Motek Hocoma Hocoma Medical Subs Medical Subs (Switzerland)* Assets

Step 1: DIH International (“DIH HK”) elects to be treated as an entity that is disregarded as separate from DIH Technology Ltd. (“DIH Cayman”) for U.S. federal income tax purposes. DIH Shareholders DIH Technology Ltd. (Cayman) DIH DIH 1. CTB Election Holding US International (US) (Hong Kong) DIH Motekforce Link Hocoma China & Future US Corp BV AG Strategic (US) (Netherlands) (Switzerland) Ventures DIH US Corp Motek Hocoma Hocoma Medical Subs Medical Subs (Switzerland) Assets

Step 2: DIH HK distributes Motekforce Link and Hocoma AG to DIH Cayman. In order for this step to occur, the existing pledgees of the shares of Motekforce Link BV and Hocoma AG must agree to release their lien on such shares with the understanding that upon completion of the reorganization but prior to the completion of the business combination (at the end of Step 3), such shares will be repledged to them. DIH Shareholders DIH Technology Ltd. (Cayman) DIH DIH Holding US International 2. Distribution (US) (Hong Kong) DIH Motekforce Link Hocoma China & Future US Corp BV AG Strategic (US) (Netherlands) (Switzerland) Ventures DIH US Corp Motek Hocoma Hocoma Medical Subs Medical Subs (Switzerland) Assets

Step 3: DIH Cayman transfers shares of Motekforce Link and Hocoma AG to DIH Holding US in a transaction intended to be a tax-free contribution for U.S. federal income tax purposes. Shares will be re-mortgaged at end of reorganization to be finally released at closing of SPAC in consideration for shares of SPAC common stock. Precise number of shares to be determined. DIH Shareholders DIH Technology Ltd. 3. Contribution (Cayman) DIH Motekforce Link Hocoma DIH Holding US BV AG International (US) (Netherlands) (Switzerland) (Hong Kong) DIH Motek Hocoma China & Future Hocoma Medical US Corp Subs Medical Strategic (US) Assets (Switzerland) Ventures DIH US Corp Subs

Step 4: SPAC Merger Sub merges with and into DIH Holding US with DIH Holding US surviving as a wholly-owned subsidiary of SPAC. The merger is Intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. Lien on shares of Motekforce Link BV and Hocoma AG to be released at this point. DIH Sponsor Public Shareholders DIH Technology Ltd. SPAC (US) (Cayman) DIH DIH 4. Merger International Holding US Merger Sub (Hong Kong) (US) China & Future DIH Motekforce Link Hocoma Strategic US Corp BV AG Ventures (US) (Netherlands) (Switzerland) DIH US Corp Motek Hocoma Assets Medical Subs Subs (Switzerland) *Cayman SPAC will domesticate to the US prior to this step.

Final DIH Structure DIH Shareholders DIH Technology Sponsor Public Ltd. (Cayman) DIH SPAC International (Hong Kong) (US) China & Future DIH Strategic Holding US Ventures (US) DIH Motekforce Link Hocoma US Corp BV AG (US) (Netherlands) (Switzerland) DIH Motek Hocoma US Corp Assets Medical Subs Subs (Switzerland) DIH Non-SPAC Final Structure DIH SPAC Final Structure

SCHEDULE A

Company Knowledge Parties

Jason Chen

Dr. Patrick Bruno, Chief Market Officer, Head of Hospital & Clinics

Dr. Frans Steenbrink, Head of Research Market

Patrick Trachsler, Head of Global Manufacturing & Supply Chain

Frans Steenbrink, VP Research Solutions

SCHEDULE B

Key Company Stockholders

Jason Chen

DIH Technology Limited

Annex B

CERTIFICATE OF INCORPORATION
OF
DIH HOLDING US, INC.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby execute this certificate of incorporation and do hereby certify as follows:

First. The name of the corporation is DIH HOLDING US, INC. (the “Corporation”).

Second. The address of the Corporation’s registered office in the State of Delaware is [Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801]. The name of the Corporation’s registered agent at such address is [The Corporation Trust Company].

Third. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”).

Fourth.

A. Authorized Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [●] million ([●]) shares, consisting of:

i.	[●] million ([●]) shares of Class A Common Stock, $[0.0001] par value per share (the “Class A Common Stock”);
ii.	[●] million ([●]) shares of Class B Common Stock, $[0.0001] par value per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”); and
iii.	(ii) [●] million ([●]) shares of Preferred Stock, $[0.00001] par value per share (the “Preferred Stock”).

B. Common Stock. The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of Common Stock are as follows (references to Sections in this Article FOURTH Part B without reference to this Article FOURTH Part B are to Sections of this Article FOURTH Part B):

1. Voting Rights. Except as otherwise provided in this certificate of incorporation, by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of this Certificate of Incorporation, including, without limitation, Article FOURTH Part C, (a) the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation and (b) each holder of outstanding shares of Common Stock, as such, shall be entitled to one (1) vote for each outstanding share of Common Stock held of record by such holder. The holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to vote separately as a class upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in an election of directors, without a separate vote of the holders of the Class A Common Stock or Class B Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

2. Dividend and Distribution Rights. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, each holder of outstanding shares of Common Stock, as such, shall be entitled to receive dividends or distributions when, as and if declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) in its discretion.

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3. Liquidation, Dissolution or Winding Up. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of outstanding shares of Common Stock held by them. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale, lease, exchange or other disposition of all or substantially all of the Corporation’s property and assets (which shall not, in fact, result in the liquidation, dissolution or winding up of the Corporation and the distribution of the Corporation’s property and assets to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

4. Certificated or Uncertificated Shares of Common Stock. If at any time the Board of Directors shall have adopted a resolution or resolutions providing that shares of Common Stock shall be uncertificated shares, such resolution or resolutions shall not apply to a share of Common Stock represented by a certificate until such certificate is surrendered to the Corporation, and, from and after the effectiveness of such resolution or resolutions as to a share of Common Stock, provisions of this Certificate of Incorporation requiring the delivery of a certificate or certificates representing such shares by the Corporation shall instead require the delivery of the notice contemplated by Section 151(f) of the DGCL.

C. Class B Common Stock Conversion.

1. Rights of Class B Common Stock. Save and except for the conversion rights referred to in this Article FOURTH Part C, and as otherwise set out herein, the rights attaching to all shares of Class A Common Stock and Class B Common Stock shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters.

2. Conversion; Conversion Ratio. Shares of Class B Common Stock shall convert into shares of Class A Common Stock shall automatically convert into Class A Shares at the time of the closing of a Business Combination at the rate of one share of Class A Common Stock for each share of Class B Common Stock

D. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

E. Definitions.

(a) “Business Combination” means the initial acquisition by the Company, whether through a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar type of transaction, with a Target Business.

(b) “Business Combination Agreement” means the Business Combination Agreement, dated as of February___, 2023, by and among Aurora Technology Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands, Aurora Technology Merger Sub Corp., a Nevada corporation, and DIH Holding USA, Inc., a Nevada corporation, as amended or amended and restated.

F. Series of Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as may otherwise be provided by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of this Certificate of Incorporation, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL, without the separate vote of the holders of outstanding shares of Preferred Stock voting as a single class.

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Fifth. Incorporator. The incorporator of the Corporation is _____________, whose mailing address is _________________.

Sixth. Board of Directors.

1. Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and duties expressly conferred upon the Board of Directors by the DGCL or by this Certificate of Incorporation or the bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Classified Board. Except for those directors, if any, elected by the holders of any series of Preferred Stock then outstanding pursuant to the provisions of this Certificate of Incorporation (such directors, the “Preferred Directors” and each, a “Preferred Director”), the Board of Directors shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this certificate of incorporation of the Corporation in accordance with the DGCL (the “Classification Effective Time”); the Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and the Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three (3) year term and until the election and qualification of their respective successors in office, subject to such directors’ respective earlier death, resignation or removal. From and after the Classification Effective Time, in case of any increase or decrease, from time to time, in the number of directors (other than in the number of Preferred Directors), the number of directors in each class shall be apportioned by resolution of the Board of Directors as nearly equal as possible. The Board of Directors is hereby authorized to assign members of the Board of Directors already in office to such classes as of the time such classification becomes effective.

3. Removal of Directors. Except for any Preferred Directors, for so long as the Board of Directors shall be classified as provided in Section 2 of this Article SIXTH, any director or the entire Board of Directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

4. Newly Created Directorships and Vacancies. Subject to applicable law and the rights, if any, of the holders of any class of capital stock of the Corporation then outstanding to elect one or more directors by or pursuant to the provisions of this Certificate of Incorporation (such directors, the “Class Directors” and each, a “Class Director”) or the holders of any series of Preferred Stock then outstanding to elect one or more Preferred Directors, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

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5. Automatic Increase/Decrease in Authorized Directors. During any period when the holders of any class of capital stock of the Corporation then outstanding have the right to elect one or more Class Directors by or pursuant to the provisions of this Certificate of Incorporation or the holders of any series of Preferred Stock then outstanding have the right to elect one or more Preferred Directors by or pursuant to the provisions of this Certificate of Incorporation, then upon commencement of, and for the duration of, the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of Class Directors and/or Preferred Directors, and the holders of such outstanding class of stock of the Corporation shall be entitled to elect the Class Director or Class Directors and/or the holders of such outstanding series of Preferred Stock shall be entitled to elect the Preferred Director or Preferred Directors; and (b) each such Class Director or Preferred Director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates by or pursuant to the provisions of this Certificate of Incorporation, whichever occurs earlier, subject to such director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, whenever the holders of any outstanding class of stock of the Corporation having the right to elect one or more Class Directors by or pursuant to the provisions of this Certificate of Incorporation or the holders of any outstanding series of Preferred Stock having the right to elect one or more Preferred Directors by or pursuant to the provisions of this Certificate of Incorporation, in either case, are divested of such right by or pursuant to the provisions of this Certificate of Incorporation governing such class or series, as applicable, the term of office of each such director or any director elected to fill any vacancy resulting from the death, resignation, disqualification or removal of such director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

6. No Written Ballot. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

7. No Cumulative Voting. To the fullest extent permitted by applicable law, cumulative voting shall be eliminated.

8. Special Meetings of Stockholders. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, special meetings of stockholders for any purpose or purposes (a) may be called solely by, and shall be held at such time and date as determined solely by, either (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer of the Corporation, (iii) the President of the Corporation or (iv) the Board of Directors (pursuant to a resolution or resolutions adopted by the Board of Directors) and shall be held at such place, if any, either within or without the State of Delaware, as may be designated by resolution or resolutions of the Board of Directors, and (b) shall be called by the Board of Directors (pursuant to a resolution or resolutions adopted by the Board of Directors) and held as provided in the bylaws of the Corporation upon the written request of the holders of not less than [__] percent ([__]%) of voting power of the outstanding shares of capital stock of the Corporation generally entitled to vote on the nomination, question or business for which such special meeting is requested to be called (each of which nomination, question or business must constitute a proper matter for stockholder action), voting together as a single class, delivered to the Secretary of the Corporation at the principal executive offices of the Corporation in accordance with in the bylaws of the Corporation. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting.

9. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise. In addition to any affirmative vote required by or pursuant to the provisions of this Certificate of Incorporation, any bylaw of the Corporation that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class.

Seventh. Stockholder Action. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

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Eighth. Exculpation. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation under this Article EIGHTH in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination.

Ninth. Forum for Adjudication of Certain Disputes.

1. Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any civil action to interpret, apply or enforce any provision of the DGCL, (d) any civil action to interpret, apply, enforce or determine the validity of the provisions of this Certificate of Incorporation or the Corporation’s bylaws or (e) any action asserting a claim governed by the internal affairs doctrine; provided, however, that in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to the court having personal jurisdiction over the indispensable parties named as defendants. For avoidance of doubt, this Section 1 shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

2. Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

3. Application. Failure to enforce the provisions of this Article NINTH would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the provisions of this Article NINTH. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH. For the avoidance of doubt, this Article NINTH shall not apply to any action asserting claims arising under the Securities Exchange Act of 1934, as amended.

Tenth. Amendment. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this Article TENTH; subject, however, to the requisite votes or consents set forth in Article FOURTH Part B, Article FOURTH Part C and the next sentence. In addition to any affirmative vote required by applicable law and/or this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with Articles SIXTH, SEVENTH or EIGHTH or this sentence.

ELEVENTH. Severability. If any provision or provisions (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Remainder of Page Intentionally Left Blank]

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The undersigned incorporator hereby acknowledges that the forgoing Certificate of Incorporation is his or her act and deed on this, the __ day of ________________, 2023.

[NAME]
Incorporator

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Annex C

BYLAWS

OF

DIH HOLDING US, INC.

ARTICLE I

Meetings of Stockholders

Section 1.1 Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware or solely by means of remote communications, as may be designated by resolution or resolutions of the Board of Directors (the “Board of Directors”) of DIH HOLDING US, INC. (as such name may be changed in accordance with applicable law, the “Corporation”) from time to time. Any annual meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting.

Section 1.2 Special Meetings. (a) Except as otherwise provided by or pursuant to the provisions of the Corporation’s certificate of incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of preferred stock of the Corporation) (as the same may be amended or amended and restated, the “Certificate of Incorporation”), special meetings of stockholders for any purpose or purposes (i) may be called solely by, and shall be held at such time and date as determined solely by, either (A) the Chairperson of the Board of Directors, (B) the Chief Executive Officer, (C) the President or (D) the Board of Directors (pursuant to a resolution or resolutions adopted by the Board of Directors), and shall be held at such place, if any, either within or without the State of Delaware, or solely by means of remote communications, as may be designated by resolution or resolutions of the Board of Directors,.

Section 1.3 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

Section 1.4 Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 1.3 of these Bylaws. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 1.8 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 1.5 Quorum. Except as otherwise provided by applicable law, by or pursuant to the provisions of the Certificate of Incorporation or by these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these Bylaws until a quorum shall attend. Shares of the Corporation’s capital stock shall neither be entitled to vote nor be counted for quorum purposes if such shares belong to (a) the Corporation, (b) another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation or (c) any other entity, if a majority of the voting power of such other entity is held, directly or indirectly by the Corporation or if such other entity is otherwise controlled, directly or indirectly, by the Corporation; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own capital stock, held by it in a fiduciary capacity.

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Section 1.6 Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, if any, or in his or her absence, by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7 Voting; Proxies. Except as otherwise provided by applicable law or by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of capital stock of the Corporation held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to consent to corporate action without a meeting, if any, may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors (other than Class Directors and/or Preferred Directors (as each term is defined below)), at which a quorum is present, a majority of the votes cast shall be sufficient to elect; provided, however, that at any meeting of stockholders held for the election of directors (other than Class Directors and/or Preferred Directors) at which a quorum is present, and one or more stockholders have (a) nominated one or more individuals to the Board of Directors in compliance with Section 1.13 of these Bylaws, such that the nominees for election to the Board of Directors exceeds the number of open seats, and (b) not withdrawn such Nomination or Nominations on or prior to the tenth (10th) day preceding the date on which the Corporation first gives notice of such meeting to stockholders, a plurality of the votes cast shall be sufficient to elect. When a quorum is present at any meeting of stockholders, all other elections, questions or business presented to the stockholders at such meeting shall be decided by the affirmative vote of a majority of votes cast with respect to any such election, question or business presented to the stockholders unless the election, question or business is one which, by express provision of the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities or the laws of the State of Delaware, a vote of a different number or voting by class or series is required, in which case, such express provision shall govern. For purposes of these Bylaws, a “majority of the votes cast” means that the number of votes cast “for” a nominee, question or business exceeds the number of votes cast “against” such nominee, question or business.

Section 1.8 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to consent to corporate action without a meeting (when permitted by or pursuant to the provisions of the Certificate of Incorporation), or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; (b) in the case of a determination of stockholders entitled to consent to corporate action without a meeting (when permitted by or pursuant to the provisions of the Certificate of Incorporation), shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to consent to corporate action without a meeting, if any, when no prior action of the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by applicable law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned meeting.

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Section 1.9 List of Stockholders Entitled to Vote. The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.9 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 1.10 Action By Consent in Lieu of Meeting. The Certificate of Incorporation provides that except as otherwise permitted by or pursuant to the provisions of the Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders. When, as permitted by or pursuant to the provisions of the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. When, as permitted by or pursuant to the provisions of the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall, to the extent required by applicable law, be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

Section 1.11 Inspectors of Election. The Corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the individual presiding over the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No individual who is a candidate for an office at an election may serve as an inspector at such election.

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Section 1.12 Conduct of Meetings. The date and time of the opening and the closing of the polls for each election, question or business upon which the stockholders will vote at a meeting of stockholders shall be announced at the meeting by the chairperson of such meeting. The Board of Directors may adopt (by resolution or resolutions) such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such individual, are appropriate for the proper conduct of the meeting of stockholders. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting of stockholders, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting of stockholders; (b) rules and procedures for maintaining order at the meeting of stockholders and the safety of those present; (c) limitations on attendance at or participation in the meeting of stockholders to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting of stockholders shall determine; (d) restrictions on entry to the meeting of stockholders after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The Board of Directors or, in addition to making any other determinations that may be appropriate to the conduct of the meeting of stockholders, the chairperson of the meeting of stockholders, in each case, shall have the power and duty to determine whether any election, question or business was or was not properly made, proposed or brought before the meeting of stockholders and therefore shall be disregarded and not be considered or transacted at such meeting, and, if the Board of Directors or the chairperson of such meeting, as the case may be, determines that such election, question or business was not properly made, proposed or brought before such meeting and shall be disregarded and not be considered or transacted at such meeting, the chairperson of the meeting shall declare to such meeting that such election, question or business was not properly made, proposed or brought before such meeting and shall be disregarded and not be considered or transacted at such meeting, and any such election, question or business shall not be considered or transacted at such meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.13 Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders. (i) Nominations of one or more individuals for election to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude nominations of one or more individuals for election as Class Directors and/or Preferred Directors) (each, a “Nomination,” and more than one, “Nominations”) and the proposal of any question or business other than a Nomination or Nominations to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or business other than a Nomination or Nominations required by or pursuant to the provisions of the Certificate of Incorporation with respect to the rights of the holders of any class of capital stock of the Corporation then outstanding to be voted on by the holders of such class, voting separately as a single class, or the holders of any series of preferred stock of the Corporation then outstanding to be voted on by the holders of such series, voting separately as a single class) (collectively, “Business”) may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include a Nomination or Nominations, (B) by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 1.13.

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(ii) For Nominations or Business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 1.13(a)(i)(C), the stockholder must have given timely notice thereof in writing to the Secretary and any proposed Business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each Nomination to be made by such stockholder, (1) all information relating to the individual subject to such Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, without regard to the application of the Exchange Act to either the Nomination or the Corporation, (2) such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected, (3) any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such individual has, or has had within the past three years, with any person or persons other than the Corporation (including, without limitation, the amount of any payment or payments received or receivable thereunder), in each case in connection with such individual’s nomination or service as a director of the Corporation (such agreement, arrangement or understanding, a “Third-Party Compensation Arrangement”), and (4) a description of any other material relationships between such individual and such individual’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate or associate were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant; (B) as to the Business proposed by such stockholder, a brief description of the Business, the text of the proposed Business (including the text of any resolution or resolutions proposed for consideration and in the event that such Business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reason or reasons for conducting such Business at the meeting and any material interest or interests of stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination, Nominations or Business is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert with them, (2) the class, series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, if any, (3) a representation that the stockholder is a holder of record of shares of capital stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative) intends to appear in person or by proxy at the meeting to propose such Nomination, Nominations or Business, (4) any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates, or others acting in concert with them, on the one hand, and any other person or persons other than the Corporation (including, in each case, the name or names of such person or persons), on the other hand, in connection with such Nomination, Nominations or Business, (5) any (x) agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Corporation’s securities (any of the foregoing, a “Derivative Instrument”), including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument, and (y) other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Corporation’s securities, (6) any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them has a right to vote any shares of any security of the Corporation, (7) any rights to dividends or distributions declared on the Corporation’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them that are separated or separable from the underlying security, (8) any proportionate interest in the Corporation’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (9) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is entitled to based on any increase or decrease in the value of the Corporation’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household, (10) any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, (11) any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract to which Corporation, any affiliate of the Corporation or any principal competitor of the Corporation is a party to or is otherwise bound (in each case, including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement), (12) any material pending or threatened action, suit or proceeding in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is a party or material participant in and which involves the Corporation or any of its officers, directors or affiliates, (13) any material relationship between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, on the one hand, and the Corporation or any of its officers, directors or affiliates, on the other hand, (14) a representation as to whether such stockholder or such beneficial owner, if any, intends to or is part of a group which intends (x) to deliver by proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares of capital stock required to approve or adopt the Business or elect the nominee or nominees subject to the Nomination or Nominations and/or (y) to otherwise solicit proxies from stockholders of the Corporation in support of such Nomination, Nominations or Business, (15) any other information relating to such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, or Nomination, Nominations or Business, that, in each case would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such Nomination or Nomination (in a contested election of directors) or Business pursuant to Section 14 of the Exchange Act and (16) such other information relating to any Business as the Corporation may reasonably require to determine whether such Business is a proper matter for stockholder action; provided, however, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present such Business at an annual meeting of stockholders of the Corporation in compliance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting of stockholders.

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(iii) In addition to the requirements of Section 1.13(a)(ii), to be timely, a stockholder’s notice (and any additional information submitted to the Corporation in connection therewith) must further be updated and supplemented (A) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the annual meeting and as of the date that is ten (10) business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof and (B) to provide any additional information that the Corporation may reasonably request. Any such update and supplement or additional information (including, if requested pursuant to Section 1.13(a)(ii)(C)(16)) must be delivered to the Secretary at the principal executive offices of the Corporation (A) in the case of a request for additional information, promptly following a request therefor, which response must be delivered to the Secretary at the principal executive offices of the Corporation not later than such reasonable time as is specified in any such request from the Corporation; or (B) in the case of any other update or supplement of any information, not later than five (5) business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight (8) business days prior to the date for the meeting or any adjournment, rescheduling, postponement or other delay thereof (in the case of any update or supplement required to be made as of ten (10) business days prior to the meeting or any adjournment, rescheduling, postponement or other delay thereof). In addition, no later than five (5) business days prior to the meeting or any adjournment, rescheduling, postponement or other delay thereof, a stockholder giving notice of a Nomination shall provide the Corporation with reasonable evidence that such stockholder has met the requirements of Rule 14a-19. The failure to timely provide any update, supplement, evidence or additional information required by this Section 1.13(a)(iii) shall result in the Nomination, Nominations or Business no longer being eligible for consideration at the meeting. If the stockholder fails to comply with the requirements of Rule 14a-19 (including because the stockholder fails to provide the Corporation with all information required by Rule 14a-19), then the Nomination or Nominations proposed by such stockholder shall be ineligible for election at the meeting. For the avoidance of doubt, the obligation to update and supplement, or provide additional information or evidence, as set forth in this Section 1.13(a)(iii) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines pursuant this Section 1.13 or enable or be deemed to permit a stockholder who has previously submitted notice pursuant to this Section 1.13 to amend or update any Nomination or to submit any new Nomination. No disclosure pursuant to this Section 1.13 shall be required with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder submitting a notice pursuant to this Section 1.13 solely because such broker, dealer, commercial bank, trust company or other nominee has been directed to prepare and submit the notice required by this Section 1.13 shall on behalf of a beneficial owner.

(iv) Notwithstanding anything in the second sentence of Section 1.13(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Class Directors and/or the Preferred Directors) at an annual meeting of stockholders is increased and there is no public announcement by the Corporation naming the nominees for election to the additional directorships at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting of stockholders, a stockholder’s notice required by this Section 1.13 shall also be considered timely, but only with respect to nominees for election to such additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

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(b) Special Meetings of Stockholders. Only such Business shall be conducted at a special meeting of stockholders of the Corporation as shall have been brought before such meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto). Provided that the Board of Directors has determined that directors shall be elected at a special meeting of stockholders of the Corporation, a Nomination or Nominations may be made at a special meeting of stockholders of the Corporation at which one or more directors are to be elected by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Class Directors and/or the Preferred Directors) pursuant to the Corporation’s notice of meeting (or any supplement thereto) (provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include a Nomination or Nominations) (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 1.13. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Class Directors and/or the Preferred Directors), any such stockholder entitled to vote in such election may make Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting pursuant to Section 1.13(b)(iii), if the stockholder’s notice required by Section 1.13(a)(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominee(s) proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) General.

(i) Additional Requirements and Procedures.

(A) To be eligible to be nominated by a stockholder of the Corporation for election pursuant to Section 1.13(a)(i)(C), the individual must provide to the Secretary, in accordance with the applicable time periods prescribed for delivery of notice under this Section 1.13:

(1) A signed and completed written questionnaire (in the form provided by the Secretary at the written request of the stockholder of the Corporation nominating such individual for election pursuant to Section 1.13(a)(C), which form shall be provided by the Secretary within ten (10) days of receiving such request) containing information regarding such individual’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such individual to serve as a director of the Corporation or to serve as an independent director of the Corporation;

(2) A written representation and undertaking of such individual that, unless previously disclosed to the Corporation, such individual is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person as to how such individual, if elected as a director of the Corporation, will vote on any issue;

(3) A written representation and undertaking of such individual that, unless previously disclosed to the Corporation, such individual is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4) A written representation and undertaking of such individual that, if elected as a director of the Corporation, such individual would be in compliance, and will continue to comply, with the Corporation’s corporate governance, conflict of interest, confidentiality, stock ownership and trading guidelines, and other policies and guidelines applicable to directors and in effect during such individual’s service as a director of the Corporation (and, if requested by such individual, the Secretary will provide to such individual all such policies and guidelines then in effect); and

(5) A written representation and undertaking of such individual that such individual, if elected as a director of the Corporation, intends to serve a full term on the Board of Directors.

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(B) No individual shall be eligible to be nominated by a stockholder of the Corporation for election as a director of the Corporation pursuant to Section 1.13(a)(i)(C), unless nominated and elected in accordance with the procedures set forth in this Section 1.13. No Business proposed by a stockholder shall be conducted at a meeting of stockholders of the Corporation except in accordance with this Section 1.13.

(C) The Board of Directors or the chairperson of the applicable meeting of stockholders shall have the power and duty to determine and declare to the meeting that a Nomination was not made or that Business was not proposed in accordance with the procedures prescribed by this Section 1.13 or that such Nomination or Business was not properly brought before the meeting. If the Board of Directors or the chairperson of the meeting should so determine, then the chairperson of the meeting shall so declare to the meeting and such Nomination or Business shall be disregarded and shall not be transacted, as the case may be.

(D) Notwithstanding anything to the contrary in this Section 1.13, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a Nomination or other Business, such Nomination or Business shall be disregarded and not be transacted, as the case may be, notwithstanding that proxies in respect of such Nomination or Business may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 1.13, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(E) Without limiting this Section 1.13, a stockholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 1.13, it being understood that any references in this Section 1.13 to the Exchange Act are not intended to, and shall not, limit any requirements applicable to Nominations or Business pursuant to this Section 1.13, and that compliance with this Section 1.13 is the exclusive means for a stockholder to make Nominations or propose Business.

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(ii) For purposes of this Section 1.13, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with or publicly furnished by the Corporation to the Securities and Exchange Commission pursuant to Section 13, 14 and 15(d) (or any successor thereto) of the Exchange Act.

(iii) Notwithstanding anything to the contrary in this Section 1.13, the notice requirements set forth in this Section 1.13 with respect to the proposal of any Business shall be deemed to be satisfied by a stockholder if (A) such stockholder has submitted a proposal with respect to such Business to the Corporation in compliance with Rule 14a-8 and (B) such stockholder’s proposed Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders. Except as otherwise provided by or pursuant to the Certificate of Incorporation and subject to Rule 14a-8 and other applicable rules and regulations under the Exchange Act, nothing in this Section 1.13 shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any Nomination or Business.

ARTICLE II

Board of Directors

Section 2.1 Number; Qualifications. Subject to applicable law and the rights, if any, of the holders of any class of capital stock of the Corporation then outstanding to elect one or more directors by or pursuant to the provisions of the Certificate of Incorporation (such directors, the “Class Directors” and each, a “Class Director”) or the holders of any series of preferred stock of the Corporation then outstanding to elect directors by or pursuant to the provisions of the Certificate of Incorporation (such directors, the “Preferred Directors” and each, a “Preferred Director”), the Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution or resolutions of the Board of Directors. Directors need not be stockholders.

Section 2.2 Resignation; Newly Created Directorships and Vacancies. Any director may resign at any time upon notice to the Corporation. Subject to the rights, if any, of the holders of any class of stock of the Corporation then outstanding to elect one or more Class Directors or the holders of any series of preferred stock of the Corporation then outstanding to elect one or more Preferred Directors, in each case, by or pursuant to the provisions of the Certificate of Incorporation, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause, shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 2.3 Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.4 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or by the directors entitled to cast at least half of the votes of the whole Board of Directors. Notice of a special meeting of the Board of Directors shall be given by or at the direction of the person or persons calling the meeting (a) in the case of notice delivered by mail, at least five (5) days before the special meeting, (b) in the case of notice delivered by courier, at least forty-eight (48) hours before the special meeting, or (c) in the case of notice delivered by electronic mail, at least twenty-four (24) hours before the special meeting. Notice need not be given to any director who consents in writing, whether before or after the meeting, or who attends the meeting without protesting prior thereto or at its commencement, the lack of notice to such director.

Section 2.5 Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

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Section 2.6 Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence, by the Chief Executive Officer, if any, or in his or her absence, by the President, if any, or in his or her absence, by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any individual to act as secretary of the meeting.

Section 2.8 Action by Unanimous Consent of Directors. Unless otherwise restricted by or pursuant to the Certificate of Incorporation or by these Bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”). After action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

ARTICLE III

Committees

Section 3.1 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board of Directors or these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the

Corporation to be affixed to all papers which may require it. Each committee designated by the Board of Directors shall keep regular minutes of its meetings.

Section 3.2 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws with such changes in the context of Article II of these Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that, except to the extent provided in the resolution of the Board of Directors designating such committee or any amendment or supplement thereof, (a) the time and place of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee, (b) special meetings of committees may also be called by resolution of the Board of Directors or the committee and (c) notice of special meetings of committees shall also be given to all alternate members of such committees who shall have the right to attend all meetings of such committees.

Section 3.3 Subcommittees. Unless otherwise provided in the resolution of the Board of Directors designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except for references to committee and members of committees in this Article III, every reference in these Bylaws to a committee or a member of a committee shall be deemed to include a reference to a subcommittee or member of a subcommittee.

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ARTICLE IV

Officers

Section 4.1 Executive Officers; Election; Qualifications; Term of Office, Resignation; Removal; Vacancies. The Board of Directors shall elect a Chief Executive Officer , a President, a Chief Operating Officer, a Chief Financial Officer and a Secretary, and shall choose a Chairperson of the Board of Directors from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Except as otherwise provided by or pursuant to the Certificate of Incorporation, the Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2 Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in these Bylaws or a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3 Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution or resolutions adopted by the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, for, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed for, in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board of Directors, the Chief Executive Officer or the President.

ARTICLE V

Stock

Section 5.1 Certificates. The shares of capital stock of the Corporation may be represented by certificates or may be issued in uncertificated form in accordance with applicable law as it now exists or hereinafter shall be changed. The Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of capital stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two (2) authorized officers of the Corporation representing the number of shares registered in certificate form. Each of the Chief Executive Officer, the President, the Chief Financial Officer and the Secretary, in addition to any other officers of the Corporation authorized by the Board of Directors (by resolution or resolutions thereof) or these Bylaws, is hereby authorized to sign certificates by, or in the name of, the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue. The Corporation shall not have the power to issue a certificate in bearer form.

Section 5.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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Section 5.3 Restrictions. If the Corporation issues any shares that are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and registered or qualified under the applicable state securities laws, such shares may not be transferred without the consent of the Corporation and the certificates evidencing such shares or the notice required by Delaware law, as the case may be, shall contain substantially the following legend (or such other legend adopted by resolution or resolutions of the Board of Directors):

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THE CORPORATION’S BYLAWS (AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED) AND MAY NOT BE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, WITHOUT THE CONSENT OF THE CORPORATION.

ARTICLE VI

Indemnification

Section 6.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any individual (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “proceeding”), by reason of the fact that he or she, or an individual for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such Covered Person, if such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe such Covered Person’s conduct was unlawful.

Section 6.2 Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3 Claims. If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article VI is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 6.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

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Section 6.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Section 6.6 Amendment or Repeal. Any amendment, repeal, modification or elimination of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment, repeal, modification or elimination.

Section 6.7 Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Section 6.8 Certain Terms. For purposes of this Article VI: (a) references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation as if its separate existence had continued; (b) references to “other enterprise” shall include employee benefit plans; (c) reference to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; (d) references to “serving at the request of the Corporation or any of its consolidated subsidiaries” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and (e) references to “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 6.9 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Section VI or Section 145 of the DGCL.

Section 6.10 Indemnification of Others. Subject to the other provisions of this Article VI, the Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding, by reason of the fact that the person is or was an employee or agent of the Corporation, or, while serving as an employee or agent of the Corporation, is or was serving at the request of the Corporation at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents are entitled to be indemnified pursuant to this Section 6.10 or Sections 145(a) and (b) of the DGCL.

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Section 6.11 Limitation on Indemnification. Notwithstanding the foregoing provisions of this Article VI, except as required by Section 6.3, Section 145(c) of the DGCL or the Certificate of Incorporation, the Corporation shall not be obligated to indemnify any Covered Person pursuant to this Article VI in connection with any proceeding (or any part of any proceeding):

(a) For which payment has actually been made to or on behalf of such Covered Person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b) For an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such Covered Person is held liable therefor (including pursuant to any settlement arrangements);

(c) For any reimbursement of the Corporation by such Covered Person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such Covered Person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such Covered Person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such Covered Person is held liable therefor (including pursuant to any settlement arrangements);

(d) Initiated by such Covered Person, including any proceeding (or any part of any proceeding) initiated by such Covered Person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized such proceeding (or the relevant part of such proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) indemnification is otherwise required to be made under Section 6.3 or (iv) indemnification is otherwise required by applicable law; or

(e) If prohibited by applicable law.

ARTICLE VII

Miscellaneous

Section 7.1 Fiscal Year. The fiscal year of the Corporation shall be determined by resolution or resolutions of the Board of Directors.

Section 7.2 Seal. The corporate seal of the Corporation shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3 Manner of Notice. Except as otherwise provided in these Bylaws or permitted by applicable law, notices to directors and stockholders shall be in writing or by electronic transmission and delivered by mail, courier service or electronic mail to the directors or stockholders at their addresses appearing on the records of the Corporation.

Section 7.4 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 7.5 Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with applicable law.

Section 7.6 Dividends. The Board of Directors, subject to applicable law and any restrictions contained in the Certificate of Incorporation, may declare and pay dividends upon the outstanding shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to applicable law and any restrictions contained in the Certificate of Incorporation. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve or reserves.

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Section 7.7 Amendment of Bylaws. These Bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise. In addition to any affirmative vote required by or pursuant to the provisions of the Certificate of Incorporation, any bylaw of the Corporation that is to be made, altered, amended or repealed by the stockholders of the Corporation shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.

Section 7.8 Forum for Adjudication of Disputes.

(a) Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any civil action to interpret, apply or enforce any provision of the DGCL, (iv) any civil action to interpret, apply, enforce or determine the validity of the provisions of the Certificate of Incorporation or these Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. For the avoidance of doubt, this Section 7.8(a) shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act.

(b) Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

(c) Application. Failure to enforce the provisions of this Section 7.8 would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the provisions of this Section 7.8. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.8. For the avoidance of doubt, this Section 7.8 shall not apply to any action asserting claims arising under the Exchange Act.

Section 7.9 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this Section 7.9, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these Bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

Adopted Effective As of ______________, 2023.

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Annex D

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DIH HOLDING US, INC.

Aurora Technology Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “DIH HOLDING US, INC.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on ____________, 2023 (such original certificate of incorporation, the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

4. This Amended and Restated Certificate is being amended and restated in connection with the transactions contemplated by that certain Business Combination Agreement, dated February ___, 2023 (as may be amended, the “Business Combination Agreement”), by and among the Corporation, DIH Holding US, Inc., a Nevada corporation and Aurora Technology Merger Sub Corp., a Nevada corporation.

5. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

First. The name of the corporation is Aurora Technology Acquisition Corp. (the “Corporation”).

Second. The address of the Corporation’s registered office in the State of Delaware is [Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801]. The name of the Corporation’s registered agent at such address is [The Corporation Trust Company].

Third. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under DGCL.

Fourth.

A. Authorized Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [●] million ([●]) shares, consisting of:

i.	[●] million ([●]) shares of Class A Common Stock, $[0.0001] par value per share (the “Common Stock”); and
ii.	(ii) [●] million ([●]) shares of Preferred Stock, $[0.00001] par value per share (the “Preferred Stock”).

B. Common Stock. The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of Common Stock are as follows (references to Sections in this Article FOURTH Part B without reference to this Article FOURTH Part B are to Sections of this Article FOURTH Part B):

1. Voting Rights. Except as otherwise provided in this certificate of incorporation, by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of this Certificate of Incorporation, (a) the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation and (b) each holder of outstanding shares of Common Stock, as such, shall be entitled to one (1) vote for each outstanding share of Common Stock held of record by such holder.

2. Dividend and Distribution Rights. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, each holder of outstanding shares of Common Stock, as such, shall be entitled to receive dividends or distributions when, as and if declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) in its discretion.

3. Liquidation, Dissolution or Winding Up. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of outstanding shares of Common Stock held by them. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale, lease, exchange or other disposition of all or substantially all of the Corporation’s property and assets (which shall not, in fact, result in the liquidation, dissolution or winding up of the Corporation and the distribution of the Corporation’s property and assets to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

4. Certificated or Uncertificated Shares of Common Stock. If at any time the Board of Directors shall have adopted a resolution or resolutions providing that shares of Common Stock shall be uncertificated shares, such resolution or resolutions shall not apply to a share of Common Stock represented by a certificate until such certificate is surrendered to the Corporation, and, from and after the effectiveness of such resolution or resolutions as to a share of Common Stock, provisions of this Certificate of Incorporation requiring the delivery of a certificate or certificates representing such shares by the Corporation shall instead require the delivery of the notice contemplated by Section 151(f) of the DGCL.

C. Series of Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as may otherwise be provided by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of this Certificate of Incorporation, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL, without the separate vote of the holders of outstanding shares of Preferred Stock voting as a single class.

D. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

FIFTH. Board of Directors.

1. Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and duties expressly conferred upon the Board of Directors by the DGCL or by this Certificate of Incorporation or the bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

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2. Classified Board. Except for those directors, if any, elected by the holders of any series of Preferred Stock then outstanding pursuant to the provisions of this Certificate of Incorporation (such directors, the “Preferred Directors” and each, a “Preferred Director”), the Board of Directors shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this certificate of incorporation of the Corporation in accordance with the DGCL (the “Classification Effective Time”); the Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and the Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three (3) year term and until the election and qualification of their respective successors in office, subject to such directors’ respective earlier death, resignation or removal. From and after the Classification Effective Time, in case of any increase or decrease, from time to time, in the number of directors (other than in the number of Preferred Directors), the number of directors in each class shall be apportioned by resolution of the Board of Directors as nearly equal as possible. The Board of Directors is hereby authorized to assign members of the Board of Directors already in office to such classes as of the time such classification becomes effective.

3. Removal of Directors. Except for any Preferred Directors, for so long as the Board of Directors shall be classified as provided in Section 2 of this Article FIFTH, any director or the entire Board of Directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

4. Newly Created Directorships and Vacancies. Subject to applicable law and the rights, if any, of the holders of any class of capital stock of the Corporation then outstanding to elect one or more directors by or pursuant to the provisions of this Certificate of Incorporation (such directors, the “Class Directors” and each, a “Class Director”) or the holders of any series of Preferred Stock then outstanding to elect one or more Preferred Directors, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

5. Automatic Increase/Decrease in Authorized Directors. During any period when the holders of any class of capital stock of the Corporation then outstanding have the right to elect one or more Class Directors by or pursuant to the provisions of this Certificate of Incorporation or the holders of any series of Preferred Stock then outstanding have the right to elect one or more Preferred Directors by or pursuant to the provisions of this Certificate of Incorporation, then upon commencement of, and for the duration of, the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of Class Directors and/or Preferred Directors, and the holders of such outstanding class of stock of the Corporation shall be entitled to elect the Class Director or Class Directors and/or the holders of such outstanding series of Preferred Stock shall be entitled to elect the Preferred Director or Preferred Directors; and (b) each such Class Director or Preferred Director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates by or pursuant to the provisions of this Certificate of Incorporation, whichever occurs earlier, subject to such director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, whenever the holders of any outstanding class of stock of the Corporation having the right to elect one or more Class Directors by or pursuant to the provisions of this Certificate of Incorporation or the holders of any outstanding series of Preferred Stock having the right to elect one or more Preferred Directors by or pursuant to the provisions of this Certificate of Incorporation, in either case, are divested of such right by or pursuant to the provisions of this Certificate of Incorporation governing such class or series, as applicable, the term of office of each such director or any director elected to fill any vacancy resulting from the death, resignation, disqualification or removal of such director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

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6. No Written Ballot. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

7. No Cumulative Voting. To the fullest extent permitted by applicable law, cumulative voting shall be eliminated.

8. Special Meetings of Stockholders. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, special meetings of stockholders for any purpose or purposes (a) may be called solely by, and shall be held at such time and date as determined solely by, either (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer of the Corporation, (iii) the President of the Corporation or (iv) the Board of Directors (pursuant to a resolution or resolutions adopted by the Board of Directors) and shall be held at such place, if any, either within or without the State of Delaware, as may be designated by resolution or resolutions of the Board of Directors, and (b) shall be called by the Board of Directors (pursuant to a resolution or resolutions adopted by the Board of Directors) and held as provided in the bylaws of the Corporation upon the written request of the holders of not less than [__] percent ([__]%) of voting power of the outstanding shares of capital stock of the Corporation generally entitled to vote on the nomination, question or business for which such special meeting is requested to be called (each of which nomination, question or business must constitute a proper matter for stockholder action), voting together as a single class, delivered to the Secretary of the Corporation at the principal executive offices of the Corporation in accordance with in the bylaws of the Corporation. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting.

9. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise. In addition to any affirmative vote required by or pursuant to the provisions of this Certificate of Incorporation, any bylaw of the Corporation that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class.

SIXTH. Stockholder Action. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

SEVENTH. Exculpation. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation under this Article SEVENTH in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination.

EIGHTH. Forum for Adjudication of Certain Disputes.

1. Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any civil action to interpret, apply or enforce any provision of the DGCL, (d) any civil action to interpret, apply, enforce or determine the validity of the provisions of this Certificate of Incorporation or the Corporation’s bylaws or (e) any action asserting a claim governed by the internal affairs doctrine; provided, however, that in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to the court having personal jurisdiction over the indispensable parties named as defendants. For avoidance of doubt, this Section 1 shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

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2. Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

3. Application. Failure to enforce the provisions of this Article EIGHTH would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the provisions of this Article EIGHTH. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH. For the avoidance of doubt, this Article EIGHTH shall not apply to any action asserting claims arising under the Securities Exchange Act of 1934, as amended.

NINTH. Amendment. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this Article NINTH; subject, however, to the requisite votes or consents set forth in Article FOURTH Part B, Article FOURTH Part C and the next sentence. In addition to any affirmative vote required by applicable law and/or this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with Articles FIFTH, SIXTH or SEVENTH or this sentence.

TENTH. Severability. If any provision or provisions (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Remainder of Page Intentionally Left Blank]

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The undersigned incorporator hereby acknowledges that the forgoing Certificate of Incorporation is his or her act and deed on this, the __ day of ________________, 2023.

[NAME]
Incorporator

Annex E

AMENDED AND RESTATED BYLAWS

OF

- DIH HOLDING US, INC.

THESE AMENDED AND RESTATED BYLAWS (“Bylaws”) of DIH HOLDING US, INC., a Delaware corporation (the “Corporation”), are adopted effective as of ______________, 2023.

ARTICLE I

Meetings of Stockholders

Section 1.1 Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware or solely by means of remote communications, as may be designated by resolution or resolutions of the Board of Directors (the “Board of Directors”) of the Corporation from time to time. Any annual meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting.

Section 1.2 Special Meetings. (a) Except as otherwise provided by or pursuant to the provisions of the Corporation’s certificate of incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of preferred stock of the Corporation) (as the same may be amended or amended and restated, the “Certificate of Incorporation”), special meetings of stockholders for any purpose or purposes (i) may be called solely by, and shall be held at such time and date as determined solely by, either (A) the Chairperson of the Board of Directors, (B) the Chief Executive Officer, (C) the President or (D) the Board of Directors (pursuant to a resolution or resolutions adopted by the Board of Directors), and shall be held at such place, if any, either within or without the State of Delaware or solely by means of remote communications, as may be designated by resolution or resolutions of the Board of Directors.

Section 1.3 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

Section 1.4 Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 1.3 of these Bylaws. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 1.8 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

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Section 1.5 Quorum. Except as otherwise provided by applicable law, by or pursuant to the provisions of the Certificate of Incorporation or by these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these Bylaws until a quorum shall attend. Shares of the Corporation’s capital stock shall neither be entitled to vote nor be counted for quorum purposes if such shares belong to (a) the Corporation, (b) another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation or (c) any other entity, if a majority of the voting power of such other entity is held, directly or indirectly by the Corporation or if such other entity is otherwise controlled, directly or indirectly, by the Corporation; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own capital stock, held by it in a fiduciary capacity.

Section 1.6 Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, if any, or in his or her absence, by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7 Voting; Proxies. Except as otherwise provided by applicable law or by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of capital stock of the Corporation held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to consent to corporate action without a meeting, if any, may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors (other than Class Directors and/or Preferred Directors (as each term is defined below)), at which a quorum is present, a majority of the votes cast shall be sufficient to elect; provided, however, that at any meeting of stockholders held for the election of directors (other than Class Directors and/or Preferred Directors) at which a quorum is present, and one or more stockholders have (a) nominated one or more individuals to the Board of Directors in compliance with Section 1.13 of these Bylaws, such that the nominees for election to the Board of Directors exceeds the number of open seats, and (b) not withdrawn such Nomination or Nominations on or prior to the tenth (10th) day preceding the date on which the Corporation first gives notice of such meeting to stockholders, a plurality of the votes cast shall be sufficient to elect. When a quorum is present at any meeting of stockholders, all other elections, questions or business presented to the stockholders at such meeting shall be decided by the affirmative vote of a majority of votes cast with respect to any such election, question or business presented to the stockholders unless the election, question or business is one which, by express provision of the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities or the laws of the State of Delaware, a vote of a different number or voting by class or series is required, in which case, such express provision shall govern. For purposes of these Bylaws, a “majority of the votes cast” means that the number of votes cast “for” a nominee, question or business exceeds the number of votes cast “against” such nominee, question or business.

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Section 1.8 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to consent to corporate action without a meeting (when permitted by or pursuant to the provisions of the Certificate of Incorporation), or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; (b) in the case of a determination of stockholders entitled to consent to corporate action without a meeting (when permitted by or pursuant to the provisions of the Certificate of Incorporation), shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to consent to corporate action without a meeting, if any, when no prior action of the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by applicable law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned meeting.

Section 1.9 List of Stockholders Entitled to Vote. The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.9 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 1.10 Action By Consent in Lieu of Meeting. The Certificate of Incorporation provides that except as otherwise permitted by or pursuant to the provisions of the Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders. When, as permitted by or pursuant to the provisions of the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. When, as permitted by or pursuant to the provisions of the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall, to the extent required by applicable law, be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

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Section 1.11 Inspectors of Election. The Corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the individual presiding over the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No individual who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12 Conduct of Meetings. The date and time of the opening and the closing of the polls for each election, question or business upon which the stockholders will vote at a meeting of stockholders shall be announced at the meeting by the chairperson of such meeting. The Board of Directors may adopt (by resolution or resolutions) such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such individual, are appropriate for the proper conduct of the meeting of stockholders. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting of stockholders, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting of stockholders; (b) rules and procedures for maintaining order at the meeting of stockholders and the safety of those present; (c) limitations on attendance at or participation in the meeting of stockholders to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting of stockholders shall determine; (d) restrictions on entry to the meeting of stockholders after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The Board of Directors or, in addition to making any other determinations that may be appropriate to the conduct of the meeting of stockholders, the chairperson of the meeting of stockholders, in each case, shall have the power and duty to determine whether any election, question or business was or was not properly made, proposed or brought before the meeting of stockholders and therefore shall be disregarded and not be considered or transacted at such meeting, and, if the Board of Directors or the chairperson of such meeting, as the case may be, determines that such election, question or business was not properly made, proposed or brought before such meeting and shall be disregarded and not be considered or transacted at such meeting, the chairperson of the meeting shall declare to such meeting that such election, question or business was not properly made, proposed or brought before such meeting and shall be disregarded and not be considered or transacted at such meeting, and any such election, question or business shall not be considered or transacted at such meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.13 Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders. (i) Nominations of one or more individuals for election to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude nominations of one or more individuals for election as Class Directors and/or Preferred Directors) (each, a “Nomination,” and more than one, “Nominations”) and the proposal of any question or business other than a Nomination or Nominations to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or business other than a Nomination or Nominations required by or pursuant to the provisions of the Certificate of Incorporation with respect to the rights of the holders of any class of capital stock of the Corporation then outstanding to be voted on by the holders of such class, voting separately as a single class, or the holders of any series of preferred stock of the Corporation then outstanding to be voted on by the holders of such series, voting separately as a single class) (collectively, “Business”) may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include a Nomination or Nominations, (B) by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 1.13.

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(ii) For Nominations or Business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 1.13(a)(i)(C), the stockholder must have given timely notice thereof in writing to the Secretary and any proposed Business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each Nomination to be made by such stockholder, (1) all information relating to the individual subject to such Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, without regard to the application of the Exchange Act to either the Nomination or the Corporation, (2) such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected, (3) any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such individual has, or has had within the past three years, with any person or persons other than the Corporation (including, without limitation, the amount of any payment or payments received or receivable thereunder), in each case in connection with such individual’s nomination or service as a director of the Corporation (such agreement, arrangement or understanding, a “Third-Party Compensation Arrangement”), and (4) a description of any other material relationships between such individual and such individual’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate or associate were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant; (B) as to the Business proposed by such stockholder, a brief description of the Business, the text of the proposed Business (including the text of any resolution or resolutions proposed for consideration and in the event that such Business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reason or reasons for conducting such Business at the meeting and any material interest or interests of stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination, Nominations or Business is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert with them, (2) the class, series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, if any, (3) a representation that the stockholder is a holder of record of shares of capital stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative) intends to appear in person or by proxy at the meeting to propose such Nomination, Nominations or Business, (4) any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates, or others acting in concert with them, on the one hand, and any other person or persons other than the Corporation (including, in each case, the name or names of such person or persons), on the other hand, in connection with such Nomination, Nominations or Business, (5) any (x) agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Corporation’s securities (any of the foregoing, a “Derivative Instrument”), including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument, and (y) other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Corporation’s securities, (6) any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them has a right to vote any shares of any security of the Corporation, (7) any rights to dividends or distributions declared on the Corporation’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them that are separated or separable from the underlying security, (8) any proportionate interest in the Corporation’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (9) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is entitled to based on any increase or decrease in the value of the Corporation’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household, (10) any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, (11) any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract to which Corporation, any affiliate of the Corporation or any principal competitor of the Corporation is a party to or is otherwise bound (in each case, including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement), (12) any material pending or threatened action, suit or proceeding in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is a party or material participant in and which involves the Corporation or any of its officers, directors or affiliates, (13) any material relationship between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, on the one hand, and the Corporation or any of its officers, directors or affiliates, on the other hand, (14) a representation as to whether such stockholder or such beneficial owner, if any, intends to or is part of a group which intends (x) to deliver by proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares of capital stock required to approve or adopt the Business or elect the nominee or nominees subject to the Nomination or Nominations and/or (y) to otherwise solicit proxies from stockholders of the Corporation in support of such Nomination, Nominations or Business, (15) any other information relating to such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, or Nomination, Nominations or Business, that, in each case would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such Nomination or Nomination (in a contested election of directors) or Business pursuant to Section 14 of the Exchange Act and (16) such other information relating to any Business as the Corporation may reasonably require to determine whether such Business is a proper matter for stockholder action; provided, however, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present such Business at an annual meeting of stockholders of the Corporation in compliance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting of stockholders.

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(iii) In addition to the requirements of Section 1.13(a)(ii), to be timely, a stockholder’s notice (and any additional information submitted to the Corporation in connection therewith) must further be updated and supplemented (A) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the annual meeting and as of the date that is ten (10) business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof and (B) to provide any additional information that the Corporation may reasonably request. Any such update and supplement or additional information (including, if requested pursuant to Section 1.13(a)(ii)(C)(16)) must be delivered to the Secretary at the principal executive offices of the Corporation (A) in the case of a request for additional information, promptly following a request therefor, which response must be delivered to the Secretary at the principal executive offices of the Corporation not later than such reasonable time as is specified in any such request from the Corporation; or (B) in the case of any other update or supplement of any information, not later than five (5) business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight (8) business days prior to the date for the meeting or any adjournment, rescheduling, postponement or other delay thereof (in the case of any update or supplement required to be made as of ten (10) business days prior to the meeting or any adjournment, rescheduling, postponement or other delay thereof). In addition, no later than five (5) business days prior to the meeting or any adjournment, rescheduling, postponement or other delay thereof, a stockholder giving notice of a Nomination shall provide the Corporation with reasonable evidence that such stockholder has met the requirements of Rule 14a-19. The failure to timely provide any update, supplement, evidence or additional information required by this Section 1.13(a)(iii) shall result in the Nomination, Nominations or Business no longer being eligible for consideration at the meeting. If the stockholder fails to comply with the requirements of Rule 14a-19 (including because the stockholder fails to provide the Corporation with all information required by Rule 14a-19), then the Nomination or Nominations proposed by such stockholder shall be ineligible for election at the meeting. For the avoidance of doubt, the obligation to update and supplement, or provide additional information or evidence, as set forth in this Section 1.13(a)(iii) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines pursuant this Section 1.13 or enable or be deemed to permit a stockholder who has previously submitted notice pursuant to this Section 1.13 to amend or update any Nomination or to submit any new Nomination. No disclosure pursuant to this Section 1.13 shall be required with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder submitting a notice pursuant to this Section 1.13 solely because such broker, dealer, commercial bank, trust company or other nominee has been directed to prepare and submit the notice required by this Section 1.13 shall on behalf of a beneficial owner.

(iv) Notwithstanding anything in the second sentence of Section 1.13(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Class Directors and/or the Preferred Directors) at an annual meeting of stockholders is increased and there is no public announcement by the Corporation naming the nominees for election to the additional directorships at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting of stockholders, a stockholder’s notice required by this Section 1.13 shall also be considered timely, but only with respect to nominees for election to such additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such Business shall be conducted at a special meeting of stockholders of the Corporation as shall have been brought before such meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto). Provided that the Board of Directors has determined that directors shall be elected at a special meeting of stockholders of the Corporation, a Nomination or Nominations may be made at a special meeting of stockholders of the Corporation at which one or more directors are to be elected by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Class Directors and/or the Preferred Directors) pursuant to the Corporation’s notice of meeting (or any supplement thereto) (provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include a Nomination or Nominations) (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 1.13. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Class Directors and/or the Preferred Directors), any such stockholder entitled to vote in such election may make Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting pursuant to Section 1.13(b)(iii), if the stockholder’s notice required by Section 1.13(a)(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominee(s) proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

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(c) General.

(i) Additional Requirements and Procedures.

(A) To be eligible to be nominated by a stockholder of the Corporation for election pursuant to Section 1.13(a)(i)(C), the individual must provide to the Secretary, in accordance with the applicable time periods prescribed for delivery of notice under this Section 1.13:

(1) A signed and completed written questionnaire (in the form provided by the Secretary at the written request of the stockholder of the Corporation nominating such individual for election pursuant to Section 1.13(a)(C), which form shall be provided by the Secretary within ten (10) days of receiving such request) containing information regarding such individual’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such individual to serve as a director of the Corporation or to serve as an independent director of the Corporation;

(2) A written representation and undertaking of such individual that, unless previously disclosed to the Corporation, such individual is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person as to how such individual, if elected as a director of the Corporation, will vote on any issue;

(3) A written representation and undertaking of such individual that, unless previously disclosed to the Corporation, such individual is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4) A written representation and undertaking of such individual that, if elected as a director of the Corporation, such individual would be in compliance, and will continue to comply, with the Corporation’s corporate governance, conflict of interest, confidentiality, stock ownership and trading guidelines, and other policies and guidelines applicable to directors and in effect during such individual’s service as a director of the Corporation (and, if requested by such individual, the Secretary will provide to such individual all such policies and guidelines then in effect); and

(5) A written representation and undertaking of such individual that such individual, if elected as a director of the Corporation, intends to serve a full term on the Board of Directors.

(B) No individual shall be eligible to be nominated by a stockholder of the Corporation for election as a director of the Corporation pursuant to Section 1.13(a)(i)(C), unless nominated and elected in accordance with the procedures set forth in this Section 1.13. No Business proposed by a stockholder shall be conducted at a meeting of stockholders of the Corporation except in accordance with this Section 1.13.

(C) The Board of Directors or the chairperson of the applicable meeting of stockholders shall have the power and duty to determine and declare to the meeting that a Nomination was not made or that Business was not proposed in accordance with the procedures prescribed by this Section 1.13 or that such Nomination or Business was not properly brought before the meeting. If the Board of Directors or the chairperson of the meeting should so determine, then the chairperson of the meeting shall so declare to the meeting and such Nomination or Business shall be disregarded and shall not be transacted, as the case may be.

(D) Notwithstanding anything to the contrary in this Section 1.13, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a Nomination or other Business, such Nomination or Business shall be disregarded and not be transacted, as the case may be, notwithstanding that proxies in respect of such Nomination or Business may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 1.13, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

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(E) Without limiting this Section 1.13, a stockholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 1.13, it being understood that any references in this Section 1.13 to the Exchange Act are not intended to, and shall not, limit any requirements applicable to Nominations or Business pursuant to this Section 1.13, and that compliance with this Section 1.13 is the exclusive means for a stockholder to make Nominations or propose Business.

(ii) For purposes of this Section 1.13, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with or publicly furnished by the Corporation to the Securities and Exchange Commission pursuant to Section 13, 14 and 15(d) (or any successor thereto) of the Exchange Act.

(iii) Notwithstanding anything to the contrary in this Section 1.13, the notice requirements set forth in this Section 1.13 with respect to the proposal of any Business shall be deemed to be satisfied by a stockholder if (A) such stockholder has submitted a proposal with respect to such Business to the Corporation in compliance with Rule 14a-8 and (B) such stockholder’s proposed Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders. Except as otherwise provided by or pursuant to the Certificate of Incorporation and subject to Rule 14a-8 and other applicable rules and regulations under the Exchange Act, nothing in this Section 1.13 shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any Nomination or Business.

ARTICLE II

Board of Directors

Section 2.1 Number; Qualifications. Subject to applicable law and the rights, if any, of the holders of any class of capital stock of the Corporation then outstanding to elect one or more directors by or pursuant to the provisions of the Certificate of Incorporation (such directors, the “Class Directors” and each, a “Class Director”) or the holders of any series of preferred stock of the Corporation then outstanding to elect directors by or pursuant to the provisions of the Certificate of Incorporation (such directors, the “Preferred Directors” and each, a “Preferred Director”), the Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution or resolutions of the Board of Directors. Directors need not be stockholders.

Section 2.2 Resignation; Newly Created Directorships and Vacancies. Any director may resign at any time upon notice to the Corporation. Subject to the rights, if any, of the holders of any class of stock of the Corporation then outstanding to elect one or more Class Directors or the holders of any series of preferred stock of the Corporation then outstanding to elect one or more Preferred Directors, in each case, by or pursuant to the provisions of the Certificate of Incorporation, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause, shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 2.3 Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.4 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or by the directors entitled to cast at least half of the votes of the whole Board of Directors. Notice of a special meeting of the Board of Directors shall be given by or at the direction of the person or persons calling the meeting (a) in the case of notice delivered by mail, at least five (5) days before the special meeting, (b) in the case of notice delivered by courier, at least forty-eight (48) hours before the special meeting, or (c) in the case of notice delivered by electronic mail, at least twenty-four (24) hours before the special meeting. Notice need not be given to any director who consents in writing, whether before or after the meeting, or who attends the meeting without protesting prior thereto or at its commencement, the lack of notice to such director.

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Section 2.5 Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

Section 2.6 Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence, by the Chief Executive Officer, if any, or in his or her absence, by the President, if any, or in his or her absence, by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any individual to act as secretary of the meeting.

Section 2.8 Action by Unanimous Consent of Directors. Unless otherwise restricted by or pursuant to the Certificate of Incorporation or by these Bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”). After action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

ARTICLE III

Committees

Section 3.1 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board of Directors or these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the

Corporation to be affixed to all papers which may require it. Each committee designated by the Board of Directors shall keep regular minutes of its meetings.

Section 3.2 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws with such changes in the context of Article II of these Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that, except to the extent provided in the resolution of the Board of Directors designating such committee or any amendment or supplement thereof, (a) the time and place of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee, (b) special meetings of committees may also be called by resolution of the Board of Directors or the committee and (c) notice of special meetings of committees shall also be given to all alternate members of such committees who shall have the right to attend all meetings of such committees.

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Section 3.3 Subcommittees. Unless otherwise provided in the resolution of the Board of Directors designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except for references to committee and members of committees in this Article III, every reference in these Bylaws to a committee or a member of a committee shall be deemed to include a reference to a subcommittee or member of a subcommittee.

ARTICLE IV

Officers

Section 4.1 Executive Officers; Election; Qualifications; Term of Office, Resignation; Removal; Vacancies. The Board of Directors shall elect a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer and a Secretary, and shall choose a Chairperson of the Board of Directors from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Except as otherwise provided by or pursuant to the Certificate of Incorporation, the Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2 Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in these Bylaws or a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3 Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution or resolutions adopted by the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, for, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed for, in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board of Directors, the Chief Executive Officer or the President.

ARTICLE V

Stock

Section 5.1 Certificates. The shares of capital stock of the Corporation may be represented by certificates or may be issued in uncertificated form in accordance with applicable law as it now exists or hereinafter shall be changed. The Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of capital stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two (2) authorized officers of the Corporation representing the number of shares registered in certificate form. Each of the Chief Executive Officer, the President, the Chief Financial Officer and the Secretary, in addition to any other officers of the Corporation authorized by the Board of Directors (by resolution or resolutions thereof) or these Bylaws, is hereby authorized to sign certificates by, or in the name of, the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue. The Corporation shall not have the power to issue a certificate in bearer form.

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Section 5.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.3 Restrictions. If the Corporation issues any shares that are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and registered or qualified under the applicable state securities laws, such shares may not be transferred without the consent of the Corporation and the certificates evidencing such shares or the notice required by Delaware law, as the case may be, shall contain substantially the following legend (or such other legend adopted by resolution or resolutions of the Board of Directors):

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THE CORPORATION’S BYLAWS (AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED) AND MAY NOT BE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, WITHOUT THE CONSENT OF THE CORPORATION.

ARTICLE VI

Indemnification

Section 6.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any individual (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “proceeding”), by reason of the fact that he or she, or an individual for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such Covered Person, if such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe such Covered Person’s conduct was unlawful.

Section 6.2 Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3 Claims. If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article VI is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

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Section 6.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Section 6.6 Amendment or Repeal. Any amendment, repeal, modification or elimination of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment, repeal, modification or elimination.

Section 6.7 Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Section 6.8 Certain Terms. For purposes of this Article VI: (a) references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation as if its separate existence had continued; (b) references to “other enterprise” shall include employee benefit plans; (c) reference to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; (d) references to “serving at the request of the Corporation or any of its consolidated subsidiaries” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and (e) references to “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 6.9 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Section VI or Section 145 of the DGCL.

Section 6.10 Indemnification of Others. Subject to the other provisions of this Article VI, the Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding, by reason of the fact that the person is or was an employee or agent of the Corporation, or, while serving as an employee or agent of the Corporation, is or was serving at the request of the Corporation at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents are entitled to be indemnified pursuant to this Section 6.10 or Sections 145(a) and (b) of the DGCL.

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Section 6.11 Limitation on Indemnification. Notwithstanding the foregoing provisions of this Article VI, except as required by Section 6.3, Section 145(c) of the DGCL or the Certificate of Incorporation, the Corporation shall not be obligated to indemnify any Covered Person pursuant to this Article VI in connection with any proceeding (or any part of any proceeding):

(a) For which payment has actually been made to or on behalf of such Covered Person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b) For an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such Covered Person is held liable therefor (including pursuant to any settlement arrangements);

(c) For any reimbursement of the Corporation by such Covered Person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such Covered Person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such Covered Person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such Covered Person is held liable therefor (including pursuant to any settlement arrangements);

(d) Initiated by such Covered Person, including any proceeding (or any part of any proceeding) initiated by such Covered Person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized such proceeding (or the relevant part of such proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) indemnification is otherwise required to be made under Section 6.3 or (iv) indemnification is otherwise required by applicable law; or

(e) If prohibited by applicable law.

ARTICLE VII

Miscellaneous

Section 7.1 Fiscal Year. The fiscal year of the Corporation shall be determined by resolution or resolutions of the Board of Directors.

Section 7.2 Seal. The corporate seal of the Corporation shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3 Manner of Notice. Except as otherwise provided in these Bylaws or permitted by applicable law, notices to directors and stockholders shall be in writing or by electronic transmission and delivered by mail, courier service or electronic mail to the directors or stockholders at their addresses appearing on the records of the Corporation.

Section 7.4 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

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Section 7.5 Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with applicable law.

Section 7.6 Dividends. The Board of Directors, subject to applicable law and any restrictions contained in the Certificate of Incorporation, may declare and pay dividends upon the outstanding shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to applicable law and any restrictions contained in the Certificate of Incorporation. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve or reserves.

Section 7.7 Amendment of Bylaws. These Bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise. In addition to any affirmative vote required by or pursuant to the provisions of the Certificate of Incorporation, any bylaw of the Corporation that is to be made, altered, amended or repealed by the stockholders of the Corporation shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.

Section 7.8 Forum for Adjudication of Disputes.

(a) Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any civil action to interpret, apply or enforce any provision of the DGCL, (iv) any civil action to interpret, apply, enforce or determine the validity of the provisions of the Certificate of Incorporation or these Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. For the avoidance of doubt, this Section 7.8(a) shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act.

(b) Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

(c) Application. Failure to enforce the provisions of this Section 7.8 would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the provisions of this Section 7.8. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.8. For the avoidance of doubt, this Section 7.8 shall not apply to any action asserting claims arising under the Exchange Act.

Section 7.9 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this Section 7.9, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these Bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

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Annex F

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”), dated as of February 26, 2023, is being entered into by and among ATAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), the other persons set forth on Schedule I hereto (together with the Sponsor, each, a “SPAC Holder Party” and, collectively, the “SPAC Holder Parties”), Aurora Technology Acquisition Corp., a Cayman Islands exempted company (“SPAC”), and DIH Holding US, Inc., a Nevada corporation, together with its subsidiaries, affiliates and divisions (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the SPAC Holder Parties collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,050,000 SPAC Class B Ordinary Shares (such shares, the “Subject Shares”) and 6,470,000 SPAC Warrants (such warrants, the “Subject Warrants”) in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and Aurora Technology Merger Sub Corp., a Nevada corporation and a direct, wholly-owned subsidiary of SPAC (“Merger Sub”), have entered into that certain Business Combination Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, on the terms and conditions set forth therein, among other transactions, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of SPAC; and

WHEREAS, as an inducement to SPAC and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

STOCKHOLDER SUPPORT AGREEMENT; COVENANTS AGREEMENT

1.1. Binding Effect of Business Combination Agreement. Each SPAC Holder Party hereby acknowledges that he, she or it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with his, her or its tax and legal advisors. Each SPAC Holder Party shall be bound by and comply with Sections 8.13 (Exclusivity) and 8.09 (Public Announcements) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (a) such SPAC Holder Party was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “SPAC” contained in Section 8.13 of the Business Combination Agreement also referred to each such SPAC Holder Party.

1.2. No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.01 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), each SPAC Holder Party shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase (or Lien on), deposit into a voting trust or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

1.3. New Shares. In the event that (a) any Subject Shares are issued to a SPAC Holder Party after the date of this Agreement pursuant to any stock dividend, stock split or sub-division, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a SPAC Holder Party purchases or otherwise acquires beneficial ownership of any Subject Shares after the date of this Agreement (including pursuant to the exercise of any option or other applicable equity award), or (c) a SPAC Holder Party acquires the right to vote or share in the voting of any Subject Shares after the date of this Agreement (collectively, the “New Securities”), then such New Securities acquired or purchased by such SPAC Holder Party shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such SPAC Holder Party as of the date hereof.

1.4. SPAC Holder Party Agreements.

(a) Hereafter until the Expiration Time, each SPAC Holder Party hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of SPAC (or any adjournment or postponement thereof), such SPAC Holder Party shall, if a meeting is held, appear at the meeting (or any adjournment or postponement thereof), in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such SPAC Holder Party shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on with respect to such matter):

(i) in favor of, and to approve and adopt, the SPAC Proposals;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal, in each case, other than the Merger;

(iii) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Business Combination Agreement or the Ancillary Agreements and the Transactions);

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(iv) against any change in the business, management or board of directors of SPAC (other than in connection with the SPAC Proposals or pursuant to the Business Combination Agreement or the Ancillary Agreements or the Transactions); and

(v) against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Business Combination Agreement or the Merger, (B) result in a breach or inaccuracy of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Business Combination Agreement, (C) result in a breach or inaccuracy of any covenant, representation, warranty or any other obligation or agreement of any SPAC Holder Party under this Sponsor Agreement, (D) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled or (E) change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock or other securities of SPAC (other than, in the case of this clause (E), pursuant to the Business Combination Agreement or the Ancillary Agreements and the Transactions).

(b) During the period commencing on the date hereof and ending upon the termination of this Agreement in accordance with Section 3.1, each SPAC Holder Party hereby agrees that it shall not commit, agree or publicly propose any intention to take any action inconsistent with the foregoing.

(c) The obligations of each SPAC Holder Party hereunder shall apply whether or not the SPAC Board recommends any of the SPAC Proposals and whether or not the SPAC Board changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, any such recommendation.

(d) Waiver of Redemption Rights. Each SPAC Holder Party irrevocably and unconditionally hereby agrees that such SPAC Holder Party shall not elect to redeem or otherwise tender or submit for redemption any SPAC Interest (including all of such SPAC Holder Party’s Subject Shares, to the extent applicable) it holds or may hereafter acquire prior to the Effective Time pursuant to or in connection with any exercise of Redemption Rights or otherwise in connection with the Transactions.

1.5. Further Assurances. Each SPAC Holder Party shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) to effect the actions required to consummate the Merger and the other transactions contemplated by this Agreement and the Business Combination Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.6. No Inconsistent Agreement. Each SPAC Holder Party hereby represents and covenants that such SPAC Holder Party has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such SPAC Holder Party’s obligations hereunder.

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1.7. No Challenges. During the period commencing on the date hereof and ending upon the termination of this Sponsor Agreement in accordance with Section 3.1, each SPAC Holder Party agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions within its power necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise against SPAC, Merger Sub, the Company, the Company’s affiliates or any of their respective successors, assigns or directors (except in any case arising out of the fraud of any such parties) (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Sponsor Agreement or the Business Combination Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

1.8. Consent to Disclosure. Each SPAC Holder Party hereby consents to the publication and disclosure of such SPAC Holder Party’s identity and beneficial ownership of Subject Shares in the Registration Statement on Form S-4 and any other documents or communications filed with the SEC or provided by SPAC or the Company to any Governmental Authority or to securityholders of the Company or SPAC. Each SPAC Holder Party will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

1.9. No Agreement as Director or Officer. Notwithstanding anything to the contrary herein, each SPAC Holder Party is entering into this Agreement solely in the SPAC Holder Party’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate of the SPAC Holder Party, solely in his or her capacity as a director or officer of the SPAC or other fiduciary capacity for the SPAC Holder Party.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of each SPAC Holder Party. Each SPAC Holder Party represents and warrants as of the date hereof to SPAC and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other SPAC Holder Party) as follows:

(a) Organization; Due Authorization. If such SPAC Holder Party is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such SPAC Holder Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such SPAC Holder Party. If such SPAC Holder Party is an individual, such SPAC Holder Party has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such SPAC Holder Party and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such SPAC Holder Party, enforceable against

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such SPAC Holder Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable SPAC Holder Party.

(b) Ownership. Such SPAC Holder Party is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such SPAC Holder Party’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens (a) pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws or (b) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the SPAC Holder Party to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the Business Combination Agreement. Such Subject Shares of such SPAC Holder Party are the only shares of Company Common Stock owned of record or beneficially by such SPAC Holder Party on the date of this Agreement, and none of such SPAC Holder Party’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. Other than as set forth opposite such SPAC Holder Party’s name on Schedule I, such SPAC Holder Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by such SPAC Holder Party does not, and the performance by such SPAC Holder Party of his, her or its obligations hereunder will not, (i) if such SPAC Holder Party is not an individual, conflict with or result in a violation of the organizational documents of such SPAC Holder Party or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such SPAC Holder Party or such SPAC Holder Party’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such SPAC Holder Party of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such SPAC Holder Party, or to the knowledge of such SPAC Holder Party threatened against such SPAC Holder Party, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such SPAC Holder Party of its, his or her obligations under this Agreement.

(e) Adequate Information. Such SPAC Holder Party is a sophisticated stockholder and has adequate information concerning the business and financial condition of the Company and SPAC to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon the Company or SPAC and based on such information as such SPAC Holder Party has

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deemed appropriate, made its own analysis and decision to enter into this Agreement. Such SPAC Holder Party acknowledges that the Company and SPAC have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such SPAC Holder Party acknowledges that the agreements contained herein with respect to the Subject Shares held by such SPAC Holder Party are irrevocable.

(f) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such SPAC Holder Party, for which the Company or any of its Affiliates (including SPAC) may become liable.

(g) Acknowledgment. Such SPAC Holder Party understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon such SPAC Holder Party’s execution and delivery of this Agreement.

2.2. No Other Representations or Warranties. Except for the representations and warranties made by each SPAC Holder Party in this ARTICLE 2, no SPAC Holder Party makes any express or implied representation or warranty to SPAC in connection with this Agreement or the transactions contemplated by this Agreement, and each SPAC Holder Party expressly disclaims any such other representations or warranties.

ARTICLE 3

MISCELLANEOUS

3.1. Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of the Company, SPAC and each SPAC Holder Party. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE 3 shall survive the termination of this Agreement.

3.2. Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions

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in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

3.3. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

3.4. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 3.4 shall be void.

3.5. Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages, and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (a) the other parties hereto have an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

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3.6. Amendment; Waiver.

(a) This Agreement may not be amended, modified or terminated (other than as provided in Section 3.1), except upon a written agreement executed and delivered by the Company, SPAC and each of the SPAC Holder Parties. Any waiver of any breach of this Agreement extended by SPAC and the Company to a SPAC Holder Party shall not be construed as a waiver of any rights or remedies of SPAC or the Company with respect to any other SPAC Holder Party or with respect to any subsequent breach of such SPAC Holder Party or any other such SPAC Holder Party. Any waiver of any provisions hereof by any party to this Agreement shall not be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

(b) Notwithstanding the foregoing, Schedule I hereto may be amended by the Company from time to time to add transferees of any Subject Shares in compliance with the terms of this Agreement without the consent of the other parties.

3.7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, then all other provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

3.8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.8):

(a)	if to SPAC or Merger Sub:

Aurora Technology Acquisition Corp.

4 Embarcadero Center

Suite 1449

San Francisco, CA 94105

Attention: Zachary Wang

Email: zachary@ascaninvestments.com

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with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz, Esq.

Email: ilan.katz@dentons.com

(b)	if to the Company:

DIH Holding US, Inc.

77 Accord Park Drive

Norwell, MA 02161

Attn: Jason Chen

Email: Jason.Chen@dih.com

with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY

Attention: Mitchell Nussbaum

Email: mnussbaum@loeb.com

(c)	If to a SPAC Holder Party:

To such SPAC Holder Party’s address set forth in Schedule I.

3.9. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.10. Several Liability. The liability of any SPAC Holder Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any SPAC Holder Party be liable for any other SPAC Holder Party’s breach of such other SPAC Holder Party’s representations, warranties, covenants, or agreements contained in this Agreement.

3.11. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior understandings, agreements, representations or other arrangements, both written and oral, by or among the parties hereto with respect to the subject matter hereof.

3.12. Trust Account Waiver. Each of the SPAC Holder Parties and the Company, on behalf of themselves and each of their respective subsidiaries, and each of their respective agents, representatives and any other person or entity acting on its and their behalf (collectively, “Related Parties”), hereby acknowledges that SPAC has established a trust account (the “Trust Account”) to hold the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (in each case, including any interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders and certain other parties. For and in

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consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the SPAC Holder Parties, the Company and SPAC, on behalf of itself and its Related Parties, hereby agrees that it shall not, in connection with this Agreement, seek to enforce any right, title or interest in or to, or initiate any action, claim, suit or proceeding of any kind against, the assets held in the Trust Account or the trustee thereof. SPAC hereby acknowledges that any such claim that any of the SPAC Holder Parties, the Company or their Affiliates may have arising at any time prior to the consummation of the Merger is not waived or released pursuant to this paragraph but may be preserved and initiated against SPAC at any time after the consummation of the Merger, and that nothing in this paragraph shall preclude any claims by any of the SPAC Holder Parties, the Company or any of their Related Parties against (a) SPAC seeking recourse against any assets of SPAC other than the Trust Account, or (b) assets released to SPAC from the Trust Account upon the consummation of the Merger. This Section 3.12 shall survive any expiration or termination of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the SPAC Holder Parties, SPAC and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

SPAC HOLDER PARTIES:

ATAC SPONSOR LLC By: ATAC MANAGER LLC

By:	/s/ Zachary Wang
Name: Zachary Wang
Title: Manager

By:	/s/ Cathryn Chen
Name: Cathryn Chen
Title: Manager

By:	/s/ Yida Gao
Name: Yida Gao
Title: Manager

COMPANY:

DIH HOLDING US, INC.

By:	/s/ Jason Chen
Name: Jason Chen
Title: Chief Executive Officer

SPAC:

AURORA TECHNOLOGY ACQUISITION CORP.

By:	/s/ Zachary Wang
Name: Zachary Wang
Title: Chief Executive Officer

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Schedule I

SPAC Holder Party Subject Shares

SPAC Holder Party	Address	SPAC Class B Ordinary Shares	SPAC Warrants
ATAC Sponsor LLC	C/O AURORA TECHNOLOGY ACQUISITION CORP. 4 Embarcadero Center, Suite 1449, San Francisco, CA 94105	5,050,000	6,470,000

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Annex G

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”), dated as of February     , 2023, is being entered into by and among the persons set forth on Schedule I hereto (each, a “Company Stockholder” and, collectively, the “Company Stockholders”), Aurora Technology Acquisition Corp., a Cayman Islands exempted company (“SPAC”), and DIH Holding US, Inc., a Nevada corporation, together with its subsidiaries, affiliates and divisions (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of Company Common Stock as are indicated opposite each of their names on Schedule I (all such shares of Company Common Stock, together with any shares of Company Common Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney)) is hereafter acquired by any such Company Stockholder during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and Aurora Technology Merger Sub Corp., a Nevada corporation and a direct, wholly-owned subsidiary of SPAC (“Merger Sub”), have entered into that certain Business Combination Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, on the terms and conditions set forth therein, among other transactions, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of SPAC; and

WHEREAS, as an inducement to SPAC and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

STOCKHOLDER SUPPORT AGREEMENT; COVENANTS AGREEMENT

1.1. Binding Effect of Business Combination Agreement. Each Company Stockholder hereby acknowledges that he, she or it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with his, her or its tax and legal advisors. Each Company Stockholder shall be bound by and comply with Sections 8.13 (Exclusivity) in respect of Company Acquisition Proposals and 8.09 (Public Announcements) of the Business Combination

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Agreement (and any relevant definitions contained in any such Sections) as if (a) such Company Stockholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 8.13 of the Business Combination Agreement also referred to each such Company Stockholder.

1.2. No Transfer. Except pursuant to the terms of the Reorganization, during the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.01 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), each Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase (or Lien on), deposit into a voting trust or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

1.3. New Shares. In the event that (a) any Subject Shares are issued to a Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split or sub-division, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares after the date of this Agreement (including pursuant to the exercise of any option or other applicable equity award), or (c) a Company Stockholder acquires the right to vote or share in the voting of any Subject Shares after the date of this Agreement (collectively, the “New Securities”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.

1.4. Company Stockholder Agreements.

(a) Hereafter until the Expiration Time, each Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in connection with or as contemplated by the Business Combination Agreement or the transactions contemplated thereby (which written consent shall be delivered as promptly as reasonably practicable, and in any event within two (2) Business Days following the date that the Registration Statement (as contemplated by the Business Combination Agreement) becomes effective), such Company Stockholder shall, if a meeting is held, appear at the meeting (or any adjournment or postponement thereof), in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):

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(i) to approve and adopt the Business Combination Agreement, the Ancillary Agreements to which the Company or SPAC is or will be a party and the transactions contemplated thereby, including the Merger, and any other matters necessary or reasonably requested by the Company or SPAC for the consummation thereof;

(ii) in any other circumstances upon which a consent, waiver or other approval may be required under agreement binding the Company in order to implement the Business Combination Agreement or any Ancillary Agreement or any of the transactions contemplated thereby, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of the Subject Shares held by such Company Stockholder in favor thereof;

(iii) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or SPAC (other than the Business Combination Agreement and the transactions contemplated thereby, including the Merger), including any Company Acquisition Proposal; and

(iv) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company or SPAC under the Business Combination Agreement or any Ancillary Agreement or (C) result in any of the conditions set forth in Article 9 of the Business Combination Agreement not being fulfilled.

(b) Each Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the provisions of Section1.4(a) of this Agreement.

1.5. Further Assurances. Each Company Stockholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) to effect the actions required to consummate the Merger and the other transactions contemplated by this Agreement and the Business Combination Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.6. No Inconsistent Agreement. Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Stockholder’s obligations hereunder.

1.7. No Challenges. Each Company Stockholder agrees not to (a) exercise any appraisal rights or any dissenters’ rights that such Company Stockholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Merger, or (b) voluntarily commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Company or Merger Sub or any of their respective successors, directors, sponsors or managers, (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any

3

fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement or any of the Ancillary Agreements (including this Agreement) or the Merger. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Company Stockholder from enforcing such Company Stockholder’s rights under the Business Combination Agreement, this Agreement and the other Ancillary Agreements.

1.8. Consent to Disclosure. Each Company Stockholder hereby consents to the publication and disclosure of such Company Stockholder’s identity and beneficial ownership of Subject Shares in the Registration Statement and any other documents or communications filed with the SEC or provided by SPAC or the Company to any Governmental Authority or to securityholders of the Company or SPAC. Each Company Stockholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

1.9. No Agreement as Director or Officer. Notwithstanding anything to the contrary herein, each Company Stockholder is entering into this Agreement solely in the Company Stockholder’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate of the Company Stockholder, solely in his or her capacity as a director or officer of the Company or other fiduciary capacity for the Company Stockholders.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of the Company Stockholders. Each Company Stockholder represents and warrants as of the date hereof to SPAC and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:

(a) Organization; Due Authorization. If such Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Stockholder. If such Company Stockholder is an individual, such Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder.

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(b) Ownership. Such Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens (a) pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws or (b) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Company Stockholder to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the Business Combination Agreement. Such Subject Shares of such Company Stockholder are the only shares of Company Common Stock owned of record or beneficially by such Company Stockholder on the date of this Agreement, and none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. Other than as set forth opposite such Company Stockholder’s name on Schedule I, such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of his, her or its obligations hereunder will not, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Company Stockholder or such Company Stockholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Company Stockholder, or to the knowledge of such Company Stockholder threatened against such Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

(e) Adequate Information. Such Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of the Company and SPAC to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon the Company or SPAC and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that the Company and SPAC have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.

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(f) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Company Stockholder, for which the Company or any of its Affiliates (including SPAC) may become liable.

(g) Acknowledgment. Such Company Stockholder understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement.

2.2. No Other Representations or Warranties. Except for the representations and warranties made by each Company Stockholder in this ARTICLE 2, no Company Stockholder makes any express or implied representation or warranty to SPAC in connection with this Agreement or the transactions contemplated by this Agreement, and each Company Stockholder expressly disclaims any such other representations or warranties.

ARTICLE 3

MISCELLANEOUS

3.1. Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of the Company, SPAC and each Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE 3 shall survive the termination of this Agreement.

3.2. Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as

6

provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

3.3. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

3.4. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 3.4 shall be void.

3.5. Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages, and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (a) the other parties hereto have an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

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3.6. Amendment; Waiver.

(a) This Agreement may not be amended, modified or terminated (other than as provided in Section 3.1), except upon a written agreement executed and delivered by the Company, SPAC and each of the Company Stockholders. Any waiver of any breach of this Agreement extended by SPAC and the Company to a Company Stockholder shall not be construed as a waiver of any rights or remedies of SPAC or the Company with respect to any other Company Stockholder or with respect to any subsequent breach of such Company Stockholder or any other such Company Stockholder. Any waiver of any provisions hereof by any party to this Agreement shall not be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

(b) Notwithstanding the foregoing, Schedule I hereto may be amended by the Company from time to time to add transferees of any Subject Shares in compliance with the terms of this Agreement without the consent of the other parties.

3.7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, then all other provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

3.8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.8):

(a)	if to SPAC or Merger Sub:

Aurora Technology Acquisition Corp.

4 Embarcadero Center

Suite 1449

San Francisco, CA 94105

Attention: Zachary Wang

Email: zachary@ascaninvestments.com

with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz, Esq.

Email: ilan.katz@dentons.com

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(b)	if to the Company:

DIH Holding US, Inc.

77 Accord Park Drive; Suite D-1

Norwell, MA 02061

Attn: Jason Chen

Email: Jason.Chen@dih.com

with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY

Attention: Mitchell Nussbaum

Email: mnussbaum@loeb.com

(c)	If to a Company Stockholder:

To such Company Stockholder’s address set forth in Schedule I.

3.9. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.10. Several Liability. The liability of any Company Stockholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Company Stockholder be liable for any other Company Stockholder’s breach of such other Company Stockholder’s representations, warranties, covenants, or agreements contained in this Agreement.

3.11. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior understandings, agreements, representations or other arrangements, both written and oral, by or among the parties hereto with respect to the subject matter hereof.

3.12. Trust Account Waiver. Each of the Company Stockholders and the Company, on behalf of themselves and each of their respective subsidiaries, and each of their respective agents, representatives and any other person or entity acting on its and their behalf (collectively, “Related Parties”), hereby acknowledges that SPAC has established a trust account (the “Trust Account”) to hold the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (in each case, including any interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders and certain other parties. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company

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IN WITNESS WHEREOF, the Company Stockholders, SPAC and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

DIH TECHNOLOGY LIMITED

By:	/s/ Jason Chen
Name:	Jason Chen
Title:	Chief Executive Officer

/s/ Jason Chen
Jason Chen

COMPANY:

DIH HOLDING US, INC.

By:	/s/ Jason Chen
Name:	Jason Chen
Title:	Chief Executive Officer

SPAC:

AURORA TECHNOLOGY ACQUISITION CORP.

By:	/s/ Zachary Wang
Name:	Zachary Wang
Title:	Chief Executive Officer

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Schedule I

Company Stockholder Subject Shares

Company Stockholder	Address	Common Stock	Options

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Annex H

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of __, 2023, is made and entered into by and among, (i) Aurora Technology Acquisition Corp., a Delaware corporation (formerly a Cayman Islands exempted company) (the “Company”), (ii) ATAC Sponsor LLC, a Delaware limited liability company, the sponsor of the Company (the “Sponsor”), (iii) Maxim Group LLC (the “Representative”), (iv) the Sponsor equityholders as set forth on Exhibit A hereto (the “Sponsor Equityholders”), (v) certain equityholders designated on Exhibit B hereto (the “Eligible Equityholders”) and (vi) any other parties listed on the signature pages hereto and any other person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, (each of the Sponsor, Representative, Sponsor Equityholders, Eligible Equityholders, and such other parties listed on the signature page hereto or become a party to this Agreement, individually a “Holder”, and collectively the “Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the BCA (as defined below).

RECITALS

WHEREAS, the Company, certain Holders and the Sponsor are parties to that certain Registration Rights Agreement, dated as of February 7, 2022 (the “Prior Agreement”);

WHEREAS, the Company, Aurora Technology Merger Sub Corp., a Nevada corporation (“Merger Sub”), and DIH Holding US, Inc., a Nevada corporation (“DIH”) are party to that certain Business Combination Agreement, dated as of February ___, 2023 (as amended or restated from time to time, the “BCA”), pursuant to which, on the date hereof, Merger Sub merged (the “Merger”) with and into DIH, with DIH surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to Section 5.5 of the Prior Agreement, no amendment, modification or termination of the Prior Agreement shall be binding upon any party unless executed in writing by such party; and

WHEREAS, in connection with the consummation of the Merger, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement, effective as of the Closing.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall mean any transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the Board or to direct the operations of the Company.

“Class A Common Stock” shall mean the Company’s Class A Common Stock, par value $0.0001 per share.

“Class B Common Stock” shall mean the Company’s Class B Common Stock, par value $0.0001 per share.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the Class A Common Stock and Class B Common Stock.

“Earnout Shares” shall have the meaning ascribed to such term in the BCA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall mean a registration statement on Form S-1 or any similar long-form registration statement that may be available at such time.

“Form S-3” shall mean a registration statement on Form S-3 or any similar short form registration statement that may be available at such time, and if the Company is a WKSI, such Form S-3 may be an Automatic Shelf Registration Statement.

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“Founder Shares” shall mean the 5,050,000 shares of Class B Common Stock, issued to the Company’s initial shareholders prior to the Company’s initial public offering.

“Holders” shall have the meaning given in the Preamble, for so long as such person or entity holds any Registrable Securities.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period under this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Private Placement Warrants” shall mean the 6,470,000 warrants issued by the Company in a private placement offering, simultaneously with the consummation of the Company’s initial public offering, with each two warrants entitling the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share.

“Private Placement Warrant Shares” shall mean the 3,235,000 shares of Class A Common Stock underlying the Private Placement Warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean the (a) the Earnout Shares, (b) the Founder Shares and the shares of Common Stock issued or issuable upon the conversion of any Founder Shares, (c) the Private Placement Warrants and the Private Placement Warrant Shares, (d) the Working Capital Warrants and any shares of Common Stock issued or issuable upon the exercise of the Working Capital Warrants (e) the Representative’s Shares, and (f) any outstanding share of the Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, and (f) any other equity security of the Company issued or issuable with respect to any such share of the Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred (other than to a Permitted Transferee), new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding;

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(D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $[50,000] without the prior written consent of the Company).

“Registration Statement” shall mean any registration statement filed by the Company with the Commission that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representative Shares” shall mean the 303,000 shares of Class A Common Stock issued to the Representative upon consummation of the Company’s initial public offering.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf (each as defined in Section 2.1.1 of this Agreement) or any subsequent Shelf Registration.

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“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Sponsor” shall mean ATAC Sponsor LLC, a Delaware limited liability company.

“Transfer” shall mean the (a) the sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“WKSI” shall mean a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.

“Working Capital Warrants” shall mean any warrants issued in payment for working capital loans from the Sponsor to the Company.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Filing. The Company shall as soon as reasonably practicable, but in any event within forty-five (45) calendar days after the Closing Date, use commercially reasonable efforts to file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) covering, subject to Section 3.4, the public resale of all of the Registrable Securities owned by (i) the Sponsor, (ii) the Sponsor Equityholders, and (iii) the Eligible Equityholders, (collectively, the “Eligible Holders”) (determined as of two (2) business days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to cause such Form S-1 Shelf to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) the 90th calendar day (or as soon as reasonably practicable if the Commission notifies the Company that it will “review” the Registration Statement) following the Closing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Form S-1 Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The

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Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Following the filing of a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 (the “Form S-3 Shelf”) as soon as reasonably practicable after the Company is eligible to use Form S-3. As soon as reasonably practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1.1, the Company shall notify the Holders of the effectiveness of such Registration Statement. The Company’s obligation under this Section 2.1.1 shall, for the avoidance of doubt be subject to Section 3.4 hereto.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a WKSI at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. The Company’s obligation under this Section 2.1.2 shall, for the avoidance of doubt be subject to Section 3.4 hereto.

2.1.3 Requests for Underwritten Shelf Takedowns. Following the expiration of the Lock-Up Period (as defined in Section 4.1 of this Agreement), at any time and from time to time when an effective Shelf is on file with the Commission, (i) Holders of at least a majority in interest of the then outstanding number of Registrable Securities held collectively by the Sponsor or the Sponsor Equityholders (the “Demanding Sponsor Holders”), or (ii) Holders of at least a majority in interest of the then outstanding number of Registrable Securities held collectively by the Eligible Equityholders (the “Eligible Equityholder Demanding Holders” and together with the Demanding Sponsor Holders, collectively the “Demanding Holders”, and each individually, a “Demanding Holder”) may request to sell all or any portion of their Registrable Securities in an

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Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s), either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $[__] million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Offering. Subject to Section 2.3.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Demanding Holder, may demand not more than two (2) Underwritten Offerings pursuant to this Section 2.1.3 in any 12-month period. Notwithstanding anything to the contrary in this Agreement, the Company may affect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and Holders requesting piggyback rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

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2.1.5 Withdrawal. Prior to the pricing of an Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating such Underwritten Offering shall have the right to withdraw from a Registration pursuant to such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering; provided that the Eligible Holders may elect to have the Company continue an Underwritten Offering if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Offering by the Eligible Holders. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of Section 2.1.3, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Offering or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering); provided that, if the Eligible Holders elect to continue an Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by the Sponsor or the Eligible Holders, as applicable for purposes of Section 2.1.3. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1.5, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (v) for a dividend reinvestment plan, or (vi) for a Block Trade, then the Company shall give written notice of such proposed filing to all of the Eligible Holders of Registrable Securities as soon as practicable but not less than ten (10) calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Eligible Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Eligible Holders may request in writing within five (5) calendar days after receipt of such written notice (such Registration a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included

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in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Eligible Holders pursuant to this Section 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Eligible Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Eligible Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Eligible Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of stockholders of the Company other than the Eligible Holders of Registrable Securities, exceeds the Maximum Number of Securities, then:

(a) If the Registration or a registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or a registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Eligible Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, based on the respective number of Registrable Securities that each Eligible Holder has so requested to be included in such Registration or such registered offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggyback registration rights of stockholders of the Company other than the Eligible Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or a registered offering is pursuant to a request by persons or entities other than the Eligible Holders of Registrable Securities, then the Company shall include in any such Registration or a registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Eligible Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their

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rights to register their Registrable Securities pursuant to Section 2.2.1, Pro Rata, based on the respective number of Registrable Securities that each Eligible Holder has so requested to be included in such Registration or such registered offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Eligible Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is pursuant to a request by Eligible Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.4.

2.2.3 Piggyback Registration Withdrawal. Any Eligible Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.5) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon the Underwritten Shelf Takedown in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Underwritten Shelf Takedown effected under Section 2.1 hereof.

2.3 Block Trades.

2.3.1 Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in a Block Trade, (x) with a total offering price reasonably expected to exceed $[75] million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade at least five

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(5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.3.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.3.2.

2.3.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.3.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.3.5 The Eligible Holders may each demand no more than one (1) Block Trade pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.3 hereof.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) calendar days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) calendar days after the effective date of, a Company initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than ninety (90) consecutive days; or more than one hundred and twenty (120) total calendar days, in each case, during any 12-month period.

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ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission within the time frame required by Section 2.1.1 (to the extent applicable) a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective, until all Registrable Securities covered by such Registration Statement have been sold or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by (i) the Sponsor or any Holder holding at least 5% of the Registrable Securities or (ii) any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 at least five (5) days prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) and provided further, the Company shall provide each Holder and their legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall consider in good faith any comments provided by such Holder or their legal counsel;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended

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plan of distribution) may request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its commercially reasonable efforts to cause all Registrable Securities included in any Registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 [reserved]

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of an Underwritten Offering, a Block Trade, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the cases to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriters to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

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3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration in customary form and covering such matters of the type customarily covered by “comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agents, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $[____], use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

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3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that each Holder shall bear, with respect to such Holder’s Registrable Securities being sold, all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information (as defined in Section 5.1.2), the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) consecutive days, during any 12-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. The Company shall as promptly as reasonably practicable notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

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3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Section 4(a)(1) of the Securities Act or Rule 144 promulgated under the Securities Act (or any successor rule then in effect), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

LOCK-UP

4.1 Lock-up.

4.1.1 Except as permitted by Section 4.2, an Eligible Holder (each, a “Lock-up Party”) shall not Transfer any shares of Common Stock or any security convertible into or exercisable or exchanged for Common Stock beneficially owned or owned of record by such Holder (the “Lock-up”) until the date that is the earlier of (i) one year from the date hereof or (ii) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Lock-up Period”).

4.2 Exceptions. The provisions of Section 4.1 shall not apply to:

4.2.1 transactions relating to shares of Common Stock or warrants acquired in open market transactions;

4.2.2 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift or charitable contribution;

4.2.3 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to a trust, family limited partnership or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of a Holder or any other person with whom a Holder has a relationship by blood, marriage or adoption not more remote than first cousin and Transfers to any such family member;

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4.2.4 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock by will or intestate succession or the laws of descent and distributions upon the death of a Holder (it being understood and agreed that the appointment of one or more executors, administrators or personal representatives of the estate of a Holder shall not be deemed a Transfer hereunder to the extent that such executors, administrators and/or personal representatives comply with the terms of this Article IV on behalf of such estate);

4.2.5 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

4.2.6 if a Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with a Holder (including, for the avoidance of doubt, where such Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (ii) Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as part of a dividend, distribution, transfer or other disposition of shares of Common Stock to partners, limited liability company members, direct or indirect stockholders or other equity holders of a Holder, including, for the avoidance of doubt, where such Holder is a partnership, to its general partner or a successor partnership, fund or investment vehicle, or any other partnerships, funds or investment vehicles controlled or managed by such partnership;

4.2.7 if the Holder is a trust, Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to a trustor or beneficiary of such trust or to the estate of a beneficiary of such trust;

4.2.8 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to the Company’s or the Holder’s officers, directors, members, consultants or their affiliates;

4.2.9 pledges of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

4.2.10 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a bona fide third-party tender offer, merger, asset acquisition, stock sale, recapitalization, consolidation, business combination or other transaction or series of related transactions involving a Change in Control of the Company, provided that in the event that such tender offer, merger, asset acquisition, stock sale, recapitalization, consolidation, business combination or other such transaction is not completed, the securities subject to this Agreement shall remain subject to this Agreement;

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4.2.11 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to the Company in connection with the liquidation or dissolution of the Company by virtue of the laws of the state of the Company’s organization and the Company’s organizational documents;

4.2.12 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the Transfer of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period; and

4.2.13 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to satisfy any U.S. federal, state, or local income tax obligations of the Lock-up Party (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction;

PROVIDED, THAT IN THE CASE OF ANY TRANSFER OR DISTRIBUTION PURSUANT TO SECTIONS 4.2.2 THROUGH 4.2.8 AND 4.2.13, EACH DONEE, DISTRIBUTEE OR OTHER TRANSFEREE SHALL AGREE IN WRITING, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO BE BOUND BY THE PROVISIONS OF THIS AGREEMENT.

4.3 Null and Void. If any Transfer of shares of Common Stock prior to the end of the Lock-up Period is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Common Stock as one of its equityholders for any purpose.

4.4 Legend. During the Lock-up Period, each certificate evidencing any Common Stock shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, DATED AS OF NOVEMBER 10, 2022 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT.”

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Promptly upon the expiration of the Lock-up Period, the Company shall use commercially reasonable efforts to cause the removal of such legend and, if determined appropriate by the Company, any restrictive legend related to compliance with the federal securities laws from the certificates evidencing the Common Stock.

ARTICLE V

INDEMNIFICATION AND CONTRIBUTION

5.1 Indemnification.

5.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation actual, reasonable and documented attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

5.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation actual, reasonable and documented attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) the Holder Information; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

5.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying

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party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

5.1.5 If the indemnification provided under Section 5.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by such indemnified party or indemnifying party; provided, however, that the liability of any Holder under this Section 5.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 5.1.1, 5.1.2 and 5.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution

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pursuant to this Section 5.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 5.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows, or to such other address as a party shall specify to the others in accordance with this Section 6.1: if to the Company, to: DIH Holding US, Inc., 77 Accord Park Drive, Suite D-1, Norwell, MA 02061, Attn: Jason Chen, email: jason.chen@dih.com, with a copy to Loeb & Loeb LLP, 345 Park Avenue, New York, NY10154 , Attn: Mitchell Nussbaum, Esq.; and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided that with respect to the Eligible Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that the Sponsor Equityholders shall be permitted to transfer their rights hereunder as the Sponsor Equityholders to one or more of their respective affiliates or any direct or indirect partners, members or equity holders of the Sponsor Equityholders (it being understood that no such transfer shall reduce any rights of the Sponsor Equityholders or such transferees).

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 hereof.

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6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

6.4 Governing Law; Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.4.

6.5 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

6.6 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between

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any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person or entity. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. This Agreement supersedes, and amends and restates in its entirety, the Prior Agreement.

6.8 Term. Following the Closing Date, this Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement, (ii) the date as of which all of the Registrable Securities have been sold or disposed of or (iii) with respect to any particular Holder, on the date such Holder no longer holds Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Amended and Restated Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

Aurora Technology Acquisition Corp. a Delaware corporation

By:
Name: Zachary Wang
Title: Chief Executive Officer

HOLDERS:

ATAC Sponsor LLC a Delaware limited liability company

By:
Name: Zachary Wang
Title: Manager

MAXIM GROUP LLC,

By:
Name:
Title:

[Signature pages continue]

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER [HOLDER]

By:
Print Name:
Title (if applicable):

[Signature Page to Registration Rights Agreement]

EXHIBIT A

Sponsor Equityholders

EXHIBIT B

Eligible Equityholders

Annex I

DIH HOLDING US, INC.
EQUITY INCENTIVE PLAN

Article I
PURPOSE

The purpose of this DIH Holding US, Inc. Equity Incentive Plan (the “Plan”) is to benefit DIH Holding US, Inc., a Nevada corporation (the “Company”) and its stockholders, by assisting the Company and its subsidiaries to attract, retain and provide incentives to key management employees, directors, and consultants of the Company and its Affiliates, and to align the interests of such service providers with those of the Company’s stockholders. Accordingly, the Plan provides for the granting of Non-qualified Stock Options, Incentive Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, Performance Stock Awards, Performance Unit Awards, Unrestricted Stock Awards, Distribution Equivalent Rights or any combination of the foregoing.

Article II
DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

2.1 “Affiliate” shall mean (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise..

2.2 “Award” shall mean, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Performance Unit Award, Stock Appreciation Right, Distribution Equivalent Right or Unrestricted Stock Award.

2.3 “Award Agreement” shall mean a written agreement between the Company and the Holder with respect to an Award, setting forth the terms and conditions of the Award, as amended.

2.4 “Board” shall mean the Board of Directors of the Company.

2.5 “Base Value” shall have the meaning given to such term in Section 14.2.

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2.6 “Cause” shall mean (i) if the Holder is a party to an employment or service agreement with the Company or an Affiliate which agreement defines “Cause” (or a similar term), “Cause” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Cause” shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate, or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

2.7 “Change of Control” shall mean, except as otherwise provided in an Award Agreement, (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement defines “Change of Control” (or a similar term), “Change of Control” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

(a) Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b) The closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of the Shares immediately prior to the Business Combination have substantially the same proportionate ownership of the common stock or ordinary shares, as applicable, of the surviving corporation immediately after the Business Combination as immediately before;

(c) The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;

(d) The approval by the holders of shares of Shares of a plan of complete liquidation of the Company, other than a merger of the Company into any subsidiary or a liquidation as a result of which persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of common stock or ordinary shares, as applicable, of the surviving corporation immediately after such liquidation as immediately before; or

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(e) Within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraphs (a), (b), (c), or (d) of this definition).

Notwithstanding the foregoing, solely for the purpose of determining the timing of any payments pursuant to any Award constituting a “deferral of compensation” subject to Code Section 409A, a Change of Control shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations.

2.8 “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

2.9 “Committee” shall mean a committee comprised of two (2) or more members of the Board who are selected by the Board as provided in Section 4.1.

2.10 “Company” shall have the meaning given to such term in the introductory paragraph, including any successor thereto.

2.11 “Consultant” shall mean any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

2.12 “Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.

2.13 “Distribution Equivalent Right” shall mean an Award granted under Article XIII of the Plan which entitles the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the period the Holder held the Distribution Equivalent Right.

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2.14 “Distribution Equivalent Right Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Distribution Equivalent Right Award.

2.15 “Effective Date” shall mean [●], 2023.

2.16 “Employee” shall mean any employee, including any officer, of the Company or an Affiliate.

2.17 “Exchange Act” shall mean the United States of America Securities Exchange Act of 1934, as amended.

2.18 “Fair Market Value” shall mean, as of any date, the value of a share of Stock determined as follows:

(a) If the Stock is listed on any established stock exchange or a national market system, the per share closing sales price for shares of Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Stock will be the mean between the high bid and low asked per share prices for the Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c) In the absence of an established market for the Stock, the Fair Market Value will be determined in good faith by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose).

(d) Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.

2.19 “Family Member” of an individual shall mean any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

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2.20 “Holder” shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, who has acquired such Award in accordance with the terms of the Plan, as applicable.

2.21 “Incentive Stock Option” shall mean an Option which is designated by the Committee as an “incentive stock option” and conforms to the applicable provisions of Section 422 of the Code.

2.22 “Incumbent Director” shall mean, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.

2.23 “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

2.24 “Non-qualified Stock Option” shall mean an Option which is not designated by the Committee as an Incentive Stock Option.

2.25 “Option” shall mean an Award granted under Article VII of the Plan of an option to purchase Shares and shall include both Incentive Stock Options and Non-qualified Stock Options.

2.26 “Option Agreement” shall mean a written agreement between the Company and a Holder with respect to an Option.

2.27 “Performance Criteria” shall mean the criteria selected by the Committee for purposes of establishing the Performance Goal(s) for a Holder for a Performance Period.

2.28 “Performance Goals” shall mean, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria, which may be related to the performance of the Holder, the Company or an Affiliate.

2.29 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of the Performance Goals shall be measured for purposes of determining a Holder’s right to, and the payment of, a Performance Stock Award or a Performance Unit Award.

2.30 “Performance Stock Award” or “Performance Stock” shall mean an Award granted under Article XII of the Plan under which, upon the satisfaction of predetermined Performance Goals, Shares are paid to the Holder.

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2.31 “Performance Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Stock Award.

2.32 “Performance Unit Award” or “Performance Unit” shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined Performance Goals, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

2.33 “Performance Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Unit Award.

2.34 “Plan” shall mean this DIH Holding US, Inc.2023 Equity Incentive Plan, as amended from time to time, together with each of the Award Agreements utilized hereunder.

2.35 “Restricted Stock Award” and “Restricted Stock” shall mean an Award granted under Article VIII of the Plan of Shares, the transferability of which by the Holder is subject to Restrictions.

2.36 “Restricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.37 “Restricted Stock Unit Award” and “RSUs” shall refer to an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual service-related vesting requirements, a payment in cash or Shares shall be made to the Holder, based on the number of Units awarded to the Holder.

2.38 “Restricted Stock Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.39 “Restriction Period” shall mean the period of time for which Shares subject to a Restricted Stock Award shall be subject to Restrictions, as set forth in the applicable Restricted Stock Agreement.

2.40 “Restrictions” shall mean the forfeiture, transfer and/or other restrictions applicable to Shares awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Stock Award and set forth in a Restricted Stock Agreement.

2.41 “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

2.42 “Shares” or “Stock” shall mean the common stock of the Company, par value $0.001 per share.

2.43 “Stock Appreciation Right” or “SAR” shall mean an Award granted under Article XIV of the Plan of a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.

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2.44 “Stock Appreciation Right Agreement” shall mean a written agreement between the Company and a Holder with respect to a Stock Appreciation Right.

2.45 “Tandem Stock Appreciation Right” shall mean a Stock Appreciation Right granted in connection with a related Option, the exercise of some or all of which results in termination of the entitlement to purchase some or all of the Shares under the related Option, all as set forth in Article XIV.

2.46 “Ten Percent Stockholder” shall mean an Employee who, at the time an Option is granted to him or her, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

2.47 “Termination of Service” shall mean a termination of a Holder’s employment with, or status as a Director or Consultant of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death, except as provided in Section 6.4. In the event Termination of Service shall constitute a payment event with respect to any Award subject to Code Section 409A, Termination of Service shall only be deemed to occur upon a “separation from service” as such term is defined under Code Section 409A and applicable authorities.

2.48 “Total and Permanent Disability” of an individual shall mean the inability of such individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Section 22(e)(3) of the Code.

2.49 “Unit” shall mean a bookkeeping unit, which represents such monetary amount as shall be designated by the Committee in each Performance Unit Agreement, or represents one Share for purposes of each Restricted Stock Unit Award.

2.50 “Unrestricted Stock Award” shall mean an Award granted under Article IX of the Plan of Shares which are not subject to Restrictions.

2.51 “Unrestricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Stock Award.

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Article III
EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the Effective Date, provided that the Plan is approved by the stockholders of the Company within twelve (12) months of such date.

Article IV
ADMINISTRATION

4.1 Composition of Committee. The Plan shall be administered by the Committee, which shall be appointed by the Board. If necessary, in the Board’s discretion, to comply with Rule 16b-3 under the Exchange Act or relevant securities exchange or inter-dealer quotation service, the Committee shall consist solely of two (2) or more Directors who are each (i) “non-employee directors” within the meaning of Rule 16b-3 and (ii) “independent” for purposes of any applicable listing requirements;. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award.

4.2 Powers. Subject to the other provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to (i) determining which Employees, Directors or Consultants shall receive an Award, (ii) the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Committee), (iii) what type of Award shall be granted, (iv) the term of an Award, (v) the date or dates on which an Award vests, (vi) the form of any payment to be made pursuant to an Award, (vii) the terms and conditions of an Award (including the forfeiture of the Award, and/or any financial gain, if the Holder of the Award violates any applicable restrictive covenant thereof), (viii) the Restrictions under a Restricted Stock Award, (ix) the number of Shares which may be issued under an Award, (x) Performance Goals applicable to any Award and certification of the achievement of such goals, and (xi) the waiver of any Restrictions or Performance Goals, subject in all cases to compliance with applicable laws. In making such determinations the Committee may take into account the nature of the services rendered by the respective Employees, Directors and Consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee in its discretion may deem relevant.

4.3 Additional Powers. The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, to determine the terms, restrictions and provisions of each Award and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent the Committee shall deem necessary, appropriate or expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.

4.4 Committee Action. Subject to compliance with all applicable laws, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting. No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.

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Article V
SHARES SUBJECT TO PLAN AND LIMITATIONS THEREON

5.1 Authorized Shares. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to any adjustments as necessary pursuant to Article XV, the aggregate number of shares of Stock reserved and available for grant and issuance under the Plan is [●]1. In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Stock (either actually or by attestation) or by the withholding of Stock by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Stock (either actually or by attestation) or by the withholding of Stock by the Company, then in each such case the shares of Stock so tendered or withheld shall not be added back to the shares of Stock available for grant under the Plan. Only Shares underlying Awards under this Plan that are forfeited, canceled, or expire unexercised, shall be available again for issuance under the Plan.

5.2 Types of Shares. The Shares to be issued pursuant to the grant or exercise of an Award may consist of authorized but unissued Shares, Shares purchased on the open market or Shares previously issued and outstanding and reacquired by the Company.

5.3 Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 5.1, and subject to Article XV, the aggregate maximum number of shares of Stock that may be issued pursuant to the exercise of Incentive Stock Options is [●]2 shares.

5.4 [Non-Employee Director Compensation Limit. The maximum number of shares of Stock that may be subject to an Award granted under the Plan during any single fiscal year to any non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his service as a non-employee director (including service as a member or chair of any committee of the Board), shall not exceed [●] in total value (calculating the value of any such Award based on the Fair Market Value on the date of grant of such Award for financial reporting purposes).]3

1 Note to Company. This number shall be equal to 10% of the number of shares of common stock outstanding on a fully-diluted basis.

2 Note to Company. Typically equal to the initial share reserve.

3 Note to Company. To be determined whether to impose a limit on non-employee director compensation.

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Article VI
ELIGIBILITY AND TERMINATION OF SERVICE

6.1 Eligibility. Awards made under the Plan may be granted solely to individuals who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-qualified Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, an Unrestricted Stock Award, a Distribution Equivalent Right Award, a Performance Stock Award, a Performance Unit Award, a Stock Appreciation Right, a Tandem Stock Appreciation Right, or any combination thereof, and solely for Employees, an Incentive Stock Option.

6.2 Termination of Service. Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.3 or 6.4, the following terms and conditions shall apply with respect to a Holder’s Termination of Service with the Company or an Affiliate, as applicable:

(a) The Holder’s rights, if any, to exercise any then exercisable Options and/or Stock Appreciation Rights shall terminate:

(i) If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, ninety (90) days after the date of such Termination of Service;

(ii) If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such Termination of Service; or

(iii) If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Options and Stock Appreciation Rights. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for a different time period in the Award Agreement, or may extend the time period, following a Termination of Service, during which the Holder has the right to exercise any vested Non-qualified Stock Option or Stock Appreciation Right, which time period may not extend beyond the expiration date of the Award term.

(b) In the event of a Holder’s Termination of Service for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or Restricted Stock Unit Award, such Restricted Stock and/or RSUs shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or RSUs.

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6.3 Special Termination Rule. Except to the extent inconsistent with the terms of the applicable Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s employment with, or status as a Director of, the Company or an Affiliate shall terminate, and if, within ninety (90) days of such termination, such Holder shall become a Consultant, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Consultant for the entire period during which such Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment or Director status had terminated until such time as his or her Consultant status shall terminate, in which case his or her Award, as it may have been reduced in connection with the Holder’s becoming a Consultant, shall be treated pursuant to the provisions of Section 6.2, provided, however, that any such Award which is intended to be an Incentive Stock Option shall, upon the Holder’s no longer being an Employee, automatically convert to a Non-qualified Stock Option. Should a Holder’s status as a Consultant terminate, and if, within ninety (90) days of such termination, such Holder shall become an Employee or a Director, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee or a Director, as applicable, for the entire period during which such Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Consultant status had terminated until such time as his or her employment with the Company or an Affiliate, or his or her Director status, as applicable, shall terminate, in which case his or her Award shall be treated pursuant to the provisions of Section 6.2.

6.4 Termination of Service for Cause. Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, in the event of a Holder’s Termination of Service for Cause, all of such Holder’s then outstanding Awards shall expire immediately and be forfeited in their entirety upon such Termination of Service.

Article VII
OPTIONS

7.1 Option Period. The term of each Option shall be as specified in the Option Agreement; provided, however, that except as set forth in Section 7.3, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the option period.

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7.2 Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as specified in the Option Agreement

7.3 Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Stock Options that exceeds such threshold shall be treated as Non-qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Holder, will not constitute Incentive Stock Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Incentive Stock Option is granted, such Employee is a Ten Percent Stockholder, unless (i) at the time such Incentive Stock Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to the Incentive Stock Option, and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option shall be granted more than ten (10) years from the earlier of the Effective Date or date on which the Plan is approved by the Company’s stockholders. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.

7.4 Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the other provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Stock Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of Shares (plus cash if necessary) that have been owned by the Holder for at least six (6) months and having a Fair Market Value equal to such Option price, or such other forms or methods as the Committee may determine from time to time, in each case, subject to such rules and regulations as may be adopted by the Committee. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3, and 6.4, as applicable, specify the effect of Termination of Service on the exercisability of the Option. Moreover, without limiting the generality of the foregoing, a Non-qualified Stock Option Agreement may provide for a “cashless exercise” of the Option, in whole or in part, by (a) establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan as to all or a part of Shares to which he is entitled to receive upon exercise of the Option, pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the Shares from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company, or (b) reducing the number of Shares to be issued upon exercise of the Option by the number of such Shares having an aggregate Fair Market Value equal to the Option price (or portion thereof to be so paid) as of the date of the Option’s exercise. An Option Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Options, including but not limited to, upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

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7.5 Option Price and Payment. The price at which a Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of a Share on the date such Option is granted (or 110% of Fair Market Value for an Incentive Stock Option held by Ten Percent Stockholder, as provided in Section 7.3), and (ii) shall be subject to adjustment as provided in Article XV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Option Agreement, which manner, with the consent of the Committee, may include the withholding of Shares otherwise issuable in connection with the exercise of the Option. Separate share certificates shall be issued by the Company for those Shares acquired pursuant to the exercise of an Incentive Stock Option and for those Shares acquired pursuant to the exercise of a Non-qualified Stock Option.

7.6 Stockholder Rights and Privileges. The Holder of an Option shall be entitled to all the privileges and rights of a stockholder of the Company solely with respect to such Shares as have been purchased under the Option and for which share certificates have been registered in the Holder’s name.

7.7 Options and Rights in Substitution for Stock or Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees, Directors or Consultants as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock or shares of the employing entity with the result that such employing entity becomes an Affiliate. Any substitute Awards granted under this Plan shall not reduce the number of Shares authorized for grant under the Plan.

7.8 Prohibition Against Repricing. Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Article XV, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price under any outstanding Option or Stock Appreciation Right, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Stock Appreciation Rights previously granted.

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Article VIII
RESTRICTED STOCK AWARDS

8.1 Award. A Restricted Stock Award shall constitute an Award of Shares to the Holder as of the date of the Award which are subject to a “substantial risk of forfeiture” as defined under Section 83 of the Code during the specified Restriction Period. At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 8.2.

8.2 Terms and Conditions. At the time any Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Company shall cause the Shares to be issued in the name of Holder, either by book-entry registration or issuance of one or more stock certificates evidencing the Shares, which Shares or certificates shall be held by the Company or the stock transfer agent or brokerage service selected by the Company to provide services for the Plan. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order, and if any certificate is issued, such certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares. After any Shares vest, the Company shall deliver the vested Shares, in book-entry or certificated form in the Company’s sole discretion, registered in the name of Holder or his or her legal representatives, beneficiaries or heirs, as the case may be, less any Shares withheld to pay withholding taxes. If provided for under the Restricted Stock Agreement, the Holder shall have the right to vote Shares subject thereto and to enjoy all other stockholder rights, including the entitlement to receive dividends on the Shares during the Restriction Period. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Awards, including but not limited to accelerated vesting upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical. All Shares delivered to a Holder as part of a Restricted Stock Award shall be delivered and reported by the Company or the Affiliate, as applicable, to the Holder at the time of vesting.

8.3 Payment for Restricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to a Restricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

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Article IX
UNRESTRICTED STOCK AWARDS

9.1 Award. Shares may be awarded (or sold) to Employees, Directors or Consultants under the Plan which are not subject to Restrictions of any kind, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.

9.2 Terms and Conditions. At the time any Award is made under this Article IX, the Company and the Holder shall enter into an Unrestricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.

9.3 Payment for Unrestricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to an Unrestricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to an Unrestricted Stock Award, except to the extent otherwise required by law.

Article X
RESTRICTED STOCK UNIT AWARDS

10.1 Award. A Restricted Stock Unit Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified vesting schedule. At the time a Restricted Stock Unit Award is made, the Committee shall establish the vesting schedule applicable to such Award. Each Restricted Stock Unit Award may have a different vesting schedule, in the discretion of the Committee. A Restricted Stock Unit shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares prior to the time the Holder shall receive a distribution of Shares pursuant to Section 10.3.

10.2 Terms and Conditions. At the time any Award is made under this Article X, the Company and the Holder shall enter into a Restricted Stock Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Restricted Stock Unit Agreement shall set forth the individual service-based vesting requirement which the Holder would be required to satisfy before the Holder would become entitled to distribution pursuant to Section 10.3 and the number of Units awarded to the Holder. Such conditions shall be sufficient to constitute a “substantial risk of forfeiture” as such term is defined under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Unit Awards in the Restricted Stock Unit Agreement, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable vesting period. The terms and conditions of the respective Restricted Stock Unit Agreements need not be identical.

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10.3 Distributions of Shares. The Holder of a Restricted Stock Unit shall be entitled to receive Shares or a cash payment equal to the Fair Market Value of a Share, or one Share, as determined in the sole discretion of the Committee and as set forth in the Restricted Stock Unit Agreement, for each Restricted Stock Unit subject to such Restricted Stock Unit Award, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the Restricted Stock Unit first becomes vested (i.e., no longer subject to a “substantial risk of forfeiture”).

Article XI
PERFORMANCE UNIT AWARDS

11.1 Award. A Performance Unit Award shall constitute an Award under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) Performance Goals based on selected Performance Criteria, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder. At the time a Performance Unit Award is made, the Committee shall establish the Performance Period and applicable Performance Goals. Each Performance Unit Award may have different Performance Goals, in the discretion of the Committee. A Performance Unit Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares.

11.2 Terms and Conditions. At the time any Award is made under this Article XI, the Company and the Holder shall enter into a Performance Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Unit Agreement the Performance Period, Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 11.3, the number of Units awarded to the Holder and the dollar value or formula assigned to each such Unit. Such payment shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Unit Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable performance period. The terms and conditions of the respective Performance Unit Agreements need not be identical.

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11.3 Payments. The Holder of a Performance Unit shall be entitled to receive a cash payment equal to the dollar value assigned to such Unit under the applicable Performance Unit Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Performance Unit Agreement) the Performance Goals set forth in such Performance Unit Agreement. All payments shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.

Article XII
PERFORMANCE STOCK AWARDS

12.1 Award. A Performance Stock Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Performance Period subject to achievement of specified Performance Goals. At the time a Performance Stock Award is made, the Committee shall establish the Performance Period and applicable Performance Goals based on selected Performance Criteria. Each Performance Stock Award may have different Performance Goals, in the discretion of the Committee. A Performance Stock Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares unless and until the Holder shall receive a distribution of Shares pursuant to Section 12.3.

12.2 Terms and Conditions. At the time any Award is made under this Article XII, the Company and the Holder shall enter into a Performance Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Stock Agreement the Performance Period, selected Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of Shares pursuant to such Holder’s Performance Stock Award and the number of Shares subject to such Performance Stock Award. Such distribution shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. If such Performance Goals are achieved, the distribution of Shares (or the payment of cash, as determined in the sole discretion of the Committee), shall be made in accordance with Section 12.3, below. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Stock Awards, including, but not limited to, rules pertaining to the effect of the Holder’s Termination of Service prior to the expiration of the applicable performance period. The terms and conditions of the respective Performance Stock Agreements need not be identical.

12.3 Distributions of Shares. The Holder of a Performance Stock Award shall be entitled to receive a cash payment equal to the Fair Market Value of a Share, or one Share, as determined in the sole discretion of the Committee, for each Performance Stock Award subject to such Performance Stock Agreement, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.

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Article XIII
DISTRIBUTION EQUIVALENT RIGHTS

13.1 Award. A Distribution Equivalent Right shall entitle the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the specified period of the Award.

13.2 Terms and Conditions. At the time any Award is made under this Article XIII, the Company and the Holder shall enter into a Distribution Equivalent Rights Award Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Distribution Equivalent Rights Award Agreement the terms and conditions, if any, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional Shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such Award becomes vested, the distribution of such cash or Shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the Holder’s interest in the Award vests. Distribution Equivalent Rights Awards may be settled in cash or in Shares, as set forth in the applicable Distribution Equivalent Rights Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded in tandem with another Award (other than an Option or a SAR), whereby, if so awarded, such Distribution Equivalent Rights Award shall expire, terminate or be forfeited by the Holder, as applicable, under the same conditions as under such other Award.

13.3 Interest Equivalents. The Distribution Equivalent Rights Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest is credited and vested), at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement, on the amount of cash payable thereunder.

Article XIV
STOCK APPRECIATION RIGHTS

14.1 Award. A Stock Appreciation Right shall constitute a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.

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14.2 Terms and Conditions. At the time any Award is made under this Article XIV, the Company and the Holder shall enter into a Stock Appreciation Right Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Stock Appreciation Right Agreement the terms and conditions of the Stock Appreciation Right, including (i) the base value (the “Base Value”) for the Stock Appreciation Right, which shall be not less than the Fair Market Value of a Share on the date of grant of the Stock Appreciation Right, (ii) the number of Shares subject to the Stock Appreciation Right, (iii) the period during which the Stock Appreciation Right may be exercised; provided, however, that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant, and (iv) any other special rules and/or requirements which the Committee imposes upon the Stock Appreciation Right. Upon the exercise of some or all of the portion of a Stock Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of Shares having an equivalent Fair Market Value or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:

(a) The excess of (i) the Fair Market Value of a Share on the date of exercise, over (ii) the Base Value, multiplied by,

(b) The number of Shares with respect to which the Stock Appreciation Right is exercised.

14.3 Tandem Stock Appreciation Rights. If the Committee grants a Stock Appreciation Right which is intended to be a Tandem Stock Appreciation Right, the Tandem Stock Appreciation Right shall be granted at the same time as the related Option, and the following special rules shall apply:

(a) The Base Value shall be equal to or greater than the per Share exercise price under the related Option;

(b) The Tandem Stock Appreciation Right may be exercised for all or part of the Shares which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when a Share is purchased under the related Option, an equivalent portion of the related Tandem Stock Appreciation Right shall be canceled);

(c) The Tandem Stock Appreciation Right shall expire no later than the date of the expiration of the related Option;

(d) The value of the payment with respect to the Tandem Stock Appreciation Right may be no more than one hundred percent (100%) of the difference between the per Share exercise price under the related Option and the Fair Market Value of the Shares subject to the related Option at the time the Tandem Stock Appreciation Right is exercised, multiplied by the number of the Shares with respect to which the Tandem Stock Appreciation Right is exercised; and

(e) The Tandem Stock Appreciation Right may be exercised solely when the Fair Market Value of the Shares subject to the related Option exceeds the per Share exercise price under the related Option.

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Article XV
RECAPITALIZATION OR REORGANIZATION

15.1 Adjustments to Shares. The shares with respect to which Awards may be granted under the Plan are Shares as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of Shares underlying an Award theretofore granted, the Company shall effect a subdivision or consolidation of the Shares or the payment of an Share dividend on Shares without receipt of consideration by the Company, the number of Shares with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding Shares, shall be proportionately increased, and the purchase price per Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Shares, shall be proportionately reduced, and the purchase price per Share shall be proportionately increased. Notwithstanding the foregoing or any other provision of this Article XV, any adjustment made with respect to an Award (x) which is an Incentive Stock Option, shall comply with the requirements of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code, and (y) which is a Non-qualified Stock Option, shall comply with the requirements of Section 409A of the Code, and in no event shall any adjustment be made which would render any Non-qualified Stock Option granted under the Plan to become subject to Section 409A of the Code.

15.2 Recapitalization. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of Shares then covered by such Award, the number and class of shares and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of Shares then covered by such Award.

15.3 Other Events. In the event of changes to the outstanding Shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XV, any outstanding Awards and any Award Agreements evidencing such Awards shall be adjusted by the Board in its discretion in such manner as the Board shall deem equitable or appropriate taking into consideration the applicable accounting and tax consequences, as to the number and price of Shares or other consideration subject to such Awards. In the event of any adjustment pursuant to Sections 15.1, 15.2 or this Section 15.3, the aggregate number of Shares available under the Plan pursuant to Section 5.1 may be appropriately adjusted by the Board, the determination of which shall be conclusive. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award.

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15.4 Change of Control. The Committee may, in its sole discretion, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control, cause any Award either (i) to be canceled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per Share in the Change of Control over the per Share exercise, base or purchase price of such Award, which may be paid immediately or over the vesting schedule of the Award; (ii) to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation following such Change of Control; (iii) accelerate any time periods, or waive any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Holder whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee; (iv) to be purchased from a Holder whose employment has been terminated as a result of a Change of Control, upon the Holder’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or (v) terminate any then outstanding Award or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change. The number of Shares subject to any Award shall be rounded to the nearest whole number.

15.5 Powers Not Affected. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Shares or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

15.6 No Adjustment for Certain Awards. Except as hereinabove expressly provided, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of Shares subject to Awards theretofore granted or the purchase price per Share, if applicable.

Article XVI
AMENDMENT AND TERMINATION OF PLAN

The Plan shall continue in effect, unless sooner terminated pursuant to this Article XVI, until the tenth (10th) anniversary of the date on which it is adopted by the Board (except as to Awards outstanding on that date). The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 7.8 (repricing prohibitions) shall be made without stockholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Stock may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Holder or beneficiary (unless such change is required in order to exempt the Plan or any Award from Section 409A of the Code).

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Article XVII
MISCELLANEOUS

17.1 No Right to Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

17.2 No Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.

17.3 Other Laws; No Fractional Shares; Withholding. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award. Neither the Company nor its directors or officers shall have any obligation or liability to a Holder with respect to any Award (or Shares issuable thereunder) (i) that shall lapse because of such postponement, or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including but not limited to any failure to comply with the requirements of Section 409A of this Code. No fractional Shares shall be delivered, nor shall any cash in lieu of fractional Shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of Shares, no Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Shares (including Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.

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17.4 No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

17.5 Restrictions on Transfer. No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) where permitted under applicable tax rules, by gift to any Family Member of the Holder, subject to compliance with applicable laws. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 17.3 hereof.

17.6 Beneficiary Designations. Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

17.7 Rule 16b-3. It is intended that the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

17.8 Clawback Policy. All Awards (including on a retroactive basis) granted under the Plan are subject to the terms of any Company forfeiture, incentive compensation recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable laws, as well as any other policy of the Company that may apply to the Awards, such as anti-hedging or pledging policies, as they may be in effect from time to time. In particular, these policies and/or provisions shall include, without limitation, (i) any Company policy established to comply with applicable laws (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (ii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the shares of Stock or other securities are listed or quoted, and these requirements shall be deemed incorporated by reference into all outstanding Award Agreements.

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17.9 No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Holder to advise such Holder as to the time or manner of exercising any Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such Holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to any person.

17.10 Section 409A of the Code.

(a) Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Section 409A of the Code and the authoritative guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Section 409A of the Code.

(b) If a Holder is a “specified employee” (as such term is defined for purposes of Section 409A of the Code) at the time of his termination of service, no amount that is nonqualified deferred compensation subject to Section 409A of the Code and that becomes payable by reason of such termination of service shall be paid to the Holder (or in the event of the Holder’s death, the Holder’s representative or estate) before the earlier of  (x) the first business day after the date that is six months following the date of the Holder’s termination of service, and (y) within 30 days following the date of the Holder’s death. For purposes of Section 409A of the Code, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Section 409A of the Code, and references in the Plan and any Award Agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Section 409A of the Code, unless the applicable Award Agreement provides otherwise, such Award shall be payable upon the Holder’s “separation from service” within the meaning of Section 409A of the Code. If any Award is or becomes subject to Section 409A of the Code and if payment of such Award would be accelerated or otherwise triggered under a Change of Control, then the definition of Change of Control shall be deemed modified, only to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, to mean a “change in control event” as such term is defined for purposes of Section 409A of the Code.

(c) Any adjustments made pursuant to Article XV to Awards that are subject to Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code, and any adjustments made pursuant to Article XV to Awards that are not subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Section 409A of the Code or (y) comply with the requirements of Section 409A of the Code.

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17.11 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred thereby in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid thereby in settlement thereof, with the Company’s approval, or paid thereby in satisfaction of any judgment in any such action, suit, or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

17.12 Other Benefit Plans. No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

17.13 Limits of Liability. Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

17.14 Governing Law. Except as otherwise provided herein, the Plan shall be governed by and construed in accordance with the internal laws of the State of Nevada applicable to contracts made and performed wholly within the State of Nevada, without giving effect to the conflict of law provisions thereof.

17.15 Subplans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Holders within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Holders in any jurisdiction that is not affected.

17.16 Notification of Election Under Section 83(b) of the Code. If any Holder, in connection with the acquisition of Stock under an Award, makes the election permitted under Section 83(b) of the Code, if applicable, the Holder shall notify the Company of the election within ten days of filing notice of the election with the Internal Revenue Service.

17.17 Paperless Administration. If the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

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17.18 Broker-Assisted Sales. In the event of a broker-assisted sale of Stock in connection with the payment of amounts owed by a Holder under or with respect to the Plan or Awards: (a) any Stock to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) the Stock may be sold as part of a block trade with other Holders in the Plan in which all participants receive an average price; (c) the applicable Holder will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Holder agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of the sale that exceed the amount owed, the Company will pay the excess in cash to the applicable Holder as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for the sale at any particular price; and (f) if the proceeds of the sale are insufficient to satisfy the Holder’s applicable obligation, the Holder may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Holder’s obligation.

17.19 Data Privacy. As a condition for receiving any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 17.19 by and among the Company and its subsidiaries and Affiliates exclusively for implementing, administering and managing the Holder’s participation in the Plan. The Company and its subsidiaries and Affiliates may hold certain personal information about a Holder, including the Holder’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Stock held in the Company or its subsidiaries and Affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its subsidiaries and Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Holder’s participation in the Plan, and the Company and its subsidiaries and Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Holder authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Holder’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Holder may elect to deposit any Stock. The Data related to a Holder will be held only as long as necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data that the Company holds regarding the Holder, request additional information about the storage and processing of the Data regarding the Holder, recommend any necessary corrections to the Data regarding the Holder or refuse or withdraw the consents in this Section 17.19 in writing, without cost, by contacting the local human resources representative. The Company may cancel Holder’s ability to participate in the Plan and, in the Committee’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws the consents in this Section 17.19.

17.20 Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

17.21 No Funding. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award. Prior to receipt of Shares or a cash distribution pursuant to the terms of an Award, such Award shall represent an unfunded unsecured contractual obligation of the Company and the Holder shall have no greater claim to the Shares underlying such Award or any other assets of the Company or Affiliate than any other unsecured general creditor.

17.22 Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Governing Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Governing Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 21.	Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description of Exhibit
2.1†	Business Combination Agreement, dated as of February 26, 2023, by and among Aurora Technology Acquisition Corp., Aurora Technology Merger Sub Corp. and DIH Holding US, Inc. (included as Annex A to the proxy statement/prospectus).

3.1	Amended and Restated Memorandum and Articles of Association of Aurora Technology Acquisition Corp. (incorporated by reference to Exhibit 3.1 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed on February 8, 2022).

3.2	Amendment No. 1 to Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 6, 2023).

3.3	Form of Certificate of Incorporation of DIH Holding US, Inc., to become effective upon Domestication (included as Annex B to the proxy statement/prospectus).

3.4	Form of Bylaws of DIH Holding US, Inc., to become effective upon Domestication (included as Annex C to the proxy statement/prospectus).

3.5	Form of Amended and Restated Certificate of Incorporation of DIH Holding US, Inc., to become effective upon the Closing (included as Annex D to the proxy statement/prospectus).

3.6	Form of Amended and Restated Bylaws of DIH Holding US, Inc., to become effective upon the Closing (included as Annex E to the proxy statement/prospectus).

4.2	Specimen Unit Certificate of Aurora Technology Acquisition Corp. (incorporated by reference to Exhibit 4.1 of Aurora Technology Acquisition Corp.’s Registration Statement on Form S-1 (Registration No. 333-261753)).

4.3	Specimen Ordinary Share Certificate of Aurora Technology Acquisition Corp. (incorporated by reference to Exhibit 4.2 of Aurora Technology Acquisition Corp.’s Registration Statement on Form S-1 (Registration No. 333-261753)).

4.4	Specimen Warrant Certificate of Aurora Technology Acquisition Corp. (incorporated by reference to Exhibit 4.3 of Aurora Technology Acquisition Corp.’s Registration Statement on Form S-1 (Registration No. 333-261753)).

4.5	Specimen Rights Certificate of Aurora Technology Acquisition Corp. (incorporated by reference to Exhibit 4.4 of Aurora Technology Acquisition Corp.’s Registration Statement on Form S-1 (Registration No. 333-261753)).

4.6	Warrant Agreement dated February 7, 2022 between Continental Stock Transfer & Trust Company and Aurora Technology Acquisition Corp. (incorporated by reference to Exhibit 4.1 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed on February 8, 2022).

4.7	Rights Agreement dated January 11, 2022 between Continental Stock Transfer & Trust Company and Aurora Technology Acquisition Corp. (incorporated by reference to Exhibit 4.2 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed on February 8, 2022).

4.8	Specimen Class A Common Stock of DIH Holding US, Inc.*

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4.9	Specimen Warrant Certificate of DIH Holding US, Inc.*

5.1	Opinion of Dentons US LLP.*

10.1	Investment Management Trust Agreement dated February 7, 2022 between Continental Stock Transfer & Trust Company and Aurora Technology Acquisition Corp. (incorporated by reference to Exhibit 10.2 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed on February 8, 2022).

10.2	Amendment No. 1 to Investment Management Trust Agreement dated February 6, 2023 between Continental Stock Transfer & Trust Company and Aurora Technology Acquisition Corp.(incorporated by reference to Exhibit 10.1 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 6, 2023).

10.3	Registration Rights Agreement dated February 7, 2022 between Aurora Technology Acquisition Corp. and certain security holders (incorporated by reference to Exhibit 10.3 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed on February 8, 2022).

10.4	Administrative Services Agreement dated February 7, 2022 between Aurora Technology Acquisition Corp. and ATAC Sponsor LLC (incorporated by reference to Exhibit 10.6 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed on February 8, 2022).

10.5	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.5 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed on February 8, 2022).

10.6	Private Placement Warrants Purchase Agreement dated February 7, 2022 between Aurora Technology Acquisition Corp. and ATAC Sponsor LLC (incorporated by reference to Exhibit 10.4 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed on February 8, 2022).

10.7	Letter Agreement dated February 7, 2022 by and among Aurora Technology Acquisition Corp., its officers, its directors and ATAC Sponsor LLC (incorporated by reference to Exhibit 10.1 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed on February 8, 2022).

10.8	Promissory Note dated August 7, 2021, issued to ATAC Sponsor LLC (incorporated by reference to Exhibit 10.3 of Aurora Technology Acquisition Corp.’s Registration Statement on Form S-1 (Registration No. 333-261753)).

10.9	Subscription Agreement dated August 7, 2021, between Aurora Technology Acquisition Corp. and ATAC Sponsor LLC (incorporated by reference to Exhibit 10.5 of Aurora Technology Acquisition Corp.’s Registration Statement on Form S-1 (Registration No. 333-261753)).

10.10	Promissory Note to ATAC Sponsor LLC (incorporated by reference to Exhibit 10.1 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 8, 2023).

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10.11	Promissory Note to ATAC Sponsor LLC (incorporated by reference to Exhibit 10.2 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 8, 2023).

10.12	Promissory Note to ATAC Sponsor LLC (incorporated by reference to Exhibit 10.1 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on March 9, 2023).

10.13	Promissory Note to ATAC Sponsor LLC (incorporated by reference to Exhibit 10.1 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 7, 2023).

10.14	Sponsor Support Agreement, dated February 26, 2023, by and among Aurora Technology Acquisition Corp., ATAC Sponsor LLC, and certain shareholders (incorporated by reference to Exhibit 10.1 of the Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 27, 2023).

10.15	Stockholder Support Agreement, dated February 26, 2023, by and among Aurora Technology Acquisition Corp., DIH Holding US, Inc., Aurora Technology Acquisition Corp., and certain stockholders (incorporated by reference to Exhibit 10.2 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 27, 2023).

10.16	Form of Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.3 of Aurora Technology Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 27, 2023).

23.1	Consent of Dentons US LLP (included in Exhibit 5.1).*

23.2	Consent of Marcum LLP, independent registered public accounting firm of Aurora Technology Acquisition Corp.

23.3	Consent of EISNERAMPER LLP, independent registered public accounting firm of Aurora Technology Acquisition Corp.

23.4	Consent of BDO AG, independent registered public accounting firm of DIH Holding US, Inc.

24	Power of Attorney.*

99.1	Form of Preliminary Proxy Card.*

101.INS	Inline XBRL Instance Document.*

101.SCH	Inline XBRL Taxonomy Extension Schema Document.*

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.*

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.*

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.*

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).*

107	Filing Fees.

*	To be filed by amendment.
†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
§	Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(a)(6).

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Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(e)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 12th day of May, 2023.

AURORA TECHNOLOGY ACQUISITION CORP.

By:	/s/ Zachary Wang
Name:	Zachary Wang
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Zachary Wang, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Zachary Wang	Chief Executive Officer and Chairman (Principal Executive Officer)	May 12, 2023
Zachary Wang

/s/ Cathryn Chen	Chief Financial Officer and Co-Vice Chairwoman (Principal Financial and Accounting Officer)	May 12, 2023
Cathryn Chen

/s/ Yida Gao	Chief Operating Officer and Co-Vice Chairman	May 12, 2023
Yida Gao

/s/ James C. Woolery	Director	May 12, 2023
James C. Woolery

/s/ Sam Yam	Director	May 12, 2023
Sam Yam

/s/ Max Baucus	Director	May 12, 2023
Max Baucus

/s/ Paul Asquith	Director	May 12, 2023
Paul Asquith

/s/ Alec Hartman	Director	May 12, 2023
Alec Hartman

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